As filed with the U.S. Securities and Exchange Commission on January 30, 2025

Registration No. 333-283153

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

Amendment No. 2 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

Trailblazer Holdings, Inc.
(Exact name of registrant as specified in its charter)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

____________________

Delaware	6770	87-3710376
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No. )

____________________

510 Madison Avenue, Suite 1401
New York, NY 10022
Telephone: (212) 586-8224
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Arie Rabinowitz
Chief Executive Officer
510 Madison Avenue, Suite 1401
New York, NY 10022
Telephone: (212) 586-8224
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Mitchell S. Nussbaum, Esq. Alexandria Kane, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000	Dotan Barnea, Esq. John D. Hogoboom, Esq. Tracy F. Buffer, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Cyabra Strategy Ltd.	Israel	7372	N/A

____________

(1)      The Co-Registrant has the following principal executive office:

Cyabra Strategy Ltd.
13 Gershon Shatz
Tel Aviv 6997543
Israel

(2)      The agent for service for the Co-Registrant is:

Dan Brahmy

Chief Executive Officer
Cyabra Strategy Ltd.
1411 Broadway, 16th floor
New York, NY 10018

The information in this proxy statement/prospectus is not complete and may be amended. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JANUARY 30, 2025

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

PROXY STATEMENT FOR SPECIAL MEETING OF TRAILBLAZER MERGER CORPORATION I
AND

PROSPECTUS FOR

TRAILBLAZER HOLDINGS, INC.

On July 22, 2024, Trailblazer Merger Corporation I (“Trailblazer” or “Acquiror”), a Delaware corporation, entered into a merger agreement, by and among Trailblazer, Trailblazer Merger Sub, Ltd., an Israeli company and a direct, wholly owned subsidiary of Trailblazer (“Merger Sub”), Trailblazer Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Trailblazer (“Holdings”), and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra”) (as amended on November 11, 2024 and as it may be further amended and/or restated from time to time, the “Merger Agreement”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, (a) Trailblazer shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Parent Merger” and all references to Trailblazer subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger) and (b) Merger Sub shall merge with and into Cyabra, with Cyabra being the surviving entity (the “Acquisition Merger” and, together with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”), following which Merger Sub will cease to exist and Cyabra will become a wholly owned subsidiary of Holdings (the “Surviving Corporation”). In connection with the Business Combination, Holdings (at such stage, referred to herein as the “Combined Company”) will be renamed “Cyabra, Inc.”

At the effective time of the Parent Merger, (i) each then issued and outstanding share of Trailblazer Class A Common Stock, par value $0.0001 per share (the “Trailblazer Class A Common Stock”), shall convert automatically into one share of common stock of Holdings, $0.0001 par value per share (the “Holdings Common Stock”) and (ii) each then issued and outstanding right to acquire one tenth of one share of Trailblazer Class A Common Stock upon the consummation of an initial business combination (a “Trailblazer Right” or “Right”), shall convert automatically into one right to acquire one tenth of one share of Holdings Common Stock. The one share of Trailblazer Class B Common Stock issued and outstanding will automatically be canceled at the time of the Parent Merger.

At the effective time of the Acquisition Merger (the “Effective Time”), (i) each Cyabra ordinary share, NIS 0.01 par value per share (the “Cyabra Ordinary Shares”) issued and outstanding immediately prior to the Effective Time, in accordance with Cyabra’s Amended and Restated Articles of Association (the “Articles of Association”), shall be converted into the right to receive a number of shares of Holdings Common Stock equal to the quotient obtained by dividing (a) the Aggregate Merger Consideration by Cyabra’s outstanding shares, on a fully-diluted basis (the “Conversion Ratio”), (ii) each Cyabra Preferred Share issued and outstanding immediately prior to the Effective Time (other than the Series B Preferred Shares of Cyabra issued to the holders upon conversion of the 2024 Convertible Notes as described below) shall be converted into the right to receive a number of shares of Holdings Common Stock equal to (A) the Conversion Ratio multiplied by (B) the number of Cyabra Ordinary Shares issuable upon conversion of such Cyabra preferred shares as of immediately prior to the Effective Time, (iii) each Cyabra Option shall be exchanged for an equivalent award under the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan, as set forth in the Merger Agreement, (iv) each Cyabra Convertible Note shall be (A) treated in accordance with the terms of the relevant agreements governing such Cyabra Convertible Notes and (B) converted into Cyabra Preferred Shares or Cyabra Ordinary Shares, as applicable and (iii) each Cyabra Warrant shall be treated in accordance with the terms of the relevant agreements governing such Cyabra Warrants, provided that any Cyabra Warrants not so converted shall be assumed by Holdings. In addition, each holder of Series B Preferred Shares of Cyabra shall receive in consideration for the transfer of all of its Series B Preferred Shares of Cyabra to Holdings pursuant to the Merger Agreement (the “Preferred B Merger Consideration”), at such holder’s option, either (1) Holdings Common Stock or (2) a number of shares of Holdings Preferred Stock (as defined below) equal to the quotient obtained by dividing (x) the amount obtained by multiplying (i) such holder’s Series B Preferred Shares of Cyabra and (ii) the original issue price of such Series B Preferred Shares of Cyabra by (y) 1,000. Each share of Holdings Preferred Stock issued as Preferred B Merger Consideration shall (i) have a conversion price equal to the product of the conversion price of the Series B Preferred Shares of Cyabra multiplied by 1 divided by the Conversion Ratio (as defined in the Merger Agreement) and (ii) have a stated value equal to $1,000.

In addition to the base merger consideration, Cyabra shareholders and holders of Cyabra Options may also receive up to an aggregate of 3,000,000 shares of Holdings Common Stock in three equal installments (the “Earnout Shares”). The Earnout Shares will be issued to Cyabra shareholders and holders of Cyabra Options upon occurrence of certain triggering events (based on the achievement of certain price targets of Holdings Common Stock following the closing of the Business Combination (the “Closing”).

Pursuant to the Merger Agreement, upon the closing of the Business Combination, the Cyabra Key Employees (as defined below) will receive 400,000 shares of Holdings Common Stock in the aggregate pursuant to the 2025 Plan (as defined below).

In addition, the Merger Agreement provides that Trailblazer will enter into subscription agreements with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Common Stock in a private placement that will close concurrently with the closing of the Business Combination (the “PIPE Investment”). Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account (defined below) after redemption of the Trailblazer Common Stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra, entering into the Merger Agreement, Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”), an affiliate of Trailblazer Sponsor Group, LLC, a Delaware limited liability corporation (the “Sponsor”), provided Cyabra with a loan in an aggregate amount of $3.4 million in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”). Cyabra subsequently raised an additional $2.6 million (for a total of $6.0 million) from additional purchasers pursuant to the terms of the 2024 Convertible Notes.

Upon the closing of the Business Combination, subject to approval by Trailblazer’s stockholders and other customary closing conditions, Holdings will change its name to “Cyabra, Inc.” and is expected to list on The Nasdaq Stock Market, LLC (“Nasdaq”).

After careful consideration of the terms and conditions of the Merger Agreement, the board of directors of Trailblazer (the “Trailblazer Board”) has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Trailblazer and its stockholders. Roth Capital Partners, LLC has provided the Trailblazer Board with a fairness opinion which concluded that, as of the date of its opinion, and based on and subject to the assumptions, qualifications and other matters set forth therein, the Base Purchase Price (as defined in the opinion) to be paid by Trailblazer in the Business Combination is fair, from a financial point of view, to Trailblazer’s public shareholders. Trailblazer will hold a special meeting of stockholders in connection with the proposed Business Combination, which is referred to as the “Special Meeting.” The Trailblazer Board unanimously recommends that Trailblazer stockholders vote “FOR” each of the proposals to be considered at the Special Meeting.

Trailblazer is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly owned subsidiary of Trailblazer. At the Special Meeting, Trailblazer stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):

Proposal 1.    The Merger Proposal — to consider and vote on a proposal to adopt and approve the Merger Agreement, including the transactions contemplated thereby, including the Parent Merger and the Acquisition Merger. A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety.

Proposal 2.    The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed amended and restated certificate of incorporation of the Combined Company (the “Proposed Certificate of Incorporation”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Charter Amendment Proposal”).

Proposal 3.    The Governance Proposal — to consider and vote, on a non-binding advisory basis, on nine separate governance proposals relating to the following provisions in the Proposed Certificate of Incorporation and the proposed amended and restated bylaws of the Combined Company (the “Proposed Bylaws”) in the form attached hereto as Annex C (collectively the “Governance Proposal”):

Proposal 3A — to change the name of Holdings to “Cyabra, Inc.”;

Proposal 3B — to increase the number of authorized shares of capital stock by 54,000,000 shares, to an aggregate of 160,000,000 shares, consisting of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock;

Proposal 3C — to remove provisions that relate to the operation of Trailblazer as a special purpose acquisition corporation prior to the consummation of its initial business combination;

Proposal 3D — to amend the voting threshold for certain charter amendments;

Proposal 3E — to amend the voting threshold for any bylaws amendments;

Proposal 3F — to remove the liquidation provision and retain the default of perpetual existence under the DGCL;

Proposal 3G — to provide that any action taken by stockholders must be effected at an annual or special meeting of the stockholders and shall not be taken by consent in lieu of a meeting;

Proposal 3H — to provide that directors may be removed from office at any time but only for cause; and

Proposal 3I — to provide that special meetings of the stockholders may only be called by the Combined Company Board, the Chairperson of the Combined Company Board, the Chief Executive Officer or President.

Proposal 4.    The First Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of Holdings Common Stock pursuant to the Merger Agreement in an amount greater than 20% of the number of outstanding shares of Trailblazer Common Stock before such issuance and the resulting change in control in connection with the Business Combination (the “First Nasdaq Proposal”).

Proposal 5.    The Second Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of Holdings Common Stock in connection with the PIPE Investment (as defined below) upon the consummation of the Business Combination in an amount greater than 20% of the number of outstanding shares of Trailblazer Common Stock before such issuance (the “Second Nasdaq Proposal”).

Proposal 6.    The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan (the “2025 Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Incentive Plan Proposal”).

Proposal 7.    The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).

Pursuant to Trailblazer’s current amended and restated certificate of incorporation (the “Current Charter”), Trailblazer is providing its public stockholders with the opportunity to redeem, upon the Closing, shares of Trailblazer Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of Trailblazer initial public offering (the “Trailblazer IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $26.9 million on January 27, 2025, the estimated per share redemption price would have been approximately $11.30. Trailblazer public stockholders may elect to redeem their shares even if they vote for the Merger Proposal or do not vote at all and regardless of whether they are a holder of record on the record date. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, 20% or more of the shares of the Trailblazer Class A Common Stock, included in the units sold in the Trailblazer IPO consisting of one share of Trailblazer Class A Common Stock and a right to received one-tenth (1/10) of one share of Trailblazer Class A Common Stock upon the consummation of an initial business combination (the “Trailblazer Units” or “Units”). Holders of Trailblazer Rights and Units do not have redemption rights with respect to such securities in connection with the Business Combination.

Holders of outstanding Trailblazer Units must separate the Trailblazer Class A Common Stock underlying the Units sold in the Trailblazer IPO (the “Trailblazer Public Shares”) and Rights prior to exercising redemption rights with respect to the Trailblazer Public Shares. The holders of the outstanding shares of Trailblazer Class A Common Stock held by Trailblazer Sponsor Group, LLC, a Delaware limited liability corporation (the “Sponsor”), and Trailblazer’s directors since May 2022 (the “Initial Stockholders”) have agreed to waive their redemption rights with respect to any shares of Trailblazer Class A Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. No person was paid any consideration in exchange for these waivers. Currently, the Initial Stockholders own an aggregate amount of 47.1% of Trailblazer’s issued and outstanding shares of Trailblazer

Common Stock, including Trailblazer Common Stock underlying the 394,500 Units sold by Trailblazer at a price of $10.00 per Unit, in the private placement described in the Form S-1. The Initial Stockholders have agreed to vote any shares of Trailblazer Common Stock owned by them in favor of the Merger Proposal and the related transactions.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT TRAILBLAZER REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TRAILBLAZER’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

The following summarizes the pro forma ownership of the Common Stock of the Combined Company immediately following the Business Combination under two redemption scenarios.

	No Additional Redemptions(1)		Maximum Redemptions(2)
	Shares	%	Shares	%
Trailblazer Public Shareholders	2,379,616	20.4%	—	0.0%
Cyabra Equity holders	4,746,462	40.7%	4,746,462	48.0%
Sponsor	2,119,500	18.2%	2,119,500	21.4%
Preferred Stock(3)	1,186,382	10.2%	1,186,382	12.0%
Advisor Shares(4)	105,000	0.9%	105,000	1.1%
PIPE Investors	—	0.0%	600,000	6.1%
Key Employee Shares	400,000	3.4%	400,000	4.0%
Shares underlying Public Rights(5)	690,000	5.9%	690,000	7.0%
Shares underlying Private Rights(6)	39,450	0.3%	39,450	0.4%
Total Shares at Closing (excluding shares below)	11,666,410	100.00%	9,886,794	100.00%
Total Diluted Shares at Closing (including shares above)(7)	15,733,566		13,953,950

____________

(1)      Assumes that, after the redemption of 4,520,384 Public Shares in September 2024 (the “September Redemptions”), no Trailblazer Public Shareholders exercise their redemption rights to redeem their shares of Trailblazer Class A Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Assumes that all Trailblazer Public Shareholders, holding 2,379,616 shares of Trailblazer Class A Common Stock, will exercise their redemption rights for an aggregate payment of approximately $26.7 million (based on the estimated per-share redemption price of approximately $11.23 per share) from the Trust Account.

(3)      Assumes the issuance of approximately 1,186,382 shares of Holdings Common Stock representing the as-converted basis of 1,186,382 shares of Holdings Preferred Stock, of which 672,283 shares are issued to Alpha, an affiliate of the Sponsor, and 514,099 shares are issued to other investors, in connection with the 2024 Convertible Notes.

(4)      Pursuant to an advisory agreement entered into in September 2022 with LifeSci Capital LLC, further amended in March 2023.

(5)      Assumes the issuance of 690,000 shares of Trailblazer Class A Common Stock upon conversion of the Public Rights.

(6)      Assumes the issuance of 39,450 shares of Trailblazer Class A Common Stock upon conversion of the Private Rights (as defined below).

(7)      Diluted shares at Closing includes 4,067,156 shares representing outstanding Cyabra Warrants, Cyabra Options and Earnout Shares.

Compensation Received by the Sponsor

The Sponsor currently holds 2,119,499 shares of Trailblazer Class A Common Stock, including shares underlying the Private Units (as defined in the accompanying proxy statement/prospectus) and 1 share of Trailblazer Class B Common Stock. Upon the completion of the Business Combination, Sponsor and its affiliates shall hold a total of 2,158,950 shares of Combined Company Common Stock. The retention of shares by the Sponsor and the reimbursements payable to the Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming Trailblazer stockholders. See “Proposal No. 1 — The Merger Proposal — Ownership of the Combined Company Immediately After the Closing.”

Conflicts of Interest

Since the Sponsor, its affiliates, representatives and the Trailblazer officers and directors (the “Sponsor Related Parties”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Trailblazer Common Stock, a conflict of interest may exist in determining whether the Business Combination with Cyabra is appropriate. Such interests include that the Sponsor Related Parties will lose their entire investment in Trailblazer if Trailblazer does not complete a business combination. When you consider the recommendation of the Trailblazer Board in favor of approval of the Merger Proposal and the other proposals, you should keep in mind that the Sponsor Related Parties have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        unless Trailblazer consummates an initial business combination, the Sponsor and Trailblazer’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the Trailblazer IPO and private placement not deposited in the Trust Account. As of January 27, 2025, no such reimbursable out-of-pocket expenses have been incurred;

•        our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares (as defined in the accompanying proxy statement/prospectus) until six months after the completion of our initial business combination;

•        based on the difference in the purchase price of $25,000 (or approximately $0.01 per share) that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Public Unit (as defined below) sold in the Trailblazer IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the Public Units in the Trailblazer IPO and the public investors experience a negative rate of return following the closing of a business combination, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement;

•        the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.01 per share) for the 1,725,000 Founders Shares and such securities may have a value of approximately $19.1 million at the time of a business combination (based on a market price of $11.08 per share of Trailblazer Common Stock on January 27, 2025). Therefore, the Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement. Further, the Founder Shares have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that the Sponsor currently holds 394,500 Private Units, each unit consisting of one share of common stock and one-tenth (1/10) of one right to receive one share of common stock upon the consummation of an initial business combination, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $3,945,000 and which have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•        the fact that the Initial Stockholders currently hold an aggregate of 2,119,500 shares of Trailblazer Common Stock, including shares underlying Private Units. As of January 27, 2025, such shares had an aggregate market value of approximately $23.5 million and the Private Rights had an aggregate market value of approximately $94,680, based on a market price of $11.08 per share of Trailblazer Common Stock and a market price of $0.24 per Right on January 27, 2025, respectively;

•        the continued indemnification of Trailblazer’s executive officers and directors and the continuation of Trailblazer’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

•        the fact that the Sponsor and Trailblazer’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Merger Proposal and such Founder Shares will be worthless if no business combination is effected by Trailblazer during the Completion Window; and

•        the fact that certain officers and directors of Trailblazer have an economic interest in the 2,119,500 Founder Shares currently owned by Sponsor and purchased by the Sponsor in connection with the Trailblazer IPO as a result of their direct or indirect membership interests in the Sponsor, but do not beneficially own any Trailblazer Common Stock held by the Sponsor other than Joseph Hammer who may be deemed to beneficially own Trailblazer Common Stock owned by the Sponsor as manager of the Sponsor. The economic interest (or deemed economic interest) of these individuals in the 2,119,500 Founder Shares retained by the Sponsor is shown below:

Name and Title of Person	Number of Founder Shares (deemed)
Scott Burell, CFO	15,000
Olga Castells, Independent Director	10,000
Barak Avitbul, Independent Director	10,000
Patrick Donovan, Independent Director	12,500

In light of the foregoing, the Sponsor and Trailblazer’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cyabra rather than liquidate even if (i) Cyabra is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Trailblazer’s directors and executive officers who hold Founder Shares and/or Private Units may receive a positive return on the Founder Shares and Private Units even if Trailblazer’s public stockholders experience a negative return on their investment after consummation of the Business Combination. See “Risk Factors — Risks Related to Trailblazer and the Business Combination — Since the holders of Founder Shares, including our officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of our public stockholders, a conflict of interest may have existed in determining whether the Business Combination with Cyabra is appropriate as our initial business combination. Such interests include that such holders may lose their entire investment in us if our business combination is not completed.”

Each stockholder’s vote is very important. Whether or not you plan to participate in the Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the respective special meeting. Voting by proxy will not prevent a stockholder from voting at the Special Meeting if such stockholder subsequently chooses to participate in the meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 41.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated           , 2025, and is first being mailed to stockholders of Trailblazer on or about           , 2025.

Arie Rabinowitz
Chief Executive Officer
Trailblazer Merger Corporation I

          , 2025

Trailblazer Merger Corporation I
510 Madison Avenue, Suite 1401
New York, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF TRAILBLAZER MERGER CORPORATION I

To Be Held On             , 2025

To the Stockholders of Trailblazer Merger Corporation I:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Trailblazer Merger Corporation I, a Delaware corporation (“Trailblazer,” “Acquiror,” “we,” “our” or “us”), will be held on         , 2025, at 10:00 a.m., Eastern time, via live webcast at the following address     . You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Trailblazer recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting for the following purposes:

At the Special Meeting, Trailblazer stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):

Proposal 1.    The Merger Proposal — to consider and vote on a proposal to adopt and approve the merger agreement, by and among Trailblazer, Trailblazer Merger Sub, Ltd., an Israeli company and a direct, wholly owned subsidiary of Trailblazer (“Merger Sub”), Trailblazer Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Trailblazer (“Holdings”), and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra”) (as amended on November 11, 2024 and as it may be further amended and/or restated from time to time, the “Merger Agreement”), pursuant to which, among other things and upon the terms and subject to the conditions thereof, (a) Trailblazer shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Parent Merger” and all references to Trailblazer subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger) and (b) Merger Sub shall merge with and into Cyabra, with Cyabra being the surviving entity (the “Acquisition Merger” and, together with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”), following which Merger Sub will cease to exist and Cyabra will become a wholly owned subsidiary of Holdings (the “Surviving Corporation”). In connection with the Business Combination, Holdings (at such stage, referred to herein as the “Combined Company”) will be renamed “Cyabra, Inc.”

A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety.

Proposal 2.    The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed amended and restated certificate of incorporation of the Combined Company (the “Proposed Certificate of Incorporation”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Charter Amendment Proposal”).

Proposal 3.    The Governance Proposal — to consider and vote, on a non-binding advisory basis, on nine separate governance proposals relating to the following provisions in the Proposed Certificate of Incorporation and the proposed amended and restated bylaws of the Combined Company (the “Proposed Bylaws”) in the form attached hereto as Annex C (collectively the “Governance Proposal”):

Proposal 3A — to change the name of Holdings to “Cyabra, Inc.”;

Proposal 3B — to increase the number of authorized shares of capital stock by 54,000,000 shares, to an aggregate of 160,000,000 shares, consisting of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock;

Proposal 3C — to remove provisions that relate to the operation of Trailblazer as a special purpose acquisition corporation prior to the consummation of its initial business combination;

Proposal 3D — to amend the voting threshold for certain charter amendments;

Proposal 3E — to amend the voting threshold for any bylaws amendments;

Proposal 3F — to remove the liquidation provision and retain the default of perpetual existence under the DGCL;

Proposal 3G — to provide that any action taken by stockholders must be effected at an annual or special meeting of the stockholders and shall not be taken by consent in lieu of a meeting;

Proposal 3H — to provide that directors may be removed from office at any time but only for cause; and

Proposal 3I — to provide that special meetings of the stockholders may only be called by the Combined Company Board, the Chairperson of the Combined Company Board, the Chief Executive Officer or President.

Proposal 4.    The First Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of Holdings Common Stock pursuant to the Merger Agreement in an amount greater than 20% of the number of outstanding shares of Trailblazer Common Stock before such issuance and the resulting change in control in connection with the Business Combination (the “First Nasdaq Proposal”).

Proposal 5.    The Second Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of Holdings Common Stock in connection with the PIPE Investment (as defined below) upon the consummation of the Business Combination in an amount greater than 20% of the number of outstanding shares of Trailblazer Common Stock before such issuance (the “Second Nasdaq Proposal”).

Proposal 6.    The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan (the “2025 Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Incentive Plan Proposal”).

Proposal 7.    The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).

Only holders of record of Trailblazer Common Stock (as defined in the accompanying proxy statement/prospectus) at the close of business on             , 2025 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Trailblazer stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, Trailblazer is providing its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Trailblazer Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of the Trailblazer initial public offering (the “Trailblazer IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $26.9 million on January 27, 2025, the estimated per share redemption price would have been approximately $11.30. Public stockholders may elect to redeem their shares even if they vote for the Merger Proposal or do not vote at all or were not a holder of record on the record date. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the shares of Trailblazer Common Stock included in the Trailblazer Units (as defined in the accompanying proxy statement/prospectus) sold in the Trailblazer IPO. Holders of Trailblazer’s outstanding Rights (as defined in the accompanying proxy statement/prospectus) and Trailblazer Units (as defined in the accompanying proxy statement/prospectus) do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Trailblazer Units must separate the underlying the Trailblazer Public Shares (as defined in the accompanying proxy statement/prospectus) and Rights prior to exercising redemption rights with respect to the Trailblazer Public Shares. The Initial Stockholders (as defined in the accompanying proxy statement/prospectus) have agreed to waive their redemption rights with respect to any shares of Trailblazer Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. No person was paid any consideration in exchange for these waivers. Currently, the Initial Stockholders own an aggregate amount of 47.1% of the issued and outstanding shares of Trailblazer Common Stock. The Initial Stockholders have agreed to vote any shares of Trailblazer Common Stock owned by them in favor of the Merger Proposal and we expect them to vote their shares in favor of all other proposals submitted to stockholders for a vote.

Approval of the Merger Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Trailblazer Common Stock. Abstentions will have the effect of a vote “AGAINST” the Merger Proposal.

Approval of the Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Trailblazer Common Stock. Abstentions will have the effect of a vote “AGAINST” the Charter Amendment Proposal.

Approval of the Governance Proposal is a non-binding advisory vote, and will require the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” the Governance Proposal.

Approval of each of the First Nasdaq Proposal, the Second Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” each such proposal.

If the Merger Proposal is not approved, then the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, and the Incentive Plan Proposal, will not be presented to the Trailblazer stockholders for a vote.

The approval of the Merger Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The Trailblazer Board has already approved the Business Combination.

As of January 27, 2025, there was approximately $26.9 million in the Trust Account. Each redemption of shares of Trailblazer Common Stock by its public stockholders will decrease the amount in the Trust Account.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read the proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please contact Continental Stock Transfer & Trust Company, our transfer agent, at 917-262-2373 or email proxy@continentalstock.com.

          , 2025

By Order of the Board of Directors

Arie Rabinowitz
Chief Executive Officer
Trailblazer Merger Corporation I

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Holdings, constitutes a prospectus of Holdings under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Holdings Common Stock and Holdings Preferred Stock to be issued to Cyabra’s stockholders and Trailblazers’ stockholders under the Merger Agreement as described herein. This document also constitutes a proxy statement of Trailblazer under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the Special Meeting.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither Trailblazer nor Cyabra has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Information contained in this proxy statement/prospectus regarding Trailblazer and its business, operations, management and other matters has been provided by Trailblazer and information contained in this proxy statement/prospectus regarding Cyabra and its business, operations, management and other matters has been provided by Cyabra.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

All references in this proxy statement/prospectus to “Trailblazer” refer to Trailblazer Merger Corporation I, a Delaware corporation; all references to “Merger Sub” refer to Trailblazer Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Trailblazer, Inc., formed for the purpose of effecting the Business Combination as described in this proxy statement/prospectus; and all references in this proxy statement/prospectus to “Holdings” refer to Trailblazer Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Trailblazer. All references in this proxy statement/prospectus to “Cyabra” refer to Cyabra Strategy Ltd., a private company organized in Israel. All references in this proxy statement/prospectus to the “Combined Company” refer to Holdings immediately following completion of the Business Combination, pursuant to which Cyabra will become a wholly owned subsidiary of Holdings, and the other transactions contemplated by the Merger Agreement.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Trailblazer” refer to Trailblazer Merger Corporation I.

In this document:

“102 Option” means any Cyabra Option that was intended to be granted and taxed pursuant to Section 102(b)(2) or Section 102(b)(3) of the Ordinance.

“102 Trailblazer Trustee” means the trustee appointed by Trailblazer in accordance with the provisions of the Ordinance and approved by the Israel Tax Authority to hold the Converted Stock Options granted in exchange of the 102 Options, and the Holdings Common Stock issued in exchange of 102 Shares under the 2025 Plan.

“2025 Plan” means the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan.

“3(i) Option” means any Cyabra Option that was intended to be granted and taxed pursuant to Section 3(i) of the Ordinance.

“Acquisition Merger” means the merger of Cyabra and Merger Sub pursuant to the Merger Agreement.

“Aggregate Merger Consideration” means a number of shares of Holdings Common Stock and Holdings Preferred Stock equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Trailblazer after the Business Combination.

“Completion Window” means the period beginning on the closing date of the Trailblazer IPO and ending on September 30, 2025, during which period Trailblazer may seek to complete an initial business combination pursuant to the terms of the Current Charter.

“Conversion Ratio” means the ratio (rounded down to four decimal places), equal to the quotient obtained by dividing (a) 7,000,000 shares of Holdings Common Stock constituting the Aggregate Merger Consideration by (b) Cyabra’s outstanding shares, on a fully-diluted basis.

“Current Charter” means Trailblazer’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on September 27, 2024.

“Cyabra” and the “Surviving Company” mean, prior to the Acquisition Merger, Cyabra Strategy Ltd., a private company organized in Israel, and after the Acquisition Merger, a Delaware corporation and a wholly owned subsidiary of Holdings.

“Cyabra Board” means the board of directors of Cyabra.

“Cyabra Convertible Notes” means the 2024 Convertible Notes.

“Cyabra Key Employees” means Dan Brahmy, Yossef Daar and Ido Shraga.

“Cyabra Options” means each option (whether vested or unvested) to purchase Cyabra Ordinary Shares or Cyabra Preferred Shares granted, and that remains outstanding under Cyabra’s 2020 Share Option Plan and its US addendum, including without limitation, any 102 Options, the 3(i) Options, Nonqualified Stock Options and Incentive Stock Options.

“Cyabra Ordinary Shares” mean the ordinary shares of Cyabra, NIS 0.01 par value per share.

“Cyabra Preferred Shares” means the Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares and Series B Preferred Shares of Cyabra.

“Cyabra Securityholder” means each Person who holds Cyabra Ordinary Shares, Cyabra Preferred Shares and Cyabra Options.

“Cyabra Warrant” means a warrant issued by Cyabra entitling the holder thereof to purchase Cyabra Ordinary Shares or Cyabra Preferred Shares in accordance with the terms and conditions of the applicable warrant agreement(s).

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Time” means the time at which the Acquisition Merger becomes effective.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which Cyabra issues and sells Cyabra Preferred Shares, at a fixed pre-money valuation; provided, however, that at the time of conversion of SAFEs in such Equity Financing, at least 25% of the total amount raised by Cyabra as part of the Equity Financing round does not derive from amounts invested under any such SAFEs that convert in such Equity Financing.

“Form S-1” refers to the Form S-1 (as amended) (SEC File No. 333-265914) registration statement, initially filed by Trailblazer with the SEC on June 30, 2022 relating to the Trailblazer IPO.

“Founder Shares” means the outstanding shares of Trailblazer Common Stock held by the Sponsor and Trailblazer’s directors since May 2022.

“Holdings” means Trailblazer Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Trailblazer.

“Holdings Common Stock” or “Combined Company Common Stock” means the common stock of Holdings, $0.0001 par value per share.

“Holdings Preferred Stock” means the Series A Convertible Preferred Stock of Holdings, $0.0001 par value per share.

“Initial Stockholders” or “Trailblazer’s Initial Stockholders” means the holders of the Founder Shares.

“IRS” means the Internal Revenue Service.

“Israeli subplan” means the Israeli addendum of the 2025 Plan.

“Liquidity Event” means (1) (i) a sale by Cyabra of all or substantially all of its assets, (ii) a merger of Cyabra with or into another entity (if after such merger the holders of a majority of Cyabra’s voting securities immediately prior to the transaction do not hold a majority of the voting securities of the successor entity), or (iii) the transfer of more than 50% of Cyabra’s voting securities to a person or group, other than as part of a bona fide financing of Cyabra; provided, however, that such Change of Control complies with Sections 2.2.4, 2.3.2 and 2.3.3 of the guidelines of the Israeli Tax Authority regarding taxation of investments in companies through SAFEs published on May 16, 2023 or (2) the closing of Cyabra’s first firm commitment underwritten initial public offering of Cyabra Ordinary Shares pursuant to a registration statement filed under the Securities Act or an equivalent legislation outside the US.

“Merger Agreement” means the Merger Agreement dated July 22, 2024 (as amended on November 11, 2024 and as it may be further amended, supplemented or otherwise modified from time to time), by and among Trailblazer, Holdings, Merger Sub and Cyabra.

“Nasdaq” refers to The Nasdaq Stock Market, LLC.

“Ordinance” shall mean the Israeli Income Tax Ordinance (New Version) 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time.

“Private Placement” refers to the private placement described in the Form S-1.

“Private Units” refers to the 394,500 units sold by Trailblazer at a price of $10.00 per unit, in the Private Placement, each unit consisting of one share of Trailblazer Class A Common Stock and a right to receive one-tenth (1/10) of one share of Trailblazer Class A Common Stock upon the consummation of an initial business combination.

“Public Units” refers to the 6,000,000 units sold by Trailblazer in connection with the IPO at a price of $10.00 per unit, including the full exercise of the over-allotment option of 900,000 units granted to the underwriter, each unit consisting of one share of Trailblazer Class A Common Stock and a right to receive one-tenth (1/10) of one share of Trailblazer Class A Common Stock upon the consummation of an initial business combination.

“Proposals” means the Merger Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of the Combined Company to be in effect following the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B.

“Public Stockholders” means the holders of the Trailblazer Public Shares.

“Redemption” means the right of the holders of Trailblazer Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Registration Rights Agreement” has the meaning ascribed to such term in the Merger Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Special Meeting” means the special meeting of the stockholders of Trailblazer, to be held on             , 2025, at 10:00 a.m., Eastern time, via live webcast at the following address             .

“Sponsor” means Trailblazer Sponsor Group, LLC, a Delaware limited liability company.

“Trailblazer” means Trailblazer Merger Corporation I, a Delaware corporation.

“Trailblazer Board” means the board of directors of Trailblazer.

“Trailblazer Class A Common Stock” means the Class A common stock of Trailblazer, $0.0001 par value per share.

“Trailblazer Class B Common Stock” means the Class B common stock of Trailblazer, $0.0001 par value per share.

“Trailblazer Common Stock” or “Common Stock” means the Trailblazer Class A Common Stock and/or the Trailblazer Class B Common Stock, as applicable.

“Trailblazer IPO” or “IPO” means Trailblazer’s initial public offering registered on Trailblazer’s Form S-1.

“Trailblazer Preferred Stock” or “Preferred Stock” means the preferred stock of Trailblazer, $0.0001 par value per share.

“Trailblazer Public Shares” means Trailblazer Common Stock underlying the Units sold in the Trailblazer IPO.

“Trailblazer Right” or “Right” means one right to receive one-tenth (1/10) of one share of Trailblazer Class A Common Stock upon the consummation of an initial business combination.

“Trailblazer Unit” or “Unit” means a unit consisting of one share of Trailblazer Class A Common Stock and one right to receive one-tenth (1/10) of one share of Trailblazer Class A Common Stock upon the consummation of an initial business combination.

“Trust Account” means the Trust Account of Trailblazer, which holds substantially all of the net proceeds from the Trailblazer IPO and the sale of the Private Units, together with interest earned thereon.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to stockholders of Trailblazer. We urge all stockholders to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

Trailblazer stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, and approve the transactions contemplated thereby, including the Parent Merger and Acquisition Merger, among other proposals. Trailblazer has entered into the Merger Agreement, providing for, among other things, (a) the merger of Trailblazer merging with and into Holdings and Holding surviving the merger and (b) the merger of Merger Sub with and into Cyabra, surviving the merger. In connection with the Business Combination, Holdings will be renamed “Cyabra, Inc.” and is expected to be listed on Nasdaq.

In addition, the registration statement of which this proxy statement/prospectus forms a part is registering the aggregate 6,332,844 shares of Holdings Common Stock and 6,000 shares of Holdings Preferred Stock that may be issued to the equity holders of Cyabra and Trailblazer in connection with the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Below are proposals on which Trailblazer stockholders are being asked to vote.

Proposal 1. The Merger Proposal — to consider and vote on a proposal to adopt and approve the merger agreement, by and among Trailblazer, Trailblazer Merger Sub, Ltd., an Israeli company and a direct, wholly owned subsidiary of Trailblazer (“Merger Sub”), Trailblazer Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Trailblazer (“Holdings”), and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra”) (as amended and as it may be further amended and/or restated from time to time, the “Merger Agreement”), pursuant to which, among other things and upon the terms and subject to the conditions thereof, (a) Trailblazer shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Parent Merger” and all references to Trailblazer subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger) and (b) Merger Sub shall merge with and into Cyabra, with Cyabra being the surviving entity (the “Acquisition Merger” and, together with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”), following which Merger Sub will cease to exist and Cyabra will become a wholly owned subsidiary of Holdings (the “Surviving Corporation”). In connection with the Business Combination, Holdings (at such stage, referred to herein as the “Combined Company”) will be renamed “Cyabra, Inc.”

A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety.

Proposal 2. The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed amended and restated certificate of incorporation of the Combined Company (the “Proposed Certificate of Incorporation”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Charter Amendment Proposal”).

Proposal 3. The Governance Proposal — to consider and vote, on a non-binding advisory basis, on the Governance Proposal:

Proposal 3A — to change the name of Holdings to “Cyabra, Inc.”;

Proposal 3B — to increase the number of authorized shares of capital stock by 54,000,000 shares, to an aggregate of 160,000,000 shares, consisting of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock;

Proposal 3C — to remove provisions that relate to the operation of Trailblazer as a special purpose acquisition corporation prior to the consummation of its initial business combination;

Proposal 3D — to amend the voting threshold for certain charter amendments;

Proposal 3E — to amend the voting threshold for any bylaws amendments;

Proposal 3F — to remove the liquidation provision and retain the default of perpetual existence under the DGCL;

Proposal 3G — to provide that any action taken by stockholders must be effected at an annual or special meeting of the stockholders and shall not be taken by consent in lieu of a meeting;

Proposal 3H — to provide that directors may be removed from office at any time but only for cause; and

Proposal 3I — to provide that special meetings of the stockholders may only be called by the Combined Company Board, the Chairperson of the Combined Company Board, the Chief Executive Officer or President.

Proposal 4.    The First Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of Holdings Common Stock pursuant to the Merger Agreement in an amount greater than 20% of the number of outstanding shares of Trailblazer Common Stock before such issuance and the resulting change in control in connection with the Business Combination (the “First Nasdaq Proposal”).

Proposal 5.    The Second Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of Holdings Common Stock in connection with the PIPE Investment (as defined below) upon the consummation of the Business Combination in an amount greater than 20% of the number of outstanding shares of Trailblazer Common Stock before such issuance (the “Second Nasdaq Proposal”).

Proposal 6.    The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan (the “2025 Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Incentive Plan Proposal”).

Proposal 7.    The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).

Q:     Are the proposals conditioned on one another?

A:     Unless the Merger Proposal is approved, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal and the Incentive Plan Proposal will not be presented to the stockholders of Trailblazer at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

The Business Combination is conditioned on the approval of the Merger Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal and the Incentive Plan Proposal. It is important for you to note that in the event that the Merger Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If Trailblazer does not consummate the Business Combination and fails to complete an initial business combination during the Completion Window, then Trailblazer will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Q:     What will happen in the Parent Merger and the Acquisition Merger?

A:     At the Closing, pursuant to the terms set forth in the Merger Agreement, subject to the satisfaction or waiver of the conditions to the Closing therein, (a) Trailblazer will first merge with and into Holdings and Holdings shall be the survivor of such merger and (b) Merger Sub will then merge with and into Cyabra, with Cyabra being the surviving entity following which Merger Sub will cease to exist and Cyabra will become a wholly owned subsidiary of Holdings. In connection with the Business Combination, Holdings will be renamed “Cyabra, Inc.” and is expected to list on Nasdaq.

Q.     Will holders of Trailblazer Public Shares or Trailblazer Rights be subject to U.S. federal income tax on the Holdings Common Stock received in the Parent Merger?

A:     As discussed more fully under “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Parent Merger,” the Parent Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a Parent Merger of a corporation holding only investment-type assets such as Trailblazer, the qualification of the Parent Merger as a “reorganization” within the meaning of Section 368 of the Code is not entirely clear.

For a more detailed discussion of certain U.S. federal income tax consequences of the Parent Merger, see “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Parent Merger” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Parent Merger.

Q:     What is the consideration being paid to the shareholders of Cyabra?

A:     Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the consideration to be delivered to Cyabra shareholders in connection with the Business Combination will consist of newly issued common stock and preferred stock of the Combined Company.

The aggregate merger consideration to be received by Cyabra shareholders is 7,000,000 shares of Holdings Common Stock (inclusive of the Holdings Common Stock underlying the Holdings Preferred Stock that the holders of the 2024 Convertible Notes are entitled to receive), calculated by dividing (a) $70,000,000 by (b) $10.00.

In addition to the base merger consideration, Cyabra shareholders and holders of Cyabra Options may also receive up to an aggregate of 3,000,000 Earnout Shares. The Earnout Shares will be issued to Cyabra shareholders and holders of Cyabra Options upon occurrence of certain triggering events (based on the achievement of certain price targets of Holdings Common Stock following the Closing).

Pursuant to the Merger Agreement, upon the closing of the Business Combination, the Cyabra Key Employees will receive 400,000 shares of Holdings Common Stock in the aggregate pursuant to the 2025 Plan.

As of January 27, 2025, the trading price of Trailblazer’s Common Stock was $11.08.

Q.     Did the Trailblazer Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Yes. Roth Capital Partners, LLC (“Roth”) provided the Trailblazer Board a fairness opinion which concluded that, as of the date of its opinion, and based on and subject to the assumptions, qualifications and other matters set forth therein, the Base Purchase Price (as defined in the opinion) to be paid by Trailblazer in the Business Combination is fair, from a financial point of view, to Trailblazer’s public shareholders unaffiliated with the Sponsor or its affiliates. As part of its analysis, Roth looked at three valuation approaches: (i) a selected public companies analysis; (ii) a discounted cash flows analysis; and (iii) a selected transactions analysis.

Roth’s opinion was provided to the Trailblazer Board (in its capacity as such) in connection with its evaluation of the Business Combination and was not provided to any other party for any other purpose. See “Proposal No. 1 — The Merger Proposal — Opinion of Roth Capital Partners, LLC as Fairness Opinion Provider” for additional information regarding the scope, assumptions made, procedures followed, matters considered, qualifications and limitations of the review undertaken and other matters considered by Roth in connection with the preparation of its fairness opinion.

Q:     What equity stake will current stockholders of Cyabra hold in the Combined Company after the Closing?

A:     It is anticipated that, upon the Closing of the Business Combination and assuming maximum redemptions, (a) Trailblazer’s public stockholders will own approximately 7.0% of the Combined Company, (b) Trailblazer’s Sponsor, officers, directors and other holders of Founder Shares will own approximately 21.8% of the Combined Company, (c) Cyabra’s shareholders will own approximately 64.1% of the Combined Company (d) LifeSci Capital LLC (“LifeSci”) will own approximately 1.1% of the Combined Company and (e) holders of the PIPE Investment will own approximately 6.1% of the Combined Company.

The ownership percentages with respect to the Combined Company following the Business Combination do not take into account the redemption of any shares by Trailblazer’s public stockholders. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Cyabra’s existing stockholders in the Combined Company will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of Trailblazer of the Merger Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal and the Incentive Plan Proposal. The Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal and the Incentive Plan Proposal, are subject to and conditioned on the approval of the Merger Proposal. For a summary of all the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Merger Proposal — The Merger Agreement.”

Q:     Why is Trailblazer providing stockholders with the opportunity to vote on the Business Combination?

A:     Under the Current Charter, Trailblazer must provide all public stockholders with the opportunity to have their Trailblazer Public Shares redeemed upon the consummation of Trailblazer’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Trailblazer has elected to provide its public stockholders with the opportunity to have their Trailblazer Public Shares redeemed in conjunction with a stockholder vote rather than a tender offer. Accordingly, Trailblazer is providing its stockholders with the opportunity to vote on the Business Combination and providing its public stockholders the opportunity to redeem their Trailblazer Public Shares in connection with the Special Meeting and the consummation of the Business Combination.

Q:     How many votes do I have at the Special Meeting?

A:     Trailblazer stockholders are entitled to one vote at the Special Meeting for each share of Trailblazer Common Stock held of record as of           , 2025, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were            outstanding shares of Trailblazer Common Stock.

Q:     What vote is required to approve the proposals presented at the Special Meeting?

A:     Approval of the Merger Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Trailblazer Common Stock. Abstentions will have the effect of a vote “AGAINST” the Merger Proposal.

Approval of the Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Trailblazer Common Stock. Abstentions will have the effect of a vote “AGAINST” the Charter Amendment Proposal.

Approval of the Governance Proposal is a non-binding advisory vote, and will require the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” the Governance Proposal.

Approval of each of the First Nasdaq Proposal, the Second Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” each such proposal.

If the Merger Proposal is not approved, then the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal and the Incentive Plan Proposal, will not be presented to the Trailblazer stockholders for a vote.

The approval of the Merger Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination.

As of the Record Date, Trailblazer’s directors and executive officers and certain of their affiliates beneficially owned            shares of Trailblazer Common Stock entitled to vote at the Special Meeting. This represents approximately       % in voting power of the outstanding shares of Trailblazer Common Stock entitled to be cast at the Special Meeting.

Q:     What constitutes a quorum at the Special Meeting?

A:     Holders of a majority of the issued and outstanding shares of Trailblazer Common Stock represented in person or by proxy and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the Trailblazer stockholders representing the majority of the votes present in person by virtual attendance or represented by proxy at the Special Meeting may adjourn the Special Meeting until a quorum is present. As of the Record Date,            shares of Trailblazer Common Stock would be required to achieve a quorum.

Q:     How will the Initial Stockholders vote?

A:     Pursuant to letter agreements, dated March 31, 2023 (the “Letter Agreements”), entered into by the Initial Stockholders in connection with the Trailblazer IPO, the Initial Stockholders agreed to vote their respective shares of Trailblazer Common Stock acquired by them prior to or concurrently with the consummation of the Trailblazer IPO in favor of the Merger Proposal.

As of January 27, 2025, a total of 2,119,500 shares of Trailblazer Common Stock, including shares underlying Private Units, or approximately 47.1% of the outstanding shares, were subject to the Letter Agreements.

As a result, Trailblazer would need only 130,059 of the 2,379,616 Public Shares outstanding to be voted in favor of the Business Combination in order to have such transaction approved (assuming that only a quorum was present at the meeting). Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Initial Stockholder agreed to vote its Founders Shares in accordance with the majority of the votes cast by Trailblazer’s public stockholders.

While the Initial Stockholders have agreed to vote their shares in favor of the Merger Proposal, stockholders should consider that the Sponsor and Trailblazer’s directors and executive officers may have interests that are different from, or in addition to, those of other stockholders, and may be incentivized to complete the Business Combination even if it is with a less favorable target company or on less favorable terms, rather than liquidate. See the immediately following question and answer for additional information on such conflicts.

Q:     What interests do Trailblazer’s current officers and directors and affiliates have in the Business Combination?

A:     The Sponsor, its affiliates, representatives and the Trailblazer officers and directors (the “Sponsor Related Parties”), have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•        unless Trailblazer consummates an initial business combination, the Sponsor and Trailblazer’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the Trailblazer IPO and private placement not deposited in the Trust Account. As of January 27, 2025, no such reimbursable out-of-pocket expenses have been incurred;

•        our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until six months after the completion of our initial business combination;.

•        based on the difference in the purchase price of $25,000 (or approximately $0.01 per share) that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Public Unit sold in the Trailblazer IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the Public Units in the Trailblazer IPO and the public investors experience a negative rate of return following the closing of a business combination, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement;

•        the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.01 per share) for the 1,725,000 Founders Shares and such securities may have a value of $19.1 million at the time of a business combination (based on a market price of $11.08 per share of Trailblazer Common Stock on January 27, 2025). Therefore, the Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement. Further, the Founder Shares have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that the Sponsor currently holds 394,500 Private Units, each unit consisting of one share of common stock and one-tenth (1/10) of one right to receive one share of common stock upon the consummation of an initial business combination, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $3,945,000 and which have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•        the fact that the Initial Stockholders currently hold an aggregate of 2,119,500 shares of Trailblazer Common Stock, including shares underlying Private Units. As of January 27, 2025, such shares had an aggregate market value of approximately $23.5 million and the Private Rights had an aggregate market value of approximately $94,680, based on a market price of $11.08 per share of Trailblazer Common Stock and a market price of $0.24 per Right on January 27, 2025, respectively;

•        the continued indemnification of Trailblazer’s executive officers and directors and the continuation of Trailblazer’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

•        the fact that the Sponsor and Trailblazer’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Merger Proposal and such Founder Shares will be worthless if no business combination is effected by Trailblazer during the Completion Window; and

•        the fact that certain officers and directors of Trailblazer have an economic interest in the 2,119,500 Founder Shares currently owned by Sponsor and purchased by the Sponsor in connection with the Trailblazer IPO as a result of their direct or indirect membership interests in the Sponsor, but do not beneficially own any Trailblazer Common Stock held by the Sponsor other than Joseph Hammer who may be deemed to beneficially own Trailblazer Common Stock owned by the Sponsor as manager of the Sponsor. The economic interest (or deemed economic interest) of these individuals in the 2,119,500 Founder Shares retained by the Sponsor is shown below:

Name and Title of Person	Number of Founder Shares (deemed)
Scott Burell, CFO	15,000
Olga Castells, Independent Director	10,000
Barak Avitbul, Independent Director	10,000
Patrick Donovan, Independent Director	12,500

In light of the foregoing, the Sponsor and Trailblazer’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cyabra rather than liquidate even if (i) Cyabra is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and executive officers may have interests in the completion of the Business Combination that are materially different from, and may conflict with, the interests of other stockholders. Further, the Sponsor and Trailblazer’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if Trailblazer’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Executive Officers and Directors of Trailblazer — Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.

The Trailblazer Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Trailblazer stockholders that they approve the Business Combination.

These interests may influence Trailblazer’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:     May the Sponsor, Trailblazer’s directors, officers, advisors, or any of their respective affiliates purchase Trailblazer Common Stock in connection with the Business Combination?

A:     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, Trailblazer’s directors, officers, advisors, or any of their respective affiliates may purchase Trailblazer Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Trailblazer Public Shares the Sponsor and Trailblazer’s directors, officers, advisors, or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. However, the Sponsor and Trailblazer’s directors, officers, advisors, and their respective affiliates have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Trailblazer Public Shares in such transactions. None of the Sponsor, or Trailblazer’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such Trailblazer Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Trailblazer’s directors, officers, advisors, or any of their respective affiliates purchase Trailblazer Public Shares in privately negotiated transactions from stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases would be to decrease the number of redemptions to provide additional financing to the Combined Company following the closing of the Business Combination; however, pursuant to SEC guidance, if the Sponsor, Trailblazer’s directors, officers, advisors, or any of their respective affiliates purchase Trailblazer Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such Trailblazer Public Shares would not be voted in favor of the Proposals. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. If such purchases are made, or arrangements or agreements are entered into for such purpose, Trailblazer will disclose in a Current Report on Form 8-K, prior to the Special Meeting, the following:

•        the amount of Trailblazer Public Shares purchased along with the purchase price;

•        the purpose of such purchases;

•        the impact, if any, of the purchases on the likelihood that the Business Combination will be approved;

•        the identities of the security holders who sold Trailblazer Public Shares (if not purchased on the open market) or the nature of the sellers; and

•        the number of Trailblazer Public Shares for which Trailblazer has received redemption requests pursuant to the redemption offer.

In addition, if such purchases are made, the public “float” of Trailblazer Common Stock may be reduced and the number of beneficial holders of Trailblazer securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Trailblazer securities on a national securities exchange.

Q:     What interests do Cyabra’s current officers and directors have in the Business Combination?

A:     It is anticipated that Cyabra’s current officers and directors will continue as the Combined Company’s officers and directors following the consummation of the Business Combination. Certain of Cyabra’s officers and directors, namely Yossef Daar, Ido Shraga and Dan Brahmy, own significant ownership stakes in Cyabra and will continue to have ownership stakes in the Combined Company. In addition, pursuant to the Merger Agreement, upon the closing of the Business Combination, the Cyabra Key Employees will receive 400,000 shares of Holdings Common Stock in the aggregate pursuant to the 2025 Plan.

Q:     What happens if I sell my shares of Trailblazer Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Trailblazer Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Trailblazer Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:     What happens if I vote against the Merger Proposal?

A:     Pursuant to the Current Charter, if the Merger Proposal is not approved and Trailblazer does not otherwise consummate an alternative business combination during the Completion Window, then Trailblazer will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Current Charter, holders of Trailblazer Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of January 27, 2025, based on funds in the Trust Account of approximately $26.9 million, this would have amounted to approximately $11.30 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Trailblazer Common Stock for cash. Such a holder will be entitled to receive cash for its Trailblazer Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Trailblazer’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of Trailblazer Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:     Will my vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your shares of Trailblazer Common Stock “FOR” or “AGAINST” the Merger Proposal or do not vote at all. As a result, the Merger Agreement can be approved by Trailblazer stockholders who will redeem their shares and no longer remain stockholders, leaving Trailblazer stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash than anticipated and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     If you are a holder of Trailblazer Public Shares and you seek to have your Trailblazer Public Shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time, on           , 2025 (at least two business days before the Special Meeting), that Trailblazer redeem your shares for cash by submitting your request in writing to Continental Stock Transfer & Trust Company, our transfer agent (“Continental”), at the address listed at the end of this section and (ii) deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Special Meeting. Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Special Meeting. No demand for redemption will be honored unless the holder’s Trailblazer Public Shares have been delivered (either physically or electronically) to Continental at least two business days before the Special Meeting.

The holders of Trailblazer Public Shares may seek to have their Trailblazer Public Shares redeemed regardless of whether they vote for or against the Merger Proposal, or do not vote at all, and whether or not they are holders of Trailblazer Common Stock as of the Record Date. Any holder of Trailblazer Public Shares who holds such shares on or before           , 2025 (two business days before the Special Meeting) will have the right to demand that such holder’s Trailblazer Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account upon the consummation of the Business Combination. The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (including interest earned on your pro rata portion of the Trust Account, net of taxes payable), calculated as of two business days prior to the Closing, divided by the number of Trailblazer Public Shares then outstanding. See “Special Meeting of Trailblazer Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of Trailblazer Common Stock for cash.

Notwithstanding the foregoing, a holder of Trailblazer Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 20% or more of the shares of Trailblazer Common Stock included in the Public Units (the “20% threshold”).

Accordingly, all Trailblazer Public Shares in excess of the 20% threshold beneficially owned by a holder of Trailblazer Public Shares or a “group” will not be redeemed for cash unless Trailblazer otherwise consents to it.

Trailblazer’s stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and to effect delivery. It is Trailblazer’s understanding that the Trailblazer stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, Trailblazer does not have any control over this process and it may take longer than two weeks. The Trailblazer stockholders who hold their Trailblazer Public Shares in street name will have to coordinate with their bank, broker or other nominee to have their Trailblazer Public Shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with Trailblazer’s consent, until the Closing. If you delivered your Trailblazer Public Shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return your Trailblazer Public Shares (physically or electronically). You may make such request by contacting Continental at the phone number or address listed under the question “— Who can help answer my questions?”

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder elects to redeem its Trailblazer Public Shares (which will be exchanged for shares of Holdings Common Stock in the Parent Merger) for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of Holdings Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the Holdings Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Holdings Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Holdings Common Stock for cash.

Q:     What is the impact on non-redeeming Public Stockholders of stockholder redemptions in connection with the vote on the Merger Proposal?

A:     Public Stockholders who redeem their stock into a pro rata share of the Trust Account retain their Trailblazer Rights. Assuming maximum redemptions, redeeming stockholders would still retain an aggregate of 6,900,000 Trailblazer Rights which had an aggregate value of approximately $1,656,000 based on the market price of $0.24 per Right of the Trailblazer Rights on January 27, 2025. If a substantial number of, but not all, public stockholders exercise their redemption rights, any non-redeeming stockholders would experience dilution to the extent such additional shares of Holdings Common Stock are issued.

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios. In an effort to illustrate the extent of such dilution, the table below assumes (i) the issuance of 10,000,000 shares of Holdings Common Stock as merger consideration and (ii) the issuance of 729,450 shares of Holdings Common Stock pursuant to the conversion of the Trailblazer Rights.

	Assuming No Additional Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
Trailblazer Public Shares	2,379,616	20.4%	—	0.0%
Shares issued as merger consideration	4,746,462	40.7%	4,746,462	48.0%
Shares held by Trailblazer initial stockholders	2,119,500	18.2%	2,119,500	21.4%
Shares issued to Preferred Stockholders(1)	1,186,382	10.2%	1,186,382	12.0%
Shares held by investors in the PIPE Investment	—		600,000	6.1%
Shares held by Advisor	105,000	0.9%	105,000	1.1%
Shares held by Key Employees	400,000	3.4%	400,000	4.0%
Shares underlying Rights	690,000	5.9%	690,000	7.0%
Shares underlying private placement rights	39,450	0.3%	39,450	0.4%
Shares outstanding	11,666,410	100.0%	9,886,794	100.0%

____________

(1)      Assumes the issuance of approximately 1,186,382 shares of Holdings Common Stock representing the as-converted basis of 1,186,382 shares of Holdings Preferred Stock, of which 672,283 shares are issued to Alpha, an affiliate of the Sponsor, and 514,099 shares are issued to other investors, in connection with the 2024 Convertible Notes.

Stockholders will experience addition dilution to the extent (i) any of the 3,000,000 Earnout Shares are issued if the triggering events are achieved and (ii) shares of Holdings Common Stock that will initially be available for issuance under the 2025 Plan are issued.

Q:     Is the Business Combination taxable to Cyabra shareholders?

A:     Trailblazer, Holdings and Cyabra intend for the Acquisition Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Acquisition Merger does qualify as a reorganization, Cyabra U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) should not recognize gain or loss as a result of the exchange, pursuant to the Acquisition Merger, of their Cyabra shares for shares of Holdings Common Stock (except for a portion of the Holdings Common Stock received as Incentive Merger Consideration (as defined below), as described in the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Acquisition Merger — U.S. Federal Income Tax Consequences to U.S. Holders of Cyabra Shares”). If the Acquisition Merger does not so qualify as a reorganization within the meaning of Section 368(a) of the Code, it will be treated as a taxable stock sale. See the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Acquisition Merger.” Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Acquisition Merger.

Q:     If I am a holder of Trailblazer Rights, can I exercise redemption rights with respect to my Trailblazer Rights?

A:     No. The holders of Trailblazer Rights have no redemption rights with respect to the Trailblazer Rights.

Q:     If I am a Trailblazer Unit holder, can I exercise redemption rights with respect to my Trailblazer Units?

A:     No. Holders of outstanding Trailblazer Units must separate the underlying Trailblazer Public Shares and Trailblazer Rights prior to exercising redemption rights with respect to the Trailblazer Public Shares.

If you hold Trailblazer Units registered in your own name, you must deliver the certificate for such Trailblazer Units to Continental with written instructions to separate such Trailblazer Units into Trailblazer Public Shares and Trailblazer Rights. This must be completed far enough in advance to permit the mailing of the Trailblazer Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Trailblazer Public Shares from the Trailblazer Units. See the question “How do I exercise my redemption rights?” above. The address of Continental is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Trailblazer Units, you must instruct such nominee to separate your Trailblazer Units. Your nominee must send written instructions by facsimile to Continental. Such written instructions must include the number of Trailblazer Units to be split and the nominee holding such Trailblazer Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of Trailblazer Public Shares and Trailblazer Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Trailblazer Public Shares from the Trailblazer Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Trailblazer Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have dissenter rights if I object to the proposed Business Combination?

A:     No. There are no dissenter rights available to holders of Trailblazer Common Stock or Trailblazer Rights in connection with the Business Combination.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        Trailblazer stockholders who properly exercise their redemption rights; certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Trailblazer or Cyabra in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        unpaid franchise and income taxes of Trailblazer; and

•        for general corporate purposes of the Combined Company including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated.

See the section titled “Proposal No. 1 — The Merger Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Trailblazer is unable to complete the Business Combination or another initial business combination transaction during the Completion Window, the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Trailblazer Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its working capital requirements or necessary to pay its taxes, by (B) the total number of then outstanding Trailblazer Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the Trailblazer Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Trailblazer expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Trailblazer’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares. No person was paid any consideration in exchange for these waivers.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place (a) no later than two (2) business days following the satisfaction or waiver of the conditions described below under the section titled “Proposal 1 — The Merger Proposal — The Merger Agreement — Conditions to Closing”; or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Business Combination may be terminated by either Trailblazer or Cyabra if the Closing has not occurred on or before March 1, 2025 (the “Outside Date”) (provided, that, if the SEC has not declared the registration statement of which this proxy statement/prospectus is a part effective by the Outside Date, the Outside Date shall be automatically extended by three months).

For a description of the conditions to the completion of the Business Combination, see the section titled “The Merger Proposal.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a stockholder of record, you may vote online at a Special Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in a Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the Special Meeting and vote online, if you choose.

To vote online at the Special Meeting, follow the instructions below under “How may I participate in the Special Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Special Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, Trailblazer stockholders should go to            and follow the instructions.

Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on           , 2025. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Special Meeting or attend the Special Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you are a beneficial owner and you plan to vote at the Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Special Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to virtually attend the Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on           , 2025.

You will receive a confirmation of your registration by email after we receive your registration materials.

We encourage you to access the Special Meeting prior to the start time leaving ample time for the check in.

Q:     How may I participate in the Special Meeting?

If you are a stockholder of record as of the Record Date for the Special Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

Trailblazer stockholders can pre-register to attend the Special Meeting by going to       , enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote. At the start of the Special Meeting you will need to re-log into            using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Special Meeting for processing your control number.

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction and there will be no “broker non-votes.” Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, Trailblazer will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the effect of a vote “AGAINST” each of the Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Trailblazer without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the Trailblazer stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Trailblazer stockholders may change their vote by sending a later-dated, signed proxy card to Trailblazer’s secretary at the address listed below so that it is received by Trailblazer’s secretary prior to the Special Meeting or attend the Special Meeting in person by virtual attendance and vote. You also may revoke your proxy by sending a notice of revocation to Trailblazer’s secretary, which must be received by Trailblazer’s secretary prior to the Special Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Trailblazer will pay the cost of soliciting proxies for the Special Meeting. Trailblazer has engaged Advantage Proxy, Inc., to assist in the solicitation of proxies for the Special Meeting. Trailblazer has agreed to pay Advantage Proxy a fee of $12,500 plus disbursements. Trailblazer will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Trailblazer will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Trailblazer Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Trailblazer Common Stock and in obtaining voting instructions from those owners. Trailblazer’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Arie Rabinowitz
Chief Executive Officer
510 Madison Avenue, Suite 1401
New York, NY 10022
Telephone: (212) 586-8224

If you have any questions concerning the Special Meeting (including accessing the Special Meeting by virtual means) or need help voting your shares of the Trailblazer Common Stock please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

The Notice of Special Meeting, Proxy Statement and form of Proxy Card are available at             . You may also contact the proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 10904 Yakima, WA 98909
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

To obtain timely delivery, stockholders must request the materials no later than five (5) business days prior to the Special Meeting.

You may also obtain additional information about Trailblazer from documents filed with the SEC by following the instructions in the section in this proxy statement/prospectus titled “Where You Can Find More Information.”

If you intend to seek redemption of your Trailblazer Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Continental at least two days prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” above. If you have questions regarding the certification of your position or delivery of your stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations assume: no exercise of redemption rights by Trailblazer’s public stockholders.

Parties to the Business Combination

Trailblazer Merger Corporation I

We are a blank check company incorporated in Delaware on November 12, 2021. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to herein as our “initial business combination.” Trailblazer currently has until September 30, 2025 to consummate a business combination, unless we extend that period as described herein.

On March 31, 2023, we completed the Trailblazer IPO of 6,000,000 Units (the “Public Units”), including the full exercise of the over-allotment option of 900,000 Units granted to the underwriters. The Public Units were sold at an offering price of $10.00 per unit generating gross proceeds of $69,000,000. Each Unit consists of one share of Trailblazer Class A Common Stock and one Right. Each Right will convert into one tenth (1/10) of one share of common stock upon the consummation of an initial business combination. Simultaneously with the Trailblazer IPO, we sold to our Sponsor 394,500 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $3,945,000. The Private Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions. Each Private Unit consists of one share of Trailblazer Class A Common Stock (“Private Share”) and one right to purchase one-tenth (1/10) of one share of Trailblazer Common Stock upon the consummation of an initial business combination (“Private Right”). Each Private Right will convert into one share of common stock upon the consummation of an initial business combination.

Upon the closing of the Trailblazer IPO and the private placement on March 31, 2023, a total of $70,380,000 was placed in the Trust Account maintained by Continental as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations.

As of January 27, 2025, Trailblazer had cash of approximately $843,000 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of January 27, 2025, there was approximately $26.9 million held in the Trust Account.

In accordance with the Current Charter, the amounts held in the Trust Account may only be used by Trailblazer upon the consummation of a business combination, except that there can be released to Trailblazer, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and Trailblazer’s liquidation.

The Trailblazer Common Stock, and Trailblazer Rights are currently listed on Nasdaq, under the symbols “TBMC,” and “TBMCR,” respectively. The Trailblazer Units commenced trading on Nasdaq on March 29, 2023, and the Trailblazer Common Stock and Rights commenced separate trading from the Trailblazer Units on May 15, 2023.

Trailblazer’s principal executive offices are located at 510 Madison Avenue, Suite 1401, New York, NY 10022, and its telephone number is (212) 586-8224.

Holdings

Trailblazer Holdings, Inc. is a Delaware corporation and wholly owned subsidiary of Trailblazer, that was formed on July 16, 2024 for the sole purpose of entering into a business combination. Holdings has no assets, operations or liabilities. Holdings’ principal executive offices are located at 510 Madison Avenue, Suite 1401, New York, NY 10022, and its telephone number is (212) 586-8224.

Merger Sub

Trailblazer Merger Sub, Ltd. is an Israeli company and wholly owned subsidiary of Trailblazer, that was formed on June 25, 2024 for the sole purpose of entering into a business combination. Merger Sub’s principal executive offices are located at 510 Madison Avenue, Suite 1401, New York, NY 10022, and its telephone number is (212) 586-8224.

Cyabra Strategy Ltd.

Cyabra Strategy Ltd. is an Israeli company that was formed on July 13, 2017. Cyabra uncovers disinformation spread online. Disinformation diminishes trust, creates false or negative narratives and content and sows dissension. Creators of disinformation may be sponsored by foreign governments, competitors, or other third parties with significant resources and access to highly sophisticated generative artificial intelligence (“GenAI”) tools that generate and spread fake content. They use these tools to create bot networks and fake social media accounts to disseminate disinformation, inciting fear and anger and making us question everything we see or read. These tools make it difficult for the targets of the disinformation — whether they are corporations or public sector agencies — to detect and combat its spread. In many cases, these targets do not have the tools or expertise to effectively identify or counteract the threat. While fake accounts using enhanced AI tools appear more and more authentic, the line between real and fake is disappearing.

The Proposals

Proposal 1: The Merger Proposal

The Merger Agreement

For more information about the Merger Agreement and other transactions contemplated thereby, see the section entitled “Proposal No. 1 — The Merger Proposal.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety.

On July 22, 2024, Trailblazer, Merger Sub Holdings, and Cyabra entered into the Merger Agreement, pursuant to which, among other things (a) Trailblazer will merge with and into Holdings with Holdings being the survivor of the merger and (b) Merger Sub will merge with and into Cyabra, with Cyabra surviving the merger as a wholly owned subsidiary of Holdings. In connection with the Business Combination, Holdings will be renamed “Cyabra, Inc.”

Effective Time of Parent Merger

At the effective time of the Parent Merger, by virtue of the Parent Merger (i) each then issued and outstanding share of Trailblazer Class A Common Stock shall convert automatically into one share of common stock of Holdings and (ii) each then issued and outstanding Trailblazer Right shall convert automatically into one right to acquire one tenth of one share of common stock, par value $0.0001 per share, of Holdings. The 1 share of Trailblazer Class B Common Stock issued and outstanding will automatically be canceled at the time of the Parent Merger.

Effective Time of Acquisition Merger

Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of Combined Company Common Stock.

Merger Consideration

The aggregate merger consideration to be received by Cyabra shareholders is 7,000,000 shares of Holdings Common Stock (inclusive of the Holdings Common Stock underlying the Holdings Preferred Stock that the holders of the 2024 Convertible Notes are entitled to receive), calculated by dividing (a) $70,000,000 by (b) $10.00.

At the Effective Time, by virtue of the Acquisition Merger:

•        Each share of Cyabra Ordinary Shares issued and outstanding immediately prior to the Effective Time shall, in accordance with Cyabra’s Amended and Restated Articles of Association (the “Articles of Association”), be converted into the right to receive a number of shares of Holdings Common Stock equal to the Conversion Ratio.

•        Each Cyabra Preferred Share issued and outstanding immediately prior to the Effective Time (other than the Series B Preferred Shares of Cyabra issued to the holders upon conversion of the 2024 Convertible Notes as described below) shall be converted into the right to receive a number of shares of Holdings Common Stock equal to (i) the Conversion Ratio multiplied by (ii) the number of Cyabra Ordinary Shares issuable upon conversion of such share of Cyabra Preferred Shares as of immediately prior to the Effective Time. In addition, each holder of Series B Preferred Shares of Cyabra shall receive in consideration for the transfer of all of its Series B Preferred Shares of Cyabra to Holdings pursuant to the Merger Agreement (the “Preferred B Merger Consideration”), at such holder’s option, either (1) Holdings Common Stock or (2) a number of shares of Holdings Preferred Stock equal to the quotient obtained by dividing (x) the amount obtained by multiplying (i) such holder’s Series B Preferred Shares of Cyabra and (ii) the original issue price of such Series B Preferred Shares of Cyabra by (y) 1,000. Each share of Holdings Preferred Stock issued as Preferred B Merger Consideration shall (i) have a conversion price equal to the product of the conversion price of the Series B Preferred Shares of Cyabra multiplied by 1 divided by the Conversion Ratio (as defined in the Merger Agreement) and (ii) have a stated value equal to $1,000.

•        the Cyabra Convertible Notes shall be (i) treated in accordance with the terms of the relevant agreements governing such Cyabra Convertible Notes and (ii) converted into Cyabra Preferred Shares or Cyabra Ordinary Shares, as applicable.

•        Cyabra Warrants shall be treated in accordance with the terms of the relevant agreements governing such warrants, provided that any Cyabra Warrants not so converted shall be assumed by Holdings.

•        Each outstanding Cyabra Option shall be exchanged by Trailblazer for an equivalent award under the 2025 Plan (each, a “Converted Stock Option”), containing the same terms, conditions, vesting and other provisions of the Cyabra Option immediately prior to the Closing (subject to any accelerated vesting provided for in the 2025 Plan or in the related Cyabra Option agreement by reason of the transactions contemplated by the Merger Agreement), except that each Converted Stock Option shall be exercisable for such number of shares of Holdings Common Stock (rounded up to the nearest whole share), determined by multiplying the number of Cyabra Ordinary Shares and Cyabra Preferred Shares subject to such Cyabra Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of Holdings Common Stock (rounded down to the nearest whole cent) equal to (A) the exercise price per share of Cyabra Ordinary Shares and Cyabra Preferred Shares of such Cyabra Option divided by (B) the Conversion Ratio; provided, however, that, other than with respect to a Converted Stock Option resulting from the exchange of a 102 Option or a 3(i) Option, the exercise price and the number of shares of Holdings Common Stock covered by each Converted Stock Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code and the applicable regulations promulgated thereunder so as to avoid the imposition of any additional taxes under Section 409A of the Code (and regulations issued by the Internal Revenue Service (“IRS”) thereunder) or the disqualification as an ISO of any Cyabra Option that is intended to be an ISO.

Earnout

From and after the period commencing on the six month anniversary of the Closing until December 31, 2025, (the “First Calculation Period”), in the event that over any 20 consecutive trading days within any 30-trading day period during the First Calculation Period the daily volume weighted average price (the “VWAP”) of the shares of Holdings Common Stock is greater than or equal to $15.00 per share (the “First Earnout Event”), promptly after the occurrence of the First Earnout Event, the persons that were Cyabra securityholders immediately prior to the Effective Time (the “Earnout Securityholders”) shall be entitled to receive their pro rata portion of one third of 3,000,000 shares of Holdings Common Stock (the “Incentive Merger Consideration”) as additional consideration for the Business Combination.

From and after the six month anniversary of the Closing until December 31, 2027 (the “Second Calculation Period”), in the event that over any 20 trading days within any 30-trading day period during the Second Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $20.00 per share

(the “Second Earnout Event”), promptly after the occurrence of the Second Earnout Event, Earnout Securityholders shall be entitled to receive their pro rata portion of an additional one third of the Incentive Merger Consideration as additional consideration for the Business Combination.

From and after the six month anniversary of the Closing until December 31, 2029 (the “Third Calculation Period”), in the event that over any 20 trading days within any 30-trading day period during the Third Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $25.00 per share (the “Third Earnout Event”), promptly after the occurrence of the Third Earnout Event, the Earnout Securityholders shall be entitled to receive their pro rata portion of the final one third of the Incentive Merger Consideration as additional consideration for the Business Combination.

Share Grant to Key Employees

Pursuant to the Merger Agreement, upon the Closing, the Cyabra Key Employees will receive 400,000 shares of Holdings Common Stock in the aggregate pursuant to the 2025 Plan.

Representations, Warranties and Covenants

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of Cyabra and Trailblazer and their respective subsidiaries prior to the Closing.

Conditions to Closing

The Closing is subject to certain customary conditions, including, among other things: (a) no law or order shall restrain or prohibit the Business Combination; (b) any applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the Business Combination shall have expired or been terminated; (c) all matters requiring approval of Cyabra’s shareholders shall have been obtained; (d) all matters require approval of Trailblazer’s stockholders shall have been obtained; (e) the shares comprising the Aggregate Merger Consideration being conditionally approved for listing on Nasdaq; (f) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (g) at least fifty (50) days shall have elapsed after the filing of the merger proposal with the Israeli Registrar of Companies and at least thirty (30) days shall have elapsed after Cyabra received the required shareholder approvals; (h) Cyabra shall have delivered to Trailblazer a certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) and a notice under Treasury Regulation Section 1.897-2(h)(2) to be delivered to the IRS as required under the applicable Treasury Regulations; (i) Cyabra shall have obtained each consent listed on the applicable section of the Disclosure Schedules to the Merger Agreement, (j) an exemption from filing an Israeli prospectus with the Israeli Securities Authority shall have been obtained; (k) the size and composition of the Combined Company Board shall have been appointed as set forth in the Merger Agreement; (l) the PIPE Investment (as defined below) shall have been consummated; (m) the financing of the 2024 Convertible Notes (as defined below) shall have been consummated and (n) the Tax Rulings (or Interim Tax Rulings) (each as defined in the Merger Agreement) shall have been obtained. Each party’s obligation to consummate the Business Combination is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to the applicable materiality standard, and the performance in all material respects by the other party of its obligations under the Merger Agreement required to be performed on or prior to the date of the closing of the Business Combination.

Regulatory Matters

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory notice, requirement or approval, except for (i) filings with the Registrar of Companies of the State of Israel, the Israel Innovation Authority and Secretary of State of the State of Delaware, (ii) filings with the Israeli Securities Authority to secure an exemption by Trailblazer from publishing a prospectus in Israel with respect to the Aggregate Merger Consideration to be issued to Israeli shareholders of Trailblazer or applicable holders of the Trailblazer’s securities to whom the Israeli Securities Law applies, including, to the extent applicable, any holders of Converted Stock Options, and (iii) filings required with the SEC pursuant to the reporting requirements applicable to Trailblazer and Holdings, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to the holders of Trailblazer Common Stock.

Termination without Default

In the event that (i) the Closing of the transactions contemplated by the Merger Agreement has not occurred on or before the Outside Date (provided, that, if the SEC has not declared the registration statement of which this proxy statement/prospectus forms a part effective on or prior to the Outside Date, the Outside Date shall be automatically extended by three months) and (ii) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, then Trailblazer or Cyabra, as applicable, shall have the right, at its sole option, to terminate the Merger Agreement without liability to the other party. Such right may be exercised by Trailblazer or Cyabra, as the case may be, giving written notice to the other at any time after the Outside Date.

In the event a governmental authority shall have issued an order or enacted a law, having the effect of prohibiting the Parent Merger or the Acquisition Merger or making the Parent Merger or the Acquisition Merger illegal, which order or law is final and non-appealable, then Trailblazer or Cyabra shall have the right, at its sole option, to terminate the Merger Agreement without liability to the other party; provided, however, that the right to terminate the Merger Agreement pursuant to this provision of the Merger Agreement shall not be available to Cyabra or Trailblazer if the failure by such party or its affiliates to comply with any provision of the Merger Agreement has been a substantial cause of, or substantially resulted in, such action by such authority.

The Merger Agreement may be terminated at any time by mutual written consent of Cyabra and Trailblazer duly authorized by each of their respective boards of directors.

Termination by Default

Trailblazer may terminate the Merger Agreement by giving written notice to Cyabra, without prejudice to any rights or obligations Trailblazer or Merger Sub may have, (A) at any time prior to the Closing Date, if (i) Cyabra shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of certain conditions set forth in the Merger Agreement impossible and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Date and 30 days following receipt by Cyabra of a written notice from Trailblazer describing in reasonable detail the nature of such breach; provided, however, that Trailblazer is not then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or (B) at any time after the Cyabra shareholder approval deadline if Cyabra has not previously received the Cyabra shareholder approval (provided, that upon Cyabra receiving the Cyabra shareholder approval, Trailblazer shall no longer have any right to terminate the Merger Agreement).

Cyabra may terminate the Merger Agreement by giving written notice to Trailblazer, without prejudice to any rights or obligations Cyabra may have, at any time prior to the Closing Date, if (i) Trailblazer shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of certain conditions set forth in of the Merger Agreement impossible and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Date and 30 days following receipt by Trailblazer of a written notice from Cyabra describing in reasonable detail the nature of such breach; provided, however, that Cyabra is not then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

Amendment to the Merger Agreement

On November 11, 2024, the parties thereto amended the Merger Agreement to:

(i)      increase the size of the Trailblazer Board from five directors to seven directors;

(ii)   remove the director election proposal from the Required Parent Proposals (as defined in the Merger Agreement);

(iii)   increase the size of the 2025 Plan from 10% to 15% due to the fact that certain previously contemplated grants will be included as part of the 2025 Plan;

(iv)    amend the provision related to the share grant to the Cyabra Key Employees to clarify that such grant may be subject to additional vesting conditions as agreed upon between the respective Cyabra Key Employee and Cyabra; and

(v)     amend the Outside Date from December 31, 2024 to March 1, 2025.

Set forth below are diagrams depicting the corporate organizational structure before and after the Business Combination.

After the Acquisition Merger

Cyabra Inc.
(f/k/a Trailblazer
Holdings, Inc.)
Cyabra Strategy Ltd.
Cyabra Strategy Inc.

Certain Related Agreements

Trailblazer Support Agreement

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra entering into the Merger Agreement, the Sponsor and certain other stockholders of Trailblazer entered into the Trailblazer Support Agreement (the “Trailblazer Support Agreement”), pursuant to which the Sponsor and each such Trailblazer stockholder agreed to (i) not to transfer or redeem any Trailblazer Common Stock held by such Trailblazer stockholder and (ii) to vote in favor of the Merger Agreement and the Business Combination and the other transactions contemplated thereby at the Trailblazer stockholder meeting.

Company Support Agreement

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra entering into the Merger Agreement, certain Cyabra shareholders entered into the Company Support Agreement (the “Company Support Agreement”), pursuant to which each such Cyabra shareholder agreed to (i) not to transfer any equity securities held by such shareholder and (ii) to vote in favor of the Merger Agreement and the Business Combination and the other transactions contemplated thereby.

Lock-Up Agreement

Prior to the Closing, Cyabra shall use reasonable best efforts to cause certain Cyabra securityholders to enter into a Lock-Up Agreement with Trailblazer to be effective as of the Closing, pursuant to which the shares comprising the Aggregate Merger Consideration shall be subject to a lock-up, restricting the sale, transfer or other disposition of such shares for a period of nine months in accordance with the terms and conditions more fully set forth in the form of Lock-Up Agreement, a copy of which is filed as Exhibit 10.20 to the registration statement of which this proxy statement/prospectus forms a part.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Holdings, the Sponsor and certain former shareholders of Cyabra (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Holdings will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Holdings Common Shares that are held by the Holders from time to time.

The Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the Registration Rights Agreement or (b) the date as of which (i) all of the Registrable Securities (as defined herein) have been sold pursuant to a registration statement or (ii) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with public reporting requirements.

2024 Convertible Notes

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra, entering into the Merger Agreement, Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”) an affiliate of the Sponsor provided Cyabra a loan in an aggregate amount of $3.4 million in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”). Cyabra subsequently raised an additional $2.6 million (for a total of $6.0 million) from additional purchasers pursuant to the terms of the 2024 Convertible Notes. The conversion features of the 2024 Convertible Notes held by the Sponsor’s affiliate are the same as those held by any other holder of 2024 Convertible Notes.

The PIPE Investment

The Merger Agreement provides that Trailblazer will enter into subscription agreements with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Common Stock in a private placement that will close concurrently with the Closing (the “PIPE Investment”).

Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Trailblazer Common Stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

Proposal 2: The Charter Amendment Proposal

In connection with the Business Combination, Trailblazer stockholders will be asked to consider and vote on a proposal to adopt the Proposed Certificate of Incorporation attached hereto as Annex B. In the judgment of the Trailblazer Board, the Charter Amendment Proposal is necessary to adequately address the needs of the Combined Company.

A summary of the Proposed Certificate of Incorporation is set forth in the “The Proposed Certificate of Incorporation Proposal” section of this proxy statement/prospectus and a complete copy of the Proposed Certificate of Incorporation is attached hereto as Annex B.

Proposal 3: The Governance Proposal

In connection with the Business Combination, Trailblazer stockholders will be asked to consider and vote, on a non-binding advisory basis, on the Governance Proposal:

•        Proposal 3A — to change the name of Holdings to “Cyabra, Inc.”;

•        Proposal 3B — to increase the number of authorized shares of capital stock by 54,000,000 shares, to an aggregate of 160,000,000 shares, consisting of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock;

•        Proposal 3C — to remove provisions that relate to the operation of Trailblazer as a special purpose acquisition corporation prior to the consummation of its initial business combination;

•        Proposal 3D — to amend the voting threshold for certain charter amendments;

•        Proposal 3E — to amend the voting threshold for any bylaws amendments;

•        Proposal 3F — to remove the liquidation provision and retain the default of perpetual existence under the DGCL;

•        Proposal 3G — to provide that any action taken by stockholders must be effected at an annual or special meeting of the shareholders and shall not be taken by consent in lieu of a meeting;

•        Proposal 3H — to provide that directors may be removed from office at any time but only for cause; and

•        Proposal 3I — to provide that special meetings of the shareholders may only be called by the Combined Company Board, the Chairperson of the Combined Company Board, the Chief Executive Officer or President.

Proposal 4. The First Nasdaq Proposal

This is a proposal to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of Holdings Common Stock pursuant to the Merger Agreement in an amount greater than 20% of the number of outstanding shares of Trailblazer Common Stock before such issuance and the resulting change in control in connection with the Business Combination (the “First Nasdaq Proposal”).

Proposal 5. The Second Nasdaq Proposal

This is a proposal to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of Holdings Common Stock in the PIPE Investment in connection with the PIPE Investment (as defined below) upon the consummation of the Business Combination in an amount greater than 20% of the number of outstanding shares of Trailblazer Common Stock before such issuance (the “Second Nasdaq Proposal”).

Proposal 6. The Incentive Plan Proposal

This is a proposal to consider and vote upon a proposal to approve and adopt the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan (the “2025 Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Incentive Plan Proposal”).

Proposal 7. The Adjournment Proposal

This is a proposal to consider and vote approve a proposal to adjourn the Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).

Date, Time and Place of Special Meeting

The Special Meeting will be held on               , 2025, at 10:00 a.m., Eastern Time, conducted via live webcast at the following address     . You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting.

Trailblazer recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to physically attend the Special Meeting in person.

Proxy Solicitation

Proxies may be solicited by mail and by telephone, by facsimile, on the Internet or in person. Trailblazer has engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “Special Meeting of Trailblazer Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Trailblazer stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the issued and outstanding shares of Trailblazer Common Stock entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting.

Approval of the Merger Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Trailblazer Common Stock. Abstentions will have the effect of a vote “AGAINST” the Merger Proposal.

Approval of the Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Trailblazer Common Stock. Abstentions will have the effect of a vote “AGAINST” the Charter Amendment Proposal.

Approval of the Governance Proposal is a non-binding advisory vote, and will require the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” the Governance Proposal.

Approval of each of the First Nasdaq Proposal, the Second Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” each such proposal.

The Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal and the Incentive Plan Proposal, are conditioned on the approval of the Merger Proposal. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event that any of the Merger Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal or the Incentive Plan Proposal does not receive the requisite vote for approval and the applicable condition to closing the Business Combination is not waived, then Trailblazer will not consummate the Business Combination. If Trailblazer does not consummate the Business Combination and fails to complete an initial business combination during the Completion Window, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Appraisal Rights

Appraisal rights are not available to holders of shares of Trailblazer Common Stock in connection with the proposed Business Combination. Holders of Trailblazer Rights also do not have appraisal rights in connection with the proposed Business Combination.

Redemption Rights

Pursuant to Trailblazer’s Current Charter, holders of Trailblazer Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its working capital requirements or necessary to pay its taxes, by (ii) the total number of then-outstanding public shares of Common Stock. As of January 27, 2025, this would have amounted to approximately $11.30 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i) (a) hold Trailblazer Public Shares, or

(b) hold Trailblazer Public Shares through Trailblazer Units and you elect to separate your Trailblazer Units into the underlying Trailblazer Public Shares and Rights prior to exercising your redemption rights with respect to the Trailblazer Public Shares; and (ii) prior to 5:00 p.m., Eastern Time, on           , 2025, (a) submit a written request to Continental to redeem your Trailblazer Public Shares for cash and (b) deliver your Trailblazer Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding Trailblazer Units must separate the units into its component parts prior to exercising redemption rights with respect to the Trailblazer Public Shares. If the Trailblazer Units are registered in a holder’s own name, the holder must deliver the certificate for its Trailblazer Units to Continental, with written instructions to separate the Trailblazer Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Trailblazer Public Shares from the Trailblazer Units.

If a holder exercises its redemption rights, then such holder will be exchanging its Trailblazer Public Shares for cash and will not own shares of the Combined Company. Such a holder will be entitled to receive cash for its Trailblazer Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “Special Meeting of Trailblazer Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Transaction costs in connection with Trailblazer’s IPO included $3,105,000 of underwriting fees, (including $2,070,000 in deferred fees) which remain constant and are not adjusted based on redemptions. The following table presents the underwriting fee as a percentage of the aggregate proceeds from the IPO under each redemption scenario:

Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
(Net Shares)	Fee as a % of IPO Proceeds (net of Redemptions)	(Net Shares)	Fee as a % of IPO Proceeds (net of Redemptions)	(Net Shares)	Fee as a % of IPO Proceeds (net of Redemptions)	(Net Shares)	Fee as a % of IPO Proceeds (net of Redemptions)	(Net Shares)	Fee as a % of IPO Proceeds (net of Redemptions)
6,900,000	4.5%	5,175,000	6.0%	3,450,000	9.0%	1,725,000	18%	0	100%

Owing to prior redemptions, there are 2,379,616 Trailblazer Public Shares outstanding. Accordingly, the following illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below:

Equity Capitalization Summary	Assuming No Further Redemptions		Assuming Mid-point Redemptions		Assuming Maximum Redemptions
	Shares		Shares		Shares
Unredeemed Public Shares	2,379,616		1,189,808		0
Effective Underwriting Fee	$3,105,000	11.6%	$3,105,000	23.2%	$3,105,000	100%

In addition, if Trailblazer fails to complete an initial business combination by September 30, 2025, the current expiration of the Completion Window, Trailblazer will be required to dissolve and liquidate, unless it receives stockholder approval to amend the Current Charter and certain other agreements to extend the date by which an initial business combination may be consummated. Pursuant to the Current Charter, holders of Trailblazer Public Shares may redeem those shares in connection with any proposal to extend the time period to complete an initial business combination. If a substantial number of, but not all, public stockholders exercise their redemption rights, any non-redeeming stockholders would experience dilution. Please see “Questions and Answers about the Proposals — What is the impact on non-redeeming Public Stockholders of stockholder redemptions in connection with the vote on the Merger Proposal?” above.

Interests of Trailblazer’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Trailblazer Board in favor of approval of the Merger Proposal and the other proposals, you should keep in mind that The Sponsor, its affiliates, representatives and the Trailblazer officers and directors (the “Sponsor Related Parties”), have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•        unless Trailblazer consummates an initial business combination, the Sponsor and Trailblazer’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the Trailblazer IPO and private placement not deposited in the Trust Account. As of January 27, 2025, no such reimbursable out-of-pocket expenses have been incurred;

•        our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until six months after the completion of our initial business combination;

•        based on the difference in the purchase price of $25,000 (or approximately $0.01 per share) that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Public Unit sold in the Trailblazer IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the Public Units in the Trailblazer IPO and the public investors experience a negative rate of return following the closing of a business combination, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement;

•        the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.01 per share) for the 1,725,000 Founders Shares and such securities may have a value of $19.1 million at the time of a business combination (based on a market price of $11.08 per share of Trailblazer Common Stock on January 27, 2025). Therefore, the Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement. Further, the Founder Shares have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that the Sponsor currently holds 394,500 Private Units, each unit consisting of one share of common stock and one-tenth (1/10) of one right to receive one share of common stock upon the consummation of an initial business combination, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $3,945,000 and which have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•        the fact that the Initial Stockholders currently hold an aggregate of 2,119,500 shares of Trailblazer Common Stock, including shares underlying Private Units. As of January 27, 2025, such shares had an aggregate market value of approximately $23.5 million and the Private Rights had an aggregate market value of approximately $94,680, based on a market price of $11.08 per share of Trailblazer Common Stock and a market price of $0.24 per Right on January 27, 2025, respectively;

•        the continued indemnification of Trailblazer’s executive officers and directors and the continuation of Trailblazer’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

•        the fact that the Sponsor and Trailblazer’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Merger Proposal and such Founder Shares will be worthless if no business combination is effected by Trailblazer during the Completion Window; and

•        the fact that certain officers and directors of Trailblazer have an economic interest in the 2,119,500 Founder Shares currently owned by Sponsor and purchased by the Sponsor in connection with the Trailblazer IPO as a result of their direct or indirect membership interests in the Sponsor, but do not beneficially own any Trailblazer Common Stock held by the Sponsor other than Joseph Hammer who may be deemed to beneficially own Trailblazer Common Stock owned by the Sponsor as manager of the Sponsor. The economic interest (or deemed economic interest) of these individuals in the 2,119,500 Founder Shares retained by the Sponsor is shown below:

Name and Title of Person	Number of Founder Shares (deemed)
Scott Burell, CFO	15,000
Olga Castells, Independent Director	10,000
Barak Avitbul, Independent Director	10,000
Patrick Donovan, Independent Director	12,500

In light of the foregoing, the Sponsor and Trailblazer’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cyabra rather than liquidate even if (i) Cyabra is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Trailblazer’s directors and executive officers who hold Founder Shares and/or Private Units may receive a positive return on the Founder Shares and Private Units even if Trailblazer’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Executive Officers and Directors of Trailblazer — Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.

The Trailblazer Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Trailblazer stockholders that they approve the Business Combination.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Trailblazer to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

Sponsor paid $25,000, or approximately $0.01 per share for its Founder Shares purchased in connection with the Trailblazer’s formation. At Closing, Sponsor shall hold a total of 2,158,950 shares of Combined Company Common Stock.

At Closing, pursuant to the Merger Agreement, the Combined Company will use cash from the Trust Account to pay Trailblazer transaction expenses and to reimburse or pay the Sponsor or its affiliates for any outstanding loans or other obligations of Trailblazer to the Sponsor or its affiliates. Trailblazer currently estimates that the total amount payable for transaction expenses and any outstanding loans or other obligations of Trailblazer to Sponsor is approximately $2.3 million.

The retention of shares by the Sponsor and the reimbursements payable to the Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming Trailblazer stockholders. See “Proposal No. 1 — The Merger Proposal — Ownership of the Combined Company Immediately After the Closing.”

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	Assuming No Additional Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted(1)	$21,392,408	$14,709,246	$8,026,083	$1,342,921	$(5,340,242)
As adjusted Shares(2)	4,499,116	3,904,212	3,309,308	2,714,404	2,119,500
Net tangible book value per share as of September 30, 2024	$4.75	$3.77	$2.43	$0.49	$(2.52)
Dilution per share to SPAC Public Shareholders	$5.25	$6.23	$7.57	$9.51	$12.52

____________

(1)      See table below for reconciliation of net tangible book value, as adjusted.

(2)      See table below for reconciliation of as adjusted shares.

The following table illustrates Trailblazer’s unadjusted net tangible book value, shares outstanding and net tangible book value per share at September 30, 2024 (including the effect of the September Redemptions) at varying redemption levels.

	Assuming No Additional Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Trailblazer’s net tangible book value as of September 30, 2024	$21,392,408	$14,709,246	$8,026,083	$1,342,921	$(5,340,242)
Trailblazer’s shares outstanding	4,499,116	3,904,212	3,309,308	2,714,404	2,119,500
Trailblazer’s net tangible book value per share as of September 30, 2024	$4.75	$3.77	$2.43	$0.49	$(2.52)
Increase in net tangible book value per share attributable to Trailblazer’s stockholders	$5.25	$6.23	$7.57	$9.51	$12.52

The following table illustrates the as adjusted net tangible book value to Trailblazer’s shareholders and increase in net tangible book value to Trailblazer’s shareholders, excluding the effects of the Business Combination transaction itself.

	Assuming No Additional Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Net tangible book value per share as of September 30, 2024	$4.75	$3.77	$2.43	$0.49	$(2.52)

Numerator adjustments
Trailblazer’s net tangible book value	$(4,998,453)	$(4,998,453)	$(4,998,453)	$(4,998,453)	$(4,998,453)
Holding’s net tangible book value	(373)	(373)	(373)	(373)	(373)
Interest earned on funds held in the Trust Account	382,367	382,367	382,367	382,367	382,367
Reclassification of shares subject to redemption to equity	26,008,867	19,325,705	12,642,542	5,959,380	(723,783)
As adjusted net tangible book value	$21,392,408	$14,709,246	$8,026,083	$1,342,921	$(5,340,242)

Denominator adjustments
Trailblazer’s Public shareholders	2,379,616	1,784,712	1,189,808	594,904	—
Trailblazer’s sponsor	2,119,500	2,119,500	2,119,500	2,119,500	2,119,500
As adjusted Trailblazer’s shares outstanding	4,499,116	3,904,212	3,309,308	2,714,404	2,119,500

Trailblazer issued shares in the Trailblazer IPO at $10 per share. After giving effect to the Trailblazer IPO and September Redemptions, there are 4,499,116 shares of common stock issued and outstanding. In connection with the Business Combination, there will be 5,146,462 shares issued to the Cyabra equity holders. Redemption levels of no additional redemptions, 25%, 50%, 75% and maximum redemptions have been disclosed in the table below as required by Item 1604(c).

For purposes of Item 1604(c)(1) of Regulation S-K, Holdings would have 11,666,410 total shares of common stock outstanding after giving effect to the Business Combination under the no additional redemptions scenario. Where there are no additional redemptions, the company valuation is based on Trailblazer’s IPO price of $10.00 and is therefore calculated as: $10.00 (Trailblazer per share IPO price) times 11,666,410 shares, or $116,664,100. The following table illustrates the valuation at the offering price of the securities at the Trailblazer IPO price of $10.00 per share for each redemption scenario:

	Assuming No Additional Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Trailblazer shares valuation based on offering price of the securities in the Trailblazer IPO of $10.00 per share	$52,285,660	$46,336,620	$40,387,580	$34,438,540	$28,489,500
Trailblazer public stockholders shares outstanding post Business Combination(1)	5,228,566	4,633,662	4,038,758	3,443,854	2,848,950
Cyabra shares valuation based on offering price of the securities in the Trailblazer IPO of $10.00 per share	$51,464,620	$51,464,620	$51,464,620	$51,464,620	$51,464,620
Cyabra stockholder shares outstanding post Business Combination(2)	5,146,462	5,146,462	5,146,462	5,146,462	5,146,462
Other shares valuation based on offering price of the securities in the Trailblazer IPO of $10.00 per share	$12,913,820	$12,913,820	$12,913,820	$15,730,660	$18,913,820

	Assuming No Additional Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Other stockholder shares outstanding post Business Combination(3)	1,291,382	1,291,382	1,291,382	1,573,066	1,891,382
Total valuation based on offering price of the securities in Trailblazer IPO of $10.00 per share	$116,664,100	$110,715,060	$104,766,020	$101,633,820	$98,867,940
Total shares outstanding post Business Combination(4)	11,666,410	11,071,506	10,476,602	10,163,382	9,886,794

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The required disclosure is not a guarantee that the trading price of the Combined Company will not be below the offering price in the Trailblazer IPO, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

(1)      Includes 729,450 shares of common stock to be issued upon consummation of the Business Combination upon conversion of the 7,294,500 Public Rights outstanding.

(2)      Includes 400,000 shares of common stock to be issued to Cyabra Key Employees upon consummation of the Business Combination.

(3)      Includes the issuance of (i) 105,000 shares of common stock to be issued to LifeSci pursuant to the advisory agreement, (ii) 1,186,382 shares of common stock representing the as-converted basis of 1,186,382 shares of Holdings Preferred Stock, of which 672,283 shares are issued to Alpha, an affiliate of the Sponsor, and 514,099 shares are issued to other investors, in connection with the 2024 Convertible Notes, and (iii) shares issued to the PIPE Investors, of which none are assumed issued under the no additional redemptions, 25% redemptions and 50% redemptions scenarios, 281,684 shares are assumed issued under the 75% redemptions scenario and 600,000 shares are assumed issued under the maximum redemptions scenario.

(4)      Excludes the dilutive effect of 4,067,156 shares representing outstanding Cyabra Warrants, Cyabra Options and Earnout Shares.

Anticipated Accounting Treatment

The Business Combination is intended to be accounted for as a reverse recapitalization, in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, Trailblazer will be treated as the acquired company for financial reporting purposes, and Cyabra will be the accounting acquirer.

Emerging Growth Company

Trailblazer is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Trailblazer will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Trailblazer’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, Trailblazer is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Trailblazer will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of shares of Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of shares of Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

Recommendation of the Trailblazer Board of Directors and Reasons for the Business Combination

In reaching its unanimous resolution (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of common stock in connection therewith, are advisable and in the best interests of Trailblazer and its stockholders and (ii) recommending that the Trailblazer stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Trailblazer Board consulted with Trailblazer’s legal and financial advisors in connection with its evaluation of the Merger Agreement and the Business Combination, reviewed the results of due diligence conducted by Trailblazer’s management, legal and financial advisors and considered a variety of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Trailblazer Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Trailblazer Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In the prospectus for the Trailblazer IPO, Trailblazer identified the following general criteria and guidelines that Trailblazer believes are important in evaluating prospective target businesses, indicating that while Trailblazer intends to use these criteria and guidelines in evaluating prospective businesses, it may deviate from these criteria and guidelines:

Experienced Management Teams:    candidates that have strong, experienced management teams with a focus on driving revenue growth, enhancing profitability and generating strong free cash flow. Trailblazer will seek to partner with the potential target’s management team and expect that the operating and financial abilities of our management and board will help the potential target company to unlock opportunities for future growth and enhanced profitability.

Attractive Valuations:    Trailblazer will only evaluate a business that, based on our due diligence and industry experience, represents an attractive valuation relative to publicly listed companies with similar characteristics or in similar industry segments.

Will Benefit from Being a Public Company:    Trailblazer intends to pursue a business that will benefit from being a public company, including potentially having broader access to capital and a public currency for acquisitions.

Clear Competitive Advantages:    Trailblazer intends to target businesses that differentiate themselves from their peers in ways that are difficult to replicate and have clear competitive advantages.

High Growth Potential and Cash Flow:    Trailblazer intends to seek businesses that are well positioned to grow in their respective markets and which have clear plans on how to leverage additional capital to accelerate growth. We expect to target businesses that have had, or expect to have, strong cash flow generation.

Fairness Opinion.    The Trailblazer Board received the opinion of Roth that the total consideration to be paid by Trailblazer in the Business Combination is fair to the shareholders of Trailblazer from a financial point of view. See “Proposal No. 1 — The Merger Proposal — Opinion of Roth Capital Partners, LLC as Fairness Opinion Provider” below.

The Trailblazer Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Reasonableness of the aggregate consideration to be paid under the Merger Agreement.    Following a review of the financial data provided to Trailblazer, including certain unaudited prospective financial information of Cyabra (including, where applicable, the assumptions underlying such unaudited prospective financial information) and Trailblazer’s due diligence review of Cyabra’s business, the Trailblazer Board determined that (i) the consideration in the Acquisition Merger is fair from a financial point of view to Trailblazer and (ii) the fair market value of Cyabra equals or exceeds 80% of the amount held by Trailblazer in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account).

•        Due Diligence:    The Trailblazer management team, together with its advisors, conducted thorough due diligence of Cyabra, including processes that conducted a thorough investigation of Cyabra’s management team and structure, financial statements and health, technological examination, legal and regulatory diligence, and a long history of discussion and interaction with Cyabra’s management and advisors regarding the aforementioned issues.

•        Industry:    Cyabra’s business and positioning as “leading the fight against disinformation” was attractive to Trailblazer management following a thorough review of the industry looking to combat the ever-growing presence and threat of disinformation online, as well as analyzing and believing in projected market growth and opportunity for Cyabra to continue to develop. This led Trailblazer management to believe in Cyabra’s positive prospects in future periods.

•        Alternatives:    Following a thorough process of evaluating other business combination opportunities presented and available to Trailblazer, the Trailblazer Board believes that the best potential business combination is the proposed one, taking into consideration all factors including but not limited to likelihood of completing the combination, timing of the transaction, and meeting goals laid out by Trailblazer management at the beginning of the process.

•        Negotiated Transaction:    The Trailblazer Board and management considered the terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Trailblazer and Cyabra to complete the Business Combination. The Trailblazer Board also considered the financial and other terms of the Business Combination and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Cyabra and Trailblazer.

•        Post-Closing Governance:    Trailblazer’s negotiated right to nominate a board member following the conclusion of the Business Combination led management to believe that, post-closing, Cyabra will be able to benefit from the Sponsor’s relationships to identify board members with industry, financial, and professional knowledge within the field Cyabra has positioned itself in, allowing for the prospect of driving positive returns for shareholders.

•        Structure and Timing:    The structure and timing of both the Business Combination and the PIPE Investment are consistent with common practice in initial business combination transactions consummated by special purpose acquisition companies like Trailblazer. In addition to its consistency with common practice, the timing for the consummation of the Business Combination, that is, as soon as reasonably practicable following the execution of the Merger Agreement, was determined and agreed by the parties in light of (i) general business considerations weighing in favor of consummating the transaction promptly so that neither party would need to operate for longer than necessary under the burden of uncertainty attendant to an upcoming merger, and (ii) the need for Trailblazer to complete an initial business combination within the Completion Window. Moreover, the PIPE Investment is structured to take reasonable advantage of amounts that might remain in the Trust Account after redemptions.

Limitations of Review:    The Trailblazer board considered all factors in its decision, including but not limited to fairness opinion conducted by Roth, which confirmed that the transaction is fair from a financial point of view to Cyabra, and that the fair value of Cyabra is equal to or exceeds 80% of the amount held by Trailblazer in trust for the benefit of its public stockholders

The Trailblazer Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the Combined Company’s revenues.

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Liquidation of Trailblazer.    The risks and costs to Trailblazer if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Trailblazer being unable to effect a business combination by the end of the Completion Window and force Trailblazer to liquidate.

•        Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits Trailblazer from soliciting other business combination proposals, which except for limited circumstances (related to the receipt of an unsolicited business combination proposal) restricts Trailblazer’s ability to consider other potential business combinations prior to the earlier of the consummation of the Business Combination and the termination of the Merger Agreement.

•        Redemption Risk.    The potential risk that a significant number of Trailblazer’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Trailblazer’s Current Charter, which would potentially make the Business Combination more difficult or impossible to complete.

•        Stockholder Vote.    The risk that Trailblazer’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within Trailblazer’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the Trailblazer Board also considered other factors, including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of Trailblazer may have interests in the Business Combination (see “Interests of Trailblazer’s Directors and Officers and Others in the Business Combination”).

•        Merger Consideration.    The purchase price to be paid as merger consideration was measured against the market value of comparable companies.

•        Other Risk Factors.    Various other risk factors associated with the business of Cyabra, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus/prospectus.

The Trailblazer Board concluded, in its business judgment, that the potential benefits that it expects Trailblazer and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the Trailblazer Board unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Trailblazer and its stockholders.

This explanation of Trailblazer’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Business Combination is not structured so that approval of at least a majority of unaffiliated Trailblazer stockholder is required. No unaffiliated representative has been retained to act solely on behalf of the Trailblazer stockholders for purposes of negotiating the terms of the Merger Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. The Business Combination was unanimously approved by the Trailblazer Board.

The Trailblazer Board recommends that Trailblazer stockholders vote:

•        FOR the Merger Proposal (Proposal 1);

•        FOR the Charter Amendment Proposal (Proposal 2);

•        FOR the Governance Proposal (Proposal 3);

•        FOR the First Nasdaq Proposal (Proposal 4);

•        FOR the Second Nasdaq Proposal (Proposal 5)

•        FOR the Incentive Plan Proposal (Proposal 6); and

•        FOR the Adjournment Proposal (Proposal 7).

Summary of Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the special meetings, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 41 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of Trailblazer and Cyabra to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of the Combined Company following consummation of the Business Combination.

Risks Related to Cyabra’s Business and the Industry in Which It Operates.

•        Cyabra has a history of losses, anticipates continued operating losses in the future, and may not be able to achieve or maintain profitability. If Cyabra cannot achieve or maintain profitability, shareholders could lose all or part of their investment.

•        Cyabra will require additional capital to support its business and objectives.

•        Cyabra’s business depends on renewals of its subscription contracts.

•        Cyabra faces competition, which may adversely affect its ability to add new customers, retain existing customers and grow its business.

•        If Cyabra does not accurately predict, prepare for, and respond promptly to rapidly evolving technological and market developments and successfully manage changing customer needs, its competitive position and prospects will be harmed.

•        Cyabra’s research and development may not generate revenue or yield expected benefits.

•        Conditions in Israel could adversely affect Cyabra’s business.

•        Cyabra’s business and operations have experienced significant growth in recent periods, and if it does not effectively manage any future growth or is unable to improve its systems, processes, and controls, its operating results could be adversely affected.

•        Cyabra’s business depends, in part, on sales to governmental organizations, and significant changes in the contracting or fiscal policies of such governmental organizations could have an adverse effect on Cyabra’s business and results of operations.

•        Issues in the development and use of AI, machine learning and data scraping in Cyabra’s software solution, combined with an uncertain regulatory environment, may result in reputational harm, liability, or other adverse effects to Cyabra’s business and operating results.

•        Cyabra relies on third-party data centers, such as Amazon Web Services, to host and operate its platform and any disruption of or interference with Cyabra’s use of these facilities may negatively affect its ability to maintain the performance and reliability of its platform which could cause its business to suffer.

•        Licensing of Cyabra’s software is dependent, in part, on the performance of third parties.

•        If Cyabra is unable to attract, retain, and motivate its key technical, sales, and management personnel, its business could suffer.

Risks Related to Cyabra’s Intellectual Property

•        Failure to protect and enforce Cyabra’s proprietary technology and intellectual property rights could substantially harm its business.

•        Intellectual property disputes could result in significant costs and harm Cyabra’s business.

•        Cyabra may become subject to claims for remuneration or royalties for assigned service invention rights by its employees, which could result in litigation and adversely affect Cyabra’s business.

Risks Related to Cyabra’s Products and Technology

•        Security breaches, computer malware, computer hacking, cyberattacks and other security incidents could harm Cyabra’s business, reputation, brand and operating results.

•        Defects, errors, or vulnerabilities in Cyabra’s products or subscriptions, the failure of Cyabra’s products or subscriptions to block a virus or prevent a security breach or incident, misuse of its products, or risks of product liability claims could harm its reputation and adversely impact its operating results.

•        Cyabra’s use of open source technology could impose limitations on its ability to commercialize its software.

Risks Related to Cyabra’s Legal or Regulatory Matters

•        Cyabra is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

•        Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing Cyabra’s operations could subject it to penalties and other adverse consequences.

•        Cyabra’s business may be affected by litigation and governmental investigations.

•        Cyabra has received Israeli government grants for certain research and development activities. The terms of those grants require it to satisfy specified conditions as stipulated under the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984, the regulations promulgated thereunder and the IIA applicable rules and guidelines, including the terms of the specific grants received from the IIA (collectively, the “Innovation Law”).

Risks Related to Trailblazer and the Business Combination

•        Trailblazer stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•        The holders of Founder Shares, including our officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of our public stockholders, and therefore a conflict of interest may have existed in determining whether the Business Combination is appropriate.

•        The fairness opinion obtained by the Trailblazer Board does not and will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.

•        We may be forced to close the Business Combination even if the Trailblazer Board determines it is no longer in our stockholders’ best interest.

•        Past performance by our management team or our Sponsor may not be indicative of future performance of an investment in Cyabra or the Combined Company.

•        Trailblazer and Cyabra will incur significant costs in connection with the Business Combination.

•        There are risks to our public stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

•        The historical financial data for Cyabra and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

•        The ability of Trailblazer’s stockholders to exercise redemption rights with respect to a large number of shares of common stock may adversely affect the liquidity of our securities and adversely affect the liquidity of the Combined Company

•        If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the Redemption Price received by public stockholders may be less than $10.00 per share.

•        If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or a bankruptcy petition is filed against us, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

•        Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

•        We may not be able to complete the Business Combination if the Business Combination is considered by the authorities be subject to U.S. foreign investment regulations.

•        If Trailblazer is deemed to be an investment company under the Investment Company Act, Trailblazer may be required to institute burdensome compliance requirements or liquidate and Trailblazer’s activities may be restricted.

Risks Relating to the Ownership of the Combined Company Common Stock following the Business Combination.

•        The price of the Combined Company’s common stock may be volatile.

•        Nasdaq may not list the Combined Company’s securities, and the Combined Company may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.

•        The Combined Company’s management team has minimal experience managing a public company.

•        Insiders will continue to have substantial influence over the Combined Company’s after the Closing, which could limit your ability to affect the outcome of key transactions, including a change of control.

•        Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.

•        Each outstanding Right entitles the holder thereof to automatically receive one share of Combined Company Common Stock upon consummation of our initial business combination, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•        There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

•        The Sponsor and Trailblazer’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if Trailblazer’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

RISK FACTORS

Risks Related to Cyabra

Risks Related to Cyabra’s Business and the Industry in Which It Operates.

Cyabra has a history of losses, anticipates continued operating losses in the future, and may not be able to achieve or maintain profitability. If Cyabra cannot achieve or maintain profitability, shareholders could lose all or part of their investment.

Since Cyabra’s inception, it has generated substantial net losses as it has devoted its resources to the development of its technology. As of September 30, 2024, Cyabra had an accumulated deficit of approximately $29.0 million. For the years ended December 31, 2023 and December 31, 2022, Cyabra’s total comprehensive loss was $6.5 million and $6.1 million, respectively. Cyabra expects its operating losses to continue for the foreseeable future as it continues to invest in research and development and sales and marketing efforts. These efforts may be more costly than Cyabra expects, and it may not be able to generate sufficient revenue to offset its increased operating expenses. If Cyabra is unable to generate substantial revenue, it may never become profitable or be able to maintain any future profitability. If this were to occur, Cyabra’s shareholders could lose all or part of their investment.

Cyabra will require additional capital to support its business and objectives.

Until such time, if ever, as Cyabra can generate sufficient revenue to provide for its working capital needs, it expects to finance its working capital requirements through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that Cyabra raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Cyabra’s shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Cyabra’s ordinary shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Cyabra’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If Cyabra raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams, research programs or products, or grant licenses on terms that may not be favorable to Cyabra. If Cyabra is unable to raise additional funds through equity or debt financings or other arrangements when needed, it may be required to delay, limit, reduce or terminate its research and product development or its sales and marketing efforts, or grant rights to develop and market its products that it would otherwise prefer to develop and market itself, all of which could also impact its ability to continue as a going concern. The perception that Cyabra may not be able to continue as a going concern may cause others to choose not to deal with Cyabra due to concerns about its ability to meet its contractual obligations.

Cyabra’s business depends on renewals of its subscription contracts.

Subscription revenue accounts for a majority of Cyabra’s total revenues. Sales and renewals of subscription contracts may decline and fluctuate as a result of a number of factors, including customers’ level of satisfaction with Cyabra’s product, the frequency and severity of subscription outages, Cyabra’s product uptime or latency and reductions in Cyabra’s customers’ spending levels. Existing customers have no contractual obligation to, and may not, renew their subscription contracts after the completion of their initial contract period. Additionally, Cyabra’s customers may renew their subscription agreements for shorter contract lengths or on other terms that are less economically beneficial to Cyabra. In order for Cyabra to maintain or improve its operating results, it is important that its customers renew when the terms of their contracts expire. Customer renewal rates may be affected by a number of factors, including:

•        Cyabra’s pricing or license terms and those of its competitors;

•        Cyabra’s reputation for performance and reliability;

•        new product releases by Cyabra or its competitors;

•        customer satisfaction with Cyabra’s software or support;

•        consolidation within Cyabra’s customer base;

•        availability of comparable software from Cyabra’s competitors;

•        effects of global or industry specific economic conditions;

•        Cyabra’s customers’ ability to continue their operations and spending levels; and

•        other factors, a number of which are beyond Cyabra’s control.

If Cyabra’s customers fail to renew their subscription contracts or renew on terms that are less beneficial to Cyabra, Cyabra’s renewal rates may decline or fluctuate, which may harm its business.

In addition, because Cyabra recognizes subscription revenue over the term of the relevant subscription period, which generally range from several months to three years, a decline in subscription contracts in any one fiscal quarter will not be fully or immediately reflected in revenue in that fiscal quarter but will negatively affect its revenue in future fiscal quarters.

Cyabra faces competition, which may adversely affect its ability to add new customers, retain existing customers and grow its business.

Cyabra believes the market for disinformation detection services is competitive and subject to rapid technological changes. Cyabra primarily competes with third-party service providers and, to a certain extent, the in-house capabilities of its existing and potential future customers. Cyabra’s competitors include Logically, Inc., Blackbird.AI, Alethea Group, Inc., VineSight Technology Ltd. and Pyrra Technologies Inc.

Many of Cyabra’s competitors have greater financial, technical, marketing, sales, and other resources, greater name recognition, longer operating histories, and a larger base of customers than it does. They may be able to devote greater resources to the promotion and sale of products and services than Cyabra, and they may offer lower pricing than Cyabra does. Further, they may have greater resources for research and development of new technologies, the provision of customer support, and the pursuit of acquisitions. They may also have larger and more mature intellectual property portfolios and broader and more diverse product and service offerings, which allow them to leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing Cyabra’s products and subscriptions. Some competitors may have broader distribution and established relationships with distribution partners and end-customers.

Conditions in Cyabra’s market could change rapidly and significantly as a result of technological advancements, partnering or acquisitions by its competitors or continuing market consolidation. Cyabra’s competitors and potential competitors may be able to develop new or disruptive technologies, products, or services and leverage new business models that are equal or superior to those of Cyabra, achieve greater market acceptance of their products and services, disrupt Cyabra’s markets, and increase sales by utilizing different distribution channels than Cyabra. In addition, new and enhanced technologies continue to increase Cyabra’s competition. To compete successfully, Cyabra must accurately anticipate technology developments and deliver innovative, relevant, and useful products, services and technologies in a timely manner. Some of Cyabra’s competitors have made or could make acquisitions of businesses that may allow them to offer more directly competitive and comprehensive solutions than they had previously offered and adapt more quickly to new technologies and end-customer needs. Cyabra’s current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources.

These competitive pressures in Cyabra’s market or Cyabra’s failure to compete effectively may result in price reductions, fewer orders, reduced revenue and gross margins and loss of market share. If Cyabra is unable to compete successfully, or if competing successfully requires Cyabra to take aggressive pricing or other actions, its business, financial condition, and results of operations would be adversely affected.

If Cyabra does not accurately predict, prepare for, and respond promptly to rapidly evolving technological and market developments and successfully manage changing customer needs, its competitive position and prospects will be harmed.

The market for disinformation detection services has grown quickly and continues to evolve rapidly. If Cyabra fails to accurately predict, prepare for, and respond to rapidly evolving technological and market developments and successfully manage changing customer needs in a timely manner, its business will be harmed.

Cyabra’s research and development may not generate revenue or yield expected benefits.

A key element of Cyabra’s strategy is to focus on innovation and invest in research and development to create new products and enhance its existing product offerings. Research and development projects can be technically challenging and expensive, and there may be delays between the time Cyabra incurs expenses and the time Cyabra is able to generate revenue, if any. Anticipated customer demand for any software Cyabra may develop could decrease after the development cycle has commenced, and Cyabra could be unable to avoid costs associated with the development of any such software. If Cyabra expends a significant amount of resources on research and development and its efforts do not lead to the timely introduction or improvement of software that is competitive in Cyabra’s current or future markets, it could harm Cyabra’s business. Cyabra’s development could be limited by government regulations affecting who it can hire, and what markets it can serve.

Conditions in Israel could adversely affect Cyabra’s business.

Cyabra is incorporated under the laws of the State of Israel, and many of Cyabra’s employees, including certain management members, operate from its office that is located in Tel Aviv, Israel. In addition, a substantial number of Cyabra’s officers and directors are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect Cyabra’s business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with certain armed groups in the Gaza Strip, with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Israel faces threats from more distant neighbors, and in particular, Iran, which has threatened to attack Israel and which is believed to be developing nuclear weapons.

On October 7, 2023, the “Swords of Iron” war started between Israel and the terrorist organizations in the Gaza Strip, following a surprise attack on Israel led by certain armed groups in the Gaza Strip that included massacres, terrorism and crimes against humanity. This war is concentrated in the Gaza Strip which is along the southern region of the State of Israel, whereas the Hezbollah terrorist organization located in Lebanon has also engaged in hostilities. Israel has responded to the attacks against it with airstrikes and extensive mobilization of reserves. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip and Lebanon against civilian targets in various parts of Israel, including areas in which Cyabra’s employees are located, and negatively affected business conditions in Israel. In addition, Iran fired missiles and drones at Israel.

Any hostilities involving Israel, including the recent hostilities between certain armed groups in the Gaza Strip and Israel which has resulted large number of missiles being fired at Israel, including major cities, such interruptions or curtailments of trade between Israel and its trading partners, could adversely affect Cyabra’s operations and results of operations. To the extent that key employees and potential employees are called up for active duty, Cyabra’s ability to operate may be impaired.

Cyabra’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Cyabra cannot assure investors that this government coverage will be maintained or that it will sufficiently cover Cyabra’s potential damages. Any losses or damages incurred by Cyabra could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm Cyabra’s results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on Cyabra’s results of operations, financial condition or the expansion of its business. A campaign of boycotts, divestment, and sanctions has been undertaken against Israel, which could also adversely affect Cyabra’s business. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, Cyabra’s business, financial condition, results of operations, and prospects.

In addition, many Israeli citizens are obligated to perform several weeks of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Cyabra’s operations could be disrupted by such call-ups, which may include the call-up of members of its management. Such disruption could materially adversely affect its business, prospects, financial condition, and results of operations.

In addition, in 2023, the current Israeli government pursued extensive changes with respect to Israel’s judicial system. In response to such developments, individuals, organizations and financial institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or conduct business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. Such proposed changes may also adversely affect the labor market in Israel, or lead to political instability or civil unrest. To the extent that any of these negative developments do occur, they may have an adverse effect on Cyabra’s business, Cyabra’s results of operations and Cyabra’s ability to raise additional funds and to attract or retain qualified and skilled personnel. Cyabra can give no assurance that the political, economic and security situation in Israel will not have a material adverse impact on Cyabra’s business in the future.

Cyabra’s business and operations have experienced significant growth in recent periods, and if it does not effectively manage any future growth or is unable to improve its systems, processes, and controls, its operating results could be adversely affected.

Cyabra has experienced significant growth and increased demand for its software solution over the past few years, and the number of its customers has increased. The growth and expansion of Cyabra’s business places a significant strain on its management, operational, and financial resources. To manage any future growth effectively, Cyabra must continue to improve and expand its information technology and financial infrastructure, its operating and administrative systems and controls and its ability to manage headcount, capital, and processes in an efficient manner.

Cyabra may not be able to successfully implement, scale, or manage improvements to its systems, processes, and controls in an efficient or timely manner, which could result in material disruptions of its operations and business. In addition, Cyabra’s existing systems, processes, and controls may not prevent or detect all errors, omissions, or fraud. Cyabra may also experience difficulties in managing improvements to its systems, processes, and controls, or in connection with third-party software licensed to help Cyabra with such improvements. Any future growth would add complexity to Cyabra’s organization and require effective coordination throughout its organization. Failure to manage any future growth effectively could result in increased costs, disrupt Cyabra’s existing customer relationships, reduce demand for Cyabra’s solutions, or materially harm its business performance and operating results.

International operations expose Cyabra to risks inherent in international activities.

Cyabra faces risks in doing business internationally that could adversely affect its business, including:

•        foreign exchange risk;

•        import, export and sanctions restrictions and changes in trade regulation and agreements, including increased government limitations concerning sharing technology, end use, and end users and possible foreign government retaliation;

•        sales and customer service challenges associated with operating in different countries;

•        difficulties in staffing and managing foreign operations and working with foreign partners;

•        different pricing environments, longer sales cycles, longer accounts receivable payment cycles, and collections issues;

•        the campaign of boycotts, divestment and sanctions that has been undertaken against Israel;

•        compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including the Committee on Foreign Investment in the United States (CFIUS), the Foreign Corrupt Practices Act of 1977 (FCPA), employment, ownership, trade, tax, privacy and data protection and artificial intelligence laws and regulations;

•        limitations on enforcement of intellectual property rights;

•        social and political instability in a number of countries around the world, including the recent developments in the Middle East, and also including the threat of war, terrorist attacks in the United States or in Europe, the Middle East and Africa, epidemics or civil unrest;

•        more restrictive or otherwise unfavorable government regulations affecting Israeli entities;

•        increased financial accounting and reporting burdens and complexities;

•        restrictions on the transfer of funds; and

•        unstable regional, economic and political conditions.

Cyabra’s inability to manage any of these risks successfully, or to comply with these laws and regulations, could reduce its sales, affect its development and harm its business.

Cyabra’s business depends, in part, on sales to governmental organizations, and significant changes in the contracting or fiscal policies of such governmental organizations could have an adverse effect on Cyabra’s business and results of operations.

Cyabra’s future growth depends, in part, on increasing sales to governmental organizations. Demand from governmental organizations is often unpredictable, subject to budgetary uncertainty and typically involves long sales cycles. A significant focus of Cyabra’s business has been marketing to governmental organizations, but it cannot assure Cyabra’s shareholders that Cyabra will be able to maintain or grow its revenue from governmental organizations. Governmental sales are subject to a number of challenges and risks that may adversely impact Cyabra’s business.

Sales to such governmental organizations include, but are not limited to, the following risks:

•        selling to governmental organizations can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale;

•        governmental demand and payment for Cyabra’s solutions may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays in the governmental appropriations or procurement processes adversely affecting public sector demand for its solutions, including as a result of abrupt events such as war, incidents of terrorism, natural disasters, and public health concerns or epidemics;

•        the attitude of governmental organizations towards Cyabra as a company, Cyabra’s technology or the capabilities that Cyabra offers, may change and reduce interest in Cyabra’s service as an acceptable solution;

•        changes in the political environment, including before or after a change to the leadership within the governmental organization, can create uncertainty or changes in policy or priorities and reduce available funding for Cyabra’s services; and

•        governmental organizations routinely investigate and audit contractors’ administrative processes, and any unfavorable audit could result in the governmental organization refusing to continue to subscribe to Cyabra’s solutions, which would adversely impact its revenue and results of operations, or institute fines or civil or criminal liability if the audit were to uncover improper or illegal activities.

The occurrence of any of the foregoing risks could cause governmental organizations to delay or refrain from subscribing to Cyabra’s solutions in the future or otherwise have an adverse effect on its business.

Issues in the development and use of AI, machine learning and data scraping in Cyabra’s software solution, combined with an uncertain regulatory environment, may result in reputational harm, liability, or other adverse effects to Cyabra’s business and operating results.

Cyabra incorporates machine learning and AI technologies in its software solution and intends to continue to add and improve its existing machine learning and AI technologies. AI technologies are complex and rapidly evolving. Cyabra faces significant competition from other companies as well as an evolving and uncertain regulatory landscape in relation to these technologies and “big data.” The development and use of AI technologies by Cyabra may result in new or enhanced governmental or regulatory scrutiny, litigation, confidentiality or security risks, ethical concerns, or other complications that could adversely affect Cyabra’s business, reputation, or financial results. There are operational risks as well. For example, the algorithms that Cyabra uses may be flawed or may be based on datasets that are biased or insufficient. Similarly, any latency, disruption, or failure in Cyabra’s machine learning and AI technologies or infrastructure could result in delays or errors in Cyabra’s software solution.

Uncertainty around new and emerging AI technologies may require additional investment and increase Cyabra’s costs in the development, testing, deployment, and maintenance of machine learning models, development of new approaches and processes and development of appropriate policies, procedures, protections and safeguards, which may be costly and could impact Cyabra’s expenses. The development, marketing, and use of AI technologies presents emerging ethical and social issues, and if Cyabra enables or offers solutions that draw scrutiny or controversy due to their perceived or actual impact on customers, employees, content owners, or on society as a whole, it may experience brand or reputational harm, competitive harm, and/or legal liability.

The intellectual property ownership and license rights surrounding AI technologies, as well as data protection laws related to the use and development of AI, are currently not fully addressed by courts or regulators. The use or adoption of AI technologies in Cyabra’s software solutions may result in exposure to claims by third parties of copyright infringement or other intellectual property misappropriation, which may require Cyabra to pay compensation, license fees to third parties and/or cease use of certain content or data. The evolving legal, regulatory, and compliance framework for AI technologies may also impact Cyabra’s ability to protect its own data and intellectual property against infringing use.

Cyabra’s products and services rely to a certain extent on the usage of third party information gathering services and other automated process or other method to retrieve, index, “data mine” or “data scrape” third party websites or platforms in a manner that that the owner of such website or platform may contend that such activity violates such website’s or platform’s robot exclusion protocols, terms of service, terms of use, end-user agreement, or other contract. Such reliance may result in exposure to claims by such third parties or other persons, including data subjects and regulatory or enforcement bodies, of breach of contract, trespass, copyright infringement, intellectual property misappropriation or unfair competition, infringement of privacy rights or violation of other regulatory rules and statutes, which may require Cyabra to pay compensation, fines or other kinds of expenses, license fees to third parties, to handle legal disputes, incur reputational damage and/or cease use of certain content or data or encounter difficulties in accessing such content or data by virtue of legal mechanisms or technical measures adopted by third parties using anti-scraping technologies such as CAPTCHA systems or IP blocking.

The laws and regulations governing web scraping and data usage are evolving, and future changes to such legal framework could impose additional restrictions on our activities. Cyabra may be required to invest significant resources in adapting our practices to comply with new laws and regulations, and failure to do so could lead to penalties, fines or limitations and prohibitions which may be imposed on our business operations. Moreover, as concerns about data privacy and cybersecurity continue to rise, regulatory authorities are placing increased oversight on businesses that rely on scraping. As such, Cyabra may face investigations, audits or enforcement actions from regulators, leading to operational disruptions, fines or legal costs.

Cyabra relies on third-party data centers, such as Amazon Web Services, to host and operate its platform and any disruption of or interference with Cyabra’s use of these facilities may negatively affect its ability to maintain the performance and reliability of its platform which could cause its business to suffer.

Cyabra’s customers depend on the continuous availability of Cyabra’s platform. Cyabra currently hosts its platform and serves its customers using a mix of third-party data centers, primarily Amazon Web Services, Inc., or AWS. Consequently, Cyabra may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of its direct control. Cyabra may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints.

The following factors, many of which are beyond Cyabra’s control, can affect the delivery, availability, and the performance of its platform:

•        the development and maintenance of the infrastructure of the internet;

•        the performance and availability of third-party providers of cloud infrastructure services, such as AWS, with the necessary speed, data capacity and security for providing reliable internet access and services;

•        decisions by the owners and operators of the data centers where Cyabra’s cloud infrastructure is deployed to terminate its contracts, discontinue its services, shut down its operations or facilities, increase its prices, change its service levels, limit its bandwidth, declare bankruptcy or prioritize the traffic of other parties;

•        physical or electronic break-ins, acts of war or terrorism, human error or interference (including by disgruntled employees, former employees or contractors) and other catastrophic events;

•        cyberattacks, including denial of service attacks, targeted at Cyabra, its data centers, or the infrastructure of the internet;

•        failure by Cyabra to maintain and update its cloud infrastructure to meet its data capacity requirements;

•        errors, defects or performance problems in Cyabra’s software, including third-party software incorporated in its software;

•        improper deployment or configuration of Cyabra’s solutions;

•        the failure of Cyabra’s redundancy systems, in the event of a service disruption at one of its data centers, to provide failover to other data centers in its data center network; and

•        the failure of Cyabra’s disaster recovery and business continuity arrangements.

The adverse effects of any service interruptions on Cyabra’s reputation, results of operations, and financial condition may be disproportionately heightened due to the nature of its business. Interruptions or failures in Cyabra’s service delivery could result in a cyberattack or other security threat to one of its customers during such periods of interruption or failure. Additionally, interruptions or failures in Cyabra’s service could affect its renewal rates, and harm its ability to attract new customers. The occurrence of any of these factors, or if Cyabra is unable to rapidly and cost-effectively fix such errors or other problems that may be identified, could damage its reputation, negatively affect its relationship with its customers or otherwise harm its business, results of operations and financial condition.

Licensing of Cyabra’s software is dependent, in part, on the performance of third parties.

Cyabra licenses its software primarily through its direct sales force. To a lesser extent, Cyabra has authorized certain resellers to market and sell its software to their customers. If these resellers are unable to successfully market Cyabra’s software, or become unstable, financially insolvent, or otherwise do not perform as Cyabra expects, Cyabra’s revenue growth from resellers could be negatively impacted.

If Cyabra is unable to attract, retain, and motivate its key technical, sales, and management personnel, its business could suffer.

Cyabra’s future success depends, in part, on its ability to continue to attract, retain, and motivate the members of its management team and other key employees. In particular, Cyabra is highly dependent on the services of its co-founders, Dan Brahmy, Yossef Daar and Ido Shraga. Cyabra relies on its leadership team in the areas of operations, security, marketing, sales, support, research and development, and general and administrative functions, and on individual contributors on its research and development team.

Competition for highly skilled personnel, particularly in software development, including in the areas of AI and machine learning, is often intense. Cyabra’s future performance depends on the continuing services and contributions of its senior management to execute on its business plan and to identify and pursue new opportunities and product innovations. If Cyabra is unable to hire, integrate, train, or retain the qualified and highly skilled personnel required to fulfill its current or future needs, its business, financial condition, and operating results could be harmed.

Risks Related to Cyabra’s Intellectual Property

Failure to protect and enforce Cyabra’s proprietary technology and intellectual property rights could substantially harm its business.

The success of Cyabra’s business depends, in part, on its ability to protect and enforce its proprietary technology and intellectual property rights. Cyabra primarily relies on its unpatented proprietary technology and trade secrets. Despite Cyabra’s efforts to protect its proprietary technology and trade secrets, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. The contractual provisions that Cyabra enters into with employees, consultants, partners, vendors and customers may not be sufficient to prevent unauthorized use or disclosure of its proprietary technology or trade secrets and may not provide an adequate remedy in the event of unauthorized use or disclosure of its proprietary technology or trade secrets.

Policing unauthorized use of Cyabra’s technologies, software and intellectual property is difficult, expensive and time-consuming. Cyabra may be unable to detect or determine the extent of any unauthorized use or infringement of its software, technologies or intellectual property rights.

From time to time, Cyabra may need to engage in litigation or other administrative proceedings to protect its intellectual property rights. Such litigation could result in substantial costs and diversion of resources and could negatively affect its business and revenue. If Cyabra is unable to protect and enforce its intellectual property rights, its business may be harmed.

Intellectual property disputes could result in significant costs and harm Cyabra’s business.

Intellectual property disputes may occur in the markets in which Cyabra competes. Many of Cyabra’s competitors are large companies with significant intellectual property portfolios, which they may use to assert claims of infringement, misappropriation or other violations of intellectual property rights against Cyabra or its customers. Any allegation of infringement, misappropriation or other violation of intellectual property rights by a third-party, even those without merit, could cause Cyabra to incur substantial costs defending against the claim, could distract Cyabra’s management from its business, and could cause uncertainty among its customers or prospective customers, all of which could have an adverse effect on its business or revenue.

Cyabra’s agreements may include provisions that require it to indemnify others for losses suffered or incurred as a result of its infringement of a third-party’s intellectual property rights, including certain of its customers.

An adverse outcome of a dispute or an indemnity claim may require Cyabra to:

•        pay substantial damages;

•        cease licensing Cyabra’s software or portions of it;

•        develop non-infringing technologies;

•        acquire or license non-infringing technologies; and

•        make substantial indemnification payments.

Any of the foregoing or other damages could harm Cyabra’s business, decrease its revenue, increase its expenses or negatively impact its cash flow.

Cyabra may become subject to claims for remuneration or royalties for assigned service invention rights by its employees, which could result in litigation and adversely affect Cyabra’s business.

Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee during and as a result of his or her employment with a company are regarded as “service inventions”, which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no agreement between an employer and an employee with respect to the employee’s right to receive compensation for such “service inventions”, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, will determine whether the employee is entitled to remuneration for service inventions developed by such employee and the scope and conditions for such remuneration. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patent Law.

Although Cyabra generally enters into assignment-of-invention agreements with its employees pursuant to which such individuals assign to it all rights to any inventions created during and as a result of their employment with

Cyabra, Cyabra may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, Cyabra could be required to pay additional remuneration or royalties to its current and/or former employees, or be forced to litigate such claims, which could negatively affect its business.

Risks Related to Cyabra’s Products and Technology

Security breaches, computer malware, computer hacking, cyberattacks and other security incidents could harm Cyabra’s business, reputation, brand and operating results.

Security incidents have become more prevalent across industries and may occur on Cyabra’s systems. Security incidents may be caused by, or result in but are not limited to, security breaches, computer malware or malicious software, computer hacking, cyberattacks on Cyabra’s information systems, unauthorized access to confidential information, denial of service attacks, security system control failures in its own systems or from vendors Cyabra uses, email phishing, software vulnerabilities, social engineering, sabotage and drive-by downloads. Such security incidents, whether intentional or otherwise, may result from actions of hackers, criminals, nation states, vendors, employees or customers.

Cyabra is a highly automated business which relies on its network infrastructure and enterprise applications, third-party providers of cloud-based services, internal technology systems and website for development, marketing, operational, support and sales activities. A disruption or failure of these systems or in those of Cyabra’s external service providers, in the event of a major storm, earthquake, fire, telecommunications failure, cyberattack, government intervention, terrorist attack or other catastrophic event could cause system interruptions, reputational harm, delays in Cyabra’s product development and loss of critical data and could materially and adversely affect its ability to operate its business.

Cyabra also relies on the social media platforms and news sites to extract public data that helps Cyabra analyze patterns typical of fake profiles spreading harmful narratives, tracking the source and spread of information to measure its reach and impact. A disruption to the social media platforms and new sites could cause service disruptions, reputational harm and delays in the provision of Cyabra’s products and services to its customer base.

Cyabra may experience disruptions, data loss, outages and other performance problems on its systems due to service attacks, unauthorized access or other security related incidents. Any security breach or loss of system control caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss, modification or corruption of data, software, hardware or other computer equipment and the inadvertent transmission of computer malware could harm Cyabra’s business. A cybersecurity incident may occur on Cyabra’s systems, or third-party systems upon which it relies, which could disrupt Cyabra materially in the future.

In addition, some of Cyabra’s software may store and transmit customers’ confidential business information in its facilities and on its equipment, networks, corporate systems and in the cloud. Security incidents could expose Cyabra to litigation, remediation costs, increased costs for security measures, loss of revenue, damage to its reputation and potential liability. Cyabra’s customer data, corporate systems, and security measures may be compromised due to the actions of outside parties, employee error, malfeasance, third-party software, capacity constraints, a combination of these or otherwise and, as a result, an unauthorized party may obtain access to its data or its customers’ data. Outside parties may attempt to fraudulently induce Cyabra’s employees to disclose sensitive information in order to gain access to Cyabra’s customers’ data or Cyabra’s information. Cyabra must continuously examine and modify its security controls and business policies to address new threats, the use of new devices and technologies, and these efforts may be costly or distracting.

Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, Cyabra may be unable to anticipate these techniques or implement sufficient control measures to defend against these techniques. Though it is difficult to determine what harm may directly result from any specific incident or breach, any failure to maintain confidentiality, availability, integrity, performance and reliability of Cyabra’s systems and infrastructure may harm its reputation and its ability to retain existing customers and attract new customers. If an actual or perceived security incident occurs, the market perception of the effectiveness of Cyabra’s security controls could be harmed, its brand and reputation could be damaged, it could lose customers, and it could suffer financial exposure due to such events or in connection with remediation efforts, investigation costs, regulatory fines and changed security control, system architecture and system protection measures.

Defects, errors, or vulnerabilities in Cyabra’s products or subscriptions, the failure of Cyabra’s products or subscriptions to block a virus or prevent a security breach or incident, misuse of its products, or risks of product liability claims could harm its reputation and adversely impact its operating results.

Because Cyabra’s products and subscriptions are complex, they have contained and may contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by our end-customers. For example, from time to time, certain of Cyabra’s end-customers have reported defects in Cyabra’s products related to performance, scalability, and compatibility. Additionally, defects may cause Cyabra’s products or subscriptions to be vulnerable to security attacks, cause them to fail to help secure networks, or temporarily interrupt end-customers’ networking traffic. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, Cyabra may be unable to anticipate these techniques and provide a solution in time to protect its end-customers’ networks. In addition, due to the Russian invasion of Ukraine, there could be a significant increase in Russian cyberattacks against Cyabra. Furthermore, defects or errors in Cyabra’s subscription updates or its products could result in a failure to effectively update end-customers’ hardware and cloud-based products. Cyabra’s data centers and networks may experience technical failures and downtime or may fail to meet the increased requirements of a growing installed end-customer base, any of which could temporarily or permanently expose its end-customers’ networks, leaving their networks unprotected against the latest security threats. Moreover, Cyabra’s products must interoperate with its end-customers’ existing infrastructure, which often have varied specifications, utilize multiple protocol standards, deploy products from multiple vendors, and contain multiple generations of products that have been added over time. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems.

The occurrence of any such problem in Cyabra’s products and subscriptions, whether real or perceived, could result in:

•        expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities and in providing financial concessions;

•        loss of existing or potential end-customers or channel partners;

•        delayed or lost revenue;

•        delay or failure to attain market acceptance;

•        diversion of Cyabra’s resources;

•        loss of competitive position;

•        an increase in warranty claims compared with Cyabra’s historical experience, or an increased cost of servicing warranty claims, either of which would adversely affect Cyabra’s gross margins; and breach of contract claims or related liabilities, regulatory inquiries, investigations, or other proceedings, each of which may be costly and harm Cyabra’s reputation.

Further, Cyabra’s products and subscriptions may be misused by end-customers or third parties that obtain access to its products and subscriptions. For example, Cyabra’s products and subscriptions could be used to censor private access to certain information on the Internet. Such use of Cyabra’s products and subscriptions for censorship could result in negative press coverage and negatively affect Cyabra’s reputation.

The limitation of liability provisions in Cyabra’s standard terms and conditions of sale may not fully or effectively protect it from claims as a result of federal, state, or local laws or ordinances, or unfavorable judicial decisions in the United States or other countries. The sale and support of Cyabra’s products and subscriptions also entails the risk of product liability claims. Although Cyabra may be indemnified by its third-party manufacturers for product liability claims arising out of manufacturing defects, because it controls the design of its products and subscriptions, it may not be indemnified for product liability claims arising out of design defects. While Cyabra maintains insurance coverage for certain types of losses, its insurance coverage may not adequately cover any claim asserted against it, if at all. In addition, even claims that ultimately are unsuccessful could result in Cyabra’s expenditure of funds in litigation, divert management’s time and other resources, and harm its reputation.

In addition, Cyabra’s classifications of application type, virus, spyware, vulnerability exploits, data, or URL categories may falsely detect, report, and act on applications, content, or threats that do not actually exist. This risk is heightened by the inclusion of a “heuristics” feature in Cyabra’s products and subscriptions, which attempts to identify applications and other threats not based on any known signatures but based on characteristics or anomalies which indicate that a particular item may be a threat. These false positives may impair the perceived reliability of Cyabra’s products and subscriptions and may therefore adversely impact market acceptance of Cyabra’s products and subscriptions and could result in damage to its reputation, negative publicity, loss of channel partners, end-customers and sales, increased costs to remedy any problem, and costly litigation.

Cyabra’s use of open source technology could impose limitations on its ability to commercialize its software.

Cyabra uses open source software in some of its software and expects to continue to use open source software in the future. Although Cyabra monitors its use of open source software to avoid subjecting its software to conditions to which it does not intend to be subject, it may face allegations from others alleging ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of the open source software, derivative works, or its proprietary source code that was developed using such software. These allegations could also result in litigation. There is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Cyabra’s ability to commercialize its software. In such an event, Cyabra may be required to seek licenses from third parties to continue commercially offering its software, to make its proprietary code generally available in source code form, to re-engineer its software or to discontinue the sale of its software if re-engineering could not be accomplished on a timely basis, any of which could adversely affect its business and revenue.

The use of open source software subjects Cyabra to a number of other risks and challenges. Open source software is subject to further development or modification by anyone. Others may develop such software to be competitive with or no longer useful by Cyabra. It is also possible for competitors to develop their own solutions using open source software, potentially reducing the demand for Cyabra’s software. If Cyabra is unable to successfully address these challenges, its business and operating results may be adversely affected, and its development costs may increase.

Risks Related to Cyabra’s Legal or Regulatory Matters

Cyabra is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

In the ordinary course of Cyabra’s business, Cyabra collects, uses, transfers, stores, maintains and otherwise processes certain sensitive and other personal information regarding its employees, and contact information of its customers and service providers, and public data available on the social media platforms and news sites, which may include certain sensitive and other personal information, which is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity. Ensuring that Cyabra’s collection, use, transfer, storage, maintenance and other processing of personal information complies with applicable laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity in relevant jurisdictions can increase operating costs, impact the development of new systems, and reduce operational efficiency. Global legislation, enforcement, and policy activity in this area is rapidly expanding and creating a complex regulatory compliance environment. Any actual or perceived mishandling or misuse of the personal information by Cyabra or a third party with which Cyabra is affiliated, including payrolls providers and other service providers that have access to sensitive and other personal information, could result in litigation, regulatory fines, penalties or other sanctions, damage to Cyabra’s reputation, disruption of its business activities, and significantly increased business and cybersecurity costs or costs related to defending legal claims.

Internationally, many jurisdictions have established data privacy and cybersecurity legal frameworks with which Cyabra may need to comply. For example, the EU has adopted the General Data Protection Regulation (“GDPR”), which requires covered businesses to comply with rules regarding the processing of personal data, including its use, protection and the ability of persons whose personal data is processed to access, to correct or delete personal data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of annual worldwide turnover or EUR 20 million (UK£17.5 million) (whichever is the greater). Additionally, the U.K. General Data Protection Regulation (“U.K. GDPR”) (i.e., a version of the GDPR as implemented into U.K. law) went into effect following Brexit. While the GDPR and the U.K. GDPR are substantially the same, going forward there is increasing risk for divergence in application, interpretation and enforcement of the data privacy and cybersecurity laws and regulations as between the EU and the United Kingdom, which may result in greater operational burdens, costs and compliance risks. Additionally, the GDPR and the U.K. GDPR include certain limitations and stringent obligations with respect to the transfer of personal data from the EU and the United Kingdom to third countries (including the United States), and the mechanisms to comply with such obligations are also in considerable flux and may lead to greater operational burdens, costs and compliance risks. Loss of Cyabra’s ability to transfer personal data from the E.U. and/or U.K. may require Cyabra to increase its data processing capabilities in those jurisdictions at significant expense. There are substantial fines and penalties associated with infringement of the GDPR.

In addition, in Israel, the Privacy Protection Law, 5741-1981, and the regulations enacted thereunder, including without limitation the Privacy Protection Regulations (Data Security), 5777-2017 (“Data Security Regulations”), as well as guidelines issued by the Israeli Privacy Protection Authority (collectively, the “PPL”), impose obligations and restrictions with respect to the manner certain personal data is processed, maintained, transferred, disclosed, accessed and secured. Failure to comply with certain provisions of the PPL may expose Cyabra to administrative fines, civil claims (including class actions) and in certain cases criminal liability. In addition, breaches of the PPL discovered by the Israeli Privacy Protection Authority’s inspection unit may be published on the Israeli Privacy Protection Authority’s website and are often reported in the media, which may result in negative publicity. An amendment to the Privacy Protection Law, 5741-1981, which was recently published and will come into effect in August 2025, aims to strengthen privacy protection in Israel by aligning Israeli law with similar regulations worldwide, particularly the GDPR, redefining key terms, establishing a new obligation to appoint a data protection officer in certain cases, and significantly expanding the enforcement powers and tools available to the Privacy Protection Authority and courts, with the aim of creating effective enforcement mechanisms and deterrence against non-compliance with the law and applicable security regulations. The Israeli Privacy Protection Authority may initiate certain administrative inspection proceedings, from time to time, without any suspicion of any particular breach of the PPL, as it has done in the past with respect to many Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority and reveals certain irregularities with respect to Cyabra’s compliance with the PPL, in addition to Cyabra’s exposure to administrative fines, civil claims (including class actions) and in certain cases criminal liability, Cyabra may also need to take certain remedial actions to rectify such irregularities, which may increase Cyabra’s costs.

Cyabra is also subject to the rules and regulations promulgated under the authority of the Federal Trade Commission, which regulates unfair or deceptive acts or practices, including with respect to data privacy and cybersecurity. Moreover, the United States Congress has recently considered, and is currently considering, various proposals for more comprehensive data privacy and cybersecurity legislation, to which Cyabra may be subject if passed. Data privacy and cybersecurity are also areas of increasing state legislative focus and Cyabra is, or may in the future become, subject to various state laws and regulations regarding data privacy and cybersecurity. For example, the California Consumer Protection Act of 2018 (the “CCPA”), which became effective on January 1, 2020, applies to for-profit businesses that conduct business in California and meet certain revenue or data collection thresholds. The CCPA gives California residents certain rights with respect to personal information collected about them. Further, effective in most material respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”) (which was passed via a ballot initiative as part of the November 2020 election) significantly modified the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. Other states where Cyabra does business, or may in the future do business, or from which Cyabra otherwise collects, or may in the future otherwise collect, personal information of residents have adopted or are considering adopting similar laws. Laws in all 50 U.S. states generally require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. It remains unclear how the regulators, courts or commercial parties will interpret these state laws, and compliance with various regulations may be difficult and increase Cyabra’s costs of maintaining regulatory compliance. These state laws are not consistent, as certain state laws and regulations may be more stringent, broader in scope, or offer greater individual rights, with respect to personal information than international, federal or other state laws and regulations, and such laws and regulations may differ from each other, which may complicate compliance efforts and increase compliance costs. The interpretation and application of international, federal and state laws and regulations relating to data privacy and cybersecurity are often uncertain and fluid and may be interpreted and applied in a manner that is inconsistent with Cyabra’s data practices. Cyabra may also from time to time be subject to, or face assertions that it is subject to, additional obligations relating to personal information by contract or due to assertions that self-regulatory obligations or industry standards apply to its business practices.

Further, while Cyabra strives to publish and prominently display privacy policies that are accurate, comprehensive, and compliant with applicable laws, regulations, rules and industry standards, Cyabra cannot ensure that its privacy policies and other statements regarding its practices will be sufficient to protect it from claims, proceedings, liability or adverse publicity relating to data privacy or cybersecurity. Although Cyabra endeavors to comply with its privacy policies, it may at times fail to do so or be alleged to have failed to do so. The publication of Cyabra’s privacy policies and other documentation that provide promises and assurances about privacy and cybersecurity can subject Cyabra to potential federal or state action if they are found to be deceptive, unfair, or misrepresentative of Cyabra’s actual practices. Although Cyabra devotes significant resources to its cybersecurity programs and has implemented commercially reasonable security measures to protect its systems and to prevent, detect and respond to cybersecurity incidents, as these security threats continue to evolve, Cyabra may be required to devote additional resources to protect, prevent, detect and respond against system disruptions and security breaches. There can be no assurance that Cyabra’s efforts to mitigate these risks will prevent these threats.

Any failure or perceived or inadvertent failure by Cyabra to comply with its privacy policies, or existing or new laws, regulations, rules, standards or contractual obligations, or any compromise of security that results in unauthorized access to, or unauthorized loss, destruction, use, modification, acquisition, disclosure, release or transfer of personal information, may result in substantial costs, time and other resources, orders to stop or modify the alleged non-compliant activity, proceedings or actions against Cyabra by governmental entities or others, legal liability, audits, regulatory inquiries, governmental investigations, enforcement actions, claims, fines, judgments, awards, penalties, sanctions and costly litigation (including class actions). Any of the foregoing could harm Cyabra’s reputation, distract its management and technical personnel, increase its costs of doing business, adversely affect the demand for its systems, and ultimately result in the imposition of liability, any of which could have a material adverse effect on its business, financial condition and results of operations.

Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing Cyabra’s operations could subject it to penalties and other adverse consequences.

Cyabra is subject to anti-bribery, anti-corruption and anti-money laundering laws and regulations including the U.S. Foreign Corrupt Practices Act (“FCPA”), the Israeli Penal Law 5737-1977 (“Penal Law”) and other anti-corruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which Cyabra does business from time to time, both domestic and abroad. These laws generally prohibit Cyabra and its employees from improperly influencing government officials in order to obtain or retain business, direct business to any person or gain any improper advantage. The FCPA, the Penal Code and similar applicable anti-bribery and anti-corruption laws also prohibit Cyabra’s third-party business partners, representatives and agents from engaging in corruption and bribery. Cyabra and its third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. Cyabra may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, Cyabra’s employees, representatives, contractors, channel partners and agents, even if Cyabra does not explicitly authorize such activities. These laws also require that Cyabra keeps accurate books and records and maintains internal controls and compliance procedures designed to prevent any such actions.

Cyabra is also subject to other laws and regulations governing international operations, including regulations administered by the governments of the U.S. and Israel, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.

Any violation of the FCPA, the Penal Code or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws including Trade Control laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from government contracts, substantial diversion of management’s attention, drop in stock price or overall adverse consequences to Cyabra’s business, all of which may have an adverse effect on Cyabra’s reputation, business, financial condition, and results of operations.

Cyabra’s business may be affected by litigation and governmental investigations.

Cyabra may from time to time receive inquiries and subpoenas and other types of information requests from governmental authorities and others and it may become subject to claims and other actions related to its business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming, and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of Cyabra’s business practices, costs and significant payments, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Cyabra has received Israeli government grants for certain research and development activities. The terms of those grants require it to satisfy specified conditions as stipulated under the Innovation Law).

Cyabra received government grants from the Israeli Innovation Authority, also known as the IIA, formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry, or the OCS, for certain of its research and development activities. When a company develops know-how, technology or products using grants from the IIA, it is subject to certain requirements and restrictions imposed under the Innovation Law which, inter alia, restrict such company’s ability to perform or outsource manufacturing outside of Israel, grant licenses for R&D purposes or otherwise transfer inside and outside of Israel the know-how resulting, directly or indirectly, in whole or in part, in accordance with or as a result of, research and development activities made according to IIA programs, as well as any rights associated with such know-how (including later developments, which derive from, are based on, or constitute improvements or modifications of such know-how) (collectively, the “IIA Funded Know-How”).

Amongst other things, the discretionary approval of an IIA committee would be required for any transfer or license for R&D purposes to third parties inside or outside of Israel of IIA Funded Know-How and/or for the transfer outside of Israel of manufacturing or manufacturing rights with respect to IIA-funded products. Cyabra may not receive those approvals in the future.

Further, such transfer or license for R&D purposes of IIA Funded Know-How outside of Israel may require payment to the IIA of amounts which are calculated in accordance with certain formulas included in the IIA’s rules.

Therefore, the net consideration available to Cyabra’s shareholders in certain transactions (such as a merger or similar change of control transaction) involving the transfer outside of Israel of IIA Funded Know-How, or in transactions involving the licensing of IIA Funded Know-How for R&D purposes to a non-Israeli entity, may be reduced by any amounts that Cyabra may be required to pay to the IIA.

Furthermore, under the Innovation Law, IIA funded companies are required to pay the IIA royalties at rates which are determined under the IIA’s rules and guidelines from any income deriving from products (and related know-how and services) developed (in all or in part), directly or indirectly, as a result of, an IIA approved program or deriving therefrom, up to the aggregate amount of the total grants received by the IIA, plus Annual Interest for a File (as such term is defined in the IIA’s rules and guidelines). Under the terms of the grants received, Cyabra is required to pay royalties of 3% from any income deriving from IIA funded products and related know-how and services, up to the aggregate amount of the total grants received by the IIA, plus Annual Interest for a File (as such term is defined in the IIA’s rules and guidelines). As of August 6, 2024, the total grants that Cyabra received from the IIA, amount to approximately $719 thousand and paid the IIA royalties in an amount of $119,546. Therefore, Cyabra’s theoretical debt towards the IIA as of August 6, 2024 is in an amount of $685,615 (including the accumulated interest to date). The restrictions under the Innovation Law continue to apply even after payment of the full amount of royalties payable pursuant to the grants.

If Cyabra fails to satisfy certain conditions of the Innovation Law, it may be required to refund the amounts of the grants previously received, together with interest and penalties, and may become subject to criminal charges and financial sanctions. In addition, the government of the State of Israel may from time-to-time audit sales of products which it claims incorporate IIA Funded Know-How and this may lead to additional royalties being payable on additional product candidates and may subject such products to the IIA’s restrictions and obligations. It shall be noted however that the government of the State of Israel does not own intellectual property rights in technology developed using the IIA funding. For more information regarding such restrictions please see “Information About Cyabra — Research and Development.”

Risks Related to Trailblazer and the Business Combination

Unless the context otherwise requires, all references in this subsection to (i) “we,” “us,” or “Trailblazer” refer to Trailblazer prior to the consummation of the Business Combination, (ii) “Combined Company” is to Trailblazer and its subsidiaries after consummation of the Business Combination, and (iii) “Cyabra” is to Cyabra prior to the consummation of the Business Combination.

Trailblazer stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares to the Cyabra shareholders, current Trailblazer stockholders’ percentage ownership will be diluted. All expected members of the Combined Company’s Board after the completion of the Business Combination will be directors nominated by Cyabra.

The percentage of the Combined Company’s Common Stock that will be owned by current Trailblazer stockholders as a group will vary based on the number of Trailblazer Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current Trailblazer stockholders under different redemption levels, based on the number of issued and outstanding shares of Trailblazer common stock and Cyabra capital stock on January 27, 2025, and based on the merger consideration, current Trailblazer stockholders (including the Sponsor and directors and executive of Trailblazer), as a group, will own (1) if there are no further redemptions of Trailblazer Public Shares, 33.2% of the Combined Company’s common stock (including shares underlying Public Rights) expected to be outstanding immediately after the Business Combination (on a fully diluted basis) or (2) if there is the maximum level of redemption of the Trailblazer Public Shares, approximately 20.4% of the Combined Company’s common stock (owing to the issuance of shares underlying Public Rights) expected to be outstanding immediately after the Business Combination (on a fully diluted basis). Because of this, current Trailblazer stockholders, as a group, will have less influence on the board of directors, management and policies of the Combined Company than they now have on the board of directors, management and policies of Trailblazer.

The following summarizes the pro forma ownership of the Common Stock of the Combined Company immediately following the Business Combination under two redemption scenarios.

	No Additional Redemptions(1)		Maximum Redemptions(2)
	Shares	%	Shares	%
Trailblazer Public Shareholders	2,379,616	20.4%	—	0.0%
Cyabra Equity holders	4,746,462	40.7%	4,746,462	48.0%
Preferred Stock(3)	1,186,382	10.2%	1,186,382	12.0%
PIPE Investors	—	0.0%	600,000	6.1%
Sponsor	2,119,500	18.2%	2,119,500	21.4%
Advisor Shares(4)	105,000	0.9%	105,000	1.1%
Key Employee Shares	400,000	3.4%	400,000	4.0%
Shares Underlying Public Rights(5)	690,000	5.9%	690,000	7.0%
Shares Underlying Private Rights(6)	39,450	0.3%	39,450	0.4%
Total Shares at Closing (excluding shares below)	11,666,410	100.00%	9,886,794	100.00%
Total Diluted Shares at Closing (including shares above)(7)	15,733,566		13,953,950

____________

(1)      Assumes that, after the September Redemptions, no Trailblazer Public Shareholders exercise redemption rights with respect to their shares of Trailblazer Class A Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Assumes that all Trailblazer Public Shareholders, holding 2,379,616 shares of Trailblazer Class A Common Stock, will exercise their redemption rights for an aggregate payment of approximately $26.7 million (based on the estimated per-share redemption price of approximately $11.23 per share) from the Trust Account.

(3)      Assumes the issuance of approximately 1,186,382 shares of Holdings Common Stock representing the as-converted basis of 1,186,382 shares of Holdings Preferred Stock, of which 672,283 shares are issued to Alpha, an affiliate of the Sponsor, and 514,099 shares are issued to other investors, in connection with the 2024 Convertible Notes.

(4)      Pursuant to an advisory agreement entered into in September 2022 with LifeSci Capital LLC (“LifeSci”), further amended in March 2023.

(5)      Assumes the issuance of 690,000 shares of Holdings Common Stock upon conversion of the Public Rights.

(6)      Assumes the issuance of 39,450 shares of Holdings Common Stock upon conversion of the Private Rights.

(7)      Diluted shares at Closing includes 4,067,156 of shares representing Cyabra warrants, options and Earnout Shares.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Trailblazer public stockholders’ vote.

The Sponsor has agreed to, among other things, vote any shares of Trailblazer common stock owned by them in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns, in the aggregate, approximately 47.1% of the issued and outstanding shares of Trailblazer common stock. As a result, Trailblazer would need only 130,059 of the 2,379,616 Public Shares outstanding to be voted in favor of the Business Combination in order to have such transaction approved (assuming that only a quorum was present at the meeting). Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Initial Stockholder agreed to vote its Founders Shares in accordance with the majority of the votes cast by Trailblazer’s public stockholders.

Since the holders of Founder Shares, including our officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of our public stockholders, a conflict of interest may have existed in determining whether the Business Combination with Cyabra is appropriate as our initial business combination. Such interests include that such holders may lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the Trailblazer Board in favor of approval of the Business Combination and the proposals to be considered at the Special Meeting, you should keep in mind that Sponsor Related Parties have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•        unless Trailblazer consummates an initial business combination, the Sponsor and Trailblazer’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the Trailblazer IPO and private placement not deposited in the Trust Account. As of January 27, 2025, no such reimbursable out-of-pocket expenses have been incurred;

•        our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until six months after the completion of our initial business combination;

•        based on the difference in the purchase price of $25,000 (or approximately $0.01 per share) that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the Trailblazer IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the Trailblazer IPO and the public investors experience a negative rate of return following the closing of a business combination, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement;

•        the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.01 per share) for the 1,725,000 Founders Shares and such securities may have a value of $19.1 million at the time of a business combination (based on a market price of $11.08 per share of Trailblazer Common Stock on January 27, 2025). Therefore, the Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement. Further, the Founder Shares have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that the Sponsor currently holds 394,500 Private Units, each unit consisting of one share of common stock and one-tenth (1/10) of one right to receive one share of common stock upon the consummation of an initial business combination, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $3,945,000 and which have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•        the fact that the Initial Stockholders currently hold an aggregate of 2,119,500 shares of Trailblazer Common Stock, including shares underlying Private Units. As of January 27, 2025, such shares had an aggregate market value of approximately $23.5 million and the Private Rights had an aggregate market value of approximately $94,680, based on a market price of $11.08 per share of Trailblazer Common Stock and a market price of $0.24 per Right on January 27, 2025, respectively;

•        the continued indemnification of Trailblazer’s executive officers and directors and the continuation of Trailblazer’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

•        the fact that the Sponsor and Trailblazer’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Merger Proposal and such Founder Shares will be worthless if no business combination is effected by Trailblazer during the Completion Window; and

•        the fact that certain officers and directors of Trailblazer have an economic interest in the 2,119,500 Founder Shares currently owned by Sponsor and purchased by the Sponsor in connection with the Trailblazer IPO as a result of their direct or indirect membership interests in the Sponsor, but do not beneficially own any Trailblazer Common Stock held by the Sponsor other than Joseph Hammer who may be deemed to beneficially own Trailblazer Common Stock owned by the Sponsor as manager of the Sponsor. The economic interest (or deemed economic interest) of these individuals in the 2,119,500 Founder Shares retained by the Sponsor is shown below:

Name and Title of Person	Number of Founder Shares (deemed)
Scott Burell, CFO	15,000
Olga Castells, Independent Director	10,000
Barak Avitbul, Independent Director	10,000
Patrick Donovan, Independent Director	12,500

In light of the foregoing, the Sponsor and Trailblazer’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cyabra rather than liquidate even if (i) Cyabra is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Trailblazer’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if Trailblazer’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Executive Officers and Directors of Trailblazer — Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.

The Trailblazer Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Trailblazer stockholders that they approve the Business Combination.

These interests may influence Trailblazer’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

The fairness opinion obtained by the Trailblazer Board does not and will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.

Roth has provided a fairness opinion to the Trailblazer Board stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on review undertaken, and other matters considered by Roth in preparing such opinion, the Base Purchase Price (as defined in such opinion) to be paid by Trailblazer to the Cyabra shareholders pursuant to the Merger Agreement is fair from a financial point of view to the holders of Trailblazer Class A Common Stock, without giving effect to any impact of the Business Combination on any particular holder of Trailblazer Class A Common Stock other than in its capacity as a holder of such stock. The written opinion of Roth is attached as Annex E to this proxy statement/prospectus and is incorporated by reference herein.

Roth’s opinion does not and will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of Trailblazer or Cyabra, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Trailblazer and Cyabra and on which the fairness opinion was based, and that may alter the value of Trailblazer and Cyabra or the prices of Trailblazer Class A Common Stock or Cyabra Common Stock prior to consummation of the Business Combination. The value of the Trailblazer Class A Common Stock has fluctuated since, and could be materially different from its value as of, the date of Roth’s opinion, and Roth’s opinion does not address the prices at which Trailblazer Class A Common Stock, Trailblazer Class B Common Stock, Trailblazer Units or other securities or financial instruments of or relating to Trailblazer may trade. The opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. Trailblazer does not anticipate asking Roth to update Roth’s opinion, and Roth does not have an obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. The lack of a new or updated third-party fairness opinion may lead to an increased number of Trailblazer stockholders who vote against the Business Combination or demand redemption of their Class A Common Stock, which could potentially impact Trailblazer’s ability to consummate the Business Combination, or if Trailblazer is able to consummate the Business Combination, high redemptions will impact the amount of capital the Combined Company has to execute on its business plans as set forth in this proxy statement/prospectus.

We may be forced to close the Business Combination even if the Trailblazer Board determines it is no longer in our stockholders’ best interest.

Our public stockholders are protected from a material adverse event of Cyabra arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their Trailblazer Public Shares for a pro rata portion of the funds held in the Trust Account in accordance with the procedures described elsewhere in this proxy statement. If a material adverse event were to occur with respect to Cyabra prior to consummation of the Business Combination but after obtaining the requisite approvals of our stockholders at the Special Meeting (which would also be after the deadline for our public stockholders’ election to redeem their Trailblazer Public Shares), we may be forced to close the Business Combination even if we were to determine it is no longer in our stockholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.

If the conditions to the Merger Agreement are not satisfied or waived, the Business Combination may not occur.

Even if the Business Combination is approved by our stockholders, the Merger Agreement contains specified conditions that must be satisfied or waived (to the extent any such condition can be waived) before Trailblazer and Cyabra are obligated to complete the Business Combination, which conditions are described in more detail in the section titled “Proposal No. 1 — The Merger Proposal — The Merger Agreement.” Trailblazer and Cyabra may not satisfy all of the closing conditions in the Merger Agreement, and in such event, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver. Any such delay could adversely impact some or all of the intended benefits of the Business Combination, and if such conditions are not satisfied or waived prior to the Outside Date, in certain circumstances, Trailblazer and Cyabra will be entitled to terminate the Merger Agreement.

Moreover, it is a closing condition in the Merger Agreement that the PIPE Investment shall have been consummated (unless sufficient funds remain in the Trust Account after redemptions of Trailblazer Common Stock in connection with the Business Combination eliminating the need for the PIPE Investment). If Trailblazer is unable to consummate the PIPE Investment or, if the Trust Account lacks sufficient funds after redemptions, then Trailblazer may lack sufficient funds to consummate the Business Combination and the Business Combination may not occur.

Trailblazer’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Cyabra, all of whom Trailblazer expects to stay with the Combined Company following the Closing. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Trailblazer’s ability to successfully effect the Business Combination and Cyabra’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Cyabra. Although Trailblazer expects key personnel to remain with the Combined Company following the Business Combination, there can be no assurance that they will do so. It is possible that Cyabra or the Combined Company will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Company. Furthermore, following the Closing, certain of the key personnel of Cyabra who will become the management of the Combined Company may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.

The exercise of discretion by our directors and officers in agreeing to changes in the terms of the Merger Agreement, consenting to actions taken or proposed to be taken by Cyabra or waivers of the conditions to Trailblazer’s obligation to consummate the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Trailblazer’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that would require Trailblazer to agree to amend the Merger Agreement, to consent to certain actions taken or proposed to be taken by Cyabra or to waive one or more rights of Trailblazer under the Merger Agreement, including waivers to the conditions to our obligation to consummate the Business Combination. In such event and subject to our Current Charter and applicable laws, the Trailblazer Board could determine to agree to such amendments, grant such consents or waive such rights. The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interest of Trailblazer and its stockholders and what he, she or they may believe is their own best interest in determining whether or not to Trailblazer agrees to such amendments, grants such consents or waives such rights or conditions. As of the date of this proxy statement/prospectus, we do not expect there will be any such amendments, consents or waivers prior to consummation of the Business Combination.

Past performance by any member or members of our management team, any of their respective affiliates, or our Sponsor may not be indicative of future performance of an investment in Cyabra or the Combined Company.

Past performance by any member or members of our management team or any of their respective affiliates, including our Sponsor, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective affiliates, our Sponsor or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in Cyabra or the Combined Company or the returns Cyabra or the Combined Company will, or is likely to, generate going forward.

Trailblazer and Cyabra will incur significant transaction and transition costs in connection with the Business Combination.

Trailblazer and Cyabra have both incurred and expect to incur significant, non-recurring costs in connection with the Business Combination and the Combined Company’s operation as a public company following the consummation of the Business Combination. Trailblazer and Cyabra may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the Combined Company upon consummation of the Business Combination.

The announcement of the proposed Business Combination could disrupt Cyabra’s relationships with its customers, business partners and others, as well as its (and consequently the Combined Company’s) operating results and business generally.

Whether or not the Business Combination is consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Cyabra’s (and consequently the Combined Company’s) business include the following:

•        its employees may experience uncertainty about their future roles, which could adversely affect Cyabra’s ability to retain and hire key personnel and other employees;

•        customers, business partners and other parties with which Cyabra maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Cyabra, or fail to extend an existing relationship with Cyabra; and

•        Cyabra has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Cyabra’s (and consequently the Combined Company’s) results of operations and cash available to fund its business.

After consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Cyabra has identified all material issues or risks associated with Cyabra, its business or the industry in which it operates, or that factors outside of Cyabra’s and our control will not later arise. Furthermore, even if our due diligence has identified certain issues or risks, unexpected issues and risks may arise and previously identified issues and risks may materialize in a manner that is not consistent with our preliminary risk analysis. As a result, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. If any of these issues or risks materialize, it could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or the Combined Company. Additionally, we have no indemnification rights against Cyabra under the Merger Agreement and substantially all of the merger consideration will be delivered at the Closing.

Accordingly, any Trailblazer stockholders or unit holders who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares, rights and units. Such stockholders or unit holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement relating to the Business Combination contained an actionable material misstatement or material omission.

There are risks to our public stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

Our stockholders should be aware that there are risks associated with Cyabra becoming publicly traded through a business combination with Trailblazer (a special purpose acquisition company) instead of through an underwritten offering, including that investors will not receive the benefit of any independent review of Cyabra’s finances and operations, including its projections.

Underwritten public offerings of securities are subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. (FINRA) and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. Our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. While sponsors, private investors and management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by underwriters in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

Because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of Combined Company Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of Combined Company Common Stock or helping to stabilize, maintain or affect the public price of Combined Company Common Stock following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with Combined Company Common Stock that will be outstanding immediately following the Closing. All of these differences from an underwritten public offering of the Combined Company’s securities could result in a more volatile price for Combined Company Common Stock.

There could also be more volatility in the near-term trading of the Combined Company’s securities following the consummation of the Business Combination as compared to an underwritten public offering of its common stock, including as a result of the lack of a lock-up agreement between any underwriter and certain investors.

In addition, the Sponsor, certain members of the Trailblazer Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the proposed transactions that are different from or are in addition to those of holders of the Combined Company’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of the Combined Company’s securities. Such interests may have influenced the Trailblazer Board in making their recommendation that Trailblazer stockholders vote in favor of the approval of the Merger Proposal and the other proposals described in this proxy statement/prospectus. See sections titled “Executive Officers and Directors of Trailblazer — Conflicts of Interest,” “Interests of Trailblazer’s Directors and Officers and Others in the Business Combination” and “Certain Relationships and Related Person Transactions — Certain Relationships and Related Person Transactions — Trailblazer.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if the Combined Company became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The historical financial data for Cyabra and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The historical financial data for Cyabra included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone the Combined Company during the periods presented or those that the Combined Company will achieve in the future. This is primarily the result of the following factors: (i) the Combined Company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the Combined Company’s capital structure will be different from that reflected in Cyabra’s historical financial statements. The Combined Company’s financial condition and future results of operations could be materially different from amounts reflected in its and Cyabra’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the Combined Company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Trailblazer being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Cyabra on the Closing Date and the number of Trailblazer common stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Combined Company’s future operating or financial performance. The Combined Company’s actual financial condition and results of operations may vary materially from pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability of Trailblazer’s stockholders to exercise redemption rights with respect to a large number of shares of common stock may adversely affect the liquidity of our securities and adversely affect the liquidity of the Combined Company

In connection with the Business Combination, holders of our Trailblazer Public Shares may request that we redeem all or a portion of such shares for cash. The ability of our public shareholders to exercise such redemption rights with respect to a large number of our Trailblazer Public Shares may adversely affect the liquidity of our common stock. As a result, you may be unable to sell your common stock even if the market price per share is higher than the per-share redemption price paid to public shareholders who elect to redeem their shares.

In addition, in the case of a significant number of redemptions, the aggregate cash held by the Combined Company after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, the exercise of redemption rights with respect to a large number of our Trailblazer Public Shares may prevent us from taking actions as may be desirable in order to optimize the capital structure of the Combined Company after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination during the Completion Window. If we are unable to effect an initial business combination during the Completion Window, we will be forced to liquidate and our Rights will expire worthless.

Trailblazer is a blank check company, and as Trailblazer has no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by September 30, 2025, the current expiration of the Completion Window. Unless Trailblazer amends their Current Charter and certain other agreements into which Trailblazer has entered to extend its life, and does not complete an initial business combination by September 30, 2025, Trailblazer will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Trailblazer Public Shares for a pro rata portion of the funds held in the Trust Account, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining holders of common stock and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the rights will expire and holders of the rights will receive nothing upon a liquidation with respect to such rights, and the rights will be worthless. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the Trailblazer IPO.

The Sponsor, Cyabra or their directors, officers, advisors or any of their respective affiliates may elect to purchase Trailblazer Public Shares from public shareholders, which may reduce the public “float” of the Trailblazer Common Stock.

The Sponsor, Cyabra or their directors, officers, advisors or any of their respective affiliates may purchase Trailblazer Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Trailblazer Public Shares that the Sponsor, Trailblazer’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of

Nasdaq. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act. Any such privately negotiated purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. However, the Sponsor, Cyabra and their directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Trailblazer Public Shares in such transactions. None of the Sponsor, Cyabra or their directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares during a restricted period under Regulation M under the Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such Trailblazer Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor, Cyabra or their directors, officers, advisors, or any of their respective affiliates purchase Trailblazer Public Shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such share purchases would be to decrease the number of redemptions to provide additional financing to the Combined Company following the closing of the Business; however, pursuant to SEC guidance, if the Sponsor, Cyabra their directors, officers, advisors, or any of their respective affiliates purchase Trailblazer Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such Trailblazer Public Shares would not be voted in favor of the Proposals. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

•        If such purchases are made, or arrangements or agreements are entered into for such purpose, Trailblazer will disclose in a Current Report on Form 8-K, prior to the Special Meeting, the following:

•        the amount of Trailblazer Public Shares purchased along with the purchase price;

•        the purpose of such purchases;

•        the impact, if any of the purchases on the likelihood that the Business Combination will be approved;

•        the identities of the security holders who sold Trailblazer Public Shares (if not purchased on the open market) or the nature of the sellers; and

•        the number of Trailblazer Public Shares for which Trailblazer has received redemption requests pursuant to the redemption offer.

In addition, if such purchases are made, the public “float” of the Trailblazer Common Stock may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Trailblazer securities on a national securities exchange.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because Cyabra is not currently subject to Section 404 of the Sarbanes-Oxley Act (“Section 404”). The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Cyabra as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the Combined Company after the Business Combination. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of the Combined Company common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

We will incur increased costs as a result of operating as a public company, and the Combined Company’s management will be required to devote substantial time to new compliance and investor relations initiatives.

As a public company, the Combined Company will incur significant legal, accounting and other expenses that Cyabra did not previously incur. The Combined Company will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, require, among other things, that a public company establish and maintain effective disclosure and financial controls. As a result, the Combined Company will incur significant legal, accounting and other expenses that Tempo did not previously incur. The Combined Company’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to the Combined Company when the Combined Company ceases to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which the Combined Company operates its business in ways it cannot currently anticipate.

The Combined Company expects the rules and regulations applicable to public companies to substantially increase the Combined Company’s legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of the Combined Company’s management and personnel from other business concerns, they could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The increased costs will decrease the Combined Company’s net income or increase the Combined Company’s net loss, and may require the Combined Company to reduce costs in other areas of the Combined Company’s business or increase the prices of the Combined Company’s services. For example, the Combined Company expects these rules and regulations to make it more difficult and more expensive for the Combined Company to obtain director and officer liability insurance, and the Combined Company may be required to incur substantial costs to maintain the same or similar coverage. The Combined Company cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on its board of directors, board committees or as executive officers.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the Redemption Price received by public stockholders may be less than $10.00 per share (which was the offering price per unit in our IPO).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Trailblazer Public Shares, if we have not completed our business combination within our Completion Window, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten (10) years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the ten dollars ($10.00) per public share initially held in the Trust Account, due to claims of such creditors.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or Merger Agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a valid and enforceable agreement with Trailblazer waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Trailblazer’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than ten dollars ($10.00) per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Trailblazer Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after we distribute the proceeds in the Trust Account to our public stockholders, Trailblazer files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and the Trailblazer Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our stockholders. In addition, the Trailblazer Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our stockholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination or similar agreements and/or their officers and directors alleging, among other things, that the proxy statement/prospectus filed in connection with such business combination contains false and misleading statements and/or omits material information concerning the business combination. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Trailblazer’s and the Combined Company’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed or from being completed within the expected timeframe, which may adversely affect Trailblazer’s and the Combined Company’s respective businesses, financial condition and results of operation. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require Trailblazer and/or the Combined Company to incur significant costs and draw the attention of Trailblazer’s and the Combined Company’s management away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the Combined Company’s prospective business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed-upon timeframe.

If the Adjournment Proposal is not approved, the Trailblazer Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, the Business Combination will not be approved and may not be consummated.

The Trailblazer Board is seeking approval to adjourn the Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason. If the Adjournment Proposal is not approved, the Trailblazer Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to, among other things, solicit votes to approve the Trailblazer Proposals. In such event, the Business Combination would not be approved and may not be consummated.

Anti-takeover provisions in our Current Charter and bylaws (the “Current Bylaws”), as well as provisions in Delaware law, might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our shares.

The Current Charter and the Current Bylaws, as well as Delaware law, contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. The corporate governance documents of the Combined Company will include provisions:

•        limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•        a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•        the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•        advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our management.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that our stockholders could receive a premium for their Common Stock in an acquisition.

We may not be able to complete the Business Combination if the Business Combination is considered by the authorities to be impermissible based on a determination by the Committee on Foreign Investment in the United States (“CFIUS”).

CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. We do not believe that the Business Combination presents any U.S. national security issues that would warrant CFIUS prohibiting the Business Combination. If Cyabra is considered a “foreign person” pursuant to the CFIUS regulations, any proposed business combination between us could be subject to review by CFIUS. The Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) expanded the scope of CFIUS to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate. FIRRMA, and subsequent regulations that are now in force, also subject certain categories of investments to mandatory filings. If the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after the closing of the Business Combination. If the Business Combination is subject to CFIUS review, we may be unable to complete the Business Combination. CFIUS may decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to such Business Combination or order us to divest all or a portion of the U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete the Business Combination (as described in this proxy statement/prospectus) our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $10.00 per share initially, and our Rights will expire worthless. This will also cause you to lose any potential investment opportunity in Cyabra and the chance of realizing future gains on your investment through any price appreciation in the Combined Company.

If Trailblazer is deemed to be an investment company under the Investment Company Act, Trailblazer may be required to institute burdensome compliance requirements or liquidate and Trailblazer’s activities may be restricted, which may make it difficult for Trailblazer to complete its initial business combination.

If Trailblazer is deemed to be an investment company under the Investment Company Act, Trailblazer’s activities may be restricted, including:

•        restrictions on the nature of its investments; and

•        restrictions on the issuance of securities; each of which may make it difficult for Trailblazer to complete its initial business combination.

In addition, Trailblazer may have imposed upon it burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy, and disclosure requirements and other rules and regulations.

Trailblazer is currently assessing the relevant risks of it being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act).

Since the consummation of the Trailblazer IPO, Trailblazer has deposited the proceeds of the IPO, the sale of the Private Units, net of certain expenses and working capital, into the Trust Account to invest in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. As a result, it is possible that a claim could be made that Trailblazer has been operating as an unregistered investment company. If Trailblazer was deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which Trailblazer has not allotted funds and may hinder its ability to complete a business combination. Trailblazer might be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate. If Trailblazer is required to liquidate, its investors would not be able to realize the benefits of owning stock in a successor operating business, such as any appreciation in the value of the Trailblazer’s securities following such a transaction, Trailblazer Rights would expire worthless and shares of Trailblazer Common Stock would have no value apart from their pro rata entitlement to the funds then-remaining in the Trust Account.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities there is a greater risk that Trailblazer may be considered an unregistered investment company, in which case it may be required to liquidate.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our Trailblazer Common Stock after December 31, 2022.

The Inflation Reduction Act of 2022, among other things, imposes a 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022 (the “Excise Tax”), subject to certain exceptions. If applicable, the amount of the Excise Tax is generally 1% of the aggregate fair market value of any stock repurchased by the corporation during a taxable year, net of the aggregate fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. The Biden administration has proposed increasing the Excise Tax rate from 1% to 4%; however, it is unclear whether such a change will be enacted and, if enacted, how soon it could take effect.

Because we are a Delaware corporation and because our securities trade on Nasdaq, we are a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any redemptions of our Trailblazer Public Shares after December 31, 2022, including redemptions in connection with the Acquisition Merger, unless an exemption is available. Generally, issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination), as well as any other issuances of securities not in connection with an initial business combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. On June 28, 2024, the Treasury finalized certain of the proposed regulations (those relating to procedures for reporting and paying the Excise Tax). The remaining regulations (largely relating to the computation of the Excise Tax) remain in proposed form. The Treasury intends to finalize these proposed regulations at a later date and, until such time, taxpayers may continue to rely on the proposed regulations. In addition, the Excise Tax would be payable by us, and not by the redeeming holder. Finally, subject to certain exceptions, the Excise Tax should not apply in the event of our complete liquidation.

Risks Relating to the Ownership of the Combined Company
Common Stock following the Business Combination

The price of the Combined Company’s common stock may be volatile.

In addition, following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of Cyabra and trading in the shares of Trailblazer securities has not been active. Accordingly, the valuation ascribed to the Combined Company in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of the Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about the Combined Company’s operating results;

•        success of competitors;

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the industry in which the Combined Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Combined Company;

•        ability to market new and enhanced products and services on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving the Combined Company;

•        changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the Combined Company’s common stock available for public sale;

•        any major change in the Combined Company’s board or management;

•        sales of substantial amounts of the Combined Company’s common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, changes in interest rates, changes in fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Combined Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, a portion of the Combined Company’s total outstanding shares will be restricted from immediate resale but may be sold into the market shortly thereafter. This could cause the market price of Combined Company Common Stock to drop significantly, even if the Combined Company’s business is doing well.

In connection with the Business Combination, certain of Trailblazer’s and Cyabra’s stockholders, including certain officers and directors, will enter into lock-up agreements with the Combined Company, restricting the transfer of Combined Company Common Stock, any shares of Combined Company Common Stock issuable upon the exercise or settlement, as applicable, of Replacement Options held by such persons immediately after the Effective Time, and any other securities convertible into or exercisable or exchangeable for Combined Company Common Stock held by such persons immediately after the Effective Time, from and after the Closing. The remaining stockholders not subject to a lock-up agreement may sell a substantial number of shares of Combined Company Common Stock in the public market at any time. If the Combined Company’s stockholders sell, or the market perceives that the Combined Company’s stockholders intend to sell, substantial amounts of Combined Company Common Stock in the public market following the Business Combination, the market price of Combined Company Common Stock could decline significantly.

Additionally, certain stockholders of the Combined Company will have rights, subject to some conditions, to require the Combined Company to file one or more registration statements covering their shares or to include such shares in registration statements that the Combined Company may file for itself or other stockholders. These shares and their resales, once registered, could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of Combined Company Common Stock could decline.

Future resales of common stock after the consummation of the Business Combination may cause the market price of the Combined Company’s securities to drop significantly, even if the Combined Company’s business is doing well.

Following consummation of the Business Combination and subject to certain exceptions, the Sponsor, Trailblazer’s directors, and Cyabra will be contractually restricted from selling or transferring most of their shares of the Combined Company’s common stock. The aforementioned stockholders will have trading restrictions beginning at Closing and ending six months after the Closing with respect Trailblazer’s Initial Stockholders and nine months after the Closing with respect to Cyabra equity holders. Following the expiration of such lockups, the stockholders will not be restricted from selling shares of the Combined Company common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of the Combined Company common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could have the effect of increasing the volatility in the market price for the Combined Company Common Stock or the market price of the Combined Company common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Upon completion of the Business Combination, the stockholders subject to the lock-up will collectively beneficially own approximately 18% of the outstanding shares of the Combined Company common stock, assuming that no public stockholders redeem their Trailblazer Public Shares in connection with the Business Combination. Assuming redemption of all Trailblazer Public Shares in connection with the Business Combination, the ownership of the stockholders subject to the lock-up would rise to 100.0% of the outstanding shares of the Combined Company’s common stock. For further information regarding the assumptions for the calculation of pro forma beneficial ownership of the Combined Company following the consummation of the Business Combination, see the section title “Security Ownership of Certain Beneficial Owners and Management of Trailblazer and the Combined Company.”

The Combined Company may issue additional shares of Combined Company Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

The Combined Company may issue additional shares of Combined Company Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, raising additional capital, future acquisitions, repayment of outstanding indebtedness, or awards under the 2025 Plan, without stockholder approval, in a number of circumstances. The Combined Company may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the investors in the Business Combination, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which the additional shares or securities convertible or exchangeable into public shares, will be sold in future transactions may be higher or lower than the price per share paid by investors during the Business Combination.

The Combined Company’s management team has minimal experience managing a public company.

Members of the Combined Company management team have minimal experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. The Combined Company management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors.

The Combined Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause the Combined Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of Combined Company Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the Combined Company’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to the Combined Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Combined Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

The Combined Company will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the Combined Company’s Common Stock may be less attractive to investors.

The Combined Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, as of the closing of the Business Combination. As such, the Combined Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in the Combined Company’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Combined Company’s stockholders may not have access to certain information they may deem important. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of Combined Company Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2028, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Trailblazer Common Stock in the IPO. We cannot predict whether investors will find the Combined Company’s securities less attractive because it will rely on these exemptions. If some investors find the Combined Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Company’s securities and the trading prices of the Combined Company’s securities may be more volatile.

As an emerging growth company, the Combined Company may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of common stock less attractive because we will rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active market for our shares of common stock and our share price may be more volatile.

The Combined Company will also be deemed a smaller reporting company, and even if the Combined Company no longer qualifies as an “emerging growth company”, any decision on the Combined Company’s part to comply only with certain reduced disclosure and governance requirements applicable to smaller reporting companies could make the Combined Company’s Common Stock less attractive to investors.

In addition to qualifying as an “emerging growth company”, the Combined Company will be deemed a “smaller reporting company” under the federal securities laws. For as long as the Combined Company continues to be a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in the Combined Company’s periodic reports and proxy statements. The Combined Company will continue to be a smaller reporting company as long it has a public float (determined as of the end of its second fiscal quarter) of less than $250 million or has annual revenues of less than $100 million as of the last fiscal year for which it has audited financial statements and a public float of less than $700 million. We cannot predict whether investors will find the Combined Company’s securities less attractive because it will rely on these exemptions. If some investors find the Combined Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Company’s securities and the trading prices of the Combined Company’s securities may be more volatile.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the Combined Company’s common stock may decline.

Effective internal controls over financial reporting are necessary for the Combined Company to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause the Combined Company to fail to meet its reporting obligations. In addition, any testing by the Combined Company conducted in connection with Section 404 of the Sarbanes-Oxley Act (“Section 404”) or any subsequent testing by the Combined Company’s independent registered public accounting firm, may reveal deficiencies in the Combined Company’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to the Combined Company’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the Combined Company’s reported financial information, which could have a negative effect on the trading price of the Combined Company’s stock.

For as long as the Combined Company is an emerging growth company, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of the Combined Company’s internal controls over financial reporting could detect problems that the Combined Company’s management’s assessment might not detect. Undetected material weaknesses in the Combined Company’s internal controls over financial reporting could lead to restatements of the Combined Company’s consolidated financial statements and require the Combined Company to incur the expense of remediation.

If the Combined Company is not able to comply with the requirements of Section 404 in a timely manner or it is unable to maintain proper and effective internal controls over financial reporting may not be able to produce timely and accurate consolidated financial statements. As a result, the Combined Company’s investors could lose confidence in its reported financial information, the market price of the Combined Company’s stock could decline and the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities.

Nasdaq may not list the Combined Company’s securities on its exchange, and the Combined Company may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have the Combined Company’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if the Combined Company’s securities are listed on Nasdaq, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Cyabra would not be required to consummate the Business Combination. In the event that Cyabra elected to waive this condition, and the Business Combination was consummated without the Combined Company’s securities being listed on Nasdaq or on another national securities exchange, the Combined Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for the Combined Company’s securities;

•        reduced liquidity for the Combined Company’s securities;

•        a determination that the Combined Company common stock is a “penny stock” which will require brokers trading in the Combined Company common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

If the Combined Company’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock, or if our reporting results do not meet their expectations, the market price of our common stock could decline.

An active market for the Combined Company’s securities may not develop, which would adversely affect the liquidity and price of the Combined Company’s securities.

The price of the Combined Company’s securities may vary significantly due to factors specific to the Combined Company as well as to general market or economic conditions. Furthermore, an active trading market for the Combined Company’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Insiders will continue to have substantial influence over the Combined Company’s after the Closing, which could limit your ability to affect the outcome of key transactions, including a change of control.

Upon the Closing, the Combined Company’s executive officers, directors, and their affiliates will beneficially own approximately 64.3% of the Combined Company Common Stock outstanding, assuming maximum redemptions.

As a result, these stockholders, if they act together, will be able to influence the Combined Company’s management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of the Combined Company’s organizational documents, and approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of the Combined Company and might affect the market price of the Combined Company Common Stock. The numbers of shares and percentage interests set forth above are based on a number of assumptions, including: (1) the maximum number of redemptions and (2) that Trailblazer does not issue any additional equity securities prior to the Business Combination, other than with respect to the PIPE Investment. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

Following the consummation of the Business Combination, the Combined Company will be a holding company and our only significant asset will be our ownership interest in Cyabra and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Combined Company’s common stock or satisfy the Combined Company’s other financial obligations, including taxes.

Following consummation of the Business Combination, the Combined Company will be a holding company with no material assets other than its ownership of Cyabra. As a result, the Combined Company will have no independent means of generating revenue or cash flow. The Combined Company’s ability to pay taxes and pay dividends will depend on the financial results and cash flows of Cyabra and its subsidiaries and the distributions it receives from Cyabra. Deterioration in the financial condition, earnings or cash flow of Cyabra and its subsidiaries for any reason could limit or impair Cyabra’s ability to pay such distributions. Additionally, to the extent that the Combined Company needs funds and Cyabra and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Cyabra is otherwise unable to provide such funds, it could materially adversely affect the Combined Company’s liquidity and financial condition.

Dividends on the Combined Company common stock, if any, will be paid at the discretion of the Combined Company Board, which will consider, among other things, the Combined Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Combined Company’s ability to pay dividends or make other distributions to its stockholders. In addition, the Combined Company is generally prohibited under Delaware law from making a distribution to stockholders to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Combined Company (with certain exceptions) exceed the fair value of its assets. If Cyabra does not have sufficient funds to make distributions, the Combined Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Business Combination, assuming no further redemptions by Trailblazer public stockholders, we will have on a fully diluted basis a total of 15,733,566 shares of common stock outstanding, including of (i) 6,332,844 shares issued to the holder of shares of Cyabra capital stock, (ii) 3,069,616 shares held by Trailblazer’s public stockholders (including shares underlying Public Rights), (iii) 2,158,950 shares held by the Sponsor (which includes the Founder Shares and the Private Units).

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. As restrictions on resale end, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

Each outstanding Right entitles the holder thereof to automatically receive one share of Combined Company Common Stock upon consummation of our initial business combination, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

There are 7,294,500 outstanding Rights. Each outstanding Right entitles the holder thereof to automatically receive one-tenth (1/10) of a share of Combined Company Common Stock upon consummation of our initial business combination, which will result in dilution to the holders of the Combined Company common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Combined Company common stock.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Trailblazer Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of Trailblazer might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Trailblazer Public Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Trailblazer is requiring stockholders who wish to redeem their Trailblazer Public Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Trailblazer is requiring stockholders who wish to redeem their Common Stock to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is Trailblazer’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than Trailblazer anticipates for stockholders to deliver their Common Stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Common Stock.

Trailblazer will require its public stockholders who wish to redeem their Trailblazer Public Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Trailblazer requires public stockholders who wish to redeem their Trailblazer Public Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Trailblazer will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their Trailblazer Public Shares in such a circumstance will be unable to sell their securities after the failed acquisition until Trailblazer has returned their securities to them. The market price for shares of our Common Stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

The Sponsor and Trailblazer’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if Trailblazer’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

If Trailblazer is able to complete a business combination within the required time period, the Sponsor and Trailblazer’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares, which were acquired prior to the Trailblazer IPO, even if Trailblazer’s public stockholders experience a negative return on their investment in Holdings Common Shares after consummation of the Business Combination.

As of the date hereof, there are a total of 1,725,000 Founder Shares outstanding. Trailblazer’s Initial Stockholders each purchased the Founder Shares at a price of less than $0.02 per share. Accordingly, holders of Founder Shares will receive a positive rate of return so long as the market price of the Trailblazer Common Stock is at least $0.02 per share.

As of the date hereof, there are a total of 394,500 Private Units outstanding. Each of the holders purchased the Private Units at a price of $10.00 per Private Unit, which is equal to the price per Unit of the Public Units purchased by public stockholders in the IPO. The Private Units consist of one share of Common Stock and one-tenth (1/10) of one right to receive one share of common stock upon the consummation of an initial business combination. Holders of Private Units will receive a positive rate of return so long as the aggregate market price of the Trailblazer Common Stock and the Rights are at least $10.02 per share, which is equal to the price per at which public stockholders would receive a positive return assuming such holders purchased their Units in the IPO. As of January 27, 2025, the closing price on the Nasdaq of Trailblazer Common Stock was $11.08 per share, and the closing price of the Rights was $0.24 per Right.

The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for substantially all disputes between us and our stockholders and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Proposed Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers, or other employees to us or to our stockholders; (iii) any action asserting a claim arising pursuant to the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. Our Proposed Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act, subject to a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Further, the choice of forum provisions may result in increased costs for a stockholder to bring a claim. Alternatively, if a court were to find the choice of forum provisions contained in our Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Provisions in the Proposed Certificate of Incorporation and Proposed Bylaws regarding exculpation and indemnification of our directors and officers may result in substantial expenditures by us and may discourage lawsuits against our directors and officers.

The Proposed Certificate of Incorporation and Proposed Bylaws, to the maximum extent permissible under Delaware law, eliminates the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty. These provisions may discourage us, or our stockholders through derivative litigation, from bringing a lawsuit against any of our current or former directors or officers for any breaches of their fiduciary duties, even if such legal actions, if successful, might benefit us or our stockholders. In addition, the Proposed Certificate of Incorporation and Proposed Bylaws provides that we will, to the fullest extent permitted by Delaware law, indemnify our directors and officers for costs or damages incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding brought against them by reason of their positions as directors and officers. Although we expect to purchase directors’ and officers’ insurance, these indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Trailblazer’s securities prior to the Closing may decline. The market values of the Combined Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Trailblazer’s stockholders vote on the Merger Proposal and the other proposals presented to them.

Following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Cyabra’s Ordinary Shares. Accordingly, the valuation Trailblazer has ascribed to Cyabra in the Business Combination may not be indicative of the price that will be implied in the trading market for the Combined Company’s securities following the Business Combination. If an active market for the Combined Company’s securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Combined Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Combined Company’s securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them or that were implied by the conversion of Cyabra Ordinary Shares you owned into the Combined Company’s securities as a result of the Business Combination. In such circumstances, the trading price of the Combined Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities may include:

•        general economic and political conditions;

•        actual or anticipated changes or fluctuations in the Combined Company’s operating results, changes in the market’s expectations about the Combined Company’s operating results; or failure to meet the expectation of securities analysts or investors in a particular period;

•        announcements by the Combined Company or its competitors of new technology, features, or services;

•        competitors’ performance;

•        developments or disputes concerning the Combined Company’s intellectual property or other proprietary rights;

•        actual or perceived data security breaches or other data security incidents;

•        announced or completed acquisitions of businesses by the Combined Company or its competitors;

•        actual or anticipated fluctuations in the Combined Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        any actual or anticipated changes in the financial projections the Combined Company may provide to the public or the Combined Company’s failure to meet those projections

•        any major change in the Combined Company’s Board or management;

•        changes in laws and regulations affecting the Combined Company’s business actual or anticipated developments in the Combined Company’s business, its competitors’ businesses, or the competitive landscape generally and any related market speculation;

•        litigation involving the Combined Company, its industry or both;

•        governmental or regulatory actions or audits;

•        regulatory or legal developments in the United States;

•        announcement or expectation of additional financing efforts;

•        changes in accounting standards, policies, guidelines, interpretations, or principles;

•        the Combined Company’s ability to meet compliance requirements;

•        the public’s reaction to the Combined Company’s press releases, other public announcements, and filings with the SEC;

•        operating and share price performance of other companies that investors deem comparable to the Combined Company;

•        price and volume fluctuations in the overall stock market from time to time;

•        changes in operating performance and stock market trading volumes and trading prices of other technology companies generally;

•        changes in financial estimates and recommendations by securities analysts concerning the Combined Company;

•        changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the Combined Company’s Common Stock available for public sale;

•        sales of shares of the Combined Company’s Common Stock by the Combined Company or its stockholders;

•        expiration of market stand-off or lock-up agreements;

•        sales of substantial amounts of shares of the Combined Company’s Common Stock by the Combined Company’s directors, executive officers, or significant stockholders or the perception that such sales could occur;

•        failure of securities analysts to maintain coverage of the Combined Company; and

•        the other risk factors under “Risk Factors”.

Broad market and industry factors may materially harm the market price of the Combined Company’s securities irrespective of the Combined Company’s operating performance. The stock markets in general, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks and of the Combined Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Combined Company could depress the Combined Company’s share price regardless of the Combined Company’s business, prospects, financial conditions, or results of operations. A decline in the market price of the Combined Company’s securities also could adversely affect the Combined Company’s ability to issue additional securities and the Combined Company’s ability to obtain additional financing in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the attachments hereto contain forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Trailblazer and/or Cyabra, and may include statements for the period following the consummation of the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Trailblazer and Cyabra, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by Trailblazer and, include, but are not limited to, the following:

•        the ability to complete the Business Combination or, if Trailblazer does not consummate such Business Combination, any other initial business combination;

•        expectations regarding Cyabra’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Cyabra’s ability to invest in growth initiatives and pursue acquisition opportunities;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against Trailblazer or Cyabra following announcement of the Merger Agreement and the transactions contemplated therein;

•        the inability to complete the proposed Business Combination due to, among other things, the failure to obtain Trailblazer stockholder approval;

•        the risk that the announcement and consummation of the proposed Business Combination disrupts Cyabra’s current operations and future plans;

•        the ability to recognize the anticipated benefits of the proposed Business Combination;

•        unexpected costs related to the proposed Business Combination;

•        the amount of any redemptions by existing holders of Trailblazer’s common stock being greater than expected;

•        limited liquidity and trading of Trailblazer’s securities;

•        geopolitical risk and changes in applicable laws or regulations;

•        the size of the addressable markets for Cyabra’s products and services;

•        the possibility that Trailblazer and/or Cyabra may be adversely affected by other economic, business, and/or competitive factors;

•        the ability to obtain and/or maintain the listing of Combined Company’s Common Stock on Nasdaq following the Business Combination;

•        operational risk; and

•        the risks that the consummation of the proposed Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Trailblazer and Cyabra prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Any financial projections in this proxy statement/prospectus and the attachments hereto are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Trailblazer’s and Cyabra’s control. While all projections are necessarily speculative, Trailblazer and Cyabra believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this proxy statement/prospectus or the attachments hereto should not be regarded as an indication that Trailblazer and Cyabra, or their representatives, considered or consider the projections to be a reliable prediction of future events. In particular, the projections set forth in “Proposal No. 1 — The Merger Proposal — Certain Prospective Financial Information of Cyabra”” were prepared solely by Cyabra for internal use and not with a view toward public disclosure, or in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, and do not take into account any circumstances or events occurring after the date on which such projections were finalized, including the current expectation of Cyabra of lowered revenues for certain segments due to events occurring in the second quarter and first half of 2021 or any delay in the closing of the Business Combination. We encourage you to read in full the information set forth in “Proposal No. 1 — The Merger Proposal — Certain Prospective Financial Information of Cyabra.”

Annualized, pro forma, projected and estimated numbers, including as to value, are used for illustrative purpose only, are not forecasts and may not reflect actual results.

All subsequent written and oral forward-looking statements concerning the proposed Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Trailblazer, Cyabra or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Trailblazer and Cyabra undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus to reflect the occurrence of unanticipated events.

In addition, statements that Trailblazer or Cyabra “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Trailblazer or Cyabra has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

SPECIAL MEETING OF TRAILBLAZER STOCKHOLDERS

General

Trailblazer is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Trailblazer Board for use at the Special Meeting to be held on      and at any adjournment or postponement thereof. This proxy statement/prospectus provides Trailblazer’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on             , 2025, at 10:00 a.m. Eastern Time, via live webcast at the following address:      or such other time, date and place to which the Special Meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Special Meeting, and you will not be able to attend the Special Meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for Trailblazer and the Trailblazer stockholders. The virtual meeting format allows attendance from any location in the world. You will be able to attend via a live audio cast available at      or by calling toll-free at      in the United States or Canada or at      from outside of the United States and Canada from any touch-tone phone (with Conference ID:           #).

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Trailblazer Common Stock at the close of business on           , 2025 which is the Record Date. You are entitled to one vote for each share of Trailblazer Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were            shares of Trailblazer Common Stock outstanding, of which            are Trailblazer Public Shares and            are Founder Shares or Private Units held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the Trailblazer IPO and the entering into of the Merger Agreement, Trailblazer entered into agreements with the Initial Stockholders pursuant to which each agreed to vote any shares of Trailblazer Common Stock owned by it in favor of the Merger Proposal. These agreements apply to the Sponsor as it relates to the Founder Shares and shares of Trailblazer Common Stock underlying the Trailblazer Private Units and the requirement to vote such shares in favor of the Merger Proposal.

The Initial Stockholders have waived any redemption rights, including with respect to shares of Trailblazer Common Stock issued or purchased in the Trailblazer IPO or in the aftermarket, in connection with Business Combination. The Founder Shares and the Private Units held by the Sponsor have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected by Trailblazer during the Completion Window. No person was paid any consideration in exchange for these waivers.

Quorum and Required Vote for Proposals

A quorum of Trailblazer stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the issued and outstanding Trailblazer Common Stock entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting.

Approval of the Merger Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Trailblazer Common Stock. Abstentions will have the effect of a vote “AGAINST” the Merger Proposal.

Approval of the Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Trailblazer Common Stock. Abstentions will have the effect of a vote “AGAINST” the Charter Amendment Proposal.

Approval of the Governance Proposal is a non-binding advisory vote, and will require the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” the Governance Proposal.

Approval of each of the First Nasdaq Proposal, the Second Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” each such proposal.

If the Merger Proposal is not approved, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal and the Incentive Plan Proposal will not be presented to the Trailblazer stockholders for a vote. The approval of the Merger Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal and the Incentive Plan Proposal are conditioned on the approval of the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event that the Merger Proposal does not receive the requisite vote for approval, then Trailblazer will not consummate the Business Combination. If Trailblazer does not consummate the Business Combination and fails to complete an initial business combination by September 30, 2025, Trailblazer will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions

Abstentions will be counted as present in connection with the determination of whether a valid quorum is established and will have the effect as a vote “AGAINST” the Proposals.

Recommendation of the Trailblazer Board

The Trailblazer Board has unanimously determined that each of the proposals is fair to and in the best interests of Trailblazer and its stockholders, and has unanimously approved such proposals. The Trailblazer Board unanimously recommends that stockholders:

•        vote “FOR” the Merger Proposal;

•        vote “FOR” the Charter Amendment Proposal;

•        vote “FOR” the Governance Proposal;

•        vote “FOR” the First Nasdaq Proposal;

•        vote “FOR” the Second Nasdaq Proposal;

•        vote “FOR” the Incentive Plan Proposal; and

•        vote “FOR” the Adjournment Proposal.

When you consider the recommendation of the Trailblazer Board in favor of approval of the Proposals, you should keep in mind that the Sponsor Related Parties have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•        unless Trailblazer consummates an initial business combination, the Sponsor and Trailblazer’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the Trailblazer IPO and private placement not deposited in the Trust Account. As of January 27, 2025, no such reimbursable out-of-pocket expenses have been incurred;

•        our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until six months after the completion of our initial business combination

•        based on the difference in the purchase price of $25,000 (or approximately $0.01 per share) that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the Trailblazer IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the Trailblazer IPO and the public investors experience a negative rate of return following the closing of a business combination, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement;

•        the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.01 per share) for the 1,725,000 Founders Shares and such securities may have a value of $19.1 million at the time of a business combination (based on a market price of $11.08 per share of Trailblazer Common Stock on January 27, 2025). Therefore, the Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement. Further, the Founder Shares have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that the Sponsor currently holds 394,500 Private Units, each unit consisting of one share of common stock and one-tenth (1/10) of one right to receive one share of common stock upon the consummation of an initial business combination, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $3,945,000 and which have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•        the fact that the Initial Stockholders currently hold an aggregate of 2,119,500 shares of Trailblazer Common Stock, including shares underlying Private Units. As of January 27, 2025, such shares had an aggregate market value of approximately $23.5 million and the Private Rights had an aggregate market value of approximately $94,680, based on a market price of $11.08 per share of Trailblazer Common Stock and a market price of $0.24 per Right on January 27, 2025, respectively;

•        the continued indemnification of Trailblazer’s executive officers and directors and the continuation of Trailblazer’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

•        the fact that the Sponsor has agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Merger Proposal and such Founder Shares will be worthless if no business combination is effected by Trailblazer during the Completion Window; and

•        the fact that certain officers and directors of Trailblazer have an economic interest in the 2,119,500 Founder Shares currently owned by Sponsor and purchased by the Sponsor in connection with the Trailblazer IPO as a result of their direct or indirect membership interests in the Sponsor, but do not beneficially own any Trailblazer Common Stock held by the Sponsor other than Joseph Hammer who may be deemed to beneficially own Trailblazer Common Stock owned by the Sponsor as manager of the Sponsor. The economic interest (or deemed economic interest) of these individuals in the 2,119,500 Founder Shares retained by the Sponsor is shown below:

Name and Title of Person	Number of Founder Shares (deemed)
Scott Burell, CFO	15,000
Olga Castells, Independent Director	10,000
Barak Avitbul, Independent Director	10,000
Patrick Donovan, Independent Director	12,500

In light of the foregoing, the Sponsor and Trailblazer’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cyabra rather than liquidate even if (i) Cyabra is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Trailblazer’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if Trailblazer’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Executive Officers and Directors of Trailblazer — Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.

The Trailblazer Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Trailblazer stockholders that they approve the Business Combination.

Voting Your Shares

Each share of Trailblazer Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Trailblazer Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card.

If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Trailblazer Board “FOR” the Merger Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote Through the Internet.    You will be able to attend the Special Meeting online and vote during the Special Meeting by visiting      and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Special Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Trailblazer can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Trailblazer’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote through the internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Trailblazer Common Stock, you may contact Trailblazer’s proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 10904 Yakima, WA 98909
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Merger Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal. Under the Current Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this joint proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Trailblazer Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Trailblazer IPO (including interest earned on the funds held in the Trust Account and not previously released to it to pay Trailblazer’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $26.9 million on January 27, 2025, the estimated per share redemption price would have been approximately $11.30.

You will be entitled to receive cash for any Trailblazer Public Shares to be redeemed only if you: (i) hold Trailblazer Public Shares, or hold Trailblazer Public Shares through Trailblazer Public Units and you elect to separate your Trailblazer Public Units into Trailblazer Public Shares and Trailblazer Rights prior to exercising your redemption rights with respect to the Trailblazer Public Shares; and (ii) prior to 5:00 p.m., Eastern Time, on             , 2025, (x) submit a written request to Continental to redeem your Trailblazer Public Shares for cash and (y) deliver your Trailblazer Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding Trailblazer Public Units must separate the Trailblazer Public Units into their components prior to exercising redemption rights with respect to the Trailblazer Public Shares. If the Trailblazer Public Units are registered in a holder’s own name, such holder must deliver the certificate for its Trailblazer Public Units to Continental, with written instructions to separate the Trailblazer Public Units into their component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Trailblazer Public Units into the Trailblazer Public Shares and Trailblazer Rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Trailblazer’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Trailblazer’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Trailblazer’s transfer agent return the shares (physically or electronically). You may make such request by contacting Trailblazer’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Trailblazer Common Stock as they may receive higher proceeds from the sale of their Trailblazer Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Trailblazer Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Trailblazer Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Trailblazer Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Trailblazer does not consummate an initial business combination during the Completion Window, Trailblazer will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Rights will expire worthless.

Dissenter Rights

Trailblazer stockholders do not have dissenter rights in connection with the Business Combination or the other proposals. Holders of Trailblazer Rights also do not have dissenter rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

Trailblazer is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. Trailblazer and its directors, officers and employees may also solicit proxies in person. Trailblazer will file with the SEC all proxy soliciting materials. Trailblazer will bear the cost of the solicitation.

Trailblazer has hired Advantage Proxy to assist in the proxy solicitation process. Trailblazer will pay that firm a fee of $12,500, plus disbursements.

Trailblazer will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Trailblazer will reimburse them for their reasonable expenses.

SELECTED HISTORICAL FINANCIAL DATA OF TRAILBLAZER

The following tables present Trailblazer’s summary financial information and operating data as of the dates and for each of the periods indicated. Trailblazer is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. The following tables present Trailblazer’s selected historical financial information derived from Trailblazer’s audited financial statements included elsewhere in this proxy statement/prospectus, which were prepared in accordance with U.S. GAAP as of December 31, 2023 and 2022, and for the years then ended, and from Trailblazer’s unaudited financial statements included elsewhere in this proxy statement/prospectus, which were prepared in accordance with U.S. GAAP, as of September 30, 2024 and for the three and nine months ended September 30, 2024 and 2023. The financial statements of Holdings are omitted from the following tables because it has no assets, no operations, and its liabilities are limited to certain expense items that are not material. The historical audited financial statements of Holdings as of September 30, 2024 and for the period from July 16, 2024 (inception) through September 30, 2024, and the related notes are included elsewhere in this proxy statement/prospectus.

This information should be read in conjunction with, and is qualified in its entirety by reference to, Trailblazer’s financial statements, including the notes thereto, and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Trailblazer” included elsewhere in this proxy statement/prospectus. Trailblazer’s historical results are not necessarily indicative of the results to be expected for any other period in the future.

	For the three months ended September 30, 2024	For the nine months ended September 30, 2024	For the there months ended September 30, 2023	For the nine months ended September 30, 2023	For the year ended December 31, 2023	For the year ended December 31, 2022
Income Statement Data:
Loss from operations	$(532,847)	$(1,493,646)	$(194,068)	$(432,659)	$(543,536)	$(4,020)
Interest earned on marketable securities held in Trust Account	883,635	2,814,405	834,276	1,632,278	2,606,031	—
Net income (loss)	$145,328	$735,207	$522,948	$664,229	$1,347,254	$(4,020)
Basic weighted average shares outstanding, Class A common stock	8,822,961	8,953,266	9,019,499	6,614,719	7,165,376	406,849
Basic net income (loss) per share, Class A common stock	$0.02	$0.08	$0.06	$0.10	$0.19	(0.00)
Diluted weighted average shares outstanding, Class A common stock	8,822,961	8,953,266	9,019,499	6,614,719	7,220,855	406,849
Diluted net income (loss) per share, Class A common stock	$0.02	$0.08	$0.06	$0.10	$0.19	$(0.00)
Basic and diluted weighted average shares outstanding, Class B common stock	1	1	1	1	1	530,137
Basic and diluted net income (loss) per share, Class B common stock	$0.00	$0.00	$0.00	$0.00	$0.00	$(0.00)
	September 30, 2024	December 31, 2023	December 31, 2022
Balance Sheet Data:
Cash and marketable securities in Trust Account	$76,620,886	$72,994,863	$—
Total Assets	$77,160,600	$73,770,297	$301,853
Total Liabilities	$56,150,186	$3,222,405	$282,040
Class A common stock subject to possible redemption	$26,008,867	$72,224,950	$—
Total Stockholders’ (Deficit) Equity	$(4,998,453)	$(1,677,058)	$19,813

	For the nine months ended September 30, 2024	For the nine months ended September 30, 2023	For the year ended December 31, 2023	For the year ended December 31, 2022
Cash Flow Data:
Net cash (used in) provided by operating activities	$(839,290)	$(407,328)	$(471,527)	$19,020
Net cash used in investing activities	$(811,618)	$(70,380,000)	$(70,380,000)	$—
Net cash provided by (used in) financing activities	$1,505,000	$71,428,450	$71,424,950	$(9,627)
Net Change in Cash	$(145,908)	$641,122	$573,423	$9,393
Cash – Beginning of period	$607,816	$34,393	$34,393	$25,000
Cash – End of period	$461,908	$675,515	$607,816	$34,393

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and related transactions and presents the combination of the financial information of Trailblazer, Cyabra and Holdings, as adjusted to give effect to the terms of the Merger Agreement and other ancillary agreements.

Trailblazer is a blank check company incorporated in Delaware on November 12, 2021. Trailblazer was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. As of September 30, 2024, there was approximately $76.6 million held in the Trust Account.

Cyabra protects companies and the public sector by exposing malicious actors, disinformation, bot networks, and GenAI content, disrupting online threats and mitigating against fake campaigns.

Holdings is a wholly owned subsidiary of Trailblazer and will act as the publicly-traded holding company of its subsidiaries — including Cyabra — after the closing of the Business Combination.

Trailblazer Merger Sub, Ltd., an Israeli company (“Merger Sub”) is a wholly owned subsidiary of Trailblazer and was formed for the sole purpose of the Business Combination.

The Unaudited Condensed Combined Pro Forma Financial Statements

The following unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the historical condensed balance sheet of Trailblazer as of September 30, 2024 with the historical balance sheet of Cyabra as of September 30, 2024 and the historical balance sheet of Holdings as of September 30, 2024, with such adjustments as are necessary to properly understand Holdings’ financial position and results of operations upon consummation of the Business Combination and related transactions — all in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, SEC Release No. 33-10786 ”Amendments to Financial Disclosures About Acquired and Disposed Businesses” (collectively, the “Pro Forma Adjustments”) — giving effect to the Business Combination as if it had been consummated as of September 30, 2024.

The following unaudited pro forma condensed combined statements of operations for the nine-month period ended September 30, 2024 and year ended December 31, 2023 combine the historical condensed statements of operations of Trailblazer for the nine-month ended September 30, 2024 and for the year ended December 31, 2023 with the historical statements of operations of Cyabra for the nine-month period  ended September 30, 2024 and for the year ended December 31, 2023 and the historical statement of operations of Holdings for the period from July 16, 2024 (inception) through September 30, 2024, subject to the Pro Forma Adjustments, giving effect to the Business Combination as if it had been consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination included in the Pro Forma Adjustments taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of Holdings. The Pro Forma Adjustments are based on currently available information and certain assumptions and estimates that Holdings believes are reasonable under the circumstances. Management performed a comprehensive review of the accounting policies between Holdings, Cyabra and Trailblazer. Management is not aware of any significant accounting policy differences and has therefore not made any adjustments to the pro forma condensed combined financial information related to any potential differences.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•        The accompanying notes to the unaudited pro forma condensed combined financial information.

•        The historical audited financial statements of Holdings as of September 30, 2024 and for the period from July 16, 2024 (inception) through September 30, 2024, and the related notes included elsewhere in this proxy statement/prospectus.

•        The historical unaudited financial statements of Trailblazer as of and for the nine-month period ended September 30, 2024, and the related notes included elsewhere in this proxy statement/prospectus.

•        The historical unaudited financial statements of Cyabra as of and for the nine-month period ended September 30, 2024, and the related notes included elsewhere in this proxy statement/prospectus.

•        The historical audited financial statements of Trailblazer as of and for the year ended December 31, 2023, and the related notes included elsewhere in this proxy statement/prospectus.

•        The historical audited financial statements of Cyabra as of and for the year ended December 31, 2023, and the related notes included elsewhere in this proxy statement/prospectus.

•        The sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Trailblazer,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cyabra” and the other financial information relating to Trailblazer and Cyabra included elsewhere in this proxy statement/prospectus.

•        Factors detailed under the section entitled “Risk Factors” elsewhere in this proxy statement/prospectus.

The unaudited condensed combined pro forma financial statements are presented in two scenarios, namely “no additional redemption” and “maximum redemption”, as follows:

•        No Additional Redemptions Scenario — This presentation includes the redemption of 4,520,384 shares for a cash payment of $49.8 million subsequent to the proforma balance sheet date but assumes that no Trailblazer stockholders further exercise redemption rights with respect to their public shares leaving $26.7 million of gross proceeds from the Trust Account resulting in no investment of the PIPE Investment; and

•        Maximum Redemptions Scenario — This presentation assumes that Trailblazer stockholders holding 2,379,616 shares of Trailblazer Class A Common Stock exercise their redemption rights for the approximately $26.7 million of funds in the Trust Account (assuming the value of the redeemed Trailblazer Class A Common Stock is $11.23 per share) leaving no funds in the Trust Account, resulting in the maximum investment of $6.0 million from the PIPE Investment.

The Business Combination is accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Cyabra is treated as the accounting acquirer and Trailblazer is treated as the “acquired” company for financial reporting purposes. Cyabra has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Cyabra’s existing stockholders will have the greatest voting interest in the Combined Company under the maximum redemption scenario;

•        The directors nominated by Cyabra will represent the majority of the Combined Company Board (six out of seven of the initial directors will be nominated by Cyabra);

•        Cyabra’s senior management will comprise the senior management of Holdings following the Closing of the Business Combination;

•        Cyabra’s operations will comprise the ongoing operations of the Combined Company; and

•        Cyabra, Inc. will be the name used by Holdings.

Under the reverse recapitalization accounting method, the Business Combination is deemed to be the equivalent of a capital transaction in which Cyabra has issued shares for the net assets of Trailblazer. The net assets of Trailblazer are stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are of Cyabra.

Description of the Business Combination

On July 22, 2024, Trailblazer, Cyabra, Holdings and Merger Sub entered into a the Merger Agreement. Pursuant to the Merger Agreement, among other things, (a) Trailblazer will merge with and into Holdings with Holdings being the survivor of the merger and (b) Merger Sub will merge with and into Cyabra, with Cyabra being the surviving entity, following which Merger Sub will cease to exist, and Cyabra will become a wholly owned subsidiary of Holdings.

At the effective time of the Parent Merger, by virtue of the Parent Merger (i) each then issued and outstanding share of Trailblazer Class A Common Stock shall convert automatically into one share of common stock of Holdings and (ii) each then issued and outstanding Trailblazer Right shall convert automatically into one right to acquire one tenth of one share of Holdings Common Stock.

Upon the effectiveness of the Acquisition Merger, each issued and outstanding Cyabra Ordinary Share issued and outstanding immediately prior to the effective time, will be converted into the right to receive a number of shares of Holdings Common Stock equal to the Conversion Ratio. Each Cyabra Preferred Share (other than the Series B Preferred Shares of Cyabra issued to the holders upon conversion of the 2024 Convertible Notes as described below) will convert into the right to receive a number of shares of Holdings Common Stock equal to (i) the Conversion Ratio multiplied by (ii) the number of Cyabra Ordinary Shares issuable upon conversion of such Cyabra Preferred Share.

Each holder of Series B Preferred Shares shall receive in consideration for the Preferred B Merger Consideration, at such holder’s option, either (1) Holdings Common Stock or (2) a number of shares of Holdings Preferred Stock equal to the quotient obtained by dividing (x) the amount obtained by multiplying (i) such holder’s Series B Preferred Shares and (ii) the original issue price of such Series B Preferred Shares by (y) 1,000. Each share of Holdings Preferred Stock issued as Preferred B Merger Consideration shall (i) have a conversion price equal to the product of the conversion price of the Series B Preferred Shares multiplied by 1 divided by the Conversion Ratio (as defined in the Merger Agreement) and (ii) have a stated value equal to $1,000.

The Converted Stock Options shall be exercisable into such number of shares of Holdings Common Stock (rounded up to the nearest whole share), determined by multiplying the number of Cyabra Ordinary Shares subject to such Cyabra Option by the Conversion Ratio, at an exercise price per share of Holdings Common Stock (rounded down to the nearest whole cent) equal to (A) the exercise price per share of Cyabra Ordinary Shares of such Cyabra Option divided by (B) the Conversion Ratio. Each outstanding Cyabra Warrant shall be treated in accordance with the terms of the relevant agreements governing such Cyabra Warrants, and Cyabra Warrants not converted, shall be assumed by Holdings.

The 2024 Convertible Notes

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra, entering into the Merger Agreement, Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”) an affiliate of the Sponsor provided Cyabra a loan in an aggregate amount of $3.4 million in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”). Cyabra subsequently raised an additional $2.6 million (for a total of $6.0 million) from additional purchasers pursuant to the terms of the 2024 Convertible Notes. The conversion features of the 2024 Convertible Notes held by the Sponsor’s affiliate are the same as those held by any other holder of 2024 Convertible Notes.

PIPE

The Merger Agreement provides that Trailblazer will enter into subscription agreements with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Common Stock in a private placement that will close concurrently with the Closing (the “PIPE Investment”); provided, that in the event that an excess of $3,500,000 remains in the Trust Account after redemption of Trailblazer Common Stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000. As of the date of this filing, Trailblazer has not entered into any subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Since the PIPE Investment is a condition to the closing of the Business Combination in the event redemptions exceed $17.1 million, it is reflected as an adjustment to the pro forma financial statements.

Earnout

Pursuant to the Merger Agreement, the Cyabra shareholders may receive an earnout payment following the Closing of the Business Combination of up to 3,000,000 shares of Holdings Common Stock (the “Earnout Shares”) subject to certain share price achievement triggers as follows:

•        If the last sale price of Holdings Common Stock on Nasdaq is greater than $15.00 for twenty (20) consecutive trading days within any thirty (30)-trading day period during the period commencing six months after Closing of the Business Combination and until December 31, 2025, the Cyabra shareholders may receive an earnout payment of 1,000,000 shares of Holdings Common Stock.

•        If the last sale price of Holdings Common Stock on Nasdaq is greater than $20.00 for twenty (20) consecutive trading days within any thirty (30)-trading day period during the period commencing six months after Closing of the Business Combination and until December 31, 2027, the Cyabra shareholders may receive an earnout payment of 1,000,000 shares of Holdings Common Stock.

•        If the last sale price of Holdings Common Stock on Nasdaq is greater than $25.00 for twenty (20) consecutive trading days within any thirty (30)-trading day period during the period commencing six months after Closing of the Business Combination and until December 31, 2029, the Cyabra shareholders may receive an earnout payment of 1,000,000 shares of Holdings Common Stock.

The Earnout Shares form a portion of the consideration to be received by the Cyabra shareholders and holders of Cyabra Options in connection with the Business Combination. Applying ASC 815-40, the Company concluded that the Earnout Shares are considered indexed to the Combined Company’s own stock and meets the conditions for equity classification, and thus should be presented within equity.

At the Closing Date, it is not probable that the earnout conditions will be achieved. Thus, issuance of the Earnout Shares are not accounted for in the pro forma financial statements.

Share Grant to Key Employees

Pursuant to the Merger Agreement, upon the Closing, the Cyabra Key Employees will receive 400,000 shares of Holdings Common Stock in the aggregate pursuant to the 2025 Plan.

Consideration

The aggregate consideration for the Business Combination will be payable in the form of shares of Holdings Common Stock, Earnout Shares, Holdings warrants and Converted Stock Options to purchase Holdings Common Stock. The following summarizes the aggregated value of the Business Combination consideration:

Common Stock, warrants and Converted Stock Options at Closing(1)	10,400,000
Cyabra warrants assumed by Holdings	(41,346)
Converted Stock Options	(1,025,810)
Earnout Shares	(3,000,000)
Holdings Common Stock transferred at Closing(2)(3)	6,332,844
Value per share(4)	$10.00
Total share consideration	$63,328,440

____________

(1)      The number in the table above includes approximately 4,067,156 shares of Holdings Common Stock underlying the Earnout Shares, Holdings warrants and Converted Stock Options to purchase Holdings Common Stock that do not represent legally outstanding shares of Holdings Common Stock at Closing.

(2)      The number in the table above includes approximately 1,186,382 shares of Holdings Common Stock representing the as-converted basis of 1,186,382 shares of Holdings Preferred Stock, of which 672,283 shares are issued to Alpha, an affiliate of the Sponsor, and 514,099 shares are issued to other investors, in connection with the 2024 Convertible Notes.

(3)      The number in the table above includes 400,000 shares of Holdings Common Stock issued to Cyabra’s Key Employees upon Closing pursuant to the 2025 Plan.

(4)      Share consideration is calculated using a $10.00 reference price. Actual total share consideration will be dependent on the value of Holdings Common Stock at closing.

Ownership

The following table summarizes the unaudited pro forma ownership of Holdings Common Stock that would have been outstanding as of September 30, 2024, under the no additional redemption and maximum redemption scenarios, after giving effect to the Business Combination, assuming no Holdings warrants have been exercised.

	Assuming No Additional Redemption (Shares)	Percentage of Outstanding Shares	Assuming Maximum Redemption (Shares)	Percentage of Outstanding Shares
Cyabra – shares of Holdings Common Stock transferred at Closing(1)(2)	5,146,462	44.1%	5,146,462	52.0%
Trailblazer Public Shareholders	3,069,616	26.3%	690,000	7.0%
Shares held by Sponsor	2,158,950	18.5%	2,158,950	21.8%
Shares issued to third party advisor	105,000	0.9%	105,000	1.1%
Preferred Stock held by Alpha (Sponsor’s affiliate) and others(3)	1,186,382	10.2%	1,186,382	12.0%
PIPE Investors	—	0.00%	600,000	6.1%
Pro Forma common stock outstanding on September 30, 2024	11,666,410	100%	9,886,794	100%

____________

(1)      The number of outstanding shares in the table above excludes approximately 4,067,156 shares of Holdings Common Stock underlying the Earnout Shares, Holdings warrants and Converted Stock Options to purchase Holdings Common Stock that do not represent legally outstanding shares of Holdings Common Stock at Closing.

(2)      The number of outstanding shares in the table above includes 400,000 shares of Holdings Common Stock issued to Cyabra’s Key Employees upon Closing pursuant to the 2025 Plan.

(3)      Approximately 1,186,382 shares of Holdings Common Stock representing the as-converted basis of 1,186,382 shares of Holdings Preferred Stock, of which 672,283 shares are issued to Alpha, an affiliate of the Sponsor, and 514,099 shares are issued to other investors, in connection with the 2024 Convertible Notes.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2024, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, and the nine months ended September 30, 2024, are based on the historical financial statements of Trailblazer, Cyabra and Holdings. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2024

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Cyabra (Historical)	Trailblazer (Historical)	Holdings (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$84,000	$108,520	$—	$(2,070,000)	B	$19,999,634	$6,000,000	A	$—
				(3,770,805)	C		(26,732,650)	F
				(2,234,731)	G		733,016	C
				26,732,650	M
				2,350,000	N
				(1,200,000)	O
Restricted cash	19,000	353,388	—	828,813	K	1,201,201	—		1,201,201
Accounts receivable	250,000	—	—	—		250,000	—		250,000
Other current assets	205,000	—	—	—		205,000	—		205,000
Prepaid expenses	—	77,806	—	—		77,806	—		77,806
Total current assets	558,000	539,714	—	20,635,927		21,733,641	(19,999,634)		1,734,007
Non-current assets
Operating right-of-use asset	54,000	—	—	—		54,000	—		54,000
Property and equipment, net	111,000	—	—	—		111,000	—		111,000
Marketable securities and restricted funds held in Trust Account	—	76,620,886	—	(26,732,650)	M	—	—		—
				(49,774,936)	I
				333,146	J
				(828,813)	K
				382,367	L
Total non-current assets	165,000	76,620,886	—	(76,620,886)		165,000	—		165,000
Total assets	$723,000	$77,160,600	$—	$(55,984,959)		$21,898,641	$(19,999,634)		$1,889,007

LIABILITIES
Current liabilities
Trade accounts payable	$110,000	$—	$—	$—		$110,000	$—		$110,000
Accounts payable and accrued expenses	—	803,378	—	(313,364)	C	490,014	733,016	C	1,223,030
Current maturities of long-term loans	1,162,000	—	—	—		1,162,000	—		1,162,000
Operating lease liability	65,000	—	—	—		65,000	—		65,000
Deferred revenues	1,494,000	—	—	—		1,494,000	—		1,494,000
Other current liabilities	1,949,000	—	—	(972,618)	C	976,382	—		976,382
Liability for issuance of convertible notes	6,737,000	—	—	(6,737,000)	N	—	—		—
Due to related party	—	—	373	—		373	—		373
Promissory note – related party	—	1,901,585	—	(2,234,731)	G	—	—		—
				333,146	J
Excise tax payable	—	497,749	—	—		497,749	—		497,749
Income taxes payable	—	1,102,538	—	—		1,102,538	—		1,102,538
Total current liabilities	11,517,000	4,305,250	373	(9,924,567)		5,898,056	733,016		6,631,072
Non-current liabilities
Long-term loans	484,000	—	—	—		484,000	—		484,000
Long-term deferred revenues	475,000	—	—	—		475,000	—		475,000
Liability for future equity (SAFE)	1,233,000	—	—	(1,233,000)	D	—	—		—
Liability with respect to warrants	258,000	—	—	—		258,000	—		258,000
Deferred underwriting fee payable	—	2,070,000	—	(2,070,000)	B	—	—		—
Deferred tax liability	—	—	—	—		—	—		—
Total non-current liabilities	2,450,000	2,070,000	—	(3,303,000)		1,217,000	—		1,217,000
Total liabilities	13,967,000	6,375,250	373	(13,227,567)		7,115,056	733,016		7,848,072

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2024

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Cyabra (Historical)	Trailblazer (Historical)	Holdings (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Redeemable convertible preferred shares	11,780,000	—	—	(11,780,000)	D	11,074,521	—		11,074,521
				11,074,521	N
Trailblazer Class A common stock subject to possible redemption	—	75,783,803	—	(26,008,867)	F	—	—		—
				(49,774,936)	I

SHAREHOLDERS’ DEFICIT
Cyabra Ordinary shares	2,000	—	—	(2,000)	D	—	—		—
Preferred stock	—	—	—	—		—	—		—
Class A common stock	—	212	—	475	D	1,048	60	A	870
				238	F		(238)	F
				10	H
				40	O
				73	P
Class B common stock	—	—	—	—		—	—		—
Additional paid-in capital	3,994,000	—	—	(640,000)	C	40,115,910	5,999,940	A	19,383,438
				13,014,525	D		(26,732,412)	F
				(7,311,121)	E
				26,008,629	F
				1,049,990	H
				3,999,960	O
				(73)	P

Accumulated deficit	(29,020,000)	(4,998,665)	(373)	(1,844,823)	C	(36,407,894)	—		(36,407,894)
				7,311,121	E
				(1,050,000)	H
				382,367	L
				(1,987,521)	N
				(5,200,000)	O
Total shareholders’ deficit	(25,024,000)	(4,998,453)	(373)	33,731,890		3,709,064	(20,732,650)		(17,023,586)
Total shareholders’ deficit and liabilities	$723,000	$77,160,600	$—	$(55,984,959)		$21,898,641	$(19,999,634)		$1,899,007

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Cyabra (Historical)	Trailblazer (Historical)	Holdings (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$2,996,000	$—	$—	$—		$2,996,000	$—	$2,996,000
Cost of revenues	(586,000)	—	—	—		(586,000)	—	(586,000)
Gross profit	2,410,000	—	—	—		2,410,000	—	2,410,000

Operating costs and expenses
Research and development	(3,373,000)	—	—	—		(3,373,000)	—	(3,373,000)
Sales and marketing	(2,449,000)	—	—	—		(2,449,000)	—	(2,449,000)
General and administrative	(2,895,000)	(1,493,646)	(373)	—		(4,389,019)	—	(4,389,019)
Operating loss	(6,307,000)	(1,493,646)	(373)	—		(7,801,019)	—	(7,801,019)
Financial (expense) income	(3,764,000)	2,814,405	—	387,000	CC	(290,000)	—	(290,000)
				3,087,000	DD
				(2,814,405)	AA

(Loss) income before income tax expense	(10,071,000)	1,320,759	(373)	659,595		(8,091,019)	—	(8,091,019)
Income tax expense	(5,000)	(585,552)	—	585,552	BB	(5,000)	—	(5,000)
Net (loss) income	$(10,076,000)	$735,207	$(373)	$1,245,147		$(8,096,019)	$—	$(8,096,019)
Basic and diluted net loss per share	$(14.27)		$—
Basic and diluted weighted average number of shares outstanding	735,739		1,000
Basic and diluted net income per share, Class A common stock subject to possible redemption		$0.08
Basic and diluted weighted average number of shares outstanding, Class A common stock		8,953,266
Basic and diluted net loss per share, Class B common stock		$—
Basic and diluted weighted average number of shares outstanding, Class B common stock		1
Pro forma weighted average number of shares outstanding – basic and diluted						10,480,028		8,700,412
Pro forma loss per share – basic and diluted						$(0.77)		$(0.93)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATION
FOR THE YEAR ENDED DECEMBER 31, 2023

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Cyabra (Historical)	Trailblazer (Historical)	Holdings (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$1,922,000	$—	$—	$—		$1,922,000	$—	$1,922,000
Cost of revenues	(603,000)	—	—	—		(603,000)	—	(603,000)
Gross profit	1,319,000	—	—	—		1,319,000	—	1,319,000

Operating costs and expenses
Research and development	(3,593,000)	—	—	(3,466,667)	CC	(7,059,667)	—	(7,059,667)
Sales and marketing	(2,738,000)	—	—	—		(2,738,000)	—	(2,738,000)
General and administrative	(929,000)	(543,536)	—	(1,844,823)	BB	(5,050,692)	—	(5,050,692)
				(1,733,333)	CC

Operating loss	(5,941,000)	(543,536)	—	(7,044,823)		(13,529,359)	—	(13,529,359)
Financial (expense) income	(604,000)	2,614,863	—	(2,614,863)	AA	(604,000)	—	(604,000)
Stock-based compensation expense	—	(207,087)	—	—		(207,087)	—	(207,087)
(Loss) income before income tax expense	(6,545,000)	1,864,240	—	(9,659,686)		(14,340,446)	—	(14,340,446)
Income tax expense	(5,000)	(516,986)	—	516,986	DD	(5,000)	—	(5,000)
Net (loss) income	$(6,550,000)	$1,347,254	$—	$(9,142,700)		$(14,345,446)	$—	$(14,345,446)
Basic and diluted net loss per share	$(10.29)
Basic and diluted weighted average number of shares outstanding	680,182
Basic and diluted net income per share, Class A common stock subject to possible redemption		$0.19
Basic weighted average number of shares outstanding, Class A common stock		7,165,376
Diluted weighted average number of shares outstanding, Class A common stock		7,220,855
Basic and diluted net loss per share, Class B common stock		$—
Basic and diluted weighted average number of shares outstanding, Class B common stock		1
Pro forma weighted average number of shares outstanding – basic and diluted						10,480,028		8,700,412
Pro forma loss per share – basic and diluted						$(1.37)		$(1.65)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2024, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024, and the year ended December 31, 2023, are based on the historical financial statements of Trailblazer, Cyabra and Holdings. The transaction accounting adjustments for the Business Combination consist of those necessary to account for the Business Combination.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024, assumes that the Business Combination occurred on September 30, 2024. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024, and the year ended December 31, 2023, presents pro forma effect to the Business Combination as if it had been completed on January 1, 2023, the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024, has been prepared using, and should be read in conjunction with, the following:

•        Holdings’s audited balance sheet as of September 30, 2024 and the related notes for the period from July 16, 2024 (inception) through September 30, 2024, included elsewhere in this proxy statement/prospectus; and

•        Trailblazer’s unaudited condensed balance sheet as of September 30, 2024 and the related notes for the nine months ended September 30, 2024, included elsewhere in this proxy statement/prospectus; and

•        Cyabra’s unaudited condensed consolidated balance sheet as of September 30, 2024, and the related notes for the nine months ended September 30, 2024 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 has been prepared using, and should be read in conjunction with, the following:

•        Holding’s audited statement of operations for the period from July 16, 2024 (inception) through September 30, 2024, and the related notes included elsewhere in this proxy statement/prospectus; and

•        Trailblazer’s unaudited condensed statement of operations for the nine months ended September 30, 2024, and the related notes included elsewhere in this proxy statement/prospectus; and

•        Cyabra’s unaudited condensed consolidated statements of operations for the nine months ended September 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been prepared using, and should be read in conjunction with, the following:

•        Holdings was incorporated on July 16, 2024, therefore there is no December 31, 2023 statement of operations included in the pro forma condensed combined statement of operation as of December 31, 2023;

•        Trailblazer’s audited statement of operations for the year ended December 31, 2023, and the related notes included elsewhere in this proxy statement/prospectus; and

•        Cyabra’s audited consolidated statements of operations for the year ended December 31, 2023, and the related notes included elsewhere in this proxy statement/prospectus.

The historical financial information has been adjusted to reflect the Pro Forma Adjustments giving effect to the Business Combination and related transactions as described in more detail below.

The Pro Forma Adjustments reflecting the consummation of the Business Combination and certain other transactions as described in more detail below are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The Pro Forma Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Trailblazer believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Adjustments based on information available to management at this time and that the Pro Forma Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and related transactions as described in more detail below. Trailblazer and Cyabra have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited condensed combined pro forma financial statements are presented in two scenarios, namely “no additional redemption” and “maximum redemption”, as follows:

•        No Additional Redemptions Scenario — This presentation includes the redemption of 4,520,384 shares for a cash payment of $49.8 million subsequent to the proforma balance sheet date but assumes that no Trailblazer stockholders further exercise redemption rights with respect to their public shares leaving $26.7 million of gross proceeds from the Trust Account resulting in no investment of the PIPE Investment; and

•        Maximum Redemptions Scenario — This presentation assumes that Trailblazer stockholders holding 2,379,616 shares of Trailblazer Class A Common Stock exercise their redemption rights for the approximately $26.7 million of funds in the Trust Account (assuming the value of the redeemed Trailblazer Class A Common Stock is $11.23 per share) leaving no gross proceeds remaining in the Trust Account resulting in the maximum investment of $6.0 million of the PIPE Investment.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Surviving Corporation. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are expected to have a continuing impact on the results of the Surviving Corporation.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 ”Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Trailblazer has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under US GAAP. Cyabra and Trailblazer have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Holdings shares outstanding, assuming the Business Combination occurred on January 1, 2023.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024, are as follows:

A.      Reflects the proceeds received from a $6.0 million PIPE investment at the Closing of the Business Combination. As of the date of this filing, Trailblazer has not entered into any Subscription Agreements with the PIPE Investors. However, since the PIPE Investment is a condition to the closing of the Business Combination in the event redemptions exceed $17.2 million, it is reflected as an adjustment to the pro forma financial statements.

B.      Reflects the settlement of deferred underwriting commissions upon the Closing of the Business Combination.

C.      Reflects the preliminary estimated transaction costs expected to be incurred by Trailblazer and Cyabra of approximately $4.4 million as part of the Business Combination. Of the estimated $2.3 million Trailblazer transaction costs, $0.4 million of fees have been paid and $0.3 million have been accrued as of the pro forma balance sheet date. The remaining amount of $1.6 million is reflected as an adjustment to accumulated deficit. Of the estimated $2.1 million Cyabra transaction costs, $0.3 million of fees have been paid, $1.0 million have been accrued as of the pro forma balance sheet date and $0.2 million represent expenses that are not directly related to the Business Combination and are reflected as an adjustment to accumulated deficit. The remaining amount of $0.6 million is included as an adjustment to additional paid-in capital. Under the Maximum Redemptions scenario, an aggregate of $0.7 million of transaction expenses are assumed to not have been paid and remain in accrued expenses, as there is insufficient remaining cash available to pay transaction expenses.

D.     Reflects the conversion of Cyabra’s Ordinary Shares, Preferred Stock, SAFE and certain Warrants into Holding’s Common Stock at the Closing of the Business Combination. Under the outstanding SAFEs, the Business Combination will be deemed a Liquidity Event. Thus, the total purchase amount of the outstanding SAFEs will be automatically converted into shares immediately prior to the consummation of the Business Combination.

E.      Represents the elimination of Trailblazer’s historical accumulated losses after recording the transaction costs to be incurred by Trailblazer as described in (C) above, the issuance of the advisory shares to LifeSci, as described in (H) below and the recognition of interest earned on the Trust Account subsequent to September 30, 2024 as described in (L) below.

F.      Reflects the maximum redemption of 2,379,616 Trailblazer shares for aggregate redemption payments of $26.7 million at a redemption price of approximately $11.23 per share.

G.     Reflects the repayment of the promissory note provided to Trailblazer by the Sponsor (the “Promissory Note”). The Promissory Note is non-interest bearing which became payable upon the Closing of the Business Combination.

H.     Reflects the advisory agreement entered into whereby Trailblazer agreed to pay a fee for the provision by the underwriters of certain services relating to the Business Combination. The fee equates to a total of 105,000 shares of Holding’s Common Stock representing 1.5% of the total consideration paid in connection with the Business Combination. Such shares were valued at $10.00 per share.

I.       Reflects the redemption of 4,520,384 Public Shares for a cash payment of approximately $49.8 million, or approximately $11.01 per share, to extend the date by which Trailblazer has to consummate a Business Combination from September 30, 2024 to September 30, 2025.

J.       Reflects borrowings from the Sponsor in order to fund extension payments into the Trust Account, after the balance sheet date.

K.     Reflects interest withdrawn from Trust Account subsequent to September 30, 2024 to pay for tax obligations.

L.      Reflects interest earned in the Trust Account subsequent to September 30, 2024.

M.     Reflects the liquidation and reclassification of $26.7 million of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination.

N.     Reflects Convertible Notes entered into by Cyabra in anticipation of the Closing of the Business Combination. The 2024 Convertible Notes are measured at fair value. As of September 30, 2024, cash in the amount of $3.65 million was received, and the remainder was received after the balance sheet date. The adjustment represents the automatic conversion of the total cash amount of $6 million under the 2024 Convertible Notes into Preferred Stock upon the Closing of the Business Combination, assuming a fair value as of September 30, 2024.

O.     Reflects the one-time transaction bonus in the amount of $1.2 million payable in cash and $4 million payable in Holding’s Common Stock to the Key Employees upon the Closing of the Business Combination. For the purposes of these pro forma financial statements, it was assumed that the grant date fair value of the 400,000 shares of Common Stock granted to Key Employees was $10 per share.

P.       Reflects the conversion 7,294,500 Rights into 729,450 shares of Class A common stock upon the closing of the Business Combination.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024, are as follows:

AA.  Reflects elimination of interest income and unrealized gain on the Trust Account.

BB.   Reflects the elimination of income tax expense related to interest income held in the Trust Account because this income tax expense would not be incurred if the Business Combination was consummated on January 1, 2023.

CC.   Reflects the elimination of the change in fair value of the SAFE during 2024 because this financing expense would not be incurred if the Business Combination was consummated on January 1, 2023.

DD.   Reflects the elimination of the change in fair value of the 2024 Convertible Notes during 2024 because this financing expense would not be incurred if the Business Combination was consummated on January 1, 2023.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, are as follows:

AA.  Reflects elimination of interest income and unrealized gain on the Trust Account.

BB.   Reflects the estimated transaction costs of approximately $1.8 million as if the Business Combination was consummated on January 1, 2023.

CC.   Reflects the one-time transaction bonus in the amount of $1.2 million payable in cash and $4 million payable in Holding’s Common Stock to the Key Employees upon the Closing of the Business Combination. For the purposes of these pro forma financial statements, it was assumed that the grant date fair value of the 400,000 shares of Common Stock granted to Key Employees was $10 per share.

DD.   Reflects the elimination of income tax expense related to interest income held in the Trust Account because this income tax expense would not be incurred if the Business Combination was consummated on January 1, 2023.

4. Loss per Share

Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the nine months ended September 30, 2024, and the year ended December 31, 2023:

	For the nine months ended September 30, 2024
	Assuming No Additional Redemption	Assuming Maximum Redemption
Pro forma net loss	$(8,096,019)	$(8,096,019)
Pro forma weighted average shares outstanding of common stock(1)(2)	10,480,028	8,700,412
Pro forma Net loss per share (basic and diluted)	$(0.77)	$(0.93)
Pro forma weighted average shares outstanding – basic and diluted
Trailblazer Public Shareholders	3,069,616	690,000
Sponsor	2,158,950	2,158,950
Cyabra shareholders	5,146,462	5,146,462
Third party shares	105,000	105,000
Pipe Investors	—	600,000
	10,480,028	8,700,412

____________

(1)      The pro forma basic and diluted weighted average shares outstanding of common stock exclude 1,186,382 shares of Holdings Preferred Stock issued to Alpha and other investors in connection with the 2024 Convertible Notes, as these are not deemed a loss participating security and their effect is antidilutive.

(2)      The above calculation excludes the effects approximately 4,067,156 shares of Holdings Common Stock underlying the Holdings warrants, Earnout Shares and Converted Stock Options from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of shares of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders of the combined entity is the same.

	For the year ended December 31, 2023
	Assuming No Additional Redemption	Assuming Maximum Redemption
Pro forma net loss	$(14,345,446)	$(14,345,446)
Pro forma weighted average shares outstanding of common stock(1)(2)	10,480,028	8,700,412
Pro forma Net loss per share (basic and diluted)	$(1.37)	$(1.65)
Pro forma weighted average shares outstanding – basic and diluted
Trailblazer Public Shareholders	3,069,616	690,000
Sponsor	2,158,950	2,158,950
Cyabra shareholders	5,146,462	5,146,462
Third party shares	105,000	105,000
Pipe Investors	—	600,000
	10,480,028	8,700,412

____________

(1)      The pro forma basic and diluted weighted average shares outstanding of common stock exclude 1,186,382 shares of Holdings Preferred Stock issued to Alpha and other investors in connection with the 2024 Convertible Notes, as these are not deemed a loss participating security and their effect is antidilutive.

(2)      The above calculation excludes the effects approximately 4,067,156 shares of Holdings Common Stock underlying the Holdings warrants, Earnout Shares and Converted Stock Options from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of shares of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders of the combined entity is the same.

PROPOSAL 1: THE MERGER PROPOSAL

General

Holders of Trailblazer Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Trailblazer stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein in its entirety. Please see the section titled “The Merger Proposal — The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal. Capitalized terms not defined in this section have the meanings ascribed to them in the Merger Agreement.

Because Trailblazer is holding a stockholder vote on the Business Combination, Trailblazer may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Trailblazer Common Stock as of the Record Date for the Special Meeting.

Background of the Business Combination

Prior to the consummation of the IPO, neither Trailblazer, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Trailblazer.

Upon the consummation of the IPO, Trailblazer’s management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, the Sponsor and its affiliates, representatives of Trailblazer contacted, and representatives of Trailblazer were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities, including investment banks and advisors.

Background of Trailblazer’s Interactions with Initial Candidates

During the search process, Trailblazer evaluated approximately 64 business combination opportunities across a broad range of sectors including Defense, Cybersecurity, Financial Technology, Consumer Goods, Health Care, and more.

Of the 64 companies it had evaluated, Trailblazer conducted in-person and/or virtual meetings with 37 companies, before executing non-disclosure agreements with 16 potential target businesses and entering into substantive discussions with several potential target businesses and/or substantial stockholders thereof.

The decisions not to pursue the alternative acquisition targets were generally the result of one or more of the following: (i) a difference in valuation expectations between Trailblazer, on the one hand, and the target, on the other hand; (ii) Trailblazer’s assessment of the target company’s ability to execute, scale its business and achieve its targeted financial projections; (iii) the long-term viability of the target business or its industry or the target’s ability to compete long-term; (iv) the amount of capital that would need to be raised in connection with the closing of a business combination in order to support the target’s business over the near-term, and the likelihood of raising such capital at a valuation mutually agreeable to Trailblazer and the target; (v) material negative items surfacing during extensive due diligence efforts; or (vi) Trailblazer’s assessment of limited interest from institutional investors in the target or relevant industry. Trailblazer had either terminated discussions with each of these potential targets prior to meeting with Cyabra or prior to its decision to focus exclusively on a business combination with Cyabra.

Target 1

Target 1 was a United States-based company that developed a financial automation platform for construction. Target 1 was introduced to Trailblazer through Cynergy Advisors. Arie Rabinowitz, the Chief Executive Officer of Trailblazer, Joseph Hammer, the Chairman of the Board of Trailblazer, Yosef Eichorn, the Chief Development Officer of Trailblazer, and certain administrative consultants first met with Target 1 management and certain of its investors on April 28, 2023, via videoconference. Target 1 provided Trailblazer a full breakdown of the company and its financial situation, as well as capital formation and funding history, in addition to asking Trailblazer about the SPAC structure. A follow up meeting was held on May 1, 2023, where Target 1’s management came to Trailblazer’s New York City office and met with Arie Rabinowitz, Joseph Hammer, Yosef Eichorn, and certain administrative consultants, where the parties further explored the company’s operation, business model, sales process, team breakdown and more. Another meeting between the target management and Arie Rabinowitz, Joseph Hammer, Yosef Eichorn, and certain administrative consultants occurred on May 4, 2023 to discuss Target 1’s capitalization table and previous rounds of financing. Trailblazer sent an illustrative term sheet to Target 1 on June 13, 2023. Discussions with Target 1 ceased shortly thereafter when Trailblazer management decided that the process was still in its early maturity phase and management was interested in engaging with alternative targets.

Target 2

Target 2 was a California-based company involved in the 3D printing industry. Target 2 was introduced to Trailblazer via LifeSci. The first point of contact between Trailblazer and Target 2 occurred on May 25, 2023 in a videoconference meeting attended by Yosef Eichorn and certain administrative consultants, the CEO of Target 2 and representatives from LifeSci. The parties discussed a full overview of Target 2 and its operations, company financials, product development and pipeline, accounting principles and capital raise requirements. On June 6, 2023, Joseph Hammer, Yosef Eichorn and the administrative consultants held another conference call with management for Target 2, where the parties discussed the target’s business and its debt obligations. Trailblazer sent an illustrative term sheet to Target 2 on July 1, 2023. Joseph Hammer, Yosef Eichorn, and certain administrative consultants attended a brief update meeting on August 23, 2023. Shortly thereafter, Trailblazer determined not to pursue the transaction, concluding Target 2 had a challenging financial structure.

Target 3

Target 3 was a United States-based social media platform company. Trailblazer was introduced to Target 3 by way of LifeSci. The first meeting between Trailblazer and Target 3 occurred on June 28, 2023, and was attended by Yosef Eichorn and certain administrative consultants and Target 3’s CEO. At this meeting, Target 3 presented its background, financial situation, corporate and consumer structure, and past fundraising efforts. On July 6, 2023, Trailblazer sent Target 3 an illustrative term sheet. On July 14, 2023, the parties held a follow up meeting attended by Trailblazer and Target 3’s management teams. Shortly thereafter, Target 3 indicated to Trailblazer that it was not interested in the transaction, leading to a cease in dialogue.

Target 4

Target 4 was an Israeli company developing AI-based system solutions. Trailblazer was introduced to Target 4 by Lamed Holdings. The first point of contact between Trailblazer, Target 4 and Lamed Holdings occurred on July 5, 2023. At such meeting Yosef Eichorn and certain administrative consultants introduced the SPAC structure to Target 4, and Target 4 gave an overview of the company, including specific use cases and existing customers, as well as potential go to market strategies in the United States. Target 4 also provided a corporate structure overview, company revenues, fundraising history and ‘go public’ aspirations. On July 13, 2023, Joseph Hammer, Yosef Eichorn and the administrative consultants follow-up meeting occurred where Target 4 further presented its company overview, including discussing existing partnerships in depth, as well as its financing requirements. On July 17, 2023, Trailblazer sent an illustrative term sheet Target 4. On July 19, 2023, Joseph Hammer, Yosef Eichorn and certain administrative consultant participated in a conference call with a significant investor in Target 4 in order to further discuss the SPAC structure. On July 30, 2023, certain administrative consultants met with Target 4 management in person at Target 4’s offices in Tel Aviv. Shortly thereafter, Trailblazer determined not to pursue the transaction with Target 4 due to management and capital structure queries.

Target 5

Target 5 was an Israeli-based company in the defense sector developing technological solutions. Target 5 was introduced to Trailblazer by Lamed Holdings. Yosef Eichorn and certain administrative consultants, Target 5 and Lamed Holdings first met on November 1, 2023 via videoconference. After a successful introductory call and circulation of a capitalization table to the Trailblazer team on November 6, 2023, a follow up meeting was held on November 8, 2023, where Joseph Hammer, Yosef Eichorn and certain administrative consultants discussed Target 5’s flagship product in depth, as well as manufacturing processes, sales strategies, and plans for the near and long term development. On November 14, 2023, Bob Spivak of LifeSci circulated an illustrative term sheet to Target 5 on Trailblazer’s behalf. Additionally, on November 16, 2023, the VP and GM of US Operations at Target 5 visited Trailblazer’s New York City office for a product demonstration. Yosef Eichorn and the administrative consultants then conducted due diligence on Target 5, including investigating market comparables and analysis of products. On November 21, 2023, Arie Rabinowitz, Joseph Hammer, Yosef Eichorn and certain administrative consultants again met with Target 5 leadership to discuss the term sheet, including issues such as PIPE terms, domicile location and existing institutional investors in the company. Target 5 ultimately ceased discussions with Trailblazer after Target 5 concluded that a deal of this structure was not aligned with its desired near-term timeline.

Target 6

Target 6 was an Israeli-based cybersecurity company, developing device level operational technology protection. Target 6 was introduced to Trailblazer by Lamed Holdings. Yosef Eichorn and an administrative consultant first met with management of Target 6 on November 7, 2023. Target 6 gave a company presentation, discussing their technology, sales process, go to market strategy, growth prospects, in addition to discussions regarding past and future revenues, as well as fundraising needs moving forward. An additional meeting occurred on November 15, 2023, where a similar company presentation was given to Joseph Hammer and Yosef Eichorn, along with financial discussions and fundraising needs. On March 28, 2024, Joseph Hammer and Yosef Eichorn renewed discussions with the purpose of receiving operational and financial updates from Target 6, as well as discussing potential structures and interest for a deal with Trailblazer. Trailblazer sent an illustrative term sheet to Target 6 on April 3, 2024. However, Trailblazer then ceased conversations with Target 6 after deciding to pursue a transaction with Cyabra, the eventual business combination partner.

Target 7

Target 7 was an Israeli-based defense company. Target 7 was introduced to Trailblazer management by way of Lamed Holdings, though there had been longstanding previous discussions between Arie Rabinowitz and Joseph Hammer Target 7 for alternative deal structures unrelated to Trailblazer. Joseph Hammer first engaged with Target 7 on January 3, 2024, where the SPAC structure was discussed with Target 7’s management. Trailblazer sent a letter of intent on January 21, 2024. Conversations ceased soon after due to Target 7’s lack of interest in pursuing a deal of this structure.

Target 8

Target 8 was a United States-based luxury foods company. The first meeting between Trailblazer and Target 8 occurred on January 23, 2024 and was attended by Arie Rabinowitz, Yosef Eichorn and certain administrative consultants and Target 8’s CEO. Target 8 shared information on the company’s restructuring process after a bankruptcy, strategic goals and financials. Trailblazer sent an illustrative term sheet to Target 8 on February 7, 2024. Arie Rabinowitz, Joseph Hammer, Yosef Eichorn and the administrative consultant and Target 8 management conducted a follow up meeting on February 8, 2024, where the parties held further discussions regarding the company’s operations and the draft term sheet. Trailblazer ultimately ended discussions with Target 8 due to questions regarding whether the SPAC structure was the right fit for the company, in addition to Trailblazer’s determination to pursue negotiations with Cyabra.

Discussions and Negotiations with Cyabra

On May 30, 2023, Lamed Holdings circulated company information on revenues, funding information and a brief company background regarding Cyabra to Arie Rabinowitz, Joseph Hammer, Yosef Eichorn and certain administrative consultants.

On June 21, 2023, Yosef Eichorn and an administrative consultant held a preliminary call with Cyabra’s CEO, Dan Brahmy, and CPO, Yossef Daar. On the call, the parties discussed an overview of the Company including a technical description of its products, use cases and case studies. Trailblazer conducted its standard preliminary questionnaire process ensuring that Cyabra was a potential fit for a business combination, collecting initial information on revenue and annual recurring revenue metrics, as well as previous fundraising rounds and valuations. In addition, company financials and budgeting were discussed.

On July 20, 2023, Joseph Hammer, Yosef Eichorn and an administrative consultant participated on additional introductory call with Dan Brahmy and Yossef Daar in order to obtain updates about the current status of the company. Cyabra indicated that it had engaged in early stage conversations regarding terms of going public on the Toronto Stock Exchange.

On July 26, 2023, certain administrative consultants visited Cyabra’s office in Tel Aviv for further discussions about the company and its operations. The team received a tour of Cyabra’s office, as well as a full presentation on the company’s technology, use cases, discussions about a select list of existing and pipeline customers, as well as the company’s accounting and revenue recognizing procedures.

On August 7, 2023, Dan Brahmy, attended a meeting at Trailblazer’s office in New York City with Arie Rabinowitz, Joseph Hammer, Yosef Eichorn and an administrative consultant for the purpose of further discussing potential terms for a business combination. Additionally, there were conversations about the company’s existing financing round, desire to hire a full time CFO, a capitalization table breakdown, as well as macro-level discussions of a deSPAC transaction timeline.

On August 15, 2023, Lamed Holdings circulated to Arie Rabinowitz, Joseph Hammer, Yosef Eichorn and an administrative consultant an overview of Cyabra, discussing potential valuation, the company’s go to market strategy, business model, technology review, and financing.

On August 19, 2023, Dan Brahmy received an illustrative proposal for a potential merger with Trailblazer via Dave Dobkins of LifeSci.

On August 23, 2023, Dan Brahmy sent back his notes on the illustrative proposal to the LifeSci and Trailblazer teams, with concerns including but not limited to: PIPE Investment size, information about a possible equity line of credit, founders salary increase, board of directors appointment rights, and a time frame estimation. It was at this time that Cyabra indicated a desire to obtain additional financing before and in connection with the Business Combination. As a growth stage company Cyabra had immediate funding needs as well as longer term funding needs in order to accomplish its strategic objectives. Trailblazer agreed to facilitate a bridge financing in the form of convertible notes which would be executed contemporaneously with the signing of the business combination agreement in order to assist with funding Cyabra’s short term cash requirements. $3.4 million of the bridge financing was funded by Alpha, a member of the Sponsor. Arie Rabinowitz, Trailblazer’s Chief Executive Officer, Yosef Eichorn, Trailblazer’s Chief Development Office, and Joseph Hammer, Trailblazer’s Chairman, are all senior officers at LH Financial Services Corp., a family office service company for a single family. Alpha is the family’s primary securities investment vehicle.

The remaining balance of the bridge financing was completed by Cyabra’s existing investors and contacts, including OurCrowd General Partner, L.P. and its affiliates (“OurCrowd”). Cyabra is party to several agreements with OurCrowd, which as of January 27, 2025 beneficially owned approximately 22.80% of Cyabra’s issued and outstanding share capital. Please see “Certain Relationships and Related Person Transactions — Cyabra — Transactions with OurCrowd,” below. In addition to OurCrowd, each of the other investors in the bridge financing, or their affiliates, were existing shareholders in Cyabra at the time of their investment. In addition, Alpha has been a minority, passive investor in OurCrowd for several years.

The terms of the bridge financing were determined as a result of negotiations between Cyabra, Alpha and Trailblazer. As part of these negotiations, the parties considered the risks associated with the deSPAC process, the valuation of Cyabra in its latest funding round and the valuation of Cyabra in the PIPE Investment. The parties agreed that the bridge financing would be done in the form of convertible notes at a $30 million pre-money valuation.

The terms of the PIPE Investment were determined as a result of negotiations between Cyabra, Alpha and Trailblazer. The parties agreed that the PIPE Investment would be done at a $70 million pre-money valuation. Such valuation was affected by due diligence, the fairness opinion obtained by Trailblazer, as well as Cyabra’s ARR. The dollar amount of the PIPE was based largely on the parties’ expectations regarding what the Combined Company’s post closing funding needs would be, as well as the parties’ reasonable expectations regarding the net effect of redemptions. Trailblazer’s Sponsor informed Trailblazer that either it or one of its affiliates would invest in the PIPE.

On September 1, 2023, LifeSci submitted a preliminary letter of intent to Cyabra for its consideration.

On September 6, 2023, Dan Brahmy sent back certain questions and comments on the letter of intent including the size of any pre-closing financing, the size of the proposed equity line of credit, adjustments in compensation for founding employees and lock up restrictions following the close of the transaction.

On September 13, 2023, Lamed Holdings contacted the Trailblazer team to provide potential options for conducting technology due diligence.

On September 18, 2023, LifeSci provided a revised letter of intent to Cyabra addressing Cyabra’s previous comments.

On September 20, 2023, Cyabra and Trailblazer entered into a non-disclosure agreement.

In October 2023, Dan Brahmy indicated that Cyabra was not prepared to immediately move forward with the proposed transaction due to volatile conditions that were occurring in Israel as a result of the October 7, 2023 attack.

On January 12, 2024, Dan Brahmy reached out to Trailblazer and indicated that it was interested in reengaging in discussions regarding a proposed transaction with Trailblazer.

On January 24, 2024, Trailblazer provided a revised letter of intent to Cyabra. The revised letter of intent updated the terms of the PIPE Investment.

On February 5, 2024, Trailblazer introduced its U.S. counsel, Loeb & Loeb LLP (“Loeb”), to Cyabra’s counsel in Israel, Goldfarb Gross Seligman & Co. (“Goldfarb”) via email.

On February 8, 2024, Dan Brahmy circulated a revised markup of the letter of intent to Goldfarb and Loeb, which included revisions to the exclusivity terms, the earnout and the closing conditions.

On February 13, 2024, Loeb circulated a revised markup of the letter of intent to Goldfarb, which included revisions to the exclusivity terms, the consideration, the lock-up, registration rights and the closing conditions.

On February 14, 2024, Dan Brahmy circulated to Yosef Eichorn and the administrative consultants an updated financial model and information deck, including but not limited to cash flow models, unaudited financial statements, and a customer waterfall model.

On February 18, 2024, Dan Brahmy circulated a revised markup of the letter of intent, which included revisions to the consideration, board of directors terms, the closing conditions, lock-up terms and registration rights.

On February 20, 2024, the administrative consultants for Trailblazer circulated a revised markup of the letter of intent, which included revisions to the exclusivity terms, the bridge financing terms, PIPE Investment, 2025 Plan, compensation agreements, company debt, closing conditions and the lock-up terms.

On February 21, 2024, Goldfarb circulated a revised markup of the letter of intent, which included an additional provision regarding the termination of the letter of intent’s exclusivity in cases of tax implications relating to repayment obligations to the IIA.

On February 26, 2024, Cyabra circulated to the Trailblazer team updated Cyabra information and materials, including a company overview, access to their data room, and additional information regarding the company.

On February 26, 2024, Trailblazer’s administrative consultants circulated a revised markup of the letter of intent to Dan Brahmy, which included revisions to the provision regarding the termination of the letter of intent’s exclusivity in cases of tax implications relating to repayment obligations to the IIA.

On February 28, 2024, the parties executed the letter of intent.

On March 4, 2024, Trailblazer engaged with David Enzer of Roth in order to discuss obtaining a fairness opinion for the transaction.

On March 5, 2024, members from Trailblazer, including Arie Rabinowitz, Joseph Hammer, Yosef Eichorn, Trailblazer’s administrative consultants, as well as Dan Brahmy, Yossef Daar of Cyabra, LifeSci, Loeb, Goldfarb, and KPMG Israel attended an initial meeting titled ‘Project Comet’, highlighting organizational next steps following the execution of the letter of intent. The parties also began to discuss the structure of the transaction.

On March 8, 2024, Yosef Eichorn and one of Trailblazer’s administrative consultants met with Cyabra’s CEO, Dan Brahmy, to discuss the company’s business updates and progress since initial discussions, including information on strategic agreements, as well as updates on customer acquisition and retention processes, technological advancements, information on Cyabra’s customer pipeline, and the financial state of the company.

On March 11, 2024, Trailblazer, Cyabra and their respective counsel and accountants held a follow up call to discuss the structure of the transaction and the tax implications.

From March 18, 2024, through March 20, 2024, the parties had email correspondence and telephone conversations regarding a reverse triangular merger and possible tax implications for Cyabra shareholders in Israel.

On March 28, 2024, Loeb had an introductory call with Sullivan & Worcester LLP (“Sullivan”), Israeli counsel for Trailblazer.

On April 2, 2024, representatives from Loeb, Sullivan, Goldfarb and Lowenstein Sandler LLP (“Lowenstein”), U.S. counsel for Cyabra, held a call to discuss the transaction.

On April 3, 2024, Loeb circulated a diligence request list to Goldfarb and Lowenstein.

On April 4, 2024, Trailblazer met preliminarily with Nogaron LTD (“Nogaron”), to discuss conducting general technological due diligence of Cyabra’s product on behalf of Trailblazer.

On April 17, 2024, Loeb circulated an initial draft of the Merger Agreement to Goldfarb and Lowenstein, which included a reverse merger structure.

On April 18, 2024, Sullivan provided supplemental due diligence questions to Goldfarb and Lowenstein.

On April 24, 2024, Lowenstein circulated a revised draft of the Merger Agreement, which revised certain representations and warranties, modified the treatment of company options, warrants and convertible notes to comply with certain requirements in Israel, incorporated terms for certain incentive compensation to be received by certain shareholders of Cyabra, and incorporated language regarding obtaining certain tax rulings in Israel.

On April 29, 2024, representatives from Lowenstein and Loeb discussed certain HSR Act matters and determined that the transaction fell below applicable thresholds.

On May 2, 2024, Goldfarb circulated responses to certain supplemental due diligence requests.

Also on May 2, 2024, Loeb circulated an updated draft of the Merger Agreement which further revised certain representations and warranties, and removed provisions regarding the acceleration of the Earnout Shares upon a change in control.

On May 7, 2024, Loeb circulated additional due diligence requests to Goldfarb and Lowenstein.

On May 8, 2024, Yosef Eichorn, Trailblazer’s Chief Development Officer, and certain administrative consultants from Trailblazer, Cyabra’s CEO, Dan Brahmy and representatives from Loeb, Lowenstein and Goldfarb held a call to review the pro forma cap table for the transaction. Since such time, Trailblazer, Cyabra’s CEO, Dan Brahmy, and representatives from Loeb, Lowenstein, Goldfarb and Sullivan have held weekly calls to discuss the Business Combination.

On May 9, 2024, representatives from Sullivan and Goldfarb had a conference call to discuss the procedure and timing for obtaining certain tax rulings in Israel.

On May 13, 2024, Lowenstein circulated a further revised draft of the Merger Agreement which further revised certain representations and warranties, revised the service recognition for holders of converted stock options, reinstated provisions regarding the acceleration of the Earnout Shares upon a change in control and revised tax treatment language of Cyabra’s Israeli shareholders.

On May 15, 2024, Nogaron began its technical due diligence investigation of Cyabra. Trailblazer requested validation of accuracy levels of Cyabra’s product, in addition to verifying scalability of the product.

Also on May 15, 2024, Lowenstein circulated an initial draft of the disclosure schedules to the Merger Agreement to Loeb.

On May 20, 2024, Lowenstein circulated draft of the Proposed Certificate of Incorporation and Proposed Bylaws to Loeb. In addition, on May 20, 2024, Loeb circulated a copy of the Combined Company’s pro forma cap table.

On May 22, 2024, Loeb circulated a revised draft of the Merger Agreement which addressed certain comments related to the tax rulings and other provisions under Israeli law. Loeb also circulated the bridge financing documents and certain ancillary transaction documents.

On May 24, 2024, Lowenstein circulated revision to the ancillary transaction documents.

On May 26, 2024, Loeb circulated a promissory note that was forwarded to it by Alpha’s counsel for a financing by Alpha prior to the closing of the Business Combination. Between May 26 and May 30, the parties negotiated the terms of the promissory note and executed the note in the amount of $1,200,000.

On May 28, 2024, Yosef Eichorn, Trailblazer’s Chief Development Officer, and certain administrative consultants from Trailblazer, Cyabra’s CEO, Dan Brahmy, Cyabra’s CPO, Yossef Daar and representatives from Loeb, Sullivan, Goldfarb and Lowenstein had a follow up call to discuss open diligence items including Cyabra’s compliance with data privacy requirements. In addition, on May 28, 2024, Lowenstein provided certain comments to the bridge note documents.

On May 29, 2024, Lowenstein circulated additional changes to the Merger Agreement which further addressed certain issues under Israeli law.

On June 13, 2024, Loeb circulated updated bridge note documents, additional comments to the Merger Agreement, comments to the disclosure schedules, and comments to certain ancillary documents.

On June 23, 2024, Nogaron presented Trailblazer with their preliminary due diligence findings.

On July 10, 2024, Loeb circulated additional comments to the disclosure schedules.

On July 11, 2024, Lowenstein circulated updated disclosure schedules to Trailblazer and its counsel.

On July 17, 2024, the Nogaron team discussed their findings as to Cyabra’s data models and product. The accuracy claims of Cyabra were verified through extensive diligence and testing.

Also on July 17, 2024, Cyabra’s CEO, Dan Brahmy, and Yosef Eichorn, Trailblazer’s Chief Development Officer, and certain administrative consultants from Trailblazer and representatives from Loeb, Lowenstein and Goldfarb had discussions and emails regarding the anti-dilution provisions of the bridge documents.

On July 21, 2024, the Trailblazer Board met to review and discuss the transaction. During the board meeting, representatives of Roth reviewed Roth’s financial analysis of the Business Combination with the Trailblazer Board and rendered to the Trailblazer Board an oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Roth in preparing its opinion (attached as Annex E to this proxy statement/prospectus), the consideration to be paid by Trailblazer to the Cyabra shareholders pursuant to the Merger Agreement was fair from a financial point of view to the stockholders of Trailblazer Common Stock.

During the board meeting, Loeb and Trailblazer management presented their due diligence findings to the Trailblazer Board and their conclusion that there were no red flags that Loeb or Trailblazer management came across during the course of their diligence of Cyabra. Throughout the board meeting, the Trailblazer Board asked numerous questions of Roth, Loeb and Trailblazer management, and, upon receiving satisfactory responses, the Trailblazer Board approved the Business Combination.

On July 22, 2024, Trailblazer and Cyabra executed the Merger Agreement and certain ancillary documents.

In late October 2024, Cyabra’s CFO, Yael Sandler, and representatives from Lowenstein and Goldfarb discussed that due to legal reasons, certain provisions related to the size of the 2025 Plan and the share grant to Cyabra Key Employees required revisions. In addition, in order to further memorialize Cyabra’s and Trailblazer’s intent as it relates to the size of the board of directors, the director election proposal and the Outside Date, an amendment to the Merger Agreement was advisable. Lowenstein circulated a draft of the amendment to the Merger Agreement to Loeb on October 31, 2024.

On November 11, 2024, Trailblazer and Cyabra executed the amendment to the Merger Agreement.

Recommendation of the Trailblazer Board of Directors and Reasons for the Business Combination

In reaching its unanimous resolution (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of common stock in connection therewith, are advisable and in the best interests of Trailblazer and its stockholders and (ii) recommending that the Trailblazer stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Trailblazer Board consulted with Trailblazer’s legal and financial advisors in connection with its evaluation of the Merger Agreement and the Business Combination, reviewed the results of due diligence conducted by Trailblazer’s management, legal and financial advisors and considered a variety of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Trailblazer Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Trailblazer Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In the prospectus for the Trailblazer IPO, Trailblazer identified the following general criteria and guidelines that Trailblazer believes are important in evaluating prospective target businesses, indicating that while Trailblazer intends to use these criteria and guidelines in evaluating prospective businesses, it may deviate from these criteria and guidelines:

Experienced Management Teams:    Candidates that have strong, experienced management teams with a focus on driving revenue growth, enhancing profitability and generating strong free cash flow. Trailblazer will seek to partner with the potential target’s management team and expect that the operating and financial abilities of our management and board will help the potential target company to unlock opportunities for future growth and enhanced profitability.

Attractive Valuations:    Trailblazer will only evaluate a business that, based on our due diligence and industry experience, represents an attractive valuation relative to publicly listed companies with similar characteristics or in similar industry segments.

Will Benefit from Being a Public Company:    Trailblazer intends to pursue a business that will benefit from being a public company, including potentially having broader access to capital and a public currency for acquisitions.

Clear Competitive Advantages:    Trailblazer intends to target businesses that differentiate themselves from their peers in ways that are difficult to replicate and have clear competitive advantages.

High Growth Potential and Cash Flow:    Trailblazer intends to seek businesses that are well positioned to grow in their respective markets and which have clear plans on how to leverage additional capital to accelerate growth. We expect to target businesses that have had, or expect to have, strong cash flow generation.

In evaluating the Business Combination, the Trailblazer Board reviewed a number of materials, including the transaction documentation, certain due diligence summary materials prepared by Trailblazer’s management, and various industry and financial data, and consulted with Trailblazer’s management as well as legal and financial advisors. These advisors had full access to all of the materials provided to Trailblazer and advised the Trailblazer Board on the opportunity and risks of the Business Combination.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Trailblazer Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Trailblazer Board viewed its decision as being based on all of the information available to it and the factors presented to and considered by the Trailblazer Board. In addition, individual directors may have given different weight to different factors. This explanation of the Trailblazer Board’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The officers and directors of Trailblazer have substantial experience in evaluating the operating and financial merits of companies and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Trailblazer’s officers and directors have substantial experience with mergers and acquisitions across a variety of sectors.

In evaluating the Business Combination, the Trailblazer Board considered the criteria and guidelines to evaluate prospective business opportunities set by Trailblazer’s management team in the IPO prospectus and has determined that Cyabra meets many of these criteria. Specifically, the Trailblazer Board noted, among others, that:

•        Experienced Management Team — Cyabra has a strong, experienced management team and technology leadership in identifying disinformation with a team recruited from the elite Israeli Defense Forces, a globally recognized leader in the field.

•        Attractive Valuation — Based on Trailblazer’s due diligence and industry experience, it determined that Cyabra represents an attractive valuation relative to publicly listed companies with similar characteristics or in similar industry segments.

•        Will Benefit from Being a Public Company — Cyabra will benefit from being a public company, including potentially having broader access to capital and a public currency for acquisitions.

•        Clear Competitive Advantages — Trailblazer believes that Cyabra differentiates itself from its peers in ways that are difficult to replicate and has clear competitive advantages.

•        High Growth Potential — Cyabra is well positioned to grow and can leverage additional capital to accelerate growth.

•        Fairness Opinion.    The Trailblazer Board received the opinion of Roth that the total consideration to be paid by Trailblazer in the Business Combination is fair to the shareholders of Trailblazer from a financial point of view. See “Opinion of Roth Capital Partners, LLC as Fairness Opinion Provider” below.

The Trailblazer Board also considered the following:

•        Need to improve Disinformation Detection — Cyber disinformation is increasing and organizations are aware of the need to quickly counteract false information and mitigate its effect.

•        High Quality Client Base — Cyabra has good relations with a loyal base of high quality clients, contracts with multiple governments worldwide, and a growing list of high profile corporate clients.

•        Long-Term Intrinsic Value Potential — Because of the abovementioned factors, among others, the Trailblazer Board believes that Cyabra has attractive long term intrinsic value potential because of its growth potential, the importance of detection of “fake news” and misinformation, the ineffectiveness of the traditional cyber detection solutions and Cyabra’s advanced technology.

The Trailblazer Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Future Financial Performance — The risk that future financial performance may not meet Trailblazer’s expectations due to factors in our control or out of our control, including due to economic cycles or other macroeconomic factors.

•        Potential for Benefits not Achieved — The risk that the potential benefits of the Business Combination, including Cyabra’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

•        Macroeconomic Risks and Uncertainty — Macroeconomic and geo-political risks could prohibit Cyabra from achieving the full benefits of the proposed Business Combination.

•        Public company experience — Most of Cyabra’s management has limited experience in operating a public company. The public company requirements may strain Cyabra’s resources and divert management’s attention.

•        Closing Conditions — The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Trailblazer’s control.

•        Other Risks — Various other risks associated with Cyabra’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Trailblazer Board concluded that the potential benefits that it expected Trailblazer and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Trailblazer Board determined that the Merger Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Trailblazer and its stockholders.

The Trailblazer Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Reasonableness of the aggregate consideration to be paid under the Merger Agreement.    Following a review of the financial data provided to Trailblazer, including certain unaudited prospective financial information of Cyabra (including, where applicable, the assumptions underlying such unaudited prospective financial information) and Trailblazer’s due diligence review of Cyabra’s business, the Trailblazer Board determined that (i) the consideration in the Acquisition Merger is fair from a financial point of view to Trailblazer and (ii) the fair market value of Cyabra equals or exceeds 80% of the amount held by Trailblazer in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account).

•        Due Diligence:    The Trailblazer management team, together with its advisors, conducted thorough due diligence of Cyabra, including processes that conducted a thorough investigation of Cyabra’s management team and structure, financial statements and health, technological examination, legal and regulatory diligence, and a long history of discussion and interaction with Cyabra’s management and advisors regarding the aforementioned issues.

•        Industry:     Cyabra’s business and positioning as “leading the fight against disinformation” was attractive to Trailblazer management following a thorough review of the industry looking to combat the ever-growing presence and threat of disinformation online, as well as analyzing and believing in projected market growth and opportunity for Cyabra to continue to develop. This led Trailblazer management to believe in Cyabra’s positive prospects in future periods.

•        Alternatives:    Following a thorough process of evaluating other business combination opportunities presented and available to Trailblazer, the Trailblazer Board believes that the best potential business combination is the proposed one, taking into consideration all factors including but not limited to likelihood of completing the combination, timing of the transaction, and meeting goals laid out by Trailblazer management at the beginning of the process.

•        Negotiated Transaction:    The Trailblazer Board and management considered the terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Trailblazer and Cyabra to complete the Business Combination. The Trailblazer Board also considered the financial and other terms of the Business Combination and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Cyabra and Trailblazer.

•        Post-Closing Governance:    Trailblazer’s negotiated right to nominate a board member following the conclusion of the Business Combination led management to believe that, post-closing, Cyabra will be able to benefit from the Sponsor’s relationships to identify board members with industry, financial, and professional knowledge within the field Cyabra has positioned itself in, allowing for the prospect of driving positive returns for shareholders.

The Trailblazer Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the Combined Company’s revenues.

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Liquidation of Trailblazer.    The risks and costs to Trailblazer if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Trailblazer being unable to effect a business combination by the end of the Completion Window and force Trailblazer to liquidate.

•        Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits Trailblazer from soliciting other business combination proposals, which except for limited circumstances (related to the receipt of an unsolicited business combination proposal) restricts Trailblazer’s ability to consider other potential business combinations prior to the earlier of the consummation of the Business Combination and the termination of the Merger Agreement.

•        Redemption Risk.    The potential risk that a significant number of Trailblazer’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Trailblazer’s Current Charter, which would potentially make the Business Combination more difficult or impossible to complete.

•        Stockholder Vote.    The risk that Trailblazer’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within Trailblazer’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the Trailblazer Board also considered other factors, including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of Trailblazer may have interests in the Business Combination (see “Interests of Trailblazer’s Directors and Officers and Others in the Business Combination”).

•        Merger Consideration.    The purchase price to be paid as merger consideration was measured against the market value of comparable companies.

•        Other Risk Factors.    Various other risk factors associated with the business of Cyabra, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus/prospectus.

The Trailblazer Board concluded, in its business judgment, that the potential benefits that it expects Trailblazer and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the Trailblazer Board unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Trailblazer and its stockholders.

This explanation of Trailblazer’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Cyabra Board’s Reasons for the Business Combination

In reaching its unanimous resolution to approve the transaction with Trailblazer, the Cyabra Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Cyabra Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Cyabra Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Cyabra Board’s reasons for approving the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Cyabra Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Other Alternatives.    It is the belief of Cyabra, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for Cyabra to create greater value for Cyabra’s shareholders, while providing Cyabra’s shareholders with greater liquidity by owning stock in a public company.

•        Advantages Over a Traditional IPO.    The Cyabra Board considered the alternative of a traditional IPO. The Cyabra Board considered that the Business Combination provided certain advantages over a traditional IPO. In particular, the Cyabra Board considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies of a similar size and industry as Cyabra, the Business Combination with Trailblazer was likely to provide for a more time-and cost-effective means to capital.

•        Terms of the Merger Agreement.    The Cyabra Board considered the terms and conditions of the Merger Agreement, including but not limited to the nature and scope of the closing conditions, the related financing transactions, the tax treatment, and the likelihood of obtaining any necessary approvals, in addition to the transactions contemplated thereby, including the Business Combination.

•        Access to Capital.    Cyabra expects that the Business Combination will provide the potential for increased access to sources of capital at a lower cost and from a broader range of investors than it could otherwise obtain if it continued to operate as a stand-alone, privately held company.

•        Benefit from Being a Public Company.    Cyabra believes that as a publicly traded company it will increase shareholder value and may benefit from utilizing the broader access to capital and public profile that are associated with being a publicly traded company.

The Cyabra also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Risk that Business Combination may not be completed.    The Cyabra Board considered the risk that the Business Combination might not be consummated in a timely manner or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.

•        Uncertainty as to amount of redemptions and cash in the Trust Account following the Business Combination.    The Cyabra Board considered that the Trailblazer stockholders have the right to redeem their shares for cash. Any such redemptions shall serve to reduce the amount of cash in the Trust Account following the Business Combination and reduce the amount of capital available to operate and grow Cyabra’s operations. The amount of redemptions and the amount of cash that will remain in Trust Account following the Business Combination cannot be determined.

•        Impact on reputation and business if Business Combination is not completed.    The Cyabra Board considered the possibility that the Business Combination might not be completed and that there may be an adverse effect of the public announcement of the Business Combination on Cyabra’s reputation and business in the event the Business Combination is not completed.

•        Expenses and challenges.    The Cyabra Board considered the expenses to be incurred in connection with the Business Combination and related administrative challenges associated with combining the companies.

•        Costs of being a public company.    The Cyabra Board considered the additional public company expenses and obligations that Cyabra’s business will be subject to following the Business Combination to which it has not previously been subject.

•        Benefits Not Achieved.    The Cyabra Board considered the risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Litigation.    The Cyabra Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Other Risks.    Various other risks associated with the Business Combination under the section entitled “Risk Factors.”

The Cyabra Board concluded that the potential benefits that it expected Cyabra and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Cyabra Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable and in the best interests of Cyabra and its shareholders.

Opinion of Roth Capital Partners, LLC as Fairness Opinion Provider

Roth was retained by Trailblazer to provide its opinion as to the fairness, from a financial point of view, to the Trailblazer stockholders regarding the Business Combination. Roth was selected by Joe Hammer, the Chairman of the Trailblazer Board, who has been aware of Roth’s reputation as a full service securities firm that has experience in preparing and delivering fairness opinions in transactions like the Business Combination. On July 21, 2024, Roth delivered its opinion to the Trailblazer Board, to the effect that, based on financial, business and operating information available to it as of July 21, 2024, the total consideration to be paid by Trailblazer in the Business Combination is fair to the shareholders of Trailblazer from a financial point of view.

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex E to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Roth in preparing its opinion. However, neither Roth’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any Trailblazer stockholder as to how such Trailblazer stockholder should act or vote with respect to any matter relating to the proposed Business Combination or otherwise, including, without limitation, whether any such Trailblazer stockholder should redeem.

The opinion was addressed to the Trailblazer Board for the use and benefit of the members of the Trailblazer Board (in their capacities as such) in connection with its evaluation of the Business Combination. Roth’s opinion was just one of several factors the Trailblazer Board took into account in making its determination to approve the Business Combination, including the factors described elsewhere in this proxy statement/prospectus.

Roth’s opinion only addressed whether, as of the date of the opinion, the consideration to be issued in the Business Combination pursuant to the Merger Agreement was fair, from a financial point of view, to the shareholders of Trailblazer. It did not address any other terms, aspects, or implications of the Business Combination, the Merger Agreement or any related or other transaction or agreement, including, without limitation, (i) the PIPE Investment; (ii) the 2024 Convertible Notes; (iii) the agreements to be entered into in connection with the Merger Agreement, (iv) any term or aspect of the Business Combination that is not susceptible to financial analysis, (v) the fairness of any portion or aspect of the Business Combination (other than the total consideration to be paid by Trailblazer in the Business Combination) to the holders of any class of securities, creditors or other constituents of Trailblazer, or any other party, (vi) the appropriate capital structure of Trailblazer or Cyabra or whether Trailblazer should be issuing debt or equity securities or a combination of both in the Business Combination, nor (vii) any capital raising or financing transaction contemplated by Trailblazer, including, without limitation, the PIPE Investment and the 2024 Convertible Notes. Roth did not express any opinion as to the value of shares of Trailblazer Class A Common Stock, Trailblazer Class B Common Stock or any other security or the prices at which shares of Trailblazer Class A Common Stock, Trailblazer Class B Common Stock, or any other security could trade, be purchased, or be sold at any time.

Roth’s opinion did not address the relative merits of the Business Combination as compared to any alternative transaction or business strategy that might have existed for Trailblazer, or the merits of the underlying decision by the Trailblazer Board or Trailblazer to engage in or consummate the Business Combination. The financial and other terms of the Business Combination were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from Roth. In addition, Roth was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving Trailblazer.

Roth was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Business Combination, the securities, assets, businesses or operations of Trailblazer, Cyabra or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, or (c) advise the Trailblazer Board, Trailblazer or any other party with respect to alternatives to the Business Combination. Roth’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of Roth’s opinion and upon certain assumptions regarding such financial, economic, market and other conditions, which were subject to unusual volatility and which, if different than assumed, could have had a material impact on Roth’s analyses and opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Roth did not assume any obligation to update, review, or reaffirm its opinion to Trailblazer or any other person or otherwise to comment on or consider events occurring or coming to Roth’s attention after the date of its opinion.

Roth received professional fees of $150,000 from Trailblazer for rendering its opinion. No portion of such fee was contingent upon the conclusions reached in the opinion. In addition, and regardless of whether the Business Combination is consummated, Trailblazer agreed to reimburse Roth for its out-of-pocket expenses incurred in connection with Roth’s services, including fees and disbursements of Roth’s legal counsel up to $15,000. Trailblazer has agreed to indemnify Roth for certain liabilities, including liabilities under the federal securities laws, and other items arising out Roth’s engagement. As of the date of Roth’s opinion, Roth had not received other advisory fees or compensation during the past two years acting as advisor to Trailblazer or its affiliates.

In connection with its analysis, Roth has made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Roth also took into account its assessment of general economic, market, and financial conditions, as well as its experience in business valuation in general, and with respect to similar transactions, in particular. Roth’s procedures, investigations, and financial analyses included, but were not limited to: (i) a review of the letter of intent; (ii) review of the final Merger Agreement; (iii) review of certain information prepared by the management of Cyabra, including (a) historical financial statements and certain projected financial information for 2024-2028, (b) an investor presentation of Cyabra dated June 5, 2024; (c) certain information regarding the relative ownership interests of Trailblazer and Cyabra; and (d) review of certain information regarding Cyabra and its business, market and strategy; (iv) review of certain publicly available business and financial information related to Trailblazer based on the filings of Trailblazer with the U.S. Securities and Exchange Commission; (v) review of certain historical market valuation and trading data for public companies comparable to Cyabra; (vi) review of financial terms, to the extent publicly available, of certain precedent transactions that Roth deemed relevant; and (vii) review of certain other market and industry reports and data which Roth deemed relevant in evaluating the general quality and attractiveness of the participants’ respective assets and competitive market position. Roth performed certain valuation analyses using generally accepted valuation and analysis techniques, including a discounted cash flow and market approach analysis. Roth conducted such other analyses and considered such other factors as it deemed appropriate.

Roth Capital Partners, LLC.    Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services.

Valuation Methodology — Income and Market Approaches.    Roth considered and applied the income and market approaches to derive an opinion of value with respect to the Business Combination, as these approaches are the most appropriate when conducting a valuation of a going concern. Under the income approach, Roth utilized the discounted cash flows method, and, under the market approach, Roth considered the comparable transaction and guideline public company methods.

The market approach considers the implied pricing in comparable public companies and precedent transactions of comparable businesses or assets. The first step in performing the public company analysis was the identification and selection of comparable companies. To be included in the sample, companies had to be engaged in the same or similar line of business as Cyabra. The second criterion was that the public companies must have market capitalizations under $30 billion. In order to use M&A information in a valuation engagement, the following two conditions must be met: (i) the transaction target must be similar to the company being valued in at least some respects, and (ii) the details of the transaction must be obtainable and must have consummated on or after 2020.

The primary strength of the market approach is that it offers relatively objective pricing evidence from the market at large and, aside from certain adjustments to the public company and transaction data, requires few assumptions to be made. The market approach is most applicable to highly homogeneous assets or businesses for which a ready market exists.

Overview of Key Assumptions and Inputs

Roth performed a valuation analysis of Cyabra as of July 21, 2024. Roth reviewed Cyabra’s historical financial statements and certain projected financial information for 2024-2028, as well as investor presentation and other materials prepared by Cyabra. Roth also held meetings and discussions with management members and other advisors of Cyabra. Roth focused its analysis on the two market segments with the most customer traction: network and cybersecurity, and based on such review and discussion, Roth determined that the key operating forecasts, and assumptions, including unit economics and sales volume, were reasonable.

Summary of Financial Analyses

The following is a summary of the material financial analyses utilized by Roth in connection with providing its opinion to the Trailblazer Board on July 21, 2024, and does not purport to be a complete description of the analyses or data presented by Roth. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand the financial analyses used by Roth, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Roth’s financial analyses.

As more fully described below, Roth utilized selected public company analyses, selected precedent transactions analyses and discount cash flow analyses in order to derive implied total equity values of Cyabra.

Selected Public Companies Analyses

Using publicly available information, Roth reviewed selected financial data of 9 selected publicly traded companies in the network and cybersecurity industries, referred to as the “network and cybersecurity group.”

The selected companies comprising the network and cyber security group were as follows:

Check Point Software Technologies Ltd.
CyberArk Software Ltd.
NetScout Systems, Inc.
Qualys, Inc.
Rapid7, Inc.
SecureWorks Corp.
SentinelOne, Inc.
Tenable Holdings, Inc.
Zscaler, Inc.

Roth reviewed, among other things, the Enterprise value (defined as fully diluted market capitalization based on closing stock price on July 19, 2024, plus total debt less cash and cash equivalents) of the selected public companies as a multiple of revenue for (1) the last 12 months (“LTM”) ended June 30, 2024, (2) estimates for calendar year 2024, (3) estimates for calendar year 2025, and (4) estimates for calendar year 2026. Roth applied the 25th and 75th percentiles of the multiples for the group to the corresponding financial data for Cyabra provided by Cyabra management.

Enterprise Value/Revenue
Public Company	LTM	CY24E	CY25E	CY26E
Check Point Software Technologies Ltd.	7.4x	7.1x	6.7x	6.3x
CyberArk Software Ltd.	13.7x	11.9x	9.7x	7.9x
NetScout Systems, Inc.	1.2x	1.3x	1.3x	NA
Qualys, Inc.	8.6x	8.1x	7.4x	6.8x
Rapid7, Inc.	3.9x	3.7x	3.4x	3.1x
SecureWorks Corp.	1.7x	1.9x	1.8x	1.7x
SentinelOne, Inc.	9.4x	7.8x	6.2x	5.0x
Tenable Holdings, Inc.	6.3x	5.8x	5.1x	4.4x
Zscaler, Inc.	13.7x	12.0x	9.6x	7.5x

For purposes of this analysis, Roth utilized information regarding the selected public companies obtained from filings with the SEC, the Capital IQ database, other public sources, and market data as of July 19, 2024. Based on this information, Roth calculated multiples for the selected public companies as follows:

Enterprise Value as a Multiple of:	Range (1st to 3rd Quartile)	Median
LTM Revenue	3.9x – 9.4x	7.4x
CY24E Revenue	3.7x – 8.1x	7.1x
CY25E Revenue	3.4x – 7.4x	6.2x
CY26E Revenue	4.1x – 7.0x	5.7x

Based on the analyses and review of the multiples of the selected public companies, Roth selected the representative ranges of enterprise value to LTM revenue, CY2024E revenue, CY2025E revenue, and CY2026E revenue multiples derived from the data points for the selected public companies set forth in the table above based upon the application of its professional judgment. Roth then applied these multiples to Cyabra’s revenue for the relevant period and calculated the implied enterprise value of Cyabra. Roth then subtracted Cyabra’s net debt at June 30, 2024 of $1.8 million (based on financial data of Cyabra prepared by Cyabra) to such implied enterprise values to calculate Cyabra’s equity value. The following summarizes the results of this analysis:

Financial Statistic ($ in millions)	Implied Equity Value	Median	Cyabra Base Purchase Price
LTM Revenue	$13.8 – 35.7	$27.1	$70.0
CY24E Revenue	$15.6 – 35.8	$30.8	$70.0
CY25E Revenue	$27.4 – 61.3	$50.8	$70.0
CY26E Revenue	$82.5 – 143.1	$101.6	$70.0

None of the selected companies reviewed is identical to Cyabra, and certain of these companies may have characteristics that are materially different from those of Cyabra. The analyses necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the selected public companies and other factors that could affect their comparability to Cyabra.

Selected Precedent Transactions Analysis

Roth reviewed selected publicly available financial terms of eight selected transactions, which forms the basis for analyzing and determining the implied value of a company. Roth selected such transactions that are deemed relevant to its review based on its experience and professional judgement. The selected transactions were as follows:

Target	Acquiror	Enterprise Value/LTM Revenue
Splunk Inc.	Cisco Systems, Inc.	7.4x
Osirium Technologies PLC	Sailpoint Technologies Uk Ltd	2.8x
Absolute Software Corporation	Crosspoint Capital Partners, LP	3.9x
Mandiant, Inc.	Google LLC	11.1x
Tripwire, Inc.	Fortra, LLC	3.3x
Mimecast Limited	Permira Advisers Ltd.	10.0x
CyberKick Ltd.	Alarum Technologies Ltd.	3.0x
Brace168 Pty. Ltd.	Excite Technology Services Limited	4.2x

Roth reviewed, among other things, the following implied transaction statistics for the selected transactions:

•        Enterprise value as a multiple of LTM revenue of the target company.

Financial data for the selected transactions were based on public filings and other publicly available information prior to the announcement of the relevant transaction.

Roth applied 25th and 75th percentiles of the multiples for the selected transactions to the corresponding financial data for Cyabra provided by Cyabra management as follows:

Enterprise Value as a Multiple of:	Range (1st to 3rd Quartile)	Median
LTM Revenue	3.2x – 8.1x	4.1x

Based on the analyses and review of the multiples of the selected precedent transactions, Roth selected the representative range of enterprise value to LTM revenue multiples derived from the data points for the selected precedent transactions set forth in the table above based upon the application of its professional judgment. Roth then applied these multiples to Cyabra’s revenue for the relevant period and calculated the implied enterprise value of Cyabra. Roth then subtracted Cyabra’s net debt at June 30, 2024 of $1.8 million to such implied enterprise values to calculate Cyabra’s equity value. The following summarizes the results of this analysis:

Financial Statistic ($ in millions)	Implied Equity Value	Median	Cyabra Base Purchase Price
LTM Revenue	$11.1 – 30.5	$14.5	$70.0

None of the target companies in the selected transactions reviewed is identical to Cyabra and certain of these companies may have characteristics that are materially different from those of Cyabra. The analyses necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the target companies and other factors that could affect their comparability to Cyabra.

Discounted Cash Flow Analyses

Roth performed separate discounted cash flow analyses of Cyabra utilizing financial forecasts prepared by Cyabra management. Applying discount rates ranging from 18.1% to 22.1%, Roth calculated (i) a range of implied values by adding the present value of the unlevered, after-tax free cash flows that Cyabra was forecasted to generate during the second half of the calendar year 2024 through the calendar year 2028 and the present value of the implied terminal value using the EBITDA exit multiple method for Cyabra at the end of such period. The following summarizes the results of this analysis:

Financial Statistic ($ in millions)	Implied Equity Value	Cyabra Base Purchase Price
Discounted Cash Flow Analysis	$55.5 – 87.9	$70.0

Roth did not receive instructions from Trailblazer or its sponsor, and no limitations were placed on Roth regarding the scope of our analysis.

Conclusion & Opinion.    Roth’s analysis considered an equity valuation range for Cyabra in rendering its opinion. Based on such analysis, it is Roth’s opinion that the Business Combination is “fair” to the Trailblazer stockholders from a financial perspective.

Disclosure of Prior Relationships.    During the two years preceding the date of the opinion, Roth has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Roth and its affiliates may in the future provide investment banking and other financial services to Trailblazer and its affiliates for which Roth and its affiliates would expect to receive compensation. Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Trailblazer, and accordingly, may at any time hold a long or a short position in such securities.

Certain Prospective Financial Information of Cyabra

Cyabra does not as a matter of course make public projections as to future results. Cyabra provided its internally-derived forecasts, prepared in July 2024 for each of the full years ended December 31, 2024 to December 31, 2028 to Trailblazer for use as a component of its overall evaluation of Cyabra. This projected financial information is included in this proxy statement/prospectus because it was provided to the Trailblazer Board for its evaluation of the Business Combination and was used by Roth in its fairness analysis. Cyabra’s projected financial information was not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Cyabra’s projected financial information was prepared solely for internal use, and was not intended for third-party use, including by investors or shareholders.

The Cyabra projected financial information reflects numerous assumptions, including macro and micro-economic, market, general business, operational, financing and capital market assumptions, all of which are difficult to predict and many of which are beyond Cyabra’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cyabra” and “Cautionary Note Regarding Forward-Looking Statements.” The financial projections for Net Sales, Operating Income, Debt Free Net Income and Unlevered Free Cash Flows provided to the Trailblazer Board are forward-looking statements that are based on assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Cyabra’s control. In particular, Cyabra has made certain assumptions that as of the date of this prospectus/proxy statement, have not occurred, as further described below.

There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Cyabra projected financial information. While all projections are necessarily speculative, notably, statements regarding Cyabra business plan and yearly forecasts, and summary financial projections are, without limitation, subject to material assumptions regarding Cyabra’s ability to successfully execute its business development plans and growth strategy, Cyabra ability to compete in rapidly developing markets, Cyabra’s access to capital markets or financing generally, Cyabra’s ability to source and maintain strategic supply arrangements, including web hosting services, availability of labor, and the regulations and government actions affecting the markets in which Cyabra operates and plans to operate. Cyabra cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.

EXCEPT AS DESCRIBED BELOW AND EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, CYABRA DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE CYABRA PROJECTED FINANCIAL INFORMATION. THE CYABRA PROJECTED FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO RELY ON THE UNAUDITED CYABRA PROJECTED FINANCIAL INFORMATION SET FORTH BELOW. NONE OF CYABRA, TRAILBLAZER, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY CYABRA SHAREHOLDER, TRAILBLAZER STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE CYABRA PROJECTED FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Cyabra has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Trailblazer. Neither Cyabra’s board, officers, management nor any other representative of Cyabra has made or makes any representation to any person regarding Cyabra’s ultimate performance compared to the information contained in the Cyabra projected financial information. Accordingly, the Cyabra projected financial information should not be looked upon as “guidance” of any sort. The Combined Company does not intend to refer back to the Cyabra projected financial information in its future periodic reports filed under the Exchange Act.

The Cyabra projected financial information was prepared by, and is the responsibility of, Cyabra’s management. Cyabra’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the Cyabra projected financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of Somekh Chaikin, A Member Firm of KPMG International included in this proxy statement/prospectus relates to historical financial information of Cyabra. It does not extend to the projections and should not be read as if it does. You are encouraged to review the financial statements of Cyabra included in this proxy statement/prospectus.

The key elements of the projections provided to the Trailblazer Board are summarized below.

($ in thousands)	2024P	2025P	2026P	2027P	2028P
Net Sales	$4,638.0	$8,525.0	$20,794.1	$32,325.9	$47,312.1
% growth		83.8%	143.9%	55.5%	46.4%
Operating Income (EBIT)(1)	$(12,637.9)	$(10,360.8)	$(4,003.2)	$1,666.7	$11,120.4
% margin	(272.5)%	(121.5)%	(19.3)%	5.2%	23.5%
Less: Income Taxes	$0.0	$0.0	$0.0	$0.0	$0.0
Debt Free Net Income (NOPAT)	$(12,638)	$(10,361)	$(4,003)	$1,667	$11,120
Plus: Depreciation & Amortization	$50.0	$50.0	$50.0	$50.0	$50.0
Less: Increase in Net Working Capital	$0.0	0.0	0.0	0.0	0.0
Less: Capital Expenditures	(59.6)	(62.7)	(55.6)	(37.1)	(39.9)
Unlevered Free Cash Flows	$(12,647)	$(10,373)	$(4,009)	$1,680	$11,130

____________

(1)      EBIT is a non-GAAP financial measure. The reconciliation of projected EBIT to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures, such as the impact of depreciation and amortization of fixed assets.

Cyabra’s forecasted financial information was prepared using a number of assumptions, including the following assumptions that Cyabra’s management believed to be material:

1.      Revenues — Cyabra projected revenues to reach $4.6 million by the end of 2024 based on several factors, including actual revenues of $1.8 million for the first half of 2024 and the historical trend that second half performance tends to be higher. Revenues for the remaining years in the Projections were projected to grow significantly to $47.3 million by the end of 2028, a compound annual growth rate of 79%, reflecting an expected increase in market penetration, competitive pricing strategy, and the expected growth in demand for our applications. Projected revenue is based on assumptions surrounding year-over-year revenue growth across Cyabra’s customer base. The assumptions relate to the number of sales opportunities in each period, the conversion rate between an opportunity to a won sale, the length of Cyabra’s sale cycles (between two to 18 months, depending on the nature and size of a particular customer), the amount of new sales made in each period and the rate at which existing customers renew their subscriptions and licenses. The projections also reflect investment by Cyabra in the expansion of its sales and marketing resources as part of Cyabra’s growth assumptions. If any of these assumptions prove to be inaccurate, Cyabra’s revenues for any future period could be substantially less than projected.

2.      Gross Margins — Cyabra projected an increase in gross margins from an expected 60% in 2024 to 75% for 2028, driven primarily by expected operational efficiencies gained through economies of scale, especially in the cost of data storage, an expectation that technological processes would become more efficient due to a general decrease in the cost of necessary services and Cyabra’s ability to negotiate improved terms as a result of expected growth in the business. Cyabra’s gross margins have already increased to 80% for the nine months ended September 30, 2024 as a result of the factors described above. In the event that the costs of providing its applications to customers are higher than projected, as a result of supply shortages or other factors, Cyabra’s gross margins may not expand at the projected rate.

3.      Operating Expenses — Research and Development (R&D) — Cyabra’s Research and Development (R&D) expenses are driven by the costs of software development. Cyabra believes that its expected R&D expenditures are essential for supporting its product roadmap, enhancing existing offerings, and exploring new opportunities for growth. Accordingly, Cyabra expects that its R&D expenses will continue to increase as it invests in R&D headcount to further strengthen and enhance its applications. Cyabra estimated that R&D expenses would be approximately $5 million for 2024 based on several factors, including actual R&D expenses of $2.3 million for the first half of 2024, expected ongoing investments in expanding its R&D team and the planned scaling of Cyabra’s development efforts in the latter part of 2024. From 2025 to 2028, Cyabra projected that its R&D expenses would grow at an annual rate of approximately 40%, primarily as a result of the expected continued expansion of its R&D workforce, as well as expected additional investments in innovation and technological advancements that Cyabra believed would be necessary to remain competitive in the market. Actual R&D expenses could be higher than forecast due to competition for talent, inflation or other factors.

4.      Operating Expenses — Sales and Marketing (S&M) — Sales and Marketing (S&M) expenses consist primarily of personnel payroll costs, as well as travel-related expenses related to Cyabra’s business. Cyabra believes that the expected investments in S&M expenses are important in driving future revenue growth. S&M expenses are expected to grow as Cyabra expands its business activities. Cyabra projected that its S&M expenses would be approximately $2.8 million for 2024, based on actual S&M expenses of $1.4 million for the first half of 2024 and the expected ramp-up in sales and marketing efforts throughout the second half of 2024. From 2025 to 2028, Cyabra projected that its S&M expenses would grow at an annual rate of approximately 25%, primarily as a result of an expected increase in S&M personnel, as well as continued investments in marketing campaigns, customer acquisition initiatives, and efforts to strengthen its brand presence in both existing and new markets. Actual S&M expenses could be higher than the amounts projected as a result of higher than expected compensation expenses, competition for talent, inflation or other factors.

5.      Operating Expenses — General and Administrative (G&A) — General and Administrative (G&A) expenses consist primarily of personnel, facility-related costs, professional services and insurance costs, public-company related costs and other corporate expenses. Cyabra projected that its G&A expenses would be approximately $7.6 million, based on actual G&A expenses of $1.8 million for the first half of 2024 and an expected significant increase in G&A expenses in the second half of 2024 due to higher professional service fees related to the Business Combination, Nasdaq listing fees and the higher expenses associated with being a public company. From 2025 to 2028, Cyabra projected that its G&A expenses for 2025 would decrease to $5.6 million, before growing at an annual rate of approximately 34% between 2026 and 2028, primarily as a result of the one-time nature of expenses related to the Business Combination and expected growth in G&A headcount, as well as the need for ongoing professional services to support its expanding operations and to continue operating as a public company. Actual G&A expenses could be higher than the amounts projected as a result of higher than expected compensation expenses, the need for additional services to support Cyabra’s growth plans, competition for talent, inflation or other factors.

The assumptions and estimates underlying the Cyabra projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus.

Ownership of the Combined Company Immediately After the Closing

The following summarizes the pro forma ownership of the Common Stock of the Combined Company immediately following the Business Combination under two redemption scenarios.

	No Additional Redemptions(1)		Maximum Redemptions(2)
	Shares	%	Shares	%
Trailblazer Public Shareholders	2,379,616	20.4%	—	0.0%
Cyabra Equity Holders	4,746,462	40.7%	4,746,462	48.0%
Sponsor	2,119,500	18.2%	2,119,500	21.4%
Preferred Stock(3)	1,186,382	10.2%	1,186,382	12.0%
Advisor Shares(4)	105,000	0.9%	105,000	1.1%
PIPE Investors	—	0.0%	600,000	6.1%
Key Employee Shares	400,000	3.4%	400,000	4.0%
Shares Underlying Public Rights(5)	690,000	5.9%	690,000	7.0%
Shares Underlying Private Rights(6)	39,450	0.3%	39,450	0.4%
Total Shares at Closing (excluding shares below)	11,666,410	100.00%	9,886,794	100.00%
Total Diluted Shares at Closing (including shares above)(7)	15,733,566		13,953,950

____________

(1)      Assumes that no Trailblazer Public Shareholders exercise redemption rights with respect to their shares of Trailblazer Class A Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Assumes that all Trailblazer Public Shareholders, holding 2,379,616 shares of Trailblazer Class A Common Stock, will exercise their redemption rights for an aggregate payment of approximately $26.7 million (based on the estimated per-share redemption price of approximately $11.23 per share) from the Trust Account.

(3)      Assumes the issuance of approximately 1,186,382 shares of Holdings Common Stock representing the as-converted basis of 1,186,382 shares of Holdings Preferred Stock, of which 672,283 shares are issued to Alpha, an affiliate of the Sponsor, and 514,099 shares are issued to other investors, in connection with the 2024 Convertible Notes.

(4)      Pursuant to an advisory agreement entered into in September 2022 with LifeSci Capital LLC, further amended in March 2023.

(5)      Assumes the issuance of 690,000 shares of Trailblazer Class A Common Stock upon conversion of the Rights.

(6)      Assumes the issuance of 39,450 shares of Trailblazer Class A Common Stock upon conversion of the Private Rights.

(7)      Fully diluted shares includes 4,067,156 shares representing outstanding Cyabra warrants, options and Earnout Shares.

The Merger Agreement

On July 22, 2024, Trailblazer, Merger Sub, Holdings and Cyabra entered into the Merger Agreement, pursuant to which, among other things (a) Trailblazer will merge with and into Holdings with Holdings being the survivor of the merger and (b) Merger Sub will merge with and into Cyabra, with Cyabra surviving the merger as a wholly owned subsidiary of Holdings. In connection with the Business Combination, Holdings will be renamed “Cyabra, Inc.”

Effective Time of Parent Merger

At the effective time of the Parent Merger, by virtue of the Parent Merger (i) each then issued and outstanding share of Trailblazer Class A Common Stock shall convert automatically into one share of common stock of Holdings and (ii) each then issued and outstanding Trailblazer Right shall convert automatically into one right to acquire one tenth of one share of common stock, par value $0.0001 per share, of Holdings. The 1 share of Trailblazer Class B Common Stock issued and outstanding will automatically be canceled at the time of the Parent Merger.

Effective Time of Acquisition Merger

Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Merger Consideration

The aggregate merger consideration to be received by Cyabra shareholders is 7,000,000 shares of Holdings Common Stock (inclusive of the Holdings Common Stock underlying the Holdings Preferred Stock that the holders of the 2024 Convertible Notes are entitled to receive), calculated by dividing (a) $70,000,000 by (b) $10.00.

At the Effective Time, by virtue of the Acquisition Merger:

•        Each Cyabra Ordinary Share issued and outstanding immediately prior to the Effective Time shall, in accordance with the Articles of Association, be converted into the right to receive a number of shares of Holdings Common Stock equal to the Conversion Ratio.

•        Each Cyabra Preferred Share issued and outstanding immediately prior to the Effective Time (other than the Series B Preferred Shares of Cyabra issued to the holders upon conversion of the 2024 Convertible Notes as described below) shall be converted into the right to receive a number of shares of Holdings Common Stock equal to (i) the Conversion Ratio multiplied by (ii) the number of Cyabra Ordinary Shares issuable upon conversion of such share of Cyabra Preferred Shares as of immediately prior to the Effective Time. Each holder of Preferred B Shares shall receive in consideration for the Preferred B Merger Consideration, at such holder’s option, either (1) Holdings Common Stock or (2) a number of shares of Holdings Preferred Stock equal to the quotient obtained by dividing (x) the amount obtained by multiplying (i) such holder’s Preferred B Shares and (ii) the original issue price of such Preferred B Shares by (y) 1,000. Each share of Holdings Preferred Stock issued as Preferred B Merger Consideration shall (i) have a conversion price equal to the product of the conversion price of the Preferred B Shares multiplied by 1 divided by the Conversion Ratio (as defined in the Merger Agreement) and (ii) have a stated value equal to $1,000.

•        the Cyabra Convertible Notes shall be (i) treated in accordance with the terms of the relevant agreements governing such Cyabra Convertible Notes and (ii) converted into Cyabra Preferred Shares or Cyabra Ordinary Shares, as applicable.

•        Cyabra Warrants shall be treated in accordance with the terms of the relevant agreements governing such Cyabra Warrants, provided that any Cyabra Warrants not so converted shall be assumed by Holdings.

•        Each outstanding Cyabra Option shall be exchanged by Trailblazer for a Converted Stock Option, containing the same terms, conditions, vesting and other provisions of the Cyabra Option immediately prior to the Closing (subject to any accelerated vesting provided for in the 2025 Plan or in the related Cyabra Option agreement by reason of the transactions contemplated by the Merger Agreement), except that each Converted Stock Option shall be exercisable for such number of shares of Holdings Common Stock (rounded up to the nearest whole share), determined by multiplying the number of Cyabra Ordinary Shares and Cyabra Preferred Shares subject to such Cyabra Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of Holdings Common Stock (rounded down to the nearest whole cent) equal to (A) the exercise price per share of Cyabra Ordinary Shares and Cyabra Preferred Shares of such Cyabra Option divided by (B) the Conversion Ratio; provided, however, that, other than with respect to a Converted Stock Option resulting from the exchange of a 102 Option or a 3(i) Option, the exercise price and the number of shares of Holdings Common Stock covered by each Converted Stock Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code and the applicable regulations promulgated thereunder so as to avoid the imposition of any additional taxes under Section 409A of the Code (and regulations issued by the IRS thereunder) or the disqualification as an ISO of any Cyabra Option that is intended to be an ISO.

Earnout

During the First Calculation Period, in the event that the First Earnout Event occurs, promptly after the occurrence of the First Earnout Event, the Earnout Securityholders shall be entitled to receive their pro rata portion of one third of the Incentive Merger Consideration as additional consideration for the Business Combination.

During the Second Calculation Period, in the event that the Second Earnout Event occurs, promptly after the occurrence of the Second Earnout Event, the Earnout Securityholders shall be entitled to receive their pro rata portion of an additional one third of the Incentive Merger Consideration as additional consideration for the Business Combination.

During the Third Calculation Period, in the event that the Third Earnout Event occurs, promptly after the occurrence of the Third Earnout Event, the Earnout Securityholders shall be entitled to receive their pro rata portion of the final one third of the Incentive Merger Consideration as additional consideration for the Business Combination.

Share Grant to Key Employees

Pursuant to the Merger Agreement, upon the Closing, the Cyabra Key Employees will receive 400,000 shares of Holdings Common Stock in the aggregate pursuant to the 2025 Plan.

Representations, Warranties and Covenants

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of Cyabra and Trailblazer and their respective subsidiaries prior to the Closing.

Conditions to Closing

The Closing is subject to certain customary conditions, including, among other things: (a) no law or order shall restrain or prohibit the Business Combination; (b) any applicable waiting periods under the HSR Act with respect to the Business Combination shall have expired or been terminated; (c) all matters requiring approval of Cyabra’s shareholders shall have been obtained; (d) all matters requiring approval of Trailblazer’s stockholders shall have been obtained; (e) the shares comprising the Aggregate Merger Consideration being conditionally approved for listing on Nasdaq; (f) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (g) at least fifty (50) days shall have elapsed after the filing of the merger proposal with the Israeli Registrar of Companies and at least thirty (30) days shall have elapsed after Cyabra received the required stockholder approvals; (h) Cyabra shall have delivered to Trailblazer a certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) and a notice under Treasury Regulation Section 1.897-2(h)(2) to be delivered to the IRS as required under the applicable Treasury Regulations; (j) an exemption from filing an Israeli prospectus with the Israeli Securities Authority shall have been obtained; (k) the size and composition of the post-Closing Trailblazer Board of Directors shall have been appointed as set forth in the Merger Agreement; (l) the PIPE Investment shall have been consummated; (m) the financing of the 2024 Convertible Notes shall have been consummated and (n) the Tax Rulings (or Interim Tax Rulings) (each as defined in the Merger Agreement) shall have been obtained. Each party’s obligation to consummate the Business Combination is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to the applicable materiality standard, and the performance in all material respects by the other party of its obligations under the Merger Agreement required to be performed on or prior to the date of the closing of the Business Combination.

Regulatory Matters

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory notice, requirement or approval, except for (i) filings with the Registrar of Companies of the State of Israel, the IIA and Secretary of State of the State of Delaware, (ii) filings with the Israeli Securities Authority to secure an exemption by Trailblazer from publishing a prospectus in Israel with respect to the Aggregate Merger Consideration to be issued to Israeli shareholders of Trailblazer or applicable holders of the Trailblazer’s securities to whom the Israeli Securities Law applies, including, to the extent applicable, any holders of Converted Stock Options, and (iii) filings required with the SEC pursuant to the reporting requirements applicable to Trailblazer and Holdings, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to the holders of Trailblazer Common Stock.

Termination without Default

In the event that (i) the Closing of the transactions contemplated by the Merger Agreement has not occurred on or before the Outside Date (provided, that, if the SEC has not declared the registration statement of which this proxy statement/prospectus forms a part effective on or prior to the Outside Date, the Outside Date shall be automatically extended by three months) and (ii) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, then Trailblazer or Cyabra, as applicable, shall have the right, at its sole option, to terminate the Merger Agreement without liability to the other party. Such right may be exercised by Trailblazer or Cyabra, as the case may be, giving written notice to the other at any time after the Outside Date.

In the event a governmental authority shall have issued an order or enacted a law, having the effect of prohibiting the Parent Merger or the Acquisition Merger or making the Parent Merger or the Acquisition Merger illegal, which order or law is final and non-appealable, then Trailblazer or Cyabra shall have the right, at its sole option, to terminate the Merger Agreement without liability to the other party; provided, however, that the right to terminate the Merger Agreement pursuant to this provision of the Merger Agreement shall not be available to Cyabra or Trailblazer if the failure by such party or its affiliates to comply with any provision of the Merger Agreement has been a substantial cause of, or substantially resulted in, such action by such authority.

The Merger Agreement may be terminated at any time by mutual written consent of Cyabra and Trailblazer duly authorized by each of their respective boards of directors.

Termination by Default

Trailblazer may terminate the Merger Agreement by giving written notice to Cyabra, without prejudice to any rights or obligations Trailblazer or Merger Sub may have, (A) at any time prior to the Closing Date, if (i) Cyabra shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of certain conditions set forth in the Merger Agreement impossible and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Date and 30 days following receipt by Cyabra of a written notice from Trailblazer describing in reasonable detail the nature of such breach; provided, however, that Trailblazer is not then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or (B) at any time after the Cyabra shareholder approval deadline if Cyabra has not previously received the Cyabra shareholder approval (provided, that upon Cyabra receiving the Cyabra shareholder approval, Trailblazer shall no longer have any right to terminate the Merger Agreement).

Cyabra may terminate the Merger Agreement by giving written notice to Trailblazer, without prejudice to any rights or obligations Cyabra may have, at any time prior to the Closing Date, if (i) Trailblazer shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of certain conditions set forth in of the Merger Agreement impossible and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Date and 30 days following receipt by Trailblazer of a written notice from Cyabra describing in reasonable detail the nature of such breach; provided, however, that Cyabra is not then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

Amendment to the Merger Agreement

On November 11, 2024, the parties thereto amended the Merger Agreement to:

(i)     increase the size of the Trailblazer Board from five directors to seven directors;

(ii)    remove the director election proposal from the Required Parent Proposals (as defined in the Merger Agreement);

(iii)   increase the size of the 2025 Plan from 10% to 15% due to the fact that certain previously contemplated grants will be included as part of the 2025 Plan;

(iv)   amend the provision related to the share grant to the Cyabra Key Employees to clarify that such grant may be subject to additional vesting conditions as agreed upon between the respective Cyabra Key Employee and Cyabra; and

(v)    amend the Outside Date from December 31, 2024 to March 1, 2025.

Certain Related Agreements

Trailblazer Support Agreement

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra entering into the Merger Agreement, the Sponsor and certain other stockholders of Trailblazer entered into and delivered the Trailblazer Support Agreement, pursuant to which the Sponsor and each such Trailblazer stockholder agreed to (i) not to transfer or redeem any Trailblazer Common Stock held by such Trailblazer stockholder and (ii) to vote in favor of the Merger Agreement and the Business Combination and the other transactions contemplated thereby at the Trailblazer stockholder meeting.

Company Support Agreement

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra entering into the Merger Agreement, certain Cyabra shareholders entered into and delivered the Company Support Agreement, pursuant to which each such Cyabra shareholder agreed to (i) not to transfer any equity securities held by such shareholder and (ii) to vote in favor of the Merger Agreement and the Business Combination and the other transactions contemplated thereby.

Lock-Up Agreement

Prior to the Closing, Cyabra shall use reasonable best efforts to cause certain Cyabra securityholders to enter into a Lock-Up Agreement with Trailblazer to be effective as of the Closing, pursuant to which the shares comprising the Aggregate Merger Consideration shall be subject to a lock-up, restricting the sale, transfer or other disposition of such shares for a period of nine months in accordance with the terms and conditions more fully set forth in the form of Lock-Up Agreement, a copy of which is filed as Exhibit 10.20 to the registration statement of which this proxy statement/prospectus forms a part.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Holdings, the Sponsor and certain former shareholders of Cyabra (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Holdings will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Holdings Common Shares that are held by the Holders from time to time.

The Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the Registration Rights Agreement or (b) the date as of which (i) all of the Registrable Securities have been sold pursuant to a registration statement or (ii) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with public reporting requirements.

2024 Convertible Notes

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra, entering into the Merger Agreement, Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”) an affiliate of the Sponsor provided Cyabra a loan in an aggregate amount of $3.4 million in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”). Cyabra subsequently raised an additional $2.6 million (for a total of $6.0 million) from additional purchasers pursuant to the terms of the 2024 Convertible Notes. The conversion features of the 2024 Convertible Notes held by the Sponsor’s affiliate are the same as those held by any other holder of 2024 Convertible Notes.

The PIPE Investment

The Merger Agreement provides that Trailblazer will enter into subscription agreements with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Common Stock in a private placement that will close concurrently with the Closing known as the “PIPE Investment.”

Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Trailblazer Class A Common Stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

Board of Directors

The Combined Company’s Board will consist of: Dan Brahmy, Yossef Daar, Michael Pompeo, Sonny Vu, Michael Madon, James Flanagan and Josette Sheeran.

Interests of Trailblazer’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Trailblazer Board in favor of approval of the Merger Proposal and the other proposals, you should keep in mind that the Sponsor Related Parties have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•        unless Trailblazer consummates an initial business combination, the Sponsor and Trailblazer’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the Trailblazer IPO and private placement not deposited in the Trust Account. As of January 27, 2025, no such reimbursable out-of-pocket expenses have been incurred;

•        our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until six months after the completion of our initial business combination;

•        based on the difference in the purchase price of $25,000 (or approximately $0.01 per share) that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the Trailblazer IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the Trailblazer IPO and the public investors experience a negative rate of return following the closing of a business combination, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement;

•        the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.01 per share) for the 1,725,000 Founders Shares and such securities may have a value of $19.1 million at the time of a business combination (based on a market price of $11.08 per share of Trailblazer Common Stock on January 27, 2025). Therefore, the Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses, even though there are restrictions on the Sponsor’s ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement. Further, the Founder Shares have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that the Sponsor currently holds 394,500 Private Units, each unit consisting of one share of common stock and one-tenth (1/10) of one right to receive one share of common stock upon the consummation of an initial business combination, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $3,945,000 and which have no redemption rights upon Trailblazer’s liquidation and will be worthless if no business combination is effected;

•        the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•        the fact that the Initial Stockholders currently hold an aggregate of 2,119,500 shares of Trailblazer Common Stock, including shares underlying Private Units. As of January 27, 2025, such shares had an aggregate market value of approximately $23.5 million and the Private Rights had an aggregate market value of approximately $94,680, based on a market price of $11.08 per share of Trailblazer Common Stock and a market price of $0.24 per Right on January 27, 2025, respectively;

•        the continued indemnification of Trailblazer’s executive officers and directors and the continuation of Trailblazer’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

•        the fact that the Sponsor and Trailblazer’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Merger Proposal and such Founder Shares will be worthless if no business combination is effected by Trailblazer during the Completion Window; and

•        the fact that certain officers and directors of Trailblazer have an economic interest in the 2,119,500 Founder Shares currently owned by Sponsor and purchased by the Sponsor in connection with the Trailblazer IPO as a result of their direct or indirect membership interests in the Sponsor, but do not beneficially own any Trailblazer Common Stock held by the Sponsor other than Joseph Hammer who may be deemed to beneficially own Trailblazer Common Stock owned by the Sponsor as manager of the Sponsor. The economic interest (or deemed economic interest) of these individuals in the 2,119,500 Founder Shares retained by the Sponsor is shown below:

Name and Title of Person	Number of Founder Shares (deemed)
Scott Burell, CFO	15,000
Olga Castells, Independent Director	10,000
Barak Avitbul, Independent Director	10,000
Patrick Donovan, Independent Director	12,500

In light of the foregoing, the Sponsor and Trailblazer’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cyabra rather than liquidate even if (i) Cyabra is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Trailblazer’s directors and executive officers who hold Founder Shares and/or Private Units may receive a positive return on the Founder Shares and Private Units even if Trailblazer’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Executive Officers and Directors of Trailblazer — Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.

The Trailblazer Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Trailblazer stockholders that they approve the Business Combination.

Compensation Received by the Sponsor

Trailblazer’s sponsor is Trailblazer Sponsor Group, LLC (the “Sponsor”), a Delaware limited liability company. The Sponsor currently holds 2,119,500 shares of Trailblazer Common Stock, including shares underlying the Private Units. Upon the completion of the Business Combination, Sponsor and its affiliates shall hold a total of 2,158,950 shares of Combined Company Common Stock.

Appraisal Rights

Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination. Appraisal rights also are not available to holders of Rights in connection with the proposed Business Combination.

Name; Headquarters

The name of the Combined Company will be “Cyabra, Inc.” and its headquarters will be located at 13 Gershon Shatz, Tel Aviv 6997543, Israel.

Anticipated Accounting Treatment

The Business Combination is intended to be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Trailblazer will be treated as the “acquired” company for financial reporting purposes, and Cyabra will be the accounting “acquirer.”

Vote Required for Approval

Approval of the Merger Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Trailblazer Common Stock. Abstentions will have the effect of a vote “AGAINST” the Merger Proposal.

The Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal and the Incentive Plan Proposal are conditioned on the approval of the Merger Proposal at the Special Meeting.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of Trailblazer Common Stock owned by them in favor of the Business Combination, which reflects         % of the issued and outstanding shares of Trailblazer Common Stock. As of the date hereof, the Sponsor, directors and officers have not purchased any Trailblazer Public Shares.

Recommendation of the Trailblazer Board

THE TRAILBLAZER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2: THE CHARTER AMENDMENT PROPOSAL

Overview

If the Business Combination is to be consummated, the Combined Company’s charter will be the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the Trailblazer Board, is necessary to adequately address the needs of the Combined Company.

See the section titled “Comparison of Stockholders’ Rights” for a summary of the principal proposed changes and the differences between the Current Charter and the Proposed Certificate of Incorporation which is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders and other interested parties are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

In the judgment of the Trailblazer Board, the Charter Amendment Proposal is desirable because it provides flexibility for future issuances of common shares if determined by the Trailblazer Board to be in the best interests of the combined company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Vote Required for Approval

Approval of the Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Trailblazer Common Stock. Abstentions will have the effect of a vote “AGAINST” the Charter Amendment Proposal.

The Charter Amendment Proposal is conditioned upon the approval of the Merger Proposal and Closing of the Business Combination. If the Merger Proposal is not approved, then the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of Trailblazer Common Stock owned by them in favor of the Charter Amendment Proposal, which reflects     % of the issued and outstanding shares of Trailblazer Common Stock.

A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal upon Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Recommendation of the Trailblazer Board

THE TRAILBLAZER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 3: THE GOVERNANCE PROPOSAL

If the Business Combination is to be consummated, the Combined Company’s charter will be the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B and the Proposed Company’s bylaws will be the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex C.

In addition to the approval of the Proposed Certificate of Incorporation as a whole pursuant to the Charter Amendment Proposal, Trailblazer’s stockholders are being asked to separately approve certain material amendments to the Current Charter and the Current Bylaws that will be effected by the Proposed Certificate of Incorporation and the Proposed Bylaws pursuant to the nine governance proposals described below.

Trailblazer is requesting that its stockholders vote upon the Governance Proposal on a non-binding advisory basis. Approval of the Governance Proposal is not otherwise required by Delaware law separate and apart from the approval of the Charter Amendment Proposal.

However, approval of the Governance Proposal is a condition to the completion of the Business Combination. If the Governance Proposal is not approved, the Business Combination will not occur.

Set forth below under Proposals 3A to 3I is a summary of each material amendment, as well as the Trailblazer Board’s reasons for proposing each amendment. These summaries are qualified by reference to the complete text of the Proposed Certificate of Incorporation and the Proposed Bylaws. The Proposed Certificate of Incorporation, as will be in effect assuming approval of all of the governance proposals, upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All stockholders are encouraged to read the governance proposals in their entirety for a more complete description of their terms.

Proposal 3A — to change the name of Holdings to “Cyabra, Inc.”

Proposal 3B — to increase the number of authorized shares of capital stock by 54,000,000 shares, to an aggregate of 160,000,000 shares, consisting of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock;

Proposal 3C — to remove provisions that relate to the operation of Trailblazer as a special purpose acquisition corporation prior to the consummation of its initial business combination;

Proposal 3D — to amend the voting threshold to require the affirmative vote of the holders of at least 662/3% of the voting power of all then-outstanding Combined Company Common Stock to alter, amend or repeal Articles IV(B), V, VI, VII, VIII and IX of the Proposed Certificate of Incorporation;

Proposal 3E — to amend the voting threshold to require the affirmative vote of the holders of at least 662/3% of the voting power of all then-outstanding Combined Company Common Stock to alter, amend or repeal the Proposed Bylaws;

Proposal 3F — to remove the liquidation provision and retain the default of perpetual existence under the DGCL;

Proposal 3G — to provide that any action taken by shareholders must be effected at an annual or special meeting of the shareholders and shall not be taken by consent in lieu of a meeting;

Proposal 3H — to provide that directors may be removed from office at any time but only for cause; and

Proposal 3I — to provide that special meetings of the shareholders may only be called by the Combined Company Board, the Chairperson of the Combined Company Board, the Chief Executive Officer or President, and shall not be called by any other person.

In the judgment of the Trailblazer Board, the governance proposals are desirable for the following reasons:

•        Amending Article First of the Current Charter to change the name of Holdings to “Cyabra, Inc.” This amendment is desirable because it reflects the effective name of the Combined Company following consummation of the Business Combination.

•        Amending Article Fifth of the Current Charter to authorize an increase in the aggregate number of capital stock of the Combined Company to 160,000,000, consisting of (a) 150,000,000 shares of common stock and (b) 10,000,000 shares of preferred stock. This amendment is desirable because it provides flexibility for future issuances of common shares if determined by the Trailblazer Board to be in the best interests of the Combined Company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future equity incentive plans, pursuant to which the Combined Company may provide equity incentives to employees, officers and directors. The Trailblazer Board believes that these additional shares will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances the Combined Company considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•        Removing any and all provisions from the Current Charter which relate to the operation of Trailblazer as a special purpose acquisition corporation prior to the consummation of its initial business combination. This amendment is desirable because the Combined Company will no longer be a special purpose acquisition corporation upon consummation of the Business Combination.

•        Amending Article Sixth of the Current Charter to require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding Combined Company Common Stock to alter, amend or repeal Articles IV(B), V, VI, VII, VIII and IX of the charter, and amending Article Eight of the Current Charter to require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding Combined Company Common Stock to alter, amend or repeal the bylaws. These amendments are desirable because they enhance the continuity and stability of the Combined Company Board. The supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Trailblazer Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of Combined Company Common Stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the Combined Company Board to reach terms that are appropriate for all stockholders.

•        Amending Article Seventh of the Current Charter to remove the liquidation provision and retain the default of perpetual existence under the DGCL. This amendment is desirable because perpetual existence is the usual period of existence for corporations and the Trailblazer Board believes it is the most appropriate period following the Business Combination.

•        Amending Article III of the Current Bylaws to provide that the Combined Company Board be divided into three classes with only one class of directors being elected each year and each class serving a three-year term. This amendment is desirable because it is designed to assure the continuity and stability of the Combined Company’s leadership and policies. A classified board ensures that at any given time a majority of the directors will have prior experience with the Combined Company and, therefore, will be familiar with its business and operations. The Trailblazer Board also believes that these provisions will assist the Combined Company Board in protecting the interests of its stockholders in the event of an unsolicited offer to the Combined Company Board by encouraging any potential acquiror to negotiate directly with the Combined Company Board.

•        Amending Article II of the Current Bylaws to provide that special meetings of the shareholders may not be called by shareholders, and amending Article III of the Current Bylaws and providing that any action taken by shareholders may not be taken by consent in lieu of a meeting. These amendments are desirable because it is appropriate to protect the Combined Company from unwarranted attempts to gain corporate control. Prohibiting stockholders from taking action by written consent and calling a special meeting can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a shareholder meeting called and held in accordance with the Proposed Certificate of Incorporation and the Proposed Bylaws. The Trailblazer Board also believes that prohibiting stockholder action by written consent and stockholder-called special meetings are prudent corporate governance measures to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting called in accordance with the Proposed Certificate of Incorporation and the Proposed Bylaws to consider important corporate issues.

•        Amending Article III of the Current Bylaws to provide that directors may be removed from office at any time by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock entitled to vote in the election of directors but only for cause. This amendment is desirable because it is designed to assure the continuity and stability of the Combined Company Board’s leadership and policies.

Vote Required for Approval

Approval of the Governance Proposal is a non-binding advisory vote, and will require the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” the Governance Proposal.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of Trailblazer Common Stock owned by them in favor of each of the proposals set forth in 3A to 3I above, which reflects     % of the issued and outstanding shares of Trailblazer Common Stock.

A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of all of the governance proposals upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

If the Governance Proposal is not approved, the Business Combination will not occur.

Recommendation of the Trailblazer Board

THE TRAILBLAZER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL 4: THE FIRST NASDAQ PROPOSAL

Background and Overview

We are proposing the First Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Trailblazer currently has 4,499,116 shares of Trailblazer Common Stock outstanding. Pursuant to the Merger Agreement, Holdings will issue to the Cyabra shareholders as consideration in the Business Combination approximately 5,146,462 shares of Holdings Common Stock and 6,000 shares of Holdings Preferred Stock convertible into 1,186,382 shares of Holdings Common Stock. Because the number of shares of Holdings Common Stock and shares of Holdings Common Stock issuable upon conversion of the Holdings Preferred Stock that Holdings will issue as consideration in the Business Combination will constitute more than 20% of Trailblazer outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of Trailblazer, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

In the event that the First Nasdaq Proposal is not approved by Trailblazer’s stockholders, the Business Combination cannot be consummated. In the event that the First Nasdaq Proposal is approved by Trailblazer’s stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Holdings Common Stock and Holdings Preferred Stock pursuant to the Merger Agreement, Holdings will not issue such securities.

Vote Required for Approval

Approval of the First Nasdaq Proposal requires the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” such proposal.

Approval of the First Nasdaq Proposal is a condition to the Closing of the Business Combination.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of Trailblazer Common Stock owned by them in favor of the First Nasdaq Proposal, which reflects     % of the issued and outstanding shares of Trailblazer Common Stock.

If the First Nasdaq Proposal is not approved, the Business Combination will not occur.

Recommendation of the Trailblazer Board

THE TRAILBLAZER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE FIRST NASDAQ PROPOSAL.

PROPOSAL 5: THE SECOND NASDAQ PROPOSAL

We are proposing the Second Nasdaq Proposal in order to comply with Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Because the shares of Holdings Common Stock to be issued or issuable, as applicable, in connection with the PIPE Investment (1) will likely be at a price that is less than the lower of (i) the closing price of the Trailblazer Common Stock immediately preceding the signing of the binding agreement or (ii) the average closing price of such common stock for the five trading days immediately preceding the signing of the binding agreement, and (2) will constitute more than 20% of Trailblazer’s outstanding common stock and more than 20% of outstanding voting power prior to such issuance, Trailblazer is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).

In the event that the Second Nasdaq Proposal is not approved by Trailblazer’s stockholders, the Business Combination cannot be consummated. In the event that the Second Nasdaq Proposal is approved by Trailblazer’s stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Holdings Common Stock pursuant to the PIPE Investment, Holdings will not issue such securities.

Vote Required for Approval

Approval of the Second Nasdaq Proposal requires the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” such proposal.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of Trailblazer Common Stock owned by them in favor of the Second Nasdaq Proposal, which reflects     % of the issued and outstanding shares of Trailblazer Common Stock.

Recommendation of the Trailblazer Board

THE TRAILBLAZER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SECOND NASDAQ PROPOSAL.

PROPOSAL 6: THE INCENTIVE PLAN PROPOSAL

General

On         , 2025, the Trailblazer Board adopted the 2025 Plan. Provided that the 2025 Plan is approved by Trailblazer’s stockholders, the 2025 Plan will become effective upon Closing of the Business Combination.

The general purpose of the 2025 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers of the Combined Company may develop a sense of proprietorship and personal involvement in Trailblazer’s development and financial success, and to encourage them to devote their best efforts to the Combined Company’s business, thereby advancing the Combined Company’s interests and the interests of its stockholders. By means of the 2025 Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Combined Company’s and its subsidiaries.

Description of the 2025 Plan

The following description of the principal terms of the 2025 Plan is a summary and is qualified in its entirety by the full text of the 2025 Plan, which is attached as Annex D hereto.

Types of Awards.    The 2025 Plan permits various ways for eligible individuals to acquire Combined Company Common Stock, including through the grant of stock options (including incentive stock options (“ISOs”) that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, incentive bonuses and other types of cash-based and stock-based awards authorized under the 2025 Plan. These award types are described in further detail below. The 2025 Plan also authorizes the grant of awards that qualify for special tax treatment under Israeli law. Further information regarding these awards is described below under the heading “Israeli Sub-plan”. The various types of options and other awards that may be granted under the 2025 Plan are referred to as “Awards”.

Administration.    In general, the 2025 Plan will be administered by a committee of the Combined Company Board delegated with the authority to administer the 2025 Plan (the “Committee”). However, the Combined Company Board may serve as the Committee with respect to any matter concerning the 2025 Plan. Except with respect to “Replacement Options” discussed below, the Committee will determine the persons to whom Awards may be granted. The Committee may also establish rules and regulations for the administration of the 2025 Plan and amendments or modifications of outstanding Awards. Subject to applicable law and the 2025 Plan, the Committee may delegate authority to officers, directors, or a greater than 10% stockholder of the Combined Company (“Reporting Persons”), to make Awards to eligible persons who are not Reporting Persons. In addition, the Committee may delegate administrative functions of the 2025 Plan to Reporting Persons, as well as employees of the Combined Company.

No Awards may be made under the 2025 Plan on or after               , 2035 (the “expiration date”), but the 2025 Plan will continue thereafter while Awards granted prior to the expiration date remain outstanding.

Eligibility.    Awards may be granted to employees, officers, directors, consultants, advisors and other individual service providers of the Combined Company and its subsidiaries, including any person who the Committee determines is a prospective employee, officer, director, consultant, advisor or other individual service provider of the Combined Company or any of its subsidiaries. The Combined Company and its subsidiaries are anticipated to have approximately 64 employees, including five executive officers and four non-employee directors upon Closing of the Business Combination.

Shares Subject to the 2025 Plan.    The aggregate number of shares of Combined Company Common Stock available for issuance in connection with Awards granted under the 2025 Plan (other than Replacement Options as described below) will be 15% of the issued and outstanding shares of Combined Company Common Stock immediately after giving effect to the consummation of the Business Combination (the “initial share reserve”). ISOs may be granted under the 2025 Plan with respect to up to 1,400,000 shares of Combined Company Common Stock authorized for issuance under the 2025 Plan; provided that the number of shares available for grant as ISOs at any time will not exceed the initial share reserve as increased for evergreen shares (discussed below) and any shares that become available for grants of Awards again as described in the following paragraph. The aggregate number of shares of Combined Company Common Stock available for issuance under the 2025 Plan will automatically increase on the first day of each fiscal year of the Combined Company following the Closing of the Business Combination, and on the first day of each fiscal year of the Combined Company thereafter until the expiration date, by a number of shares of Combined Company Common Stock (“evergreen shares”) equal to the lesser of: (i) 5.0% of the outstanding shares of all classes of the Combined Company’s Common Stock as of the last day of the immediately preceding fiscal year or (ii) such other number of shares (which may be zero) as the Combined Company Board may determine. Evergreen shares may not be issued pursuant to the exercise of ISOs. Shares of Combined Company Common Stock issued under the 2025 Plan may be either authorized but unissued shares or shares held in the Combined Company’s treasury.

The number of shares reserved under the 2025 Plan will be depleted on the date of the grant of an Award (other than Replacement Options) by the maximum number of shares, if any, with respect to which such Award is granted. An Award that may be settled solely in cash shall not cause any depletion of the 2025 Plan’s share reserve. In general, if an Award granted under the 2025 Plan (other than a Replacement Option) lapses, expires, terminates or is cancelled without the issuance of shares under the Award, or if shares are under an Award are forfeited due to a failure to satisfy vesting or other conditions, then such shares will again be available for issuance under the 2025 Plan. Shares of Combined Company Common Stock that otherwise would have been issued upon the exercise of a stock option or SAR or in payment with respect to any other form of Award (other than a Replacement Option), but are surrendered in payment or partial payment of the exercise price and/or withholding taxes, will no longer be counted against the 2025 Plan’s share reserve and may again be made subject to Awards under the 2025 Plan.

Pursuant to the Merger Agreement, effective upon the Closing of the Business Combination, options (“Replacement Options”) will be issued under the 2025 Plan in substitution of stock options granted under the Cyabra Strategy Ltd. 2020 Share Option Plan (the “2020 Plan”) that are outstanding as of the Closing of the Business Combination (“Legacy Options”). The number of shares of Combined Company Common Stock subject to Replacement Options and the other terms and conditions of each Replacement Option, including the exercise price or grant price, will be determined by the Committee in accordance with the terms of the Merger Agreement. Shares of Combined Company Common Stock subject to Replacement Options will neither deplete nor replenish the initial share reserve or any evergreen shares.

As of the Record Date, the closing price of Trailblazer’s Class A Common Stock was $               per share.

Director Award Limit.    No non-employee director of the Combined Company Board may receive Awards in any calendar year having an accounting value in excess of $500,000 (inclusive of any cash awards to the non-employee director for such year that are not made pursuant to the 2025 Plan); except that such limit is increased to $1,000,000 for the initial year of a non-employee director’s term.

Adjustments.    The number of shares of Combined Company Common Stock authorized for issuance under the 2025 Plan and the foregoing share limitations and director Award limits are subject to customary adjustments for stock splits, stock dividends, similar transactions or any other change affecting the Combined Company’s Common Stock.

Terms and Conditions of Options.    Options granted under the 2025 Plan may be either ISOs or “nonqualified stock options” that do not meet the requirements of Section 422 of the Code. The Committee will determine the exercise price of options granted under the 2025 Plan. The exercise price of stock options generally may not be less than the fair market value per share of the Combined Company Common Stock on the date of grant (or 110% of fair market value in the case of ISOs granted to a ten-percent stockholder). The exercise price of a nonqualified stock option may be less than the fair market value per share of the Combined Company Common Stock on the date of grant if the option is exempt from the requirements of Section 409A of the Code. In addition, the exercise price of options granted pursuant to the Israeli subplan will be determined by the Committee in accordance with the terms of the Israeli subplan and applicable Israeli law. Further, the exercise price of Replacement Options will be determined in accordance with the Merger Agreement.

No option may be exercisable for more than ten years (five years in the case of an ISO granted to a ten-percent stockholder) from the date of grant. Options granted under the 2025 Plan will be exercisable at such time or times as the Committee prescribes at the time of grant. No employee may receive ISOs that first become exercisable in any calendar year in an amount exceeding $100,000.

The Committee may, in its discretion, permit a holder of a nonqualified stock option to exercise the option before it has otherwise become exercisable, in which case the shares of Combined Company Common Stock issued to the recipient will continue to be subject to the vesting requirements that applied to the nonqualified stock option before exercise.

Generally, the option price may be paid by certified or bank check. However, the Committee may permit other methods of payment, including (a) in the form of shares of Combined Company Common Stock that have been held for such period of time as the Committee may deem appropriate, valued at fair market value of such shares on the date of exercise, (b) by surrendering to the Combined Company shares of Combined Company Common Stock otherwise receivable on exercise of the option, (c) by a cashless exercise program implemented by the Committee, (d) subject to the approval of the Committee, by a full recourse, interest bearing promissory note having such terms as the Committee may, in its sole discretion, permit and/or (e) by such other method as may be approved by the Committee and set forth in an individual award agreement.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Committee may permit the holder of an option, SAR or other award to transfer the option, right or other award to immediate family members, a family trust for estate planning purposes or by gift to charitable institutions. The Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights.    The Committee will generally determine all terms and conditions of each SAR. The exercise price per share of a SAR will not be less than 100% of the fair market value of a share of Combined Company Common Stock on the date of grant. The maximum term of any SAR granted under the 2025 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to the excess of the fair market value of a share of Combined Company Common Stock on the exercise date over the exercise price, multiplied by the number of shares of Combined Company Common Stock covered by the SAR. Payment may be made in shares of Combined Company Common Stock, in cash, or partly in shares of Combined Company Common Stock and partly in cash, all as determined by the Committee.

Restricted Stock and Restricted Stock Units.    The Committee will generally determine all terms and conditions of each restricted stock award and/or restricted stock unit award under the 2025 Plan. Restricted stock awards consist of shares of Combined Company Common Stock that are transferred to a recipient, with or without consideration, subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of Combined Company Common Stock, cash, or a combination of shares of Combined Company Common Stock and cash, at a future date upon or following the attainment of certain conditions specified by the Committee. Dividends or distributions with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Committee. If any dividends or distributions are paid in shares of Combined Company Common Stock before the restricted stock vests, such shares will be subject to the same restrictions as the underlying restricted stock. Dividend equivalent amounts may be paid with respect to restricted stock units, in the discretion of the Committee, either immediately to the holder of the restricted stock unit or subject to the same vesting restrictions as the restricted stock units to which they relate. Unless the Committee determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units.    Performance share awards and performance unit awards under the 2025 Plan, respectively, are restricted stock awards and restricted stock unit awards that may be earned or become vested subject to the achievement of such performance goals as the Committee deems appropriate.

Incentive Bonuses.    The Committee may grant incentive bonus awards under the 2025 Plan from time to time. The terms of incentive bonus awards will be set forth in award agreements having such terms and conditions as the Committee determines, including performance goals and the amount of payment based on achievement of such goals. Incentive bonus awards are payable in cash and/or shares of Common Stock.

Other Stock-Based and Cash-Based Awards.    The Committee may award other types of equity-based or cash-based awards under the 2025 Plan, including the grant or offer for sale of shares of Common Stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Committee may impose.

Effect of Certain Corporate Transactions.    The Committee may, at the time of the grant of an Award, provide for the effect of a “change in control” (as defined in the 2025 Plan) on any Award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any Award, (ii) eliminating or modifying the performance or other conditions of an Award, (iii) providing for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the

Committee deems appropriate. The Committee may, in its sole and absolute discretion and without the need for the consent of any recipient of an Award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become immediately exercisable, in whole or in part; (b) cause any other Awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any Award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of Combined Company Common Stock on the date of the change in control; (f) terminate any Award for cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such Award or realization of the holder’s rights as of the date of the occurrence of the change in control, but if the change in control consideration with respect to any option or SAR does not exceed its exercise price, the option or SAR may be canceled without payment of any consideration; or (g) take any other action necessary or appropriate to carry out the terms of any definitive agreement controlling the terms and conditions of the change in control.

Amendment of Plan.    The Combined Company Board may at any time amend the 2025 Plan in such manner as the Combined Company Board may deem advisable or in the best interests of the Combined Company, except that any amendment that requires stockholder approval to comply with any applicable law, regulation, or stock exchange rule will be subject to stockholder approval, and stockholder approval will be required for any amendment to the 2025 Plan that (i) increases the number of shares of Combined Company Common Stock available for issuance under the 2025 Plan, or (ii) changes the persons or class of persons eligible to receive Awards.

Amendment, Modification, Cancellation and Disgorgement of Awards.    Subject to exceptions specified in the 2025 Plan, the Committee may terminate or cause a recipient to forfeit an Award, and require the recipient to disgorge any gains attributable to an Award, if the recipient engages in any action constituting, as determined by the Committee in its discretion, cause for termination or a breach of a material policy, any award agreement or any other agreement concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations. All awards, and any shares issued or cash paid pursuant to an Award, are also subject to any applicable recoupment or clawback policy adopted by the Combined Company or any recoupment or similar requirement contained in applicable law, regulation or the listing requirements of the exchange or system on which the Combined Company’s Common Stock is principally traded.

Israeli Sub-plan.    The 2025 Plan includes the Israeli subplan which provides for the grant of awards pursuant to the Israeli Income Tax Ordinance (New Version), 1961, as amended (the “Israeli Tax Ordinance”), including awards granted pursuant to (i) Section 102 of the Israeli Tax Ordinance to the Combined Company’s Israeli tax-resident employees and officers (as defined by the Israeli Tax Ordinance) who are not controlling shareholders and (ii) Section 3(i) of the Israeli Tax Ordinance to Combined Company’s Israeli tax-resident consultants, advisors, service providers or controlling shareholders.. The 2025 Plan and the Sub-Plan provide, subject to applicable law, that Awards granted under the Subplan may only be granted to eligible persons who are subject to taxation in Israel.

Awards.    For Israeli tax-resident controlling shareholders and non-employee consultants, advisors or service providers who are granted options or other equity awards under the 2025 Plan and Israeli subplan pursuant to Section 3(i) of the Israeli Tax Ordinance, the tax event is triggered upon the exercise of the option/award into shares (whether or not such shares are sold) and the taxable income is calculated as the difference between the fair market value of the shares upon exercise and the exercise price of the option/award. The difference is taxed as ‘ordinary income’ in accordance with the grantee’s marginal tax rate (up to 50% in 2024 for individuals including a 3% excess tax, plus national insurance and health tax payments (if applicable), which can add up to an approximately 62% maximum tax rate). Then when the underlying shares are sold (if relevant), the gain derived by the grantee shall be subject to tax at capital gains rates.

Section 102 of the Israeli Tax Ordinance allows Israeli tax-resident employees and officers who are not controlling shareholders to receive favorable tax treatment for compensation in the form of options or other equity awards under the 2025 Plan and Israeli subplan. Section 102 includes two alternatives for tax treatment involving the issuance of options or other equity awards to a Section 102 trustee (“Trustee”) for the benefit of the grantees and also includes an additional alternative for the issuance of options or other equity awards directly to the grantee. The most favorable tax treatment for the grantee, pursuant to Sections 102(b)(2) and 102(b)(3)of the Ordinance, permits the issuance to a Trustee under the “Capital Gains Track”, provided that such awards are in compliance with all requirements of the Capital Gains Track, including but not limited to the requirement that the options/awards and/or shares received pursuant to such awards are deposited with and held in trust on the grantee’s behalf for a minimum period of 24 months commencing on the date on which the awards are granted by the company (“Lock-Up Period”). If the awards are held in trust by the Trustee until the end of the Lock-Up Period and the other Capital Gains Track requirements are met, then upon sale of the underlying shares, the grantee shall be subject to tax on the proceeds received by the grantee (less exercise price (if any)) at a capital gains rate of 25%. No national insurance or health tax shall be due on the amount of the proceeds.

However, if the granting company is a public company or is listed for trading on any stock exchange within a period of 90 days from the date of grant, any difference between the exercise price of the option/award (if any) and the average closing price of the granting company’s shares at the 30 trading days preceding the grant date (when the company is already listed on a stock exchange) or 30 trading days following the listing of the company, as applicable (the “Immediate Benefit”), shall be taxed as ordinary income at the grantee’s marginal tax rate. In addition, national insurance tax and health tax shall be imposed on such Immediate Benefit. In addition to the taxation of the Immediate Benefit which shall be triggered upon the sale or transfer of the shares from trust, the grantee shall be taxed at capital gain rates for the portion of the gain greater than the Immediate Benefit, assuming all conditions of Section 102 of the Israeli Tax Ordinance are fulfilled.

New Plan Benefits

As Awards under the 2025 Plan are within the discretion of the Committee, other than as described below, the number of individuals in each of the categories described above who will receive Awards is indeterminable. Additionally, as indicated above under “Shares Subject to the 2025 Plan”, pursuant to the Merger Agreement, effective upon the Closing of the Business Combination, Replacement Options will be issued under the 2025 Plan in substitution of Legacy Options.

Pursuant to the Merger Agreement, shortly following the Closing, it is expected that the Combined Company Board will approve the issuance of an aggregate of 400,000 RSUs to the Key Employees as set forth below. The below does not reflect the issuance of any of the Replacement Options.

Name and Position	Dollar Value ($)(1)	Number of RSUs
Dan Brahmy, Chief Executive Officer	1,340,000	134,000
Yossef Daar, Chief Product Officer	1,330,000	133,000
Ido Shraga, Chief Technology Officer	1,330,000	133,000
Executive Officer Group(2)	4,000,000	400,000
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

____________

(1)      Assuming the stock price of $10.00 per share.

(2)      Includes shares underlying RSUs listed separately for Messrs. Brahmy, Daar and Shraga.

U.S. Federal Income Tax Consequences

Following is a summary of the U.S. federal income tax consequences of option and other grants under the 2025 Plan. Optionees and recipients of other rights and awards granted under the 2025 Plan are advised to consult their personal tax advisors before exercising an option or SAR or disposing of any stock received pursuant to the exercise of an option or SAR or following the vesting and payment of any award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local, foreign or other tax laws.

Treatment of Options

The Code treats ISOs and nonqualified stock options differently. However, as to both types of options, no income will be recognized by the optionee at the time of the grant of the options under the 2025 Plan, nor will the Combined Company be entitled to a tax deduction at that time.

Generally, upon exercise of a nonqualified stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. The Combined

Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. The Combined Company will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonqualified stock option, tenders shares of Combined Company Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an ISO and the tender is within two years from the date of grant or one year after the date of exercise of the ISO, the tender will be a disqualifying disposition of the shares acquired upon exercise of the ISO.

For ISOs, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, the Combined Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an ISO, tenders shares of Combined Company Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another ISO and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an ISO could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize any income upon grant of the SAR, nor will the Combined Company be entitled to a deduction at that time. Upon exercise of a SAR, the holder will recognize ordinary income, and the Combined Company generally will be entitled to a corresponding deduction, equal to the excess of fair market value of the Combined Company Common Stock at that time over the exercise price.

Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or the Combined Company upon the grant of a restricted stock award or award of performance shares. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and the Combined Company generally will be entitled to a corresponding deduction equal to the fair market value of the Combined Company Common Stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and the Combined Company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time, less any amount paid by the recipient for the shares. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award, including a performance unit award, will recognize ordinary income, and the Combined Company generally will be entitled to a corresponding deduction, equal to the fair market value of Combined Company Common Stock that is the subject of the Award when the Award is made.

The recipient of a restricted stock unit generally will recognize ordinary income as and when the units vest and are settled. The amount of the income will be equal to the fair market value of the shares of Combined Company Common Stock issued at that time, and the Combined Company will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

Treatment of Incentive Bonus Awards and Other Stock or Cash Based Awards

Generally, the recipient of an incentive bonus or other stock or cash based award will not recognize any income upon grant of the award, nor will the Combined Company be entitled to a deduction at that time. Upon payment with respect to such an award, the recipient will recognize ordinary income, and the Combined Company generally will be entitled to a corresponding deduction, equal to the amount of cash paid and/or the fair market value of Combined Company Common Stock issued at that time.

Potential Limitation on Company Deductions

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees.” The Combined Company Board and the Committee intend to consider the potential impact of Section 162(m) on grants made under the 2025 Plan, but reserve the right to approve grants of options and other awards for an executive officer that exceed the deduction limit of Section 162(m).

Tax Withholding

As and when appropriate, the Combined Company shall have the right to require each optionee purchasing shares of Combined Company Common Stock and each grantee receiving an Award under the 2025 Plan to pay any federal, state or local taxes required by law to be withheld.

Approval Required

Approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” such proposal.

Approval of the Incentive Plan Proposal is a condition to the Closing of the Business Combination.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of Trailblazer Common Stock owned by them in favor of the Incentive Plan Proposal, which reflects     % of the issued and outstanding shares of Trailblazer Common Stock.

THE TRAILBLAZER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 7: THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Trailblazer Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Trailblazer’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal or the Incentive Plan Proposal. In no event will the Trailblazer Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Trailblazer’s stockholders, the Trailblazer Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal or any other proposal.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Trailblazer Common Stock present in person by virtual attendance or represented by proxy, and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” such proposal.

The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective.

Recommendation of the Trailblazer Board

THE TRAILBLAZER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT TRAILBLAZER

In this section “we,” “us,” “our” or the “Company” refer to Trailblazer prior to the Business Combination and to the Combined Company following the Business Combination.

Our Sponsor

Trailblazer’s sponsor is Trailblazer Sponsor Group, LLC, a Delaware limited liability corporation (the “Sponsor”). Joseph Hammer, the Chairman of the Trailblazer Board is the Manager and the controlling person of the Sponsor in that he has voting and dispositive power with respect the membership interests of the Sponsor.

Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”), holds 80% of the outstanding membership interest in the Sponsor and Piscean Capital LLC, a Florida limited liability company, holds 20% of the outstanding membership interest in the Sponsor. Alpha has provided convertible debt financing to Cyabra and is expected to participate in the PIPE Investment.

Contemporaneously with the execution of, and as a condition and an inducement to Trailblazer and Cyabra, entering into the Merger Agreement, Alpha provided Cyabra a loan in an aggregate amount of $3.4 million in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”). Cyabra subsequently raised an additional $2.6 million (for a total of $6.0 million) from additional purchasers pursuant to the terms of the 2024 Convertible Notes. The conversion features of the 2024 Convertible Notes held by Alpha are the same as those held by any other holder of 2024 Convertible Notes.

Arie Rabinowitz, Trailblazer’s Chief Executive Officer, Yosef Eichorn, Trailblazer’s Chief Development Officer, and Joseph Hammer, Trailblazer’s Chairman, are all senior officers at LH Financial Services Corp., a family office service company for a single family. Alpha is the family’s primary securities investment vehicle.

Other than Mr. Hammer’s role as the Chairman of the Trailblazer Board, neither the Sponsor nor any affiliate or promoter of the Sponsor has any material role in directing and managing Trailblazer’s activities.

Other than the investment in Trailblazer, the Sponsor currently does not have any other investments, and other than its sponsorship of Trailblazer, the Sponsor and its affiliates have no experience in organizing special purpose acquisition companies. The Sponsor has no ongoing business and was established solely to provide risk capital to Trailblazer. From time to time, certain affiliates of the Sponsor have held passive, minority investments in special purpose acquisition companies. Other than those investments, none of the Sponsor or its affiliates are involved in other special purpose acquisition companies. There exists no agreement, arrangement, or understanding between the Sponsor and Trailblazer, its officers, directors, or affiliates with respect to determining whether to proceed with a business combination.

The Sponsor currently holds 2,119,499 shares of Trailblazer Class A Common Stock and one share of Trailblazer Class B Common Stock. Scott Burell, Trailblazer’s CFO, and Trailblazer’s three independent directors, Olga Castells, Barak Avitbul and Patrick Donovan, each own Class B units in the Sponsor which equate, in the aggregate, to 47,500 shares of Trailblazer Common Stock. There are no existing circumstances or arrangements under which Sponsor or its affiliates have transferred or could transfer ownership of securities of Trailblazer, or that have resulted or could result in the surrender or cancellation of such securities.

Lock-up

In connection with the IPO, the Sponsor agreed to certain transfer restrictions on its Founders Shares, pursuant to a Stock Escrow Agreement dated March 28, 2023 (the “Lock-up Agreement”), by and among Trailblazer, the Sponsor and Continental as escrow agent. The provisions of the Lock-up Agreement are as follows:

Natural Persons and Entities subject to Lock-up	Expiration of Lock-up	Exceptions	Early Expiration
Sponsor	Six months from the consummation of the Business Combination

Standard exceptions including for transfers (i) to officers, directors and affiliates or family members, (ii) as a distribution to partners, stockholders or members upon liquidation, (iii) by bona fide gift to immediate family or to a trust for estate planning purposes, (iv) by virtue of the laws of descent and distribution, (v) pursuant to a qualified domestic relations order, (vi) by private sales at prices no greater than the price at which the securities were originally purchased, (vii) in the event of Trailblazer’s liquidation prior to the completion of a business combination, (viii) in a transaction which results in all stockholders having the right to exchange their shares for cash, securities or other property subsequent to the Business Combination or (ix) to Trailblazer for cancellation.

N/A

Trailblazer

Trailblazer is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. While we may pursue an initial business combination target in any business or industry, we intend to focus our search for a target business on companies operating in the technology industry.

On March 31, 2023, Trailblazer consummated the IPO of 6,000,000 Units. Each Unit consisted of one share of Trailblazer Class A Common Stock and Right. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $60,000,000. Trailblazer granted the underwriters a 45-day option to purchase up to 900,000 additional Units to cover over-allotments, if any, which the underwriters exercised in full simultaneously with the consummation of the IPO. The total aggregate issuance by Trailblazer of 6,900,000 Units at a price of $10.00 per unit resulted in a total gross proceeds of $69,000,000.

Simultaneously with the closing of the IPO, Trailblazer consummated the Private Placement with the Sponsor 394,500 Private Units, generating total proceeds of $3,945,000. The Private Units are identical to the Units sold in the IPO. The Sponsor agreed not to transfer, assign or sell any of the Private Units or underlying securities (except in limited circumstances, as described in the registration statement) until the completion of the Company’s initial business combination. The holders of the Private Units were granted certain demand and piggyback registration rights in connection with the purchase of the Private Units. The Private Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transaction did not involve a public offering.

As of March 31, 2023, a total of $70,380,000 of the net proceeds from the IPO and the Private Placement was deposited in a trust account established for the benefit of the Company’s public stockholders. Except with respect to interest earned on the funds held in the trust account that may be released to us to pay our tax obligations (if any) and $100,000 of interest for our dissolution expenses, the proceeds from this offering and the sale of the Private Units will not be released from the trust account (1) to us, until the completion of the initial business combination, or (2) to our public stockholders, until the earliest of (a) the completion of our initial business combination, and then only in connection with those Trailblazer Class A Common Stock that stockholders properly elect to redeem, subject to the limitations, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within twelve (12) months from the closing of this offering (or up to 18 months, if we extend the time to complete an initial business combination) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, and (c) the redemption of our public shares if we are unable to complete our initial business combination within twelve (12) months from the closing of this offering (or up to 18 months, if we extend the time to complete an initial business combination), subject to applicable law. Public stockholders who redeem their Trailblazer Class A Common Stock in connection with a stockholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within twelve (12) months from the closing of this offering (or up to 18 months, if we extend the time to complete an initial business combination), subject to applicable law. The proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders.

Initial Business Combination

We have until September 30, 2025 to consummate our initial business combination (the “Completion Window”).

If we are unable to consummate our initial business combination within such time period, we will, as promptly as possible but not more than ten (10) business days thereafter, redeem 100% of our outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay our taxes, and then seek to liquidate and dissolve. However, we may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of our public shareholders. In the event of our liquidation and subsequent dissolution, the Public and Private Rights will expire and will be worthless.

Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the agreement to enter into the initial business combination. If our board is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of FINRA, or an independent accounting firm with respect to the satisfaction of such criteria. Our stockholders may not be provided with a copy of such opinion, nor will they be able to rely on such opinion.

We have elected to seek stockholder approval of our initial business combination at a meeting called for such purpose, at which stockholders may seek to redeem their shares, regardless of whether they vote for or against, or abstain from voting on, the proposed business combination, for their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable).

Pursuant to the Nasdaq listing rules, our initial business combination must occur with one or more target businesses having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriting discounts and taxes payable on the income earned on the Trust Account), at the time of the agreement to enter into the initial business combination, which we refer to as the 80% test. We are not required to obtain an opinion from an unaffiliated third party that the target business we select has a fair market value in excess of at least 80% of the balance of the Trust Account unless our board of directors cannot make such determination on its own. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) or an independent valuation or appraisal firm with respect to satisfaction of such criteria. Our stockholders may not be provided with a copy of such opinion nor will they be able to rely on such opinion. We do not intend to purchase multiple businesses in unrelated industries in conjunction with our initial business combination. Subject to this requirement, our management will have virtually unrestricted flexibility in identifying and selecting one or more prospective businesses, although we will not be permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors.

We anticipate structuring our initial business combination so that the post transaction company in which our public stockholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure our initial business combination such that the post transaction company in which our public stockholders own shares owns less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but we will only complete such business combination if the post transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Even if the post transaction company owns 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post transaction company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test. If the business combination involves more than one target business, the 80% of fair market value test will be based on the aggregate value of all of the target businesses and we will treat the target businesses together as the initial business combination for purposes of a tender offer or for seeking stockholder approval, as applicable.

The net proceeds of our IPO from the Trust Account upon the closing of our initial business combination may be used as consideration to pay the sellers of a target business with which we complete our initial business combination. If our initial business combination is paid for using equity or debt securities, or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our initial business combination or used for redemption of our public shares, we may use the balance of the cash released to us from the Trust Account following the closing for general corporate purposes, including for maintenance or expansion of operations of the post-transaction businesses, the payment of principal or interest due on indebtedness incurred in completing our initial business combination, to fund the purchase of other companies or for working capital. In addition, we may be required to obtain additional financing in connection with the closing of our initial business combination to be used following the closing for general corporate purposes as described above. There is no limitation on our ability to raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. At this time, we are not a party to any arrangement or understanding with any third party with respect to raising any additional funds through the sale of securities or otherwise. None of our Sponsor, officers, directors or stockholders is required to provide any financing to us in connection with or after our initial business combination. We may also obtain financing prior to the closing of our initial business combination to fund our working capital needs and transaction costs in connection with our search for and completion of our initial business combination. Our amended and restated certificate of incorporation provides that, following our IPO and prior to the consummation of our initial business combination, we are prohibited from issuing additional securities that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote (a) on any initial business combination or (b) to approve a further amendment to our amended and restated certificate of incorporation to (x) extend the time we have to consummate a business combination beyond 12 months from the date of this prospectus (or until 18 months if we extend the period of time to consummate a business combination by the maximum amount) or (y) amend the foregoing provisions, unless (in connection with any such amendment to our amended and restated certificate of incorporation) we offer our public stockholders the opportunity to redeem their public shares.

Redemption Rights

At any meeting called to approve an initial business combination, any public stockholder, whether voting for or against such proposed business combination, will be entitled to demand that its shares of common stock be redeemed for a full pro-rata portion of the amount then in the trust account (initially $10.20 per share), plus any pro rata interest earned on the funds held in the trust account and not previously released to us or necessary to pay our taxes. Alternatively, we may provide our public stockholders with the opportunity to sell their shares of our common stock to us through a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, net of taxes payable.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or hers or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the shares of common stock sold in our IPO. Such a public stockholder would still be entitled to vote against a proposed business combination with respect to all shares of common stock owned by him or her, or his or her affiliates. We believe this restriction will prevent stockholders from accumulating large blocks of shares before the vote held to approve a proposed business combination and attempt to use the conversion right as a means to force us or our management to purchase their shares at a significant premium to the then current market price. By not allowing a stockholder to redeem more than 20% of the shares of common stock sold in our IPO, we believe we have limited the ability of a small group of stockholders to unreasonably attempt to block a transaction which is favored by our other public stockholders.

None of our insiders will have the right to receive cash from the trust account in connection with a stockholder vote to approve a proposed initial business combination or a vote to further amend the provisions of our amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity with respect to any shares of common stock owned by them, directly or indirectly, whether acquired prior to the IPO or purchased by them in the IPO or in the aftermarket.

Liquidation if No Business Combination

If we do not consummate an initial business combination within the Completion Window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the rights will expire and holders of the rights will receive nothing upon a liquidation with respect to such rights, and the rights will be worthless.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our outstanding public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any redemptions are made to stockholders, any liability of stockholders with respect to a redemption is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event that we do not consummate our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, then the statute of limitations for claims of creditors could be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. It is our intention to redeem our public shares as soon as reasonably possible following the applicable deadline from the closing of our IPO and, therefore, we do not intend to comply with the above procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to seeking to complete an initial business combination, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We will seek to have all third parties (including any vendors or other entities we engage after our IPO) and any prospective target businesses enter into valid and enforceable agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. The underwriters in our IPO have executed such a waiver agreement. As a result, the claims that could be made against us will be limited, thereby decreasing the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the trust account to our public stockholders. Nevertheless, there is no guarantee that vendors, service providers, and prospective target businesses will execute such agreements. In the event that a potential contracted party were to refuse to execute such a waiver, we will execute an agreement with that entity only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to execute such a waiver. Examples of instances where we may engage a third party that refuses to execute a waiver would be the engagement of a third-party consultant who cannot sign such an agreement due to regulatory restrictions, such as our auditors who are unable to sign due to conflicts-of-interest requirements, or whose particular expertise or skills are believed by management to be superior to those of other consultants who would agree to execute a waiver or a situation in which management does not believe it would be able to find a provider of required services willing to provide the waiver. There is also no guarantee that, even if they execute such agreements with us, they will not seek recourse against the trust account. Our insiders will agree that they will be jointly and severally liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to less than $10.20 per public share, except as to any claims by a third party that executed a valid and enforceable agreement with us waiving any right, title, interest, or claim of any kind it may have in or to any monies held in the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Our insiders may not be able to satisfy their indemnification obligations, as we have not required our insiders to retain any assets to provide for their indemnification obligations, nor have we taken any further steps to ensure that they will be able to satisfy any indemnification obligations that arise. Moreover, our insiders will not be liable to our public stockholders and instead will only have liability to us. As a result, if we liquidate, the per-share distribution from the trust account could be less than approximately $10.20 due to claims or potential claims of creditors. We will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount then held in the trust account, inclusive of any interest not previously released to us, (subject to our obligations under Delaware law to provide for claims of creditors as described below).

If we are unable to consummate an initial business combination and are forced to redeem 100% of our outstanding public shares for a portion of the funds held in the trust account, we anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate the redemption of our public shares. Our insiders have waived their rights to participate in any redemption with respect to their Founder Shares. We will pay the costs of any subsequent liquidation from our remaining assets outside of the trust account. If such funds are insufficient, our insiders have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $100,000) and have agreed not to seek repayment of such expenses. Each holder of public shares will receive a full pro rata portion of the amount then in the trust account, plus any pro rata interest earned on the funds held in the trust account and not previously released to us or necessary to pay our taxes. The proceeds deposited in the trust account could, however, become subject to claims of our creditors that are in preference to the claims of public stockholders.

Our public stockholders shall be entitled to receive funds from the trust account only in the event of our failure to complete our initial business combination in the required time period or if the stockholders seek to have us redeem their respective shares of common stock upon a business combination which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per share redemption or conversion amount received by public stockholders may be less than $10.20.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor-creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be deemed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

Certificate of Incorporation

Our Current Charter contains certain requirements and restrictions relating to our IPO that will apply to us until the consummation of our initial business combination. If we hold a stockholder vote to further amend any provisions of our Current Charter, we will provide our public stockholders with the opportunity to redeem their shares of Trailblazer Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, in connection with any such vote. Our insiders have agreed to waive any conversion rights with respect to any insider shares, Private Shares and any Public Shares they may hold in connection with any vote to further amend our amended and restated certificate of incorporation. Specifically, our Current Charter, among other things, provides that:

•        prior to the consummation of our initial business combination, we shall either (1) seek stockholder approval of our initial business combination at a meeting called for such purpose at which public stockholders may seek to convert their shares of common stock, regardless of whether they vote for or against, or abstain from voting on, the proposed business combination, into a portion of the aggregate amount then on deposit in the trust account, net of taxes payable, or (2) provide our stockholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, net of taxes payable, in each case subject to the limitations described herein;

•        we will consummate our initial business combination only if a majority of the issued and outstanding shares of common stock represented in person or presented at the Special Meeting are voted in favor of the business combination;

•        if our initial business combination is not consummated by September 30, 2025, then our existence will terminate and we will distribute all amounts in the trust account to all of our public holders of shares of common stock;

•        upon the consummation of our IPO $70,380,000 was placed into the trust account;

•        we may not consummate any other business combination, merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction prior to our initial business combination; and

•        prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination.

Potential Revisions to Agreements with Insiders

Each of our insiders has entered into one or more letter agreements with us pursuant to which each of them has agreed to do certain things relating to us and our activities prior to an initial business combination. We could seek to amend these letter agreements without the approval of stockholders, although we have no intention to do so. In particular:

•        Restrictions relating to our insiders being required to vote in favor of a business combination (if permitted by law or regulation) or against any amendments to our organizational documents could be amended;

•        The requirement of members of the management team to remain our officer or director until the closing of a business combination could be amended to allow persons to resign from their positions with us if, for example, the current management team has difficulty locating a target business and another management team has a potential target business;

•        The restrictions on transfer of our securities could be amended; and,

•        Beyond shareholdings and any agreements negotiated with the post-combination entity, the obligation of insiders to forego compensation in connection with a business combination could be modified in order to allow them to receive such compensation.

•        We may not be required to provide stockholders with the opportunity to redeem their shares in connection with changes to agreements with our insiders. Such changes could result in:

•        Our insiders being able to vote against a business combination or in favor of changes to our organizational documents;

•        Our operations being controlled by a new management team that may differ from those with whom our stockholders previously chose to invest;

•        Our insiders receiving compensation in connection with a business combination; and

•        Our insiders closing a transaction with one of their affiliates without receiving an independent valuation of such business.

We will not agree to any such changes unless we believe that such changes are in the best interests of our stockholders (for example, if we believe a modification is necessary to complete a business combination). Each of our officers and directors has fiduciary obligations to us requiring that he or she act in our best interests and the best interests of our stockholders.

The Extension of the Completion Window

As approved by its stockholders at the annual meeting of stockholders held on September 26, 2024 (the “Annual Meeting”), Trailblazer filed an amendment to its Current Charter with the Delaware Secretary of State on September 27, 2024 (the “Charter Amendment”), to (a) modify the terms and extend the Completion Window by allowing the Company, through resolution of the board of directors without another stockholder vote, to elect to extend the date (the “Termination Date”) by which the Company has to consummate a business combination by one month each time from September 30, 2024 to September 30, 2025, or such earlier date as determined by the Board in its sole discretion, unless the closing of a business combination shall have occurred prior thereto; and (b) to remove the provision which permitted the withdrawal of $100,000 from the Trust Account in order to pay dissolution expenses.

The Business Combination

On July 22, 2024, Trailblazer, Merger Sub, Holdings and Cyabra entered into the Merger Agreement, pursuant to which, among other things (a) Trailblazer will merge with and into Holdings with Holdings being the survivor of the merger and (b) Merger Sub will merge with and into Cyabra, with Cyabra surviving the merger as a wholly owned subsidiary of Holdings. In connection with the Business Combination, Holdings will be renamed “Cyabra, Inc.”

Other Corporate Information

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250.0 million as of the prior June 30th, or (2) our annual revenues exceed $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the last completed fiscal year.

Facilities

Our executive offices are located at 510 Madison Avenue, Suite 1401, New York, NY 10022, and our telephone number is 212-586-8224. We consider our current office space adequate for our current operations.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and our officers and directors have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

EXECUTIVE OFFICERS AND DIRECTORS OF TRAILBLAZER

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Trailblazer before the Business Combination.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Arie Rabinowitz	53	Chief Executive Officer
Scott Burell	59	Chief Financial Officer
Yosef Eichorn	32	Chief Development Officer
Joseph Hammer	45	Chairman of the Board
Barak Avitbul	51	Director
Olga Castells	51	Director
Patrick Donovan	47	Director

Arie Rabinowitz has been our Chief Executive Officer since 2022. Mr. Rabinowitz is the co-founder of LH Financial Services Corp., a family office service company for a single family. The family’s primary securities investment vehicle is Alpha Capital Anstalt. Mr. Rabinowitz served as Vice President and Chief Investment Officer of LH Financial from inception in 1997 and until 2010. Since 2010 Mr. Rabinowitz has served as Chief Executive Officer of LH Financial. LH Financial evaluates investment opportunities in a wide variety of asset classes including public companies, private companies, development stage companies, technology institutions, startup incubators, and other ventures to determine if they fit within the framework of the family office’s investment criteria. LH Financial, under the guidance of Mr. Rabinowitz, subsequently facilitates investments and exits from investments approved by the family. LH Financial also participates and facilitates charitable endeavors for itself and the family in many charitable causes, including organizations that foster education, family, and health across North America, Israel, and elsewhere. Mr. Rabinowitz advises, on a pro bono basis, a charity organization in the U.S. and Israel. In addition, Mr. Rabinowitz serves on the board of directors for Areivim, Inc., a community committed to the well-being of at-risk children, their parents, and siblings. Mr. Rabinowitz is the founder and CEO of ACR Foundation, a 501(c)3 registered charitable trust focused on both local and international charitable causes. Mr. Rabinowitz is the father-in-law of Mr. Eichorn. Mr. Rabinowitz graduated from Lander College of Arts & Sciences with a BS in Mathematics.

Scott Burell has been our Chief Financial Officer since 2022. Since August 2018, Scott Burell has been the Chief Financial Officer of AIVITA Biomedical, Inc., an Irvine California-based immuno-oncology company focused on the advancement of commercial and clinical-stage programs utilizing curative and regenerative medicines. From November 2006 until its sale to Invitae Corp. (NYSE: NVTA) in November 2017, Mr. Burell was the Chief Financial Officer, Secretary and Treasurer of CombiMatrix Corporation (NASDAQ: CBMX), a family health-focused clinical molecular diagnostic laboratory specializing in pre-implantation genetic screening, prenatal diagnosis, miscarriage analysis, and pediatric developmental disorders. Mr. Burell successfully led the split-off of CombiMatrix in 2007 from its former parent, has led several successful public and private debt and equity financing transactions as well as CombiMatrix’s reorganization in 2010. Prior to this, Mr. Burell had served as CombiMatrix’s Vice President of Finance since 2001 and as its Controller from 2001 to 2006. From 1999 until the time that he first joined CombiMatrix in 2001, Mr. Burell was the Controller for Network Commerce, Inc. (NASDAQ: SPNW), a publicly traded technology and information infrastructure company located in Seattle. Prior to this, Mr. Burell spent nine years with Arthur Andersen’s Audit and Business Advisory practice in Seattle. Mr. Burell is also a member of the Board of Directors of Microbot Medical (NASDAQ: MBOT), an Israeli-based medical device company. Mr. Burell obtained his Washington state CPA license in 1992 and is a Certified Public Accountant (currently inactive). Mr. Burell holds BS degrees in Accounting and Business Finance from Central Washington University.

Yosef Eichorn Mr. Eichorn currently serves as the Vice President of Investments at LH Financial Services Corp., a family office service company for a single family. The family’s primary securities investment vehicle is Alpha Capital Anstalt. Mr. Eichorn has served as Vice President of Investments at LH Financial since January 2020 where he focuses on evaluating new investment opportunities in addition to monitoring the family’s active portfolio companies. From March 2019 to September 2021, Mr. Eichorn served as Compliance Officer at LH Financial. He was responsible for compliance, developing and updating LH Financial’s and its family client’s compliance framework and procedures to ensure that LH and its family client comply with applicable policies and regulations. From July 2018 to December 2019, Mr. Eichorn served as a Research Analyst at LH Financial. Mr. Eichorn is the son-in-law of Mr. Rabinowitz. Yosef Eichorn graduated from Empire State College with a BS in Liberal Arts.

Joseph Hammer Since 2010, Mr. Hammer has served as the Chief Investing Officer (“CIO”) at LH Financial Services Corp., a family office service company for a single family. The family’s primary securities investment vehicle is Alpha Capital Anstalt. LH Financial evaluates investment opportunities in a wide variety of asset classes including public companies, private companies, merger candidates, development stage companies, technology institutions, startup incubators, and other ventures to determine if they fit within the framework of the family office’s investment criteria. As the CIO, Mr. Hammer sources potential investments for the family office and provides continued guidance to Alpha for many of the family’s investments and mergers, and in particular, within the Middle East. In addition, Mr. Hammer originates numerous charitable endeavors and relationships for LH Financial and the family, including organizations that foster education, family, and health across North America, Israel, and elsewhere. Mr. Hammer is a Board Member of Gratitude Railroad LLC, a community of investors, operating an alternative investment platform, who are inspired and dedicated to solving environmental and social problems through the profitable deployment of financial, intellectual, and human capital. Mr. Hammer is the founder of The JDH Foundation, a 501(c)3 charitable organization which supports both local and international charitable causes. He is also the Chairman of the Executive Committee of Chai Lifeline, Inc., a health support network for children, families and communities impacted by serious illness or loss. He serves as a Board Member of The Duvdevan Foundation, a support system for soldiers in the elite Duvdevan Unit of the Israeli Defense Forces.

Barak Avitbul is a member of our Board of Directors. Mr. Avitbul is the Chief Executive Officer of NetNut Ltd., and has been a member of senior management of Safe-T Group Ltd. (Nasdaq, TASE: SFET), a global provider of cybersecurity and privacy solutions to consumers and enterprises, since the completion of the acquisition of NetNut in June 2019 by Safe-T Group. NetNut provides business proxy network solutions that enable multiple business use cases, such as online ad verification, retail price and inventory comparisons, network security penetration, load testing of applications, and other data mining and analysis. Mr. Avitbul has founded and led several successful internet and software companies among them DiviNetworks Ltd., where he built global network optimization as a service operation in over fifty countries around the world and was the first Israeli company to raise investment from the World Bank. Before founding DiViNetworks, Mr. Avitbul founded Key2Peer, a provider of anti-piracy and promotional services for the P2P market, leading it to a net profit in less than twelve months. Prior to that, Mr. Avitbul served as a consultant for several premier technology companies in diverse sectors, among them Rosetta Genomics (NASDAQ: ROSG), where he served as the head of algorithm research. Mr. Avitbul also served as Director of Research and Development at iMDsoft, playing an instrumental role in creating and launching successful products in the healthcare clinical information management market. Mr. Avitbul holds an L.L.B in Law and BS in Computer Science, both from Tel Aviv University.

Olga Castells is a member of our Board of Directors. Ms. Castells is a Tax Senior Director at Oracle Corporation, a position she has held since 2010, where she is responsible for audit controversy matters in Canada and Latin America, a region with approximately $3b in annual revenue. Ms. Castells currently manages 100+ audits and tax cases (at various levels of appeal) involving income and non-income based tax in nine countries. Ms. Castells is also involved in the due diligence process for acquisitions with presence in Canada, Latin America and the Caribbean. Prior to joining Oracle, Ms. Castells worked for PricewaterhouseCoopers (PwC) for five years and held a variety of positions where she performed international tax planning for large multi-national clients with operations in Europe, Asia, Latin America and the Caribbean in a variety of industries, including consumer products, retail, manufacturing, franchise services and power generation. Ms. Castells completed a Master of Science in Taxation from University of Miami and graduated from University of Miami cum laude with a BS in Accounting. Ms. Castells is a Certified Public Accountant licensed in Florida.

Patrick Donovan is a member of our Board of Directors. Mr. Donovan is a founding partner of Lokahi Capital, a private equity firm located in Delray, Florida. Mr. Donovan brings an international business background, working in Europe and the United States, while serving a global client base. His career began in commercial real estate finance and evolved with a move to investment banking with Credit Suisse in London in 2005. He also held positions as a Fixed Income Portfolio Manager at UBS in London and a Structured Credit Trader at AVM/III Capital located in Florida, US. Mr. Donovan has been a Board of Trustee member of Gulf Stream School since 2018 and currently chairs the Finance Committee. Mr. Donovan earned a Master of Business Administration from Washington University Olin School of Business and a BS in Finance from University of Missouri.

Number and Terms of Office of Officers and Directors

Our board of directors has five members, three of whom are deemed “independent” under SEC and Nasdaq rules. We may not hold an annual meeting of stockholders until after we consummate our initial business combination. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our directors may consist of a chairman of the board, and that our officer may consist of chief executive officer, president, chief financial officer, executive vice president(s), vice president(s), secretary, treasurer and such other officers as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that within one year of the listing of our securities on the Nasdaq Global Market we have at least a majority of independent directors and that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors determined that Barak Avitbul, Olga Castells, and Patrick Donovan each qualify as an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules.

We will only enter into a business combination if it is approved by a majority of our directors. Additionally, we will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must be approved by our audit committee and a majority of disinterested directors.

Audit Committee

We have established an audit committee of the board of directors, which consists of Barak Avitbul, Olga Castells, and Patrick Donovan each of whom is an independent director. Mr. Donovan serves as chairperson of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee is composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Patrick Donovan qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

We have established a compensation committee of the board of directors consisting of Barak Avitbul, Olga Castells, and Patrick Donovan, each of whom is an independent director. Barak Avitbul serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance within the context of such goals and objectives, and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments, and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at a future annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers education, professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

Any executive compensation matters will be determined by our compensation committee. None of our directors who currently serve as members of our compensation committee is, or has at any time in the past been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee of any other entity that has one or more executive officers serving on our board of directors. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors of any other entity that has one or more executive officers serving on our compensation committee.

Conflicts of Interest

Investors should be aware of the following potential conflicts of interest.

•        None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our directors and officers may continue to be involved in the formation of other special purpose acquisition companies in the future. Thus, our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•        Unless we consummate our initial business combination, our officers, directors, and other insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account.

•        The Founder Shares beneficially owned by Sponsor will be released from escrow only if our initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, our Sponsor will not be entitled to receive any amounts held in the Trust Account with respect to any of their Founder Shares or Private Units. Furthermore, our Sponsor agreed that the private units will not be sold or transferred by it until after we have completed our initial business combination. For the foregoing reasons, our board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effect our initial business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. In order to minimize potential conflicts of interest which may arise from multiple affiliations, our officers and directors have agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of the consummation of an initial business combination or our liquidation, subject to any pre-existing fiduciary and contractual obligations they might have. Accordingly, if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he or she has pre-existing fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete our business combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.

The following table summarizes the current material pre-existing fiduciary or contractual obligations of our officers, and directors:

Name of Individual	Name of Affiliated Company	Entity’s Business	Affiliation	Affiliation with Trailblazer Merger Corporation I
Arie Rabinowitz	LH Financial Services Corp.	Family office for investment opportunities	Chief Executive Officer	Chief Executive Officer and Director
	Five Narrow Lane GP	investment partnership	Managing Member
Scott Burell	AIVITA Biomedical, Inc	Immuno-oncology company	Chief Financial Officer	Chief Financial Officer
	Microbot Medical Inc.	Pre-clinical medical device company	Director
Yosef Eichorn	LH Financial Services Corp.	Family office for investment opportunities	Vice President of Investments	Chief Development Officer
		Special Purpose Acquisition Company	Chief Development Officer
Joseph Hammer	LH Financial Services Corp.	Family office for investment opportunities	Chief Investing Officer	Chairman
	Five Narrow Lane GP	investment partnership	Managing Member
	Gratitude Railroad LLC	Investment Company	Board Member
Barak Avitbul	NetNut Ltd.	Network solutions for multiple business use cases (subsidiary of Safe-T Group Ltd.)	Chief Executive Officer	Director
	Safe T Group Ltd.	provider of cybersecurity and privacy solutions	Privacy Business Unit Manager
Olga Castells	Oracle Corporation	Computer technology company	Tax Senior Director	Director
Patrick Donovan	Lokahi Capital	Private Equity Firm	Founding Partner	Director

Our insiders, including our officers and directors, have agreed to vote any shares of common stock held by them in favor of our initial business combination, if permitted by law or regulation. In addition, they have agreed to waive their respective rights to receive any amounts held in the Trust Account with respect to their Founder Shares and Private Units if we do not complete our initial business combination within the required time frame. If they purchase shares of common stock in the IPO or in the open market, however, they would be entitled to receive their pro rata share of the amounts held in the Trust Account if we are unable to complete our initial business combination within the required time frame, but have agreed not to redeem such shares in connection with the consummation of our initial business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will therefore comply with section 144 of the DGCL.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. Notwithstanding the foregoing, as set forth in our certificate of incorporation, such indemnification will not extend to any claims our insiders may make to us to cover any loss that they may sustain as a result of their agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us as described elsewhere in the Prospectus.

Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Code of Ethics

We adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

EXECUTIVE AND DIRECTOR COMPENSATION OF TRAILBLAZER

None of Trailblazer’s executive officers or directors have received any cash compensation for services rendered to Trailblazer. In addition, the Sponsor, the Trailblazer’s executive officers, advisors, directors or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Trailblazer’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee of Trailblazer reviews on a quarterly basis all payments that were made by Trailblazer to the Sponsor, the Trailblazer executive officers, advisors, directors or their affiliates. Any such payments prior to Trailblazer’s initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Trailblazer does not expect to have any additional controls in place governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with activities on Trailblazer’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Trailblazer to its Sponsor, executive officers and directors, or their respective affiliates, prior to completion of an initial business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF TRAILBLAZER

The following discussion and analysis of Trailblazer’s financial condition and results of operations should be read in conjunction with Trailblazer’s audited financial statements and the notes related thereto which are included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus. Trailblazer Holdings, Inc. (“Holdings”), which was incorporated on July 16, 2024, will be the new ultimate parent company. Holdings has engaged in no business activities to date and has no assets or liabilities of any kind, other than those incident to its formation. Management’s discussion and analysis of financial condition and results of operations of Holdings are omitted because it has no assets, no operations, and its liabilities are limited to certain expense items that are not material. The historical audited financial statements of Holdings as of September 30, 2024 and for the period from July 16, 2024 (inception) through September 30, 2024, and the related notes are included elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company formed under the laws of the State of Delaware on November 12, 2021 for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the private placement of the Private Units, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of the IPO or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

The issuance of additional shares in connection with an initial business combination:

•        may significantly dilute the equity interest of our investors who would not have pre-emption rights in respect of any such issuance;

•        may subordinate the rights of holders of shares of common stock if we issue shares of preferred stock with rights senior to those afforded to our shares of common stock;

•        could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our common stock or rights.

Similarly, if we issue debt securities or otherwise incur significant debt, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•        other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our initial business combination plans. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

Merger Agreement

On July 22, 2024, Trailblazer, Merger Sub Holdings, and Cyabra entered into the Merger Agreement, pursuant to which, among other things (a) Trailblazer will merge with and into Holdings with Holdings being the survivor of the merger and (b) Merger Sub will merge with and into Cyabra, with Cyabra surviving the merger as a wholly owned subsidiary of Holdings. In connection with the Business Combination, Holdings will be renamed “Cyabra, Inc.”

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities for the period November 12, 2021 (inception) through September 30, 2024 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2024, we had a net income of $145,328, which consists of interest earned on marketable securities held in Trust Account of $883,635, offset by the unrealized loss on marketable securities held in Trust Account of $5,531, operating costs of $532,847, and provision for income taxes of $199,929.

For the nine months ended September 30, 2024, we had a net income of $735,207, which consists of interest earned on marketable securities held in Trust Account of $2,814,405, offset by the operating costs of $ $1,493,646, and provision for income taxes of $585,552.

For the three months ended September 30, 2023, we had a net income of $522,948, which consists of interest earned on marketable securities held in Trust Account of $834,276 and unrealized gain on marketable securities held in Trust Account of $60,048, offset by the operating costs of $194,068 and provision for income taxes of $177,308.

For the nine months ended September 30, 2023, we had a net income of $664,229, which consists of interest earned on marketable securities held in Trust Account of $1,632,278, offset by operating costs of $432,659, provision for income taxes of $306,725, stock-based compensation expense of $207,087 and unrealized loss on marketable securities held in Trust Account of $21,578.

Liquidity and Capital Resources

As of September 30, 2024, we had $108,520 in our operating bank account available for working capital needs, while restricted cash available to pay for the Company’s franchise and income taxes is $353,388. All remaining cash was held in the trust account and is generally unavailable for our use prior to an initial business combination.

On March 31, 2023, the Company consummated the IPO of 6,000,000 units (the “Units”). Each Unit consisted of one share of Class A common stock, $0.0001 par value (“Common Stock”) and one right (“Right”) to receive one-tenth (1/10) of one share of Common Stock upon the consummation of an initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $60,000,000. The Company granted the underwriters a 45-day option to purchase up to 900,000 additional Units to cover over-allotments, if any, which the underwriters exercised in full simultaneously with the consummation of the IPO. The total aggregate issuance by the Company of 6,900,000 Units at a price of $10.00 per unit resulted in a total gross proceeds of $69,000,000.

Simultaneously with the closing of the IPO, the Company consummated the Private Placement with the Sponsor 394,500 units (the “Private Units”), generating total proceeds of $3,945,000. The Private Units are identical to the Units sold in the IPO. The Sponsor agreed not to transfer, assign or sell any of the Private Units or underlying securities (except in limited circumstances, as described in the registration statement) until the completion of the Company’s initial business combination. The holders of the Private Units were granted certain demand and piggyback registration rights in connection with the purchase of the Private Units. The Private Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transaction did not involve a public offering.

As of March 31, 2023, a total of $70,380,000 of the net proceeds from the IPO and the Private Placement was deposited in a trust account established for the benefit of the Company’s public stockholders. Except with respect to interest earned on the funds held in the trust account that may be released to us to pay our tax obligations (if any) and $100,000 of interest for our dissolution expenses, the proceeds from this offering and the sale of the Private Units will not be released from the trust account (1) to us, until the completion of the initial business combination, or (2) to our public stockholders, until the earliest of (a) the completion of our initial business combination, and then only in connection with those Class A common stock that stockholders properly elect to redeem, subject to the limitations, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within eighteen (18) months from the closing of this offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, and (c) the redemption of our public shares if we are unable to complete our initial business combination within eighteen (18) months from the closing of this offering, subject to applicable law. Public stockholders who redeem their Class A common stock in connection with a stockholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within eighteen (18) months from the closing of this offering, subject to applicable law. The proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders.

On February 29, 2024, the board of directors approved the exercise by the Company of the automatic extension of the time the Company has to complete a business combination by an additional three months. Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company in connection with the Initial Public Offering, in order for the time available for the Company to consummate a Business Combination to be extended, the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the trust account $690,000 in full, (or $0.10 per share) for each extension, on or prior to the date of the applicable deadline.

Through September 30, 2024, the Sponsor deposited a total of $1,380,000 (the “Extension Payment”) into the Trust Account in order to extend the date by which the Company has to consummate a business combination from March 31, 2024 to September 30, 2024.

The Extension Payment was loaned as a draw down pursuant to an unsecured promissory note the Company issued to the Sponsor on May 17, 2022, pursuant to the Company was able borrow up to an aggregate principal amount of $300,000 (the “Note”). On January 20, 2023, the maximum amount available under the Note was amended and increased to $400,000. As of March 31, 2023, both the Company and the Sponsor mutually agreed to extend the maturity date of the original Note. The Note is non-interest bearing and payable on the earlier of (i) the close of the Company’s initial business combination or (ii) September 30, 2024. On March 27, 2024, the maximum amount available under the Note was, further, amended and increased to $1,090,000. On June 25, 2024, the maximum amount available under the Note was further amended and increased to $1,780,000. On September 16, 2024, the maximum amount available under the Note was further amended and increased to $1,980,000. On September 30, 2024, the maximum amount available under the Note was further amended and increased to $2,280,000.

As approved by its stockholders at the Annual Meeting of stockholders held on September 26, 2024, the Company filed an amendment to its Charter with the Delaware Secretary of State on September 27, 2024, and also amended its investment management trust agreement, to (a) modify the terms and extend the date by which the Company has to consummate a business combination by allowing the Company, through resolution of the board of directors without another stockholder vote, to elect to extend the Termination Date by one month each time from September 30, 2024 to September 30, 2025, or such earlier date as determined by the Board in its sole discretion, unless the closing of a business combination shall have occurred prior thereto; and (b) to remove the provision which permitted the withdrawal of $100,000 from the trust account of the Company in order to pay dissolution expenses. For each monthly extension approved by the Board, the monthly payment required to be deposited into the Trust Account to extend the Termination Date by one month should be the lesser of (i) $0.035 for each outstanding share of Public Stock after giving effect to the redemption, and (ii) $100,000.

In connection with the stockholders’ vote at the Annual Meeting, 4,520,384 shares were tendered for redemption.

On October 2, 2024, the Sponsor deposited $83,287 into the Trust Account to extend the Termination Date from September 30, 2024 to October 30, 2024.

On October 9, 2024, $49,774,936, or approximately $11.01 redemption price per share, was withdrawn from the Trust Account to pay the redeeming holders and the 4,520,384 shares of the Company’s Class A common stock that were redeemed were cancelled.

On October 31, 2024, the Sponsor deposited $83,287 into the Trust Account to extend the Termination Date from October 30, 2024 to November 30, 2024.

On November 29, 2024, the Company entered into an amendment of the Note, pursuant to which the maximum amount available to borrow under the Note was further increased by an additional $500,000 to $2,780,000.

On December 2, 2024, the Sponsor deposited $83,287 into the Trust Account to extend the Termination Date from November 30, 2024 to December 31, 2024.

On January 2, 2025, the Sponsor deposited $83,287 into the Trust Account to extend the Termination Date from December 31, 2024 to January 31, 2025.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans (as defined below) may be convertible into Units of the post-business combination entity at a price of $10.00 per unit. The Units would be identical to the Private Units. As of September 30, 2024 and December 31, 2023, there was no amount outstanding under the Working Capital Loan.

We will need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, at present, the Company has until January 31, 2025, to consummate a Business Combination. It is unlikely that the Company will be able to consummate a Business Combination by this time. However, as discussed above, the Company’s Current Charter allows the Company to extend the Termination Date by one month each time until September 30, 2025, or such earlier date as determined by the Board in its sole discretion, unless the closing of a business combination shall have occurred prior thereto. Accordingly, the Company intends to extend the January 31, 2025 Termination Date on a monthly basis, as necessary to consummate the business combination with Cyabra or with another company. If a Business Combination is not consummated by the Termination Date (as extended) there will be a mandatory liquidation and subsequent dissolution. Management has determined that mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 31, 2025. The Company is within 12 months of its mandatory liquidation date as of the time of filing of its most recent Quarterly Report on Form 10-Q.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2024.

Contractual Obligations

Promissory Notes — Related Party

On May 17, 2022, we issued an unsecured promissory note to the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $300,000 (the “Note”). On January 20, 2023, the maximum amount available under the Note was further increased to $400,000. As of March 31, 2023, both we and the Sponsor mutually agreed to extend the maturity date of the original Note. The Note is non-interest bearing and payable on the earlier of (i) the close of our initial business combination or (ii) September 30, 2024. On November 21, 2023, the Note was further amended to permit us to pay certain expenses of the Sponsor which would reduce the principal balance of the Note by the same amount. On March 27, 2024, the maximum amount available under the Note was further amended and increased to $1,090,000. On June 25, 2024, the maximum amount available under the Note was further amended and increased to $1,780,000. On September 16, 2024, the maximum amount available under the Note was further amended and increased to $1,980,000. On September 30, 2024, the maximum amount available under the Note was further amended and increased to $2,280,000. As of September 30, 2024 and December 31, 2023, there was $1,901,585 and $321,585, respectively, outstanding under the Promissory Note.

On November 29, 2024, the Company entered into an amendment of the Note, pursuant to which the maximum amount available to borrow under the Note was further increased by an additional $500,000 to $2,780,000.

Registration and Stockholder’s Rights

Pursuant to a registration rights agreement entered into on March 28, 2023, the holders of the founder shares, Placement Units and any unit that may be issued upon conversion of the Working Capital Loans (and any underlying shares of Class A common stock) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to shares of our Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement will provide that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

On March 28, 2023, in connection with the Initial Public Offering, we entered into an underwriting agreement with LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc., as representative of the underwriters named therein.

The underwriters were entitled to a cash underwriting discount of $0.15 per Unit, or $1,035,000 in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, $0.30 per Unit sold in the Initial Public Offering, or $2,070,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

Advisory Agreement

Pursuant to the advisory agreement entered into in September 2022 with LifeSci Capital LLC (“LifeSci”), further amended in March 2023, upon the consummation of the initial business combination, we have agreed to pay LifeSci equal to one and one half (1.5%) percent of the total consideration paid in connection with the initial business combination in the form of equity interests in the entity that survives any such business combination in exchange for the provision by the underwriters of certain services relating to the initial business combination.

For the purposes of this section, “total consideration” means the total market value of, without duplication, all cash, securities, or other property paid or transferred at the closing of such transaction by the target’s stockholders or to be paid or transferred in the future to the target’s stockholders with respect to such transaction (other than payments of interest or dividends and any contingent or earnout consideration based upon future performance of the combined companies, however characterized), including, without limitation, to the extent applicable, any net value paid in respect of (i) the assets of the target and (ii) the capital stock of the target (and the spread value of any “in the money” securities convertible into options, warrants or other rights to acquire such capital stock), after giving effect to the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the target or repayment of indebtedness, including, without limitation, indebtedness secured by the assets of the target, capital leases or preferred stock obligations; provided, that for the avoidance of doubt, any funds in the trust account (as may be applicable in the case of a Transaction) or financing proceeds raised in connection with the closing of the transaction (including by way of an offering, the compensation to underwriters for which is provided for below), in either case, that are not paid to the target’s stockholders as consideration in the transaction will not be included as part of the Total Consideration.

For purposes of this section, the market value of any publicly traded common stock, whether already outstanding or newly-issued, will be equal to the greater of: (i) the value of such common stock issued to the target upon the closing of a transaction at a price equal to $10.00 per share; and (ii) the dollar volume-weighted average price (VWAP) for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the first five (5) trading days following the consummation of the transaction.

Additionally, we agreed to reimburse the underwriters for all out-of-pocket documented costs and expenses (including fees and expenses of counsel) incurred by the underwriters in connection with provision of such services, up to $50,000 in the aggregate, and, upon the consummation of the initial business combination, to reimburse the underwriters for any such expenses incurred in excess of $50,000.

Investment Management Trust Agreement

On March 28, 2023, in connection with the Initial Public Offering, we entered into an agreement with Continental Stock Transfer & Trust Company (“Trustee”). The Trustee agreed to manage, supervise and administer the Trust Account subject to the terms and conditions set forth in the agreement and in a timely manner, upon the written instruction of the Company, invest and reinvest the Property in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (or any successor rule), which invest only in direct U.S. government treasury obligations, as determined by us; the Trustee may not invest in any other securities or assets, it being understood that the Trust Account will earn no interest while account funds are uninvested awaiting our instructions hereunder; and while account funds are invested or uninvested, the Trustee may earn bank credits or other consideration. We agreed to give all instructions to the Trustee in writing, signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or Secretary. In addition, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it, in good faith and with reasonable care, believes to be given by any one of the persons authorized to give written instructions, provided that we shall promptly confirm such instructions in writing. We will Pay the Trustee the fees set forth in the agreement, including an initial acceptance fee, annual administration fee, and transaction processing fee which fees shall be subject to modification by the parties from time to time.

In connection with the Annual Meeting held on September 26, 2024, the Company amended its investment management trust agreement, dated as of March 28, 2023, by and between the Company and Continental Stock Transfer & Trust Company, to allow the Company to extend the date by which the Company must consummate a business combination up to twelve times, each such extension for an additional one month period, until September 30, 2025 and to remove the provision in permitting the withdrawal of $100,000 of dissolution expenses from the trust account of the Company.

Critical Accounting Estimates

Certain of our accounting policies require that management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. Some of the more significant estimates are in connection with determining the fair value of the stock-based compensation and the derivative financial instruments at the time of the initial public offering. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from our estimates. We have identified the following critical accounting estimates:

Stock-Based Compensation

We adopted ASC Topic 718, Compensation — Stock Compensation, guidance to account for its stock-based compensation. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument. We recognize all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted stock, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Stock-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statement of operations. On March 28, 2023, the Chief Financial Officer and three directors (the “subscribers”) entered into subscription agreements with the Sponsor for an interest in the Sponsor company for their own investment purposes. The interest is backed by our Class A common stock owned as of March 28, 2023, the date of issuance. As such, the subscribers will participate in the profits or losses of the Sponsor company though date of liquidation. The subscription into interests of the Class A common stock founder shares to the management and directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The 47,500 Class A common stock which support the subscription interests of management and the directors has a fair value of $207,087 or $4.36 per share, which has been recorded as stock-based compensation. The fair value was determined using a Monte Carlo Model with a volatility of 7.2%, risk-free rate of 3.97% and a stock price of $9.89 as of the valuation date of March 28, 2023.

Derivative Financial Instruments

We accounted for Rights as equity-classified instruments based on an assessment of the Rights’ specific terms and applicable authoritative guidance in FASB ASC Topic 815, “Derivatives and Hedging”. The assessment considered whether the Rights were freestanding financial instruments pursuant to ASC 480, met the definition of a liability pursuant to ASC 480, and whether the Rights met all the requirements for equity classification under ASC 815, including whether the Rights were indexed to the Company’s own shares of common stock, among other conditions for the equity classification. The rights were valued based on market comparables. The following criteria was utilized to select comparable Special Purpose Acquisition Companies who were pre-business combination and included rights as part of their units that were publicly trading with significant time remaining to complete their initial business combination:

Criteria	Low	High
IPO Proceeds (in millions of dollars)	50	240
	—	1.0
Rights Coverage (per unit)	0.05	0.20
Remaining Months to Complete	—	13

The appraiser utilized the median market price of 0.108 as the fair value of the Rights included in the initial public offering.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. Our management does not believe the adoption of ASU 2023-09 will have a material impact on our financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We adopted ASU 2016-13 on January 1, 2023, and we are electing to delay the adoption of other new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT CYABRA

Overview

Cyabra uncovers disinformation spread online. Disinformation diminishes trust, creates false or negative narratives and content and sows dissension. Creators of disinformation may be sponsored by foreign governments, competitors, or other third parties with significant resources and access to highly sophisticated generative artificial intelligence (“GenAI”) tools that generate and spread fake content. They use these tools to create bot networks and fake social media accounts to disseminate disinformation, inciting fear, anger and distrust and making us question everything we see or read. These tools make it difficult for the targets of the disinformation — whether they are corporations or public sector agencies — to detect and combat its spread. In many cases, these targets do not have the tools or expertise to effectively identify or counteract the threat. As fake accounts using enhanced AI tools appear more and more authentic, the line between real and fake is disappearing.

Cyabra combats disinformation by leveraging advanced artificial intelligence (“AI”) and machine learning (“ML”) technologies to monitor and analyze online conversations in real-time. Developed by experts in information warfare, Cyabra’s platform collects publicly available data from social media and news sites. The platform applies Cyabra’s proprietary algorithms to assess authenticity and sentiment, enabling Cyabra to identify fake accounts, uncover harmful narratives, detect GenAI text and images, and filter between real and fake profiles, helping customers protect their brand reputation and ensure the authenticity of online discourse about them. Cyabra does not compete with any of the platforms and news sites from which Cyabra collects public data and Cyabra’s collection of such public data is for intelligence purposes only from responsible actors (on behalf of government or corporate entities).

The Disinformation Problem

Disinformation has become a significant concern in the digital landscape. “Disinformation” refers to the intentional dissemination of false information to mislead and manipulate public opinion. Disinformation influences what we buy, how we think and for whom we vote. Disinformation tactics are diverse, including misleading advertisements, government propaganda, doctored images, forged documents, internet scams, fake websites, and manipulated online entries, all aiming to discredit individuals or ideas, to manipulate public opinion and to cause mistrust, social unrest and other harm.

AI-driven tools and techniques are being exploited by threat actors to create and spread disinformation at an unprecedented scale. The rise of GenAI has enabled the creation of highly convincing fake accounts and content, making it more difficult for manual detection methods to keep pace. AI-generated bots and deepfakes can mimic human behavior with remarkable accuracy, flooding social media platforms with false and misleading information and eroding public trust. As the spread of falsified information and societal manipulation intensifies, elections in major democracies are at heightened risk. In recent years, the manipulation of information has become more sophisticated, blending orchestrated actions with organic interactions and making it challenging to distinguish between genuine and manipulated content. Unwitting individuals often contribute to the spread of false narratives, complicating efforts to maintain the integrity of online spaces.

According to the “Global Risks Report 2024” published by the World Economic Forum (the “WEF Report”), misinformation and disinformation are the biggest short-term risks facing the world’s economies. According to the WEF Report, risks of AI-driven misinformation and disinformation are among the dominant risks and the WEF Report predicted that the nexus between falsified information and societal unrest will be a central focus amid elections in several major economies over the next two years.

At a March 2024 Security & Risk Management Summit, Gartner, Inc. (“Gartner”) estimated that by 2028 enterprise spend on battling disinformation will surpass $500 billion. Gartner recommended, among other things, that chief information security officers invest in tools and techniques to combat the spread of highly effective, mass-customized disinformation and misinformation.

Cyabra’s Solution

Cyabra combats disinformation by leveraging advanced AI and ML technologies to monitor and analyze online conversations in real-time to uncover the fake profiles, harmful narratives, and GenAI content that is central to disinformation campaigns. Developed by experts in information warfare, Cyabra’s platform collects publicly available data from social media and news sites. The platform applies Cyabra’s proprietary algorithms to assess authenticity and sentiment, enabling Cyabra to identify disinformation and filter between real and fake profiles, aiding corporations to protect against brand disinformation and public sector agencies to identify online threats to protect elections and online discourse.

Cyabra’s technology uses ML to detect disinformation tactics, such as automated programs used to quickly spread false information across social media platforms, making it appear more popular or credible than it actually is, reinforce false narratives, simulate engagement with content, such as comments, likes, or shares, giving the impression of widespread discussion and interest, manipulating trending topics, pushing misleading narratives to a wider audience, drowning out opposing viewpoints and artificially inflating the appearance of support for a particular narrative or to create the illusion of consensus.

Cyabra analyzes patterns typical of fake profiles spreading harmful narratives, tracking the source and spread of information to measure its reach and impact. This comprehensive approach enables customers to understand narratives, discover trends, and identify attempts to influence public opinion, safeguarding public trust and maintaining the integrity of online spaces against long-established disinformation threats as well as newer AI-driven harms.

To determine the authenticity of a social media account in real-time, Cyabra’s technology is built on semi-supervised ML algorithms. There are hundreds of behavioral parameters that Cyabra’s proprietary algorithms examine and then present as a binary answer with a confidence score to show how the platform determined whether an account was authentic or fake. Cyabra validates every model it implements in its solution. The validation process includes the preparation of a labeled dataset, often referred to as a “golden dataset.” Cyabra puts significant effort into creating this dataset, which is used to evaluate the performance of Cyabra’s detection algorithms. To build the dataset, Cyabra extracts data from its platform and prepares detailed instructions for data analysts who label the data. The golden dataset is then used to assess model performance using metrics such as recall, precision and F1-score. Those performance matrices confirm the accuracy of the models. The continuous process of the comparison is based on comparing the labeled data set versus the results of the model. Then, if the comparison yields differentiation, Cyabra continues to train the model until it reaches the best performance possible.

Generative models have the potential to “hallucinate,” a term used to describe the generation of content that is plausible-sounding but not grounded in factual reality. This occurs because generative models, while attempting to provide comprehensive responses, may fill in gaps or extrapolate from incomplete or ambiguous data, leading to the production of information that does not correspond to the truth. Cyabra’s solution focuses on classification models which do not generate new content. They instead operate within the confines of the categories defined by their training data. For instance, when presented with an object, a classification model might categorize it as “fruit” or “vegetable” based on its attributes. Consequently, hallucinations do not occur in classification models. If presented with an input outside of their training scope, they may respond with uncertainty or a default classification, but they do not invent new categories or information.

A table showing some of the behavioral parameters analyzed by Cyabra to determine authenticity is presented below:

Few Interactions
Low Quality Profile
Extreme Post Volume
Multi-Language Posting
Multiple Languages
Repeated Posts
High Post Rate
Lacking Original Content
Bot-Like Amplification
New User Abnormal Behavior
Low Quality Interactions
Abnormal Follow Behavior

Cyabra offers its technology solution primarily on a software as a service (SaaS) subscription basis under which customers purchase a subscription to access Cyabra’s suite of tools through a website. Subscriptions are non-refundable and generally have terms ranging from several months to three years. These customers receive access to the website through a secure connection. Certain customers, particularly governmental agencies, may want or need to host Cyabra’s application on their own server network. Where appropriate, Cyabra will sell licenses which have a term of two to three years to such customers under which the customers have the ability to install the application locally. Other potential customers may want to access Cyabra’s tools for a limited purpose or for a limited period of time, such as for tracking the reaction of customers to a promotion or a change in the user’s business practices. Other potential users wish to sample the utility of Cyabra’s solution before committing to a long-term subscription. For these customers, Cyabra provides Managed Services, under which a customer pays fees for a report or a package of several reports prepared by Cyabra directly based on agreed-upon criteria using its own in-house resources. The Cyabra platform is the same for all clients, irrespective of industry.

Cyabra’s proprietary tools have been employed by commercial businesses and public sector agencies for a number of use cases, including the following:

National Security

Governments around the world face growing security challenges, including influence operations, the spread of disinformation, online extremism and digital manipulation campaigns. Cyabra’s platform is capable of detecting emerging threats in real-time, enabling customers to plan and implement swift and effective responses to potential dangers. By analyzing vast amounts of data, Cyabra helps governments identify threats, safeguard public safety and maintain national security in the following ways:

•        Proactive Threat Detection:    Cyabra helps government agencies uncover coordinated information campaigns online aimed at destabilizing public trust in institutions. By detecting bot activity, coordinated troll networks or fake accounts, Cyabra provides critical insights into actors attempting to exploit social media for malicious purposes.

•        Enhanced Crisis Response:    During emergencies, such as natural disasters, public health crises or geopolitical conflicts, Cyabra enables governments to monitor real-time narratives online, helping them detect harmful misinformation and disinformation that could hinder response efforts or endanger citizens.

•        Strengthened Strategic Planning:    Insights from Cyabra’s analytics inform policy decisions and public communication strategies, ensuring governments stay ahead of emerging threats in the information environment.

Governments around the world, including defense ministries, foreign ministries, security and intelligence agencies, rely on Cyabra’s insights to mitigate risks to democracy, public order, and national security.

Election Security

Cyabra believes the digital landscape has made elections a prime target for disinformation campaigns, voter manipulation and foreign influence. Cyabra’s tools can uncover individuals and communities that are engaging in foreign influence operations or manipulating online conversations to sway public opinion. Cyabra supports government agencies, election commissions, and regulatory bodies in their efforts to maintain fair, transparent and secure elections in the following ways:

•        Disinformation and Narrative Analysis:    Cyabra detects and maps the spread of false or misleading information online that may be designed to suppress voter turnout, incite unrest, or delegitimize election results. By identifying harmful narratives early, election oversight bodies can counteract their impact and restore public trust in the electoral process.

•        Bot and Troll Network Detection:    Cyabra’s technology identifies the presence of automated bot networks or coordinated troll farms that amplify divisive content and manipulate public opinion during election cycles. These insights help governments respond to threats efficiently.

•        Safeguarding Public Discourse:    By monitoring online platforms, Cyabra identifies fake accounts or entities posing as legitimate campaign voices, which may mislead voters or spread polarizing content. Government agencies can use this intelligence to act to address these threats.

Cyabra has been used to monitor election interference in multiple countries, including national, regional, and local elections. Cyabra’s insights play a vital role in ensuring that digital ecosystems remain a safe space for voters to engage in free and fair electoral processes.

Public Safety

Cyabra’s tools are used by law enforcement customers to detect and monitor harmful or illegal online activity, such as gang activities, illegal drug trades, and cyber predators. Cyabra enables law enforcement customers to detect, monitor and respond to online threats effectively in the following ways:

•        Identifying Online Criminal Networks:    Cyabra’s AI can map out relationships between malicious actors online, exposing the infrastructure of digital operations. Law enforcement agencies use this intelligence to disrupt these activities and build legal cases.

•        Monitoring and Countering Extremist Content:    Law enforcement agencies use Cyabra’s platform to detect radicalization efforts, recruitment campaigns and violent extremist propaganda online. This capability is crucial in preventing online ecosystems from being exploited to incite real-world harm.

•        Real-Time Harm Prevention:    By providing real-time monitoring of social media platforms, Cyabra enables law enforcement to address immediate threats such as planned riots, coordinated hate speech campaigns or the dissemination of illicit content.

•        Evidence Generation for Prosecution:    Cyabra’s detailed data analysis provides law enforcement with actionable insights and digital evidence to support legal actions, thereby enhancing case-building efforts and prosecutions.

Cyabra’s platform has been used by law enforcement agencies throughout the world to respond to issues such as online fraud, hate speech and criminal-related activities. By providing actionable intelligence, Cyabra’s ability to generate actionable insights in real time enhances the ability of the public sector to respond to modern security challenges.

Brand Protection

Cyabra’s tools are used by business customers to manage and protect their online reputation through advanced AI monitoring. Cyabra enables businesses to continuously monitor their brand presence and analyze online conversations to gain actionable insights that inform decision-making. Cyabra offers real-time, always-on, alerts to detect shifts in sentiment or conversation, informing customers of potential threats to their brands and reputations, including emerging PR crises.

Customer Growth and Loyalty

Cyabra’s tools are used by business customers to assist in driving consumer growth and loyalty through in-depth consumer insights and competitive analysis. Cyabra enables businesses to obtain a better understanding of customer thoughts and feelings, helping businesses identify emerging trends relevant to their products or company.

Customers, Sales and Marketing

Cyabra’s customers include commercial businesses and public sector agencies.

Cyabra offers its technology solution primarily on a software as a service (SaaS) subscription basis under which customers purchase a subscription to access Cyabra’s suite of tools through a website hosted by a third-party service provider. Subscriptions are non-refundable and generally have terms ranging from several months to three years. These customers receive access to the website through a secure connection. SaaS customers do not have the contractual right to access or take possession of the software. Certain customers, particularly governmental agencies, may want or need to host Cyabra’s application on their own server network. Where appropriate, Cyabra will sell licenses which have a term of two to three years to such customers under which the customers take possession of the software and install the application locally. Other potential customers may want to access Cyabra’s tools for a limited purpose or for a limited period of time, such as for tracking the reaction of customers to a promotion or a change in the user’s business practices. Other potential users wish to sample the utility of Cyabra’s solution before committing to a long-term subscription. For these customers, Cyabra provides Managed Services, under which a customer pays fees for a report or a package of reports prepared by Cyabra directly based on agreed-upon criteria using its own in-house resources.

Cyabra believes its tools are easy to understand and use without extensive training. However, Cyabra provides new customers with initial training resources and provides all customers with access to ongoing customer support. Maintenance includes, but is not limited to, the following:

•        Updates regarding feature enhancements and performance improvements:    Cyabra introduces new features or improves existing ones based on user feedback or technological advancements by, for example, optimizing data processing algorithms, improving sentiment analysis capabilities, updating location credentials, improving data visualization, improving application programming interface (“API”) integrations, refining keyword recognition, enhancing pattern recognition for suspicious activities or integrating advanced machine learning models for better anomaly detection.

•        Updates and upgrades regarding compatibility:    These updates and upgrades ensure compatibility with operating systems, browsers or changes in social media or third parties’ APIs, and ensure that Cyabra’s application continues to function seamlessly as technology evolves. Cyabra’s platform utilizes APIs provided by social media platforms to access data as well as other third parties’ APIs for certain of its analytic capabilities. These APIs allow the platform to retrieve posts, comments, user profiles and other relevant information from these social media platforms in a structured and authorized manner. Further, these allow for the full platform analytic capabilities as certain third parties’ features and analytic capabilities are integrated into Cyabra’s platform through APIs. Updates to APIs include changes in data structure, rate limits or authentication methods, all of which may crucially affect how effectively the Platform can retrieve and analyze data. This may also include adding support for new APIs or expanding coverage to include emerging social networks. As third parties and social media platforms update their APIs, Cyabra’s platform needs to stay updated to enable its analytic capabilities to work effectively across all relevant platforms. Updates related to the social media platforms (such as API) are provided within few hours from when the social media platform update has occurred

•        Updates to social media platforms:    Social media platforms like Facebook, X, Instagram, LinkedIn, and others, are regularly updated. The frequency of updates can range from several times per month to a few times per year, depending on the platform’s size, user base and strategic goals. These updates to social media platforms can significantly impact Cyabra’s capabilities for analyzing and retrieving data.

These software updates assure that the Cyabra platform remains functional and ensure seamless and effective scanning and analytics capabilities without compromising on completeness and accuracy. The updates also improve the platform’s data collection, detection and analytics capabilities, enhance security features and address vulnerabilities related to monitoring and mitigating threats on social media platforms. These maintenance services are provided in every subscription and license contract and there is no option for the customers to not purchase such services.

Cyabra has a 13-person sales and marketing team engaged in direct outreach to potential customers, channel enablement, customer support and sales management and marketing activities. In addition to its direct sales effort, Cyabra also has a network of resellers and partners who are authorized to include Cyabra’s tools as part of a larger suite of products and services marketed to their customers.

Competition

Cyabra believes that the escalating threat of disinformation is fueling rapid growth in the detection services market, as both public and private sectors increasingly seek protection against AI-powered deception campaigns. Cyabra operates in a dynamic field with emerging competitors which include Logically, Inc., Blackbird.AI, Alethea Group, Inc., VineSight Technology Ltd. and Pyrra Technologies Inc, which predominately focus on narrative analysis. Cyabra believes that its competitive advantage is that it not only uncovers narratives but also identifies the sources including bots and GenAI content. Additionally, Cyabra has partners in various sectors, including social listening companies, PR agencies, deep/dark web experts, system integrators and threat intelligence providers, enhancing its capabilities and solutions to customers.

Many of Cyabra’s competitors have greater financial, technical, marketing, sales, and other resources, greater name recognition, longer operating histories, and a larger base of customers than it does. They may be able to devote greater resources to the promotion and sale of products and services than Cyabra can, and they may offer lower pricing than Cyabra does.

Research and Development

A significant part of Cyabra’s business strategy is the development of new service offerings, improvements to its existing offerings, and the enhancement of its support of existing customers. Cyabra believes that developing and expanding product functionality is critical to its success.

Cyabra has received grants from the IIA, for certain of Cyabra’s research and development activities, pursuant to the Innovation Law, and may receive additional grants in the future.

Grants received from the IIA

Generally, under the Innovation Law, companies that receive IIA grants for research and development programs which are approved by the Research Committee of the IIA (“Approved Programs”) are required to pay the IIA royalties at rates which are determined under the IIA’s rules and guidelines from any income deriving from products (and related know-how and services) developed (in all or in part), directly or indirectly, as a result of an Approved Program, up to the aggregate amount of the total grants received, pursuant to a grant application under an Approved Program from the IIA, plus annual interest and are subject to certain requirements and restrictions under the Innovation Law as detailed below, which generally must continue to be complied with even following full repayment of all amounts payable to the IIA in royalties.

Cyabra received grants from the IIA for certain projects and may receive additional grants in the future. Under the terms of the grants received, Cyabra is required to pay royalties of 3% from any income deriving from IIA funded products and related know-how and services, up to the aggregate amount of the total grants received by the IIA, plus annual interest. As of August 31, 2024, Cyabra had received grants from the IIA in an amount of approximately $719,000 and paid the IIA royalties in an amount of approximately $120,000. Therefore, Cyabra’s theoretical debt towards the IIA as of August 31, 2024 is approximately $686,000 (including the accumulated interest to date).

By virtue of the grants from the IIA, Cyabra is also subject to certain restrictions under the Innovation Law. These restrictions may impair Cyabra’s ability to perform or outsource manufacturing activities outside of Israel, grant licenses for R&D purposes or otherwise transfer inside and outside of Israel the IIA Funded Know-How.

Below is a description of the main obligations and restrictions imposed on a recipient of IIA grants (“Recipient Company”) under the Innovation Law with respect to the use of its IIA Funded Know-How, in addition to the royalty payment obligation detailed above:

•        Reporting Obligations.    The Recipient Company is subject to certain reporting obligations (such as, periodic reports regarding the progress of the research and development activities under the Approved Program and related research expenses and regarding the scope of sales of the Recipient Company’s products). In addition, any direct change in control of a Recipient Company must be notified to the IIA. In the event that a non-Israeli entity or a non-Israeli citizen or resident person becomes an “Interested Party” (as such term is defined in the Israeli Securities Law, 5728-1968) in the Recipient Company, notification to the IIA is required, accompanied by a written undertaking (in the form available on the IIA’s website) by such party to be bound by the Innovation Law and by the terms of the Approved Program;

•        Local Manufacturing Obligation.    Products developed using the IIA grants must, as a general matter, be manufactured in Israel. The transfer of manufacturing capacity outside of Israel in a manner that exceeds the manufacturing capacity that was declared in the Recipient Company’s original IIA grant application is subject to prior written approval from the IIA (except for the transfer of less than 10% of the manufacturing capacity in the aggregate, which event requires only a notice to the IIA, which shall be provided in writing prior to the transfer of such manufacturing rights abroad, while the IIA has a right to deny such transfer within 30 days following the receipt of such notice). In general, the transfer of manufacturing capacity outside of Israel may be subject to an increase in the royalties’ cap (inter alia, depending on the manufacturing volume that is performed outside of Israel) and such transfer will be subject to payment of royalties in an accelerated rate.

•        IIA Funded Know-How transfer limitation.    Under the IIA’s rules and guidelines, a Recipient Company is prohibited from transferring the IIA Funded Know-How outside of Israel except with the approval of the IIA Research Committee and in certain circumstances, subject to certain payments to the IIA calculated according to formulas provided under the IIA’s rules and guidelines (which are capped to amounts specified under such rules and guidelines, generally up to six times the grants received plus an annual interest; the “Redemption Fee”). For calculating the Redemption Fee which shall be paid to the IIA in the event of a transfer of IIA Funded Know-How outside of Israel, inter alia, the following factors will be taken into account: the scope of the IIA support received, the royalties that have already been paid to the IIA, the amount of time that has lapsed since the Recipient Company has finalized the IIA Approved Program, the sale price and the form of transaction. A transfer for the purpose of the Innovation Law and the IIA’s rules means an actual sale of the IIA-Funded Know-How or any other transaction which in essence constitutes a transfer of such know-how (such as providing an exclusive license to a foreign entity for R&D purposes, which precludes the Recipient Company from further using such IIA Funded Know-How). A mere license solely to market products resulting from the IIA Funded Know-How would not be deemed a transfer for the purpose of the Innovation Law and the IIA’s rules. Upon payment of the Redemption Fee, the IIA Funded Know-How and the manufacturing rights of the products developed using such IIA funding cease to be subject to the Innovation Law and the IIA’s rules.

•        Subject to the IIA’s prior approval, a Recipient Company may transfer IIA Funded Know-How to another Israeli company, provided that the acquiring company assumes all of the Recipient Company’s responsibilities towards the IIA. Such transfer will not be subject to the payment of the Redemption Fee; however, the income from such transaction will generally be subject to the obligation to pay royalties to the IIA (other than in specific circumstances that will be examined by the IIA, mainly when the transfer is between related entities).

•        IIA Funded Know-How license limitation.    The grant to a foreign entity of a right to use the IIA Funded Know-How for R&D purposes (which does not entirely prevent the Recipient Company from using the Funded Know-How) is subject to the obtainment of the IIA’s prior approval. This approval is subject to payment to the IIA in accordance with the formulas stipulated in the IIA’s rules (which distinguish between the manner of the payment for such license grant, i.e., one-time payment or payment in installments), and such payment shall be no less than the amount of the IIA grants received (plus annual interest) and no more than the cap stated in the IIA’s rules and will generally be due only upon the receipt of the license fee from the licensee.

The IIA’s rules also include a mechanism with respect to the grant of a license by a Recipient Company (which is part of a multinational corporation) to its group entities to use its IIA Funded Know-How. Such license is subject to the IIA’s prior approval and to the payment of 5% royalties from the income deriving from such license, with the cap of the royalties increasing to 150% of the grant amount in lieu of the Redemption Fee. Such mechanism includes certain requirements which must be met in order to be able to enjoy such lower royalty payment.

•        Imposition of Liens Over IIA Funded Know-How.    The Recipient Company is required to receive an IIA approval for every transaction involving the grant of liens over IIA Funded Know-How (i.e., for both the imposing and the realization of the liens). This obligation refers to fixed charges as well as to floating charges. In addition, to the extent that the transaction involves a foreign pledgee, the pledgee must execute an undertaking (in the form available on the IIA’s website) to comply with the Innovation Law in the event of realization of the lien.

•        Public Offering of Securities.    A Recipient Company who wishes to offer its securities to the public (in Israel or abroad), must notify the IIA regarding the expected public offering and receive the IIA approval.

Intellectual Property

Cyabra does not have any patented products. Cyabra relies on a combination of trade secrets, contractual protections, such as assignment and confidentiality agreements, and technical measures to establish and protect its intellectual property rights. Cyabra implements measures designed to control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and our software is protected by U.S. and international intellectual property laws. Cyabra’s policy is to require employees and independent contractors to sign agreements assigning to Cyabra any inventions, trade secrets, works of authorship, developments, and other processes generated by them during and as a result of their engagement with Cyabra and agreeing to maintain in confidence Cyabra’s confidential information. In addition, Cyabra generally enters into confidentiality agreements with its vendors and customers who receive access to its confidential and proprietary information.

Government Regulation

Consumer Protection and Data Privacy

Cyabra conducts marketing activities that are subject to consumer protection laws in jurisdictions in which Cyabra operates. For example, the United States and European Union are increasingly regulating certain activities on the internet and online commerce, including the use of information retrieved from or transmitted over the internet and user-generated content, are increasingly focused on ensuring user privacy and information security and limiting behavioral targeting and online advertising, and are imposing new or additional rules regarding the taxation of internet products and services, the quality of products and services as well as the liability for third-party activities. Moreover, the applicability to the internet of existing laws governing issues such as intellectual property ownership and infringement is uncertain and evolving.

In particular, Cyabra is subject to an evolving set of data privacy laws. In the ordinary course of its business, Cyabra may process a significant amount of personal information and other regulated information from users of its products, employees and other third parties. Accordingly, Cyabra is, or may become, subject to numerous privacy and data protection obligations, including local and foreign laws, regulations, guidance, and industry standards related to privacy and data protection. Such obligations may include, without limitation, the Data Security Regulations, the Federal Trade Commission Act, the Children’s Online Privacy Protection Act of 1998, the CCPA, the CPRA, the European Union’s General Data Protection Regulation 2016/679 (“E.U. GDPR”), the U.K. GDPR, and the ePrivacy Directive.

The PPL, CCPA, CPRA, E.U. GDPR and U.K. GDPR are examples of the increasingly stringent and evolving regulatory frameworks related to personal data processing that may increase Cyabra’s compliance obligations and exposure for any noncompliance.

For example, in Israel, the PPL and the Data Security Regulations, impose obligations with respect to the manner in which personal data is processed, maintained, transferred, disclosed, accessed and secured. Failure to comply with certain provisions under the Data Security Regulations may expose Cyabra to administrative fines, civil claims (including class actions) and in certain cases criminal liability. An amendment to the Privacy Protection Law, 5741-1981, which was recently enacted and will become effective in August 2025, aims to strengthen privacy protection in Israel by aligning Israeli law with similar regulations worldwide, particularly the European Union’s General Data Protection Regulation (GDPR), by redefining key terms, establishing a new obligation to appoint a data protection officer in certain cases, and significantly expanding the enforcement powers and tools available to the Privacy Protection Authority and courts, with the aim of creating effective enforcement mechanisms and deterrence against non-compliance with the law and applicable security regulations.

In addition, the CCPA, if applicable to Cyabra, imposes obligations on covered businesses to provide specific disclosures related to a business’s collection, use, and disclosure of personal data and to respond to certain requests from California residents related to their personal data (for example, requests to know of the business’s personal data processing activities, to delete the individual’s personal data, and to opt out of certain personal data disclosures). Also, the CCPA provides for civil penalties and a private right of action for certain data breaches. In recent years numerous states in the US have enacted or are in the process of enacting state-level data privacy laws and regulations governing the collection, use, and other processing of state residents’ personal data. It remains unclear how the regulators, courts or commercial parties will interpret these state laws, and compliance with various regulations may be difficult and increase Cyabra’s costs of maintaining regulatory compliance. These state laws are not consistent, as certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. Cyabra may also from time to time be subject to, or face assertions that Cyabra is subject to, additional obligations relating to personal information by contract or due to assertions that self-regulatory obligations or industry standards apply to Cyabra’s business practices.

The GDPR applies to any company established in the European Economic Area (“EEA”) and to companies established outside the EEA that process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. These obligations may include limiting personal data processing to only what is necessary for specified, explicit, and legitimate purposes; increasing transparency obligations to data subjects; limiting the collection and retention of personal data; increasing rights for data subjects; requiring the implementation and maintenance of technical and organizational safeguards for personal data; and mandating notice of certain personal data breaches to the relevant supervisory authority(ies) and affected individuals. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning content regulation and data protection that could affect Cyabra.

Employment

Cyabra is also subject to laws governing its relationship with employees, including laws governing wages and hours, benefits, immigration and workplace safety and health.

Other Regulation

Cyabra’s business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As the company expands into additional markets, it will be subject to additional laws and regulations.

The regulatory environment in each market is often complex, evolving and can be subject to significant change. Some relevant laws and regulations are inconsistent, ambiguous and could be interpreted by regulators and courts in ways that could adversely affect Cyabra’s business, results of operations, and financial condition. For additional information regarding the laws and regulations that affect Cyabra’s business, see the section titled “Risk Factors” in this proxy statement/prospectus.

Employees

As of January 23, 2025, Cyabra had 55 full-time employees and 5 part-time employees. Substantially all of Cyabra’s employees are based in Tel Aviv, Israel and the United States. None of Cyabra’s employees are represented by a labor union or covered by a collective bargaining agreement.

Properties

Cyabra’s corporate headquarters are located in Tel Aviv, Israel, where it leases approximately 5,500 square feet of office space. The lease expires on October 31, 2026. Cyabra also occupies shared office space in New York, pursuant to a short-term membership agreement which expires on January 31, 2025. Cyabra believes its current offices are sufficient to meet its needs. Cyabra may seek to negotiate new leases or evaluate additional or alternate space to accommodate operations. Cyabra believes that appropriate alternative space is readily available on commercially reasonable terms.

Legal Proceedings

Cyabra is not currently subject to any material legal proceedings. However, it may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

EXECUTIVE OFFICERS AND DIRECTORS OF CYABRA AND
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMBINED COMPANY

Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of the Combined Company Board, which is anticipated to have seven (7) members. The following table sets forth the names and ages (as of January 27, 2025) of the individuals that we expect will serve as the executive officers and directors of the Combined Company following the Business Combination:

Name	Age*	Position
Executive Officers
Dan Brahmy	33	Chief Executive Officer and Class III Director
Yossef Daar	38	Chief Product Officer and Class III Director
Ido Shraga	32	Chief Technology Officer
Emmanuel Heymann	37	Chief Revenue Officer
Yael Sandler	37	Chief Financial Officer
Non-Employee Directors
Michael Pompeo	60	Class I Director
Sonny Vu	51	Class II Director
Michael Madon	52	Class II Director
James Flanagan	64	Class I Director
Josette Sheeran	70	Class III Director

Executive Officers

Dan Brahmy co-founded Cyabra in July 2017 and has since served as its Chief Executive Officer. Mr. Brahmy has also served on the Cyabra Board since Cyabra’s inception. Prior to founding Cyabra, he was a strategy consultant at Deloitte Digital. Mr. Brahmy received a B.A. in Marketing from Reichman University (IDC) in 2015.

Yossef Daar co-founded Cyabra in July 2017 and has since served as its Chief Product Officer. Mr. Daar has also served on the Cyabra Board since Cyabra’s inception. Prior to founding Cyabra, he was chief research officer at a business intelligence agency, and he also held several managerial positions in the Israeli Military Intelligence. Mr. Daar received a B.Sc. in Biology and Jewish Philosophy from Bar Ilan University in 2015.

Ido Shraga co-founded Cyabra in July 2017 and has since served as its Chief Technology Officer. Mr. Shraga previously served on the Cyabra Board from July 2017 until September 2021. Prior to founding Cyabra, Mr. Shraga was chief technology officer at a business intelligence agency, and he also held several cyber engineering positions in the Israeli Defense Forces.

Emmanuel Heymann has served as Cyabra’s Senior Vice President of Revenue from January 2023 until August 2024 and has since then served as Cyabra’s Chief Revenue Officer. Prior to joining Cyabra, Mr. Heymann held various sales team management roles at Similarweb Ltd. (NYSE: SMWB) (“Similarweb”) from August 2013 to November 2022. At Similarweb, Mr. Heymann focused on scaling certain go-to-market teams in order to maximize commercial potentials and revenue streams. He received a B.A. in Government Diplomacy and Strategy from Reichman University in 2009 and an M.Sc. from the London School of Economics and Political Science in 2009.

Yael Sandler has served as Cyabra’s Chief Financial Officer since July 2024. Prior to joining Cyabra, Ms. Sandler was the Chief Financial Officer of Nano Dimension Ltd (Nasdaq: NNDM) (“Nano”) from May 2015 to March 2024, where she formulated Nano’s financial strategy and supervised all financial activities, including both internal and external functions. During her tenure at Nano, the company scaled from 20 employees in one location to approximately 600 employees in numerous locations such as the U.S., Germany, Australia and Switzerland. Also during Ms. Sandler’s tenure, Nano consummated its initial public offering and became publicly traded on Nasdaq. Ms. Sandler received a B.A. in Accounting and Economics from the Hebrew University of Jerusalem in 2011, and an MBT in Business Tax from The College of Management in 2014.

Non-Employee Directors

Michael Pompeo has served on the Cyabra Board since January 2024. Prior to joining the Cyabra Board, from April 2018 through January 2021, Mr. Pompeo served as the United States Secretary of State. Mr. Pompeo has extensive knowledge and experience in both business and global affairs. He has been the Executive Chairman of Impact Investments LLC, a U.S.-based strategic and financial advisory and investment firm since 2023 and has been a Partner at Niobrara Capital Partners, a U.S.-based private equity firm, since July 2024. Mr. Pompeo has been the Managing Member of Kansas CNQ, LLC, a private consulting business, since February 2021. He currently sits on the board of directors of Simpler Postage, Inc. (d/b/a EasyPost), a U.S. shipping logistics services company, which he joined in 2021. Mr. Pompeo has also served as a director of Veon Ltd., a multinational telecommunications company, since May 2024, and its subsidiary Kyivstar JSC, a Ukrainian telecommunications company, since November 2023. Mr. Pompeo has served on the board of directors of USA Rare Earths LLC, a U.S. critical materials supplier, since 2023. He received a B.S. in Engineering from the United States Military Academy in 1986 and a Juris Doctor from the Harvard University School of Law in 1994.

Sonny Vu has served on the Cyabra Board since November 2021. Prior to joining Cyabra, Mr. Vu co-founded Impact Biosystems, Inc., a wellness and fitness hardware and software developer, and served as a director on its board until October 2022. He also served as Chief Executive Officer of Arevo, Inc., a software developer, from January 2020 until February 2023. Mr. Vu co-founded Elemental Machines, Inc., a custom hardware and software solutions company, in October 2014, and served as a director on its board until September 2023. Mr. Vu co-founded Alabaster, a venture capital firm focused on the science and technology fields, in January 2018. He received a B.S. and B.A. in Mathematics and Linguistics from the University of Illinois, Urbana-Champaign in 1995 and studied linguistics at the Massachusetts Institute of Technology from 1996 to 2000.

Michael Madon is joining the Combined Company Board in connection with the Closing and has served as a board advisor to Cyabra since January 2022. Mr. Madon is a recognized expert in the fields of cybersecurity, behavioral analytics, secure manufacturing, and financial intelligence, a successful entrepreneur who has founded, led, and exited several companies, and retired as an officer and technology scout for the US Army. Since March 2024, Mr. Madon has served as Chief Revenue Officer of ABCorp, Inc., overseeing all go-to-market operations for the secure printing and additive manufacturing solutions provider, which operates at the intersection of fintech, healthcare, identity management, transportation, and omnichannel content. Additionally, he was the co-founder of Pretaa, Inc., a behavioral analytics software company dedicated to combating drug addiction by leveraging wearable technology and AI/ML algorithms to provide proactive support and lasting recovery solutions, and served as its CEO from November 2020 to November 2023. Prior to that, from July 2018 to November 2020, Mr. Madon served as the SVP and GM of Email, Security Awareness, and Threat Intelligence Products at Mimecast Ltd., a global cybersecurity and email management company. Prior to that, from October 2016 to November 2018, he was the CEO and co-founder of Ataata, a security awareness training and behavioral risk management platform that helped its customers combat security breaches caused by employee mistakes. Additionally, since May 2022, Mr. Madon has served as an Operating Advisor for TZP Group, a private equity firm focused on investing in lower-middle market technology & business services and consumer products. He also served as a Professional Advisor for the Martin Trust Center for MIT Entrepreneurship, a center dedicated to advancing innovation-driven entrepreneurship through mentorship, education, and real-world experience, since January 2020. Mr. Madon has served as a Board Advisor for the Foundation for Defense of Democracies — Center on Cyber and Technology Innovation, a non-partisan think tank focused on national security and foreign policy where he has contributed cyber and technology insights since December 2016. He served as an Innovation Working Group Member for the Secretary of Energy Advisory Board, where he advised on U.S. energy policies, research initiatives, and associated national security issues from June 2019 to January 2022. He also served as a board member and finance committee member of the National Cyber Security Alliance, a non-profit that builds public/private partnerships for broad-reaching cybersecurity education and awareness, from October 2019 to October 2021. Mr. Madon served as a Deputy Assistant Secretary in the U.S. Department of the Treasury’s Office of Intelligence and Analysis from 2009 to 2014 and retired as a Lieutenant Colonel in the U.S. Army Reserve, where he served in Airborne, Mechanized, Military Intelligence, and the 75th Innovation Command. Mr. Madon received a B.A. in English from the School of Arts and Sciences, Cornell University, in 1994, an M.I.A. in Security Policy from the School of International and Public Affairs, Columbia University in 2001, and an M.B.A. in Marketing from The Wharton School, University of Pennsylvania in 2014.

James Flanagan is joining the Combined Company Board in connection with the Closing. Mr. Flanagan served in various roles over the last 39 years at PricewaterhouseCoopers LLP, most recently as Chief Operating Officer, US Managing Partner & Vice Chairman from July 2016 to July 2021. He received a B.A. in Accounting from Long Island University in 1982.

Josette Sheeran is joining the Combined Company Board in connection with the Closing. Ms. Sheeran has served as the CEO of Firefly Global Group, a geopolitical and business consulting firm supporting founders and accelerating new technologies which enhance national security, since December 2023. She has also served on the board of Capital Group, which manages more than $2.5 trillion in global investments, since December 2016. Ms. Sheeran serves on the boards of Vestergaard International, which has delivered high tech nets to prevent deaths from malaria, and Lifestraw, a pioneer in safe water access and filtration, since 2019. She has also served as a director of Sceye, the world’s first stationary stratospheric vessel, since April, 2024. Ms. Sheeran has served as a Trustee of the Business Council for International Understanding since October 2024 and of the McCain Institute for International Leadership since February 2021. She served as President of Canoo Technologies, Inc. (NASDAQ: GOEV) from July 2021 to September 2024 and as a Director on its board from December 2020 to February 2024. Ms. Sheeran has been twice unanimously confirmed as a U.S. Ambassador, including leading economic, energy, technology, agriculture and transportation negotiations for Secretary of State Condoleezza Rice. She served as UN Special Envoy, leading a successful effort to end a cholera epidemic in Haiti from July 2017 to February 2021. Ms. Sheeran also served as the President and CEO of the Asia Society, a global Rockefeller institution focused on policy, sustainability, conflict resolution, culture, and education, from June 2013 to February 2021. She has served as a Professor of Practice at Arizona State University since February 2021. Ms. Sheeran received a B.A. in Communication and Journalism from the University of Colorado in 1976 and studied as a Fisher Fellow at the Harvard University Kennedy School in 2013.

Family Relationships

There are no family relationships among any of the individuals expected to serve as the Combined Company’s directors and executive officers.

Corporate Governance

We will structure our corporate governance in a manner that Cyabra and Trailblazer believe will closely align our interests with those of the Combined Company stockholders following the Business Combination. Notable features of this corporate governance include:

•        we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers

Each executive officer will serve at the discretion of the Combined Company Board and will hold office until his or her successor is duly appointed or until his or her earlier resignation or removal.

Board Composition

The business and affairs of the Combined Company will be managed under the direction of the Combined Company Board. The Combined Company Board is expected to consist of seven directors upon closing of the Business Combination. Each director will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of the Combined Company Board. Vacancies on the Combined Company Board can be filled by resolution of the Combined Company Board.

The Proposed Certificate of Incorporation will provide that the Combined Company Board will be divided into three classes, each serving staggered, three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Combined Company Board will be designated as follows:

•        The Class I directors are expected to be Michael Pompeo and James Flanagan, and their terms will expire at the annual meeting of stockholders to be held in 2025;

•        The Class II directors are expected to be Michael Madon and Sonny Vu, and their terms will expire at the annual meeting of stockholders to be held in 2026; and

•        The Class III directors are expected to be Josette Sheeran, Yossef Daar and Dan Brahmy, and their terms will expire at the annual meeting of stockholders to be held in 2027.

Any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our authorized number of directors.

The division of the Combined Company Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See “Description of the Combined Company’s Securities — Anti-Takeover Provisions of Delaware Law.”

Role of Board in Risk Oversight

The Combined Company Board will have extensive involvement in the oversight of risk management related to the Combined Company and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing the Combined Company’s accounting, reporting, and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and information technology functions, the audit committee will review and discuss all significant areas of the Combined Company’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the Combined Company Board will receive periodic detailed operating performance reviews from management.

Board Committees

After the completion of the Business Combination, the standing committees of the Combined Company Board will consist of an audit committee and a compensation committee. The Combined Company Board may from time to time establish other committees.

The Combined Company’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit and the compensation committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the Combined Company Board will provide appropriate risk oversight of the Combined Company’s activities.

Audit Committee

Upon the completion of the Business Combination, we expect the Combined Company to have an audit committee, consisting of Sonny Vu, Michael Madon and James Flanagan, who will be serving as the chairperson. We expect that each member of the audit committee will qualify as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the Combined Company Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the Nasdaq.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in the Combined Company’s proxy statement/prospectus and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) the post-combination company’s independent registered public accounting firm’s qualifications and independence, (4) the performance of the Combined Company’s internal audit function, if any, and (5) the performance of the Combined Company’s independent registered public accounting firm.

The Combined Company Board will adopt a written charter for the audit committee, which will be available on the Combined Company’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect the Combined Company to have a compensation committee, consisting of James Flanagan, Michael Pompeo and Sonny Vu, who will be serving as the chairperson. We expect that each member of the compensation committee will qualify as an independent director under the Nasdaq Listing Rules The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting the Combined Company’s compensation program and compensation of its executive officers and directors, (2) monitoring the Combined Company’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in the Combined Company’s proxy statement/prospectus under the rules and regulations of the SEC, if applicable.

The Combined Company Board will adopt a written charter for the compensation committee, which will be available on the Combined Company’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

We expect our nominating and corporate governance committee will be comprised of Sonny Vu, Michael Madon, and James Flanagan. We expect that each member of the nominating and corporate governance committee will qualify as an independent director under the Nasdaq Listing Rules. The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance and reporting and making recommendations to the board of directors concerning corporate governance matters.

Code of Business Conduct

The Combined Company will adopt a new code of business conduct that applies to all of its directors, officers, and employees, including its principal executive officer, principal financial officer, and principal accounting officer, which will be available on the Combined Company’s website upon the completion of the Business Combination. The Combined Company’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The Combined Company will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Combined Company Board or compensation committee and the Combined Company Board or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees.

Independence of the Board of Directors

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment, and affiliations, including family relationships, we have determined that Sonny Vu, Michael Madon, James Flanagan, and Michael Pompeo representing four (4) of the Combined Company’s seven (7) proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq.

Compensation of Directors and Officers

Overview of Anticipated Executive Compensation Program

Following the closing of the Business Combination, decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Annual Bonuses

We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to our performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers.

Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs.

Stock-Based Awards

We expect to use stock-based awards in future years to promote our interest by providing our executive officers with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executive officers’ interests with those of our equity holders.

Other Compensation

We expect to continue to offer various employee benefit plans currently offered by Cyabra (or similar plans). We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

Following the Business Combination, our non-employee directors will receive varying levels of compensation for their services as directors and members of committees of our board of directors. We anticipate determining director compensation in accordance with industry practice and standards.

Compensation of Executive Officers and Directors of Cyabra

Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to Cyabra prior to the Business Combination.

This section discusses the material components of the executive compensation program for Cyabra’s executive officers who are named in the “Summary Compensation Table” below. In 2024, Cyabra’s “named executive officers” and their positions were as follows:

•        Dan Brahmy — Chief Executive Officer

•        Emmanuel Heymann — Chief Revenue Officer

•        Yossef Daar — Chief Product Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Combined Company adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

Messrs. Brahmy, Heymann and Daar are expected to continue to serve as executive officers of the Combined Company following the consummation of the Business Combination.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2024 and December 31, 2023:

Name & Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Dan Brahmy	2024	154,861	143,123	37,544	(3)	335,528
Chief Executive Officer	2023	127,620	115,076	32,942	(3)	275,638
Emmanuel Heymann	2024	344,651	5,149	34,030	(3)	383,772
Chief Revenue Officer
Yossef Daar	2024	158,102	143,123	37,547	(3)	338,772
Chief Product Officer	2023	131,291	115,076	31,524	(3)	277,891

____________

(1)      The amounts set forth below for each executive officer represent the payments that were made in New Israel Shekels (“NIS”) and have been translated to U.S. dollars according to the average exchange rate on the applicable period.

(2)      Amounts represent the aggregate fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The fair value of the option awarded is determined based on the price of the Cyabra Ordinary Shares on the date of grant. This amount does not correspond to the actual value that may be recognized by the individuals listed in the table above upon the vesting and subsequent exercise of the underlying shares. For more information regarding the assumptions used in this calculation, see Note 9 to Cyabra’s audited financial statements included in this proxy statement/prospectus.

(3)      Consists of payments, contributions and/or allocations for social benefits.

Employment Agreements

Dan Brahmy

On January 19, 2018, Cyabra entered into an employment agreement with Mr. Dan Brahmy setting forth the terms and conditions of his employment to serve as Cyabra’s Chief Executive Officer. The employment agreement provides for an initial monthly salary of NIS 9,000, which has increased over time to the current monthly salary of NIS 47,000, effective November 13, 2023. The employment agreement also provides for reimbursement of business travel and pre-approved business expenses. Mr. Brahmy is also entitled to benefits provided to similarly situated executive officers/other full-time employees, including pension, advanced study fund and severance amounts according to Israeli law.

Either party may terminate the agreement by providing 30 days’ prior written notice. During this notice period, Mr. Brahmy will continue to render his services unless otherwise instructed by Cyabra. Cyabra may terminate this employment agreement with immediate effect for cause, as defined in this employment agreement. In such event, Mr. Brahmy will not be entitled to receive any compensation during the notice period.

As part of the employment agreement, Mr. Brahmy entered into a Confidentiality, Non-Compete, Proprietary Information and Inventions Assignment Undertaking with Cyabra, pursuant to which Mr. Brahmy is bound by non-compete and non-solicitation provisions for a period of twelve (12) months following the later of (i) the termination of engagement with Cyabra, or (ii) the transfer and/or disposition of all his shares in Cyabra. This undertaking also contains customary provisions regarding confidentiality of information and assignment of inventions.

Emmanuel Heymann

On December 29, 2022, Cyabra entered into an offer letter with Mr. Heymann setting forth the terms and conditions of his employment to serve as Cyabra’s Vice President, Revenue, effective January 1, 2023 (the “Effective Date”). The offer letter, as amended on August 15, 2024, provides for an annual salary of $276,000, effective September 1, 2024. In addition, as promptly as practicable after the Effective Date and subject to the approval of the Cyabra Board, Mr. Heymann received a stock option to purchase up to 7,000 Cyabra Ordinary Shares at an exercise price equal to the fair market value of the Cyabra Ordinary Shares as of the date of the grant. The option vests over 46 months as follows: 25% of the shares subject to the option vested on October 17, 2023 (the “First Vesting Date”) and the remaining 75% of the shares subject to the option will vest in thirty-six (36) equal monthly installments on the last day of each month following the First Vesting Date. Pursuant to the offer letter, Mr. Heymann’s employment with Cyabra will be at-will.

Under the offer letter, Mr. Heymann agreed to provide Cyabra with two weeks advance written notice of his resignation if prior to the one-year anniversary of the Effective Date, and four weeks advance written notice if he resigns after the one-year anniversary of the Effective Date. Cyabra agrees to provide Mr. Heymann with two weeks advance written notice if Cyabra terminates his employment without Cause (as defined in the 2020 Plan) prior to the one-year anniversary of the Effective Date, and four weeks advance written notice if Cyabra terminates his employment without Cause after the one-year anniversary of the Effective Date.

As part of the offer letter, Mr. Heymann entered into a Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement with Cyabra, pursuant to which he is bound by non-compete and non-solicitation provisions for a period of twelve (12) months following the period in which he is employed by any Related Company, as defined in the offer letter. This undertaking also contains customary provisions regarding confidentiality of information and assignment of inventions.

Yossef Daar

On January 19, 2018, Cyabra entered into an employment agreement with Mr. Yossef Daar setting forth the terms and conditions of his employment to serve as Cyabra’s Chief Product Officer. This employment agreement provides, for an initial monthly salary of NIS 25,000, which was increased over time to the current monthly salary of NIS 47,000, effective November 13, 2023. The employment agreement also provides for reimbursement of business travel and pre-approved business expenses. Mr. Daar is also entitled to benefits provided to similarly situated executive officers/other full-time employees, including pension, advanced study fund and severance amounts according to Israeli law.

Either party may terminate the agreement by providing 30 days’ prior written notice. During this notice period, Mr. Daar will continue to render his services unless otherwise instructed by Cyabra. Cyabra may terminate this employment agreement with immediate effect for cause, as defined in this employment agreement. In such event, Mr. Daar will not be entitled to receive any compensation during the notice period.

As part of the employment agreement, Mr. Daar entered into a Confidentiality, Non-Compete, Proprietary Information and Inventions Assignment Undertaking with Cyabra, pursuant to which Mr. Daar is bound by non-compete and non-solicitation provisions for a period of twelve (12) months following the later of (i) the termination of engagement with Cyabra, or (ii) the transfer and/or disposition of all his shares in Cyabra. This undertaking also contains customary provisions regarding confidentiality of information and assignment of inventions.

Equity Compensation

2020 Share Option Plan

The Cyabra Board adopted the 2020 Plan on June 1, 2020. The 2020 Plan provides for the grant of options to Cyabra’s employees, offices, directors, advisors and consultants in order to promote a close identity of interests between those individuals and Cyabra and/or its affiliates. The Cyabra Board also adopted on November 27, 2021 a U.S. Addendum, as amended on July 17, 2022, which establishes certain rules and limitations applicable to options granted under the 2020 Plan to individuals subject to United States federal taxation (the U.S. Addendum and the 2020 Plan, shall be referred to herein, together, as the “Cyabra Plan”).

Shares Available for Grant.    As of December 19, 2024, there are 391,029 Cyabra Ordinary Shares reserved out of which 39,618 Cyabra Ordinary Shares remain available for grant under the Cyabra Plan. Cyabra Ordinary Shares subject to options granted under the Cyabra Plan that expire or forfeited or otherwise terminated without having been exercised in full will become available again for future grant under the Cyabra Plan.

Administration.    The Cyabra Board, or a committee thereof appointed by the Cyabra Board, has the authority to administer the Cyabra Plan and grant awards thereunder. The administrator’s authority includes, among others, the authority to select the participants in the Cyabra Plan, the number of options granted to each participant’s, the exercise price, the time or times at which options shall be granted, whether, to what extent, and under what circumstances an option may be settled, canceled, forfeited, exchanged, or surrendered and any terms and conditions in addition to those specified in the Cyabra Plan under which an option may be granted. Additionally, the administrator, at its sole discretion, may decide to add acceleration provisions to certain grant letters or option agreements. These provisions shall be triggered upon the event of a Merger Transaction (as described below) or an initial public offering of Cyabra’s shares, pursuant to which the participant’s options shall automatically become fully vested and exercisable. The administrator also has the authority to construe and interpret the Cyabra Plan and to adopt rules for the administration, interpretation, and application of the Cyabra Plan that are consistent with provisions of applicable laws.

Awards.    The Cyabra Plan provides for granting options to Israeli tax-resident employees, directors and officers who are not controlling shareholders, under Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”) or, for options granted to Israeli tax-resident consultants, advisors, service providers or controlling shareholders of the company, under Section 3(i) of the Ordinance.

For Cyabra’s Israeli tax-resident controlling shareholders and non-employee consultants, advisors or service providers who are granted options or other equity awards under Section 3(i) of the Ordinance, the tax event is triggered upon the exercise of the option/award into shares (whether or not such shares are sold) and the taxable income is calculated as the difference between the fair market value of the shares upon exercise and the exercise price of the option/award. The difference is taxed as ‘ordinary income’ in accordance with the grantee’s marginal tax rate (up to 50% in 2024 for individuals including a 3% excess tax, plus national insurance and health tax payments (if applicable), which can add up to an approximately 62% maximum tax rate). Then when the underlying shares are sold (if relevant), the gain derived by the grantee shall be subject to tax at capital gains rates.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli tax-residents to receive favorable tax treatment for compensation in the form of options or other equity awards. Section 102 includes two alternatives for tax treatment involving the issuance of options or other equity awards to a Section 102 trustee (“Trustee”) for the benefit of the grantees and also includes an additional alternative for the issuance of options or other equity awards directly to the grantee. The most favorable tax treatment for the grantee, pursuant to Sections 102(b)(2) and 102(b)(3)of the Ordinance, permits the issuance to a Trustee under the “Capital Gains Track”, provided that such awards are in compliance with all requirements of the Capital Gains Track, including but not limited to the requirement that the options/awards and/or shares received pursuant to such awards are deposited with and held in trust on the grantee’s behalf for a minimum period of 24 months commencing on the date on which the awards are granted by the company (“Lock-Up Period”). If the awards are held in trust by the Trustee until the end of the Lock-Up Period and the other Capital Gains Track requirements are met, then upon sale of the underlying shares, the grantee shall be subject to tax on the proceeds received by the grantee (less exercise price (if any)) at a capital gains rate of 25%. No national insurance or health tax shall be due on the amount of the proceeds.

However, if the granting company is a public company or is listed for trading on any stock exchange within a period of 90 days from the date of grant, any difference between the exercise price of the option/award (if any) and the average closing price of the granting company’s shares at the 30 trading days preceding the grant date (when the company is already listed on a stock exchange) or 30 trading days following the listing of the company, as applicable (the “Immediate Benefit”), shall be taxed as ordinary income at the grantee’s marginal tax rate. In addition, national insurance tax and health tax shall be imposed on such Immediate Benefit. In addition to the taxation of the Immediate Benefit, upon the sale or transfer of the shares from trust, the grantee shall be taxed at capital gain rates for the portion of the gain greater than the Immediate Benefit, assuming all conditions of Section 102 of the Ordinance are fulfilled.

Additionally, the Cyabra Plan provides for granting options, to United States citizens, which are intended to qualify as “incentive stock options” under the Code, and non-qualified stock options to employees, officers, directors, consultants and other service providers of Cyabra.

Grant.    All options granted pursuant to the Cyabra Plan will be evidenced by a grant letter or an option agreement. The grant letter or an option agreement will set forth the terms and conditions of the grant, including the tax provision under which the option is granted, the tax track that Cyabra has elected according to the Cyabra Plan (if applicable), the exercise price, the number of options granted to the participant, the date of grant and the vesting schedule. Each option will expire ten (10) years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Exercise.    An option under the Cyabra Plan may be exercised by providing Cyabra with an exercise notice in a form prescribed by the administrator, including the identity of the participant, the number of options to be exercised and the exercise price to be paid and full payment of the exercise price for such shares underlying the option, in such manner as determined by the administrator. An option may not be exercised for fractional shares. According to the Cyabra Plan, unless otherwise determined by the administrator, participants are not permitted to exercise options for less than 10% of the granted options.

Transferable.    Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

Lock Up.    In the event Cyabra engages in a financing transaction, or conducts a public offering, the administrator may determine that the underlying shares issued pursuant to the exercise of options may be subject to a lock-up period of up to hundred and eighty (180) days, or such longer period of time as may be recommended by the Cyabra Board, during which time participants shall not be allowed to sell the shares.

Adjustments of Awards.    The Cyabra Plan provides for adjustments of awards in the event of any stock split, reverse stock split, combination, reclassification or payment of a stock dividend affecting Cyabra Ordinary Shares.

(i)     Merger Transaction.    In the event of certain sales of all or substantially all of Cyabra’s assets or shares and its subsidiaries’ assets, sales of its subsidiaries, merger, consolidation or like transaction of Cyabra with or into another corporation (a “Merger Transaction”), and unless determined otherwise by the administrator, any and all outstanding and unexercised unvested options will be cancelled for no consideration. In such event, the administrator has full discretion to decide how unvested and vested options will be treated, including their cancellation, exchange, or sale, as may be applicable.

(ii)    Re-Organization.    In the event of any re-domestication, a share flip, or the creation of a holding company, in which the company’s shares prior to the transaction continue to represent or are converted into a majority of the share capital of the resulting entity, with no significant change to the shareholders’ interest, the shares underlying the options subject to the Cyabra Plan shall be exchanged or converted into shares of Cyabra or successor company in accordance with the exchange effectuated in relation to the shares of the company, and the exercise price and quantity of shares shall be adjusted in accordance with the terms of the re-organization transaction.

(iii)   Spin-Off Transaction.    In the event of certain transfers or sales of Cyabra’s assets to a third party, the Cyabra Board may determine that the holders of options shall be entitled to receive equity in the new company formed as a result of such transaction, in accordance with equity granted to the ordinary shareholders within such transaction, taking into account the terms of the options. The determination regarding a participant’s entitlement within the scope of the transaction shall be in the sole and absolute discretion of the Cyabra Board.

Termination of Employment.    In the event of termination of a participant’s employment or service with Cyabra or any of its affiliates, and except as described below, all vested but unexercised options held by such as of the date of termination may be exercised upon the earlier of (i) within ninety (90) days after such date of termination or (ii) the end of the option’s. All other options held by such participant will expire upon the date of termination of employment.

(i)     Termination for Cause.    In the event of termination of a participant’s employment or service for cause, all unexercised options held by such participant, whether vested or not on the date of termination, will expire on the date of such termination and any unvested options Shares shall terminate and expire on the day the Participant has been notified of his/her dismissal, or on such earlier date as the administrator may determine. If, following a termination of a participant’s employment or service with Cyabra or any of its affiliates and before the exercise of his granted options, the administrator determines that the participant engaged in conduct that constitutes cause, the participant’s right to exercise his options will immediately terminate, and the options will expire.

(ii)    Termination by Reason of Death.    In the event of termination of a participant’s employment or service due to death, all options held by such participant, to the extent they are vested with sixty (60) days of the participant’s death, may be exercised by the participant’s estate, personal representative or beneficiaries until the earlier of (i) the one (1) year anniversary of the participant’s death or (ii) the end of the term of the options. All other options granted for the benefit of such a participant, and which have not vested within such sixty (60) days shall expire upon the date of death.

(iii)   Termination by Reason of Disability and Retirement.    In the event of termination of an participant’s employment or service by reason of disability or retirement, the participant may exercise any options which have vested within ninety (90) days following the date of disability or retirement, until the earlier of: (i) the one (1) year anniversary of the date of disability or retirement, as the case may be; or (ii) the end of the term of the options. All other options for the benefit of a participant and which have not vested within such ninety (90) days period shall expire upon the date of disability or retirement, as applicable.

There are outstanding Company Options under the Cyabra Plan exercisable for an aggregate of 306,605 shares of Cyabra Ordinary Shares. Pursuant to the Merger Agreement, the Cyabra Plan will terminate and no further awards will be granted under the Cyabra Plan, and each Company Option outstanding under the Cyabra Plan, whether vested or unvested, will be exchanged by Trailblazer for an equivalent award under the 2025 Plan that contains the same terms, conditions, vesting and other provisions of the Company Option immediately prior to the Closing (subject to any accelerated vesting provided for in the 2025 Plan or in the related opinion agreement by reason of the transactions contemplated by the Merger Agreement), except that each Converted Stock Option shall be exercisable for such number of shares of Holdings Common Stock (rounded up to the nearest whole share), determined by multiplying the number of Cyabra Ordinary Shares subject to such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of Holdings Common Stock (rounded down to the nearest whole cent) equal to (A) the exercise price per share of Cyabra Ordinary Shares of such Company Option divided by (B) the Conversion Ratio; provided, however, that, other than with respect to a Converted Stock Option resulting from the exchange of a 102 Option or a 3(i) Option, the exercise price and the number of shares of Holdings Common Stock covered by each Converted Stock Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code and the applicable regulations promulgated thereunder so as to avoid the imposition of any additional taxes under Section 409A of the Code or the disqualification as an ISO of any Company Option that is intended to be an ISO. Upon the Closing, the Cyabra Plan will be terminated. In connection with the consummation of the Business Combination, each Company Option held by a named executive officer will be treated as provided in the Merger Agreement.

Cyabra, Inc. 2025 Omnibus Equity Incentive Plan

In connection with the Business Combination, the Combined Company intends to adopt the 2025 Plan. For additional information about the 2025 Plan, please see the sections titled “Proposal No. 6 — The Incentive Plan Proposal.”

Post-Business Combination Executive Compensation

Following the completion of the Business Combination, the Combined Company intends to develop an executive compensation program that is designed to align compensation with the Combined Company’s business objectives, while enabling the Combined Company to attract, motivate and retain individuals who contribute to the long-term success of the Combined Company. Decisions on the executive compensation program will be made by the compensation committee of the Combined Company Board.

Upon the Closing and pursuant to the Merger Agreement, each of the named executive officers will enter into amendments to their employment agreements pursuant to which they will each entitled to: (i) a $280,000 annual salary, (ii) $40,000 annual bonus and (iii) one time transaction bonus in the amount of $400,000.

Stock Issuance

In addition, upon the Closing, the named executive officers will receive an aggregate of 400,000 shares of Common Stock pursuant to the 2025 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2024:

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dan Brahmy	November 27, 2021	(1)	13,297	N/A	NIS 0.01	November 27, 2031
Chief Executive Officer	November 13, 2023	(2)	29,189	17,514	NIS 0.01	November 13, 2033
Emmanuel Heymann	February 19, 2023	(3)	3,645	3,335	USD 3.62	February 19, 2033
Chief Revenue Officer
Yossef Daar	November 27, 2021	(4)	13,297	N/A	NIS 0.01	November 27, 2031
Chief Product Officer	November 13, 2023	(5)	29,189	17,514	NIS 0.01	November 13, 2033

____________

(1)      This option award is fully vested

(2)      This option award vests on a quarterly basis commencing on July 13, 2023, and ending on July 13, 2025. Upon the occurrence of a Merger Transaction (as described above), 100% of the unvested options held by the optionee at such time, shall accelerate and become fully vested and exercisable, provided that the optionee’s employment in Cyabra is in effect on such date.

(3)      This option award vests over 46 months as follows: 25% of the shares subject to the option vested on the First Vesting Date and the remaining 75% of the shares subject to the option will vest in thirty-six (36) equal monthly installments on the last day of each month following the First Vesting Date.

(4)      This option award is fully vested.

(5)      This option award vests on a quarterly basis commencing on July 13, 2023, and ending on July 13, 2025. Upon the occurrence of a Merger Transaction (as described above), 100% of the unvested options held by the optionee at such time, shall accelerate and become fully vested and exercisable, provided that the optionee’s employment in Cyabra is in effect on such date.

Director Compensation

Cyabra has not historically maintained a formal non-employee director compensation program but has granted equity awards under the Cyabra Plan to certain of its non-employee directors as it has deemed appropriate.

The following table sets forth information regarding compensation for each of our non-employee directors during our fiscal year ended December 31, 2024.

Name	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Matityahu Shafranovich(2)	245,804	0	0	0	245,804
Sonny Xuan Vu(3)	1,038	0	0	0	1,038
Michael Pompeo(4)	368,888	0	0	0	368,888

____________

(1)      Amounts represent the aggregate fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The fair value of the option awarded is determined based on the price of the Cyabra Ordinary Shares on the date of grant. This amount does not correspond to the actual value that may be recognized by the individuals listed in the table above upon the vesting and subsequent exercise of the underlying shares. For more information regarding the assumptions used in this calculation, see Note 9 to Cyabra’s audited financial statements included in this proxy statement/prospectus.

(2)      No compensation paid to the director for the year ended December 31, 2024. In April 2024, the director was granted an option award of 12,000 Cyabra Ordinary Shares. The director will resign from his position as a director of Cyabra effective upon the Closing and will not be a member of the Combined Company Board.

(3)      The director was granted an option award of 5,000 Cyabra Ordinary Shares, which are outstanding as of December 31, 2024. This option award vests on a quarterly basis commencing on November 1, 2021, and ending on November 1, 2024. Upon the occurrence of a Merger Transaction (as described above), 100% of the unvested options held by the optionee at such time, shall accelerate and become fully vested and exercisable, provided that the optionee’s engagement with Cyabra is in effect on such date.

(4)      No compensation paid to the director for the year ended December 31, 2024. In April 2024, the director was granted an option award of 28,000 Cyabra Ordinary Shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CYABRA

The following discussion and analysis of Cyabra’s financial condition and results of operations should be read in conjunction with Cyabra’s consolidated financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

Cyabra Strategy Ltd. is an Israeli company that was formed on July 13, 2017. Cyabra uncovers disinformation spread online. Disinformation diminishes trust, creates false or negative narratives and content and sows dissension. Creators of disinformation may be sponsored by foreign governments, competitors, or other third parties with significant resources and access to highly sophisticated generative artificial intelligence (“GenAI”) tools that generate and spread fake content. They use these tools to create bot networks and fake social media accounts to disseminate disinformation, inciting fear, anger and distrust and making us question everything we see or read. These tools make it difficult for the targets of the disinformation — whether they are corporations or public sector agencies — to detect and combat its spread. In many cases, these targets do not have the tools or expertise to effectively identify or counteract the threat. As fake accounts using enhanced AI tools appear more and more authentic, the line between real and fake is disappearing.

Components of Operating Results

Revenue

Cyabra offers its technology solution primarily on a software as a service (SaaS) subscription basis under which customers purchase a subscription to access Cyabra’s suite of tools through a website hosted by a third-party service provider. Subscriptions are non-refundable and generally have terms ranging from several months to three years. These customers receive access to the website through a secure connection. Certain customers, particularly governmental agencies, may want or need to host Cyabra’s application on their own server network. Where appropriate, Cyabra will sell licenses to such customers, which have a term of two to three years, under which the customers have the ability to install the application locally. Other potential customers may want to access Cyabra’s tools for a limited purpose or for a limited period of time, such as for tracking the reaction of customers to a promotion or a change in the user’s business practices. Other potential users wish to sample the utility of Cyabra’s solution before committing to a long-term subscription. For these customers, Cyabra provides Managed Services, under which a customer pays fees for a report or a package of several reports prepared by Cyabra directly based on agreed-upon criteria using its own in-house resources. Cyabra recognizes revenue from its SaaS and on-premises services ratably over the period in which the services are rendered. Cyabra’s customers usually pay for the services in advance for the duration of the subscription or license which is recorded as deferred revenue and amortized ratably over the term of the subscription or license. Revenues relating to Managed Services are recognized at the point in time at which the deliverable is transferred to the customer.

Cyabra began offering its application to customers in 2022 and to date has generated limited revenues. Consequently, Cyabra has funded its operations principally through the issuance of Ordinary and Preferred Shares. Cyabra’s ability to generate significant revenues and achieve profitability depends on its ability to successfully continue to develop and commercialize its applications. As of September 30, 2024, Cyabra had an accumulated deficit of approximately $29.0 million. Cyabra expects to incur significant expenses and operating losses in the future as it grows its business and continues to develop and commercialize its applications. Furthermore, Cyabra expects to incur additional costs associated with operating as a public company. Cyabra will need to generate significant revenues to achieve profitability and may never do so.

Cost of Revenues

Cost of revenues consists primarily of costs of servers and royalties paid to the IIA. Cyabra expects its cost of revenues to increase as its business grows and it continues to develop and commercialize its applications.

Operating Expenses

Cyabra’s current operating expenses consist of three components — research and development expenses, sales and marketing expenses, and general and administrative expenses.

Research and Development Expenses

Cyabra’s research and development expenses consist of salaries and related personnel expenses, share-based payments expenses, software and storage expenses, consultants, rental fees, and other related research and development expenses. Cyabra expenses research and development costs as incurred.

Sales and Marketing Expenses

Sales and marketing expenses consist of salaries and related expenses, share-based payments expenses, consultants, travel expenses, and other related sales and marketing expenses. Cyabra expects that sales and marketing expenses will increase in the future as Cyabra increases its commercialization efforts.

General and Administrative Expenses

General and administrative expenses consist of salaries and related expenses, share-based payments expenses, professional services, travel expenses, and other general and administrative expenses. Cyabra expects that general and administrative expenses will increase in the future as Cyabra increases its general and administrative headcount to support the commercialization of its products. Cyabra also expects to incur increased expenses associated with being a public company, including costs of accounting, audit, legal, regulatory and tax compliance services, directors and officers insurance, and investor and public relations costs.

Finance Expense and Income

Finance expense and income mainly consist of interest expenses, revaluation of financial liabilities, bank fees, and exchange rate differences.

Select Performance Metrics

Cyabra uses ARR (annualized recurring revenues) as a performance metric in managing its business. Cyabra defines ARR as of a specific date as the annualized recurring revenue of signed term-based contracts from all customers with a term of at least 12 months. ARR is calculated by dividing the total contract value of each signed contract with a term of at least 12 months by the number of years in the term. ARR represents the annualized contract value for all contractually binding term-based contracts at the end of a period. Management uses ARR to understand customer trends and the overall health of Cyabra business, helping it to formulate strategic business decisions.

ARR is not defined in GAAP and is not derived from a GAAP measure. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

The metrics Cyabra uses to evaluate its business are periodically reviewed and revised to reflect changes in its business. Because Cyabra commenced offering its application in 2022, is still developing and implementing its commercial business strategy and is at an early stage of its commercial operations, it does not believe that metrics related to customer retention or renewals are reliable metrics on which to measure its performance and management does not use such metrics to manage Cyabra’s business. Such metrics may become relevant once Cyabra has a longer history of performance.

Critical Accounting Policies

Cyabra’s consolidated financial statements are prepared according to U.S. GAAP, assuming Cyabra will continue as a going concern.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Information about assumptions made by Cyabra with respect to the future and other reasons for uncertainty with respect to estimates that have a significant risk of resulting in a material adjustment to carrying amounts of assets and liabilities in the next financial year are included in Cyabra’s financial statements and accompanying notes.

Results of Operations

Comparison of the nine months ended September 30, 2024 to the nine months ended September 30, 2023

The following table summarizes Cyabra’s results of operations for the nine months ended September 30, 2024 and 2023:

	Nine Months Ended September 30,
	2024	2023
	USD thousands	USD thousands
Revenues	2,996	1,211
Cost of revenues	586	495
Gross profit	2,410	716
Operating costs and expenses
Research and development expenses	3,373	2,455
Sales and marketing expenses	2,449	1,912
General and administrative expenses	2,895	513
Total operating loss	6,307	4,164
Financing expenses, net	3,764	409
Loss before taxes on income	10,071	4,573
Taxes on Income	5	5
Net loss for the period	10,076	4,578

Revenues

Revenues for the nine months ended September 30, 2024 were approximately $2,996 thousands, an increase of approximately $1,785 thousands, or 147%, compared to approximately $1,211 thousands for the nine months ended September 30, 2023. The increase in revenues was primarily due to an increase in the number of customers using Cyabra’s products. Approximately 47% of the revenues for the nine months ended September 30, 2024 resulted from new customers that were added during 2024.

ARR

Cyabra’s ARR was approximately $5.0 million as of September 30, 2024, compared to approximately $2.2 million as of September 30, 2023, an increase of approximately $2.8 million or 127%. The growth in ARR was primarily driven by an increase in the number of new customers which more than offset the loss of existing customers.

Cost of Revenues

Cost of revenues for the nine months ended September 30, 2024 was approximately $586 thousands, an increase of approximately $91 thousands, or 18%, compared to approximately $495 thousands, for the nine months ended September 30, 2023. The increase in cost of revenue was primarily due to a higher level of commercial activity.

Gross Profit

Gross profit for the nine months ended September 30, 2024 was approximately $2,410 thousands, an increase of approximately $1,694 thousands, or 237%, compared to approximately $716 thousands for the nine months ended September 30, 2023. The increase resulted from an increase in our revenues, partially offset by improved server efficiencies.

Research and Development Expenses

Research and development expenses for the nine months ended September 30, 2024 were approximately $3,373 thousands, an increase of approximately $918 thousands, or 37%, compared to approximately $2,455 thousands for the nine months ended September 30, 2023. The increase resulted primarily from increased payroll and related personnel expenses and share-based payments due to the expansion of Cyabra’s research and development team, as Cyabra scaled up its infrastructure to support ongoing development efforts.

Sales and Marketing Expenses

Sales and marketing expenses for the nine months ended September 30, 2024 were approximately $2,449 thousands, an increase of approximately $537 thousands, or 28%, compared to approximately $1,912 thousands for the nine months ended September 30, 2023. The increase resulted primarily from increased payroll and related expenses due to an increase in headcount.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2024 were approximately $2,895 thousands, an increase of approximately $2,382 thousands, or 464%, compared to approximately $513 thousands for the nine months ended September 30, 2023. The increase resulted primarily from an increase in professional services expenses.

Operating Loss

Operating loss for the nine months ended September 30, 2024 was approximately $6,307 thousands, an increase of approximately $2,143 thousands, or 51%, compared to approximately $4,164 thousands for the nine months ended September 30, 2023, primarily as a result of the factors described above.

Finance Expense and Income

Finance expense was approximately $3,764 thousands for the nine months ended September 30, 2024, an increase of approximately $3,355 thousands, or 820%, compared to approximately $409 thousands for the nine months ended September 30, 2023. The increase resulted primarily from an increase in expenses for revaluation of financial liabilities.

Total Loss

Total loss for the nine months ended September 30, 2024 was approximately $10,076 thousands, an increase of approximately $5,498 thousands, or 120%, compared to approximately $4,578 thousands for the nine months ended September 30, 2023, primarily as a result of the factors described above.

Comparison of the year ended December 31, 2023 to the year ended December 31, 2022

The following table summarizes Cyabra’s results of operations for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
	USD Thousands	USD Thousands
Revenues	1,922	798
Cost of revenues	603	274
Gross profit	1,319	524
Operating costs and expenses
Research and development expenses	3,593	3,003
Sales and marketing expenses	2,738	1,781
General and administrative expenses	929	1,421
Total operating loss	5,941	5,681
Financing expenses, net	604	379
Loss before taxes on income	6,545	6,060
Taxes on Income	5	1
Net loss for the year	6,550	6,061

Revenues

Revenues for the year ended December 31, 2023 were approximately $1,922 thousand, an increase of approximately $1,124 thousands, or 141%, compared to approximately $798 thousands for the year ended December 31, 2022. The increase in revenues was primarily due to an increase in the number of customers using Cyabra’s products. Approximately 80% of the revenues for the year ended December 31, 2023 resulted from new customers that were added during 2023.

ARR

Cyabra’s ARR was approximately $3.5 million as of December 31, 2023, compared to approximately $0.6 million as of December 31, 2022, an increase of approximately $2.9 million, or 483%. The growth in ARR was primarily driven by an increase in the number of new customers which more than offset the loss of existing customers.

Cost of Revenues

Cost of revenues for the year ended December 31, 2023 was approximately $603 thousands, an increase of approximately $329 thousands, or 120%, compared to approximately $274 thousands, for the year ended December 31, 2022. The increase in cost of revenue was primarily due to a higher level of commercial activity.

Gross Profit

Gross profit for the year ended December 31, 2023 was approximately $1,319 thousands, an increase of approximately $795 thousands, or 152%, compared to approximately $524 thousands for the year ended December 31, 2022. The increase resulted from an increase in our revenues and improved servers efficiencies.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2023 were approximately $3,593 thousands, an increase of approximately $590 thousands, or 20%, compared to approximately $3,003 thousands for the year ended December 31, 2022. The increase resulted primarily from increased payroll and related personnel due to the expansion of Cyabra’s research and development team, as well as increased software and storage expenses as Cyabra scaled up its infrastructure to support ongoing development efforts.

Sales and Marketing Expenses

Sales and marketing expenses for the year ended December 31, 2023 were approximately $2,738 thousands, an increase of approximately $957 thousands, or 54%, compared to approximately $1,781 thousands for the year ended December 31, 2022. The increase resulted primarily from increased payroll and related expenses due to an increase in headcount.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2023 were approximately $929 thousands, a decrease of approximately $492 thousands, or 35%, compared to approximately $1,421 thousands for the year ended December 31, 2022. The decrease resulted primarily from a decrease in payroll and related expenses as a result of a change in classification of employees between the different departments.

Operating Loss

Operating loss for the year ended December 31, 2023 was approximately $5,941 thousands, an increase of approximately $260 thousands, or 5%, compared to approximately $5,681 thousands for the year ended December 31, 2022, primarily as a result of the factors described above.

Finance Expense and Income

Finance expense for the year ended December 31, 2023 was approximately $604 thousands, an increase of approximately $225 thousands, or 59%, compared to approximately $379 thousands for the year ended December 31, 2022. The change resulted primarily from an increase in interest expenses and expenses from revaluation of financial liabilities measured at fair value.

Total Loss

Total loss for the year ended December 31, 2023 was approximately $6,550 thousands, an increase of approximately $489 thousands, or 8%, compared to approximately $6,061 thousands for the year ended December 31, 2022, primarily as a result of the factors described above.

Liquidity and Capital Resources

Since our inception through September 30, 2024, we have funded our operations principally with issuance of Ordinary and Preferred Shares. As of September 30, 2024, our cash and cash equivalent balance was $84 thousands.

The tables below present our cash flows for the nine-month periods ended September 30, 2024 and September 30, 2023, and the year ended December 31, 2023 and December 31, 2022:

	Nine months ended September 30, 2024	Nine months ended September 30, 2023
	USD thousands	USD thousands
Operating Activities	(3,980)	(3,357)
Investing Activities	(46)	(12)
Financing Activities	3,606	3,344
Net decrease in cash	(420)	(25)
	Year ended December 31, 2023	Year ended December 31, 2022
	USD thousands	USD thousands
Operating Activities	(4,443)	(4,468)
Investing Activities	(18)	(125)
Financing Activities	3,228	5,213
Net increase (decrease) in cash	(1,233)	620

Operating Activities

Net cash used in operating activities was approximately $3,980 thousands during the nine months ended September 30, 2024, compared to approximately $3,357 thousands during the nine months ended September 30, 2023. The increase resulted primarily from an increase in current liabilities, as well as an increase in the net loss.

Net cash used in operating activities was approximately $4,443 thousands during the year ended December 31, 2023, compared to approximately $4,468 thousands during the year ended December 31, 2022.

Investing Activities

Net cash used in investing activities was approximately $46 thousands during the nine months ended September 30, 2024, compared to approximately $12 thousands during the nine months ended September 30, 2023. The increase resulted primarily from an increase in purchase of property and equipment.

Net cash used in investing activity was approximately $18 thousands during the year ended December 31, 2023, compared to approximately $125 thousands during the year ended December 31, 2022. The decrease resulted primarily from a decrease in purchase of property and equipment.

Financing Activities

Net cash provided by financing activities was approximately $3,606 thousands during the nine months ended September 30, 2024, compared to $3,344 thousands during the nine months ended September 30, 2023. The increase resulted primarily from the issuance of convertible notes and SAFEs.

Net cash provided by financing activities was approximately $3,228 thousands during the year ended December 31, 2023, compared to approximately $5,213 thousands during the year ended December 31, 2022. The decrease resulted primarily from a decrease in loan proceeds, partially offset by an increase from the issuance of shares.

Liquidity and Capital Resources

Cyabra will need to raise additional capital to support its operations until such time, if any, as it is able to generate sufficient cash to fund its working capital requirements. Cyabra may not be able to obtain additional financing on acceptable terms, or at all. To the extent that Cyabra raises additional capital through the future sale of equity or debt, the ownership interest of its shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Cyabra’s existing shareholders. If Cyabra raises additional funds through partnerships or strategic alliances in the future, it may have to relinquish valuable rights to its technologies, future revenue streams or products or grant licenses on terms that may not be favorable to Cyabra.

If Cyabra is unable to raise additional funds when needed, Cyabra may be required to delay, limit, reduce or terminate its product development or future commercialization efforts.

In connection with Cyabra’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that Cyabra currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs. There are no assurances however, that Cyabra will be successful in obtaining the level of financing needed for its operations. If Cyabra is unsuccessful in commercializing its products and securing sufficient funding, it may need to reduce activities, curtail, or even cease operations. The consolidated financial statements do not include any adjustments relating to the carrying amounts and classification of assets, liabilities, and reported expenses that might be necessary should Cyabra be unable to continue as a going concern.

Off-Balance Sheet Arrangements

Cyabra did not have any off-balance sheet arrangements as of September 30, 2024.

DESCRIPTION OF SECURITIES OF TRAILBLAZER

The following description of Trailblazer’s capital stock and provisions of the Current Charter, the Current Bylaws and the DGCL are summaries and are qualified in their entirety by reference to the Current Charter and the Current Bylaws and the text of the DGCL.

As of January 27, 2025, Trailblazer has three classes of securities registered under Section 12 of the Exchange Act: the Trailblazer Class A Common Stock, rights to receive one-tenth (1/10) of one share of Trailblazer Class A Common Stock and units comprised of one share of Trailblazer Class A Common Stock and one right to receive one-tenth (1/10) of one share of Trailblazer Class A Common Stock.

General

Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of Trailblazer Class A Common Stock, 5,000,000 shares of Trailblazer Class B Common Stock, and 1,000,000 shares of Preferred Stock.

Units

Each Unit has an offering price of $10.00 and consists of one share of Trailblazer Class A Common Stock and one Right to receive one-tenth (1/10) of a share of Trailblazer Class A Common Stock.

Each Right entitles the holder thereof to receive one-tenth (1/10) of one Trailblazer Class A Common Stock upon consummation of our initial business combination We will not issue fractional shares upon exchange of rights. A fractional interest in a share will either be rounded down to the nearest whole number of the number of shares to be issued to holder and, upon conversion, may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined. Accordingly, unless you hold a multiple of ten units, your rights may expire worthless.

Common Stock

Prior to the consummation of our initial business combination, only holders of our Trailblazer Class B Common Stock will have the right to vote on the election of directors. Holders of our Trailblazer Class A Common Stock will not be entitled to vote on the election of directors during such time. These provisions of our amended and restated certificate of incorporation may only be amended if approved by at least 90% of our common stock voting at a stockholder meeting. With respect to other matters submitted to a vote of our stockholders, including any vote in connection with our initial business combination, except as required by applicable law or stock exchange rule, holders of our Trailblazer Class A Common Stock and holders of our Trailblazer Class B Common Stock will vote together as a single class, with each share entitling the holder to one vote. However, with respect to amending our charter to increase or decrease the aggregate number of authorized shares, holders of our Trailblazer Class A Common Stock and holders of our Trailblazer Class B Common Stock will vote as a separate class. Unless specified in our Current Charter or Current Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our Current Charter authorizes the issuance of up to 100,000,000 shares of Trailblazer Class A Common Stock, if we were to enter into an initial business combination, we may (depending on the terms of such an initial business combination) be required to increase the number of shares of Trailblazer Class B Common Stock which we are authorized to issue at the same time as our stockholders vote on the initial business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public share. The amount in the trust account is initially anticipated to be approximately $10.20 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares, any placement shares and any public shares held by them in connection with (i) the completion of our initial business combination or (ii) a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within twelve (12) months from the closing of the offering (or up to 18 months, if we extend the time to complete an initial business combination as described in the prospectus) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity.

In the event of a liquidation, dissolution or winding up of the company after an initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, upon the completion of our initial business combination.

Founder Shares

The Founder Shares are identical to the shares of Trailblazer Class A Common Stock included in the Units, and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares, any placement shares and any public shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their Founder Shares, placement shares and any public shares in connection with a stockholder vote to approve an amendment to our Current Charter (x) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the Completion Window and (C) to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares and placement shares held by them if we fail to complete our initial business combination within the Completion Window although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, and (iii) are entitled to registration rights. If we submit our initial business combination to our public stockholders for a vote, our sponsor, officers and directors have agreed pursuant to the letter agreement to vote any Founder Shares held by them and any public shares purchased during or after the offering (including in open market and privately negotiated transactions) in favor of our initial business combination.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of our Trailblazer Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least six months after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The Current Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The Trailblazer Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Trailblazer Board will be able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Trailblazer Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future. No shares of Preferred Stock are being issued or registered in the offering.

Private Units

The Private Units (including the placement shares and the placement rights included in the Private Units, and the shares of common stock underlying the placement rights) will not be transferable, assignable or saleable until 30 days after the completion of our initial business combination (except that, among other limited exceptions, assignments and sales may be made to our officers and directors and other persons or entities affiliated with or related to our sponsor, each of whom will be subject to the same transfer restrictions) so long as they are held by our sponsor or its permitted transferees. Otherwise, the Private Units have terms and provisions that are identical to those of the units being sold in the offering, including as to exercise price, exercisability and exercise period. Each of the units that may be issued upon conversion of working capital loans shall be identical to the Private Units.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units.

Rights included as part of units

Each holder of a right will receive one-tenth (1/10) of one share of Trailblazer Class A Common Stock upon consummation of our initial business combination, even if the holder of such right redeemed all shares of common stock held by it in connection with the initial business combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial business combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the offering. If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Trailblazer Class A Common Stock will receive in the transaction on an as-converted into common stock basis, and each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the 1/10 of a share underlying each right (without paying any additional consideration) upon consummation of the business combination. More specifically, the right holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to us.

If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless.

As soon as practicable upon the consummation of our initial business combination, we will direct registered holders of the rights to return their rights to our rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such rights the number of full shares of Trailblazer Class A Common Stock to which it is entitled. We will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such business combination and have been informed by the rights agent that the process of exchanging their rights for common stock should take no more than a matter of days. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the rights upon consummation of our initial business combination. Other than confirming that the rights delivered by a registered holder are valid, we will have no ability to avoid delivery of the shares underlying the rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, you might not receive the Trailblazer Class A Common Stock underlying the rights.

The shares of Trailblazer Class A Common Stock issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of ours). We will not issue fractional shares in connection with an exchange of rights. Fractional shares will be rounded down to the nearest whole share. As a result, you must hold rights in multiples of 10 in order to receive shares for all of your rights upon closing of a business combination.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the rights agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Rights Agent

The transfer agent for our common stock and rights agent for our rights is Continental Stock Transfer & Trust Company.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES

The following summary of certain provisions of the Combined Company’s capital stock does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws, and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

Proposed Certificate of Incorporation

General

The Proposed Certificate of Incorporation will authorize the issuance of 160,000,000 shares of capital stock, par value $0.0001 per share, of the Combined Company, consisting of:

•        150,000,000 shares common stock and

•        10,000,000 shares of preferred stock.

The following summary describes all material provisions of the capital stock of the Combined Company. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).

Common Stock

The Proposed Certificate of Incorporation, which the Combined Company will adopt if the Charter Amendment Proposal is approved, provides the following with respect to the rights, powers, preferences and privileges of Combined Company Common Stock.

Voting rights.    Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Dividend Rights.    Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time on common stock having dividend rights by our board of directors out of funds legally available therefor.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Combined Company’s affairs, the holders of common stock will be entitled to share ratably in all assets remaining after payment of the Combined Company’s debts and other liabilities, subject to pari passu and prior distribution rights of preferred stock or any class or series of stock having a preference over the common stock, then outstanding, if any.

Other rights.    The holders of common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of the preferred stock the Combined Company may issue in the future.

Preferred Stock

The Combined Company Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series, all to the fullest extent now or hereafter permitted by the DGCL. The issuance of Combined Company preferred stock could have the effect of decreasing the trading price of Combined Company Common Stock, restricting dividends on the capital stock of Combined Company, diluting the voting power of Combined Company Common Stock, impairing the liquidation rights of the capital stock of Combined Company, or delaying or preventing a change in control of the Combined Company.

Series A Convertible Preferred Stock.

The Combined Company will file a Series A Convertible Preferred Stock Certificate of Designation (“Certificate of Designation”) with the Secretary of State of the State of Delaware designating              shares of Series A Convertible Preferred Stock, stated value $1,000 per share (“Series A Preferred Stock”). The following is a summary of the principal terms of the Series A Preferred Stock as set forth in the Certificate of Designation. The Form of Certificate of Designation is attached an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The summary below is not intended to be complete and are qualified in their entirety by reference to such exhibits.

Dividends

The holders of Series A Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Combined Company Common Stock, when and if actually paid.

Voting Rights

The holders of Series A Preferred Stock will vote together with the holders of Combined Company Common Stock on an as-converted basis, provided, that the number of votes allowed to a holder of Series A Preferred Stock may not exceed the beneficial ownership limitation described herein.

As long as any shares of Series A Preferred Stock are outstanding, the Combined Company may not, without the approval of a majority of the then outstanding shares of Series A Preferred Stock, amend the Certificate of Designation, the Proposed Certificate of Incorporation or other charter documents if such amendment would increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, increase or decrease the par value of the shares of Series A Preferred Stock or alter or change the powers, preferences, or special rights of the shares of Series A Preferred Stock so as to affect them adversely.

Liquidation

Upon any liquidation, dissolution or winding-up of the Combined Company, whether voluntary or involuntary, the then holders of the Series A Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Combined Company an amount equal to the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Combined Company Common Stock and all other Combined Company Common Stock equivalents (other than those securities which are explicitly senior).

Conversion

The Series A Preferred Stock is convertible into Combined Company Common Stock at any time at a conversion price of $10.00, subject to adjustment for (i) customary adjustments for stock dividends, stock splits, reclassifications and other similar events and (ii) price-based anti-dilution adjustment, on a “full ratchet” basis, in the event of any issuances of Common Company Common Stock, or securities convertible, exercisable or exchangeable for, Combined Company Common Stock at a price below the then-applicable conversion price (subject to a floor price equal to the greater of (i) $0.10 and (ii) 20% of the closing bid price of the Combined Company Common Stock on the date prior to the Closing.).

Beneficial Ownership Limitation

The Series A Preferred Stock cannot be converted to Combined Company Common Stock if the holder and its affiliates would beneficially own more than 9.99% of the outstanding Combined Company Common Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to the Combined Company, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Combined Company Common Stock or any of our other securities.

Redemption

The shares of Series A Preferred Stock are not redeemable by the Combined Company.

Transfer Restrictions

A holder of Series A Preferred Stock may only sell, transfer or otherwise dispose of its shares of Series A Preferred Stock to an affiliate of the holder.

Trading Market

There will be no established trading market for any of the Series A Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series A Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A Preferred Stock will be limited.

Anti-Takeover Provisions of Delaware Law

Provisions of the DGCL and our Proposed Certificate of Incorporation could make it more difficult to acquire the Combined Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Combined Company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Combined Company Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the common stock.

In addition, our Proposed Certificate of Incorporation provides for certain other provisions that may have an anti-takeover effect:

•        no cumulative voting with respect to the election of directors;

•        the Combined Company Board is empowered to elect a director to fill a vacancy created by the expansion of the Combined Company Board or the resignation, death, or removal of a director in certain circumstances.

•        directors may only be removed from the Combined Company Board for cause.

•        the Combined Company Board will be classified into three classes of directors and, as a result, a person could gain control of the Combined Company Board by successfully engaging in a proxy contest at two or more annual meetings;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•        a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by the Chairperson of the Combined Company Board, the Chief Executive Officer, or the President, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•        our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The Combined Company Board is entitled, without further stockholder approval, to designate one or more series of preferred stock and the associated voting rights, preferences and privileges of such series of preferred stock. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Our Proposed Bylaws will include a forum selection clause. Our Proposed Bylaws will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

•        derivative action or proceeding brought on the Combined Company’s behalf;

•        action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, or stockholder of the Combined Company to the Combined Company or the Combined Company’s stockholders;

•        action asserting a claim against the Combined Company or any director, officer, stockholder, employee or agent of the Combined Company arising pursuant to any provision of the DGCL, our charter or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware:

•        action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; or

•        other action asserting a claim against the Combined Company or any current or former director, officer, or stockholder of the Combined Company that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Furthermore, in accordance with the Proposed Bylaws, unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Combined Company intends for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation contains provisions that limit the liability of the Combined Company’s current and former directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•        any breach of his duty of loyalty to us or our stockholders;

•        acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•        any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Stockholder Registration Rights

The Merger Agreement contemplates that, at the Closing, Holdings, the Sponsor and certain former shareholders of Cyabra (collectively, the “Holders”) will enter into the Registration Rights Agreement, pursuant to which Holdings will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Holdings Common Shares that are held by the Holders from time to time.

The Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the Registration Rights Agreement or (b) the date as of which (i) all of the Registrable Securities (as defined herein) have been sold pursuant to a registration statement or (ii) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with public reporting requirements.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our Revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the Combined Company Board at such time. In addition, the Combined Company Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent

The Transfer Agent and registrar for the Combined Company’s common stock will be Continental. We have agreed to indemnify Continental in its roles as Transfer Agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Trailblazer

Ticker Symbol and Market Price

Trailblazer Common Stock and Trailblazer Rights to receive one-tenth (1/10) of one share of Trailblazer Common Stock upon the consummation of an initial business combination, are currently listed on Nasdaq under the symbols “TBMC,” and “TBMCR,” respectively.

The closing price of the Trailblazer Common Stock and Trailblazer Rights on July 19, 2024, the last trading day before announcement of the execution of the Merger Agreement, was $10.83 and $0.12, respectively. As of the Record Date, the closing price for the Trailblazer Common Stock and Trailblazer Rights was $         and $        , respectively.

Holders

As of January 27, 2025, there was 1 holder of record of Trailblazer Units, 3 holders of record of Trailblazer Common Stock, and 1 holders of record of Trailblazer Rights. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Trailblazer Units, Trailblazer Common Stock and Trailblazer Rights are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends on Trailblazer Common Stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TRAILBLAZER AND THE COMBINED COMPANY

Beneficial Ownership of Trailblazer Securities

The following table sets forth information regarding the beneficial ownership of Trailblazer Common Stock as of the date of this proxy statement/prospectus by:

•        each person known by Trailblazer to be the beneficial owner of 5% or more of Trailblazer Common Stock;

•        each of Trailblazer’s current officers and directors; and

•        all of Trailblazer’s current officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

The percentage of beneficial ownership of Trailblazer in the table below is calculated based on 4,499,116 shares of Trailblazer Common Stock issued and outstanding as of January 27, 2025.

Trailblazer Common Stock
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Shares
Directors and Executive Officers of Trailblazer
Arie Rabinowitz	*	*
Scott Burell	*	*
Yosef Eichorn	*	*
Joseph Hammer	2,119,500	47.1%
Barak Avitbul	*	*
Olga Castells	*	*
Patrick Donovan	*	*

All Directors and Executive Officers of Trailblazer as a Group (7 Individuals)	2,119,500	47.1%

Five Percent Holders Trailblazer
Trailblazer Sponsor Group, LLC(1)	2,119,500	47.1%

____________

*        Less than 1%

(1)      Trailblazer Sponsor Group, LLC, the Sponsor, is the record holder of the shares reported herein. Joseph Hammer, our Chairman, is a manager of the Sponsor. Consequently, he may be deemed the beneficial owner of the shares held by our sponsor and has voting and dispositive control over such securities. Each of the Company’s officers and directors disclaims beneficial ownership of any shares other than to the extent he or she may have a pecuniary interest therein, directly or indirectly. The business address of each of these entities and individuals is at 510 Madison Avenue, Suite 1401, New York, NY 10022.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Trailblazer Common Stock beneficially owned by them. The table does not reflect record of beneficial rights included in the units or the Private Rights issued pursuant to the IPO as these rights are not convertible until consummation of Trailblazer’s initial business combination.

Beneficial Ownership of Cyabra Securities

The following table sets forth information regarding the beneficial ownership of Cyabra Ordinary Shares as of the date of this proxy statement/prospectus by:

•        each person known by Cyabra to be the beneficial owner of 5% or more of Cyabra Ordinary Shares;

•        each of Cyabra’s current officers and directors; and

•        all of Cyabra’s current officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

The percentage of beneficial ownership of Cyabra in the table below is calculated based on 1,540,584 shares of Cyabra Ordinary Shares issued and outstanding as of December 20, 2024.

	Cyabra Ordinary Shares
Name of Beneficial Owners	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Shares
Dan Brahmy(1)	160,000	9.9964%
Ido Shraga(2)	160,000	9.9964%
Yossef Daar(3)	160,000	9.9964%
Summus Venture Capital OÜ(4)	135,686	8.81%
TAU Ventures Fund, Limited Partnership(5)	132,071	8.57%
OurCrowd(6)	351,108	22.7906%
Matityahu Shafranovich(7)	45,921	2.9577%
Michael Pompeo(8)	28,000	1.7850%
Sonny Vu(9)	12,571	0.8133%
Directors and Officers as a group	566,492	35.5452%

____________

(1)      Consists of 100,000 Cyabra Ordinary Shares held directly by Mr. Brahmy, and 60,000 Cyabra Ordinary Shares subject to options.

(2)      Consists of 100,000 Cyabra Ordinary Shares held directly by Mr. Shraga, and 60,000 Cyabra Ordinary Shares subject to options.

(3)      Consists of 100,000 Cyabra Ordinary Shares held directly by Mr. Daar, and 60,000 Cyabra Ordinary Shares subject to options.

(4)      Consists of 117,920 Cyabra Ordinary Shares and 17,766 Series A-1 Preferred Shares that are convertible into Cyabra Ordinary Shares on a one-for-one basis beneficially held by Boris Skvortsov. The business address of the foregoing person is Harju Maakond, Tallinn, Kesklinna linnaosa, Tartu mnt 7-7, 10145. Information provided by Summus Venture Capital OÜ on October 1, 2024.

(5)      Consists of 93,208 Cyabra Ordinary Shares and 38,863 Series A-1 Preferred Shares that are convertible into Cyabra Ordinary Shares on a one-for-one basis beneficially held by Tau Ventures Ltd (“TAU”). TAU has the power to direct TAU Ventures Fund, Limited Partnership, to vote of the shares by decision of Nimrod Cohen, TAU’s CEO. The business address of TAU is George Wise 20, Tel Aviv. Information provided by TAU on October 8, 2024.

(6)      Consists of shares held by OurCrowd (Investment in Cyab) L.P., OurCrowd International Investment III, L.P., OurCrowd 50 II, L.P., OurCrowd 50 III-QP, L.P., OurCrowd 50 III, L.P., OurCrowd GP Investment Fund, L.P., OurCrowd Nominee Limited and OurCrowd Participation Capital, L.P. (the “OC Entities”). OurCrowd General Partner Limited (“OC General Partner”) is the ultimate controlling general partner of OC Entities. OC General Partner has delegated its power to direct OC Entities, including to vote and dispose of the shares, by decision of the OurCrowd General Partner Investment Committee. OurCrowd General Partner Investment Committee decisions are made by a quorum of voting members. The business address of OC General Partner is 28 Derech Hebron, Jerusalem 9354214 Israel. Information provided by OurCrowd Entities on October 6, 2024.

(7)      Consists of 29,480 Cyabra Ordinary Shares and 4,441 Series A-1 Preferred Shares that are convertible into Cyabra Ordinary Shares on a one-for-one basis held directly by Mr. Shafranovich, and 12,000 Cyabra Ordinary Shares subject to options.

(8)      Consists of 28,000 Cyabra Ordinary Shares subject to options.

(9)      Consists of 7,571 Series A-1 Preferred Shares that are convertible into Cyabra Ordinary Shares on a one-for-one basis held directly by Mr. Vu, and 5,000 Cyabra Ordinary Shares subject to options.

Beneficial Ownership of the Combined Company Securities

The following table sets forth information regarding the expected beneficial ownership of the Combined Company immediately following the consummation of the Business Combination by:

•        each person known by the Combined Company who will be the beneficial owner of more than 5% of the outstanding Combined Company Common Stock immediately following the consummation of the Business Combination;

•        each person who will become an executive officer or a director of the Combined Company upon consummation of the Business Combination; and

•        all of the executive officers and directors of the Combined Company as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Combined Company Common Stock beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Combined Company Common Stock as to which the holder has sole or shared voting power or investment power and also Combined Company Common Stock which the holder has the right to acquire within 60 days of through the exercise of any option, warrant or any other right. The expected beneficial ownership percentages set forth in the table below have been determined based on the following:

	Post-Business Combination (Assuming No Further Redemptions)			Post-Business Combination (Assuming Maximum Redemption)
Name of Beneficial Owner	Number of Shares	% of Combined Company Common Stock	Combined Voting Power	Number of Shares	% of Combined Company Common Stock	Combined Voting Power
5% or Greater Shareholders

Directors and Executive Officers

All executive officers and directors as a group (seven persons)	—	—	—	—	—	—

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — Trailblazer

Founder Shares

On May 17, 2022, the Sponsor purchased 1,940,625 shares (the “Founder Shares”) of Trailblazer Class B Common Stock for an aggregate price of $25,000. On September 23, 2022, the Company and the Sponsor entered into a share exchange agreement pursuant to which the Sponsor exchanged 1,940,624 Founder Shares for 1,940,624 shares of Trailblazer Class A Common Stock. As a result of the share exchange, the Founder Shares consisted of 1,940,624 shares of Trailblazer Class A Common Stock and one share of Trailblazer Class B Common Stock. On January 20, 2023, the Sponsor forfeited for no consideration and the Company canceled 215,625 of such Founder Shares, resulting in 1,724,999 Founder Shares remaining outstanding of Trailblazer Class A Common Stock and one share of Trailblazer Class B Common Stock. The one share of Trailblazer Class B Common Stock issued and outstanding will automatically be canceled at the time of the Parent Merger. The holder of the one share of Trailblazer Class B Common Stock will have the right to elect all of the directors prior to the Business Combination and the holders of the shares of Trailblazer Class A Common Stock will not be entitled to vote on the election of directors during such time.

On March 28, 2023, the Chief Financial Officer of the Company and three directors (the “subscribers”) entered into subscription agreements with the Sponsor for an interest in the Sponsor company for their own investment purposes. The interest is backed by the Trailblazer Class A Common Stock owned by the Company as of March 28, 2023, the date of issuance. As such, the subscribers will participate in the profits or losses of the Sponsor company though date of liquidation. The subscription into interests of the Trailblazer Class A Common Stock Founder Shares to the Company’s management and directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The 47,500 Trailblazer Class A Common Stock which support the subscription interests of management and the directors has a fair value of $207,087 or $4.36 per share, which has been recorded as stock-based compensation. The fair value was determined using a Monte Carlo Model with a volatility of 7.2%, risk-free rate of 3.97% and a stock price of $9.89 as of the valuation date of March 28, 2023. These interests are not subject to performance conditions and as such stock-based compensation of $207,087 was recorded on the statement of operations.

On November 10, 2023, the Company reimbursed its officers an aggregate amount of $3,545 for the out-of-pocket expenses paid by officers in connection with meeting a prospective target.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a business combination or (B) subsequent to a business combination, (x) if the last reported sale price of the Trailblazer Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after a business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On May 17, 2022, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”) as amended on January 20, 2023 and as further amended as of March 31, 2023, pursuant to which the Company may borrow up to an aggregate principal amount of $400,000 (as amended). The Promissory Note is non-interest bearing and is payable on the earlier of (i) the close of the Company’s initial business combination or (ii) September 30, 2024 (except as provided below). On November 21, 2023, the Promissory Note was further amended to permit the Company to pay certain expenses of the Sponsor which would reduce the principal balance of the Promissory Note by the same amount. On March 27, 2024, the maximum amount available under the Promissory Note was further amended and increased to $1,090,000. On June 25, 2024, the maximum amount available under the Promissory Note was further amended and increased to $1,780,000. On September 16, 2024, the maximum amount available under the Promissory Note was further amended and increased to $1,980,000 and the term of the Promissory Note was extended to December 31, 2024. On September 30, 2024, the maximum amount available under the Promissory Note was further amended and increased by $2,280,000.

On November 29, 2024, the Company entered into an amendment of the Promissory Note, pursuant to which the maximum amount available to borrow under the Promissory Note was further increased by an additional $500,000 to $2,780,000. As of September 30, 2024 and December 31, 2023, there was $1,901,585 and $321,585, respectively, outstanding under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the Combined Company at a price of $10.00 per unit. The units would be identical to the Private Units. As of September 30, 2024 and December 31, 2023, there was no amount outstanding under the Working Capital Loan.

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director, or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict-of-interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to annually complete a director’s and officer’s questionnaire that elicits information about related-party transactions.

These procedures are intended to determine whether any such related-party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

In no event will our insiders, or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effect the consummation of our initial business combination (regardless of the type of transaction that it is), although out-of-pocket expenses, loans made to the company, and other costs incurred in connection with the pursuit, initiation, and final consummation of the initial business combination may be repaid in connection therewith.

Registration Rights

The holders of the Founder Shares, Private Units (including the underlying securities contained therein) and Units (including the underlying securities contained therein) that may be issued upon conversion of working capital loans, are entitled to registration rights pursuant to a registration rights agreement signed in connection with the IPO, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Trailblazer Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

Limitation on Liability and Indemnification of Directors and Officers

The Current Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors.

The Current Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. In such a scenario we will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these provisions. We believe that these provisions as well as the insurance and the indemnity agreements are necessary so as to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain Relationships and Related Person Transactions — Cyabra

Transactions with OurCrowd

Cyabra is party to various agreements with OurCrowd General Partner, L.P. and its affiliates, or “OurCrowd”, which as of December 20, 2024 beneficially owned approximately 22.80% of Cyabra’s issued and outstanding share capital, as follows:

OurCrowd’s SPA Side Letter

On April 24, 2023, Cyabra and OurCrowd entered into a Side Letter in connection with Cyabra’s Series A-2 financing round (the “SPA Side Letter”).

Pursuant to the SPA Side Letter, Cyabra agreed to reserve a proposed investment of up to US$1,500,000 (the “SPA Target Amount”) in Cyabra for OurCrowd, until the later of (i) sixty (60) days from the date in which the term sheet concerning the Series A-2 financing round was executed, or (ii) the final closing of the proposed investment, as such period may be extended by mutual written consent of the parties. The SPA Side Letter provided that if the proposed investment is not consummated within this timeframe, Cyabra would reserve the SPA Target Amount for OurCrowd to invest in any of its financings that close within six (6) months of the date of the SPA Side Letter’s; provided however that if a liquidation event (as defined in the Articles of Association) occurs prior to the completion of the proposed investment, Cyabra shall notify OurCrowd of such liquidation event, and OurCrowd may, within thirty (30) days from such notification, purchase the most senior class of shares of Cyabra, in an amount up to the SPA Target Amount. Cyabra granted to OurCrowd the right to post certain information about Cyabra on its online platform, accessible only to registered accredited investors, in connection with OurCrowd’s process of raising capital to meet the SPA Target Amount.

Series A-2 Preferred Share Purchase Agreement and Related Transactions

On June 4, 2023, Cyabra, OurCrowd and additional investors entered into the Series A-2 Preferred Share Purchase Agreement (the “2023 SPA”) pursuant to which (i) OurCrowd purchased 86,224 Series A-2 Preferred Shares, nominal value NIS 0.01 each of Cyabra, at a per share price of US $16.2485, and (ii) OurCrowd’s SAFEs (as defined below) converted into 111,140 Series A-3 Preferred Shares, nominal value NIS 0.01 each of Cyabra, at a price per share of US $12.9988.

Concurrently with the execution of the 2023 SPA, Cyabra, OurCrowd and such additional investors (collectively, the “Rights Holders”) entered into an Amended and Restated Investors’ Rights Agreement (the “Amended IRA”). Pursuant to the Amended IRA, each Rights Holder is entitled to certain customary financial information rights so long as such Rights Holder holds at least 4% of Cyabra’s share capital on a fully diluted basis. In addition, the Amended IRA requires Cyabra to (i) provide OurCrowd with a financial performance report and an updated capitalization table on a quarterly basis and (ii) participate in business update calls with OurCrowd at the end of each calendar quarter. If Cyabra fails to meet these obligations, OurCrowd may, at its sole discretion, engage a third party to gather such information at Cyabra’s expense. These information rights will terminate once Cyabra completes its initial public offering of ordinary shares under a registration statement declared effective by the SEC.

Pursuant to the Amended IRA and subject to certain limitations, Cyabra granted to the holders of Cyabra Ordinary Shares and preferred shares (“Holders”) the following registration rights: (i) if, during the period beginning six (6) months after the closing of an initial public offering of ordinary shares under a registration statement declared effective by the SEC and continuing until the fifth anniversary thereof (the “Registration Period”), Cyabra proposes to register its securities for its own account or for the account of other security holders solely for cash and on a form that would also permit the registration of the ordinary shares of Cyabra held by the Holders from time to time (“Registrable Securities”), it must allow the Holders to include in such registration all of the Registrable Securities requested by the Holders to participate in such registration; (ii) during the Registration Period, Holders holding a majority of the Registrable Securities (assuming the conversion of all of Cyabra’s securities convertible into registrable securities) may request the registration of all or any portion of their Registrable Securities for trading on any securities exchange or market system on which the Cyabra Ordinary Shares are then traded, provided that such demand is for a registration statement of shares in a reasonably estimated minimum amount of $5,000,000; and (iii) during the Registration Period, any Holder may request Cyabra to effect a registration on Form F-3, including any related qualification or compliance, with respect to Registrable Securities, so long as the aggregate net proceeds from the sale of such securities are at least $1,000,000. Holders may not sell, dispose of, or otherwise transfer any Registrable Securities or related rights for 180 days after the final prospectus for an underwritten public offering, unless they have obtained the prior written consent of the managing underwriter of such public offering.

OurCrowd’s SAFE Side Letter

On February 21, 2022, Cyabra and OurCrowd entered into a Side Letter in connection with OurCrowd’s proposed investment of up to $1,500,000 (the “SAFE Target Amount”) in Cyabra through a Simple Agreement for Future Equity (the “SAFE Side Letter”).

Pursuant to the SAFE Side Letter, Cyabra agreed that until sixty (60) days after OurCrowd’s informational webinar on its website following the launch of the proposed investment, Cyabra would reserve the SAFE Target Amount for OurCrowd; provided however that if the proposed investment is not consummated within this timeframe, Cyabra agreed to reserve the SAFE Target Amount for OurCrowd to invest in any of Cyabra’s financings within six (6) months of the date of the SAFE Side Letter; and provided further that if a liquidation event occurs before the proposed investment is completed, OurCrowd may, within thirty (30) days, purchase the most senior class of shares for up to the SAFE Target Amount. In the process of obtaining the SAFE Target Amount, Cyabra allowed OurCrowd to post certain information about Cyabra on its online platform, accessible only to registered accredited investors, and both parties committed to expedite marketing efforts to support OurCrowd’s raise of the SAFE Target Amount.

The SAFE Side Letter also provided that Cyabra must obtain OurCrowd’s written consent for any transactions with investors introduced through OurCrowd’s platform. Furthermore, Cyabra undertook to provide OurCrowd with a financial performance report on a quarterly basis and to participate in business update calls with OurCrowd at the end of each calendar quarter. OurCrowd retained the right to share certain financial and business data about Cyabra with accredited investors who have invested in Cyabra. The SAFE Side Letter also required that Cyabra must refer to OurCrowd as an investor in all press releases when naming investors.

Simple Agreement for Future Equity

On May 16, 2022, Cyabra entered into two separate Simple Agreement for Future Equity Agreements with OurCrowd Participation Capital, L.P. and OurCrowd Nominee Limited, securing an aggregated amount of approximately $1.5 million (the “OurCrowd SAFEs”). The OurCrowd SAFEs provide the investors with the right to automatically receive a certain number of ordinary shares or a series of preferred shares, upon the occurrence of certain events.

In the event of a transaction or series of transactions with the principal purpose of raising capital in which Cyabra issues and sells preferred shares for consideration of at least US$3,000,000 (excluding the amount raised pursuant to the OurCrowd SAFEs), the investors are entitled to receive a number of shares equal to the greater of (i) the applicable investment amount divided by 80% of the price per share paid in such equity financing or (ii) the investment amount divided by a price per share equal to $40,000,000 divided by the number of Cyabra’s outstanding shares calculated on a partially diluted basis as described in the OurCrowd SAFEs (the “SAFE Price”).

In the event of a transaction or series of transactions with the principal purpose of raising of capital, in which Cyabra issues and sells preferred shares for consideration of less than US$3,000,000, the investors may (but are not obligated), elect upon prior notice to Cyabra to convert the entire then outstanding investment amount into the shares and/or securities issued and sold at the closing of such non-qualified equity financing, on terms substantially similar to the terms described in the preceding paragraph.

Pursuant to the terms of the OurCrowd’s SAFEs, upon a change of control event or an initial public offering, the investors, at their option, may either (i) receive a cash payment equal to the investment amount or (ii) automatically receive, immediately prior to the closing of such event, a number of ordinary shares calculated based on the price per share equal to the fair market value of the ordinary shares at the time of such event, as determined by reference to the purchase price payable in connection with such event, multiplied by 80%; or based on the SAFE Price, whichever results in a greater number of shares. In the event there are not sufficient funds to pay the investors and other SAFE holders in full, all available funds will be distributed with equal priority and pro rata among the investors and other SAFE holders based on their investment amounts.

In the event of a dissolution event, the investors are entitled to receive an amount equal to the investment amount due and payable immediately prior to the occurrence of the dissolution event.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Holdings Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Holdings Common Stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•        1% of the total shares of the Holdings Common Stock then outstanding; or

•        the average weekly reported trading volume of the Holdings Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Holdings under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Holdings.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 4,499,116 shares of Trailblazer Common Stock outstanding. Of these shares, 2,379,616 shares that were sold in the Trailblazer IPO and not redeemed are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,119,500 shares owned collectively by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

COMPARISON OF STOCKHOLDERS’ RIGHTS

The following table sets forth a summary of the principal proposed changes and the differences between Trailblazer’s stockholders’ rights under the Current Charter and Current Bylaws and the rights of Holdings’ stockholders under the Proposed Certificate of Incorporation and Proposed Bylaws. This summary is qualified by reference to the complete texts of the Proposed Certificate of Incorporation and Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. We urge you to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entireties for a complete description of the rights and preferences of the securities of the Combined Company.

For more information on the Charter Amendment Proposal, see the section titled “The Charter Amendment Proposal.”

	Current Charter or Bylaws	Proposed Certificate of Incorporation or Bylaws
Number of Authorized Shares

The Current Charter provides that the total number of authorized shares of all classes of capital stock is 106,000,000 shares, consisting of (a) 105,000,000 shares of common stock, $0.0001 par value, including (i) 100,000,000 shares of Trailblazer Class A Common Stock, and (ii) 5,000,000 shares of Trailblazer Class B Common Stock, and one million (1,000,000) shares of Preferred Stock.

See Article Fifth of the Current Charter.

The Proposed Certificate of Incorporation will authorize the issuance of up to (i) 150,000,000 shares of a single class of Combined Company Common Stock, par value $0.0001 per share, and (ii) 10,000,000 shares of Combined Company preferred stock, par value $0.0001 per share.

See Article IV of the Proposed Certificate of Incorporation.

Voting Power

Except as otherwise required by law, the holders of Trailblazer Class B Common Stock possess all voting power for the election of Trailblazer’s directors. Except as otherwise required by law, the holders of Trailblazer Common Stock possess all voting power for all other matters requiring stockholder action. Holders of Trailblazer Common Stock are entitled to one vote per share on matters to be voted on by stockholders. There is no cumulative voting in the election of directors.

See Article Fifth of the Current Charter.

Except as otherwise provided in the Proposed Certificate of Incorporation or expressly required by law, each holder of Combined Company Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Combined Company Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

See Article IV of the Proposed Certificate of Incorporation.

Director Elections	Currently, the entire Trailblazer Board is elected each year. See Article III of the Current Bylaws.

The Proposed Certificate of Incorporation will require that the Combined Company Board be divided into three classes with only one class of directors being elected each year and each class will serve a three-year term.

See Article V of the Proposed Certificate of Incorporation.

Amendment of Voting Threshold for Charter Amendment

Under the Current Charter, all matters subject to a stockholder vote, except for amendments to Article Sixth, require the vote of the holders of a majority of the stock which is represented in person or by proxy at such meeting and entitled to vote thereon. Amendment of Article Sixth of the Current Charter requires the vote of the holders of at least 90% of all then outstanding shares of Common Stock of Trailblazer.

See Article Sixth of the Current Charter.

The Proposed Certificate of Incorporation will require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all then-outstanding Combined Company Common Stock entitled to vote to alter, amend or repeal Articles IV(B), V, VI, VII, VIII and IX of the Proposed Certificate of Incorporation.

See Article VIII of the Proposed Certificate of Incorporation.

	Current Charter or Bylaws	Proposed Certificate of Incorporation or Bylaws
Amendment of Voting Threshold for Bylaws Amendment

Under the Current Bylaws, any amendment to the Current Bylaws requires (a) the vote of the holders of a majority of the shares entitled to vote at any regular or special meeting of stockholders at which a quorum is present or represented, or (b) by a resolution adopted by a majority of the Trailblazer Board at any regular or special meeting.

See Article IX of the Current Bylaws.

The Proposed Bylaws will require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all then-outstanding shares of the capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class.

See Article X of the Proposed Bylaws.

Director Removal

The Current Bylaws provide for the removal of directors either for or without cause, at any time by action of the holders of a majority of the outstanding shares of stock entitled to vote thereon, either at a meeting of the holders of such shares or, whenever permitted by law, without a meeting by their written consents thereto.

See Article III of the Current Bylaws.

The Proposed Certificate of Incorporation provide that directors may be removed from office at any time but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock entitled to vote in the election of directors.

See Article V of the Proposed Certificate of Incorporation.

Action by Stockholders

The Current Bylaws provide that, whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

See Article II of the Current Bylaws.

The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and shall not be taken by consent in lieu of a meeting.

See Article IV of the Proposed Certificate of Incorporation.

Requirements for Special Meetings

The Current Charter provides that special meetings of the stockholders for any purpose, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by resolution of the Trailblazer Board, or by the President, or by the holders of not less than one-quarter of all of the shares entitled to vote at the meeting.

See Article II of the Current Bylaws.

The Proposed Certificate of Incorporation provides that special meetings of the stockholders may be called for any purpose, only by or at the direction of the Combined Company Board, the Chairperson of the Board, the Chief Executive Officer or President, in each case, in accordance with the Proposed Bylaws, and shall not be called by any other person.

See Article VI of the Proposed Certificate of Incorporation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Parent Merger to U.S. Holders (as defined below) of Trailblazer Public Shares and Trailblazer Rights (collectively, the “Trailblazer securities”), (ii) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of Trailblazer Public Shares, and (iii) of the Merger to U.S. Holders and Non-U.S. Holders of Cyabra Ordinary Shares, and (iv) following the Merger, of the ownership and disposition of Combined Company Common Stock received in the Merger.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of an exercise of redemption rights. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Trailblazer Public Shares or Cyabra Ordinary Shares. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Parent Merger, an exercise of redemption rights, the Acquisition Merger, or the subsequent ownership and disposition of Holdings Common Stock received in the Acquisition Merger or as part of the Incentive Merger Consideration or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Trailblazer Public Shares or Cyabra shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and Cyabra shares that constitute “common stock” for U.S. federal income tax purposes. Except as provided herein, this discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of Trailblazer securities or Cyabra shares through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Trailblazer securities or Cyabra shares, or, after the business combination, the issued Holdings Common Stock (excluding treasury shares);

•        holders holding Trailblazer securities or Cyabra shares as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Trailblazer securities or Cyabra shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Trailblazer securities or Cyabra shares that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Trailblazer securities or Cyabra shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Parent Merger, an exercise of redemption rights, the Acquisition Merger, the Incentive Merger Consideration, and the subsequent ownership and disposition of Holdings Common Stock received in the Acquisition Merger or as part of the Incentive Merger Consideration.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PARENT MERGER, AN EXERCISE OF REDEMPTION RIGHTS, THE ACQUISITION MERGER, THE INCENTIVE MERGER CONSIDERATION OR THE OWNERSHIP AND DISPOSITION OF HOLDINGS COMMON STOCK. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF TRAILBLAZER SECURITIES OR CYABRA SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF CYABRA SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION MERGER, THE RECEIPT OF INCENTIVE MERGER CONSIDERATION AND OF THE OWNERSHIP AND DISPOSITION OF HOLDINGS COMMON STOCK AFTER THE ACQUISITION MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Parent Merger

The following discussion, “U.S. Federal Income Tax Consequences of the Parent Merger,” constitutes the opinion of Loeb & Loeb, counsel to Trailblazer, as to the material U.S. federal income tax consequences of the Parent Merger to U.S. Holders of Trailblazer securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

U.S. Federal Income Tax Consequences to U.S. Holders

The U.S. federal income tax consequences of the Parent Merger to U.S. Holders will depend primarily on whether the Parent Merger qualifies as a reorganization within the meaning of Section 368 of the Code (a “Reorganization”). The Parent Merger should qualify as a Reorganization. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation merger of a corporation holding only investment-type assets such as Trailblazer, the qualification of the Parent Merger as a Reorganization is not entirely clear. Due to the absence of direct guidance on the application of Section 368 to a reincorporation of a corporation holding only investment-type assets such as Trailblazer, the qualification of the Parent Merger as a reorganization is not entirely clear. Accordingly, Loeb & Loeb is unable to provide a “will” opinion regarding the qualification of the Parent Merger as a “reorganization” within the meaning of Section 368 of the Code, and is instead providing a “should” opinion. U.S. Holders should be aware that Trailblazer has not requested and, following the Parent Merger, Holdings does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Parent Merger. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

If the Parent Merger qualifies as a Reorganization, a U.S. Holder that exchanges its Trailblazer securities pursuant to the Parent Merger should not recognize gain or loss on the exchange of Trailblazer securities for Holdings Common Stock. The aggregate adjusted tax basis of a U.S. Holder in the Holdings Common Stock received as a result of the Parent Merger should equal the aggregate adjusted tax basis of the Trailblazer Public Shares surrendered in the exchange. A U.S. Holder’s holding period for the Holdings Common Stock received in the exchange should include the holding period for the Trailblazer securities surrendered in the exchange.

If the Parent Merger fails to qualify as a Reorganization, a U.S. Holder that exchanges its Trailblazer securities for Holdings Common Stock in the Parent Merger will recognize gain or loss equal to the difference between (i) fair market value of the Holdings Common Stock received and (ii) the U.S. Holder’s adjusted tax basis in the Trailblazer securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the Holdings Common Stock received will be the fair market value of the Holdings Common Stock on the date of the Parent Merger. The U.S. Holder’s holding period for the Holdings Common Stock received pursuant to the Parent Merger will begin on the day after the date of the Parent Merger.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Trailblazer securities exceeds one year at the time of the Parent Merger. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of Trailblazer securities for Holdings Common Stock pursuant to the Parent Merger and the qualification of the Parent Merger as a Reorganization.

U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its Trailblazer Public Shares (which will be exchanged for shares of Holdings Common Stock in the Parent Merger) for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Holdings Common Stock under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Holdings Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in Holdings Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Holdings Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Holdings Common Stock may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

Redemption Treated as Sale or Exchange

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Holdings Common Stock treated as held by the U.S. Holder relative to all of the shares of Holdings Common Stock outstanding both before and after the redemption. The redemption of Holdings Common Stock generally will be treated as a sale or exchange of the Holdings Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Holdings or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Holdings Common Stock actually owned by the U.S. Holder, but also shares of Holdings Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option.

In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Holdings Common Stock must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of our outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Holdings Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Holdings Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Holdings Common Stock. The redemption of the Holdings Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Trailblazer. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Trailblazer will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Holdings Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Holdings Common Stock or possibly in other Holdings Common Stock constructively owned by it.

Redemption Treated as Corporate Distribution

If the redemption does not qualify as a sale or exchange of Holdings Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for

U.S. federal income tax purposes to the extent paid from Holdings’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Holdings Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Holdings Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Holdings Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Holdings Common Stock pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Holdings Common Stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Holdings Common Stock, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of Holdings Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Holdings Common Stock redeemed, and either (A) shares of Holdings Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Holdings Common Stock. There can be no assurance that shares of Holdings Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Holdings Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Merger is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Holdings will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Holdings Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

U.S. Federal Income Tax Consequences of the Acquisition Merger

The U.S. federal income tax consequences of the Acquisition Merger to U.S. Holders of Cyabra shares will depend primarily on whether the Acquisition Merger qualifies as a Reorganization. The Acquisition Merger is intended to qualify as a Reorganization. There are many requirements that must be satisfied in order for the Acquisition Merger to qualify as a Reorganization, some of which are based upon factual determinations, and others of which are fundamental to corporate reorganizations. U.S. Holders should be aware that Cyabra has not requested and, following the Acquisition Merger, does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Acquisition Merger. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

The following discussion assumes that the Earnout Shares will be treated as consideration that can be received on a tax-deferred basis under the reorganization provisions of the Code, as opposed to taxable “boot.” If the Earnout Shares are treated as taxable “boot,” the tax consequences described below could be materially different, including both U.S. Holders and Non-U.S. Holders being required to recognize gain or loss with respect to the Earnout Shares, and Non-U.S. Holders also being subject to withholding. Cyabra shareholders should consult their own tax advisors as to the consequences of the possible receipt of any Earnout Shares, including the application of the installment sale rules.

The tax treatment of a U.S. holder may depend in part on whether or not Cyabra is or was classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Except as discussed below, this discussion assumes that Cyabra is not and has not been classified as a PFIC for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences to U.S. Holders of Cyabra shares

Subject to the statements below relating to imputed interest, if the Acquisition Merger qualifies as a Reorganization, a U.S. Holder of Cyabra shares that exchanges its Cyabra shares pursuant to the Acquisition Merger should not recognize gain or loss on the exchange of Cyabra shares for Holdings Common Stock and the contingent right to receive the Incentive Merger Consideration (the “Earnout Right”) (except with respect to any Earnout Shares treated as imputed interest, as discussed below). Generally, the aggregate adjusted tax basis of the U.S. Holder’s Holdings Common Stock received as a result of the Acquisition Merger (including any Earnout Shares received, other than any Earnout Shares that represent imputed interest) should equal the aggregate adjusted tax basis of the Cyabra shares surrendered in the exchange. For purposes of determining the basis of each share of Holdings Common Stock received by a U.S. Holder, the maximum number of shares of Holdings Common Stock issuable to such U.S. Holder under the Earnout Right should be treated as having been received by the U.S. Holder at the time of the Closing, and adjustments to the U.S. Holder’s tax basis in shares of Holdings Common Stock actually received should be made if the maximum number of Earnout Shares issuable under the Earnout Right ultimately are not issued. A U.S. Holder’s holding period for the Holdings Common Stock received as a result of the Acquisition Merger (including any Earnout Shares received that represent imputed interest) should include the holding period of the Cyabra shares surrendered in the Acquisition Merger. If a U.S. Holder has acquired different blocks of Cyabra shares at different times or at different prices, then such U.S. Holder’s tax basis and holding period in shares of Holdings Common Stock received pursuant to the Acquisition Merger (including any Earnout Shares received, other than any Earnout Shares that represent imputed interest) generally will be determined with reference to each block of Cyabra shares. Each U.S. Holder should consult its own tax advisor as to the allocation of its tax basis among the shares of Holdings Common Stock received pursuant to the Acquisition Merger, including any Earnout Shares.

A portion of any Earnout Shares a U.S. Holder receives pursuant to the Acquisition Merger will be taxable upon receipt as imputed interest and as ordinary income, even though there will not be any corresponding receipt of cash. A U.S. Holder’s basis in such Earnout Shares treated as imputed interest will equal the fair market value of such shares on the date of receipt and the U.S. Holder’s holding period in such Earnout Shares will begin on the date following the date of receipt.

A U.S. Holder who exchanges Cyabra shares for shares of Holdings Common Stock pursuant to the Acquisition Merger will generally be required to retain permanent records pertaining to the Acquisition Merger and make such records available to any authorized IRS officers and employees upon request. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of the Acquisition Merger. Additionally, each U.S. Holder that is a “significant holder” of Cyabra shares may be required to file with such U.S. Holder’s U.S. federal income tax return for the year in which the Acquisition Merger takes place a statement setting forth certain facts relating to the Acquisition Merger. A “significant holder” of Cyabra shares is (i) a holder of Cyabra shares, that, immediately before the Acquisition Merger, owned at least one percent (by vote or value) of the outstanding Cyabra shares or (ii) a holder of Cyabra shares, that, immediately before the Acquisition Merger, owned shares in Cyabra with a tax basis of $1 million or more. Each U.S. Holder should consult its own tax advisor as to any information requirements.

If the Acquisition Merger does not qualify as a Reorganization, then a U.S. Holder of Cyabra shares would recognize gain or loss upon the exchange of the holder’s Cyabra shares for shares of Holdings Common Stock equal to the difference between the fair market value of the total consideration received in the Acquisition Merger and such U.S. Holder’s tax basis in the Cyabra shares surrendered in the Acquisition Merger. For these purposes, the share of the total consideration received by a U.S. Holder of Cyabra shares will include his or her pro rata portion of the Earnout Shares, generally based on the fair market value of the Earnout Right as of the Closing unless such fair market value is not reasonably ascertainable, in which case payments of the Earnout Shares would be taken into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, such gain or loss would be long-term capital gain or loss if the U.S. Holder’s holding period in Cyabra shares surrendered in the Acquisition Merger is more than one year at the time of the Acquisition Merger. U.S. Holders who acquired different blocks of Cyabra shares at different times for different prices must calculate their gains, losses and holding periods separately for each identifiable block of such stock exchanged in the Acquisition Merger. In addition, the U.S. Holder’s aggregate tax basis in the shares of Holdings Common Stock received in the Acquisition Merger would equal their fair market value at the time of the Closing, and the U.S. Holder’s holding period of such shares of Holdings Common Stock would commence the day after the Closing. The Earnout Shares should generally be eligible for installment sale reporting and a portion of any such deferred payments would be subject to the imputed interest rules similar to those described above and may be subject to an additional interest charge. The amount and timing of any gain recognition would depend, in part, upon whether the installment method of reporting is applied to the receipt of Earnout Shares. U.S. Holders should consult their tax advisors regarding the advisability of electing out of the installment method in light of their particular circumstances. The U.S. federal income tax consequences to U.S. Holders could differ materially from those described above if, at any relevant time, Cyabra were a PFIC (determined under the rules described below). Cyabra believes that it was not a PFIC for its 2023 taxable year or any prior taxable year, and it does not expect to become a PFIC for any taxable year up to and including the taxable year in which the Acquisition Merger is completed. However, Cyabra has not conducted and does not expect to conduct a formal study to determine its PFIC status. Moreover, because Cyabra’s PFIC status is based on its income, assets and activities for the entire taxable year, it is not possible to determine whether Cyabra will be characterized as a PFIC for its current taxable year until after the close of the applicable taxable year. As a result, there can be no assurance that Cyabra is not or will not become a PFIC prior to the closing of the Acquisition Merger.

In general, Cyabra will be a PFIC with respect to a U.S. Holder if for any taxable year in which such U.S. Holder held Cyabra shares:

•        at least 75% of Cyabra’s gross income for the taxable year is passive income; or

•        at least 50% of the value, determined on the basis of a quarterly average, of Cyabra’s assets is attributable to assets that produce or are held for the production of passive income.

“Passive income” generally includes dividends, interest, gains from the sale or exchange of investment property, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), and certain other specified categories of income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is, for purposes of the PFIC tests, treated as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If Cyabra were to be considered a PFIC at any time that a U.S. Holder holds Cyabra shares, any gain recognized by the U.S. Holder on a sale or other disposition of the Cyabra shares generally would be allocated ratably over the U.S. Holder’s holding period for its Cyabra shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before Cyabra became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. If Cyabra is treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be subject to the PFIC rules with respect to any of Cyabra’s subsidiaries that are also PFICs. Unless a U.S. Holder makes a “qualified electing fund” or “mark-to-market” election with respect to the Cyabra shares, a U.S. Holder that holds Cyabra shares during a period in which Cyabra is a PFIC will be subject to the PFIC rules for that taxable year and all subsequent taxable years in which the U.S. Holder holds Cyabra shares, even if Cyabra ceases to be a PFIC. Classification as a PFIC may have other adverse tax consequences. If Cyabra is considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements.

Accordingly, even if the Acquisition Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, if Cyabra was a PFIC for any taxable year during which a U.S. Holder owned Cyabra shares, certain adverse U.S. federal income tax consequences, including recognition of gain, could apply to such U.S. Holder as a result of the Acquisition Merger, unless certain exceptions apply. However, these rules are in proposed form, and therefore the applicability of these rules is uncertain. U.S. Holders of Cyabra shares should consult their tax advisors regarding the possible classification of Cyabra as a PFIC and the resulting U.S. federal income tax considerations.

U.S. Holders of Cyabra shares are urged to consult their tax advisors regarding the application of the PFIC rules to the Acquisition Merger and Cyabra shares, including the advisability of making a qualified electing fund or mark-to-market election.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of Cyabra shares

Assuming the Acquisition Merger qualifies as a Reorganization, the U.S. federal income tax consequences for Non-U.S. Holders of Cyabra shares that receive shares of Holdings Common Stock and Earnout Shares pursuant to the Acquisition Merger should generally be the same as for U.S. Holders. Notwithstanding the foregoing, a Non-U.S. Holder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earnout Shares treated as imputed interest.

However, if the Acquisition Merger fails to qualify as a Reorganization, subject to the discussion of backup withholding and FATCA below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized in connection with the Acquisition Merger unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        Cyabra is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the day of the Effective Time or the Non-U.S. Holder’s holding period for such Holdings Common Stock and certain exceptions do not apply.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Holdings Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption.

Notwithstanding the foregoing, a Non-U.S. Holder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earnout Shares treated as imputed interest.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Holdings Common Stock

U.S. Federal Income Tax Consequences to U.S. Holders of Distributions on Holdings Common Stock

The gross amount of any distribution that is made out of Holdings’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in Holdings Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Holdings Common Stock. Provided that the requisite holding period is satisfied, any such dividends paid to corporate U.S. Holders will qualify for the dividends received deduction. Such dividends may be subject to the “extraordinary dividends” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. Holder’s shares and cause such corporate U.S. Holder to recognize capital gain). Provided certain holding period requirements are met, and with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends paid to a noncorporate U.S. Holder will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. Each U.S. Holder should consult its tax advisor as to the availability of the dividends received deduction or the preferential tax rate on qualified dividend income.

U.S. Federal Income Tax Consequences to U.S. Holders of Sale, Exchange or Other Taxable Disposition of Holdings Common Stock

A U.S. Holder will recognize gain or loss on any sale, exchange or other taxable disposition of Holdings Common Stock in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Holdings Common Stock. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Holdings Common Stock treated as a sale or exchange will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in Holdings Common Stock exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Holdings Common Stock treated as a sale or exchange will be treated as U.S. source gain or loss.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in Holdings Common Stock so disposed of. A

U.S. Holder’s adjusted tax basis in its Holdings Common Stock generally will equal the U.S. Holder’s acquisition cost allocated to Holdings Common Stock less any prior distributions paid to such U.S. Holder with respect to its shares of Holdings Common Stock treated as a return of capital.

U.S. Holders who hold different blocks of Holdings Common Stock (shares of Holdings Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine the adjusted tax basis and holding period of the shares of Holdings Common Stock disposed of.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of Distributions on Holdings Common Stock

The gross amount of any distribution that is made out of Holdings’ current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be taxable to a Non-U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such Non-U.S. Holder. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in Holdings Common Stock. Any remaining excess will be treated as gain to be realized on the sale or other disposition of Holdings Common Stock.

Dividends paid to a Non-U.S. Holder of Holdings Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends will be subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Holdings Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of Sale, Exchange or Other Taxable Disposition of Holdings Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of Holdings Common Stock will generally not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        Cyabra is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the day of the Effective Time or the Non-U.S. Holder’s holding period for such Holdings Common Stock and certain exceptions do not apply.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of Holdings Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Holdings Common Stock from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition.

Backup Withholding and Information Reporting

Certain payments of dividends and sales proceeds may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications to the applicable withholding agent, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 to the applicable withholding agent or by otherwise establishing an exemption. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Provisions of the Code (Sections 1471 through 1474) commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock). 30% withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no FATCA withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively, to the applicable withholding agent. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E to the applicable withholding agent). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders are urged to consult their tax advisors regarding the effects of FATCA.

THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THESE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION MERGER TO U.S. HOLDERS AND NON-U.S. HOLDERS OF CYABRA SHARES AND OF THE OWNERSHIP AND DISPOSITION OF HOLDINGS COMMON STOCK. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

ADDITIONAL INFORMATION

Appraisal Rights

Appraisal rights are not available to holders of shares of Trailblazer Common Stock in connection with the transactions contemplated by the Merger Agreement. Appraisal rights also are not available to holders of Rights in connection with the transactions contemplated by the Merger Agreement.

Submission of Stockholder Proposals

The Trailblazer Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

If Trailblazer holds a 2025 annual meeting of stockholders, stockholder proposals, including director nominations, for the 2025 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2025 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2025 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2025 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2025 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Stockholder Communications

Stockholders and interested parties may communicate with the Trailblazer Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of the proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 10904 Yakima, WA 98909 Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

Following the Business Combination, such communications should be sent to Cyabra, Inc. at 13 Gershon Shatz, Tel Aviv 6997543, Israel, Attention: Dan Brahmy, Chief Executive Officer. Each communication will be forwarded, depending on the subject matter, to the Board of Directors, the appropriate committee chairperson or all non-management directors.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Trailblazer and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Trailblazer will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify Trailblazer of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 10904 Yakima, WA 98909 Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

Transfer Agent and Registrar

The registrar and transfer agent for the shares of Trailblazer Common Stock is Continental. Trailblazer has agreed to indemnify Continental in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Trailblazer files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read such SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at Special Meeting, you should contact Trailblazer by telephone or in writing:

Arie Rabinowitz
510 Madison Avenue, Suite 1401
New York, NY 10022
Telephone: (212) 586-8224

You may also obtain these documents by requesting them in writing or by telephone from Trailblazer’s proxy solicitation agent at the following address and telephone number:

If you would like to request documents, please do so by           , 2025, in order to receive them before the Special Meeting. If you request any documents from Trailblazer, Trailblazer will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Trailblazer has been supplied by Trailblazer, and all such information relating to Cyabra has been supplied by Cyabra.

Information provided by either of Trailblazer or Cyabra does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Trailblazer for the Special Meeting. Neither Trailblazer nor Cyabra has authorized anyone to give any information or make any representation about the Business Combination, Trailblazer or Cyabra that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

LEGAL MATTERS

The validity of the securities to be issued pursuant to the Merger Agreement will be passed upon by Loeb & Loeb LLP, counsel to Holdings.

EXPERTS

The financial statements of Trailblazer Holdings, Inc. as of September 30, 2024, and for the period from July 16, 2024 (inception) through September 30, 2024 have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Trailblazer Holdings, Inc. to continue as going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Trailblazer Merger Corporation I as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023 have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Trailblazer Merger Corporation I to continue as going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of Cyabra Strategy Ltd. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, have been included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 consolidated financial statements contains an explanatory paragraph that states that the Company’s significant losses and negative cash flows from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

INDEX TO FINANCIAL STATEMENTS

TRAILBLAZER FINANCIAL STATEMENTS

Audited Financial Statements of Trailblazer Merger Corporation I:

Unaudited Financial Statements of Trailblazer Merger Corporation I:

TRAILBLAZER HOLDINGS, INC. FINANCIAL STATEMENTS

Audited Financial Statements of Trailblazer Holdings, Inc.

CYABRA FINANCIAL STATEMENTS

Audited Financial Statements of Cyabra Strategy Ltd.:

Unaudited Financial Statements of Cyabra Strategy Ltd.:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Trailblazer Merger Corporation I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Trailblazer Merger Corporation I (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ (deficit) equity and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before June 30, 2024, or by resolution of its Board of Directors and if requested by the Sponsor, to extend the business combination deadline by an additional three months through September 30, 2024. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to June 30, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond June 30, 2024 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2022.

New York, NY

March 29, 2024

TRAILBLAZER MERGER CORPORATION I
BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current assets
Cash	$607,816	$34,393
Prepaid expenses	141,937	2,083
Total current assets	749,753	36,476

Prepaid insurance	25,681	—
Deferred offering costs	—	265,377
Cash and marketable securities in Trust Account	72,994,863	—
TOTAL ASSETS	$73,770,297	$301,853

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$238,834	$1,290
Accrued offering costs	75,000	55,750
Income taxes payable	306,834	—
Promissory note related party	321,585	225,000
Total current liabilities	942,253	282,040
Deferred tax liability	210,152	—
Deferred underwriting fee payable	2,070,000	—
TOTAL LIABILITIES	3,222,405	282,040

COMMITMENTS AND CONTINGENCIES (Note 6)
Class A common stock subject to possible redemption, 6,900,000 shares at redemption value at $10.47 per share as of December 31, 2023 and none at December 31, 2022	72,224,950	—

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized: 2,119,499 and 1,724,999 issued and outstanding (excluding 6,900,000 and 0 shares subject to possible redemption) at December 31, 2023 and 2022, respectively(1)(2)	212	172
Class B common stock, $0.0001 par value; 5,000,000 shares authorized; 1 share issued and outstanding at December 31, 2023 and 2022	—	—
Additional paid-in capital	—	24,828
Accumulated deficit	(1,677,270)	(5,187)
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(1,677,058)	19,813
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$73,770,297	$301,853

____________

(1)      At December 31, 2022, included up to 225,000 shares of Class A common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter; subsequently exercised in full.

(2)      On January 20, 2023, the Sponsor forfeited 215,625 Class A founder shares for no consideration (see Note 5). All shares were retrospectively presented. As a result, the founder shares consisted of 1,724,999 shares of Class A common stock and 1 share of Class B common stock as of December 31, 2022. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 394,500 private placement units to the Sponsor, resulting in the total outstanding Class A common stock of 2,119,499 as of December 31, 2023 (see Note 1).

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER MERGER CORPORATION I
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
Operating and formation costs	$543,536	$4,020
Loss from operations	(543,536)	(4,020)

Other income (expense):
Stock-based compensation expense	(207,087)	—
Interest earned on marketable securities held in Trust Account	2,606,031	—
Unrealized gain on marketable securities held in Trust Account	8,832	—
Other income, net	2,407,776	—

Income (loss) before provision for income taxes	1,864,240	(4,020)
Provision for income taxes	(516,986)	—
Net income (loss)	$1,347,254	$(4,020)

Basic weighted average shares outstanding, Class A common stock(2)	7,165,376	406,849
Basic net income (loss) per share, Class A common stock	$0.19	$(0.00)
Diluted weighted average shares outstanding, Class A common stock(2)	7,220,855	406,849
Diluted net income (loss) per share, Class A common stock	$0.19	$(0.00)
Basic and diluted weighted average shares outstanding, Class B common stock(1)	1	530,137
Basic and diluted net income (loss) per share, Class B common stock	$—	$(0.00)

____________

(1)      For the year ended December 31, 2022, excluded up to 225,000 shares of Class A common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter; subsequently exercised in full.

(2)      On January 20, 2023, the Sponsor forfeited 215,625 Class A founder shares for no consideration (see Note 5). All shares were retrospectively presented. As a result, the founder shares consisted of 1,724,999 shares of Class A common stock and 1 share of Class B common stock as of December 31, 2022. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 394,500 private placement units to the Sponsor, resulting in the total outstanding Class A common stock of 2,119,499 as of December 31, 2023 (see Note 1).

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER MERGER CORPORATION I
STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balances – December 31, 2021	—	$—	—	$—	$—	$(1,167)	$(1,167)
Issuance of common stock to Sponsor	1,724,999	172	1	—	24,828	—	25,000
Net loss	—	—	—	—	—	(4,020)	(4,020)
Balances – December 31, 2022	1,724,999	172	1	—	24,828	(5,187)	19,813
Sale of 394,500 private placement units	394,500	40	—	—	3,944,960	—	3,945,000
Stock-based compensation expense to certain officers/directors	—	—	—	—	207,087	—	207,087
Fair value of rights included in public units	—	—	—	—	745,200	—	745,200
Allocated value of transaction costs to Class A shares	—	—	—	—	(89,233)	—	(89,233)
Remeasurement of carrying value to redemption value	—	—	—	—	(4,832,842)	(3,019,337)	(7,852,179)
Net income	—	—	—	—	—	1,347,254	1,347,254
Balances – December 31, 2023	2,119,499	$212	1	$—	$—	$(1,677,270)	$(1,677,058)

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER MERGER CORPORATION I
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$1,347,254	$(4,020)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Stock-based compensation expense	207,087	—
Interest earned on marketable securities held in Trust Account	(2,606,031)	—
Unrealized gain on marketable securities held in Trust Account	(8,832)	—
Deferred tax provision from income taxes	210,152	—
Changes in operating assets and liabilities:
Prepaid expenses	(139,854)	22,917
Prepaid insurance	(25,681)	—
Accounts payable and accrued expenses	237,544	123
Income taxes payable	306,834	—
Net cash (used in) provided by operating activities	(471,527)	19,020

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(70,380,000)	—
Net cash used in investing activities	(70,380,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of units, net of underwriting discounts paid	67,965,000	—
Proceeds from sale of private placement units	3,945,000	—
Advances from related party	—	100,000
Proceeds from promissory note – related party	100,085	100,000
Repayment of promissory note – related party	(3,500)	—
Payment of offering costs	(581,635)	(209,627)
Net cash provided by (used in) financing activities	71,424,950	(9,627)

Net Change in Cash	573,423	9,393
Cash – Beginning of period	34,393	25,000
Cash – End of period	$607,816	$34,393

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$75,000	$55,750
Issuance of founder shares through reclassification of advance from related party	$—	$25,000
Accretion of Class A common stock to redemption value	$7,852,179	$—
Deferred underwriting fee payable	$2,070,000	$—

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Trailblazer Merger Corporation I (the “Company”) is a blank check company incorporated in Delaware on November 12, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic location for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. While the Company may pursue an initial business combination target in any business or industry, the Company intends to focus the search for a target business on companies operating in the technology industry.

As of December 31, 2023, the Company had not yet commenced any operations. All activity for the period November 12, 2021 (inception) through December 31, 2023 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on March 28, 2023. On March 31, 2023, the Company consummated the Initial Public Offering of 6,900,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 900,000 Units, at $10.00 per Unit, generating gross proceeds of $69,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 394,500 units (the “Placement Units”) at a price of $10.00 per Placement Unit, in a private placement to Trailblazer Sponsor Group, LLC (the “Sponsor”), generating gross proceeds of $3,945,000, which is described in Note 4.

Transaction costs amounted to $3,971,262 consisting of $1,035,000 of cash underwriting discount, $2,070,000 of deferred underwriting fees, and $866,262 of other offering costs. The allocated value of transaction costs to Class A common stock amounted to $89,233.

Following the closing of the Initial Public Offering on March 31, 2023, an amount of $70,380,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940. There is no assurance that the Company will be able to successfully effect a Business Combination.

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

If the Company seeks stockholder approval, it will only proceed with a Business Combination, if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), which will be filed prior to the Initial Public Offering, increase the number of authorized shares, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), placement shares (shares of Class A common stock included in the Placement Units) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 12 months from the closing of the Initial Public Offering (or up to 18 months, if we extend the time to complete a business combination as described in this prospectus) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until 12 months from the closing of the Initial Public Offering, or until March 31, 2024, to complete a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination within 12 months, the Company may, by resolution of its Board of Directors and if requested by the Sponsor, extend the period of time the Company has to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 18 months), provided that, pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company in connection with the Initial Public Offering, in order for the time available for the Company to consummate a Business Combination to be extended, the Sponsor or its

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the trust account $690,000 in full, (or $0.10 per share) for each extension, on or prior to the date of the applicable deadline. If the Company is unable to complete a Business Combination within 12 months (or 18 month period if extended) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On February 29, 2024, the board of directors approved the exercise by the Company of the automatic extension of the time the Company has to complete a business combination by an additional three months to June 30, 2024 (see Note 10).

On March 28, 2024, the Sponsor deposited $ 690,000 into the Company’s trust account in order to extend the date by which the Company has to consummate a business combination from March 31, 2024 to June 30, 2024 (see Note 10).

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Going Concern Consideration

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor issuance of Founder Shares and loan proceeds from the Sponsor under the Promissory Note (as defined in Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the Initial Public Offering and the sale of the Placement Units in a private placement.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it would repay such loaned amounts at that time. Up to $1,500,000 of such Working Capital Loans may be converted into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Placement Units. As of December 31, 2023 and 2022, there was no amount outstanding under the Working Capital Loan.

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, the Company has until June 30, 2024 (as extended, or September 30, 2024 if we extend the period of time to consummate a Business Combination by the full amount of time) to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by June 30, 2024 (or September 30, 2024, if extended by the full amount of time), there will be a mandatory liquidation and subsequent dissolution. Management has determined that mandatory liquidation, should a Business Combination not occur, and an extension not be approved by the stockholders of the Company, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 30, 2024 (or September 30, 2024, if extended by the full amount of time). The Company intends to continue to search for and seek to complete a Business Combination before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this Annual Report on Form 10-K.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $607,816 and $34,393 in cash and no cash equivalents as of December 31, 2023 and 2022, respectively.

Cash and Marketable Securities in Trust Account

At December 31, 2023, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. The Company accounts for its marketable securities as trading securities under ASC 320, where securities are presented at fair value on the balance sheets and with unrealized gains or losses, if any, presented on the statements of operations. From inception through December 31, 2023, the Company did not withdraw any interest earned on the Trust Account. As of December 31, 2022 there were no funds deposited in the Trust Account.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, and deferred underwriting fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to temporary equity and offering costs allocated to Public Rights (as defined in Note 3) were charged to stockholders’ deficit upon the completion of the Initial Public Offering. Offering costs paid as of December 31, 2023 and 2022 were $581,635 and $209,627, respectively.

Class A Redeemable Stock Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a stockholder vote or tender offer in connection with the Company’s initial business combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Rights) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, at December 31, 2023, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

At December 31, 2023, the Class A common stock subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$69,000,000
Less:
Proceeds allocated to Public Rights	(745,200)
Class A common stock issuance costs	(3,882,029)
Plus:
Remeasurement of carrying value to redemption value	7,852,179
Class A Common Stock subject to possible redemption, December 31, 2023	$72,224,950

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Subsequent remeasurement of the redeemable Class A common stock is excluded from income (loss) per share of common stock as the redemption value approximates fair value. Net income (loss) per share of common stock is computed by dividing the pro rata net income between the shares of Class A common stock and the shares of Class B common stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted income (loss) per share does not consider the effect of the rights issued in connection with the IPO, as well as rights issuable upon the exercise of the conversion option on outstanding working capital loans, since the exercise of the rights is contingent upon the occurrence of future events and the inclusion of such rights would be anti-dilutive. The rights are exercisable for 729,450 shares of Class A common stock in the aggregate.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock (in dollars, except share amounts):

	For the Year December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic net income (loss) per common share
Numerator:
Allocation of net income (loss)	$1,347,254	$—	$(1,746)	$(2,274)
Denominator:
Basic weighted average common shares outstanding	7,165,376	1	406,849	530,137
Basic net income (loss) per common share	$0.19	$—	$(0.00)	$(0.00)

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Year December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Diluted net income (loss) per common share
Numerator:
Allocation of net income (loss)	$1,347,254	$—	$(1,746)	$(2,274)
Denominator:
Diluted weighted average common shares outstanding	7,220,855	1	406,849	530,137
Diluted net income (loss) per common share	$0.19	$—	$(0.00)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instruments could be required within 12 months of the balance sheet date.

Stock-Based Compensation

The Company adopted ASC Topic 718, Compensation — Stock Compensation, guidance to account for its stock-based compensation. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument. The Company recognizes all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted stock, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Stock-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statement of operations.

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on the financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,900,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 900,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one right to receive one-tenth (1/10) of a share of Class A common stock.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 394,500 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $3,945,000 in a private placement. A portion of the proceeds from the Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account so that the Trust Account holds $10.20 per unit sold. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Units will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 17, 2022, the Sponsor purchased 1,940,625 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On September 23, 2022, the Company and the Sponsor entered into a share exchange agreement pursuant to which the Sponsor exchanged 1,940,624 Founder Shares for 1,940,624 shares of Class A common stock. As a result of the share exchange, the Founder Shares consisted of 1,940,624 shares of Class A common stock and 1 share of Class B common stock. On January 20, 2023, the Sponsor forfeited for no consideration and the Company canceled 215,625 of such Founder Shares, resulting in 1,724,999 Founder Shares remaining outstanding of Class A common stock and 1 share of Class B common stock. The 1 share of Class B common stock will automatically be canceled at the time of the initial Business Combination. The holder of the 1 share of Class B common stock will have the right to elect all of the directors prior to the initial Business Combination and the holders of the shares of Class A common stock will not be entitled to vote on the election of directors during such time.

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On March 28, 2023, the Chief Financial Officer of the Company and three directors (the “subscribers”) entered into subscription agreements with the Sponsor for an interest in the Sponsor company for their own investment purposes. The interest is backed by the Class A common stock owned by the Company as of March 28, 2023, the date of issuance. As such, the subscribers will participate in the profits or losses of the Sponsor company though date of liquidation. The subscription into interests of the Class A common stock founder shares to the Company’s management and directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The 47,500 Class A common stock which support the subscription interests of management and the directors has a fair value of $207,087 or $4.36 per share, which has been recorded as stock-based compensation. The fair value was determined using a Monte Carlo Model with a volatility of 7.2%, risk-free rate of 3.97% and a stock price of $9.89 as of the valuation date of March 28, 2023. These interests are not subject to performance conditions and as such stock-based compensation of $207,087 was recorded on the statement of operations.

On November 10, 2023, the Company reimbursed its officers an aggregate amount of $3,545 for the out-of-pocket expenses paid by officers in connection with meeting a prospective target.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On May 17, 2022, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”) as amended on January 20, 2023 and as further amended as of March 31, 2023, pursuant to which the Company may borrow up to an aggregate principal amount of $400,000 (as amended). The Promissory Note is non-interest bearing and is payable on the earlier of (i) the close of the Company’s initial business combination or (ii) September 30, 2024. On November 21, 2023, the Promissory Note was further amended to permit the Company to pay certain expenses of the Sponsor which would reduce the principal balance of the Promissory Note by the same amount. As of December 31, 2023 and 2022, there was $321,585 and $225,000, respectively, outstanding under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Placement Units (see Note 4). As of December 31, 2023 and 2022, there was no amount outstanding under the Working Capital Loan.

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder’s Rights

Pursuant to a registration rights agreement entered into on March 28, 2023, the holders of the Founder Shares, Placement Units and any unit that may be issued upon conversion of the Working Capital Loans (and any underlying shares of Class A common stock) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of our Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement will provide that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 900,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On March 31, 2023, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase an additional 900,000 Units at a price of $10.00 per Unit.

The underwriters were also entitled to a cash underwriting discount of $0.15 per Unit, or $1,035,000 in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.30 per Unit, or $2,070,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Advisory Agreement

Pursuant to the advisory agreement entered into in September 2022 with LifeSci Capital LLC (“LifeSci”), further amended in March 2023, upon the consummation of the initial business combination, the Company agreed to pay LifeSci equal to one and one half (1.5%) percent of the total consideration paid in connection with the initial business combination in the form of equity interests in the entity that survives any such business combination in exchange for the provision by the underwriters of certain services relating to the initial business combination.

For the purposes of this section, “total consideration” means the total market value of, without duplication, all cash, securities, or other property paid or transferred at the closing of such transaction by the target’s stockholders or to be paid or transferred in the future to the target’s stockholders with respect to such transaction (other than payments of interest or dividends and any contingent or earnout consideration based upon future performance of the combined companies, however characterized), including, without limitation, to the extent applicable, any net value paid in respect of (i) the assets of the target and (ii) the capital stock of the target (and the spread value of any “in the money” securities convertible into options, warrants or other rights to acquire such capital stock), after giving effect to the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the target or repayment of indebtedness, including, without limitation, indebtedness secured by the assets of the target, capital leases or preferred stock obligations; provided, that for the avoidance of doubt, any funds in the trust account (as may be applicable in the case of a Transaction) or financing proceeds raised in connection with the closing of the transaction (including by way of an offering, the compensation to underwriters for which is provided for below), in either case, that are not paid to the target’s stockholders as consideration in the transaction will not be included as part of the Total Consideration.

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

For purposes of this section, the market value of any publicly traded common stock, whether already outstanding or newly-issued, will be equal to the greater of: (i) the value of such common stock issued to the target upon the closing of a transaction at a price equal to $10.00 per share; and (ii) the dollar volume-weighted average price (VWAP) for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the first five (5) trading days following the consummation of the transaction.

Additionally, the Company agreed to reimburse the underwriters for all out-of-pocket documented costs and expenses (including fees and expenses of counsel) incurred by the underwriters in connection with provision of such services, up to $50,000 in the aggregate, and, upon the consummation of the initial business combination, to reimburse the underwriters for any such expenses incurred in excess of $50,000.

NOTE 7. STOCKHOLDER’S (DEFICIT) EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2023 and 2022, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2023 and 2022, there were 2,119,499 and 1,724,999 shares of Class A common stock issued and outstanding, excluding 6,900,000 and 0 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue up to 5,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2023 and 2022, there was 1 share of Class B common stock issued and outstanding.

The holder of our 1 share of Class B common stock will have the right to elect all of our directors prior to our initial business combination and the holders of our shares of Class A common stock will not be entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock will vote together as a single class on other matters submitted to a vote of stockholders, except as required by law. However, with respect to amending our charter to increase or decrease the aggregate number of authorized shares, holders of our Class A common stock and holders of our Class B common stock will vote as a separate class.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to its probusiness combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination.

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 8. INCOME TAXES

The Company’s net deferred tax assets and liabilities are as follows:

	December 31, 2023	December 31, 2022
Deferred tax liability
Startup Costs	$82,679	$672
Unrealized gain – Trust	(210,152)	—
Total deferred tax (liability) asset	(127,473)	672
Valuation allowance	(82,679)	(672)
Deferred tax liability, net of allowance	$(210,152)	$—

The income tax provisions for the years ended December 31, 2023 and 2022 consists of the following:

	December 31, 2023	December 31, 2022
Federal
Current	$306,834	$—
Deferred	128,145	(672)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	82,007	672
Income tax provision	$516,986	$—

As of December 31, 2023 and 2022, the Company had no U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely. As of December 31, 2023 and 2022, the Company did not have any state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2023 and 2022, the change in the valuation allowance were $82,007 and $672, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2023	December 31, 2022
Statutory federal income tax rate	21.0%	21.0%
Fair value of compensation expense	2.3%	0.0%
Change in valuation allowance	4.4%	(16.7)%
Income tax provision	27.7%	4.3%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to stock-based compensation expense and the valuation allowance on the deferred tax assets related to organization expenses.

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2023, assets held in the Trust Account were comprised of $152 in cash and $72,994,711 in U.S. Treasury securities. During the year ended December 31, 2023, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description

	Level	December 31, 2023	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$72,994,711	$—

The following table presents information about the Company’s equity instruments that are measured at fair value at March 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	March 31, 2023
Equity:
Fair Value of Public Rights for common stock subject to redemption allocation	3	$745,200

TRAILBLAZER MERGER CORPORATION I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The rights were valued based on market comparables. The following criteria was utilized to select comparable Special Purpose Acquisition Companies who were pre-business combination and included rights as part of their units that were publicly trading with significant time remaining to complete their initial business combination:

Criteria	Low	High
IPO Proceeds (in millions of dollars)	50	240
Warrant Coverage	—	1.0
Rights Coverage (per unit)	0.05	0.20
Remaining Months to Complete	—	13

The appraiser utilized the median market price of 0.108 as the fair value of the Rights included in the IPO offering.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, except as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 29, 2024, the board of directors approved the exercise by the Company of the automatic extension of the time the Company has to complete a business combination by an additional three months. Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company in connection with the Initial Public Offering, in order for the time available for the Company to consummate a Business Combination to be extended, the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the trust account $690,000 in full, (or $0.10 per share) for each extension, on or prior to the date of the applicable deadline.

Extension

Pursuant to the terms of the Company’s amended and restated certificate of incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, if the Company anticipates that it may not be able to consummate its initial business combination within 12 months from the closing of the initial public offering, it may, by resolution of its board of directors and if requested by its Sponsor, extend the period of time it will have to consummate an initial business combination up to two times, each by an additional three months (for a total of up to 18 months from the closing of the initial public offering). The Company must deposit $690,000 into the trust account for each extension.

On March 28, 2024, the Sponsor deposited $690,000 (the “Extension Payment”) into the Company’s trust account in order to extend the date by which the Company has to consummate a business combination from March 31, 2024 to June 30, 2024.

The Extension Payment was loaned as a draw down pursuant to an unsecured promissory note the Company issued to the Sponsor on May 17, 2022, pursuant to the Company was able borrow up to an aggregate principal amount of $300,000 (the “Note”). On January 20, 2023, the maximum amount available under the Note was amended and increased to $400,000. As of March 31, 2023, both the Company and the Sponsor mutually agreed to extend the maturity date of the original Note. The Note is non-interest bearing and payable on the earlier of (i) the close of the Company’s initial business combination or (ii) September 30, 2024. On March 27, 2024, the maximum amount available under the Note was, again, amended and increased to $1,090,000.

TRAILBLAZER MERGER CORPORATION I
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets
Cash	$108,520	$607,816
Cash – restricted	353,388	—
Prepaid expenses	77,806	141,937
Restricted funds – held in Trust Account	49,774,936	—
Total current assets	50,314,650	749,753

Prepaid insurance	—	25,681
Marketable securities held in Trust Account	26,845,950	72,994,863
Total Assets	$77,160,600	$73,770,297

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$803,378	$238,834
Accrued offering costs	—	75,000
Income taxes payable	1,102,538	306,834
Excise tax payable	497,749	—
Class A common stock pending redemptions (4,520,384 shares)	49,774,936	—
Promissory note related party	1,901,585	321,585
Total current liabilities	54,080,186	942,253
Deferred tax liability	—	210,152
Deferred underwriting fee payable	2,070,000	2,070,000
Total Liabilities	56,150,186	3,222,405

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 2,379,616 and 6,900,000 shares at redemption value at $10.93 per share as of September 30, 2024 and $10.47 at December 31, 2023, respectively	26,008,867	72,224,950

Stockholders’ Deficit
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized: 2,119,499 issued and outstanding (excluding 2,379,616 and 6,900,000 shares subject to possible redemption) at September 30, 2024 and December 31, 2023, respectively	212	212
Class B common stock, $0.0001 par value; 5,000,000 shares authorized; 1 share issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	—	—
Accumulated deficit	(4,998,665)	(1,677,270)
Total Stockholders’ Deficit	(4,998,453)	(1,677,058)
Total Liabilities and Stockholders’ Deficit	$77,160,600	$73,770,297

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TRAILBLAZER MERGER CORPORATION I
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Operating and formation costs	$532,847	$194,068	$1,493,646	$432,659
Loss from operations	(532,847)	(194,068)	(1,493,646)	(432,659)

Other income (expense):
Stock-based compensation expense	—	—	—	(207,087)
Interest earned on marketable securities held in Trust Account	883,635	834,276	2,814,405	1,632,278
Unrealized loss on marketable securities held in Trust Account	(5,531)	60,048	—	(21,578)
Other income, net	878,104	894,324	2,814,405	1,403,613

Income before provision for income taxes	345,257	700,256	1,320,759	970,954
Provision for income taxes	(199,929)	(177,308)	(585,552)	(306,725)
Net income	$145,328	$522,948	$735,207	$664,229

Basic and diluted weighted average shares outstanding, Class A common stock	8,822,961	9,019,499	8,953,266	6,614,719
Basic and diluted net income per share, Class A common stock	$0.02	$0.06	$0.08	$0.10
Basic and diluted weighted average shares outstanding, Class B common stock	1	1	1	1
Basic and diluted net income per share, Class B common stock	$0.00	$0.00	$0.00	$0.00

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TRAILBLAZER MERGER CORPORATION I
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances – December 31, 2023	2,119,499	$212	1	$—	$—	$(1,677,270)	$(1,677,058)
Remeasurement of carrying value to redemption value	—	—	—	—	—	(1,400,699)	(1,400,699)
Net income	—	—	—	—	—	372,368	372,368
Balances – March 31, 2024	2,119,499	212	1	—	—	(2,705,601)	(2,705,389)
Remeasurement of carrying value to redemption value	—	—	—	—	—	(1,437,975)	(1,437,975)
Net income	—	—	—	—	—	217,511	217,511
Balances – June 30, 2024	2,119,499	212	1	—	—	(3,926,065)	(3,925,853)
Remeasurement of carrying value to redemption value	—	—	—	—	—	(720,179)	(720,179)
Excise tax payable attributable to redemption of Class A common stock	—	—	—	—	—	(497,749)	(497,749)
Net income	—	—	—	—	—	145,328	145,328
Balances – September 30, 2024	2,119,499	$212	1	$—	$—	$(4,998,665)	$(4,998,453)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances – December 31, 2022	1,724,999	$172	1	$—	$24,828	$(5,187)	$19,813
Sale of 394,500 private placement units	394,500	40	—	—	3,944,960	—	3,945,000
Stock-based compensation expense to certain officers/directors	—	—	—	—	207,087	—	207,087
Fair value of rights included in public units	—	—	—	—	745,200	—	745,200
Allocated value of transaction costs to Class A shares	—	—	—	—	(89,233)	—	(89,233)
Remeasurement of carrying value to redemption value	—	—	—	—	(4,832,842)	(1,174,387)	(6,007,229)
Net loss	—	—	—	—	—	(249,591)	(249,591)
Balances – March 31, 2023	2,119,499	212	1	—	—	(1,429,165)	(1,428,953)
Remeasurement of carrying value to redemption value	—	—	—	—	—	(386,959)	(386,959)
Net income	—	—	—	—	—	390,872	390,872
Balances – June 30, 2023	2,119,499	212	1	—	—	(1,425,252)	(1,425,040)
Remeasurement of carrying value to redemption value	—	—	—	—	—	(667,016)	(667,016)
Net income	—	—	—	—	—	522,948	522,948
Balances – September 30, 2023	2,119,499	$212	1	$—	$—	$(1,569,320)	$(1,569,108)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TRAILBLAZER MERGER CORPORATION I
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$735,207	$664,229
Adjustments to reconcile net income to net cash used in operating activities:
Stock-based compensation expense to certain officers and directors	—	207,087
Interest earned on marketable securities held in Trust Account	(2,814,405)	(1,632,278)
Unrealized loss on marketable securities held in Trust Account	—	21,578
Benefit from income taxes	(210,152)	(4,123)
Changes in operating assets and liabilities:
Prepaid expenses	64,131	(143,822)
Prepaid insurance	25,681	(52,556)
Accrued expenses	564,544	221,709
Income taxes payable	795,704	310,848
Net cash used in operating activities	(839,290)	(407,328)

Cash Flows from Investing Activities:
Proceeds from Trust Account to pay franchise and income taxes	568,382	—
Investment of cash into Trust Account	—	(70,380,000)
Extension deposit into Trust Account	(1,380,000)	—
Net cash used in investing activities	(811,618)	(70,380,000)

Cash Flows from Financing Activities:
Proceeds from sale of units, net of underwriting discounts paid	—	67,965,000
Proceeds from sale of private placement units	—	3,945,000
Proceeds from promissory note – related party	1,580,000	100,085
Payment of offering costs	(75,000)	(581,635)
Net cash provided by financing activities	1,505,000	71,428,450

Net Change in Cash and Restricted Cash	(145,908)	641,122
Cash and Restricted Cash – Beginning of period	607,816	34,393
Cash and Restricted Cash – End of period	$461,908	$675,515

Cash and Restricted Cash, end of period
Cash	$108,520	$675,515
Cash – restricted	353,388	—
Cash and Restricted Cash, end of period	$461,908	$675,515

Non-Cash investing and financing activities:
Remeasurement of Class A common stock subject to redemption value	$3,558,853	$7,061,204
Excise tax payable	$497,749	$—
Pending redemptions of Class A common stock	$49,774,936	$—
Offering costs included in accrued offering costs	$—	$75,000
Deferred underwriting fee payable	$—	$2,070,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TRAILBLAZER MERGER CORPORATION I
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Trailblazer Merger Corporation I (the “Company”, “we”) is a blank check company incorporated in Delaware on November 12, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).

As of September 30, 2024, the Company has two subsidiaries, Trailblazer Merger Sub Ltd, an Israeli company and a direct, wholly owned subsidiary of the Company incorporated on June 25, 2024, and Trailblazer Holdings, Inc. (“Holdings”), a Delaware corporation and a direct, wholly owned subsidiary of the Company incorporated on July 16, 2024. Holdings will be the public company following the closing of the Business Combination. The Business Combination transaction is structured as follows: (a) the Company shall merge with and into Holdings and Holdings shall be the survivor of such merger and (b) the merger subsidiary of the Company shall merge with and into the target, Cyabra Strategy Ltd. (“Cyabra”), with Cyabra being the surviving entity, following which the merger subsidiary will cease to exist and Cyabra will become a wholly owned subsidiary of Holdings. As of September 30, 2024, the two subsidiaries had no financial activities.

As of September 30, 2024, the Company has not yet commenced any operations. All activity for the period November 12, 2021 (inception) through September 30, 2024 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on March 28, 2023. On March 31, 2023, the Company consummated the Initial Public Offering of 6,900,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 900,000 Units, at $10.00 per Unit, generating gross proceeds of $69,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 394,500 units (the “Placement Units”) at a price of $10.00 per Placement Unit, in a private placement to Trailblazer Sponsor Group, LLC (the “Sponsor”), generating gross proceeds of $3,945,000, which is described in Note 4.

Transaction costs amounted to $3,971,262 consisting of $1,035,000 of cash underwriting discount, $2,070,000 of deferred underwriting fees, and $866,262 of other offering costs. The allocated value of transaction costs to Class A common stock amounted to $89,233.

Following the closing of the Initial Public Offering on March 31, 2023, an amount of $70,380,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

If the Company seeks stockholder approval, it will only proceed with a Business Combination, if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), which will be filed prior to the Initial Public Offering, increase the number of authorized shares, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), placement shares (shares of Class A common stock included in the Placement Units) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period, as defined below, and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Through September 30, 2024, the Sponsor deposited a total of $1,380,000 (the “Extension Payment”) into the Company’s Trust Account in order to extend the date by which the Company has to consummate a business combination from March 31, 2024 to September 30, 2024. The Extension Payment was loaned as a draw down pursuant to an unsecured promissory note the Company issued to the Sponsor (see Note 5).

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

As approved by its stockholders at the annual meeting of stockholders held on September 26, 2024 (the “Annual Meeting”), the Company filed an amendment to its Amended and Restated Certificate of Incorporation (the “Charter”) with the Delaware Secretary of State on September 27, 2024 (the “Charter Amendment”), and also amended its investment management trust agreement, to (a) modify the terms and extend the date (the “Termination Date”) by which the Company has to consummate a business combination by allowing the Company, through resolution of the board of directors without another stockholder vote, to elect to extend the Termination Date by one month each time from September 30, 2024 to September 30, 2025 (the “Combination Period”), or such earlier date as determined by the Board in its sole discretion, unless the closing of a business combination shall have occurred prior thereto; and (b) to remove the provision which permitted the withdrawal of $100,000 from the trust account of the Company in order to pay dissolution expenses. For each monthly extension approved by the Board, the monthly payment required to be deposited into the Company’s Trust Account to extend the Termination Date by one month should be the lesser of (i) $0.035 for each outstanding share of Public Stock after giving effect to the redemption, and (ii) $100,000.

In connection with the stockholders’ vote at the Annual Meeting, 4,520,384 shares were tendered for redemption.

On October 2, 2024, the Sponsor deposited $83,287 into the Company’s Trust Account to extend the Termination Date from September 30, 2024 to October 30, 2024 (see Note 9).

On October 9, 2024, $49,774,936, or approximately $11.01 redemption price per share, was withdrawn from the Trust Account to pay the redeeming holders and the 4,520,384 shares of the Company’s Class A common stock that were redeemed were cancelled (see Note 9).

On October 31, 2024, the Sponsor deposited $83,287 into the Company’s Trust Account to extend the Termination Date from October 30, 2024 to November 30, 2024 (see Note 9).

On December 2, 2024, the Sponsor deposited $83,287 into the Company’s Trust Account to extend the termination date from November 30, 2024 to December 31, 2024.

If the Company is unable to complete a Business Combination within Termination Date (September 30, 2025, if extended by the full amount of time), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor issuance of Founder Shares and loan proceeds from the Sponsor under the Promissory Note (as defined in Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the Initial Public Offering and the sale of the Placement Units in a private placement.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it would repay such loaned amounts at that time. Up to $1,500,000 of such Working Capital Loans may be converted into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Placement Units. As of September 30, 2024 and December 31, 2023, there were no amount outstanding under the Working Capital Loan.

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, the Company has until December 31, 2024, as extended, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by December 31, 2024 (September 30, 2025, if extended by the full amount of time), there will be a mandatory liquidation and subsequent dissolution. Management has determined that mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 31, 2024 (September 30, 2025, if extended by the full amount of time). The Company intends to complete a Business Combination with Cyabra (see Note 6) before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this Quarterly Report on Form 10-Q.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the Excise Tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024. Any amount of such Excise Tax not paid in full, will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full. The Company had no common stock redemptions in 2023 and no excise tax was due on October 31, 2024.

As of September 30, 2024, the Company has recorded 1% excise tax payable based on the amount redeemed or an aggregate amount of $497,749 and is presented in the accompanying balance sheet.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s December 31, 2023 Annual Report on Form 10-K as filed with the SEC on March 29, 2024. The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. As of September 30, 2024, the subsidiaries had no financial activities.

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $108,520 and $607,816 in unrestricted cash and no cash equivalents as of September 30, 2024 and December 31, 2023, respectively.

Cash — Restricted

Cash that is encumbered or otherwise restricted as to its use is included in cash — restricted. As of September 30, 2024 and December 31, 2023, the balance was $353,388 and $0, respectively. Cash — restricted at September 30, 2024 represents cash that was withdrawn from the Trust Account to pay franchise and income taxes but is yet to be utilized at the end of the period.

Marketable Securities in Trust Account

At September 30, 2024 and December 31, 2023, substantially all of the assets held in the Trust Account were held in money market funds and U.S. treasury bills, respectively. The Company’s assets held in Trust Account was in U.S. treasury bills until September 19, 2024. The Company accounts for its marketable securities as trading securities

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

under ASC 320, where securities are presented at fair value on the balance sheets and with unrealized gains or losses, if any, presented on the statements of operations. From inception through September 30, 2024, the Company withdrew $568,382 of interest earned on the Trust Account to pay for the Company franchise and income taxes payable. As of September 30, 2024, $353,388 of the amount withdrawn from Trust remains to be utilized.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, and deferred underwriting fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to temporary equity and offering costs allocated to Public Rights (as defined in Note 3) were charged to stockholders’ deficit upon the completion of the Initial Public Offering. Offering costs paid during the period ended September 30, 2024 and 2023 were $75,000 and $581,635, respectively.

Class A Redeemable Stock Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a stockholder vote or tender offer in connection with the Company’s initial business combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Rights) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, at September 30, 2024 and December 31, 2023, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

At September 30, 2024 and December 31, 2023, the Class A common stock subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$69,000,000
Less:
Proceeds allocated to Public Rights	(745,200)
Class A common stock issuance costs	(3,882,029)
Plus:
Remeasurement of carrying value to redemption value	7,852,179
Class A Common Stock subject to possible redemption, December 31, 2023	$72,224,950
Less:
Redemption of Class A common stock	(49,774,936)
Plus:
Remeasurement of carrying value to redemption value	3,558,853
Class A Common Stock subject to possible redemption, September 30, 2024	$26,008,867

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2024, the Company reported a net deferred tax liability of $0, the deferred tax asset of $228,928 was fully offset by a valuation allowance. As of December 31, 2023, the Company reported a net deferred tax liability of $210,151, the deferred tax asset of $82,679 was fully offset by a valuation allowance. The Company’s effective tax rate was 57.9% and 25.3% for the three months ended September 30, 2024 and 2023, respectively; and 44.3% and 31.6% for the nine months ended September 30, 2024 and 2023, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2024 and 2023, due to stock-based compensation expense, interest and penalties related to income taxes, merger and acquisition related costs, and the valuation allowance on the deferred tax assets related to organization expenses.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits and underpayment of income tax as income tax expense. As of September 30, 2024 and December 31, 2023, the Company accrued $26,027 and $0, respectively, for interest and penalties related to underpayment of income taxes. There were no unrecognized tax benefits as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through September 30, 2024.

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Subsequent remeasurement of the redeemable Class A common stock is excluded from income per share of common stock as the redemption value approximates fair value. Net income per share of common stock is computed by dividing the pro rata net income between the shares of Class A common stock and the shares of Class B common stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted income per share does not consider the effect of the rights issued in connection with the IPO, as well as rights issuable upon the exercise of the conversion option on outstanding working capital loans, since the exercise of the rights is contingent upon the occurrence of future events and the inclusion of such rights would be anti-dilutive. The rights are exercisable for 729,450 shares of Class A common stock in the aggregate.

The following table reflects the calculation of basic and diluted net income per share of common stock (in dollars, except share amounts):

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2024		2023		2024		2023
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income per common stock
Numerator:
Allocation of net income	$145,328	$—	$522,948	$—	$735,207	$—	$664,229	$—
Denominator:
Basic and diluted weighted average common stock outstanding	8,822,961	1	9,019,499	1	8,953,266	1	6,614,719	1
Basic and diluted net income per common stock	$0.02	$—	$0.06	$—	$0.08	$—	$0.10	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instruments could be required within 12 months of the balance sheet date.

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-Based Compensation

The Company adopted ASC Topic 718, Compensation — Stock Compensation, guidance to account for its stock-based compensation. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument. The Company recognizes all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted stock, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Stock-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statement of operations.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,900,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 900,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one right to receive one-tenth (1/10) of a share of Class A common stock.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 394,500 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $3,945,000 in a private placement. A portion of the proceeds from the Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account so that the Trust Account holds $10.20 per unit sold. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Units will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 17, 2022, the Sponsor purchased 1,940,625 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On September 23, 2022, the Company and the Sponsor entered into a share exchange agreement pursuant to which the Sponsor exchanged 1,940,624 Founder Shares for 1,940,624 shares of Class A common stock. As a result of the share exchange, the Founder Shares consisted of 1,940,624 shares of Class A common stock and 1 share of Class B common stock. On January 20, 2023, the Sponsor forfeited for no consideration and the Company canceled 215,625 of such Founder Shares, resulting in 1,724,999 Founder Shares remaining outstanding of Class A common stock and 1 share of Class B common stock. The 1 share of Class B

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

common stock will automatically be canceled at the time of the initial Business Combination. The holder of the 1 share of Class B common stock will have the right to elect all of the directors prior to the initial Business Combination and the holders of the shares of Class A common stock will not be entitled to vote on the election of directors during such time.

On March 28, 2023, the Chief Financial Officer of the Company and three directors (the “subscribers”) entered into subscription agreements with the Sponsor for an interest in the Sponsor company for their own investment purposes. The interest is backed by the Class A common stock owned by the Company as of March 28, 2023, the date of issuance. As such, the subscribers will participate in the profits or losses of the Sponsor company though date of liquidation. The subscription into interests of the Class A common stock founder shares to the Company’s management and directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The 47,500 Class A common stock which support the subscription interests of management and the directors has a fair value of $207,087 or $4.36 per share, which has been recorded as stock-based compensation. The fair value was determined using a Monte Carlo Model with a volatility of 7.2%, risk-free rate of 3.97% and a stock price of $9.89 as of the valuation date of March 28, 2023. These interests are not subject to performance conditions and as such stock-based compensation of $207,087 was recorded on the statement of operations.

On November 10, 2023, the Company reimbursed its officers an aggregate amount of $3,545 for the out-of-pocket expenses paid by officers in connection with meeting a prospective target.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On May 17, 2022, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”) as amended on January 20, 2023 and as further amended as of March 31, 2023, pursuant to which the Company may borrow up to an aggregate principal amount of $400,000 (as amended). The Promissory Note is non-interest bearing and is payable on the earlier of (i) the close of the Company’s initial business combination or (ii) September 30, 2024. On November 21, 2023, the Promissory Note was further amended to permit the Company to pay certain expenses of the Sponsor which would reduce the principal balance of the Promissory Note by the same amount. On March 27, 2024, the maximum amount available under the Note was further amended and increased to $1,090,000. On June 25, 2024, the maximum amount available under the Note was further amended and increased to $1,780,000. On September 16, 2024, the maximum amount available under the Note was further amended and increased to $1,980,000. On September 30, 2024, the maximum amount available under the Note was further amended and increased to $2,280,000. As of September 30, 2024 and December 31, 2023, there was $1,901,585 and $321,585, respectively, outstanding under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Placement Units (see Note 4). As of September 30, 2024 and December 31, 2023, there was no amount outstanding under the Working Capital Loan.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder’s Rights

Pursuant to a registration rights agreement entered into on March 28, 2023, the holders of the Founder Shares, Placement Units and any unit that may be issued upon conversion of the Working Capital Loans (and any underlying shares of Class A common stock) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of our Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement will provide that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 900,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On March 31, 2023, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase an additional 900,000 Units at a price of $10.00 per Unit.

The underwriters were also entitled to a cash underwriting discount of $0.15 per Unit, or $1,035,000 in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.30 per Unit, or $2,070,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Advisory Agreement

Pursuant to the advisory agreement entered into in September 2022 with LifeSci Capital LLC (“LifeSci”), further amended in March 2023, upon the consummation of the initial business combination, the Company agreed to pay LifeSci equal to one and one half (1.5%) percent of the total consideration paid in connection with the initial business combination in the form of equity interests in the entity that survives any such business combination in exchange for the provision by the underwriters of certain services relating to the initial business combination.

For the purposes of this section, “total consideration” means the total market value of, without duplication, all cash, securities, or other property paid or transferred at the closing of such transaction by the target’s stockholders or to be paid or transferred in the future to the target’s stockholders with respect to such transaction (other than payments of interest or dividends and any contingent or earnout consideration based upon future performance of the combined companies, however characterized), including, without limitation, to the extent applicable, any net value

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

paid in respect of (i) the assets of the target and (ii) the capital stock of the target (and the spread value of any “in the money” securities convertible into options, warrants or other rights to acquire such capital stock), after giving effect to the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the target or repayment of indebtedness, including, without limitation, indebtedness secured by the assets of the target, capital leases or preferred stock obligations; provided, that for the avoidance of doubt, any funds in the trust account (as may be applicable in the case of a Transaction) or financing proceeds raised in connection with the closing of the transaction (including by way of an offering, the compensation to underwriters for which is provided for below), in either case, that are not paid to the target’s stockholders as consideration in the transaction will not be included as part of the Total Consideration.

For purposes of this section, the market value of any publicly traded common stock, whether already outstanding or newly-issued, will be equal to the greater of: (i) the value of such common stock issued to the target upon the closing of a transaction at a price equal to $10.00 per share; and (ii) the dollar volume-weighted average price (VWAP) for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the first five (5) trading days following the consummation of the transaction.

Additionally, the Company agreed to reimburse the underwriters for all out-of-pocket documented costs and expenses (including fees and expenses of counsel) incurred by the underwriters in connection with provision of such services, up to $50,000 in the aggregate, and, upon the consummation of the initial business combination, to reimburse the underwriters for any such expenses incurred in excess of $50,000.

Merger Agreement

On July 22, 2024, the Company entered into a merger agreement, by and among Parent, Trailblazer Merger Sub, Ltd., an Israeli company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), Trailblazer Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Holdings”), and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra”) (as it may be amended and/or restated from time to time, the “Merger Agreement”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, (a) the Company shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Company Merger” and all references to the Company subsequent to the Company Merger shall be intended to refer to Holdings as the survivor of the Company Merger) and (b) Merger Sub shall merge with and into Cyabra, with Cyabra being the surviving entity (the “Merger”), following which Merger Sub will cease to exist and Cyabra will become a wholly owned subsidiary of the Company (the “Surviving Corporation”). In connection with the Merger, the Company will be renamed “Cyabra, Inc.” (“Pubco”).

Parent Support Agreement

Contemporaneously with the execution of, and as a condition and an inducement to the Company and Cyabra entering into the Merger Agreement, the Sponsor and certain other stockholders of the Company are entering into and delivering the Parent Support Agreement (the “Parent Support Agreement”), pursuant to which the Sponsor and each such Company stockholder have agreed (i) not to transfer or redeem any of the Company Common Stock held by such Company stockholder and (ii) to vote in favor of the Merger Agreement and the Merger and the other transactions contemplated thereby at the Company stockholder meeting.

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Company Support Agreement

Contemporaneously with the execution of, and as a condition and an inducement to the Company and Cyabra entering into the Merger Agreement, certain Cyabra shareholders are entering into and delivering the Company Support Agreement (the “Company Support Agreement”), pursuant to which each such Cyabra shareholder has agreed (i) not to transfer any equity securities held by such shareholder and (ii) to vote in favor of the Merger Agreement and the Merger and the other transactions contemplated thereby.

Lock-Up Agreement

Prior to the Closing, Cyabra shall use reasonable best efforts to cause certain Cyabra securityholders to enter into a Lock-Up Agreement with the Company to be effective as of the Closing, pursuant to which the shares comprising the Aggregate Merger Consideration shall be subject to a lock-up, restricting the sale, transfer or other disposition of such shares for a period of nine months in accordance with the terms and conditions more fully set forth in the form of Lock-Up Agreement.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Pubco, the Sponsor and certain former shareholders of Cyabra (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain of the Company Common stock, the Company Units and the Company Rights that are held by the Holders from time to time.

The Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the Registration Rights Agreement or (b) the date as of which (i) all of the Registrable Securities have been sold pursuant to a Registration Statement or (ii) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with public reporting requirements.

The PIPE Investment

The Company will enter into subscription agreements with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in the Company Common Stock in a private placement that will close concurrently with the Closing (the “PIPE Investment”).

In the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Company Class A Common Stock in connection with the Merger, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000. Further, up to $1,000,000 of the PIPE Investment may be provided upon the initial filing of the Registration Statement with the Securities and Exchange Commission, if mutually agreed upon between the parties.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At September 30, 2024 and December 31, 2023, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At September 30, 2024 and December 31, 2023, there were 2,119,499 shares of Class A common stock issued and outstanding, excluding 2,379,616 and 6,900,000 shares of Class A common stock subject to possible redemption, respectively.

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

Class B Common Stock — The Company is authorized to issue up to 5,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At September 30, 2024 and December 31, 2023, there was 1 share of Class B common stock issued and outstanding.

The holder of our 1 share of Class B common stock will have the right to elect all of our directors prior to our initial business combination and the holders of our shares of Class A common stock will not be entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock will vote together as a single class on other matters submitted to a vote of stockholders, except as required by law. However, with respect to amending our charter to increase or decrease the aggregate number of authorized shares, holders of our Class A common stock and holders of our Class B common stock will vote as a separate class.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to its probusiness combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2024, assets held in the Trust Account were comprised of $76,620,886 in money market funds, of which, $49,774,936 was restricted to pay the redeeming stockholders. The Company’s assets held in Trust Account was in U.S. treasury bills until September 19, 2024. During the period ended September 30, 2024, the Company has withdrawn $568,382 interest income from the Trust Account to pay for the Company franchise and income taxes.

TRAILBLAZER MERGER CORPORATION I

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description

	Level	September 30, 2024	December 31, 2023
Assets:
Restricted funds – held in Trust Account	1	$49,774,936	$—
Marketable securities held in Trust Account	1	26,845,950	72,994,711
Total marketable securities held in Trust Account	1	$76,620,886	$72,994,711

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

On October 2, 2024, the Sponsor deposited $83,287 into the Company’s Trust Account to extend the Termination Date from September 30, 2024 to October 30, 2024.

On October 3, 2024, the Company withdrew $828,813 of interest earned on the Trust Account to pay for the Company’s franchise and income taxes.

On October 9, 2024, $49,774,936, or approximately $11.01 redemption price per share, was withdrawn from the Trust Account to pay the redeeming stockholders and the 4,520,384 shares of the Company’s Class A common stock that were redeemed were cancelled.

On October 31, 2024, the Sponsor deposited $83,287 into the Company’s Trust Account to extend the Termination Date from October 30, 2024 to November 30, 2024.

On December 2, 2024, the Sponsor deposited $83,287 into the Company’s Trust Account to extend the Termination Date from November 30 to December 31, 2024.

On January 2, 2025, the Sponsor deposited $83,287 into the Company’s Trust Account to extend the Termination Date from December 31, 2024 to January 31, 2025.

Amendment to Merger Agreement

On November 11, 2024, the parties thereto amended the Merger Agreement to: (i) increase the size of the Trailblazer Board from five directors to seven directors; (ii) remove the director election proposal from the Required Parent Proposals (as defined in the Merger Agreement); (iii) increase the size of the 2025 Plan from 10% to 15% due to the fact that certain previously contemplated grants will be included as part of the 2025 Plan; (iv) amend the provision related to the share grant to the Cyabra Key Employees to clarify that such grant may be subject to additional vesting conditions as agreed upon between the respective Cyabra Key Employee and Cyabra; and (v) amend the Outside Date from December 31, 2024 to March 31, 2025.

Amendment to Promissory Note

On November 29, 2024, the Company entered into an amendment (the “Amendment”) to the Promissory Note, pursuant to which the maximum amount available to borrow under the Note was further increased by an additional $500,000 to $2,780,000. On December 2, 2024, the Company drew down an additional $200,000 under the Promissory Note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors of
Trailblazer Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Trailblazer Holdings, Inc. (the “Company”) as of September 30, 2024, the related statements of operations, changes in stockholder’s deficit and cash flows for the period from July 16, 2024 (inception) through September 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024, and the results of its operations and its cash flows for the period from July 16, 2024 (inception) through September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before September 30, 2025. The Company entered into a Merger Agreement with a business combination target on July 22, 2024; however, the completion of this transaction is subject to the approval of the Company’s stockholder, among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to September 30, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after September 30, 2025, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2024.

New York, NY
December 20, 2024

TRAILBLAZER HOLDINGS, INC.

BALANCE SHEET

SEPTEMBER 30, 2024

ASSETS
Total Current Assets	$—
TOTAL ASSETS	$—

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities – Due to related party	$373
TOTAL LIABILITIES	373

Commitments and Contingencies

STOCKHOLDER’S DEFICIT
Common stock, $0.0001 par value; 1,000 shares authorized, issued and outstanding	—
Additional paid-in capital	—
Accumulated deficit	(373)
Total Stockholder’s Deficit	(373)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER HOLDINGS, INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 16, 2024 (INCEPTION) THROUGH SEPTEMBER 30, 2024

Operating expenses	$373
Loss from operations	(373)

Net loss	$(373)

Weighted average shares of common stock outstanding, basic and diluted	1,000
Basic and diluted net loss per share of common stock	$(0.37)

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER HOLDINGS, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE PERIOD FROM JULY 16, 2024 (INCEPTION) THROUGH SEPTEMBER 30, 2024

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – July 16, 2024 (inception)	—	$—	$—	$—	$—
Issuance of common stock	1,000	—	—	—	—
Net loss	—	—	—	(373)	(373)
Balance – September 30, 2024	1,000	$—	$—	$(373)	$(373)

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER HOLDINGS, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 16, 2024 (INCEPTION) THROUGH SEPTEMBER 30, 2024

Cash Flows from Operating Activities:
Net loss	$(373)
Adjustments to reconcile net loss to net cash used in operations:
Changes in operating assets and liabilities:
Due to related party	373
Net cash used in operating activities	—

Net Change in Cash	—
Cash – Beginning of period	—
Cash – End of period	$—

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JULY 16, 2024 (INCEPTION) THROUGH SEPTEMBER 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Trailblazer Holdings, Inc. (the “Company” or “Holdings”) was incorporated in Delaware on July 16, 2024. The Company was formed for the purpose of merging with Trailblazer Merger Corporation I (“Trailblazer”) prior to the transactions contemplated in the Merger Agreement, as defined below, to facilitate the consummation of the Business Combination.

Proposed Business Combination

On July 22, 2024, Trailblazer, a Delaware corporation, entered into a merger agreement, by and among Trailblazer, Trailblazer Merger Sub, Ltd., an Israeli company and a direct, wholly owned subsidiary of Trailblazer (“Merger Sub”), Holdings, a direct, wholly owned subsidiary of Trailblazer, and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra”) (as amended on November 11, 2024 and as it may be further amended and/or restated from time to time, the “Merger Agreement”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, (a) Trailblazer shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Parent Merger” and all references to Trailblazer subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger) and (b) Merger Sub shall merge with and into Cyabra, with Cyabra being the surviving entity (the “Acquisition Merger” and, together with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”), following which Merger Sub will cease to exist and Cyabra will become a wholly owned subsidiary of Holdings (the “Surviving Corporation”). In connection with the Business Combination, Holdings (at such stage, referred to herein as the “Combined Company”) will be renamed “Cyabra, Inc.”

Liquidity and Going Concern

For the period from July 16, 2024 (inception) through September 30, 2024, the Company reported net loss of $373. As of September 30, 2024, the Company had an aggregate cash of $0 and a working capital deficit of $373.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. If the Business Combination is not consummated by September 30, 2025 (if extended by the full amount of time) (the “Combination Period”), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and potential dissolution if the Business Combination is not consummated by the Combination Period raise substantial doubt about the Company’s ability to continue as a going concern.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

TRAILBLAZER HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JULY 16, 2024 (INCEPTION) THROUGH SEPTEMBER 30, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of September 30, 2024.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. For purposes of calculating diluted loss per share, the denominator includes both the weighted average number of shares outstanding during the period and the number of common share equivalents if the inclusion of such common share equivalents is dilutive.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. RELATED PARTY TRANSACTIONS

Amounts due to related party represent formation costs paid on behalf of the Company by its stockholder. The Company’s stockholder is expected to pay the accrued expenses of the Company at the closing of the Business Combination.

NOTE 4. STOCKHOLDER’S DEFICIT

Common Stock

The Company is authorized to issue 1,000 shares of common stock with a par value of $0.0001 per share. At September 30, 2024, there are 1,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

NOTE 5. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in these financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Cyabra Strategy Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cyabra Strategy Ltd. and it subsidiary (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in redeemable convertible preferred Shares and capital deficiency, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

We have served as the Company’s auditor since 2022

Tel Aviv, Israel

November 12, 2024

Cyabra Strategy Ltd. and its subsidiary
Consolidated Balance Sheets as of December 31,

U.S. dollars in thousands (except share data)

	Note	2023	2022
Assets
Current assets
Cash and cash equivalents	3A	520	1,758
Restricted cash		6	6
Accounts receivable		70	86
Other current assets	3B	108	121
Total current assets		704	1,971

Non-Current Assets
Operating right-of-use asset	17	41	166
Property and equipment, net	4	98	118
Total non-current assets		139	284
Total Assets		843	2,255

Liabilities, Redeemable Convertible Preferred Shares and Capital Deficiency
Current liabilities
Trade accounts payable		141	160
Current maturities of long-term loans	6	1,179	301
Operating lease liability	17	40	116
Deferred revenues		1,473	771
Employees and related		675	538
Other current liabilities	7	321	84
Total current liabilities		3,829	1,970

Non-Current Liabilities
Long-term loans	6	1,376	2,620
Operating lease liability	17	—	41
Long-term deferred revenues		154	—
Liability for future equity (SAFE)	5	—	2,377
Liability with respect to warrants	5	93	59
Total non-current liabilities		1,623	5,097
Total liabilities		5,452	7,067

Commitments and contingent liabilities	8

Redeemable Convertible Preferred Shares:	9
Redeemable Preferred A and A-1 shares, NIS 0.01 par value: 607,373 shares authorized as of December 31, 2023 and 2022, 515,186 issued and outstanding as of December 31, 2023 and 2022 Aggregate liquidation preference of $6,511, and $6,201 as of December 31, 2023 and 2022, respectively; Redeemable Preferred A-2 and A-3 shares, NIS 0.01 par value: 596,056 and 0 shares authorized as of December 31, 2023 and 2022, respectively, and 388,739 and 0 issued and outstanding as of December 31, 2023 and 2022, respectively Aggregate liquidation preference of $5,944 as of December 31, 2023.		11,780	5,502

Capital Deficiency:
Ordinary shares, NIS 0.01 par value: 8,796,571 shares authorized as of December 31, 2023 and 2022, and 628,801 and 628,201 issued and outstanding as of December 31, 2023 and 2022, respectively.		2	2
Additional paid in capital		2,553	2,078
Accumulated deficit		(18,944)	(12,394)
Total capital deficiency		(16,389)	(10,314)
Total liabilities, redeemable convertible preferred shares and capital deficiency		843	2,255

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Consolidated Statements of Operations for the year ended December 31,
U.S. dollars in thousands (except per share data)

	Note	2023	2022
Revenues	10	1,922	798
Cost of revenues		603	274
Gross profit		1,319	524

Operating costs and expenses
Research and development expenses	11	3,593	3,003
Sales and marketing expenses	12	2,738	1,781
General and administrative expenses	13	929	1,421
Total operating loss		5,941	5,681

Finance expenses, net	14	604	379
Loss before taxes on income		6,545	6,060
Taxes on income		5	1
Net loss for the year		6,550	6,061

Loss per share attributable to ordinary shareholders	18
Basic and diluted loss per share		(10.29)	(9.69)

Weighted average number of ordinary shares outstanding used in computation of basic and diluted loss per share		680,182	654,740

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Capital Deficiency

	Redeemable Preferred A, A1,A2,A3 Shares		Ordinary Shares		Additional paid in capital	Accumulated deficit	Total
	Shares	USD thousands	Shares	USD thousands	USD thousands	USD thousands	USD thousands
Balance at December 31, 2021	515,186	5,502	625,601	2	1,836	(6,333)	(4,495)
Share based payments	—	—	—	—	233	—	233
Exercise of options	—	—	2,600	*	9	—	9
Net loss for the year	—	—	—	—	—	(6,061)	(6,061)
Balance at December 31, 2022	515,186	5,502	628,201	2	2,078	(12,394)	(10,314)

Issuance of redeemable preferred shares A-2, net	223,489	3,593	—	—	—	—	—
Conversion of SAFE to redeemable preferred shares A-3	165,250	2,685	—	—	—	—	—
Share based payments	—	—	—	—	474	—	474
Exercise of options	—	—	600	*	1	—	1
Net loss for the year	—	—	—	—	—	(6,550)	(6,550)
Balance at December 31, 2023	903,925	11,780	628,801	2	2,553	(18,944)	(16,389)

____________

*        Less than USD 1 thousand

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Consolidated Statements of Cash Flows for the year ended December 31,

	2023	2022
	USD thousands	USD thousands
Cash flows – operating activities
Net loss for the year	(6,550)	(6,061)
Adjustments:
Depreciation	39	28
Loss (gain) from disposal of property and equipment	(1)	2
Share based payments	474	233
Revaluation of financial liabilities accounted at fair value	342	288
Finance expenses	5	100
Interest expenses	—	14
Changes in operating assets and liabilities:
Decrease (increase) in other current assets	13	(95)
Decrease (increase) in accounts receivable	16	(25)
Increase (decrease) in trade accounts payable	(19)	24
Change in ROU asset and lease liability	8	(9)
Increase in deferred revenues	856	772
Increase in employees and related	137	257
Increase in other current liabilities	237	4
Net cash used in operating activities	(4,443)	(4,468)

Cash flows – investing activity
Purchase of property and equipment	(21)	(125)
Sale of property and equipment	3	—
Net cash used in investing activity	(18)	(125)

Cash flows – financing activities
Receipt of loans	247	2,906
Repayment of loans	(613)	—
Exercise of options	1	9
Issuance of shares, net	3,593	150
Proceeds from a liability for future equity (SAFE)	—	2,148
Net cash provided by financing activities	3,228	5,213

Increase (decrease) in cash, cash equivalents and restricted cash	(1,233)	620
Exchange rate differences on cash and cash equivalents and restricted cash	(5)	(100)
Cash, cash equivalents and restricted cash at the beginning of year	1,764	1,244

Cash, cash equivalents and restricted cash at the end of year	526	1,764

Supplemental Disclosures of cash flow information:
Interest paid	300	121

Supplemental disclosure of non-cash activity:
Conversion of SAFE	2,685	—
Right of use asset recognized with corresponding lease liability	125	166
Cash, cash equivalent and restricted cash at the end of the year:
Cash and cash equivalents	520	1,758
Restricted cash	6	6

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 1 — General

A.     Description of business and formation of the Company

Cyabra Strategy Ltd. (“The Company”) was incorporated in Israel on July 13, 2017 and commenced operations shortly thereafter. The Company operates as a single operating segment and addresses the threat of fake news for brands and the public sector and provide a software which identifies bad actors online, and mitigates the threat in real-time.

On March 12, 2020, the Company established a wholly owned U.S. subsidiary Cyabra Strategy Inc. (the “subsidiary”), for marketing and distribution activity. The subsidiary commenced operations during 2020. Almost all of the Company’s long-lived assets are currently located in Israel.

B.     The Company has a limited operating history and faces a number of risks, among them: uncertainties regarding demand and market acceptance of the Company’s products, the effects of technological changes, competition and the development of new products. Additionally, other risk factors exist such as the ability to manage growth, the loss of key personnel and the effect of planned expansion of operations on the future results of the Company.

As from the date it commenced operations, the Company has devoted substantially all of its financial resources to develop its products and has financed its operations primarily through the issuance of equity securities and loans. The Company had incurred losses in the amount of $18,944 and $12,394 thousand as of December 31, 2023 and 2022, respectively. Cash flow used in operating activities was $4,443 and $4,468 thousands for the year ended December 31, 2023 and 2022, respectively. In addition, the Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products and with increased business development efforts. The amount of the Company’s future net profits or losses will depend, in part, on the rate of its future expenditures, its ability to generate significant revenues from the sale of its products, and its ability to obtain funding through the issuance of securities, strategic collaborations or grants. Based on the projected cash flows and cash balance as of December 31, 2023, management is of the opinion that without further fund raising it will not have sufficient resources to enable it to continue its operating activities, including the development and marketing of its products for a period of 12 months from the balance sheet date of these consolidated financial statements. As a result, there is a substantial doubt about the Company’s ability to continue as a going concern. Management’s plans include continuing commercialization of the Company’s products and securing sufficient funding through the sale of additional equity securities. There are no assurances however, that the Company will be successful in obtaining the level of financing needed for its operations. If the Company is unsuccessful in commercializing its products and securing sufficient funding, it may need to reduce activities, curtail or even cease operations. The consolidated financial statements do not include any adjustments relating to the carrying amounts and classification of assets, liabilities, and reported expenses that might be necessary should the Company be unable to continue as a going concern.

C.     On October 7, 2023, the “Swords of Iron” war started between Israel and the terrorist organizations in the Gaza Strip, following a surprise attack on Israel led by certain armed groups in the Gaza Strip that included massacres, terrorism and crimes against humanity. This war is concentrated in the Gaza Strip which is along the southern region of the State of Israel, whereas the Hezbollah terrorist organization located in Lebanon has also engaged in hostilities. Israel has responded to the attacks against it with airstrikes and extensive mobilization of reserves. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip and Lebanon against civilian targets in various parts of Israel, including areas in which Cyabra’s employees are located, and negatively affected business conditions in Israel. In addition, Iran fired missiles and drones at Israel.

Following the attacks on Israel, and the subsequent recruitment of reserves units and the government’s declaration of war, there has been a decrease in the scope of local economic and business activity in Israel.

The Company estimates that at this stage, based on the information it has as of the date of the approval of these financial statements, that current events do not have a material impact on the business results of the Company in the short term. Since this is an event that is beyond the control of the Company, and factors such as the continuation of the war or its cessation may affect the Company’s estimates, as of the date of the report the

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 1 — General (cont.)

Company has no ability to estimate the extent of the impact of the war on its business activities and on its results in the medium and long term. The Company continues to regularly monitor the developments on the subject and examines the consequences for its activities and the value of its assets.

Note 2 — Significant Accounting Policies

A.     Basis of preparation

The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”), assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business, and are applied on a consistent basis.

B.     Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Information about assumptions made by the Company with respect to the future and other reasons for uncertainty with respect to estimates that have a significant risk of resulting in a material adjustment to carrying amounts of assets and liabilities in the next financial year are included in the following notes:

-        Fair value measurement of financial instruments

The Company accounts for financial liabilities arising from warrants at fair value through profit or loss. The fair values of these instruments are determined by using economic methods for evaluation. For information on details regarding fair value measurement and sensitivity analysis see Note 15 regarding financial instruments.

-        Share-based payment awards

The fair value of each option award is estimated on the date of grant using the Black and Scholes option-pricing model. For the assumptions used to measure the share-based payments awards — see note 9.C.

C.     Functional currency

The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the operations of the Company and its Subsidiary is conducted. Thus, the U.S. dollar is the Company’s functional currency. Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-U.S. dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions — exchange rates at transaction dates or average exchange rates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) — historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

D.     Principles of consolidation and basis of presentation

The accompanying consolidated financial statements reflect the results of the Company and its subsidiary. All inter-Company balances and transactions have been eliminated.

E.     Cash and cash equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at the date acquired.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

F.      Restricted Cash

Restricted cash are deposits serving as security for rent and credit cards.

G.     Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and software	33
Office furniture and equipment	15

H.     Impairment of long-lived assets

The Company’s property and equipment are reviewed for impairment in accordance with ASC 360, “Property Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the periods ended December 31, 2023 and December 31, 2022, no impairment losses have been recorded.

I.       Fair value of financial Instruments

ASC 820, Fair Value Measurements and Disclosures, relating to fair value measurements, defines fair value and establishes a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes the Company’s own credit risk.

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 —

Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 —	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The financial instruments of the Company consist mainly of cash and cash equivalents, short-term restricted deposit, accounts receivable, other current assets, trade accounts payable, other current liabilities and loans. In view of their nature, the fair value of the financial instruments is usually identical or substantially similar to their carrying amounts.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

J.      Research and development costs

Research and development costs are charged to operations as incurred. Costs incurred in the research and development of new products and enhancements to existing products are expensed as incurred. Development costs of computer software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. In most instances, the Company’s process for developing products is essentially completed concurrently with the establishment of technological feasibility and thus, software development costs are expensed as incurred.

K.     Government grants

Grants received from the Israeli Innovation Authority (“IIA”) for approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and included as a deduction from research and development expenses, and not recognized as a liability if payment of royalties is not probable when the grants are received.

L.     Redeemable convertible preferred shares, warrants and liability for future equity

The Company’s redeemable convertible preferred shares are considered to be contingently redeemable equity under ASC 480-10-S99 as they are redeemable upon the occurrence of an event that is not solely within the Company’s control, and as the limited exception provided by ASC 480-10-S99-3A(3)(f) is not applied. Thus, the redeemable convertible preferred shares are classified as “temporary equity”.

The Company’s simple agreements for future equity (“SAFEs”) give the investors an option to redeem the SAFEs for cash upon a dissolution event and upon a change of control event. As both of the events are not considered liquidation of the Company and since they are not under the sole control of the Company, the Company classifies the SAFE as a liability under ASC 480-10.

Warrants issued represents free-standing equity-linked financial instrument that is not considered indexed to the Company’s own stocks and therefor is classified as a liability under ASC 815-40.

M.    Income taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is recognized to the extent that it is more likely than not that the deferred taxes will not be realized in the foreseeable future. Given the Company’s losses, the Company has provided a full valuation allowance with respect to its deferred tax assets.

N.     Share-based compensation

The Company accounts for its employees’ stock-based compensation as an expense in the financial statements based on ASC 718. All awards are equity classified and therefore such costs are measured at the grant date fair value of the award and graded vesting attribution approach to recognize compensation cost over the vesting period. The Company estimates stock option grant date fair value using the Black Scholes option pricing-model. The Company recorded stock options issued to non-employees at the grant date fair value, and recognizes expenses over the related service period in the same period and in the same manner the Company would if it had paid cash for those goods or services. Forfeitures are recognized as they occur.

O.     Leases

The Company leases office spaces under several agreements, see also note 17.

The Company accounts for leases in accordance with Topic 842, Leases. The Company determines if an arrangement is or contains a lease at contract inception. The Company recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

For operating leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method.

For leases shorter than 1 year-the Company has elected the short-term lease recognition exemption provided by ASC 842. As a result, leases with a term of 12 months or less are not recorded on the balance sheet. Instead, lease payments for these short-term leases are recognized as an expense on a straight-line basis over the lease term.

Key estimates and judgments include how the Company determines (1) the discount rate it uses to discount the unpaid lease payments to present value, and (2) lease term.

•        Topic 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of the lease payments, the lease term, and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.

•        The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.

For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

For the office rent lease, the Company has elected to account for the lease and non-lease maintenance components as a single lease component. Therefore, the lease payments used to measure the lease liability include all of the fixed consideration in the contract, owed over the lease term.

P.      Liability for severance pay

All of the Company’s employees included under section 14 of the Israeli Severance Compensation Act, 1963 (“section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees. The aforementioned deposits are not recorded as an asset in the Company’s balance sheet as they are not under the Company’s control.

Q.     Revenue recognition

The Company only has revenue from contracts with customers. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

The Company offers its software to customers mainly via subscription (Software as a service-SaaS). In very limited cases, the software is provided via on-premises deployment. In addition, the Company offers Managed Services which typically include specific research and custom reports per the customer’ request.

The Company’s contracts generally include a single material performance obligation. The Company applied significant judgement and concluded that its promise to provide a software license is not considered distinct from subsequent upgrades and updates, since without those upgrades the utility of the software license degrades significantly during the license period if updates and upgrades are not provided. Also, the updates are integral to the customer continuing to obtain substantive utility from the software license.

The Company recognizes revenue from its SaaS and on-premises services ratably over the period in which the services are rendered. The Company applies the practical expedient in ASC 606 and does not evaluate payment terms of contract with duration of one year or less for the existence of a significant financing component. The Company’s customers usually pay for the services in advance for the duration of the license. For costs that are incremental to obtaining a contract with a customer, the Company elected to apply the practical expedient under which costs with an expected period of benefit of one year or less are recognized as an expense as incurred. In addition, contracts typically do not contain variable consideration as the contracts include stated prices.

The Company recognizes revenue on a gross basis when it controls the services prior to their transfer to the end customer. Control over services is determined with reference to, inter alia, the ability to determine the pricing of the service and being primarily responsible for service fulfillment. In certain transactions where the Company sells to a reseller and the resellers sells to an end-customer, the Company recognizes revenue based on the price sold to the reseller.

Revenues relating to Managed Services relates to deliverable performance obligation and are recognized at the point in time the deliverable is transferred to the Customer.

Remaining Performance Obligations

Remaining performance obligations represent contracted revenue that had not yet been recognized, and include billed deferred revenue, consisting of amounts invoiced to customers whether collected or uncollected which have not been recognized as revenue, as well as unbilled amounts that will be invoiced and recognized as revenue in future periods. As of December 31, 2023, the Company’s remaining performance obligations were $2,314 thousands, of which the Company expects to recognize $1,510 thousands and $804 thousands as revenue within one year and beyond one year, respectively.

R.     Loss per share

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive. The Company computes net loss per share using the two-class method required for participating securities. The two-class method

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

S.      Recently Adopted accounting pronouncements

The Company qualifies as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”). Using exemptions provided under the JOBS Act for EGCs, the Company has elected to defer compliance with new or revised ASUs until it is required to comply with such updates, which is generally consistent with the adoption dates of private companies.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, which replaces the existing incurred loss model with a current expected credit loss (“CECL”) model that requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Subsequent to the issuance of ASU 2016-13, the FASB issued several additional Accounting Standard Updates to clarify implementation guidance, provide narrow-scope improvements and provide additional disclosure guidance. Under the ASU, the Company is required to use a forward-looking CECL model for accounts receivables and other financial instruments. The Company adopted the ASU on January 1, 2023 and it did not have a material impact on its consolidated financial statement.

T.      Recently issued accounting standards not yet adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU improves reportable segments disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The ASU also require that a public entity that has a single reportable segment to provide all the disclosures required by the amendments and all existing segment disclosures in Topic 280. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating this ASU to determine its impact on the Company’s segment disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Company’s annual reporting periods beginning after December 15, 2025. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2023-09 will have on its consolidated financial statements.

Note 3A — Cash and Cash Equivalents

The Company’s cash and cash equivalents balance as of December 31, 2023 and 2022 is denominated mainly in US dollars and New Israeli Shekels.

Credit risk

The Company does not have a significant concentration of credit risks. The cash of the Company is deposited in Israeli and U.S. banking corporations. In the estimation of the Company’s management, the credit risk for these financial instruments is low. In the estimation of the Company’s management, it does not have any material expected credit losses.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 3B — Other Current Assets

	December 31, 2023	December 31, 2022
	USD thousands	USD thousands
Government institutions	34	32
Prepaid expenses	19	68
Advances to suppliers	30	—
Other	25	21
	108	121

Note 4 — Property and equipment, net

	December 31, 2023	December 31, 2022
	USD thousands	USD thousands
Cost:
Computers	95	84
Office Furniture and Equipment	52	52
Leasehold improvements	16	16
Total cost	163	152

Accumulated Depreciation:
Computers	48	27
Office Furniture and Equipment	14	6
Leasehold improvements	3	1
Total accumulated depreciation	65	34

Property and equipment, net
Computers	47	57
Office Furniture and Equipment	38	46
Leasehold improvements	13	15
Total	98	118

Depreciation expenses were $39 thousands and $28 thousands in the years ended December 31, 2023 and 2022, respectively.

Note 5 — Liability for Future Equity

Throughout February until May 2022, the Company and several investors (“Investors”) entered into a Simple Agreement for Future Equity (“SAFE”). According to the agreement, the Investors shall provide to the Company an amount of $2,148 thousands (the “Purchase Amount”). The SAFE amount bears no interest, and can be converted to the same class of shares issued on the next financing round, with a discount of 20% on the share price paid in the financing round, or at a share price reflecting a Company valuation of $40 million — whichever option yields the highest number of shares. Pursuant to the terms of the SAFE agreement, in the event of an Equity Financing (as defined in the SAFE agreement), the Company will automatically issue to the Investors a number of ordinary shares or preferred shares (the “SAFE Shares”) equal to the Purchase Amount divided by the Conversion Price (as defined in the SAFE agreement). If there is a Liquidity Event (as defined in the SAFE agreement), the Investors have the option to either (a) receive cash payment equal to the Purchase Amount or (b) receive from the Company a number of ordinary shares equal to the Purchase Amount divided by the Liquidity Price. (as defined in the SAFE agreement).

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 5 — Liability for Future Equity (cont.)

The SAFEs were recorded as a liability pursuant to ASC 480-10-25-8 since they are redeemable for cash upon contingent events that are outside of the Company’s control. Therefore, the SAFEs are required to be initially and subsequently measured at fair value with change in fair value recognized in the consolidated statement of operations.

On June 4, 2023, upon the issuance of series A-2 redeemable convertible preferred shares, the total Purchase Amount of the SAFEs was converted to 165,250 of series A-3 redeemable convertible preferred shares. For details regarding the fair value measurement of the SAFE instruments — see Note 15.

Subsequent to the balance sheet date, during 2024, the Company entered into several SAFE agreements with investors, for total consideration of $846 thousand, see also Note 19.

Note 6 — Loans and warrants issued

A.     In May 2022, the Company signed a warrant agreement with Bank Hapoalim (the “Bank”) in the amount of $180 thousand.

The warrant can be exercised gross for cash or by a cashless exercise, until the earlier of (1) May 2032, or (2) following the sale of all or substantially all the assets or shares of the Company, merger or any transaction or a series of transactions in which shareholders of the Company prior to the transaction will hold less than fifty (50%) of the voting and economic rights of the surviving entity after the transaction. If no such transaction shall occur by the end of the warrant’s term, it shall be automatically converted to shares by way of cashless exercise.

The warrant can be exercised by the Bank into the class of shares that shall be issued to investors pursuant to the terms of the SAFE agreement signed (see Note 5). If a Liquidity Event occurs, the warrant shall be exercisable into ordinary shares of the Company. The exercise price shall be the same as defined in the SAFE agreement, and number of shares received shall be determined by dividing the warrant amount ($180 thousand) by the exercise price.

For details regarding the accounting treatment and fair value of the warrant — see Note 2.I and Note 15.

The warrant was measured at fair value on each balance sheet date. Changes to the fair value of the warrant are recognized in profit and loss under finance expense (income).

B.      In parallel, the Company signed a loan agreement with the Bank, according to which the Company will be able to borrow an aggregated amount of up to $3,000 thousand until July 2023. The annual interest for any borrowed amount shall be 5.4% linked to the Secured Overnight Financing Rate (“SOFR”) term if the principal amount is denominated in USD, or Prime + 3.9% if the principal is denominated in NIS.

On May 30, 2022, the Company borrowed NIS 6,710 thousand (approximately $2,009 thousands) and $1,000 thousand according to the terms set forth in the loan agreement. The loans shall be repaid in monthly installments beginning on October 30, 2023 and ending on February 28, 2026.

As of December 31, 2023, the required annual principal payments of long-term debt, starting from the year 2024, are as follows:

USD Thousands
2024	1,179
2025	1,116
2026	260
Total	2,555

On May 8, 2023, the Company borrowed an additional amount of NIS 910 thousand (approximately $247 thousands), which was fully repaid on July 9, 2023.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 6 — Loans and warrants issued (cont.)

Subsequent to the balance sheet date, on July 9, 2024, the Company borrowed an additional amount of NIS 1,500 (approximately $405 thousands) thousand, which was fully repaid on August 9, 2024.

Total interest expenses with respect to the aforementioned loans were $286 and $135 thousands for the years ended December 31, 2023 and December 31, 2022, respectively.

Note 7 — Other Current Liabilities

	December 31, 2023	December 31, 2022
	USD thousands	USD thousands
Accrued expenses	287	65
IIA royalties	34	19
	321	84

Note 8 — Commitments and Contingent Liabilities

A.     IIA grants

During 2018, the Company received approval from the Israel Innovation Authority (“IIA”) for its participation in 50% of the research and development costs of the Company based on a budget approved by the IIA in the amount of approximately $720 thousand (NIS 2.7 million), subject to the fulfillment of specified milestones, for the period from August 2018 till July 2019. As of December 31, 2020, the Company received the entire amount it was entitled to, of approximately $362 thousand (NIS 1.3 million).

During 2019, the Company received an approval from the Israel Innovation Authority (“IIA”) for its participation in 30% of the research and development costs of the Company based on a budget approved by the IIA in the amount of approximately $1,296 thousand (NIS 4.5 million), subject to the fulfillment of specified milestones, for the period from September 2019 till August 2020. As of December 31, 2021, the Company received the entire amount it was entitled to of approximately $357 thousand (NIS 1.2 million).

The Company is committed to pay royalties to the IIA on proceeds from sale of products in the research and development of which the Government participates by way of grant. Under the terms of the Company’s funding from the Israeli Government, royalties of 3%-3.5% are payable on sales of products from projects so funded, up to 100% of the grant received by the Company, linked to the dollar with an additional interest of an annual rate based on LIBOR. In October 2023, it was published that the interest rate on the support grants will be replaced with the 12-month term SOFR published on the first trading day of each calendar year.

As of December 31, 2023, the total royalty amount that may be payable by the Company is approximately $600 thousands ($685 thousands including interest).

The Company recognized expenses for payment of royalties in the amount of $46 thousands and $30 thousands, respectively, for the year ended December 31, 2023 and 2022, respectively.

Note 9 — Redeemable Convertible Preferred Shares and Capital Deficiency

A.     General

The Company’s Ordinary Shares, par value NIS 0.01 each, confer to their holders the right to receive notice to participate and vote in general meetings of the Company and the right to receive dividends, if declared.

The Company’s Redeemable Convertible Preferred Shares, par value NIS 0.01 each, confer to their holders the same rights as the Ordinary Shares and additional rights as set forth in the article of association.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 9 — Redeemable Convertible Preferred Shares and Capital Deficiency (cont.)

	December 31, 2023		December 31, 2022		Carrying amount		Liquidation Preference
	Registered	Issued and Outstanding	Registered	Issued and Outstanding	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Ordinary Shares	8,796,571	628,801	9,484,814	628,201
Preferred A Shares	416,389	324,202	416,389	324,202	3,802	3,802	4,516	4,301
Preferred A-1 Shares	190,984	190,984	190,984	190,984	1,700	1,700	1,995	1,900
Preferred A-2 Shares	430,806	223,489	—	—	3,593	—	3,735	—
Preferred A-3 Shares	165,250	165,250	—	—	2,685	—	2,209	—
Total					11,780	5,502	12,455	6,201

The rights deriving from the Company’s Redeemable Convertible Preferred Shares A, A-1, A-2 and A-3, grant standard voting rights for the holders of Redeemable Convertible Preferred Shares, together with the holders of Ordinary Shares. There are certain veto rights to the holders of Redeemable Convertible Preferred Shares based on regular majority threshold, as set forth in the Company’s articles of association.

The holders of Redeemable Convertible Preferred Shares have a preference to receive proceeds in the event of a distribution of dividends, liquidation, dissolution or winding up of the Company, a merger or consolidation of the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale (or the commercial equivalent thereof, including an exclusive, long-term license) of all or substantially all the Company’s assets or share capital (a “Liquidation Event”), as follows: (i) first, the holders of Series A-2 Redeemable Convertible Preferred Shares and Series A-3 Redeemable Convertible Preferred Shares shall be entitled to receive, as applicable, a per share amount equal to the original price they have paid for each of their shares, plus an amount equal to all accrued but unpaid dividends, and Preferred Dividends (as defined below) thereon less any dividends, Preferred Dividends and distributable proceeds of any kind previously paid in preference on such shares. In the event that the distributable proceeds in such a Liquidation Event shall be insufficient to make payment of such an amount, all such distributable proceeds shall be distributed among the holders of Series A-2 Redeemable Convertible Preferred Shares and Series A-3 Redeemable Convertible Preferred Shares in proportion to their holdings in the Company; (ii) second, after the payment in full to the holders of Series A-2 Redeemable Convertible Preferred Shares and the Series A-3 Redeemable Convertible Preferred Shares, the same mechanism with necessary adjustments shall apply to the holders of Series A Redeemable Convertible Preferred Shares and Series A-1 Redeemable Convertible Preferred Shares; and (iii) third, after the payment in full to the holders of Series A Redeemable Convertible Preferred Shares, Series A-1 Redeemable Convertible Preferred Shares, Series A-2 Redeemable Convertible Preferred Shares and Series A-3 Redeemable Convertible Preferred Shares, any remaining proceeds from such a Liquidation Event, shall be distributed pro rate among the holders of the Ordinary Shares. If the holders of Redeemable Convertible Preferred Shares would receive larger proceeds by converting to Ordinary Shares in a Liquidation Event, they shall be entitled to the amount they would have received had the conversion occurred immediately before the Liquidation Event, without actually converting the shares.

The Redeemable Convertible Preferred Shares grant their holders the right, in preference to all other holders of equity securities (including Ordinary Shares), to an annual cumulative dividend of 5% per annum, compounded annually, on each Share’s original issue price, as applicable. Any unpaid dividend at the end of each fiscal year will continue to accrue with interest until paid (the “Preferred Dividends”).

Each Redeemable Convertible Preferred Share may be converted to an Ordinary Share, subject to the standard adjustment mechanism set forth in the Company’s articles of association.

The Redeemable Convertible Preferred Shares has anti-dilution rights based on standard broad based weighted average calculation in the event of share issuance in a lower price per share than the price that was actually paid for each such share of the Company, with standard exceptions, as set forth in the Company’s articles of association.

Some of the Company’s shareholders has some additional standard rights that are deriving from their holdings of the shares of the Company, such as preemptive rights, right of first refusal, and co-sale right, all as set forth in the Company’s articles of association.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 9 — Redeemable Convertible Preferred Shares and Capital Deficiency (cont.)

B.     Issuance of Share Capital

On December 15, 2020 (the “Initial Closing”) the Company signed a Series A Redeemable Convertible Preferred Share Purchase Agreement with a lead investor to raise up to $5,000 thousand. At the Initial Closing, the Company raised an aggregate investment of $1,325 thousand net of issuance cost in the amount of $35 thousand, and issued 110,343 Redeemable Convertible Preferred A Shares, nominal value NIS 0.01 each. An amount of $1,249 thousand was received in 2020 and $76 thousand was received in 2021.

Subsequent to the Initial Closing, during December 2020, all amounts which were previously invested in the Company pursuant to SAFE instruments and convertible loans between the Company and certain investors were automatically converted into 190,984 Series A-1 Redeemable Convertible Preferred Shares, nominal value NIS 0.01 each.

At several subsequent closings (“Deferred Closings”) held throughout 2021, the Company raised an aggregate investment of $2,568 thousand net of issuance cost in the amount of $50 thousand, and issued 213,859 Redeemable Convertible Preferred A Shares, nominal value NIS 0.01 each. An amount of $2,368 thousand was received in 2021 and $150 thousand was received in January 2022.

In June and September 2023, the Company entered into a Series A-2 Redeemable Convertible Preferred Share Purchase Agreement with several investors for a total consideration of approximately $3,593 thousand, net of issuance costs, and issued 223,489 Redeemable Convertible preferred A-2 Shares, nominal value NIS 0.01 each.

In parallel to the execution of the Series A-2 investment, the then outstanding SAFE amount was automatically converted into 165,250 Series A-3 Redeemable Convertible Preferred Shares, nominal value NIS 0.01 each.

C.     Share Based Compensation

In June 2020, the Company adopted the ‘2020 Share Option Plan’ (“ESOP”) for the Company’s officers, directors, employees, consultants and other service providers. The number of options reserved under the ESOP is 391,029 as of December 31, 2023.

Options granted under the ESOP expire on the earlier of: (1) 10 years from the date of grant; or (2) 90 days after termination of employment or engagement with the Company, as applicable. The options generally vest over a period of 2 to 4 years.

Grants to employees are made in accordance with the Plan and for Israeli employees, are carried out within the provisions of Section 102 of the Israel Income Tax Ordinance, under the capital gains track described in subsection (b)(2) of Section 102. In accordance with such track selected by the Company and the provisions associated with it, the Company is not entitled to claim a tax deduction for the employee benefits.

The stock-based expense recognized in the financial statements for services received is related to Research and Development, Sales and Marketing and General and Administrative expenses as shown in the following table:

	December 31, 2023	December 31, 2022
	USD thousands	USD thousands
Stock-based compensation expense – Research and development	271	103
Stock-based compensation expense – sales and marketing	52	39
Stock-based compensation expense – general and administrative	151	91
	474	233

The fair value of each option award is estimated on the date of grant using the Black and Scholes option-pricing model that used the assumptions in the following table.

The risk-free interest rate for grants is based on the yield from US treasury zero-coupon bonds with an equivalent term.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 9 — Redeemable Convertible Preferred Shares and Capital Deficiency (cont.)

The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

	Granted in 2023	Granted in 2022
Dividend yield	0	0
Expected volatility(1)	49.51% – 63.45%	62.97% – 64.27%
Risk-free interest	3.95 – 4.69	3.03 – 3.05
Expected term(2)	5 – 7 years	5 – 7 years
Exercise price ($)	0.01 – 3.62	0.57 – 5.67
Total fair value at the grant date (USD thousands)	1,101	214

____________

(1)      The annual expected volatility was applied, based on the average historical volatility of comparable companies for a period equal to the expected period, as of the valuation date.

(2)      Expected term (years) — represents the period that the Company’s options granted are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the share options. Therefore, the Company elected to utilize the simplified method to value option grants. Under this approach, the weighted-average expected life is presumed to be the average of the shortest vesting term and the contractual term of the option.

A summary of the Company’s share option plan activity is as follows:

	Year ended December 31, 2023
	Number of options	Weighted average exercise price (USD)	Aggregate Intrinsic Value (USD Thousands)
Outstanding at beginning of year	123,744	1.16
Granted	175,509	0.27	1,095
Forfeited and expired	(6,600)	0.57
Exercised	(600)	0.57	2
Outstanding at end of year	292,053	0.64	2,399
Exercisable at end of year	119,668	0.84	906
	Year ended December 31, 2022
	Number of options	Weighted average Exercise price (USD)
Outstanding at end of year	123,744	1.16
Exercisable at end of year	57,911	0.81
	Year ended December 31, 2023	Year ended December 31, 2022
Weighted average remaining contractual term (years) of outstanding grants	9.02	8.99
Weighted average remaining contractual term (years) of exercisable grants	8.22	8.64
Aggregate Intrinsic Value, outstanding (USD thousands)	2,399	412
Aggregate Intrinsic Value, exercisable (USD thousands)	906	213

As of December 31, 2023, the total compensation cost related to non-vested awards not yet recognized was approximately $718 thousands, which is expected to be recognized over a period of up to 3.6 years.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 10 — Revenues

Revenues per geographical locations:

The Company operates globally and generates revenues from a diversified customer base across various geographical regions. Revenue is attributed to regions based on the Company’s selling entity to customers and resellers, as follows:

	Year ended December 31 2023	Year ended December 31 2022
	USD thousands	USD thousands
USA	852	434
Israel	1,070	364
Total Revenue	1,922	798

Contract Assets and Liabilities

The following table provides information about accounts receivables and contract liabilities from contracts with customers:

	Year ended December 31 2023	Year ended December 31 2022
	USD thousands	USD thousands
Accounts receivables	70	86
Contract liabilities (deferred revenues)- short term	1,473	771
Contract liabilities (deferred revenues)- long term	154	—

For the year ended December 31, 2023, the Company recognized revenues in the amount of $455 thousands from a single external customer, and revenues in the amount of $285 thousands from another single external customer.

Note 11 — Research and Development Expenses

	Year ended December 31 2023	Year ended December 31 2022
	USD thousands	USD thousands
Salaries and related expenses	2,595	1,925
Share based payments	271	103
Software and storage	448	383
Consultants	27	327
Rent and office maintenance	227	265
Other	25	—
	3,593	3,003

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 12 — Sales and Marketing Expenses

	Year ended December 31 2023	Year ended December 31 2022
	USD thousands	USD thousands
Salaries and related expenses	1,663	1,137
Share based payments	52	39
Consultants	513	126
Travel	204	78
Other	306	401
	2,738	1,781

Note 13 — General and Administrative Expenses

	Year ended December 31 2023	Year ended December 31 2022
	USD thousands	USD thousands
Salaries and related expenses	351	634
Share based payments	151	91
Professional services	318	564
Travel	59	75
Other	50	57
	929	1,421

Note 14 — Financial Expense (Income), Net

	Year ended December 31 2023	Year ended December 31 2022
	USD thousands	USD thousands
Interest expenses	286	135
Bank fees	6	3
Revaluation of financial liabilities accounted at fair value	341	288
Exchange rate differences	(29)	(47)
	604	379

Note 15 — Financial Instruments

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value, on a recurring basis:

	December 31, 2023 Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	USD thousands	USD thousands	USD thousands	USD thousands
Financial liabilities
Warrants liability	—	—	93	93
Total	—	—	93	93

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 15 — Financial Instruments (cont.)

	December 31, 2022 Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	USD thousands	USD thousands	USD thousands	USD thousands
Financial liabilities
2022 SAFE agreements	—	—	2,377	2,377
Warrants liability	—	—	59	59
Total	—	—	2,436	2,436

2022 Simple Agreement for Future Equity

The fair value of the SAFE was based on significant inputs not observable in the market, which cause the instrument to be classified as a level 3 measurement with the fair value hierarchy.

In 2022, the SAFEs were valued using the Black and Scholes option pricing method assuming two conversion scenarios for the SAFE, with a 50% probability to each scenario: (1) a pre money valuation will be $25 million, and (2) a pre money valuation will be $30 million. Under those two scenarios, the SAFE amount will be converted according to a pre money valuation of each such scenario, with a 20% discount. The Black-Scholes option-pricing method requires the use of objective and subjective assumptions, including shares right, liquidation preference, stock price volatility, the expected life to a liquidity event, risk free interest rate and volatility. The Company estimates the volatility of its ordinary shares based on historical similar public entities volatility that matches the expected remaining life used for the valuation. The risk-free interest rate is based on the U.S. Treasury zero-coupon with the same term used as an input to the model.

December 31, 2022
Expected term	3 years
Expected volatility	64.9%
Risk-free interest rate	4.11%

The change in the fair value of the SAFE was measured utilizing Level 3 inputs for the years ended December 31, 2022 and 2023, is summarized below:

USD Thousands
SAFE liability at December 31, 2021	$—
Investment in SAFE	2,148
Change in fair value of SAFE liability	229
SAFE liability at December 31, 2022	$2,377
Conversion of SAFE	(2,377)
SAFE liability at December 31, 2023	—

Warrant liability

The fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

In 2022, the warrants were valued using the Black and Scholes option pricing method assuming two conversion scenarios for the SAFE, with a 50% probability to each scenario: (1) a pre money valuation will be $25 million, and (2) a pre money valuation will be $30 million. Under those two scenarios, the SAFE amount will be converted according to a pre money valuation of each such scenario, with a 20% discount. In 2023, the SAFEs were converted

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 15 — Financial Instruments (cont.)

to preferred shares. The exercise price of the warrants was then determined, as it is the same price as defined in the SAFE agreement. The warrants were valued using the Black and Scholes option pricing method. The Black-Scholes option-pricing method requires the use of objective and subjective assumptions, including shares right, liquidation preference, stock price volatility, the expected life to a liquidity event, risk free interest rate and volatility. The Company estimates the volatility of its ordinary shares based on historical similar public entities volatility that matches the expected remaining life used for the valuation. The risk-free interest rate is based on the U.S. Treasury zero-coupon with the same term used as an input to the model. As of December 31, 2023 and 2022, the fair value of the warrants was determined to be $93 thousands and $59 thousands respectively.

	December 31, 2023	December 31, 2022
Expected term	3 years	3 years
Expected volatility	59.96%	64.9%
Risk-free interest rate	4.02%	4.11%

The change in the fair value of the warrant liability measured utilizing Level 3 inputs is summarized below:

USD Thousands
Warrant liability at December 31, 2021	$—
Change in fair value of warrant liability	59
Warrant liability at December 31, 2022	59
Change in fair value of warrant liability	34
Warrant liability at December 31, 2023	$93

The fair value of the Company’s loan (see note 6.B) was estimated based on the discounted future cash flows, using the Company’s current borrowing rate for a similar loan. The fair value was $2,388 thousands and $2,659 thousands as of December 31, 2023 and 2022, respectively.

Note 16 — Income Taxes

A.     The corporate Israeli tax rate is 23%.

B.     The U.S. Federal income tax rate is 21%.

C.     The Company and its subsidiary have not received a final tax assessment since incorporation.

D.     As of December 31, 2023 and 2022, the Company has accumulated carryforward net operating losses, amounting to approximately NIS 47,571 thousand (approximately $13,116 thousand) and NIS 29,010 thousand (approximately $8,244 thousand), respectively.

E.     The Technological Enterprise Incentives Regime (Amendment 73 to the Investments Law):

The Israeli Law for Encouragement of Capital Investments, 1959 (the “Investments Law”) and Amendment 73 to the Law effective from January 1, 2017, introduced a benefit regime for “Preferred Technology Enterprises” (“PTE”), granting a 12% tax rate in central Israel on income deriving from benefited intangible assets, subject to a number of conditions being fulfilled, including a minimal amount or ratio of annual research and development expenditure and research and development employees, as well as having at least 25% of annual income derived from exports to large markets. PTE is defined as an enterprise which meets the aforementioned conditions and for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 16 — Income Taxes (cont.)

The Company believes it qualifies as a Preferred Technology Enterprise and accordingly is eligible for a tax rate of 12% on its qualifying preferred technology income, as defined in such regulations. The Company expects that it will continue to qualify as a Preferred Technology Enterprise in subsequent tax years.
Income not eligible for Preferred Enterprise or Preferred Technology Enterprise benefits is taxed at the regular corporate tax rate, which remains 23%.

F.      Deferred taxes:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31, 2023	December 31, 2022
	USD thousands	USD thousands
Deferred tax assets:
Operating loss carryforwards	1,574	1,006
Accruals	35	23
Research and development expenses	366	265
Lease liability	5	19
Total deferred tax assets	1,980	1,313

Deferred tax liabilities:
ROU asset	(5)	(20)
Total deferred tax liabilities	(5)	(20)
Valuation allowance	(1,975)	(1,293)
Net deferred tax assets after valuation allowance	—	—

The Company has provided a valuation allowance for the full amount of its deferred tax assets since realization of these future benefits was not sufficiently assured at December 31, 2023 and 2022. Should the Company achieve profitability, these deferred tax assets may be available to offset future income tax liabilities and expense.

Roll forward of valuation allowance:

The following table presents the reconciliation of the beginning and ending valuation allowance:

USD thousands
Balance as of December 31, 2021	(732)
Additions	(561)
Balance as of December 31, 2022	(1,293)
Additions	(682)
Balance as of December 31, 2023	(1,975)

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 16 — Income Taxes (cont.)

G.     Theoretical tax

The following presents the adjustment between the theoretical income tax benefit that would result from applying the corporate Israeli tax rate to loss before income taxes amount and the reported tax on income included in the financial statements:

	December 31, 2023	December 31, 2022
	USD thousands	USD thousands
Loss before income taxes	(6,545)	(6,060)
Statutory income tax rate	23%	23%
Computed “expected” income tax benefit	(1,505)	(1,394)
Foreign tax rate differences	(1)	—
Reduced taxes on preferred enterprises	739	669
Non deductible share-based compensation	54	27
Exchange rate differences	(9)	95
Nondeductible expenses	45	43
Change in valuation allowance	682	561
Tax on income	5	1

Note 17 — Leases

A.     Information regarding material lease agreements

On November 29, 2021, the Company entered into an office operating lease agreement starting January 1, 2022 for a period of one year. Monthly lease payments according to the lease are approximately $7 thousand, linked to the Israeli Consumer Price Index (“CPI”). In November 2022, the Company entered into an operating lease agreement for an additional office space at the same building for a period of one year, with monthly lease payments of approximately $5 thousand, linked to the CPI. Both agreements were extended several times for an additional period of one year- the first agreement will end in January 2025 and the second will end in October 2024.

Future minimum non-cancelable payments as at December 31, 2023 are approximately $41 thousand.

Subsequent to the balance sheet date, in June 2024, the Company entered into an operating lease agreement for an additional office space at the same building for a period of 15 months.

The Company has the option to extend its lease agreement. In measuring the lease liability and the right-of-use asset, the Company take into account this option, since under the current management this option is likely to be exercised.

Subsequent to the balance sheet date, on February 2024, the Company entered into offices in New-York for a period shorter than 1 year, and has elected the short-term lease recognition exemption provided by ASC 842. The monthly lease payment is approximately $5 thousands. As a result, leases with a term of 12 months or less are not recorded on the balance sheet. Instead, lease payments for these short-term leases, are recognized as an expense on a straight-line basis over the lease term.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 17 — Leases (cont.)

B.     Right-of-use asset and lease liability balances

	Year ended December 31, 2023	Year ended December 31, 2022
	USD thousands	USD thousands
Right of use asset	41	166
Lease liability	40	157

C.     Lease liability

Maturity analysis of the Company’s lease liability:

	December 31, 2023	December 31, 2022
	USD thousands	USD thousands
Less than one year	40	116
One to five years	—	41
Total	40	157

D.     Supplemental information related to operating leases:

	Year ended December 31, 2023	Year ended December 31, 2022
	USD thousands	USD thousands
Operating cash flows paid for operating leases	117	83
Range of remaining lease term	1 – 10 months	13 – 22 months
Range of discount rate	6.52% – 10.78%	6.52% – 10.78%

Note 18 — Loss per Share

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares and redeemable preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 18 — Loss per Share (cont.)

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
Net loss	(6,550)	(6,061)
Deduct redeemable convertible preferred stock cumulative dividend	(448)	(281)
Net loss attributable to ordinary shareholders	(6,998)	(6,342)
Weighted average number of ordinary shares (thousands of shares), basic and diluted	680	655
Net loss per share attributable to ordinary shareholders, basic and diluted	(10.29)	(9.69)

In computing diluted loss per share for the years ended December 31, 2023 and 2022, no account was taken of the potential dilution that could occur upon the exercise of warrants, options granted under employee stock compensation plans, and contingently issuable shares as well as the impact of the SAFE and redeemable convertible preferred shares, amounting to 1,153,423 and 788,097 shares outstanding, as of December 31, 2023 and 2022, respectively, since they had an anti-dilutive effect on net loss per share.

Note 19 — Subsequent Events

A.     The Company’s management has performed an evaluation of subsequent events through November 12, 2024, the date the financial statements were available to be issued.

B.      In January 2024, the Company entered into SAFE agreements with several investors, for total consideration of $846 thousand. Pursuant to the terms of the SAFE agreement, in the event of an Equity Financing (as defined in the SAFE agreement), the Company will automatically issue to the Investors a number of ordinary shares or preferred shares (the “SAFE Shares”) equal to the Purchase Amount divided by the Conversion Price (as defined in the SAFE agreement). If there is a Liquidity Event (as defined in the SAFE agreement), the Investors have the option to either (a) receive cash payment equal to the Purchase Amount or (b) receive from the Company a number of ordinary shares equal to the Purchase Amount divided by the Liquidity Price as defined.

C.     During the second quarter of 2024, the Company issued warrants to finders. As those warrants can be converted to the Company’s preferred shares, which are included under “Redeemable Convertible Preferred Shares” on the Company’s balance sheet for June 2024, and are not included in the Company’s shareholders equity, the Company concluded that the warrants should also be classified in the temporary equity. The warrants are recognized as a share-based payment under ASC 718.

D.     On July 22, 2024, the Company entered into a merger agreement (the “Merger Agreement”) with Trailblazer Merger Corporation I (“Parent”), a blank-check special purpose acquisition company, Trailblazer Merger Sub, Ltd., a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Trailblazer Holdings, Inc., a direct, wholly owned subsidiary of Parent (“Holdings”). Upon the consummation of the transactions contemplated by the Merger Agreement, (a) Parent will merge with and into Holdings and Holdings will be the survivor of such merger and (b) Merger Sub will merge with and into the Company, with the Company being the surviving entity, following which Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent and will be publicly listed on the Nasdaq. The aggregate merger consideration to be received by the Company shareholders is 7,000,000 shares of Holdings common stock, par value $0.0001 per share (the “Holdings Common Stock”), calculated by dividing (a) $70,000,000 by (b) $10.00 (the “Aggregate Merger Consideration”).

In addition, from and after the period commencing on the six month anniversary of the Closing until December 31, 2025, (the “First Calculation Period”), in the event that over any 20 consecutive Trading Days within any 30-Trading Day period during the First Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $15.00 per share (the “First Earnout Event”), promptly after the occurrence of

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 19 — Subsequent Events (cont.)

the First Earnout Event, the persons that were Company Securityholders immediately prior to the Effective Time (the “Earnout Securityholders”) shall be entitled to receive their pro rata portion of one third of 3,000,000 shares of Holdings Common Stock (the “Incentive Merger Consideration”) as additional consideration for the Merger.

From and after the six month anniversary of the Closing until December 31, 2027 (the “Second Calculation Period”), in the event that over any 20 Trading Days within any 30-Trading Day period during the Second Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $20.00 per share (the “Second Earnout Event”), promptly after the occurrence of the Second Earnout Event, Earnout Securityholders shall be entitled to receive their pro rata portion of an additional one third of the Incentive Merger Consideration as additional consideration for the Merger.

From and after the six month anniversary of the Closing until December 31, 2029 (the “Third Calculation Period”), in the event that over any 20 Trading Days within any 30-Trading Day period during the Third Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $25.00 per share (the “Third Earnout Event”), promptly after the occurrence of the Third Earnout Event, the Earnout Securityholders shall be entitled to receive their pro rata portion of the final one third of the Incentive Merger Consideration as additional consideration for the Merger.

In addition-Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company, entering into the Merger Agreement, an affiliate of the sponsor of Parent will provide to the Company a loan in an aggregate amount of $3,000,000 in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”) provided that the Company will have the ability to raise up to an additional $3,000,000 (for a total of $6,000,000) pursuant to the terms of the 2024 Convertible Notes until the earlier of (i) three months from the date of the Merger Agreement or (ii) the filing by Parent or Holdings of the initial Registration Statement.

In addition, Parent will enter into subscription agreements with certain investors for aggregate investments of no less than $6,000,000 in Holdings Common Stock in a private placement that will close concurrently with the Closing (the “PIPE Investment”).

Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Parent Class A Common Stock in connection with the Merger, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

Further, up to $1,000,000 of the PIPE Investment may be provided upon the initial filing of the Registration Statement with the Securities and Exchange Commission, if mutually agreed upon between the parties.

In addition, upon the Closing, some key employees of the Company will receive 400,000 shares of Class A Common Stock of the Parent in the aggregate, and will also be entitled to a one time transaction bonus of $400,000 each.

E.      After the balance sheet date, from June until October 2024, as a part of the 2024 Convertible Notes described above, the Company entered into agreements with several investors for issuance of convertible notes, for a total consideration of $6,000 thousand, $5,500 thousand of which were received by the date of approval of these condensed financial statements.

Cyabra Strategy Ltd. and its subsidiary
Condensed Consolidated Interim Balance Sheets (Unaudited)
U.S. dollars in thousands (except share data)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	84	520
Restricted cash	19	6
Accounts receivable	250	70
Other current assets	205	108
Total current assets	558	704

Non-Current Assets
Operating right-of-use asset	54	41
Property and equipment, net	111	98
Total non-current assets	165	139
Total Assets	723	843

Liabilities, Redeemable Convertible Preferred Shares and Capital Deficiency
Current liabilities
Trade accounts payable	110	141
Current maturities of long-term loans	1,162	1,179
Operating lease liability	65	40
Deferred revenues	1,494	1,473
Employees and related	852	675
Other current liabilities	1,097	321
Convertible notes	6,737	—
Total current liabilities	11,517	3,829

Non-Current Liabilities
Long-term loans	484	1,376
Long-term deferred revenues	475	154
Liability for future equity (SAFE)	1,233	—
Liability with respect to warrants	258	93
Total non-current liabilities	2,450	1,623
Total Liabilities	13,967	5,452

Commitments and contingent liabilities

Redeemable Convertible Preferred Shares:

Redeemable Convertible Preferred A and A-1 shares, NIS 0.01 par value: 607,373 shares authorized as of September 30, 2024 and 2023, 515,186 issued and outstanding as of September 30, 2024 and 2023, Aggregate liquidation preference of $6,755, and $6,432 as of September 30, 2024 and 2023, respectively; Redeemable Convertible Preferred A-2 and A-3 shares, NIS 0.01 par value: 596,056 shares authorized as of September 30, 2024 and 2023, and 388,739 issued and outstanding as of September 30, 2024 and 2023 Aggregate liquidation preference of $6,166, and $5,871 as of September 30, 2024 and 2023, respectively.

	11,780	11,780

Cyabra Strategy Ltd. and its subsidiary
Condensed Consolidated Interim Balance Sheets (Unaudited) — (Continued)
U.S. dollars in thousands (except share data)

	September 30, 2024	December 31, 2023
Capital deficiency:
Ordinary shares, NIS 0.01 par value: 8,796,571 shares authorized as of September 30, 2024 and 2023, and 636,659 and 628,801 issued and outstanding as of September 30, 2024 and 2023, respectively.	2	2
Additional paid in capital	3,994	2,553
Accumulated deficit	(29,020)	(18,944)
Total capital deficiency	(25,024)	(16,389)
Total liabilities, redeemable convertible preferred shares and capital deficiency	723	843

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Cyabra Strategy Ltd. and its subsidiary
Condensed Consolidated Interim Statements of Operations (Unaudited)
U.S. dollars in thousands (except per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2024	2023	2024	2023
Revenues	2,996	1,211	1,157	380
Cost of revenues	586	495	166	176
Gross profit	2,410	716	991	204
Operating costs and expenses
Research and development expenses	3,373	2,455	1,048	843
Sales and marketing expenses	2,449	1,912	1,020	672
General and administrative expenses	2,895	513	1,098	198
Total operating loss	6,307	4,164	2,175	1,509
Finance expenses, net	3,764	409	3,063	41
Loss before taxes on income	10,071	4,573	5,238	1,550
Taxes on income	5	5	—	1
Net loss for the period	10,076	4,578	5,238	1,551
Basic and diluted loss per share	(14.27)	(7.23)	(7.12)	(2.49)
Weighted average number of ordinary shares outstanding used in computation of basic and diluted loss per share	735,739	674,956	756,135	680,170

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Cyabra Strategy Ltd. and its subsidiary
Condensed Consolidated Interim Statements of Changes in Redeemable Convertible Preferred Shares and Capital Deficiency (Unaudited)

	Redeemable Preferred A, A1, A2, A3 Shares		Ordinary Shares		Additional paid in Capital	Accumulated deficit	Total
	Shares	USD thousands	Shares	USD thousands	USD thousands	USD thousands	USD thousands
Balance as of January 1, 2024	903,925	11,780	628,801	2	2,553	(18,944)	(16,389)
Share based payments	—	—	—	—	1,422	—	1,422
Exercise of options	—	—	7,858	*	19	—	19
Net loss for the period	—	—	—	—	—	(10,076)	(10,076)
Balance as of September 30, 2024	903,925	11,780	636,659	2	3,994	(29,020)	(25,024)

Balance as of January 1, 2023	515,186	5,502	628,201	2	2,078	(12,394)	(10,314)
Issuance of redeemable convertible preferred shares, net	208,103	3,343	—	—	—	—	—
Conversion of SAFE to redeemable convertible preferred shares A-3	165,250	2,685	—	—	—	—	—
Share based payments	—	—	—	—	114	—	114
Exercise of options	—	—	600	*	1	—	1
Net loss for the period	—	—	—	—	—	(4,578)	(4,578)
Balance as of September 30, 2023	888,539	11,530	628,801	2	2,193	(16,972)	(14,777)

Balance as of July 1, 2024	903,925	11,780	635,984	2	3,770	(23,782)	(20,010)
Share based payments	—	—	—	—	224	—	224
Exercise of options	—	—	675	*	*	—	—
Net loss for the period	—	—	—	—	—	(5,238)	(5,238)
Balance as of September 30, 2024	903,925	11,780	636,659	2	3,994	(29,020)	(25,024)

Balance as of July 1, 2023	788,160	9,947	628,801	2	2,161	(15,421)	(13,258)
Issuance of redeemable convertible preferred shares, net	100,379	1,583	—	—	—	—	—
Share based payments	—	—	—	—	32	—	32
Net loss for the period	—	—	—	—	—	(1,551)	(1,551)
Balance as of September 30, 2023	888,539	11,530	628,801	2	2,193	(16,972)	(14,777)

____________

*        Less than $1 thousand

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Cyabra Strategy Ltd. and its subsidiary
Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2024	2023
	USD thousands	USD thousands
Cash flows – operating activities
Net loss for the period	(10,076)	(4,578)
Adjustments:
Depreciation	32	29
Loss from disposal of property and equipment	1	—
Exchange rate differences	3	(129)
Share based payments	1,422	114
Revaluation of financial liabilities accounted at fair value	3,639	322
Changes in operating assets and liabilities:
Decrease (increase) in other current assets	(96)	21
Decrease (increase) in accounts receivable	(180)	74
Decrease in trade accounts payable	(30)	(16)
Change in ROU asset and lease liability	12	1
Increase in deferred revenues	342	702
Increase in employees and related	176	71
Increase in other current liabilities	775	32
Net cash used in operating activities	(3,980)	(3,357)

Cash flows – investing activity
Purchase of property and equipment	(46)	(12)
Net cash used in investing activity	(46)	(12)

Cash flows – financing activities
Receipt of loans	426	247
Repayment of loans	(1,335)	(247)
Exercise of options	19	1
Issuance of shares, net	—	3,343
Issuance of convertible notes	3,650	—
Issuance of liability for future equity (SAFE)	846	—
Net cash provided by financing activities	3,606	3,344

Decrease in cash, cash equivalents and restricted cash	(420)	(25)
Exchange rate differences on cash and cash equivalents and restricted cash	(3)	(21)
Cash, cash equivalents and restricted cash at the beginning of period	526	1,764
Cash, cash equivalents and restricted cash at the end of the period	103	1,718

Supplemental Disclosures of cash flow information:
Interest paid	176	216
Supplemental disclosure of non-cash activity:
Conversion of liability for future equity (SAFE)	—	2,685
Right of use asset recognized with corresponding lease liability	105	93

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Cyabra Strategy Ltd. and its subsidiary
Notes to Condensed Consolidated Interim Financial Statements September 30, 2024

Note 1 — General

A.     Cyabra Strategy Ltd. (“The Company”) was incorporated in Israel on July 13, 2017 and commenced operations shortly thereafter. The company operates as a single operating segment and addresses the threat of fake news for brands and the public sector and provide a software which identifies bad actors online, and mitigates the threat in real-time.

On March 12, 2020, the Company established a wholly owned U.S. subsidiary Cyabra Strategy Inc. (“the subsidiary”), for marketing and distribution activity. The subsidiary commenced operations during 2020.

The Company has a limited operating history and faces a number of risks, among them: uncertainties regarding demand and market acceptance of the Company’s products, the effects of technological changes, competition and the development of new products. Additionally, other risk factors exist such as the ability to manage growth, the loss of key personnel and the effect of planned expansion of operations on the future results of the Company.

As from the date it commenced operations, the Company has devoted substantially all of its financial resources to develop its products and has financed its operations primarily through the issuance of equity securities and loans. The Company had incurred losses in the amount of $29,020 thousand as of September 30, 2024. Cash flow used in operating activities was $3,980 thousand for the nine months period ended September 30, 2024. In addition, the Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products and with increased business development efforts. The amount of the Company’s future net profits or losses will depend, in part, on the rate of its future expenditures, its ability to generate significant revenues from the sale of its products, and its ability to obtain funding through the issuance of securities, strategic collaborations or grants. Based on the projected cash flows and cash balance as of September 30, 2024, management is of the opinion that without further fund raising it will not have sufficient resources to enable it to continue its operating activities, including the development and marketing of its products for a period of 12 months. As a result, there is a substantial doubt about the Company’s ability to continue as a going concern. Management’s plans include continuing commercialization of the Company’s products and securing sufficient funding through the sale of additional equity securities. There are no assurances however, that the Company will be successful in obtaining the level of financing needed for its operations. If the Company is unsuccessful in commercializing its products and securing sufficient funding, it may need to reduce activities, curtail or even cease operations. The consolidated financial statements do not include any adjustments relating to the carrying amounts and classification of assets, liabilities, and reported expenses that might be necessary should the Company be unable to continue as a going concern.

B.      On October 7, 2023, the “Swords of Iron” war started between Israel and the terrorist organizations in the Gaza Strip, following a surprise attack on Israel led by certain armed groups in the Gaza Strip that included massacres, terrorism and crimes against humanity. This war is concentrated in the Gaza Strip which is along the southern region of the State of Israel, whereas the Hezbollah terrorist organization located in Lebanon has also engaged in hostilities. Israel has responded to the attacks against it with airstrikes and extensive mobilization of reserves. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip and Lebanon against civilian targets in various parts of Israel, including areas in which Cyabra’s employees are located, and negatively affected business conditions in Israel. In addition, Iran fired missiles and drones at Israel. In November 2024, a ceasefire agreement was reached with the Hezbollah terrorist organization.

Following the attacks on Israel, and the subsequent recruitment of reserves units and the government’s declaration of war, there has been a decrease in the scope of local economic and business activity in Israel.

The Company estimates that at this stage, based on the information it has as of the date of the approval of these financial statements, that current events do not have a material impact on the business results of the Company in the short term. Since this is an event that is beyond the control of the Company, and factors such as the continuation of the war or its cessation may affect the Company’s estimates, as of the date of the report the Company has no ability to estimate the extent of the impact of the war on its business activities and on its results in the medium and long term. The Company continues to regularly monitor the developments on the subject and examines the consequences for its activities and the value of its assets.

Cyabra Strategy Ltd. and its subsidiary
Notes to Condensed Consolidated Interim Financial Statements September 30, 2024

Note 2 — Significant Accounting Policies

A.     Unaudited condensed consolidated financial statements

The accompanying unaudited condensed consolidated interim financial statements included herein have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The unaudited condensed consolidated interim financial statements are comprised of the financial statements of the Company. In management’s opinion, the accompanying unaudited condensed financial statements contain all adjustments necessary for a fair statement if its financial position as of September 30, 2024, and its results of operations for the nine and three months periods ended September 30, 2024 and 2023, and cash flows for the nine months periods ended September 30, 2024 and 2023. All intercompany accounts and transactions have been eliminated. Operating results for the nine months ended September 30, 2024 are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2024. The condensed consolidated interim balance sheet at December 31, 2023, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

These unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2023.

B.     Significant Accounting Policies

The significant accounting policies followed in the preparation of these unaudited interim condensed consolidated financial statements are identical to those applied in the preparation of the latest annual financial statements.

C.     Recently issued accounting standards not yet adopted

In November 2024, the FASB issued ASU No. 2024-03 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). The ASU improves the disclosures about a public business entity’s expenses and provides more detailed information about the types of expenses in commonly presented expense captions. The amendments require that at each interim and annual reporting period an entity will, inter alia, disclose amounts of purchases of inventory, employee compensation, depreciation and amortization included in each relevant expense caption (such as cost of sales, SG&A and research and development). Amounts remaining in relevant expense cations that are not separately disclosed will be described qualitatively. Certain amounts that are already required to be disclosed under currently effective GAAP will be included in the same disclosure as the other disaggregation requirements. The amendments also require disclosing the total amount of selling expenses and, in annual reporting periods, the definition of selling expenses. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

Cyabra Strategy Ltd. and its subsidiary
Notes to Condensed Consolidated Interim Financial Statements September 30, 2024

Note 3 — Financial Instruments

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value, on a recurring basis:

	September 30, 2024 Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	USD thousands	USD thousands	USD thousands	USD thousands
Financial liabilities
Liability for future equity (SAFE)	—	—	1,233	1,233
Convertible notes	—	—	6,737	6,737
Warrants liability	—	—	258	258
Total	—	—	8,228	8,228
	December 31, 2023 Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	USD thousands	USD thousands	USD thousands	USD thousands
Financial liabilities
Warrants liability	—	—	93	93
Total	—	—	93	93

2024 Simple Agreement for Future Equity

The fair value of the SAFE was based on significant inputs not observable in the market, which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy.

The SAFE were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario in which the total consideration will be distributed in accordance with the Liquidation Preferences and SAFE terms of each class of the stocks. For the IPO scenario the valuation based on the management’s assumption for the Company’s equity value, and discounted the equity value by the Company’s WACC of 21%. For the M&A scenario, the valuation used the Monte Carlo simulation. The Monte Carlo simulation included the following inputs:

September 30, 2024
Expected term to liquidation event	3 years
Expected volatility	60.10%
Risk-free interest rate	3.61%
Expected dividend yield	0%

As of September 30, 2024, the fair value of the 2024 SAFE was determined to be $1,233 thousands.

Cyabra Strategy Ltd. and its subsidiary
Notes to Condensed Consolidated Interim Financial Statements September 30, 2024

Note 3 — Financial Instruments (cont.)

The change in the fair value of the 2024 SAFE measured utilizing Level 3 inputs for the nine and three months periods ended September 30, 2024, is summarized below.

SAFE liability at December 31, 2023	$—
Issuance of SAFE	846
Change in fair value of SAFE liability	387
SAFE liability at September 30, 2024	1,233
SAFE liability at June 30, 2024	$1,281
Change in fair value of SAFE liability	(48)
SAFE liability at September 30, 2024	1,233

Warrants liability

The warrant is precluded from equity classification and is classified as a liability measured at fair value with changes in value recognized in the consolidated statement of operations.

The warrant’s liability’s fair value was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

In 2024, the warrants were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario in which the total consideration will be distributed in accordance with the Liquidation Preferences and SAFE terms of each class of the stocks. For the IPO scenario the valuation based on the management’s assumption for the Company’s equity value, and discounted the equity value by the Company WACC of 21%. For the M&A scenario, the valuation used the Monte Carlo simulation. The Monte Carlo simulation included the following inputs:

September 30, 2024
Expected term	3 years
Expected volatility	60.10%
Risk-free interest rate	3.61%
Expected dividend yield	0%

As of September 30, 2024 the fair value of the warrants was determined to be $258 thousands.

The change in the fair value of the warrant liabilities measured utilizing Level 3 inputs for the nine and three months periods ended September 30, 2024, is summarized below.

Warrant liability at December 31, 2023	$93
Change in fair value of warrant liability	165
Warrant liability at September 30, 2024	258
Warrant liability at June 30, 2024	$281
Change in fair value of warrant liability	(23)
Warrant liability at September 30, 2024	$258

Convertible notes

On July 22, 2024, the Company entered into a merger agreement (the “Merger Agreement”) with Trailblazer Merger Corporation I (“Parent”), a blank-check special purpose acquisition company, Trailblazer Merger Sub, Ltd., a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Trailblazer Holdings, Inc., a direct, wholly owned

Cyabra Strategy Ltd. and its subsidiary
Notes to Condensed Consolidated Interim Financial Statements September 30, 2024

Note 3 — Financial Instruments (cont.)

subsidiary of Parent (“Holdings”). Upon the consummation of the transactions contemplated by the Merger Agreement, (a) Parent will merge with and into Holdings and Holdings will be the survivor of such merger and (b) Merger Sub will merge with and into the Company, with the Company being the surviving entity, following which Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent and will be publicly listed on the Nasdaq.

In June 2024, the Company received an advance amount of $1,200 thousands as liability for issuance of convertible notes (the “Advance”). The Advance bore interest of 8% per year, accrued daily and was replaced with convertible notes as described below.

On July 22, 2024, as part of the Merger Agreement, an affiliate of the Sponsor provided the Company a loan in an aggregate amount of $3,000,000 in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”) provided that the Company will have the ability to raise up to an additional $3,000,000 (for a total of $6,000,000).

During the period from June until October 2024, and as a part of the 2024 Convertible Notes described above, the Company entered into agreements with several investors for issuance of convertible notes, for a total consideration of approximately $6,000 thousand, all of which were received by the date of approval of these condensed financial statements.

Out of the $6,000 thousand, an amount of $3,650 thousands was received until the end of September 2024 and is included in the condensed consolidated interim balance sheet as of September 30, 2024 as convertible notes liability.

The Convertible Notes bear interest of 8% and shall be due and payable on the earlier of July 21, 2025, or the date of consummation of a Qualified Offering (as defined in the agreement). The Convertible Notes are convertible in different scenarios, including in the event of a Qualified Offering that is a Merger (as defined in the agreement). In case of a Merger, the Convertible Notes shall automatically convert into the Series B Preferred Stock of the Company immediately prior to the effective time of the Merger by dividing the Note’s principal amount by the Note’s Conversion Price (as defined in the agreement).

The 2024 Convertible Notes contains elements associated with a debt instrument within ASC 470 scope. The Company elected the fair value option for the 2024 Convertible Notes. Thus, the 2024 Convertible Notes would be measured at fair value with subsequent changes recognized in earnings.

The fair value of the 2024 Convertible Notes was based on significant inputs not observable in the market, which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy.

The 2024 Convertible Notes were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario (including De-SPAC transaction) in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario in which the total consideration will be distributed in accordance with the Liquidation Preferences and SAFE terms of each class of the stocks. For the IPO scenario, the valuation was based on the management’s assumption for the Company’s equity value, and discounted the equity value by the Company’s WACC of 21%. For the M&A scenario, the valuation used the Monte Carlo simulation. The Monte Carlo simulation included the following inputs:

September 30, 2024
Expected term to liquidation event	3 years
Expected volatility	60.10%
Risk-free interest rate	3.61%
Expected dividend yield	0%

Cyabra Strategy Ltd. and its subsidiary
Notes to Condensed Consolidated Interim Financial Statements September 30, 2024

Note 3 — Financial Instruments (cont.)

As of September 30, 2024, the fair value of the 2024 Convertible Notes was determined to be $6,737 thousands.

The change in the fair value of the 2024 Convertible Notes measured utilizing Level 3 inputs for the nine months ended September 30, 2024, is summarized below.

Convertible Notes liability at June 30, 2024	$0
Amount received under the 2024 Convertible Notes	3,650
Change in fair value of Convertible Notes liability	3,087
Convertible Notes liability at September 30, 2024	6,737

The fair value of the Company’s loan was estimated based on the discounted future cash flows, using the Company’s current borrowing rate for a similar loan. The fair value was $1,584 thousands and $2,556 thousands as of September 30, 2024 and 2023, respectively.

Note 4 — Share Based Compensation

The stock-based expense recognized in the financial statements for services received is related to Research and Development, Sales and Marketing and General and Administrative expenses as shown in the following table:

	Nine months ended September 30,		Three months ended September 30,
	2024	2023	2024	2023
	USD thousands	USD thousands	USD thousands	USD thousands
Stock-based compensation expense – Research and development	500	41	102	11
Stock-based compensation expense – sales and marketing	71	41	17	12
Stock-based compensation expense – general and administrative	851	32	105	9
	1,422	114	224	32

In June 2020, the Company adopted the ‘2020 Share Option Plan’ (“ESOP”) for the Company’s officers, directors, employees, consultants and other service providers.

During the nine-month period ended September 30, 2024, the Company granted options to purchase 70,900 shares under the ESOP (as described above). 7,858 options were exercised and 11,530 options expired.

During the three-month period ended September 30, 2024, the Company didn’t grant any options under the ESOP (as described above). 675 options were exercised and 2,438 options expired.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that used the weighted average assumptions in the following table.

2024 Grants
Dividend yield	0
Expected volatility	59.33% – 61.60%
Risk-free interest	4.70%
Contractual term	5 – 7 years
Exercise price	$0.57 – $10.62
Share price	$20.93
Total fair value (USD Thousands) at grant date	$1,268

Cyabra Strategy Ltd. and its subsidiary
Notes to Condensed Consolidated Interim Financial Statements September 30, 2024

Note 5 — Loss per Share

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares and redeemable convertible preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2024	2023	2024	2023
Net loss	(10,076)	(4,578)	(5,238)	(1,551)
Deduct redeemable convertible preferred shares cumulative dividend	(426)	(303)	(144)	(144)
Net loss attributable to ordinary shareholders	(10,502)	(4,881)	(5,382)	(1,695)

Weighted average number of ordinary shares (thousands of shares), basic and diluted	736	675	756	680

Net loss per share attributable to ordinary shareholders, basic and diluted	(14.27)	(7.23)	(7.12)	(2.49)

In computing diluted loss per share for the nine and three month ended September 30, 2024 and 2023, no account was taken of the potential dilution that could occur upon the exercise of warrants, options granted under employee stock compensation plans, and contingently issuable shares as well as the impact of the SAFE and redeemable convertible preferred shares, amounting to 1,188,313 and 1,018,425 shares outstanding, as of September 30, 2024 and 2023, respectively, since they had an anti-dilutive effect on net loss per share.

Note 6 — Revenues

Contract Assets and Liabilities

The following table provides information about accounts receivables and contract liabilities from contracts with customers:

	September 30 2024	December 31 2023
	USD thousands	USD thousands
Accounts receivables	250	70
Contract liabilities (deferred revenues) – short term	1,494	1,473
Contract liabilities (deferred revenues) – long term	475	154

Cyabra Strategy Ltd. and its subsidiary
Notes to Condensed Consolidated Interim Financial Statements September 30, 2024

Note 6 — Revenues (cont.)

Remaining Performance Obligations

Remaining performance obligations represent contracted revenue that had not yet been recognized, and include billed deferred revenue, consisting of amounts invoiced to customers whether collected or uncollected which have not been recognized as revenue, as well as unbilled amounts that will be invoiced and recognized as revenue in future periods. As of September 30, 2024, the Company’s remaining performance obligations were $2,145 thousands, of which the Company expects to recognize $1,670 thousands and $475 thousands as revenue within one year and beyond one year, respectively.

Note 7 — Significant Events During the Reporting Period

A.     In January 2024, the Company entered into SAFE agreements with several investors, for total consideration of $846 thousand. Pursuant to the terms of the SAFE agreement, in the event of an Equity Financing (as defined in the SAFE agreement), the Company will automatically issue to the Investors a number of ordinary shares or preferred shares (the “SAFE Shares”) equal to the Purchase Amount divided by the Conversion Price (as defined in the SAFE agreement). If there is a Liquidity Event (as defined in the SAFE agreement), the Investors have the option to either (a) receive cash payment equal to the Purchase Amount or (b) receive from the Company a number of ordinary shares equal to the Purchase Amount divided by the Liquidity Price as defined.

The SAFEs were recorded as a liability pursuant to ASC 480-10-25-8 since they are redeemable for cash upon contingent events that are outside of the Company’s control. Therefore, the SAFEs are required to be initially and subsequently measured at fair value with change in fair value recognized in the consolidated statement of operations.

See also note 3 regarding the measurement of the fair value of the SAFE.

B.      In June 2024, the Company entered into a lease agreement for an additional office space at the same building for a period of 15 months.

C.     During the second quarter of 2024, the Company issued warrants to finders. As those warrants can be converted to the Company’s preferred shares, which are included under “Redeemable Convertible Preferred Shares” on the Company’s balance sheet and are not included in the Company’s shareholders equity, the Company concluded that the warrants should also be classified in the temporary equity. The warrants are recognized as a share-based payment under ASC 718.

D.     On July 22, 2024, the Company entered into a merger agreement (the “Merger Agreement”) with Trailblazer Merger Corporation I (“Parent”), a blank-check special purpose acquisition company, Trailblazer Merger Sub, Ltd., a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Trailblazer Holdings, Inc., a direct, wholly owned subsidiary of Parent (“Holdings”). Upon the consummation of the transactions contemplated by the Merger Agreement, (a) Parent will merge with and into Holdings and Holdings will be the survivor of such merger and (b) Merger Sub will merge with and into the Company, with the Company being the surviving entity, following which Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent and will be publicly listed on the Nasdaq. The aggregate merger consideration to be received by the Company shareholders is 7,000,000 shares of Parent Common Stock, calculated by dividing (a) $70,000,000 by (b) $10.00 (the “Aggregate Merger Consideration”).

In addition- from and after the period commencing on the six month anniversary of the Closing until December 31, 2025, (the “First Calculation Period”), in the event that over any 20 consecutive Trading Days within any 30-Trading Day period during the First Calculation Period the daily VWAP of the shares of Parent Common Stock is greater than or equal to $15.00 per share (the “First Earnout Event”), promptly after the occurrence of the First Earnout Event, the persons that were Company Securityholders immediately prior to the Effective Time (the “Earnout Securityholders”) shall be entitled to receive their pro rata portion of one third of 3,000,000 shares of Parent Common Stock (the “Incentive Merger Consideration”) as additional consideration for the Merger.

Cyabra Strategy Ltd. and its subsidiary
Notes to Condensed Consolidated Interim Financial Statements September 30, 2024

Note 7 — Significant Events During the Reporting Period (cont.)

From and after the six month anniversary of the Closing until December 31, 2027 (the “Second Calculation Period”), in the event that over any 20 Trading Days within any 30-Trading Day period during the Second Calculation Period the daily VWAP of the shares of Parent Common Stock is greater than or equal to $20.00 per share (the “Second Earnout Event”), promptly after the occurrence of the Second Earnout Event, Earnout Securityholders shall be entitled to receive their pro rata portion of an additional one third of the Incentive Merger Consideration as additional consideration for the Merger.

From and after the six month anniversary of the Closing until December 31, 2029 (the “Third Calculation Period”), in the event that over any 20 Trading Days within any 30-Trading Day period during the Third Calculation Period the daily VWAP of the shares of Parent Common Stock is greater than or equal to $25.00 per share (the “Third Earnout Event”), promptly after the occurrence of the Third Earnout Event, the Earnout Securityholders shall be entitled to receive their pro rata portion of the final one third of the Incentive Merger Consideration as additional consideration for the Merger.

In addition — Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company, entering into the Merger Agreement, the Sponsor will provide to the Company a loan in an aggregate amount of $3,000,000 in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”) provided that the Company will have the ability to raise up to an additional $3,000,000 (for a total of $6,000,000) pursuant to the terms of the 2024 Convertible Notes until the earlier of (i) three months from the date of the Merger Agreement or (ii) the filing by Parent or Holdings of the initial Registration Statement. See also note 7.F.

In addition — Parent will enter into subscription agreements with certain investors for aggregate investments of no less than $6,000,000 in Parent Common Stock in a private placement that will close concurrently with the Closing (the “PIPE Investment”).

Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Parent Class A Common Stock in connection with the Merger, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000. Further, up to $1,000,000 of the PIPE Investment may be provided upon the initial filing of the Registration Statement with the Securities and Exchange Commission, if mutually agreed upon between the parties.

In addition — upon the Closing, some key employees of the Company will receive 400,000 shares of Class A Common Stock of the Parent in the aggregate, and will also be entitled to a one time transaction bonus of $400,000 each.

E.      On July 9, 2024, the Company borrowed an additional NIS 1,500 thousand from Bank Hapoalim, that were fully repaid on August 9, 2024.

F.      During the period from June until October 2024, and as a part of the 2024 Convertible Notes described above, the Company entered into agreements with several investors for issuance of convertible notes, for a total consideration of $6,000 thousand. From this amount, an amount of $3,650 thousand was received from June until September 2024 and is included in the condensed consolidated interim balance sheet as of September 30, 2024 as convertible notes, see also note 3 regarding the measurement of the liability with respect of convertible notes. Until the date of the approval of these condensed financial statements, the Company received all of the consideration for the 2024 Convertible Notes.

ANNEX A

MERGER AGREEMENT

dated

July 22, 2024

by and among

Cyabra Strategy Ltd.,

Trailblazer Merger Corporation I,

Trailblazer Holdings, Inc.,

and

Trailblazer Merger Sub Ltd.

Annex A Page No.
Article I	DEFINITIONS	A-2

1.1	Definitions	A-2
1.2	Construction	A-14

Article II	THE MERGER	A-15

2.1	Reserved	A-15
2.2	Merger	A-15
2.3	Merger Effective Time	A-16
2.4	Effect of the Merger	A-16
2.5	U.S. Tax Treatment	A-16
2.6	Company Articles	A-16
2.7	Closing	A-16
2.8	Directors and Officers of Surviving Corporation	A-17
2.9	Directors and Officers of Parent	A-17
2.10	Taking of Necessary Action; Further Action	A-17
2.11	No Further Ownership Rights in Company Capital Shares	A-17

Article III	EFFECT OF THE MERGER	A-18

3.1	Effect of the Merger on Company Capital Shares	A-18
3.2	Treatment of Company Options, Company Warrants and Convertible Notes	A-18
3.3	Reserved	A-19
3.4	Surrender and Payment	A-19
3.5	Consideration Spreadsheet	A-20
3.6	Incentive Merger Consideration	A-21
3.7	Adjustment	A-22
3.8	No Fractional Shares	A-22
3.9	Lost or Destroyed Certificates	A-22
3.10	Withholding	A-22

Article IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-24

4.1	Corporate Existence and Power	A-24
4.2	Authorization	A-24
4.3	Governmental Authorization	A-25
4.4	Non-Contravention	A-25
4.5	Capitalization	A-25
4.6	Subsidiaries	A-26
4.7	Corporate Records	A-26
4.8	Consents	A-26
4.9	Financial Statements	A-27
4.10	Internal Accounting Controls	A-27
4.11	Absence of Certain Changes	A-27
4.12	Properties; Title to the Company Group’s Assets	A-27
4.13	Litigation	A-28
4.14	Contracts	A-28
4.15	Licenses and Permits	A-29
4.16	Compliance with Laws	A-29
4.17	Intellectual Property	A-30

Annex A-i

Annex A Page No.
4.18	Employees; Employment Matters	A-32
4.19	Employee Benefits	A-34
4.20	Real Property	A-36
4.21	Tax Matters	A-36
4.22	Environmental Laws	A-39
4.23	Finders’ Fees	A-39
4.24	Directors and Officers	A-39
4.25	Anti-Money Laundering Laws	A-39
4.26	Insurance	A-40
4.27	Related Party Transactions	A-40
4.28	No Trading or Short Position	A-40
4.29	Not an Investment Company	A-40
4.30	Information Supplied	A-40

Article V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-41

5.1	Corporate Existence and Power	A-41
5.2	Merger Sub	A-41
5.3	Corporate Authorization	A-41
5.4	Governmental Authorization	A-41
5.5	Non-Contravention	A-42
5.6	Finders’ Fees	A-42
5.7	Issuance of Shares	A-42
5.8	Capitalization	A-42
5.9	Information Supplied	A-43
5.10	Trust Fund	A-43
5.11	Listing	A-44
5.12	Board Approval	A-44
5.13	Parent SEC Documents and Financial Statements	A-44
5.14	Certain Business Practices	A-46
5.15	Anti-Money Laundering Laws	A-46
5.16	Affiliate Transactions	A-46
5.17	Compliance with Laws	A-46
5.18	Absence of Certain Changes	A-46
5.19	Litigation	A-47
5.20	Expenses, Indebtedness and Other Liabilities	A-47
5.21	Brokers and Other Advisors	A-47
5.22	Tax Matters	A-47
5.23	Employee Payments	A-48

Article VI	COVENANTS OF THE PARTIES PENDING CLOSING	A-48

6.1	Conduct of the Business	A-48
6.2	Exclusivity	A-50
6.3	Access to Information	A-51
6.4	Notices of Certain Events	A-51
6.5	Registration Statement/Proxy Statement; Other Filings	A-51
6.6	Israeli Approvals	A-54
6.7	Trust Account	A-55
6.8	Obligations of Merger Sub	A-55
6.9	Cooperation with Regulatory Approvals	A-55
6.10	IIA Notice	A-56

Annex A-ii

Annex A Page No.
Article VII	COVENANTS OF THE COMPANY	A-57

7.1	Reporting; Compliance with Laws; No Insider Trading	A-57
7.2	Company’s Shareholders Meeting	A-57
7.3	Additional Financial Information	A-58
7.4	Lock-Up Agreements	A-58

Article VIII	COVENANTS OF ALL PARTIES HERETO	A-58

8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	A-58
8.2	Compliance with SPAC Agreements	A-59
8.3	Confidentiality	A-59
8.4	Directors’ and Officers’ Indemnification and Liability Insurance	A-59
8.5	Parent Public Filings; Nasdaq	A-60
8.6	Certain U.S. Tax Matters	A-60
8.7	Parent Equity Incentive Plan	A-61
8.8	PIPE Investment	A-61
8.9	Section 16 Matters	A-62
8.10	Employment Agreement	A-62
8.11	Share Grant to Key Employees	A-62
8.12	Equity Line of Credit	A-62
8.13	IIA Undertaking	A-62
8.14	Company Plans	A-62
8.15	Reporting; Compliance	A-62
8.16	Tax Matters	A-62

Article IX	CONDITIONS TO CLOSING	A-62

9.1	Condition to the Obligations of the Parties	A-62
9.2	Conditions to Obligations of Parent and Merger Sub	A-63
9.3	Conditions to Obligations of the Company	A-64

Article X	TERMINATION	A-65

10.1	Termination Without Default	A-65
10.2	Termination Upon Default	A-65
10.3	Effect of Termination	A-66

Article XI	MISCELLANEOUS	A-66

11.1	Non-Survival	A-66
11.2	Notices	A-66
11.3	Amendments; No Waivers; Remedies	A-67
11.4	Arm’s Length Bargaining; No Presumption Against Drafter	A-67
11.5	Publicity	A-67
11.6	Expenses	A-67
11.7	No Assignment or Delegation	A-68
11.8	Governing Law	A-68
11.9	Counterparts; Electronic Signatures	A-68
11.10	Entire Agreement	A-68
11.11	Severability	A-68
11.12	Further Assurances	A-68

Annex A-iii

Annex A Page No.
11.13	Third Party Beneficiaries	A-68
11.14	Waiver	A-68
11.15	No Other Representations; No Reliance	A-68
11.16	Waiver of Jury Trial	A-70
11.17	Submission to Jurisdiction	A-70
11.18	Remedies	A-71
11.19	Non-Recourse	A-71
Exhibit A	—	Form of Parent Certificate of Incorporation
Exhibit B	—	Form of Parent Bylaws
Exhibit C	—	Form of Company Support Agreement
Exhibit D	—	Form of Parent Support Agreement
Exhibit E	—	Form of Lock-Up Agreement
Exhibit F	—	Form of Registration Rights Agreement
Exhibit G	—	Form of Parent Equity Incentive Plan
Exhibit H	—	Tax Declaration

Annex A-iv

MERGER AGREEMENT

MERGER AGREEMENT dated as of July 22, 2024 (this “Agreement”), by and among Cyabra Strategy Ltd., a private company organized in Israel (the “Company”), Trailblazer Merger Corporation I, a Delaware corporation (“Parent”), Trailblazer Holdings, Inc., a Delaware corporation (“Holdings”), and Trailblazer Merger Sub, Ltd., an Israeli company (“Merger Sub” and together with the Company, Parent and Holdings, the “Parties” and each, a “Party”).

W I T N E S E T H:

A. The Company protects companies and the public sector by exposing malicious actors, disinformation, bot networks, and GenAI content, disrupting online threats and mitigating against fake campaigns (the “Business”);

B. Parent is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the Merger (as defined below);

C. Holdings is a wholly owned Subsidiary of Parent. At least one day prior to the Closing Date (as defined below) and on the terms and conditions of this Agreement, Parent shall merge with and into Holdings, with Holdings being the surviving entity (the “Parent Merger” and all references to Parent subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger);

D. Upon the terms and subject to the conditions of this Agreement (i) the Parties wish to effect a merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law, following which Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement (the “Surviving Corporation”);

E. In connection with the Merger, each Company Capital Share issued and outstanding immediately prior to the Effective Time will be deemed to have been transferred to Parent in exchange for the right to receive its respective portion of the Aggregate Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law;

F. Concurrently with the Merger, Parent shall (i) file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws (in substantially the forms attached as Exhibit A and Exhibit B hereto, respectively, with such changes as may be agreed in writing by Parent and the Company), and (ii) will change its name to “Cyabra, Inc.”;

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Shareholders are entering into and delivering the Company Support Agreement, substantially in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which each such Company Shareholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

H. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and certain other stockholders of Parent are entering into and delivering the Parent Support Agreement, substantially in the form attached hereto as Exhibit D (the “Parent Support Agreement”), pursuant to which the Sponsor and each such Parent stockholder have agreed (i) not to transfer or redeem any Parent Common Stock held by such Parent stockholder, and (ii) to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby at the Parent Stockholder Meeting;

I. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company, entering into this Agreement, the Sponsor or its Affiliates will provide to the Company a loan in an aggregate amount of $3,000,000 in the form of convertible promissory notes, upon terms which shall be mutually agreed upon among the parties, (collectively, the “2024 Convertible Notes”) provided that the Company will have the ability to raise up to an additional $3,000,000 (for a total of $6,000,000) pursuant to the terms of the 2024 Convertible Notes until the earlier of (i) three months from the date hereof or (ii) the filing by Parent or Holdings of the initial Registration Statement;

Annex A-1

J. In connection with the transactions contemplated by this Agreement, Parent will enter into subscription agreements, in the form and substance as reasonably agreed upon by Parent and the Company (the “Subscription Agreements”), with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in Parent Common Stock, except as otherwise set forth in Section 8.8 of this Agreement, in a private placement which will close concurrently with the Closing (the “PIPE Investment”);

K. Each of the Parties hereto intends that, for United States federal and applicable state income tax purposes, (i) the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent and Holdings are to be parties under Section 368(b) of the Code (the “Parent Merger Intended Tax Treatment”) and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Merger Sub and the Company are to be parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment”), and this Agreement is intended to constitute a “Plan of Reorganization” with respect to each of the Parent Merger and the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder; and

L. The Boards of Directors of each of the Company, Parent and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Parent Merger and the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective shareholders, (iii) determined that considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, and (iv) resolved to recommend that their respective shareholders approve the Merger and such other transactions contemplated hereby and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and resolved, in the case of Parent, to recommend that its shareholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions.

“102 Company Trustee” means the trustee appointed by Company in accordance with the provisions of the Ordinance and approved by the ITA to hold 102 Options granted under Equity Incentive Plan.

“102 Option” means any Company Option that was intended to be granted and taxed pursuant to Section 102(b)(2) or Section 102(b)(3) of the Ordinance.

“102 Parent Trustee” means the trustee appointed by Parent in accordance with the provisions of the Ordinance and approved by the ITA to hold the Converted Stock Options granted in exchange of the 102 Options, and the Parent Common Stock issued in exchange of 102 Shares under the Parent Equity Incentive Plan.

“102 Shares” means Company Ordinary Shares which have been issued pursuant to the exercise of a 102 Option.

“102 Trust Period” means the minimum trust period required by the capital gains track of Section 102(b)(2) of the Ordinance.

“2024 Convertible Notes” has the meaning specified in the recitals to this Agreement.

“3(i) Option” means any Company Option that was intended to be granted and taxed pursuant to Section 3(i) of the Ordinance.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

Annex A-2

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Aggregate Fully Diluted Company Ordinary Shares” means the sum, without duplication, of (a) all Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares); plus (b) the aggregate number of Company Ordinary Shares issuable upon conversion of all Company Preferred Shares that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of Company Ordinary Shares issuable upon full exercise of all Company Options (whether vested or unvested); plus (d) the aggregate number of Company Ordinary Shares or Preferred Shares issuable upon full conversion of all Company Convertible Notes and Company Warrants that are outstanding immediately prior to the Effective Time; plus (e) the aggregate number of Company Ordinary Shares issuable upon full conversion, exercise or exchange of any other securities of the Company outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable for Company Ordinary Shares.

“Aggregate Merger Consideration” means a number of shares of Parent Common Stock and Parent Preferred Stock equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Ancillary Agreements” means the Company Support Agreement, the Parent Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Parent Equity Incentive Plan and the 2024 Convertible Notes.

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act and the Israeli Competition Law.

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of March 31, 2024.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Purchase Price” means $70,000,000.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Tel-Aviv, Israel are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York or Tel-Aviv, Israel are generally open for use by customers on such day.

Annex A-3

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change in Control” means (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity interests that represent more than 50% of the total voting power of Parent or (b) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity interests of Parent (or any successor to Parent) immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 2.7.

“Closing Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Closing Date” has the meaning set forth in Section 2.7.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Law” has the meaning set forth in Section 2.2

“Company” has the meaning set forth in the preamble.

“Company Articles” means the Amended and Restated Articles of Association of the Company dated June 4, 2023.

“Company Capital Shares” means Company Ordinary Shares and Company Preferred Shares.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Convertible Notes” means the promissory notes of the Company set forth on Schedule 1.1(a) hereto and the 2024 Convertible Notes.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to the Company Group.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) (other than the last sentence of Section 4.5(a)) and Section 4.5(b) (Capitalization) and Section 4.23 (Finders’ Fees).

“Company Group” has the meaning set forth in Section 4.1.

“Company Information Systems” has the meaning set forth in Section 4.17(p).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to the Company Group or that the Company Group otherwise has a right to use or purports to have a right to use.

“Company Option” means each option (whether vested or unvested) to purchase Company Capital Shares granted, and that remains outstanding, under the Equity Incentive Plan, including without limitation, any 102 Options, the 3(i) Options, Nonqualified Stock Options and Incentive Stock Options.

“Company Ordinary Shares” means the ordinary shares of the Company, NIS 0.01 par value per share.

Annex A-4

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Company Preferred Shares” means the Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series A-3 Preferred Shares of the Company.

“Company Securityholder” means each Person who holds the Company Capital Shares and the Company Options.

“Company Shareholder Approval” has the meaning set forth in Section 4.2(b).

“Company Shareholders” means, at any given time, the holders of Company Capital Shares.

“Company Stock Certificate” has the meaning set forth in Section 2.11.

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrant” means a warrant issued by the Company entitling the holder thereof to purchase Company Capital Shares in accordance with the terms and conditions of the applicable warrant agreement(s).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public, including any Intellectual Property, that the Company has sought to maintain as confidential or proprietary.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 1, 2023, by and between the Company and Parent.

“Contractor” has the meaning set forth in Section 4.18(l).

“Contracts” means the Lease and all other written contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means, the ratio (rounded to four decimal places), equal to the quotient obtained by dividing (a) the number of shares of Parent Common Stock constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Ordinary Shares.

“Converted Stock Option” has the meaning set forth in Section 3.2(a).

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

Annex A-5

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Covered Seller” has the meaning set forth in Section 6.10(b).

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, governmental Order, Action, directive, guidelines or recommendations promulgated by any Authority that has jurisdiction over the Company, Parent or their Subsidiaries, as applicable, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder, including the Israeli Protection of Privacy Law, 1981, regulations enacted thereunder, including (without limitation) Israel’s Protection of Privacy Regulations (Data Security), 2017 and Israel’s Protection of Privacy Regulations (Transfer of Data to Databases Outside the State’s Borders), 2001, guidelines, directives and opinions issued by the Israeli Protection of Privacy Authority and/or any other competent governmental or regulatory authority to which the Company and/or any Company Subsidiary are subject to, including, and only as applicable, the Israeli Patient’s Rights Law, 1996, Section 30A to the Israeli Telecommunications Law (Broadcasts and Transmissions), Section 16B and 16C of the Israeli Consumer Protection Law, 1981 (and the regulations enacted thereunder), the Federal Trade Commission Act, California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA) and all other applicable U.S. Data Protection Laws, GDPR, and any and all other applicable Laws relating to Personal Information, Processing of Personal Information, data security and breach notification with respect to Personal Information.

“DGCL” means the Delaware General Corporation Law.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Earnout Event(s)” has the meaning set forth in Section 3.6(a)(iii).

“Earnout Securityholders” has the meaning set forth in Section 3.6(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2020 Share Option Plan and its US addendum.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Exchange Tax Ruling” has the meaning set forth in Section 6.10(b).

Annex A-6

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) any changes in applicable Laws (including any COVID-19 Measures) or accounting rules (including U.S. or Israeli GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures) or the worsening thereof; or (i) any failure by a Party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Excluded Shares” means all Company Capital Shares owned by the Company, any Company Subsidiary, Parent, Merger Sub or by any of their respective Subsidiaries or held in the Company’s treasury.

“First Calculation Period” has the meaning set forth in Section 3.6(a)(i).

“First Earnout Event” has the meaning set forth in 3.6(a)(i).

“Government Grant” means any grant, loan, incentive, qualification, subsidy, award, funding, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, from the government of the State of Israel or any other Authority, or judicial body thereof, any outstanding application to receive the same filed by the Company Group, including any Tax or other incentive approved for, granted to, provided or made available to, assigned to or shared with, or enjoyed by the Company Group, under the Laws of the State of Israel, and further including without limitation, by or on behalf of or under the authority of IIA, the Investment Center or the BIRD Foundation and other bi- or multi-national grant program, framework or foundation.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Holdings” has the meaning set forth in the Preamble.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Incentive Merger Consideration” means 3,000,000 shares of Parent Common Stock.

“Incentive Stock Option” or “ISO” means an option intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods

Annex A-7

and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under Israeli GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (i) any agreement to incur any of the same.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Interim Options Tax Ruling” has the meaning set forth in Section 6.10(a).

“Interim Period” has the meaning set forth in Section 6.1(a).

“IP Contracts” means, collectively, any and all Contracts to which the Company and/or the Company Group is a party or by which any of its properties or assets are bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“ISA” means the Israel Securities Authority.

“ISA Exemption” has the meaning set forth in Section 2.12.

“ISA No-Action Application” has the meaning set forth in Section 2.12.

“ISA Options Exemption” has the meaning set forth in Section 2.12.

“ISA Options Exemption Application” has the meaning set forth in Section 2.12.

“Israeli Competition Law” means the Israeli Economic Competition Law-1988 and any rules and regulations promulgated thereunder.

“Israeli Employee” has the meaning set forth in Section 4.18(l).

Annex A-8

“Israeli Employees’ Plan” means (i) all employee benefit plans, and (ii) all pension funds, managers insurance policies, provident funds and study fund, commission, bonus, share, share option, share purchase, restricted share, restricted share unit, equity-based incentive, cash-based incentive, retention incentive, compensatory change in control payment, profit sharing, provident fund (Keren Hishtalmut), vacation pay, paid time off, cafeteria plan, health, welfare, fringe benefit, deferred compensation, severance, employment, consulting, termination, supplemental termination pay, retirement, retiree medical or life insurance, supplemental retirement or other compensation or benefit plans, programs, policies, agreements or arrangements, whether or not written, in each case, with respect to which the Company Group has any liability (whether actual or contingent) or that are maintained, contributed to, participated in or sponsored by the Company Group for the benefit of any current or former employee, director or other individual providing services to the Company Group; but excluding compensation and benefit plans, programs and arrangements that are sponsored or maintained solely by an Authority to which the Company Group is required to contribute under applicable Law or that are mandatory under applicable Israeli labor Laws, if any.

“Israeli GAAP” means Israeli generally accepted accounting principles, consistently applied.

“Israeli Securities Law” means the Israeli Securities Law – 1968 and the regulations promulgated thereto.

“Israeli Sub-Agent” has the meaning set forth in Section 3.4(a).

“ITA” means the Israel Tax Authority.

“Key Employee” means the individuals listed on Schedule 1.1(b) or as otherwise agreed in writing by the Parties prior to the Closing.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of Arie Rabinowitz and Joseph Hammer.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1(c).

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases listed on Schedule 4.20(a), together with all fixtures and improvements erected on the premises leased thereby.

“Letter of Transmittal” has the meaning set forth in Section 3.4(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit E, restricting the sale, transfer or other disposition of Parent Common Stock received by certain of the Company Securityholders at the Closing in connection with the Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, taken as a whole, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.14(a). “Material Contracts” shall not include any Contracts that are also Plans.

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“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Merger Proposal” has the meaning set forth in Section 6.6.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Ordinary Shares” has the meaning set forth in Section 5.8(b).

“Nasdaq” means The Nasdaq Stock Market LLC.

“No-Action Letter” shall mean a letter from the ISA confirming that the ISA shall not initiate proceedings in connection with the requirements of the Israeli Securities Law concerning the publication of a prospectus in respect of the Aggregate Merger Consideration to be issued to Israeli shareholders of the Parent or applicable holders of the Parent’s securities to whom the Israeli Securities Law applies, including, to the extent applicable, any holders of Converted Stock Options (an “Israeli Prospectus”).

“Nonqualified Stock Option” or “NSO” means an option not intended to qualify as an Incentive Stock Option.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Options Tax Ruling” has the meaning set forth in Section 6.10(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the Preamble. For the avoidance of doubt all references to Parent subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger

“Parent Articles” means the Amended and Restated Certificate of Incorporation of Parent, as amended and as in effect on the date of this Agreement.

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Class A Common Stock” means the Class A common stock, with par value of US$0.0001, of Parent.

“Parent Class B Common Stock” means the Class B common stock, with par value of US$0.0001, of Parent.

“Parent Common Stock” means a Parent Class A Common Stock and/or a Parent Class B Common Stock, as applicable.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.7(a).

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), and Section 5.8 (Capitalization).

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“Parent Merger” has the meaning specified in the recitals to this Agreement.

“Parent Merger Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Parent Parties” has the meaning set forth in Article V.

“Parent Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to the Company that is terminable “at will” without any contractual obligation on the part of the Parent or any of its Subsidiaries to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by Parent or any of its Subsidiaries, or under which Parent or any of its Subsidiaries has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Redemption Amount” has the meaning set forth in Section 6.7.

“Parent Right” means a right to receive one-tenth (1/10) of one share of Parent Class A Common Stock upon the consummation of Parent’s initial business combination that was included in the Parent Units sold in the IPO and in the Parent Units sold to the Sponsor in connection with the IPO.

“Parent Rights Agreement” means the Rights Agreement, dated as of March 28, 2023, between Parent and Continental Stock Transfer & Trust Company, as rights agent.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Stockholder Approval” means the approval in accordance with Parent’s organizational documents of those Parent Proposals identified in Section 6.5(e) at the Parent Stockholder Meeting duly called by the Board of Directors of Parent and held for such purpose.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Unit” means each unit of Parent consisting of one share of Parent Class A Common Stock and one Parent Right, which units were sold in the IPO.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Payor” has the meaning set forth in Section 3.10(a).

“PEO Plan” means a plan, program, policy or arrangement sponsored or maintained by a third party “professional employer organization”.

“Per Preferred Share Merger Consideration” has the meaning set forth in Section 3.1(b).

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent

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or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Annual Financial Statements in accordance with Israeli GAAP); and (d) the Liens set forth on Schedule 1.1(e).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Pro Rata Portion” has the meaning set forth in Section 3.5(a)(viii)(F).

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” means the final prospectus of Parent, dated March 28, 2023.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“R&D Law” means the Law for the Encouragement of Research, Development and Technological Innovation, 5744-1984 and the rules and regulations promulgated thereunder;

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of the Company or a member of the Company Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registrar of Companies” has the meaning set forth in Section 2.3.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit F.

“Registration Statement” has the meaning set forth in Section 6.5(a).

“Related Party Contract” has the meaning set forth in Section 4.26.

“Representatives” means a Party’s officers, directors, Affiliates, managers, consultants, attorneys, accountants, employees, representatives and agents.

“Required Parent Proposals” has the meaning set forth in Section 6.5(e).

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Registration Statement, including the Proxy Statement/Prospectus, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Second Calculation Period” has the meaning set forth in Section 3.6(a)(ii).

“Second Earnout Event” has the meaning set forth in Section 3.6(a)(ii).

“Section 102” means Section 102 of the Ordinance.

“Section 14 Arrangement” means the arrangement under Section 14 of the Israeli Severance Pay Law – 1963.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet websites, web content, links, source code, object code, operating systems, database, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, records, and annotations.

“Sponsor” means Trailblazer Sponsor Group, LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Declaration” has the meaning set forth in Section 3.10.

“Tax Return” means any return, information return, declaration, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. taxes imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, and other taxes (including any governmental charge, fee, levy, or custom duty imposed by such Taxing Authority that is in the nature of a tax), together with any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Third Calculation Period” has the meaning set forth in Section 3.6(a)(iii).

“Third Earnout Event” has the meaning set forth in Section 3.6(a)(iii).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

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“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Class A Common Stock is listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Parent Class A Common Stock is quoted on Nasdaq or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the Parent Class A Common Stock is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq or similar system, days on which the Parent Class A Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Parent Class A Common Stock is available.

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Trust Account” has the meaning set forth in Section 5.10.

“Trust Agreement” has the meaning set forth in Section 5.10.

“Trust Fund” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in Section 5.10.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding (including with respect to the transfer at the Closing of the applicable Parent securities to a paying agent or a trustee), issued by the ITA in customary form and substance reasonably satisfactory to Parent, that is applicable to the payments to be made pursuant to this Agreement stating that no withholding of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding (including the applicable Tax Rulings). For the avoidance of doubt, a certificate issued by the ITA under Israeli Income Tax Regulations (Withholding from Payments for Services or Assets) 5737-1977, shall be deemed a Valid Tax Certificate.

“VWAP” means the volume weighted average price.

“WARN Act” has the meaning set forth in Section 4.18(e).

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

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(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

Article II
THE MERGER

2.1 Parent Merger. Subject to receipt of the approval for the Parent Proposals, immediately prior to the Closing, Parent shall cause the Parent Merger to occur, including by (i) filing with the Secretary of State of the State of Delaware a Certificate of Merger, in form and substance reasonably acceptable to Parent and the Company (the “Parent Certificate of Merger”) and (ii) filing with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation of Parent, in substantially the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Parent and the Company). In accordance with applicable Law, the Parent Certificate of Merger shall provide that at the effective time of the Parent Merger, by virtue of the Parent Merger, and without any action on the part of any Parent Stockholder: (i) each then issued and outstanding share of common stock of Parent shall convert automatically into one share of common stock of Holdings; (ii) each then issued and outstanding Parent Right shall convert automatically into one right to acquire one tenth of one share of common stock, par value $0.0001 per share, of Holdings. After the Parent Merger, all references to Parent herein shall mean Holdings.

2.2 Merger. At the Effective Time (as defined in Section 2.3), and subject to and upon the terms and conditions of this Agreement, and in accordance with Sections 314 through 327 of the Israeli Companies Law — 5759-1999 (the “Companies Law”; which for purposes hereof shall include all rules and regulations promulgated thereof), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub (as the target company, or Chevrat Ha’Ya’ad) shall cease and the Company (as the absorbing company, or HaChevra Ha’Koletet) shall continue as the Surviving Corporation. As a result of the Merger, the Company shall (a) become a wholly owned subsidiary of Parent, (b) continue to be governed by the Laws of the State of Israel, (c) have a registered office in the State of Israel, and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub in accordance with the Companies Law, and the existing shareholders of the Company shall be entitled to the consideration in accordance with the provisions of ARTICLE IV.

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2.3 Merger Effective Time. The Parties hereto shall, in coordination with each other, inform the Registrar of Companies of the State of Israel (the “Registrar of Companies”) that all conditions to the Merger under the Companies Law and this Agreement have been met (together with any other documentation required to be submitted to the Registrar of Companies, whether under this Agreement or the Merger Proposal, by the Registrar of Companies or otherwise) and setting forth the proposed date for the date of effectiveness of the Merger on which the Registrar of Companies is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the Companies Law (the “Certificate of Merger”). The Merger shall become effective upon the date set forth in the Certificate of Merger in accordance with Section 323(5) of the Companies Law (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, the parties intend that the Merger shall be declared effective and that the issuance by the Registrar of Companies of the Certificate of Merger in accordance with Section 323(5) of the Companies Law shall both occur on, or as soon as practically possible before, the Closing Date (as defined below) (but in any event no earlier than the date on which the Closing Consideration Spreadsheet shall be provided to Parent in accordance with Section 3.5 hereof).

2.4 Effect of the Merger. The Merger shall have the effects set forth in the Companies Law and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder: (a) Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation; (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation; (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation; and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Corporation) shall continue unaffected by the Merger in accordance with the Companies Law.

2.5 U.S. Tax Treatment. The Parent Merger and the Merger are intended to qualify for the Parent Merger Intended Tax Treatment and the Merger Intended Tax Treatment, respectively. The Parties to this Agreement hereby (a) adopt this Agreement insofar as it relates to each of the Parent Merger and the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) agree to comply with recordkeeping and information reporting requirements imposed on them, including, but not limited to, those required under Section 1.368-3 of the United States Treasury regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that, other than the representations set forth in Sections 4.21(f) and 5.22(f), no party is making any representation or warranty as to the qualification of either of the Parent Merger or the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if either the Parent Merger or the Merger is determined not to qualify for the Parent Merger Intended Tax Treatment or the Merger Intended Tax Treatment, respectively.

2.6 Company Articles. At the Effective Time, the articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall cease to have effect and the Company Articles, as in effect immediately prior to the Effective Time, shall be the Company Articles of the Surviving Corporation, except that reference to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation.

2.7 Closing. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

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2.8 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.9, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.9 Directors and Officers of Parent. At the Effective Time, Parent’s Board of Directors will consist of five (5) directors. Sponsor shall have the right to designate one (1) director and the Company shall have the right to appoint four (4) directors. At least a majority of the Board of Directors shall qualify as independent directors under the Securities Act and Nasdaq rules, as applicable. Pursuant to the Parent Certificate of Incorporation, the Parent’s Board of Directors will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving until the first annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving until the second annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving until the third annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (and with any subsequent Class III Directors serving a three (3) year term). The director designated by the Sponsor shall be a Class III Director. In accordance with the Parent Certificate of Incorporation, no director on Parent’s Board of Directors may be removed without cause. At or prior to the Closing, Parent will provide each member of Parent’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonable acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment). The individuals identified on Schedule 2.9 shall be the officers of Parent as of immediately after the Effective Time, with such individuals holding the titles set forth opposite their names until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.11 No Further Ownership Rights in Company Capital Shares. All consideration paid or payable in respect of Company Capital Shares hereunder, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Company Capital Shares and from and after the Effective Time, there shall be no further registration of transfers of Company Capital Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing Company Capital Shares (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in Article III.

2.12 ISA Exemption. Prior to the Closing, Parent shall seek to secure an exemption from filing an Israeli Prospectus with the ISA, by filing, any of the following, at Parent’s discretion and in reliance of information conveyed by Company: (i) an exemption application under Section 15D of the Israeli Securities Law with respect to the issuance of the Converted Stock Options in lieu of the Company Options under Section 2.3 hereof granted to Israeli employees of Company (the “ISA Options Exemption Application” and an “ISA Options Exemption”, respectively), (ii) an application with the ISA for a No-Action Letter (the “ISA No-Action Application”) (iii) or any other exemption as may be required under the Israeli Securities Law or as the ISA may instruct and that Parent at its sole discretion, agrees to file (any such exemption, including the ISA Options Exemption, the “ISA Exemption”). The Company and Parent shall cooperate in connection with the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the ISA Exemption. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the ISA or any request from the ISA. Notwithstanding the foregoing, the final version of the ISA No-Action Application, the ISA Options Exemption, or any other application concerning an ISA

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Exemption, as applicable, including any documents and exhibits enclosed thereto shall be determined and filed at the sole discretion of Parent. In order to remove any doubt, an ISA Exemption shall be deemed as such only if it covers (as applicable) all securities of Company being exchanges, redeemed, cashed out, or otherwise under the transactions contemplated hereby, which Parent reasonably believes should be included thereunder.

Article III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Company Capital Shares. Each Excluded Share will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each Excluded Share, if any, held immediately prior to the Effective Time as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Company Preferred Shares. Each Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than any such Company Preferred Shares cancelled pursuant to Section 3.1(a) and the Company Preferred Shares issued to the holders of the 2024 Convertible Notes which may, at the election of such holder, instead convert into the right to receive shares of Parent Preferred Stock) shall, in accordance with the Company Articles be converted into the right to receive a number of shares of Parent Common Stock equal to: (i) the Conversion Ratio multiplied by (ii) the number of Company Ordinary Shares issuable upon conversion of such share of Company Preferred Shares as of immediately prior to the Effective Time (the “Per Preferred Share Merger Consideration”).

(c) Conversion of Company Ordinary Shares. Each share of Company Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than any such Company Ordinary Shares cancelled pursuant to Section 3.1(a)) shall, in accordance with the Company Articles, be converted into the right to receive a number of shares of Parent Common Stock equal to the Conversion Ratio.

(d) Conversion of Merger Sub Share Capital. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(e) Parent Common Stock issued in exchange for 102 Shares shall be issued to the 102 Parent Trustee on behalf of the beneficial holders of 102 Shares and Section 102 under the Parent Equity Incentive Plan and per the terms of the Options Tax Ruling.

(f) Parent Common Stock issued to Covered Sellers (as defined in Section 6.10(b)) shall be issued to the Exchange Agent on behalf of the Covered Sellers per the terms of the Exchange Tax Ruling.

3.2 Treatment of Company Options, Company Warrants and Convertible Notes.

(a) Treatment of Options. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to provide that, as of the Effective Time and subject to the Option Tax Ruling, each outstanding Company Option, whether vested or unvested, shall be exchanged by Parent for an equivalent award under the Parent Equity Incentive Plan (each: a “Converted Stock Option”), and shall be in full force and effect, containing the same terms, conditions, vesting and other provisions of the Company Option immediately prior to the Closing (subject to any accelerated vesting provided for in the Equity Incentive Plan or in the related Company Option agreement by reason of the transactions contemplated hereby), except that service or employment with the Company and/or any of its Subsidiaries prior to the Closing shall be counted under each Converted Stock Option for vesting purposes to the same extent as service or employment was counted under the respective Company Option for vesting purposes and each Converted Stock Option shall be exercisable for such number of shares of Parent Common Stock (rounded up to the nearest whole share), determined by multiplying the number of Company Capital Shares subject to such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to (A) the exercise price per share of Company Capital Shares of such Company Option divided by (B) the Conversion Ratio; provided, however, that, other than with respect

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to Converted Stock Option resulting from the exchange of a 102 Option or a 3(i) Option, the exercise price and the number of shares of Parent Common Stock covered by each Converted Stock Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code and the applicable regulations promulgated thereunder so as to avoid the imposition of any additional Taxes under Section 409A of the Code (and regulations issued by the IRS thereunder) or the disqualification as an ISO of any Company Option that is intended to be an ISO.

(b) Parent Equity Incentive Plan. Prior to the Closing, Parent shall (i) in accordance with the provisions of Section 8.7 adopt the Parent Equity Incentive Plan, together with an Israeli addendum (the “Israeli Sub-Plan”), and appoint the 102 Parent Trustee as a trustee under such Israeli Sub-Plan, in accordance with the requirements of Section 102, (ii) duly file the Israeli Sub-Plan and the Parent Equity Incentive Plan (including all applicable appendices and other forms required in accordance with applicable Law) with the ITA, in accordance with the requirements of Section 102; and (iii) following such filing by the Parent, shall assume the Converted Stock Options, in accordance with Section 3.2(a) and the Options Tax Ruling, and the Parent Common Stock issued in exchange for the 102 Shares in accordance with Section 3.1(e) and the Options Tax Ruling.

(c) Treatment of Company Convertible Notes. Contingent on and effective immediately prior to the Effective Time, the Company Convertible Notes shall be (i) treated in accordance with the terms of the relevant agreements governing such Company Convertible Notes, and (ii) converted into Company Preferred Shares or Company Ordinary Shares, as applicable (which Company Preferred Shares or Company Ordinary Shares shall be treated in accordance with Section 3.1(b) or Section 3.1(c)) and in accordance with the Tax Rulings (as applicable).

(d) Treatment of Company Warrants. Contingent on and effective immediately prior to the Effective Time, the Company Warrants shall be treated in accordance with the terms of the relevant agreements governing such Company Warrants, provided that, for purposes hereof, Company Warrants not so converted, shall, subject to the Exchange Tax Ruling, be assumed by Parent (the “Assumed Warrants”).

(e) As soon as practicable following the Closing, Parent shall use its reasonable best efforts to file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock, on an as-converted basis, subject to the Converted Stock Options.

3.3 Reserved.

3.4 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Shareholders, for exchange in accordance with this Article III (which shall designate a local Israeli sub-paying agent, if applicable; hereinafter the “Israeli Sub-Agent”), the number of shares of Parent Common Stock sufficient to deliver the Aggregate Merger Consideration payable pursuant to this Agreement (such Parent Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, or the Israeli Sub-Agent (as applicable), pursuant to irrevocable instructions, to pay the Aggregate Merger Consideration out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement, provided however, that (i) with respect to any Assumed Warrants (if applicable), 102 Shares, 102 Options and 3(i) Options, the payment shall be made to the 102 Parent Trustee (or the 102 Company Trustee, if so required by the Options Tax Ruling), and (ii) with respect to any Parent Common Stock issuable to Covered Sellers, the issuance shall be made in accordance with the requirements under the Options Tax Ruling; all, subject to and in accordance with the respective terms of the Tax Rulings. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Shareholder, as of immediately prior to the Effective Time, either directly or to the 102 Parent Trustee (or the 102 Company Trustee, if so required by the Options Tax Ruling) or the Exchange Agent (as applicable), represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Shareholder’s Company Capital Shares for such Company Shareholder’s applicable portion of the Aggregate Merger Consideration from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), including, without limitations, a declaration in which the beneficial owner of Company Capital Shares provides certain information requested by the Exchange Agent and/or the Israeli Sub-Agent, as necessary for the Exchange Agent

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and/or the Israeli Sub-Agent to determine whether any amounts need to be withheld from the Aggregate Merger Consideration payable to such owner pursuant to the terms of the Ordinance, the Code, or any applicable provision of state, local, Israeli, U.S. or foreign Law, and promptly following receipt of a Company Shareholder’s properly executed Letter of Transmittal, deliver such Company Shareholder’s, or the 102 Parent Trustee (or the 102 Company Trustee, if so required by the Options Tax Ruling) (as applicable), applicable portion of the Aggregate Merger Consideration to such Company Shareholder.

(c) Issuance to 102 Parent Trustee. Notwithstanding anything to the contrary in this Agreement (but subject always to the provisions of the Tax Rulings), the portion of the Aggregate Merger Consideration issued to holders of 102 Shares, the 102 Options, and the 3(i) Options, shall be issued to the 102 Parent Trustee under the Parent Equity Incentive Plan, on behalf of holders of 102 Shares, 102 Options and 3(i) Options, in accordance with Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable)(the “102 Share Consideration”). The 102 Share Consideration shall be held in trust by the 102 Parent Trustee pursuant to the applicable provisions of Section 102, Section 3(i) of the Ordinance and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), and shall be released by the 102 Parent Trustee in accordance with the terms and conditions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable).

(d) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Aggregate Merger Consideration that remains undistributed to the Company Shareholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Shareholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Aggregate Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the name and address of record of each Company Shareholder and the number and class, type or series of Company Capital Shares held by each, and in the case of shares of each series of Company Preferred Shares, the number of Company Ordinary Shares into which such Company Preferred Shares are convertible;

(ii) the names of record of each holder of Company Options, and the exercise price, number of Company Capital Shares subject to each Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule, vesting commencement date, date fully vested);

(iii) the names of record of each holder of Company Warrants, and the exercise price, number of Company Capital Shares subject to each Company Warrant held by such holder (including, in the case of unvested Company Warrants, the vesting schedule, vesting commencement date, date fully vested);

(iv) the names of record of each holder of a Company Convertible Note, the loan amount (principal and interest) and the number of Company Ordinary Shares or Company Preferred Shares (on an as converted to Company Ordinary Shares basis) issuable upon conversion of such Company Convertible Note;

(v) the number of Aggregate Fully Diluted Company Ordinary Shares;

(vi) the number of Company Ordinary Shares issuable upon conversion of each series of Company Preferred Shares;

(vii) the aggregate number of shares subject to Company Options;

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(viii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Aggregate Merger Consideration;

(B) the Conversion Ratio;

(C) the Per Preferred Share Merger Consideration for each series of Company Preferred Shares;

(D) for each Converted Stock Option, the exercise price therefor and the number of shares of Parent Common Stock subject to such Converted Stock Option;

(E) with respect to any Person otherwise included in the Closing Consideration Spreadsheet, whether the Parent Common Stock and/or Converted Stock Option should be deposited with the 102 Parent Trustee (or 102 Company Trustee, if required by the Options Tax Ruling) and/or Exchange Agent; and

(F) for each Person that is a Company Shareholder immediately prior to the Effective Time the quotient (expressed as a percentage) of (i) aggregate number of Company Ordinary Shares and the number of Company Ordinary Shares underlying any Company Preferred Shares, Company Options or Company Warrants held by such Person (as applicable), on a fully-diluted basis, divided by (2) the Aggregate Fully Diluted Company Ordinary Shares (such quotient, the “Pro Rata Portion”).

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The Parties agree that Parent shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under Article III.

3.6 Incentive Merger Consideration.

(a) Earnout.

(i) From and after the period commencing on the six month anniversary of the Closing until December 31, 2025, (the “First Calculation Period”), in the event that over any twenty (20) consecutive Trading Days within any thirty (30)-Trading Day period during the First Calculation Period the daily VWAP of the shares of Parent Common Stock is greater than or equal to US$15.00 per share (the “First Earnout Event”), promptly (but in any event within ten (10) Business Days) after the occurrence of the First Earnout Event, the Persons that were Company Securityholders immediately prior to the Effective Time (the “Earnout Securityholders”) shall be entitled to receive, their Pro Rata Portion, as set forth in the Closing Consideration Spreadsheet, of one third of the Incentive Merger Consideration as additional consideration for the Merger.

(ii) From and after the six month anniversary of the Closing until December 31, 2027 (the “Second Calculation Period”), in the event that over any twenty (20) Trading Days within any thirty (30)-Trading Day period during the Second Calculation Period the daily VWAP of the shares of Parent Common Stock is greater than or equal to US$20.00 per share (the “Second Earnout Event”), promptly (but in any event within ten (10) Business Days) after the occurrence of the Second Earnout Event, Earnout Securityholders shall be entitled to receive, their Pro Rata Portion, as set forth in the Closing Consideration Spreadsheet, of an additional one third of the Incentive Merger Consideration as additional consideration for the Merger.

(iii)  From and after the six month anniversary of the Closing until December 31, 2029 (the “Third Calculation Period”), in the event that over any twenty (20) Trading Days within any thirty (30)-Trading Day period during the Third Calculation Period the daily VWAP of the shares of Parent Common Stock is greater than or equal to US$25.00 per share (the “Third Earnout Event” and, together with the First Earnout Event and Second Earnout Event, each a “Earnout Event” and together, the “Earnout Events”), promptly (but in any event within ten (10) Business Days) after the occurrence of the Third Earnout Event, the Earnout Securityholders shall be entitled to receive, their Pro Rata Portion, as set forth in the Closing Consideration Spreadsheet, of an the final one third of the Incentive Merger Consideration, as additional consideration for the Merger.

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(b) Notwithstanding anything to the contrary contained herein, to the extent that more than one Earnout Event is met, the Earnout Securityholders shall be entitled to all of the applicable Incentive Merger Consideration for meeting such Earnout Event.

(c) All Parent Common Stock to be issued and delivered as Incentive Merger Consideration in connection with this Section 3.6 to the Earnout Securityholders shall be, upon issuance and delivery of such Incentive Merger Consideration, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens other than applicable federal and state securities restrictions.

(d) Efforts to Remain Listed. During the Third Calculation Period, Parent shall take commercially reasonable efforts for Parent to remain listed as a public company on, and for the Parent Common Stock to be listed on and tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control of Parent.

(e) Stock Dividends or Splits. In the event Parent shall at any time during the Third Calculation Period pay any dividend on shares of Parent Common Stock by the issuance of additional shares of Parent Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, (i) the number of shares represented by the Incentive Merger Consideration shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Parent Common Stock (including any other shares so reclassified as shares of Parent Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Parent Common Stock that were outstanding immediately prior to such event, and (ii) the per share dollar amount of the Earnout Event shall be appropriately adjusted to provide to such Earnout Securityholders the same economic effect as contemplated by this Agreement prior to such event. The provisions in this Section 3.6(e) shall apply equally to restricted stock units or employee stock options issued by Parent.

3.7 Adjustment. The shares comprising the Aggregate Merger Consideration and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring prior to the date the shares comprising the Aggregate Merger Consideration are issued.

3.8 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the Company Capital Shares pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Any holder of a share of Company Capital Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00.

3.9 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Aggregate Merger Consideration to be paid in respect of the Company Capital Shares formerly represented by such Company Stock Certificate as contemplated under this Article III.

3.10 Withholding.

(a) Parent, Exchange Agent, 102 Company Trustee (if applicable), 102 Parent Trustee, Exchange Agent, Israeli Sub-Agent and the Surviving Corporation (each: a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Ordinance, the Code, or under any provision of state, local or non-U.S. Tax Law, and subject to the provisions of the Tax Rulings. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Taxing Authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and the relevant Payor shall provide to such Person

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confirmation of the amount so deducted or withheld. Notwithstanding the foregoing, the Payor shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

(b) Notwithstanding the provisions of Section 3.10(a), but subject to the provisions of the Tax Rulings, with respect to Israeli Taxes, and in accordance with the Israeli Sub-Agent undertaking provided prior to Closing by the Israeli Sub-Agent to Parent as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes consideration that will be transferred to the seller at future dates), any consideration payable or otherwise deliverable pursuant to this Agreement to any payee (other than holders of 102 Options, 102 Shares, and 3(i) Options,), shall be paid to and retained by the Exchange Agent, in each case for the benefit of such payment recipient for a period of 180 days from the Closing Date (or a period of 90 days as of each payment of any portion of the Incentive Merger Consideration) or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”), during which time unless requested otherwise by the ITA, no payments shall be made by the Exchange Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments or other consideration deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate. If a payment recipient delivers, no later than three Business Days prior to the Withholding Drop Date a Valid Tax Certificate to the Exchange Agent, then the Exchange Agent and the Israeli Sub-Agent will act in accordance with the provisions of such Valid Tax Certificate; provided, however, that to the extent such Valid Tax Certificate determines tax liability, then such payment recipient shall either: (i) transfer the tax liability amount to the Exchange Agent, in accordance with the provisions of such Valid Tax Certificate and the balance of the applicable Aggregate Merger Consideration shall be paid and issued by the Exchange Agent to such person or (ii) instruct the Exchange Agent and the Israeli Sub-Agent to sell a portion of the Parent Common Stock applicable to such payment recipient in the stock exchange, in order to allow the payment of any Israeli Taxes in accordance with the provisions of the Valid Tax Certificate, and transfer the balance of the applicable Aggregate Merger Consideration to such person. If any payment recipient either (a) does not provide the Exchange Agent with a Valid Tax Certificate by no later than three Business Days before the Withholding Drop Date, or (b) submits a written request to the Exchange Agent to release his, her or its portion of the Aggregate Merger Consideration and/or Incentive Merger Consideration deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three Business Days before such time, then the Exchange Agent will transfer the applicable portion of the Aggregate Merger Consideration to such payment recipient only after such payment recipient will satisfy its Israel Tax obligation to the sole satisfaction of the Parent or the Israeli Sub-Agent or the payment to the Israeli Sub-Agent of the withholding tax amount by the payment recipient. To the extent the Exchange Agent and/or the Israeli Sub-Agent withholds any amounts with respect to Israeli Taxes, any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the applicable payment recipient. If the applicable payment recipient does not satisfy his Israeli Tax obligation to the satisfaction of Parent or the Israeli Sub-Agent prior to the Withholding Drop Date, the Exchange Agent or the Israeli Sub-Agent will, at applicable recipient’s option: (i) sell a portion of the Parent Common Stock applicable to such payment recipient in the stock exchange, in order to allow the payment of any Israeli Taxes as shall be determined by the Israeli Sub-Agent in accordance with the provisions of the Ordinance, and transfer the balance to the applicable payment recipient; (ii) the applicable recipient will transfer the tax liability amount to the Israeli Sub-Agent, and the applicable Aggregate Merger Consideration and/or the Incentive Merger Consideration shall be allocated and issued to such person; or (iii) continue to retain such recipient’s portion of the Aggregate Merger Consideration and/or Incentive Merger Consideration for additional 180 days.

(c) In the event that a Payor receives a written demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular payee and transfer it to the ITA prior to the Withholding Drop Date, (a) such Payor will notify such payee, in writing, of such withholding reasonably promptly after receipt of such demand, and provide such payee with reasonable time (which shall not be less than 30 days, unless otherwise required by the ITA or any applicable Law, including the Ordinance, as determined by Payor at its reasonable discretion) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling, or confirmation from the ITA; and (b) to the extent that any such certificate, ruling, or confirmation is not provided by such payee to the Payor prior to the time required by the ITA or under any applicable Law, the Exchange Agent shall deliver the applicable portion of the Aggregate Merger Consideration to such payment recipient only after (i) such payment recipient will satisfy its Israel Tax obligation, or (ii) per such payment recipient’s instructions, the Israeli Sub-Agent will sell a portion of the Parent Common Stock applicable to such payment recipient in order to allow the payment of such its Israel Tax obligation to the sole satisfaction of Parent.

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(d) Notwithstanding anything to the contrary in this Agreement, the Exchange Agent, the Israeli Sub-Agent and the trustee appointed under the Exchange Tax Ruling, if any and as applicable, prior to the applicable withholding date, then the provisions of such Tax Rulings, as the case may be, shall apply and all applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such Tax Rulings, as the case may be.

(e) Notwithstanding anything to the contrary in this Agreement, any consideration payable or deliverable to non-Israeli resident holders of Company Options who were granted such Company Options in consideration for work or services performed entirely outside of Israel to non-Israeli Persons, shall not be subject to deduction or withholding of Israeli Tax, provided that a validly executed declaration regarding their non-Israeli residence and confirmation that they were granted such Company Options in consideration for work or services performed entirely outside of Israel, in the form to be attached as Exhibit H (the “Tax Declaration”), shall have been provided to Parent.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as presently proposed to be conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the organizational documents of the Company Group, in each case as amended to the date hereof. Neither the Company nor any Subsidiary has taken any action in violation or derogation of its organizational documents. The Company is not registered by the Registrar of Companies as a “company in breach” (“hevrah meferah”, within the meaning of such term under the Companies Law).

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Shareholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

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(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Shareholders; (iii) directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and recommended that all of the Company Shareholders adopt this Agreement. The affirmative vote or written consent of Persons holding more than fifty percent (50%) (on an as-converted basis) of the voting power of the Company Shareholders, voting together as a single class, who deliver written consents or are present in person or by proxy at such meeting and voting thereon, including the Preferred Majority, as defined in the Company Articles, is required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Shareholder Approval”). The Company Shareholder Approval is the only vote or consent of any of the holders of Company Capital Shares necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. Except for (i) approvals listed on Schedule 4.3, (ii) the IIA Notice, (iii) the filing of the Merger Proposal with the Registrar of Companies and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Registrar of Companies, (iv) the filing of requests for receipt of the Tax Rulings and (v) SEC or Nasdaq approvals required to consummate the transactions contemplated hereunder, none of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Group’s organizational documents, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group or to any of its respective properties, rights or assets, except as set forth in Section 4.4 of this Agreement, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) — (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, (e) subject to the filing of the IIA Notice, conflict with or violate any of the requirements of, or give an Authority the right to revoke, withdraw, suspend, cancel, terminate, modify or exercise any right or remedy, or require any refund or recapture with respect to, any Government Grant or other Permit, or any benefit provided or available under any Government Grant or other Permit that is held by the Company Group or (f) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing, except in the case of clauses (c) — (f) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Capitalization.

(a) The authorized share capital is NIS 100,000 divided into: (i) 8,796,571 Company Ordinary Shares, nominal value NIS 0.01 per share; (ii) 190,984 Preferred A-1 Shares, nominal value NIS 0.01 per share; (iii) 416,389 Preferred A Shares, nominal value NIS 0.01 per share; (iv) 430,806 Preferred A-2 Shares, nominal value NIS 0.01 per share; and (v) 165,250 Preferred A-3 Shares, nominal value NIS 0.01 per share. There are 394,229 Company Ordinary Shares reserved for issuance under the Equity Incentive Plan, of which (1) 10,383 Company Ordinary Shares have been issued pursuant to the exercise of outstanding options and (2) 39,093 Company Ordinary Shares are reserved for issuance pursuant to outstanding unexercised Company Options. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding Company Ordinary Shares and Company Preferred Shares are duly authorized, validly issued, fully

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paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Articles. No Company Ordinary Shares or Company Preferred Shares are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under applicable Law, the Company Articles or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding Company Capital Shares are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a true, correct and complete list of each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of Company Ordinary Shares issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof.

(b) Except for the Company Preferred Shares, the Company Convertible Notes, the Company Warrants and the Company Options, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company Group is or may become obligated to issue or sell any of its Company Capital Shares or other securities, (ii) outstanding obligations of the Company Group to repurchase, redeem or otherwise acquire outstanding capital stock of the Company Group or any securities convertible into or exchangeable for any shares of capital stock of the Company Group, (iii) treasury shares of capital stock of the Company Group, (iv) bonds, debentures, notes or other Indebtedness of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company Group may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company Group (including pursuant to any provision of Law, the Company Group’s organizational documents or any Contract to which the Company Group is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company Group (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company Group.

(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) granted to Persons which are residents of the U.S. for tax purposes has an exercise price per share of Company Ordinary Shares equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) except where such grant is subject to additional corporate approval under the Companies Law (which grant date was made on the date of receipt of such approval(s)), has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option. All Company Options granted by the Company to its officers and employees in Israel that are currently outstanding were granted under an equity incentive plan approved, or not rejected within thirty (30) days from filing, by the ITA under the capital gains route of Section 102 of the Ordinance.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s organizational documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s organizational documents).

4.7 Corporate Records. All proceedings occurring since June 1, 2021 of the Board of Directors of the Company, including all committees thereof, and of the Company Shareholders, and all consents to actions taken thereby that are required by Law, the Company Articles, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

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4.9 Financial Statements.

(a) The Company has delivered to Parent (a) the audited consolidated balance sheet of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal year ended December 31, 2022 (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in cash flows for the fiscal year ended December 31, 2023 and the three-month period ended March 31, 2024 (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with Israeli GAAP applied on a consistent basis (except that the Unaudited Financial Statements are subject to normal adjustments and do not include footnotes and other presentation items). The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since March 31, 2024 (the “Balance Sheet Date”), except as required by applicable Law or Israeli GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except: (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on Schedule 4.9(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness.

4.10 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with Israeli GAAP, and the Company’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.11 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted its businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given such consent.

4.12 Properties; Title to the Company Group’s Assets.

(a) All items of Tangible Personal Property have no material defects, are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses so as not to constitute a Material Adverse Effect.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.12, no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

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4.13 Litigation.

(a) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group, the Business, any of the Company Group’s rights, properties or assets or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets. The Company Group or any of its rights, properties or assets is not, nor has been since June 1, 2021, subject to any Action by any Authority.

(b) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement.

4.14 Contracts.

(a) Schedule 4.14(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $200,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices), including, but not limited to, sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(ii) each Contract with any current employee of the Company Group (A) which has continuing obligations for payment of an annual compensation of at least $200,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iii) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company or any Subsidiary is a party;

(iv) all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(v) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(vi) all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(vii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(viii) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(ix) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $200,000 per year;

(x) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $250,000 or greater;

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(xi) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational or constitutive documents of the Company Group);

(xii) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $200,000 per the terms of such contract;

(xiii) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xiv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xv) all collective bargaining agreements or other agreement with a labor union, labor organization or works council.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company Group and, to the Company’s Knowledge, each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. Subject to the Company receiving the Company Consents, the consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.15 Licenses and Permits. Schedule 4.15 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out or conduct the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement, except where such termination or impairment would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit, except where such suspension, revocation or termination would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company Group involving any Permit and that is reasonably likely to give rise to a Material Adverse Effect.

4.16 Compliance with Laws.

(a) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is in violation in any material respect with, and since June 1, 2021, no such Person has failed to be in material compliance with all material Laws and Orders applicable to the Company Group. Since June 1, 2021, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company Group of, or failure on the part of the Company Group to comply with, or any material liability suffered or incurred by the Company Group in

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respect of any material violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of the Business or the ownership or use of any of its material assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company Group. Since June 1, 2021, the Company Group has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any material violation of any Law or any judgment, order or decree entered by any Authority.

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. To the Knowledge of the Company, the technology of the Company is not within the scope of the International Traffic in Arms Regulations (ITAR).

4.17 Intellectual Property.

(a) The Company and/or its Subsidiaries are the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company or its Subsidiaries are the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens (except for Permitted Liens). The Company and/or its Subsidiaries have a valid right to use the Company Licensed IP, subject to the terms and conditions of the applicable Contracts thereof.

(b) Schedule 4.17(b) sets forth a true, correct and complete list of all (i) Registered IP, (ii) Domain Names constituting Company Owned IP, and (iii) all social media handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details, including but not limited to, Domain Names; (B) the owner and nature of the ownership, including but not limited to, the Domain Name registrar; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed; and (D) any liens or security interests that apply.

(c) To the Knowledge of the Company, all Registered Owned IP that constitute issued Patents are valid and in effect. All Registered Exclusively Licensed IP that constitute issued Patents are subsisting and, to the Knowledge of the Company, valid and in effect. No Registered Owned IP, and to the Knowledge of the Company no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involve a claim against the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, in the past three (3) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e) In the past three (3) years the Company Group has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involving a claim against a third Person the Company alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(f) Except as disclosed on Schedule 4.17(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Company Owned IP on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions

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agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement, and (iii) for Israeli Employees, also executed a waiver of all rights for any additional compensation or remuneration in connection with their contribution to any Company Owned IP, including, but not limited to, pursuant to Section 134 of the Israel Patent Law, 5727-1967 and a waiver of or license to any and all moral rights and other non-assignable rights such employee may possess in any Company Owned IP.

(g) Except as set forth on Schedule 4.17(g), no government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP or to the Knowledge of the Company any item of Company Licensed IP. The Company is not and has never been a member of, a contributor to, or affiliated with, any industry standards or open source organization, body, working group, project, or similar organization (a “Standards Organization”), and neither the Company, nor any Company Owned IP, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any Standards Organization.

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(i) Except with respect to the agreements listed on Schedule 4.14(a)(v), or any “shrink wrap” or other licenses for generally commercially available software or hosted services, the Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets and all other material Confidential Information, in each instance that are at least consistent with customary efforts undertaken by third Persons in the industry within which the Business is a part. No Company Owned IP is subject to any technology or source code escrow arrangement or obligation. No person other than the Company Group and its employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(k) Schedule 4.17(k) is list of material Software relating to the operation of any asset of the Company or its subsidiaries showing the nature of rights enjoyed, whether such software is owned by the Company and its Subsidiaries or licensed from third parties and, if owned by the Company and its Subsidiaries, whether developed in house or by third parties and whether source code and system documentation are in the possession of the Company.

(l) Schedule 4.17(l) contains a list of all of the Company’s and its Subsidiaries’ inbound and outbound material IP, software and technology agreements (including in each case, licenses, covenants not to sue, co-branding agreements, co-existence agreements, releases, options, rights of first offer, rights of first refusal and settlements), (ii) written research and development agreements and other agreements (other than Standard Contracts) pursuant to which Intellectual Property was or is intended to be developed by or for the Company or any of its Subsidiaries and (iii) any source code escrow arrangements that the Company or any of its Subsidiaries has with any third parties.

(m) The Company Group has a privacy policy regarding the collection, use or disclosure of Personal Information in connection with the operation of the Business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites. For purposes of this Section 4.17(m), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group. To the Knowledge of the Company, the Privacy Policy accurately describes the Company Group’s collection, disclosure and use of Personal Information and materially complies with all applicable Data Protection Laws. To the Knowledge of the Company,

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none of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company Group have been inaccurate in a material way, misleading in a material way, or unfair or deceptive in material violation of applicable Data Protection Laws.

(n) Except as set forth on Schedule 4.17(n), in connection with its Processing of any Personal Information, the Company Group is in material compliance with all applicable Data Protection Laws (or, where applicable and required under such applicable Data Protection Laws, contractually requires its vendors, processors, or any third-parties that Process any Personal Information on behalf of the Company Group to comply with applicable Data Protection Laws). Except as set forth on Schedule 4.17(n), the Company Group has complied in all material respects with such privacy policies, rules, and procedures to which the Company Group is bound in connection with any Processing by the Company Group of any Personal Information of any Person. To the Knowledge of the Company, there are no written complaints or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of Processing of Personal Information by or on behalf of the Company Group and/or violation of applicable Data Protection Laws. Except as set forth on Schedule 4.17(n), the Company Group has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies, required by applicable Data Protection Laws designed to protect all Personal Information Processed by the Company Group from unauthorized access, use, modification, acquisition, disclosure or other misuse. Without limiting the generality of the foregoing, to the Knowledge of the Company, since June 1, 2021, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information Processed by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group) for which the Company Group would be required to make a report to an Authority or any other Person.

(o) To the Knowledge of the Company, the Software that constitutes Company Owned IP and all Software that is used by the Company Group is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not distributed Publicly Available Software as part of the Company Group’s products and services other than as set forth on Schedule 4.17(m) in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. No member of the Company Group has received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(p) The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain) in material compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business as currently conducted. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

4.18 Employees; Employment Matters.

(a) The Company has made available to Parent or its counsel a true, correct and complete list of the employees of the Company as of the date hereof, setting forth the employee location, title, current base salary or hourly rate for each such person, bonus or other incentive compensation opportunity, total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2023 and 2022, if applicable, exempt or non-exempt status under applicable laws, accrued paid time off or vacation, hire date, and leave status.

(b) The Company has made available to Parent or its counsel a true, correct and complete list of each of the independent contractors or consultants of the Company as of the date hereof, setting forth the name, principal location, engagement or start date, compensation structure, average monthly hours worked and nature of services provided.

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(c) The Company Group is not a party to any collective bargaining agreement or similar labor agreement with respect to any employees of the Company, and, since June 1, 2021, to the Knowledge of the Company, there has been no proceeding by a labor union or other representative of employees of the Company Group seeking to organize or represent any employees of the Company Group. There is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company Group, and, since June 1, 2021, the Company Group has not experienced any strike, slowdown, work stoppage or lockout by or with respect to its employees. There is no, and for the past three (3) years has not been any, unfair labor practice charge, dispute, litigation, audit, investigation or complaint pending or, to the Knowledge of the Company, threatened, before any applicable Authority relating to employees of the Company.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

(e) Since June 1, 2021, the Company Group has not implemented any “mass layoff” or “plant closing” or engaged in any other layoffs or employee reductions that resulted in obligations under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(f) The Company Group is, and for the past six (6) years (i) has been, in compliance in all material respects with all applicable Laws relating to employment or the engagement of labor, including but not limited to all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, COVID-19, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, classification of employees as exempt or non-exempt, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes. Each individual currently engaged by the Company as an independent contractor is, and for the past three (3) years has been correctly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company is, and for the past three (3) years has been, correctly classified by the Company as “exempt” or “non-exempt” under applicable Law, and the Company has not received any notice from any Authority or Person disputing such classification.

(g) Except as set forth on Schedule 4.18(g)(i), all employees of Company Group have executed the Company Group’s (as applicable) standard employment agreement and standard restrictive covenants agreement. Except as set forth on Schedule 4.18(g)(ii), no Company Group employee is or was engaged by the Company Group without a written contract or did not execute an agreement concerning intellectual property, confidentiality, non-solicitation and non-competition. The Company has delivered to Parent: (i) accurate and complete copies of all employee manuals and handbooks, all Company Group employment policies and guidelines with regard to the engagement of the Company Group’s employees and Contractors; and (ii) accurate and complete copies of all the employment agreements with the Company Group’s Key Employees.

(h) The Company has complied in all material respects with all laws relating to the verification of identity and employment authorization of individuals employed in the United States. No audit by any Authority is currently being conducted, is pending or is threatened to be conducted, in respect to any workers employed by any member of the Company Group.

(i) To the Knowledge of the Company, no Key Employee is a party to or bound by any confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such Key Employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. No Key Employee has given notice of his or her intent to terminate his or her employment with the Company Group, nor has the Company Group provided notice of its present intention to terminate the employment of any Key Employee.

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(j) In the past three (3) years, the Company Group has not received notice of any claim or litigation relating to an allegation of discrimination, retaliation, harassment (including sexual harassment), or sexual misconduct; nor is there any outstanding obligation for the Company Group under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened. To the Knowledge of the Company, no allegations of sexual harassment have been made against any individual in his or her capacity as director or an employee of the Company.

(k) As of the date hereof and in the past three (3) years, there have been no material audits of the Company Group by any Authority, under any applicable federal, state or local occupational safety and health Law and Orders against the Company Group, nor have there been any related charges, fines, or penalties.

(l) All reasonably anticipated obligations of the Company Group with respect to employees of the Company Group (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, or by contract, have been or will be paid by the Company or accrued on the Company Financial Statements prior to the Closing Date.

(m) Solely with respect to employees who reside or work in Israel or to whom Israeli law applies (“Israeli Employees”): (i) the Company Group has not nor is subject to, and no Israeli Employee of the Company Group benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employees in Israel); (ii) the Company Group’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law, 5723-1963 (including Section 14 Arrangements), vacation pursuant to the Israeli Annual Leave Law, 5711-1951, and contributions to any funds, including all pension arrangements and any personal employment agreement, have been satisfied in all material respects or have been fully funded by contributions to appropriate funds (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice) or if not required to be fully funded under any source are fully accrued in the Company’s financial statements; and (iii) the Company Group are and have been in the last three years in compliance with all applicable Law, regulations, Permits and Contracts relating to employees and employment issues and other compensation matters and terms and conditions of employment related to its Israeli Employees in all material respects. The Company Group have not engaged any Israeli Employees whose employment would require special licenses, permits or approvals from any Authority. “Israeli Employee” shall not include any consultant, sub-contractor, freelancer, sales agent or other independent contractor of Company Group (“Contractor”). The Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all former and current employees of the Company Group based on their full determining salaries and from their commencement date of employment. All amounts that the Company Group are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries and any other compensation of benefit or to transfer to such Israeli Employees’ Plans, including pension or provident, life insurance, incapacity insurance, continuing education fund, managers’ insurance, severance fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and any other compensation or benefits and to pay to any Authority as required by any applicable Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice). The Company Group do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice), and to the knowledge of the Company, the Company Group has not engaged any Contractors who, according to Israeli Law, would be entitled to the rights of an employee vis-à-vis the Company Group, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory benefits.

4.19 Employee Benefits.

(a) Schedule 4.19(a) sets forth a correct and complete list of all Company Plans. With respect to each Company Plan that is not a PEO Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Company Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Company Plan and (vi) the three (3) most recent written results of all required compliance testing.

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(b) No Company Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(c) With respect to each Company Plan that is not a PEO Plan and, to the Knowledge of the Company, each Company Plan that is a PEO Plan, that is intended to qualify under Section 401(a) of the Code, such Company Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Company Plan that is not a PEO Plan and, to the Knowledge of the Company, each Company Plan that is a PEO Plan, that could cause the loss of such qualification or exemption.

(d) With respect to Company Plans that are not PEO Plans, there are no pending or, to the Knowledge of the Company, threatened Actions against or relating to such Company Plans, the assets of any of the trusts under such Company Plans or such Company Plan sponsor or such Company Plan administrator, or against any fiduciary of any such Company Plan with respect to the operation of such Company Plan (other than routine benefits claims). No Company Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Company Plan that is not a PEO Plan and, to the Knowledge of the Company, each Company Plan that is a PEO Plan, has been established, administered and funded in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Plan that is not a PEO Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Company Plan that is not a PEO Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the Company Financial Statements (if and to the extent required by U.S. GAAP).

(f) None of the Company Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. Each Company Plan that is not a PEO Plan and, to the Knowledge of the Company, each Company Plan that is a PEO Plan, and that is a “group health plan” has been maintained and administered in compliance in all material respects with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, to the extent such requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Company Plan; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with, Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.

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(i) Each Company Plan that is not a PEO Plan, that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act and no circumstances of noncompliance exist that could result in the imposition of any tax, penalty or fine thereunder.

(j) All Company Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.20 Real Property.

(a) Except as set forth on Schedule 4.20, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company Group leases any real property or right in any Real Property. The Company Group has provided to Parent and Merger Sub accurate and complete copies of all Leases. The Company Group has good, valid and subsisting title to its respective leasehold estates in the office facilities described on Schedule 4.20, free and clear of all Liens. The Company Group has not materially breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance. The Company Group has not been (or been a shareholder of) at any time a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company Group thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company Group has not exercised early termination options, if any, under such Lease.

4.21 Tax Matters. Except as set forth on Schedule 4.21:

(a) (i) The Company and each Company Subsidiary has duly and timely filed all Tax Returns which are required to be filed by it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete in all respects; (iii) there is no Action, pending or proposed in writing, with respect to any amount of Taxes of the Company or any Company Subsidiary; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or any Company Subsidiary for which a Lien may be imposed on any of the Company’s or any Company Subsidiary’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) the Company and each Company Subsidiary has duly withheld or collected and timely paid over to the applicable Taxing Authority all Taxes required to be withheld or collected by the Company and each Company Subsidiary in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company and each Company Subsidiary has collected and timely remitted to the applicable Taxing Authority all sales Taxes required to be collected by the Company, including VAT; (vii) neither the Company nor any Company Subsidiary has requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company or any Company Subsidiary; (ix) neither the Company nor any Company Subsidiary has received any written request from a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary has not paid any Tax or filed Tax Returns asserting that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction, and the Company or any Company Subsidiary does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is

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organized; (x) neither the Company nor any Company Subsidiary is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) neither the Company nor any Company Subsidiary has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xii) neither the Company nor any Company Subsidiary has liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) neither the Company nor any Company Subsidiary is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) neither the Company nor any Company Subsidiary has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) Neither the Company nor any Company Subsidiary will be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) and/or under Clause 85A of the Ordinance.

(c) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(d) Neither the Company nor any Company Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Law).

(e) The Company and each Company Subsidiary have been in compliance in all respects with all applicable transfer pricing laws and similar requirements.

(f) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(g) The Company Group has not (i) applied for or received any Tax ruling, competent authority relief or similar agreement from any Taxing Authority, or (ii) entered into a closing agreement (including any “Heskem Shuma” with the ITA) or any other Contract with any Taxing Authority, or (iii) received a written Tax opinion from counsel with respect to any acquisition or divestiture transaction relating to the Company Group.

(h) Neither the Company nor any of the Company Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 of the Ordinance or otherwise.

(i) The Company is duly registered for the purposes of Israeli value added tax and has complied with all requirements concerning Israeli value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. None of the Company’s non-Israeli Subsidiaries is required to register in Israel for Israeli VAT purposes.

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(j) The Company Group has not participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning, or Treasury Regulations Section 1.6011-4(b) or any similar or comparable provision under applicable Law. The Company Group has not received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the Israeli Tax Ordinance, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Customs Ordinance [New Version] 5717-1957 and Section 21(c) of Fuel Excise Law, 5718-1958.

(k) Except as set forth in Schedule 4.21(k), the Company has not applied for or received any Tax exemption, Tax holiday, or other Tax reduction agreement or order in connection with Israeli Taxes, or other applicable Taxes as the case may be, including any confirmation by the Authority for Investments and Development of the Industry and Economy of the Israeli Ministry of Economy and Industry, acting under the Israeli Law for Encouragement of Capital Investments, 5719 – 1959 (the “Investment Center”) of “Approved Enterprise” or “Benefited Enterprise” status; and there are no royalties, fees, repayments or other amounts due or payable by the Company to any governmental entity with respect to any of the foregoing. No prior approval of the Investment Center, or any other Authority, is required in order to consummate the transactions contemplated by this Agreement, or to preserve entitlement of the Company or any of its Subsidiaries to any such incentive, subsidy, or benefit.

(l) Schedule 4.21(l) lists all Government Grants, including any election or claim made by the Company Group to be treated as or for benefits of “Approved Enterprise” status from the Investment Center or “Benefited Enterprise” (Mifaal Mutav) or taken any position of being a “Preferred Enterprise” (Mifaal Muadaf) or a “Preferred Technological Enterprise” (Mifaal Technology Muadaf) under the Israeli Law for Encouragement of Capital Investments, 1959. The Company has delivered to Parent accurate and complete information and all the material documentation in connection with any Government Grant. Except for undertakings set forth in letters of approvals that were provided by the Company to Parent and the applicable law and regulations pursuant to which they had been provided, there are no undertakings that the Company Group has given or is subject to in connection with any Government Grant. The Company and its Subsidiaries are in compliance with the material terms, conditions and requirements of their respective Government Grants and have duly fulfilled all the undertakings relating thereto. No written, or to the Knowledge of the Company, oral, claim or challenge has been communicated to the Company Group by any Authority with respect to any entitlement of the Company Group to any Government Grant or the compliance by the Company Group in connection with any Government Grant. To the knowledge of the Company, the ITA does not have any intention to revoke or modify any of the Government Grants. transactions contemplated by this Agreement alone will not adversely affect the Company’s qualification for the Government Grants or the term and duration thereof or require any recapture of any previously claimed Government Grant or any payments in connection with any Government Grant and will not result in the failure of the Company Group to comply with any Government Grant or related Law. Schedule 4.21(l) sets forth (i) the amount of each Government Grant, both amounts already received and amounts that the Company Group are entitled to receive; (ii) any interest accrued in respect of any Government Grant; (iii) the outstanding obligations of the Company Group under each Government Grant with respect to royalties or other payments; (iv) the type of revenues from which royalty or other payments are required to be made under such Government Grant; (v) the total amount of any payments made by the Company Group prior to the date of this Agreement with respect to such Government Grant; and (vi) any Intellectual Property (including any knowhow) of the Company Group which is not subject to the IIA’s regulations.

(m) The Equity Incentive Plan received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All 102 Options were and are currently in compliance in all material respects with the applicable requirements of Section 102(b)(2) of the Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of 102 Options only following the lapse of the required thirty (30) day period from the filing of the Equity Incentive Plan with the ITA, the appointment of an authorized trustee to hold the 102 Options, the due deposit of such 102 Options with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012. All Tax rulings, opinions, correspondence, and filings with the ITA relating to the Equity Incentive Plan and any equity awards thereunder have been made available to Parent, except as set forth in Schedule 4.21(m).

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(n) The Company is, and has always been, the beneficial and legal owner of all Company Owned IP for all economic and Tax purposes. All of the Company Owned IP is, and has always been, located in Israel for all Tax purposes. All Company IP created, conceived or developed by (a) any current or former officer or other employee of the Company Group.

4.22 Environmental Laws. The Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company Group alleging any failure to so comply. The Company Group has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company Group that could give rise to any liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.23 Finders’ Fees. Except as set forth on Schedule 4.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its respective Affiliates who might be entitled to any fee or commission from the Company Group, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.24 Directors and Officers. Schedule 4.24 sets forth a true, correct and complete list of all directors and officers of the Company.

4.25 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since June 1, 2021, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., Chapter 9, Part 5 of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), and except as set forth in Schedule 4.25(a)(iii) has been in compliance with applicable Laws related to (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., the Israeli Defense Export Control Law-2007, Israeli Import and Export Order (Control of Chemical, Biological and Nuclear Sector Exports)-2004 and the Israeli Import and Export Order (Control of Dual Use Goods, Services and Technology Exports)-2006, Control of Commodities and Services Order (Engagement in Means of Encryption)-1974, other export and encryption controls administered by the Israeli Ministry of Defense or Ministry of Economy and Industry, and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or

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candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company Group has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.26 Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.26, and such policies are in full force and effect and no notice of cancellation or termination has been received with respect to such policy. The insurance policies to which the Company Group is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since June 1, 2021, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

4.27 Related Party Transactions. Except as set forth in Schedule 4.27, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member, or any Person where a transaction with whom is subject to special approvals under Chapter C of the Companies Law, or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group since June 1, 2021 (each, a “Related Party Contract”). Each Related Party Contract has been authorized by all necessary corporate action on the part of the Company Group, including in compliance with the Companies Law.

4.28 No Trading or Short Position. None of the Company Group or any of its managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.29 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in applications for the Tax Rulings, the ISA Option Exemption Application, the ISA No Action Application and/or any other application for an ISA Exemption, the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the time of the Parent Stockholder Meeting or at the effective date of the Registration Statement, as the case may be, contain any untrue statement of a material fact or to the Company’s Knowledge omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

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Article V
REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS, AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3 or 5.8, Parent. Holdings, and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Israel. Holdings is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger. Holdings does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Parent Merger. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Parent Parties have made available to Company, prior to the date of this Agreement, complete and accurate copies of the organizational documents of the Parent Parties, in each case as amended to the date hereof. Neither Parent, Holdings, nor Merger Sub has taken any action in violation or derogation of its organizational documents.

5.2 Merger Sub and Holdings. Merger Sub was formed solely for the purpose of engaging in the transactions and activities incidental thereto. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub and Merger Sub has no subsidiary. Holdings was formed solely for the purpose of engaging in the transactions and activities incidental thereto. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Holdings and Holdings has no subsidiary.

5.3 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the Parent Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute legal, valid and binding obligations of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions.

5.4 Governmental Authorization. Subject to securing any applicable ISA Exemption (including any filing requirements made in connection thereof), none of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder and (b) the issuance of the Certificate of Merger by the Registrar of Companies pursuant to the Companies Law and any filing required pursuant to the HSR Act.

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5.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which a Parent Party is entitled, in the case of each of clauses (i) — (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon a Parent Party or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any Parent Party’s properties, rights or assets, (e) give rise to any obligation to make payments or provide compensation under any provision of any Permit, Contract or other instrument or obligations binding upon a Parent Party or (f) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of any Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing, except in the case of clauses (c) — (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.6 Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.7 Issuance of Shares. The Aggregate Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such share comprising the Aggregate Merger Consideration shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Aggregate Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Parent is 106,000,000, divided into 105,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, of which 9,019,499 Parent Class A Common Stock, 1 Parent Class B Common Stock and no preferred stock is issued and outstanding. In addition, as of the date of this Agreement, 7,294,500 Parent Rights (for the issuance of 729,450 shares of Common Stock) are issued and outstanding. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock and Parent Rights are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding shares of Parent Common Stock and Parent Rights have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b) Merger Sub is authorized to issue 1,000 ordinary shares, par value NIS0.01 per share (“Merger Sub Common Stock”), of which 100 ordinary shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Law, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(c) Holdings is authorized to issue 1,000 shares of common stock, par value 0.0001 per share (“Holdings Common Stock”), of which 1,000 shares of Holdings Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Holdings are issued, reserved for issuance or outstanding. All issued and outstanding Holdings Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Holdings’ organizational documents or any contract to which Holdings by which Holdings is bound. There are no outstanding contractual obligations of Holdings to repurchase, redeem or otherwise acquire any shares of Holdings Common Stock or any equity capital of Holdings. There are no outstanding contractual obligations of Holdings to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) Since the date of formation of each of the Parent Parties, and except as contemplated by this Agreement, neither of the Parent Parties has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the board of directors of either of the Parent Parties has not authorized any of the foregoing.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.10 Trust Fund. As of the date of this Agreement, Parent has at least $75 million in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of March 28, 2023, between Parent and the Trustee (as amended, the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s organizational documents. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than public shareholders of Parent holding Parent Class A Common Stock sold in Parent’s IPO who shall have elected to redeem their Class A Common Stock pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account prior to the closing of a “Business Combination”, as such term is defined in the Parent’s Articles]. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Since March 28, 2023, Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time and subject to the approval by Parent and the holders of Parent Common Stock of the Parent Certificate of Incorporation, (i) the obligations of Parent to dissolve or liquidate pursuant to the Parent Articles shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to the Parent Articles to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no shareholder of Parent (other than the underwriters of the IPO or Authority for Taxes) shall be

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entitled to receive any amount from the Trust Account except to the extent a Parent’s public shareholder shall have elected to tender its Parent Class A Common Stock for redemption pursuant to the Parent Articles (or in connection with an extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Articles).

5.11 Listing. The Parent Class A Common Stock and Parent Rights are listed on Nasdaq, with trading tickers “TBMC,” and “TBMCR”.

5.12 Board Approval.

(a) Parent’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Parent, (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Articles and (iv) recommended to the Parent’s shareholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”). Such resolutions have not been modified or rescinded by Parent’s Board of Directors.

(b) Each of Holdings’ and Merger Sub’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole shareholder. Such resolutions have not been modified or rescinded by Holdings’ or Merger Sub’s Boards of Directors.

5.13 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) Parent’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (v) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing. The Parent SEC Documents (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Parent SEC Documents) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of

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the circumstances under which they were made, not misleading. There are no outstanding or pending comments from the SEC with respect to the Parent SEC Documents, and, to the Knowledge of Parent, no Parent SEC Documents are subject to SEC review or investigation. The public certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the Parent Class A Common Stock and Parent Rights are listed on Nasdaq, (B) Parent has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Parent Class A Common Stock and Parent Rights, (C) there are no Actions pending or, to the Knowledge of Parent, threatened in writing against Parent by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Parent Class A Common Stock and Parent Rights on Nasdaq and (D) such Parent Class A Common Stock, and Parent Rights and Parent is in compliance with all of the applicable corporate governance rules of Nasdaq.

(c) As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is made known to Parent’s principal executive officer and principal financial officer by others within Parent to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Class A Common Stock or prohibit or terminate the listing of Parent Class A Common Stock on Nasdaq or prohibit the transfer of the listing to Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Class A Common Stock under the Exchange Act.

(g) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) are complete and accurate and fairly present, in conformity with GAAP under the standards of PCAOB applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP under the standards of PCAOB applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(h) Except (i) as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements or disclosed in Parent SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since Parent’s formation and (iii) liabilities that would not reasonably be expected to have a Material Adverse Effect in respect of Parent and Merger Sub, there are no liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent.

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(i) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with U.S. GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(j) Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

5.14 Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.15 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.16 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.

5.17 Compliance with Laws. No Parent Party nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of a Parent Party, is in violation in any material respect of, and, since November 12, 2021, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since November 12, 2021, (a) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any Parent Party of, or failure on the part of any Parent Party to comply with, or any liability suffered or incurred by any Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (b) no Action by any Authority is pending, or to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by a Parent Party. Since January 1, 2021, the Parent Parties have not been threatened in writing or, to the Parent’s Knowledge, orally to be charged with, or given written or, to Parent’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Neither of the Parent Parties nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of either of the Parent Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.18 Absence of Certain Changes. From the date of the latest balance sheet included in the Parent Financial Statements until the date of this Agreement, (a) the Parent Parties have conducted their respective businesses in the ordinary course and in a manner consistent with past practices; and (b) there has not been any Material Adverse Effect in respect of Parent Parties.

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5.19 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

5.20 Expenses, Indebtedness and Other Liabilities. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

5.22 Tax Matters.

(a) (i) Parent has duly and timely filed all Tax Returns which are required to be filed by it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete in all respects; (iii) there is no Action, pending or proposed in writing, with respect to any amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent has collected and timely remitted to the applicable Taxing Authority all sales Taxes required to be collected by Parent, including VAT; (vi) Parent duly withheld or collected and timely paid over to the applicable Taxing Authority all Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vii) Parent has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c) Parent has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(d) Parent has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Law).

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(e) Parent has been in compliance in all material respects with all applicable transfer pricing laws and similar legal requirements.

(f) Parent is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Parent Merger from qualifying for the Parent Merger Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

5.23 Employee Payments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of Parent; (ii) increase any benefits otherwise payable under any Parent Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from Parent or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

Article VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company, Parent, nor any of its Subsidiaries, shall be permitted to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $200,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $200,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi) solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP other than pursuant to non-exclusive licenses in the ordinary course of business consistent with past practice;

(vii) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

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(viii) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, in the case of the Company, in excess of an aggregate principal amount of $250,000 other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practice);

(xi) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) institute, settle or agree to settle any Action before any Authority, in each case in excess of $200,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiv) except as required by Israeli GAAP or U.S. GAAP, as applicable, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xv) change its principal place of business or jurisdiction of organization;

(xvi) except in connection with the exercise of rights under the terms of any of the Company Preferred Shares, Company Convertible Notes or Company Options, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of Parent Class A Common Stock held by its public shareholders pursuant to the Parent Articles or as otherwise contemplated herein or in any Ancillary Agreement;

(xvii) (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (E) surrender or forfeit any right to claim a material Tax refund, or (F) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Parent Merger Intended Tax Treatment or the Merger Intended Tax Treatment;

(xviii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xix) solely in the case of the Company, other than as required by Law or by a Plan, (A) increase the compensation or benefits of any employee of the Company at the level of manager or above, except for annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder,

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(D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance or retention plan;

(xx) solely in the case of Parent, hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before the Closing);

(xxi) fail to duly observe and conform in all material respects to any applicable Laws and Orders; or

(xxii) agree or commit to do any of the foregoing.

(b) Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) Nothing in this Agreement is intended to give Parent, Holdings, or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Outside Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Outside Closing Date. Prior to the Outside Closing Date, each of the Company, Parent, Holdings, and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction or take any action that could reasonably be expected to lead to an Alternative Proposal, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or that could reasonably be expected to lead to an Alternative Proposal, (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided, however, that the act of informing Persons of the provisions of this Section 6.2, or of the existence of this Agreement, will not be deemed to “encourage,” “solicit,” “initiate,” “engage” or “participate” for purposes of, or otherwise constitute a violation of this Section 6.2(a). Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Parent’s Subsidiaries, (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) with respect to the Company, any sale, lease, exchange, transfer or other disposition of all or a material portion of the (i) assets of the Company or its Subsidiaries (other than sales of inventory in the ordinary course of business) or (ii) any capital stock or other equity interests of the Company or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination (as defined in the Parent Articles).

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(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Without derogating from Section 6.2(a), as used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any written notice from Nasdaq with respect to the listing of the Parent securities;

(e) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied.

6.5 Registration Statement/Proxy Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Holdings, Parent and the Company shall jointly prepare and Holdings shall file with the SEC, and with all other applicable regulatory bodies, mutually acceptable proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement
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(the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), to be filed by Holdings with the SEC, which shall also include a prospectus (such prospectus, together with the Proxy Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) pursuant to which the Parent Common Stock issuable in the Merger shall be registered. Holdings shall promptly respond to any SEC comments on the Registration Statement.  Holdings also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of Parent, Holdings, and the Company agrees, as promptly as reasonably practicable, to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, Holdings, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(b) Parent and Holdings (i) shall permit the Company and its counsel to review and comment on the Registration Statement and Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Registration Statement and Proxy Statement/Prospectus or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent and Holdings shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent, Holdings or any of their Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Registration Statement and Proxy Statement/Prospectus, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Holdings shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company. Holdings will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Holdings will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

(c) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents, the applicable Nasdaq rules and the applicable Laws of Israel and the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other proposals presented to the holders of Parent Common Stock for approval or adoption at the Parent Stockholder Meeting.

(d) Parent and Holdings shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the applicable Nasdaq rules and all applicable Laws of Israel and the State of Delaware, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent and Holdings shall ensure that each of the Registration Statement, as of the effective date of the Registration Statement, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholder Meeting, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that neither Parent nor Holdings shall be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, as applicable, will not as of the effective date of the Registration Statement and the date

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on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the holders of Parent Common Stock or at the time of the Parent Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to Parent, Holdings, or the Company or any other information furnished by Parent, Holdings, Merger Sub or the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, which would make the preceding two sentences incorrect, should be discovered by Parent, Holdings, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Parent Common Stock (provided, that the Company shall not be responsible for the accuracy or completeness of any information relating to the Parent or Holdings (or any other information) that is furnished by the Parent or Holdings expressly for inclusion in the Proxy Statement/Prospectus). In connection therewith, Parent, Holdings, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Articles and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the amendment and restatement of Parent’s organizational documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Parent and the Company) (as may be subsequently amended by mutual written agreement of Parent and the Company at any time before the effectiveness of the Registration Statement) including the change of Parent’s name to “Cyabra, Inc.” and any separate or unbundled proposals as are required to implement the foregoing; (iii) approval of the members of the Board of Directors of Parent immediately after the Closing; (iv) approval of the issuance of Parent Common Stock in connection with the Merger under applicable exchange listing rules; (v) approval of the Parent Equity Incentive Plan (the proposals set forth in the foregoing clauses (i) through (v), the “Required Parent Proposals”); (vi) all required approvals under Nasdaq rules of the issuance of Parent Common Stock in connection with any financing in connection with the transactions contemplated hereunder; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Parent Merger and the Merger as reasonably determined by the Company and Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(f) Parent and Holdings, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC and Parent and shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock (but in any event within ten (10) Business Days of the later of (i) the receipt and resolution of SEC comments with respect to the Proxy Statement/Prospectus and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act). The Offer Documents shall provide the public shareholders of Parent with the opportunity to redeem all or a portion of their Parent Class A Common Stock, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Articles, the proceeds held in the Trust Account will first be used for the redemption of the Parent Class A Common Stock held by Parent’s public shareholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the effective date of the Registration Statement (and in any event within 45 days following such date) for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend without reservation that the holders of Parent Common Stock vote in favor of the Parent Proposals and neither the Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the recommendation of Parent’s Board of Directors.

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(h) The Company acknowledges that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Prospectus or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Registration Statement and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Israeli Approvals. As soon as practicable after the execution and delivery of this Agreement, taking into account the provisions of Section 7.2 below: (i) Company and Merger Sub shall cause the merger proposal (in the Hebrew language) in substantially the form to be mutually agreed upon between the Parties (the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law; and (ii) each of the Company and Merger Sub shall deliver the Merger Proposal to the Registrar of Companies within three days from the calling of the Company’s shareholders’ meeting in accordance with Section 317(a) of the Companies Law. The Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Registrar of Companies, and each of their respective material creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Registrar of Companies, and shall promptly inform their respective non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. Promptly after the Company and Merger Sub shall have complied with the immediately preceding sentence and with Section 6.6(a) through Section 6.6(d), but in any event no more than three days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Registrar of Companies, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Companies Law and the regulations promulgated thereunder. In addition to the foregoing, the Company and, if applicable, Merger Sub, shall:

(a) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Registrar of Companies and that the creditors may review the Merger Proposal at the office of the Registrar of Companies, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (i) two daily Hebrew newspapers and a newspaper in such other locations as required by the Companies Regulations (Merger), 5760-2000, on the day that the Merger Proposal is submitted to the Registrar of Companies, and (ii) if required, in such other manner as may be required by any applicable law and regulations;

(b) within four business days from the date of submitting the Merger Proposal to the Registrar of Companies, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Companies Law) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Registrar of Companies and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in paragraph (a) of this Section 6.6;

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(c) display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper, no later than three business days following the day on which the Merger Proposal was submitted to the Registrar of Companies; and

(d) in accordance with customary practice, of the Registrar of Companies, after Parent and the Company determine the intended date for the Closing, Merger Sub and the Company shall request that the Registrar of Companies shall declare the Merger effective and issue the Certificate of Merger upon such date as Parent and the Company shall have determined.

For the purposes of this Section 6.6 only, the term “business day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the Companies Law.

6.7 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of Parent Class A Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions, if any, and the expenses of Parent and the Company to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.8 Obligations of Merger Sub and Holdings. Parent shall take all action necessary to cause Merger Sub and Holdings to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.9 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Authority to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act and any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; (vi) make all necessary applications, notices, petitions and filings required, or in lieu thereof a request for a waiver of filing, in connection with the pre-merger notification under the under the Israeli Competition Law, if required; and (vii) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act and/or Israeli Competition Law) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove

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references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.9 as “Outside Counsel Only”.

6.10 IIA Notice. Promptly following the execution of this Agreement, but not later than the Closing, in each case in accordance with the R&D Law, the Company shall submit a written notice (the “IIA Notice”) to the IIA regarding the change in ownership of the Company effected as a result of the Merger and the transactions contemplated herein.

(a) Affiliates; Tax Rulings. Options Tax Ruling. As soon as practicable after the date of this Agreement, subject to Section 6.10(c) below, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling confirming the assumption and exchange of the Assumed Warrants (if applicable), 102 Options and 3(i) Options for the Converted Stock Options in accordance with Section 3.2 above, prior to the 102 Trust Period, shall not constitute a taxable event so long as with respect to the 102 Options they are deposited with the 102 Parent Trustee and issued in accordance with the Parent Equity Incentive Plan; (the “Options Tax Ruling”). The Company shall include in the request for the Options Tax Ruling a request to exempt Parent, the Surviving Corporation, the Exchange Agent and their respective agents from any withholding obligation with respect to the Assumed Warrants (if applicable), 102 Options, 102 Shares and 3(i) Options. The Options Tax Ruling may be a separate tax ruling or may be incorporated into the Exchange Ruling. If the Options Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent, Merger Sub, paying agent or any Person acting on their behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding Tax in relation to any payments and the issuance of Converted Stock Options in exchange for the Assumed Warrants (if applicable), 102 Options, the 102 Shares and 3(i) Options in connection with the Merger (the “Interim Options Tax Ruling”). To the extent that prior to the Closing an Interim Options Tax Ruling shall have been obtained, then all references in this Agreement to the Options Tax Ruling shall be deemed to refer to such Interim Options Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained.

(b) Exchange Tax Ruling. As soon as practicable after the date of this Agreement, subject to Section 6.11(c) below, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a Tax ruling permitting any certain shareholders who are covered by such tax ruling (each, an “Covered Seller”) to defer any applicable Israeli Tax with respect to any consideration in Parent Common Stock that such Covered Seller will receive pursuant to this Agreement in accordance with the provisions of Section 104H of the Ordinance, as reasonably coordinated with Parent, or as otherwise determined by the ITA (the “Exchange Tax Ruling”), and it being agreed that in connection therewith, the Parent shall not object to any restrictions, conditions or obligations that are either statutorily required pursuant to the Exchange Tax Ruling or other applicable sections of the Ordinance, or are otherwise customary conditions regularly associated with such a ruling or reasonably required by the ITA, including the deposit of the new Parent Common Stock issuable to the Covered Sellers with a designated trustee, and in such event, any reference in this Agreement concerning the issuance of Parent Common Stock directly to a Company Shareholder, shall be deemed, to the extent that such Company Shareholder is a Covered Seller, the issuance to the Exchange Agent. The Company shall include in the request for the Exchange Tax Ruling to exempt Parent, the Surviving Corporation, the Exchange Agent, and their respective agents from any withholding obligation in connection with issuing Parent Common Stock. Accordingly, the Company will first file an application with the ITA prior to the Closing for an interim tax ruling confirming, among other things, that (i) the exchange of the Company’s shares (other than 102 Options, 102 Shares, Assumed Warrants and 3(i) Options) as part of the transaction shall not constitute an immediate taxable event, and (ii) the Parent and any Person acting on its behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding Tax in relation to issuance of Parent Common Stock in exchange for exchange of the Company’s shares in connection with the Merger (the “Interim Exchange Tax Ruling”, and together with the Options Tax Ruling and the Interim Options Tax Ruling — the “Tax Rulings”). To the extent that prior to the Closing an Interim Exchange Tax Ruling shall have been obtained, then all references in this Agreement to the Exchange Tax Ruling shall be deemed to refer to such Interim Exchange Tax Ruling, until such time that a final definitive Exchange Tax Ruling is obtained.

(c) The text of the applications for, filing relating to, and the final text of the Tax Rulings shall be subject to the prior written confirmation of Parent or its counsel, not to be unreasonably withheld, conditioned, or delayed. In addition Parent shall cooperate with Company with respect to the filings of the Tax Ruling (and specifically, the Option Tax Ruling and/or the Interim Options Tax Ruling, as they pertain to the Parent Equity Incentive Plan).

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The Company and its counsel and advisors shall not make any application to, or conduct any material negotiation with, the ITA with respect to matters relating to the subject matter of the Tax Rulings, without prior coordination with Parent or its counsel. The Company’s representatives shall provide Parent’s counsel, with a full update of the discussions held.

(d) Parent will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist the Company to obtain the Tax Rulings. The Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist Parent and Merger Sub to obtain the Tax Rulings. Parent hereby undertakes, at all times following the Closing, (i) to comply, and to cause its Subsidiaries to comply, with all of the terms and conditions of the Tax Rulings, and (ii) to refrain from taking or failing to take such actions, which actions or omissions would or would be reasonably expected to breach, jeopardize or adversely change the effectiveness of, and/or the favorable tax treatment prescribed under, such Tax Rulings.

Article VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period:

(a) the Company shall duly observe and conform in all material respects to all applicable Law and Orders;

(b) the Company shall, on behalf of the Company Group, duly and timely file all Tax Returns required to be filed prior to the Closing Date with the applicable Taxing Authorities and pay any and all Taxes due and payable prior to the Closing Date; and

(c) the Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock or Parent Rights, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

7.2 Company’s Shareholders Meeting.

(a) As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within thirty (30) days following such date (the “Company Shareholder Approval Deadline”), the Company shall take all action necessary under applicable Laws to either call, give notice of and hold the Company’s shareholders’ meeting (including any and all requisite class meetings, if applicable) for purposes of seeking the Company’s shareholders’ approval for the Agreement, the transactions contemplated thereunder and other related matters or obtain a unanimous written consent of its shareholders in accordance with Section 76 of the Companies Law authorizing and approving the Agreement, the transactions contemplated thereunder and other related matters. The Company shall permit Parent and its counsel to review and comment on any materials provided in connection with the Company’s shareholders’ meeting prior to the distribution thereof. If applicable, the Company shall use reasonable best efforts to solicit from its shareholders proxies for voting on the matters to be voted on at the Company’s shareholders’ meeting as contemplated under this Agreement. If applicable, the Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Company’s shareholders’ meeting in compliance with all applicable Laws, including the Companies Law and the Company Articles.

(b) The Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

(c) No later than three days after the approval of the Merger by the Company’s shareholders, the Company shall inform the Registrar of Companies of the Company’s shareholders’ approval having been obtained.

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7.3 Additional Financial Information. No later than September 26, 2024, the Company shall provide Parent with the Company’s audited financial statements for the twelve month periods ended December 31, 2023 and 2022 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Year End Financials”) and the quarterly reviewed financial statements for the quarters ended March 31, 2024 and June 30, 2024 . Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than forty-five (45) calendar days following the end of each quarterly period (the “Required Financial Statements”) and consolidated interim monthly information for each month thereafter shall be delivered to Parent no later than 20 days following the end of each month. All of the financial statements to be delivered pursuant to this Section 7.3, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide with additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC.

7.4 Lock-Up Agreements. Prior to the Closing, the Company shall use reasonable best efforts to cause those persons set forth on Schedule 7.4 to enter into a Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the shares comprising the Aggregate Merger Consideration shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement. Notwithstanding the foregoing, not less than 90% of the Company Shareholders shall enter into a Lock-Up Agreement with Parent.

Article VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The Parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company, Holdings, and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

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(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, Merger Sub or members of the boards of directors of Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Parent Rights Agreement, and the Underwriting Agreement, dated as of March 28, 2023, by and among Parent and LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc., as representative of the underwriters named therein, and (b) enforce the terms of the letter agreement, dated as of March 28, 2023, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent, its Subsidiaries, and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement to those individuals and under the terms set forth in Schedule 8.4(a), in the organizational documents of and with respect to Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing for acts that occurred prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers

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and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s and Parent’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company or Parent, as the case may be, with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. To the maximum extent permitted by applicable Law, during such six-year period, Parent shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company Articles or other indemnification agreements as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the Company Articles shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of the Company (“D&O Persons”) entitled to be so indemnified, their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such D&O Person was a director or officer of the Company immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law. Notwithstanding anything to the contrary contained herein, the D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.4 are intended to be third-party beneficiaries of this Section 8.4. This Section 8.4 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Parent.

8.5 Parent Public Filings; Nasdaq. During the Interim Period, Parent will use commercially reasonable efforts to keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use commercially reasonable efforts prior to the Closing to maintain the listing of the Parent Class A Common Stock and the Parent Rights on Nasdaq. During the Interim Period, Parent and Holdings shall use its commercially reasonable efforts to cause (a) Holdings’ initial listing application with Nasdaq, to be agreed mutually by Parent, Holdings, and the Company, in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq, to be satisfied; and (c) the Parent Common Stock, including the shares comprising the Aggregate Merger Consideration, to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time. The Company shall provide information reasonably requested by Parent or Holdings with respect to such Nasdaq application and otherwise cooperate with Parent to obtain and maintain such listing.

8.6 Certain U.S. Tax Matters.

(a) Each of Parent, Holdings, Merger Sub and the Company shall use its reasonable best efforts to cause the Parent Merger to qualify for the Parent Merger Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment, and none of Parent, Holdings, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Parent Merger from qualifying for the Parent Merger Intended Tax Treatment or Merger from qualifying for the Merger Intended Tax Treatment.

(b) Each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Parent Merger Intended Tax Treatment and the Merger Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with its Tax Return for the taxable year of the Parent Merger and Merger), and shall take no position inconsistent with the Parent Merger Intended Tax Treatment or the Merger Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

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(c) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Parent. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d) In the event the SEC requests or requires a tax opinion regarding (i) the Parent Merger Intended Tax Treatment, Parent shall cause Loeb & Loeb LLP to deliver such tax opinion to Parent, or (ii) the Merger Intended Tax Treatment, the Company shall cause Lowenstein Sandler LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to Lowenstein Sandler LLP. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger or the Merger Intended Tax Treatment and Lowenstein Sandler LLP shall not be required to provide any opinion to any party regarding the Parent Merger or the Parent Merger Intended Tax Treatment.

8.7 Parent Equity Incentive Plan.

(a) Prior to the effective date of the Registration Statement, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit G, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”) and the Israeli Sub-Plan. The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to ten percent (10%) of the fully diluted Parent Common Stock to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan as mutually determined by the Company and Parent.

8.8 PIPE Investment.

(a) Parent shall take all actions required to obtain the PIPE Investment and consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including to (x) comply with its obligations under the Subscription Agreements, and (y) in the event that all conditions in the Subscription Agreements have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing. Parent shall not permit, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements.

(b) The Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Investment, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of Parent (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by Parent, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (iv) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in Parent’s efforts to obtain the PIPE Investment and market the transactions contemplated by this Agreement.

(c) Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Class A Common Stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

(d) Further, up to $1,000,000 of the PIPE Investment may be provided upon the initial filing of the Registration Statement with the SEC, if mutually agreed upon between the parties.

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8.9 Section 16 Matters. Parent shall, prior to the Effective Time, cause the Parent’s Board of Directors to approve the issuance of Parent Common Stock in connection with the transactions contemplated hereby with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.10 Employment Agreement. Prior to the filing of the definitive Registration Statement, the Company will amend and restate the employment agreements, or enter into new employment agreements (the “Employment Agreements”), with each of the Key Employees, which Employment Agreements: shall be in a form reasonably acceptable to Parent, the Company and the Key Employees, and shall contain market terms for a public company of similar size and industry to the Company including but not limited to confidentiality provisions, restrictions on completion, and — solicitation. Compensation in the Employment Agreements will be equal to the following: (i) $280,000 annual salary, (ii) $40,000 annual bonus and (iii) one time transaction bonus in the amount of $400,000.

8.11 Share Grant to Key Employees. Upon the Closing, the Key Employees will receive 400,000 shares of Class A Common Stock of the Parent in the aggregate.

8.12 Equity Line of Credit. An Affiliate of Parent shall facilitate a $25,000,000 equity line of credit for the Parent in connection with the Closing. Such equity line shall be on standard market terms.

8.13 IIA Undertaking. Upon the Closing, Parent shall execute a Letter of Undertaking to the IIA in the form found on the IIA’s website with respect to the investment made under this Agreement and attached herein as Schedule 8.13.

8.14 Company Plans. Parent shall, and shall cause its Subsidiaries to, honor the terms (as in effect prior to the Closing) of all Company Plans.

8.15 Reporting; Compliance. Parent shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

8.16 Tax Matters. From and after the Closing Date, Parent shall, on behalf of the Company Group, duly and timely file all Tax Returns required to be filed on or after the Closing Date with the applicable Taxing Authorities and pay any and all Taxes due and payable on or after the Closing Date.

Article IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) (i) All applicable waiting periods, if any, under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) No Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Parent Merger or the Merger or making the Parent Merger or the Merger illegal, which Order or Law is final and non-appealable.

(d) The Company Shareholder Approval shall have been obtained;

(e) Each of the Required Parent Proposals shall have been approved at the Parent Stockholder Meeting;

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(f) Holdings’ initial listing application with Nasdaq, as applicable, in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent and Holdings shall satisfy any applicable initial and continuing listing requirements of Nasdaq, as applicable, and neither Parent nor Holdings shall have received any notice of non-compliance therewith, and the shares comprising the Aggregate Merger Consideration shall have been approved for listing on Nasdaq, as applicable.

(g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

(h) Statutory Waiting Period. At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Registrar of Companies and at least thirty (30) days shall have elapsed after the Company Shareholder Approval.

9.2 Conditions to Obligations of Parent, Holdings, and Merger Sub. The obligation of Parent, Holdings, and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties which would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company and its ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Articles, certified as of a recent date; (ii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and; and (iii) a certificate of existence of the Company from the online database of the Registrar of Companies.

(g) Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

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(i) The Company shall have obtained each Company Consent set forth on Schedule 4.8.

(j) Any and all agreements and/or arrangements between the Company and any of its shareholders or investors, granting any rights in the Company’s equity and/or any obligations by the Company (including without limitations, the Amended and Restated Investors’ Rights Agreement dated as of June 4, 2023 among the Company and certain Right Holders (as defined therein)), save for agreements entered between Company and its employees concerning their engagement in the ordinary course and/or options granted under the Equity Incentive Plan, and the Company Warrants, have been terminated with no liability to the Company in accordance with their terms.

(k) The ISA Exemption shall have been obtained.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent, Holdings, and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent, Holdings, or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent, Holdings, and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of Parent, Holdings, or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Parent Certificate of Incorporation, in the form attached hereto as Exhibit A, shall have been filed with, and declared effective by, the Secretary of State of the State of Delaware.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Registrar of Companies.

(i) Each of Parent, Sponsor or other shareholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other shareholder of Parent, as applicable, is a party.

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(j) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.9.

(k) The PIPE Investment shall have been consummated pursuant to the terms set forth in Section 8.8.

(l) The financing of the 2024 Convertible Notes shall have been consummated.

(m) The Tax Rulings (or Interim Tax Rulings) shall have been obtained.

Article X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before December 31, 2024 (the “Outside Closing Date”) (provided, that, if the SEC has not declared the Registration Statement and Proxy Statement effective on or prior to December 31, 2024, the Outside Closing Date shall be automatically extended by 3 months); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Parent Merger or the Merger or making the Parent Merger or the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving written notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have, (A) at any time prior to the Closing Date, if: (i) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; provided, however, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or (B) at any time after the Company Shareholder Approval Deadline if the Company has not previously received the Company Shareholder Approval (provided, that upon the Company receiving the Company Shareholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (B)).

(b) The Company may terminate this Agreement by giving written notice to Parent, without prejudice to any rights or obligations the Company may have, at any time prior to the Closing Date, if: (i) Parent shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach; provided, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

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10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or common law fraud or willful breach in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or common law fraud. The provisions of Section 8.3, this Section 10.3 and Article XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

Article XI
MISCELLANEOUS

11.1 Non-Survival. Other than as otherwise provided in the last sentence of this Section 11.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party or its Representatives. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Agreement that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Agreement that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Agreement.

11.2 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or internationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) five (5) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Cyabra Strategy Ltd.

13 Gershon Shatz
Tel Aviv 6997543
Israel
Attention: Dan Brahmy, Chief Executive Officer
E-mail: Dan@cyabra.com

with a copy (which shall not constitute notice) to:

Goldfarb Gross Seligman & co.
One Azrieli Center, Round Building
Tel Aviv 6702101, Israel
Attention: Adv. Chen Manzur
Email: chen.manzur@goldfarb.com

and

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas, New York, NY 10020
Attention: Dotan Barnea and Annie Nazarian Davydov
Email: dbarnea@lowenstein.com and anazarian@lowenstein.com

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if to Parent or Merger Sub (prior to the Closing):

Trailblazer Merger Corporation I
510 Madison Avenue
Suite 1401
New York, NY 10022
Attention:
Attention: Arie Rabinowitz
Email: arabin@trailblazermergercorp.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

11.3 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.5 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.6 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

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11.7 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.9 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.10 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.11 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.13 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.14 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

11.15 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or

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warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in Article IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, HOLDINGS, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, HOLDINGS, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, Holdings, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent, Holdings, and Merger Sub made available to the Company and the Company Securityholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, Holdings, and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated

Annex A-69

hereby or thereby, in each case except for the representations and warranties set forth in Article V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in Article V, in each case as modified by the Schedules and the Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Holdings, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Holdings, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent, Holdings, or Merger Sub, the nature or extent of any liabilities of Parent, Holdings, or Merger Sub, the effectiveness or the success of any operations of Parent, Holdings, or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent, Holdings, or Merger Sub furnished to the Company, the Company Securityholders or their respective Representatives or made available to the Company, the Company Securityholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent, Holdings, or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Holdings, and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Holdings, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

11.16 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

11.17 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject

Annex A-70

to the jurisdiction of the courts as described in this Section 11.17 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.2 shall be effective service of process for any such Action.

11.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.19 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

Annex A-71

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:
TRAILBLAZER MERGER CORPORATION I
By:	/s/ Arie Rabinowitz
	Name:	Arie Rabinowitz
	Title:	Chief Executive Officer
Merger Sub:
TRAILBLAZER MERGER SUB LTD.
By:	/s/ Chanan Schneider
	Name:	Chanan Schneider
	Title:	Director
Holdings:
TRAILBLAZER HOLDINGS, INC.
By:	/s/ Arie Rabinowitz
	Name:	Arie Rabinowitz
	Title:	Chief Executive Officer
Company:
CYABRA STRATEGY LTD.
By:	/s/ Dan Brahmy
	Name:	Dan Brahmy
	Title:	CEO

[Signature Page to Merger Agreement]

Annex A-72

AMENDMENT NO. 1 TO MERGER AGREEMENT

This AMENDMENT NO. 1 TO MERGER AGREEMENT (this “Amendment”) is made and entered into as of November 11, 2024, by and among (i) Cyabra Strategy Ltd., a private company organized in Israel (the “Company”), Trailblazer Merger Corporation I, a Delaware corporation (“Parent), Trailblazer Holdings, Inc., a Delaware corporation (“Holdings”), and Trailblazer Merger Sub, Ltd., an Israeli company (“Merger Sub” and together with the Company, Parent and Holdings, the “Parties” and each, a “Party”). Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Parties entered into that certain Merger Agreement, dated as of July 22, 2024 (the “Original Agreement”), and desire to amend the Original Agreement as set forth herein;

WHEREAS, pursuant to the Original Agreement, among other things, upon the terms and subject to the conditions thereof, (a) Trailblazer shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Parent Merger” and all references to Trailblazer subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger) and (b) Merger Sub shall merge with and into the Company, with the Company being the surviving entity (the “Acquisition Merger” and, together with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”), following which Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Holdings; and

WHEREAS, in connection with the Business Combination, the Parties desire to amend the Original Agreement upon the terms and subject to the conditions set forth herein (the Original Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time in accordance with its terms, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.        Amendments to the Agreement.

1.1              Amendment to Directors of Parent. The first two sentences of Section 2.9 of the Agreement are hereby amended and restated in its entirety as follows: “At the Effective Time, Parent’s Board of Directors will consist of seven (7) directors. Sponsor shall have the right to designate one (1) director and the Company shall have the right to appoint six (6) directors.”

1.2              Amendment to Required Parent Proposals. Clause (iii) of Section 6.5(e) of the Agreement is hereby deleted in its entirety and the definition of “Required Parent Proposals” in Section 6.5(e) of the Agreement is hereby amended and restated in its entirety as follows: “(the proposals set forth in the foregoing clauses (i) through (iv), the “Required Parent Proposals”)”.

1.3              Amendment to Parent Equity Incentive Plan. The words “ten percent (10%)” in Section 8.7(a) are hereby deleted and replaced with the words “fifteen percent (15%)”.

1.4              Amendment to Share Grant to Key Employees. The words “subject to any additional vesting considerations that may be agreed upon between the Company and each respective Key Employee” shall be added to the end of Section 8.11.

1.5              Amendment to Outside Closing Date. The words “December 31, 2024” in Section 10.1(a) of the Agreement are hereby deleted and replaced with the words “March 1, 2025”.

2.      Miscellaneous.

2.1              No Further Amendment. The Parties agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From

Annex A-73

and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

2.2              Other Terms. The provisions of Article XI of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto, mutatis mutandis.

[Remainder of page intentionally left blank. Signature pages follow.]

Annex A-74

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Parent:
TRAILBLAZER MERGER CORPORATION I
By:	/s/ Arie Rabinowitz
Name: Arie Rabinowitz
Title: Chief Executive Officer
Merger Sub:
TRAILBLAZER MERGER SUB LTD.
By:	/s/ Chanan Schneider
Name: Chanan Schneider
Title: Director
Holdings:
TRAILBLAZER HOLDINGS, INC.
By:	/s/ Arie Rabinowitz
Name: Arie Rabinowitz
Title: Chief Executive Officer
Company:
CYABRA STRATEGY LTD.
By:	/s/ Dan Brahmy
Name: Dan Brahmy
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

Annex A-75

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRAILBLAZER HOLDINGS, INC.

The present name of the corporation is Trailblazer Holdings, Inc. (the “Corporation”). The Corporation was incorporated under the name “Trailblazer Holdings, Inc.” by the filing of its original certificate of incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware on July 16, 2024. This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Original Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Original Certificate is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation is Cyabra, Inc.

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1521 Concord Pike, Suite 201, in the City of Wilmington, in the County of New Castle, Delaware 19803. The name of its Registered Agent at such address is Corporate Creations Network Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITALIZATION

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 160,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 150,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000, having a par value of $0.0001 per share.

Immediately upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of the (i) Class A Common Stock, par value $0.0001 per share, (ii) Class B Common Stock, par value $0.0001 per share, of the Corporation outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time (collectively, the “Old Stock”) shall be reclassified as, and become, one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the Corporation or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Old Stock shall be deemed to represent an equivalent number of shares of Common Stock. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Stock and all references to the Old Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Stock shall be deemed to be references to the Common Stock or options or rights

Annex B-1

to purchase or acquire shares of Common Stock, as the case may be. The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends (payable in cash, property or capital stock of the Corporation) on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law, and shall share equally on a per share basis in such dividends.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

Annex B-2

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) with a separate class vote of the holders of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

B. The directors of the Corporation (other than those directors who may be elected by the holders of any series of Preferred Stock) shall be classified and divided with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the time at which the initial classification of the Board of Directors becomes effective; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the time at which the initial classification of the Board of Directors becomes effective; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the time at which the initial classification of the Board of Directors becomes effective. At each annual meeting of stockholders of the Corporation following such initial classification, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. During any period when the holders of any one or more series of Preferred Stock issued by the Corporation shall have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Certificate of Designation) and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such additional director’s earlier death, resignation, disqualification or removal. Except as otherwise provided or fixed pursuant to the provisions of this Certificate of Incorporation (including any Certificate of Designation), whenever the holders of one or more series of Preferred Stock having such separate right to elect additional directors case to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal

Annex B-3

of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
STOCKHOLDER ACTION

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any one or more series of Preferred Stock, may be taken without a meeting, without prior notice and without a vote, unless otherwise restricted by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VII
LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII
AMENDMENTS; INVALIDITY

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by

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the affirmative vote of the holders of at least sixty-six and two-thirds (66⅔%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article IV(B), Article V, Article VI, Article VII, Article VIII and this Article IX.

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

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IN WITNESS WHEREOF, Trailblazer Holdings, Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By:
Name:
Title:

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ANNEX C

AMENDED AND RESTATED

BYLAWS

OF

CYABRA, INC.

Article I — Corporate Offices

1.1         Registered Office.

The address of the registered office of Cyabra, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2         Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

2.1         Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2         Annual Meeting.

The Board shall designate the date, time and place (if any) of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders at any time, before or after the notice of such meeting has been sent to the stockholders.

2.3         Special Meeting.

(i) A special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

(ii) No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4         Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. In addition, for business to be properly brought before an annual

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meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting to present the proposed business. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which preceding year’s annual meeting shall, for purposes of the Corporation’s first annual meeting after the Corporation’s shares are first publicly traded, be deemed to have occurred on [•], 20[•]); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the 120th day prior to such annual meeting or not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) a description of any agreement, arrangement or understanding with respect to any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable pursuant to such agreement, arrangement or understanding from the underlying shares of the Corporation, (3) any material pending or threatened

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legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (6) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (6) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and (7) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies or votes from stockholders in support of such proposal.

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board of Directors shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if the Board of Directors so determines, the presiding officer shall have the power and authority to so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. If at any meeting of stockholders business is proposed to be brought before the meeting for which advance notice was not given or provided as required by this Section 2.4, the presiding officer of the meeting shall have the power and authority to declare that such proposed business shall not be transacted.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or security holders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5         Notice of Nominations for Election to the Board of Directors.

(i) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any duly authorized committee of the Board, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting to present the nomination. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the

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120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting at which directors are to be elected was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. Notwithstanding anything in paragraph (ii) of this Section 2.5 to the contrary, in the event that the number of directors subject to election at the annual meeting is increased, such stockholder’s notice as to any additional nominees only shall be due on the later of (i) the conclusion of the time period for Timely Notice at an annual meeting, (ii) the date set forth in Section 2.5(ii)(a) for a special meeting, or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, (1) any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting) and (2) a representation whether such Nominating Person intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee, (B) otherwise to solicit proxies or votes in support of such nomination, and/or (C) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act; and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act, (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective affiliates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not

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later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(vi) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

2.6         Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in the case of a nomination by a stockholder of record, in accordance with the time periods set forth in Section 2.5), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (b) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Corporation may also require any proposed candidate for nomination as a Director to furnish such other information as the Corporation may reasonably require to determine whether such proposed nominee is qualified under the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation to serve as a director and/or independent director of the Corporation.

(iii) A candidate for nomination as a director by a stockholder pursuant to Section 2.5(i)(y) shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made

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as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate proposed be nominated by a stockholder in accordance with these bylaws shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if any Nominating Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19 promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(v) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6; provided, however, that nothing in Section 2.5 and this Section 2.6 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

2.7         Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8         Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

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2.9         Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10       Organization; Conduct of Business.

Meetings of stockholders shall be presided over by the Chair of the Board, if any, or in his or her absence by the Chief Executive Officer or in the absence of the foregoing persons by a presiding officer, who shall be a director or officer of the Corporation, designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting (whether or not a quorum is present), to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.

2.11       Voting.

Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Unless a different or minimum vote is required by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12       Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the

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meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13       Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14       List of Stockholders Entitled to Vote.

The Corporation shall prepare, no later than the 10th day before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15       Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a one or more inspectors to act at the meeting.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

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(iii) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(iv) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16       Delivery to the Corporation.

Whenever Section 2.6 of this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by Section 2.4, 2.5, and 2.6 of this Article II.

Article III — Directors

3.1         Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2         Number of Directors.

The total number of directors constituting the Board shall be determined as set forth in the Certificate of Incorporation.

3.3         Election, Qualification and Term of Office of Directors.

The terms of directors shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4         Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the Certificate of Incorporation.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled as set forth in the Certificate of Incorporation.

3.5         Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

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3.6         Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7         Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8         Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9         Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10       Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity

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3.11       Chairperson of the Board

The Corporation may also have, at the discretion of the Board, a Chairperson of the Board who shall be elected from among its ranks and who shall have the power to preside at all meetings of the Board and have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.

Article IV — Committees

4.1         Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2         Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3         Quorum.

At all committee meetings, unless otherwise provided by the Certificate of Incorporation, a majority of the directors then serving on such committee shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the committee, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws.

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4.4         Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V — Officers

5.1         Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as deemed necessary or advisable and as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2         Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3         Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or as any officer upon whom the power of appointment of such officer may be conferred by the Board may from time to time determine.

5.4         Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect upon receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5         Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6         Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

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5.7         Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8         Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI — General Matters

6.1         Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

6.2         Stock Certificates; Partly Paid Shares.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

6.3         Lost Certificates.

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4         Shares Without Certificates.

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

6.5         Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

6.6         Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

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The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

6.7         Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

6.8         Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

6.9         Transfer of Stock.

Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

6.10       Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

6.11       Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

6.12       Transfer Agents and Registrars.

The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

6.13       Conflict with Certificate of Incorporation or Applicable Law.

These bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

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Article VII — Notice

7.1         Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article VIII — Indemnification

8.1         Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 8.3, the Corporation shall indemnify, to the fullest extent permitted by law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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8.2         Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 8.3, the Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3         Authorization of Indemnification.

Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

8.4         Claims.

If a claim for indemnification under this Article VIII (following the final disposition of such proceeding) is not paid in full within sixty (60) days after the Corporation has received a claim therefor an director or officer seeking indemnification under this Article VIII, or if a claim for any advancement of expenses under this Article IX is not paid in full within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the such director or officer shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, such director or office shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. Neither a contrary determination in the specific case under Section 8.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct.

8.5         Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer, or former director or officer, in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

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8.6         Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 8.1 or 8.2 shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 or Section 8.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

8.7         Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

8.8         Certain Definitions.

For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

8.9         Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.10       Effect of Repeal or Modification.

A right to indemnification or to advancement of expenses arising hereunder shall not be eliminated or impaired by an amendment or repeal of these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

8.11       Limitation on Indemnification.

Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.3), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

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8.12       Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

8.13       Primacy of Indemnification.

Notwithstanding that a director or officer of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 8.13 shall only apply to Covered Persons in their capacity as Covered Persons.

8.14       Saving Clause.

If this bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 8.14 that shall not have been invalidated, or by any other applicable law. If this Section 8.14 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the full extent under any other applicable law.

Article IX — Forum

9.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine.

9.2 Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

9.3 Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII.

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds (66⅔%) of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

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Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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ANNEX D

CYABRA, INC.

2025 Omnibus Equity Incentive Plan

1.           Establishment and Purpose

1.1 The purpose of the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan (the “Plan”) is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company (as defined herein) and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Company, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Subsidiaries.

1.2 This Plan also permits the issuance of Awards in substitution for awards relating to ordinary shares NIS 0.01 per share of Cyabra Strategy Ltd. (“Legacy Cyabra”) that were outstanding immediately prior to the “Effective Time” as defined in that certain Merger Agreement, dated as of July 22, 2024 (the “Merger Agreement”), by and among Legacy Cyabra, Trailblazer Merger Corporation I, a Delaware corporation, Trailblazer Holdings, Inc., and Trailblazer Merger Sub, Ltd., an Israeli company, as amended, restated or otherwise modified from time to time.

1.3 The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon the date set forth in Section 17.1 hereof.

2.           Definitions

Capitalized terms used and not otherwise defined in this Plan or in any Award Agreement have the following meanings:

2.1 “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.

2.2 “Applicable Law” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that applies to Awards.

2.3 “Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Incentive Bonus Award, Other Cash-Based Award and/or Other Stock-Based Award granted under the Plan.

2.4 “Award Agreement” means either (i) a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means a Participant’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of Awardee’s employment or other service; (iii) use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty

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or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a disability), which refusal, if curable, is not cured within fifteen (15) days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within fifteen (15) days after the delivery of written notice thereof; (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; or (vii) any material breach of any policy of the Company or its Affiliates or any action that the Board, in its sole discretion, determines is reasonably likely to cause the Company or its Affiliates disgrace or disrepute. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

2.7 “Change in Control” shall be deemed to have occurred if any one of the following events shall occur:

(i) Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common Stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Company; or

(ii) The consummation of any (a) merger or other business combination of the Company, (b) sale of all or substantially all of the Company’s assets or (c) combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity or a parent entity; or

(iii) Within any twelve (12)-month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision; or

(iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (1) no event or condition shall constitute a Change in Control to the extent that, if it were, a penalty tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such penalty tax and (2) no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in the Plan or any Award Agreement shall exist, to the extent that the Board so determines by resolution adopted and not rescinded prior to the Change in Control; provided, however, that no such determination by the Board shall be effective if it would cause a Participant to be subject to a penalty tax under Section 409A of the Code.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.9 “Committee” means the committee of the Board delegated with the authority to administer the Plan, or the full Board, as provided in Section 3 of the Plan. With respect to any decision relating to a Reporting Person, the Committee shall consist solely of two or more directors who are disinterested within the meaning of Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision. The fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate an Award if the Award is otherwise validly made under the Plan. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee however caused.

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2.10 “Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

2.11 “Company” means Cyabra, Inc., a Delaware corporation, and any successor thereto as provided in Section 15.8.

2.12 “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, director or consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Committee in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a director will not constitute an interruption of Continuous Service. To the extent permitted by Applicable Law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s (or an Affiliate’s) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law or permitted by the Committee. Unless the Committee provides otherwise, in its sole discretion, or as otherwise required by Applicable Law, vesting of Awards shall be tolled during any unpaid leave of absence by a Participant.

2.13 “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, or the power to appoint directors of the Company, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

2.14 “Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

2.15 “Disability” means a Participant being considered “disabled” within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-3(i)(4), as well as any successor regulation or interpretation.

2.16 “Effective Date” means the date set forth in Section 17.1 hereof.

2.17 “Effective Time” has the meaning set forth in Section 1

2.18 “Eligible Person” means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.20 “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower Exercise Prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Committee will determine the terms and conditions of any Exchange Program in its sole discretion.

2.21 “Fair Market Value” of a share of Common Stock shall be, as applied to a specific date (i) the closing price of a share of Common Stock as of such date on the principal established stock exchange or national market system on which the Common Stock is then traded (or, if there is no trading in the Common Stock as of such date, the closing price of a share of Common Stock on the most recent date preceding such date on which trades of the Common Stock were recorded), or (ii) if the shares of Common Stock are not then traded on an established stock exchange or national market system but are then traded in an over-the-counter market, the average of the closing bid and asked

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prices for the shares of Common Stock in such over-the-counter market as of such date (or, if there are no closing bid and asked prices for the shares of Common Stock as of such date, the average of the closing bid and the asked prices for the shares of Common Stock on the most recent date preceding such date on which such closing bid and asked prices are available on such over-the-counter market), or (iii) if the shares of Common Stock are not then listed on a national securities exchange or national market system or traded in an over-the-counter market, the price of a share of Common Stock as determined by the Committee in its discretion in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv), as well as any successor regulation or interpretation.

2.22 “Incentive Bonus Award” means an Award granted under Section 12 of the Plan.

2.23 “Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

2.24 “Israeli Option” means an any option that was intended to be granted and taxed pursuant to Section 3(i), Section 102(b)(2) or Section 102(b)(3) of Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time.

2.25 “Legacy Cyabra” has the meaning set forth in Section 1.

2.26 “Legacy Cyabra Plan” means the Legacy Cyabra’s 2020 Share Option Plan and its US addendum.

2.27 “Legacy Option” means an option (whether vested or unvested) that was outstanding under the Legacy Cyabra Plan immediately prior to the Effective Time.

2.28 “Legacy Participant” means a Person who was granted a Legacy Option.

2.29 “Merger Agreement” has the meaning set forth in Section 1.

2.30 “Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

2.31 “Other Cash-Based Award” means a contractual right granted to an Eligible Person under Section 13 hereof entitling such Eligible Person to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.32 “Other Stock-Based Award” means a contractual right granted to an Eligible Person under Section 13 representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions as are set forth in the Plan and the applicable Award Agreement.

2.33 “Outside Director” means a director of the Board who is not an employee of the Company or a Subsidiary.

2.34 “Participant” means any Eligible Person who holds an outstanding Award under the Plan, including any Person who is awarded a Replacement Option pursuant to Section 5.3.

2.35 “Person” shall mean, unless otherwise provided, any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Common Stock, such partnership, limited partnership, syndicate or group shall be deemed a “Person”.

2.36 “Performance Goals” shall mean performance goals established by the Committee as contingencies for the grant, exercise, vesting, distribution, payment and/or settlement, as applicable, of Awards.

2.37 “Performance Shares” means a contractual right granted to an Eligible Person under Section 10 hereof representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.38 “Performance Unit” means a contractual right granted to an Eligible Person under Section 11 hereof representing a notional dollar interest as determined by the Committee to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

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2.39 “Plan” means this Cyabra, Inc. 2025 Omnibus Equity Incentive Plan, as it may be amended from time to time.

2.40 “Replacement Option” means an Option that is issued under the Plan to a Participant in accordance with the terms of the Merger Agreement in substitution of a Legacy Option.

2.41 “Reporting Person” means an officer, director or greater than ten (10) percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

2.42 “Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

2.43 “Restricted Stock Unit Award” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.44 “Securities Act” means the Securities Act of 1933, as amended.

2.45 “Stock Appreciation Right” or “SAR” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, upon the exercise of such right, in such amount and at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.46 “Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.47 “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.           Administration

3.1 Committee Members. The Plan shall be administered by the Committee; provided that the entire Board may act in lieu of the Committee on any matter, subject to Section 16b-3 Award requirements referred to in Section 2.9 of the Plan. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or employees of the Company or its Subsidiaries.

3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, including without limitation to determine, add, cancel, waive, amend or otherwise alter any restrictions, terms or conditions of any Award, extend the post-termination exercisability period of any Stock Option and/or Stock Appreciation Right, and/or to institute and determine the terms and conditions of an Exchange Program; provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent (for purposes of the foregoing, any action that causes an Incentive Stock Option to be treated as a Nonqualified Stock Option shall not be considered to have adversely affected a Participant’s rights). The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan.

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The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3 No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan or any Award or Award Agreement. The Company and its Subsidiaries shall pay or reimburse any member of the Committee, as well as any other Person who takes action on behalf of the Plan, for all reasonable expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Company with respect to the Plan. The Company and its Subsidiaries may, but shall not be required to, obtain liability insurance for this purpose.

4.           Shares Subject to the Plan

4.1 Plan Share Limitation.

(a) Subject to adjustment pursuant to Section 4.3 and any other applicable provisions hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 15% of the issued and outstanding shares of Common Stock immediately after the Effective Time.

(b) The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first day of each fiscal year of the Company commencing immediately following the Effective Date and on the first day of each fiscal year of the Company thereafter (each an “Annual Adjustment Date”) until the Expiration Date (as defined in Section 17.2 of the Plan), in an amount equal to five percent (5.0%) of the total number of shares of Common Stock outstanding on business day immediately preceding the applicable Annual Adjustment Date. Notwithstanding the foregoing, the Board may act prior to each Annual Adjustment Date to provide that there shall be no increase in the share reserve upon such Annual Adjustment Date or that the increase in the share reserve for the Annual Adjustment Date shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(c) In addition to the number of shares of Common Stock reserved for issuance under the Plan pursuant to Sections 4.1(a) and (b) above, there is reserved for issuance under the Plan such number of Shares of Common Stock as are subject to Replacement Options. Shares of Common Stock subject to Replacement Options shall neither deplete nor replenish the number of shares of Common Stock reserved for issuance under the Plan pursuant to Sections 4.1(a) and (b) above, as such amounts may be adjusted pursuant to Section 4.1(e). The number of shares of Common Stock reserved under the Plan in respect of Replacement Options that are Incentive Stock Options shall be ___________.

(d) Subject to adjustment pursuant to Section 4.3 and any other applicable provisions hereof, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 1,400,000; provided that the number of shares of Common Stock available for grant as Incentive Stock Options shall not exceed the number of shares of Common Stock reserved under Section 4.1(a) plus any shares of Common Stock that become available for issuance under the Plan pursuant to Section 4.1(b) and/or Section 4.1(e).

(e) Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any Award payable in shares of Common Stock is forfeited, canceled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Awards settled in cash shall not count against the foregoing maximum share limitation. Shares of Common Stock that otherwise would have been issued upon the exercise of a Stock Option or SAR or in payment with respect to any other

Annex D-6

form of Award, but are surrendered in payment or partial payment of the exercise price thereof and/or taxes withheld with respect to the exercise thereof or the making of such payment, will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

4.2 Outside Director Limitation. Subject to adjustment as provided in Section 4.3, the grant date fair value (determined under U.S. generally accepted accounting principles) of Awards granted under the Plan to any Outside Director during any calendar year shall not exceed $500,000 (inclusive of any cash awards to an Outside Director for such year that are not made pursuant to the Plan); provided that in the case of a new Outside Director, such amount shall be increased to $1,000,000 for the initial year of the Outside Director’s term.

4.3 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof, (ii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, (iv) the performance measures or goals relating to the vesting of an Award, (v) the limits set forth in Section 4.2, and (vi) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

4.4 Inducement Awards; Mergers or Acquisitions. Shares of Common Stock may be issued as inducement awards and/or in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares of Common Stock available for issuance under the Plan.

5.           Participation and Awards

5.1 Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed appropriate by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 15.1 hereof.

5.3 Replacement Options. The Company shall as of the Effective Date issue Replacement Options to Legacy Participants in accordance with Section 3.2(a) of the Merger Agreement. Notwithstanding any other provision of this Plan to the contrary, the number of Shares to be subject to a Replacement Option and the other terms and conditions of each Replacement Option, including the exercise price or grant price, shall be determined by the Committee, in accordance with the terms of the Merger Agreement. Other than with respect to a Replacement Option resulting from the exchange of an Israeli Option, the exercise price and the number of shares of Common Stock covered by each Replacement Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code and the applicable regulations promulgated thereunder so as to avoid the imposition of any additional taxes under Section 409A of the Code (and regulations issued thereunder) or the disqualification as an ISO of any Replacement Option that is intended to be an Incentive Stock Option.

5.4 Israeli Sub-Plan. The “2025 Israeli Sub-Plan” annexed hereto as Exhibit A is hereby incorporated herein by reference and shall apply with respect to Awards granted under the Plan to “Israeli Participants” as defined in the 2025 Israeli Sub-Plan as well as Replacement Options granted in substitution of an Israeli Option.

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6.           Stock Options

6.1 Grant of Stock Option. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated, in the sole discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2 Exercise Price. The exercise price per share of a Stock Option shall be such price as is determined by the Committee and set forth in the Award Agreement, but shall be subject to the following:

(i) In the case of an Incentive Stock Option, except as provided by Section 6.6(d), the per share exercise price shall be no less than 100% of the Fair Market Value on the date of grant (unless granted to a 10% shareholder, in which case the per share exercise price shall be no less than 110% of the Fair Market Value on the date of grant);

(ii) In the case of a Nonqualified Stock Option, the per share exercise price shall be such price as is determined by the Administrator, provided that, if the per share exercise price is less than 100% of the Fair Market Value on the date of grant, it shall otherwise comply with all Applicable Laws, including Section 409A of the Code;

(iii) The exercise price of an Israeli Option granted pursuant to the 2025 Israeli Sub-plan shall be determined by the Committee in accordance with the 2025 Israeli Sub-plan; and

(iv) The exercise price of Replacement Options shall be determined in accordance with Section 3.2(a) of the Merger Agreement.

6.3 Vesting of Stock Options. The Committee shall in its sole discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. Unless otherwise provided by the Committee, no Stock Option shall provide for vesting or exercise earlier than one year after the Date of Grant. The requirements for vesting and exercisability of a Stock Option may be based on the Continuous Service of the Participant for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting or exercisability of any Stock Option at any time. The Committee, in its sole discretion, may allow a Participant to exercise unvested Nonqualified Stock Options, in which case the shares of Common Stock then issued shall be Restricted Stock having analogous vesting restrictions to the unvested Nonqualified Stock Options.

6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Continuous Service for any reason, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in Continuous Service. Notwithstanding the foregoing, unless an Award Agreement provides otherwise:

(a) If a Participant’s Continuous Service terminates by reason of his or her death, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by such Participant’s estate or any Person who acquires the right to exercise such Stock Option by bequest or inheritance at any time in accordance with its terms for up to one (1) year after the date of such Participant’s death (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(b) If a Participant’s Continuous Service terminates by reason of his or her Disability, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant or his or her personal representative at any time in accordance with its terms for up to one (1) year after the date of such Participant’s termination of Continuous Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in

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accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(c) If a Participant’s Continuous Service terminates for any reason other than death, Disability or Cause, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant up until ninety (90) days following such termination of Continuous Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such 90-day period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(d) To the extent that a Stock Option of a Participant whose Continuous Service terminates is not exercisable, such Stock Option shall be deemed forfeited and canceled on the ninetieth (90th) day after such termination of Continuous Service or at such earlier time as the Committee may determine.

6.5 Stock Option Exercise. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, and payment of the aggregate exercise price by certified or bank check, or such other means as the Committee may accept. As set forth in an Award Agreement or otherwise determined by the Committee, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made: (i) in the form of shares of Common Stock that have been held by the Participant for such period as the Committee may deem appropriate for accounting purposes or otherwise, valued at the Fair Market Value of such shares on the date of exercise; (ii) by surrendering to the Company shares of Common Stock otherwise receivable on exercise of the Option; (iii) by a cashless exercise program implemented by the Committee in connection with the Plan; (iv) subject to the approval of the Committee, by a full recourse, interest bearing promissory note having such terms as the Committee may, in its sole discretion, permit and/or (v) by such other method as may be approved by the Committee and set forth in an Award Agreement. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment of the exercise price and satisfaction of any applicable tax withholding pursuant to Section 16.5, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or shares of Common Stock, as applicable.

6.6 Additional Rules for Incentive Stock Options.

(a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-1(h) of the Company or any Subsidiary.

(b) Annual Limits. No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(c) Ten Percent Stockholders. If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent (10%) or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (i) the Stock Option exercise price per share shall in no event be less than 110% of the Fair Market Value of the Common Stock on the date of such grant and (ii) such Stock Option shall not be exercisable after the expiration of five (5) years following the date such Stock Option is granted.

(d) Termination of Employment. An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than three (3) months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one (1) year following death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to be necessary to comply with the requirements of Section 422 of the Code.

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(e) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the Date of Grant or one (1) year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7.           Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

7.2 Base Price. The base price of a Stock Appreciation Right shall be determined by the Committee in its sole discretion; provided, however, that the base price for any grant of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.3.

7.3 Vesting Stock Appreciation Rights. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. Unless otherwise provided by the Committee, no Stock Appreciation Right shall provide for vesting or exercise earlier than one (1) year after the Date of Grant. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the Continuous Service of a Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time.

7.4 Term of Stock Appreciation Rights. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Appreciation Right may be exercised, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. A Stock Appreciation Right may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Continuous Service for any reason, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 7 or in an Award Agreement, as such agreement may be amended from time to time upon authorization of the Committee, no Stock Appreciation Right may be exercised at any time during the term thereof unless the Participant is then in Continuous Service.

7.5 Payment of Stock Appreciation Rights. Subject to such terms and conditions as shall be specified in an Award Agreement, a vested Stock Appreciation Right may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company and payment of any exercise price. Upon the exercise of a Stock Appreciation Right and payment of any applicable exercise price, a Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised. Payment of the amount determined under the immediately preceding sentence may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements set forth in Section 16.5. If Stock Appreciation Rights are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

8.           Restricted Stock Awards

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award. If any dividends or distributions are paid in stock while a Restricted

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Stock Award is subject to restrictions under Section 8.3 of the Plan, the dividends or other distributions shares shall be subject to the same restrictions on transferability as the shares of Common Stock to which they were paid unless otherwise set forth in the Award Agreement. The Committee may also subject the grant of any Restricted Stock Award to the execution of a voting agreement with the Company or with any Affiliate of the Company.

8.2 Vesting Requirements. The restrictions imposed on shares of Common Stock granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Upon vesting of a Restricted Stock Award, such Award shall be subject to the tax withholding requirement set forth in Section 16.5. The requirements for vesting of a Restricted Stock Award may be based on the Continuous Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting of a Restricted Stock Award at any time. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

8.3 Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant to whom a Restricted Stock Award is made shall have all rights of a stockholder with respect to the shares granted to the Participant under the Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company (directed to the Secretary thereof) and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.           Restricted Stock Unit Awards

9.1 Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each stock unit under a Restricted Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Restricted Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Restricted Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its sole discretion. If any dividend equivalents are paid while a Restricted Stock Unit Award is subject to restrictions under Section 9 of the Plan, the Committee may, in its sole discretion, provide in the Award Agreement for such dividend equivalents to immediately be paid to the Participant holding such Restricted Stock Unit Award or pay such dividend equivalents subject to the same restrictions on transferability as the Restricted Stock Units to which they relate.

9.2 Vesting of Restricted Stock Unit Awards. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to a Restricted Stock Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit Award may be based on the Continuous Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the

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vesting of a Restricted Stock Unit Award at any time. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with rules established by the Committee.

9.3 Payment of Restricted Stock Unit Awards. A Restricted Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof as described in the Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Any cash payment of a Restricted Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, any Restricted Stock Unit, whether settled in Common Stock or cash, shall be paid no later than two-and-a-half (2 ½) months after the later of the calendar year or fiscal year in which the Restricted Stock Units vest. If Restricted Stock Unit Awards are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

10.         Performance Shares

10.1 Grant of Performance Shares. Performance Shares may be granted to any Eligible Person selected by the Committee. A Performance Share Award shall be subject to such restrictions and condition as the Committee shall specify. A Performance Share Award may be granted with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its sole discretion.

10.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3 Earning of Performance Shares. After the applicable time period has ended, the number of Performance Shares earned by the Participant over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its sole discretion, waive any performance or vesting conditions relating to a Performance Share Award.

10.4 Form and Timing of Payment of Performance Shares. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Shares shall be paid no later than two-and-a-half (2 ½) months following the later of the calendar year or fiscal year in which such Performance Shares vest. Any shares of Common Stock paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Shares are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

11.         Performance Units

11.1 Grant of Performance Units. Performance Units may be granted to any Eligible Person selected by the Committee. A Performance Unit Award shall be subject to such restrictions and condition as the Committee shall specify in a Participant’s Award Agreement.

11.2 Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, will determine the number of Performance Units that shall be settled and paid to the Participant.

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11.3 Earning of Performance Units. After the applicable time period has ended, the number of Performance Units earned by the Participant, and the amount payable in cash, in shares or in a combination thereof, over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its sole discretion, waive any performance or vesting conditions relating to a Performance Unit Award.

11.4 Form and Timing of Payment of Performance Units. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Units shall be paid no later than two-and-a-half (2 ½) months following the later of the calendar year or fiscal year in which such Performance Units vest. Any shares of Common Stock paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

12.         Incentive Bonus Awards

12.1 Incentive Bonus Awards. The Committee, at its discretion, may grant Incentive Bonus Awards to such Participants as it may designate from time to time. The terms of a Participant’s Incentive Bonus Award shall be set forth in the Participant’s Award Agreement. Each Award Agreement shall specify such general terms and conditions as the Committee shall determine.

12.2 Incentive Bonus Award Performance Criteria. The determination of Incentive Bonus Awards for a given year or years may be based upon the attainment of specified levels of Company or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee. The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Bonus Award relates, to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

12.3 Payment of Incentive Bonus Awards.

(a) Incentive Bonus Awards shall be paid in cash or Common Stock, as set forth in a Participant’s Award Agreement. Payments shall be made following a determination by the Committee that the performance targets were attained and shall be made within two and one-half months after the later of the end of the fiscal or calendar year in which the Incentive Award is no longer subject to a substantial risk of forfeiture.

(b) The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

13.         Other Cash-Based Awards and Other Stock-Based Awards

13.1 Other Cash-Based and Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to a Participant, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. In addition, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

13.2 Value of Cash-Based Awards and Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee, in its sole discretion. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Other Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

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13.3 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to Other Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or shares of Common Stock as the Committee determines.

14.         Change in Control

14.1 Effect of a Change in Control.

(a) The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied.

(b) Notwithstanding anything to the contrary set forth in the Plan, unless otherwise provided by an Award Agreement, upon or in anticipation of any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Stock Options and Stock Appreciation Rights held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Award and any other Award held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part; (iii) cancel any Stock Option or Stock Appreciation Right in exchange for a substitute option in a manner consistent with the requirements of Treasury Regulation. §1.424-1(a) or §1.409A-1(b)(5)(v)(D), as applicable (notwithstanding the fact that the original Stock Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units held by a Participant in exchange for restricted stock or performance shares of or stock or performance units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control; (vi) terminate any Award in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Change in Control (the “Change in Control Consideration”); provided, however that if the Change in Control Consideration with respect to any Option or Stock Appreciation Right does not exceed the exercise price of such Option or Stock Appreciation Right, the Committee may cancel the Option or Stock Appreciation Right without payment of any consideration therefor; and/or (vii) take any other action necessary or appropriate to carry out the terms of any definitive agreement controlling the terms and conditions of the Change in Control. Any such Change in Control Consideration may be subject to any escrow, indemnification and similar obligations, contingencies and encumbrances applicable in connection with the Change in Control to holders of Common Stock. Without limitation of the foregoing, if as of the date of the occurrence of the Change in Control the Committee determines that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The Committee may cause the Change in Control Consideration to be subject to vesting conditions (whether or not the same as the vesting conditions applicable to the Award prior to the Change in Control) and/or make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

(c) The Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same or similar post-closing purchase price adjustments, escrow terms, offset rights, holdback terms and similar conditions as the other holders of Common Stock, and (iii) execute

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and deliver such documents and instruments as the Committee may reasonably require for the Participant to be bound by such obligations. The Committee will endeavor to take action under this Section 14 in a manner that does not cause a violation of Section 409A of the Code with respect to an Award.

15.         General Provisions

15.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Continuous Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

15.2 Forfeiture Events/Representations. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Continuous Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation. Notwithstanding the foregoing, the confidentiality restrictions set forth in an Award Agreement shall not, and shall not be interpreted to, impair a Participant from exercising any legally protected whistleblower rights (including under Rule 21 of the Exchange Act). In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any “clawback” policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing condition.

15.3 No Assignment or Transfer; Beneficiaries.

(a) Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 15.3 to the contrary, the Committee may in its discretion provide in an Award Agreement that an Award in the form of a Nonqualified Stock Option, share-settled Stock Appreciation Right, Restricted Stock, Performance Share or share-settled Other Stock-Based Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed

Annex D-15

to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

15.4 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued shares of Common Stock covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.3 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

15.5 Employment or Continuous Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in Continuous Service, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

15.6 Fractional Shares. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment.

15.7 Other Compensation and Benefit Plans. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

15.8 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries. In addition, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.9 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

15.10 No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

15.11 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee or the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board or Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

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15.12 Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of the Participant’s services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

15.13 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

16.         Legal Compliance

16.1 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. All Common Stock issued pursuant to the terms of this Plan shall constitute “restricted securities,” as that term is defined in Rule 144 promulgated pursuant to the Securities Act, and may not be transferred except in compliance herewith and with the registration requirements of the Securities Act or an exemption therefrom. Certificates representing Common Stock acquired pursuant to an Award may bear such legend as the Company may consider appropriate under the circumstances.

16.2 Incentive Arrangement. The Plan is designed to provide an on-going, pecuniary incentive for Participants to produce their best efforts to increase the value of the Company. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is thus intended not to be a pension or welfare benefit plan that is subject to Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as not an employee benefit plan subject to ERISA.

16.3 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

16.4 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code or an exemption thereto, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in the event that any provision of the Plan or an Award Agreement is determined

Annex D-17

by the Committee, in its sole discretion, to not comply with the requirements of Section 409A of the Code or an exemption thereto, the Committee shall, in its sole discretion, have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary, regardless of whether such actions, interpretations, or changes shall adversely affect a Participant, subject to the limitations, if any, of applicable law. If an Award is subject to Section 409A of the Code, any payment made to a Participant who is a “specified employee” of the Company or any Subsidiary shall not be made before the date that is six (6) months after the Participant’s “separation from service” to the extent required to avoid the adverse consequences of Section 409A of the Code. For purposes of this Section 16.4, the terms “separation from service” and “specified employee” shall have the meanings set forth in Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

16.5 Tax Withholding.

(a) The Company shall have the power and the right to deduct or withhold, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements unless permitted by the Company and such additional withholding amount will not cause adverse accounting consequences and is permitted under Applicable Law.

(b) Subject to such terms and conditions as shall be specified in an Award Agreement, a Participant may, in order to fulfill the withholding obligation, (i) tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes; and/or (ii) utilize the broker-assisted exercise procedure described in Section 6.5 to satisfy the withholding requirements related to the exercise of a Stock Option.

(c) Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation, or (iii) such withholding would cause adverse accounting consequences for the Company.

16.6 No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other Person make any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any Participant or any other Person hereunder.

16.7 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.8 Stock Certificates; Book Entry Form. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, any obligation set forth in the Plan pertaining to the delivery or issuance of stock certificates evidencing shares of Common Stock may be satisfied by having issuance and/or ownership of such shares recorded on the books and records of the Company (or, as applicable, its transfer agent or stock plan administrator).

16.9 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

17.         Effective Date, Amendment and Termination

17.1 Effective Date. The Plan shall be effective upon the “Effective Time” as set forth in the Merger Agreement, provided that the Plan is approved by the requisite percentage of the holders of the Common Stock of the Company.

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17.2 Amendment; Termination. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary; provided, however, that (a) no such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant, provided that no modification or amendment of any Incentive Stock Option shall require a Participant’s consent as a result of such modification or amendment causing such Incentive Stock Option (i) to become a Nonqualified Stock Option or (ii) to be considered granted as of the date of such modification or amendment pursuant to Section 424 of the Code and Treasury Regulations Section 1.424-1(e), (b) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (c) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares of Common Stock available for issuance under the Plan, or (ii) changes the persons or class of persons eligible to receive Awards. The Plan will continue in effect until terminated in accordance with this Section 17.2; provided, however, that no Award will be granted hereunder on or after the 10th anniversary of the date of the Plan’s initial adoption by the Board (the “Expiration Date”); but provided further, that Awards granted prior to such Expiration Date may extend beyond that date.

INITIAL BOARD APPROVAL: ______________, 2025

INITIAL STOCKHOLDER APPROVAL: _________________, 2025

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EXHIBIT A

2025 ISRAELI SUB-PLAN

TO THE CYABRA, INC. 2025 OMNIBUS EQUITY INCENTIVE PLAN

1.           SPECIAL PROVISIONS FOR PARTICIPANTS IN ISRAEL

1.1 This 2025 Israeli Sub-Plan (the “Sub-Plan”) to the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan (the “Plan”) is made in accordance with Sections 5.4 and 15.9 of the Plan. This Sub-Plan was approved by Cyabra, Inc. (the “Company”).

1.2 The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes or are otherwise subject to taxation in Israel with respect to Awards.

1.3 This Sub-Plan applies with respect to Awards granted under the Plan. The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with the tax, securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Sub-Plan, all grants made pursuant to this Sub-Plan shall be governed by the terms of the Plan. This Sub-Plan is applicable only to grants made after the date of its adoption. This Sub-Plan complies with, and is subject to, the ITO and Section 102.

1.4 The Plan and this Sub-Plan shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall govern.

2.           DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions shall apply to grants made pursuant to this Sub-Plan:

“3(i) Award” means an Award, which is subject to taxation pursuant to Section 3(i) of the ITO, which has been granted to any person who is not an Eligible 102 Participant.

“102 Capital Gains Track” means the tax route set forth in Section 102(b)(2) and 102(b)(3) of the ITO pursuant to which all or a part of the income resulting from the sale of Shares is taxable as a capital gain.

“102 Capital Gains Track Award” means a 102 Trustee Award qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax route set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares derived from Awards is taxed as ordinary income.

“102 Ordinary Income Track Award” means a 102 Trustee Award qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Award” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes both 102 Capital Gains Track Awards and 102 Ordinary Income Track Awards.

“Affiliate” for the purpose of grants made under this Sub-Plan, means any Affiliate (as such term is defined by the Plan) that is an “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined in Section 32(9) of the ITO, currently defined as an individual who prior to the grant or as a result of the grant, exercise or settlement of any Award, holds or would hold, directly or indirectly, in his/her name or with a relative (as defined in the ITO) (i) 10% of the outstanding share capital of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profits” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Deposit Requirements” shall mean with respect to a 102 Trustee Award, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Award. As of the time of approval of this Sub-Plan, the ITA guidelines regarding Deposit Requirements for 102 Capital

Annex D-20

Gains Track Awards require that the Trustee be provided with (a) the resolutions approving Awards intended to qualify as 102 Capital Gains Track Awards within 45 calendar days of the date of the Committee’s approval of such Award, including full details of the terms of the Awards, and (b) a copy of the Award Agreement executed by the Eligible 102 Participant and/or Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Award within 90 calendar days of the Committee’s approval of such Award.

“Election” means the Company’s or its Affiliate’s choice of the type of 102 Trustee Awards it shall make under the Plan (as between 102 Capital Gains Track Awards or 102 Ordinary Income Track Awards), as filed with the ITA.

“Eligible 102 Participant” means a Participant who is a person employed by the Company or its Affiliates, including an individual who is serving as a director (as defined in the ITO) or an office holder (as defined in the ITO), who is not a Controlling Shareholder.

“Israeli Fair Market Value” shall mean with respect to 102 Capital Gains Track Awards only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system, or if the Company’s shares shall be registered for trading within ninety (90) days following the date of grant, the Fair Market Value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israel Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Award” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Awards, during which Awards granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Sub-Plan, the Required Holding Period for 102 Capital Gains Track Awards is 24 months from the date of grant of the Award.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax Ordinance (Number 147), 2005.

“Shares” shall mean shares of Common Stock (as such term is defined by the Plan).

“Trust Agreement” shall mean the trust agreement entered into between the Trustee and the Company.

“Trustee” means a person or entity designated by the Committee to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3.           TYPES OF AWARDS AND SECTION 102 ELECTION

3.1 Awards made as 102 Trustee Awards shall be made pursuant to either (a) Sections 102(b)(2) and 102(b)(3) of the ITO as 102 Capital Gains Track Awards or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Awards. The Company’s Election regarding the type of 102 Trustee Award it chooses to make shall be filed with the ITA. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Award that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Awards to Eligible 102 Participants at any time.

Annex D-21

3.2 Eligible 102 Participants may receive only 102 Trustee Awards or Non-Trustee Awards under this Sub-Plan. Participants who are not Eligible 102 Participants may be granted only 3(i) Awards under this Sub-Plan.

3.3 Other than with respect to Replacement Options, no 102 Trustee Awards may be made effective pursuant to this Sub-Plan until 30 days after the date the requisite filings required by the ITO and the Rules, including the filing of the Plan and Sub-Plan, have been made with the ITA.

3.4 The Award Agreement shall indicate whether the grant is a 102 Trustee Award, a Non-Trustee Award or a 3(i) Award; and, if the grant is a 102 Trustee Award, whether it is a 102 Capital Gains Track Award or a 102 Ordinary Income Track Award.

4.           TERMS AND CONDITIONS OF 102 TRUSTEE GRANTS

4.1 Each 102 Trustee Award shall be deemed granted on the date approved by the Committee and stated in a written or electronic notice by the Company, provided that its qualification as a 102 Trustee Award shall be dependent upon the Company’s and the Trustee’s compliance with any applicable requirements set forth by the ITA with regard to such grants.

4.2 Notwithstanding anything to the contrary in the Plan, each 102 Trustee Award granted to an Eligible 102 Participant and each Share acquired pursuant to a 102 Trustee Award shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA). After termination of the Required Holding Period, the Trustee may release such Awards and any Shares issued with respect to such Award, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Awards or shares issued with respect to the 102 Trustee Awards prior to the full payment of the Eligible 102 Participant’s tax liabilities.

4.3 Each 102 Trustee Award shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Award and shall prevail over any term contained in the Plan, this Sub-Plan or Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals of the ITA not expressly specified in this Sub-Plan or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Award shall comply with the ITO and the terms and conditions of the Trust Agreement. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102. With respect to 102 Capital Gain Track Awards, to the extent that the Shares are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the ITO and the Israeli Fair Market Value shall apply with respect to the Israeli tax rate applicable to such Awards.

4.4 During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Awards and Shares received subsequently following any realization of rights derived from Awards or Shares (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable Award Agreement and applicable law. To avoid doubt such sale or release during the Required Holding Period shall result in different tax ramifications to the Eligible 102 Participant under Section 102 and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the Required Holding Period).

4.5 In the event a stock dividend is declared and/or additional rights are granted with respect to Shares which derive from Awards granted as 102 Trustee Awards, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such stock dividend and/or rights shall be measured from the

Annex D-22

commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant in accordance with the Plan after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

4.6 If an Award granted as a 102 Trustee Award is exercised/settled during the Required Holding Period, the Shares issued upon such exercise/settlement shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant (or be subject to a supervisory trustee arrangement if approved by the ITA). If such an Award is exercised or settled after the Required Holding Period ends, the Shares issued upon such exercise or settlement shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA), or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan, this Sub-Plan and the applicable Award Agreement.

4.7 To avoid doubt: (i) notwithstanding anything to the contrary in the Plan, including without limitation Sections 6.5, 9.3 and 12.3, payment upon exercise or purchase of Awards granted under the 102 Capital Gains Track, may only be paid by cash or check, and not by recourse interest bearing promissory notes, surrender of Shares, reduction of Shares pursuant to a cashless exercise or other forms of payment, unless and to the extent permitted under Section 102 and as authorized by the ITA or the prior approval of the ITA is obtained (as applicable); (ii) notwithstanding anything to the contrary in the Plan, early exercise provisions shall not apply to Grants granted under the 102 Capital Gains Track; (iii) notwithstanding anything to the contrary in the Plan, including without limitation Sections 3.2, 4.3 and 9.1 thereof, certain adjustments and amendments to the terms of Awards granted under the 102 Capital Gains Track, including pursuant to recapitalization events, dividend equivalents, Exchange Programs, dividend adjustments, repricings and so forth, may disqualify the Awards from benefitting from the tax benefits under the 102 Capital Gains Track, unless and to the extent permitted under Section 102 and as authorized by the ITA or the prior approval of the ITA is obtained (as applicable); (iv) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track which are subject to Performance Goals must include objective milestones as the Performance Goals and must clearly define the maximum number of Shares to be issued upon vesting of the Award; (v) notwithstanding anything to the contrary in the Plan, Stock Appreciation Rights may not be granted under the 102 Capital Gains Track unless permitted under Section 102 and as authorized by the ITA (as applicable); (vi) notwithstanding anything to the contrary in the Plan, the Company and/or the Trustee may require actual written signatures on certain documents for compliance with Section 102 requirements; (vii) notwithstanding anything to the contrary in the Plan, including without limitation Section 15.2 thereof, implementation of a “clawback” or forfeiture policy with respect to Awards granted under the 102 Capital Gains Track is subject to compliance with the requirements of Section 102 except to the extent that such “clawback” or forfeiture policy is necessary in order to comply with Applicable Law, including without limitation the listing requirements of any exchange on which the Company’s Common Stock is traded; and (viii) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash.

4.8 Any Award granted under the 102 Capital Gains Track is meant to comply in full with the terms and conditions of Section 102 and the requirements of the ITA, and therefore the Plan and the Sub-Plan are to be read such that they comply with the requirements of Section 102. Should any provision in the Plan and/or the Sub-Plan disqualify the Plan and/or the Sub-Plan and/or any Award granted under Section 102 Capital Gain Track granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall not apply to such Awards and the underlying Shares unless the ITA provides approval of compliance with Section 102.

5.           ASSIGNABILITY

As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6.           TAX CONSEQUENCES

6.1 Any tax consequences arising from the grant, vesting, exercise or settlement of any Award, from the payment for Shares or the acquisition of Shares issued upon the exercise, vesting or settlement (as applicable) of the Award, from the sale or disposition of any Shares covered by an Award, or from any other event or act (of the Company and/or its Affiliates and/or the Trustee and/or the Participant) hereunder (including without any limitation any taxes

Annex D-23

and compulsory payments, such as National Insurance Institute and health tax payments), shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

6.2 The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise, vesting, settlement, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; and/or (ii) requiring the Participant to pay to the Company or any of its Affiliates the amount so required to be withheld; and/or (iii) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (iv) causing the exercise and sale of any Awards or Shares held by on behalf of the Participant or selling a sufficient number of such Shares otherwise deliverable to the Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Participant shall be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.3 The Company does not represent or undertake that an Award shall qualify for or comply with the requisites of any particular tax treatment (such as the 102 Capital Gains Track), nor shall the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company shall have no liability of any kind or nature in the event that, as a result of application of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed to not qualify for any particular tax treatment.

6.4 With respect to Non-Trustee Awards, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 and the Rules.

6.5 The Company and/or when applicable, the Trustee shall not be required to release any Share certificate to an Israeli Participant until all required payments have been fully made. In the event that the Company, or its Affiliates, or the Trustee, as applicable, is uncertain as to the sum of the full tax payment due or which is subject to withholding, the Company or the Trustee, as applicable, may refuse to release the Shares until such time as the ITA verifies the sum of the full tax payment which is due, and the Participants shall not have any claims in connection with such refusal. In addition, the Company shall not be obligated to honor the exercise, vesting or settlement of an Award by or on behalf of a Participant until all tax consequences (if any) arising from the exercise, vesting or settlement of such Award and/or sale or disposition of Shares and/or Award are resolved in a manner reasonably acceptable to the Company.

7.           SECURITIES LAWS

All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

* *  *

Annex D-24

ANNEX E

July 21, 2024

Board of Directors
Trail Blazer Merger Corporation I
510 Madison Ave Suite 1401
New York, NY 10022

Re: Cyabra Strategy Ltd. | Fairness Opinion

Members of the Board of Directors:

Roth Capital Partners, LLC (“Roth”) understands that Trail Blazer Merger Corporation I (“TBMC” or the “Company”), a Delaware corporation, and Cyabra Strategy Ltd. (“Cyabra”), a private company organized in Israel, have entered into a Letter of Intent, dated February 26, 2024 (as amended, the “LOI”) for a business combination pursuant to a Merger Agreement (the “Merger Agreement”) by and between TBMC, Cyabra and Trailblazer Merger Sub Ltd., a wholly-owned merger subsidiary of TBMC (the “Merger Sub”). Pursuant to the terms of the Merger Agreement, (i) Cyabra will merge with and into Merger Sub with Cyabra surviving the merger as a wholly owned subsidiary of TBMC; (ii) TBMC will issue such number of shares of common stock, par value $0.0001 per share (the “Common Stock”) of TBMC having a value of $70,000,000 (the “Base Purchase Price”) as consideration in exchange for all issued and outstanding ordinary shares of Cyabra, subject to certain adjustments set forth in the Merger Agreement; and (iii) the equity holders of Cyabra prior to the merger, including any holder of ordinary shares, warrants, options and equity awards, will become equity holders of TBMC after the merger (clauses (i) through (iii), collectively, the “Transaction”). After the Transaction is effective, TBMC will own 100% of Cyabra, and TBMC will change its name to Cyabra and the Common Stock of the combined company will continue to be listed on the Nasdaq Stock Market (“Nasdaq”) under a new trading symbol to be determined by Cyabra and approved by Nasdaq. For purposes of our opinion, only the Base Purchase Price of the Transaction was considered, and we explicitly excluded consideration of the Incentive Merger Consideration (as defined in the Merger Agreement). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

In connection with the Transaction, affiliates of the sponsor of TBMC have committed to provide up to $5,000,000 of bridge financing to TMBC prior to closing in the form of convertible notes (the “Note Financing”), and such affiliates of TBMC have also agreed to fund $6,000,000 in a private placement of Common Stock (the “PIPE”) at a pre-money equity valuation of $70,000,000 concurrently with closing of the Merger. For purposes of our opinion, the Note Financing and PIPE are not considered part of the Transaction, and we do not express any opinion with respect to the Note Financing, PIPE, or any other financing transactions to be executed or completed in connection with the Transaction, or the terms or fairness thereof. You may not rely on this opinion with respect to any matter regarding the Note Financing, PIPE and such other financing transactions.

Annex E-1

Cyabra Strategy Ltd. | Fairness Opinion
July 21, 2024

The Board of Directors of TBMC (the “Board”) has asked us to render our opinion with respect to the fairness, from a financial point of view, of the Base Purchase Price to be paid by TBMC as of July 21, 2024 in connection with the Transaction.

For purposes of the opinion set forth herein, we have, among other things:

(i)     reviewed a copy of the LOI and a final draft of the Merger Agreement;

(ii)    had certain discussions with the management of Cyabra on its business, market opportunity, and future plans for growth;

(iii)   had certain discussions with management of TBMC on Cyabra’s business and operations;

(iv)   reviewed and analyzed certain information prepared by the management of Cyabra, including (i) historical financial statements and certain projected financial information for 2024-2028; (ii) an investor presentation of Cyabra, June 5, 2024; (iii) certain information regarding the relative ownership interests of the Company and Cyabra; and (iv) certain information regarding Cyabra and its business, market and strategy;

(v)    reviewed certain publicly available business and financial information related to TBMC based on the filings of TBMC with the U.S. Securities and Exchange Commission (the “SEC”), including annual reports on Form 10-K and quarterly reports on Form 10-Q and other reports and registration statements filed with the SEC prior to the date hereof;

(vi)   reviewed and compared certain historical market valuation and trading data for public companies comparable to Cyabra;

(vii)  reviewed the financial terms, to the extent publicly available, of certain precedent transactions that we deemed relevant;

(viii)reviewed certain other market and industry reports and data which we deemed relevant in evaluating the general quality and attractiveness of the participants’ respective assets and competitive market position; and

(ix)   performed such other financial studies, analysis and investigations, and considered such other matters, as we deemed necessary or appropriate our sole discretion for purposes of rendering the opinion.

In conducting our review and arriving at our opinion, we have not independently verified any of the foregoing information, we have assumed and relied upon such information being accurate and complete and we have further relied upon the assurances of management of the Company and Cyabra that the information provided was accurate and complete in all material respects when given to us and that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any material respect. In addition, we have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any pending or threatened litigation, regulatory action, administrative investigations, possible un-asserted claims or other contingent liabilities, to which the Company and Cyabra or any of its respective affiliates was a party or may be subject, nor have we been furnished with any such valuation or appraisal, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters. The fairness opinion does not express an opinion about the fairness of the amount or nature of the

Annex E-2

Cyabra Strategy Ltd. | Fairness Opinion
July 21, 2024

compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the Company. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties, assets or facilities of Cyabra. We have relied, with the consent of TBMC, on the assessments of Cyabra and its advisors as to all accounting, legal, tax and regulatory matters with respect to Cyabra and the Transaction. We did not evaluate the solvency or creditworthiness of Cyabra or under any applicable law relating to bankruptcy, insolvency, fraudulent transfer or similar matters. We express no opinion regarding the liquidation value of Cyabra or any other entity. In addition, we assume that the financial models or forecast reviewed by us have been prepared in good faith by Cyabra on the basis of the best currently available estimates and judgement of its management as to the future financial results and conditions, and we express no opinion as to such models or forecast or the assumptions on which they are based.

We also have assumed, with your consent, that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, Nasdaq rules and listing requirements, and all other applicable federal, state and local statutes, rules, regulations and ordinances, that the Merger Agreement is enforceable against each of the parties thereto in accordance with its terms, that the representations and warranties of each party in the Merger Agreement are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory and other consents and approvals required to consummate the Merger Transaction will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition will be imposed or waivers made that would have an adverse effect on Cyabra or on the contemplated benefits of the Transaction.

Our opinion addresses only the fairness, as of the date hereof, from a financial point of view, to TBMC’s stockholders of the Base Purchase Price in the Transaction, and our opinion does not in any manner address any other aspect or implication of the Transaction or any agreement, transaction or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the Note Financing, PIPE or other financing transactions or any aspect thereof. Our opinion also does not address the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for TBMC, the underlying business decision of TBMC to proceed with the Transaction, or the effects of any other transaction in which TBMC will or might engage. The issuance of this opinion was approved by Roth’s fairness opinion committee. Our opinion is necessarily based on economic, market and other conditions as they did exist and can be evaluated on, and the information made available to us on, the date hereof. We express no opinion as to the underlying valuation, future performance or long-term viability of TBMC and Cyabra after the merger. Further, we express no opinion as to the actual value of the shares of Common Stock when issued pursuant to the Merger Agreement or the prices at which shares of Common Stock may trade in the future. We do not address any legal, regulatory, accounting, tax or other similar matters. It should be understood that our opinion is based on market and industry data as of the date hereof, and although developments after such date may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

We have been engaged by TBMC to act as its financial advisor in connection with the Transaction and to render this opinion to the Board. We will receive a fee of $150,000 from TBMC for rendering this opinion. No portion of such fee is contingent upon the conclusions reached in the opinion. In addition, and regardless of whether the Transaction is consummated, TBMC agreed to reimburse us for our out-of-pocket expenses incurred in connection with our services, including fees and disbursements of our legal counsel up to $15,000. TBMC has agreed to indemnify us for certain liabilities, including liabilities under the federal securities laws, and other items arising out our engagement. As of the date of this opinion, we have not received other advisory fees or compensation during the past two years acting as advisor to TBMC or its affiliates.

Annex E-3

Cyabra Strategy Ltd. | Fairness Opinion
July 21, 2024

Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We and our affiliates may in the future provide investment banking and other financial services to TBMC and its affiliates for which we and our affiliates have received and would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of TBMC, and accordingly, may at any time hold a long or a short position in such securities. We may in the future provide investment banking and financial services to TBMC for which we would expect to receive compensation.

It is understood that this letter is solely for the information of TBMC’s Board in connection with its evaluation of the Transaction. This opinion does not address any aspect of the Board’s recommendation to its stockholders, nor does it constitute a recommendation to stockholders, with respect to the adoption of the Transaction or how any stockholders of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments. This opinion may not be relied upon by any other person, used for any other purpose or reproduced, disclosed publicly, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion, that, as of the date hereof, the Base Purchase Price to be paid by TBMC in connection with the Transaction is fair to TBMC’s stockholders, from a financial point of view.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

Annex E-4

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Trailblazer

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the Current Charter provides that a director will not be personally liable to Trailblazer or Trailblazer’ stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Trailblazer or Trailblazer’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Current Charter provides that Trailblazer will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

Trailblazer has entered into indemnification agreements with each of its current directors and executive officers. These agreements require Trailblazer to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Trailblazer, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Trailblazer also intends to enter into indemnification agreements with future directors and executive officers.

Cyabra

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in the Articles of Association. The Articles of Association include such a provision. A company may not exculpate in advance a director from liability arising from a breach of his or her duty of care in connection with a prohibited dividend or distribution to shareholders.

As permitted under the Companies Law, the Articles of Association provide that Cyabra may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event:

•        a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•        reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding, (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent or (iii) in connection with a monetary sanction;

•        reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted or (iii) in a criminal indictment for which the office holder was convicted of an offense that does not require proof of criminal intent;

•        expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•        any other matter in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder in the company.

As permitted under the Companies Law, the Articles of Association provide that Cyabra may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder:

•        a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•        a breach of duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

•        a monetary liability imposed on the office holder in favor of a third party;

•        expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under the Israeli securities laws if applicable, and payments made to injured persons under specific circumstances thereunder; and

•        any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the company.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

The Articles of Association permit us to exculpate, indemnify and insure Cyabra’s office holders to the fullest extent permitted or to be permitted by law. Cyabra’s office holders are currently covered by a directors’ and officers’ liability insurance policy.

Cyabra has entered into agreements with each of its current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on Cyabra’s activities. The maximum aggregate amount of indemnification that Cyabra may pay to its office holders based on such indemnification agreement is US$2,000,000. Such indemnification obligation is in addition to any insurance policy; provided, however, that the indemnification amount payable by Cyabra is limited to those amounts not covered by the insurance policy, such that the office holders will not be entitled to payment from Cyabra for amounts that were actually obtained by an office holder pursuant to the insurance policy.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
2.1*	Merger Agreement, as amended (Included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).
3.1***	Certificate of Incorporation of Holdings
3.2***	Bylaws of Holdings
3.3	Amended and Restated Certificate of Incorporation of Trailblazer	8-K	001-41668	3.1	April 3, 2023
3.4	Amendment to Amended and Restated Certificate of Incorporation of Trailblazer	8-K	001-41668	3.1	September 30, 2024
3.5	Bylaws of Trailblazer	S-1/A		3.4	January 31, 2023
3.6	Proposed Certificate of Incorporation of the Combined Company (Included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).
3.7	Proposed Bylaws of the Combined Company (Included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).
3.8***	Form of Certificate of Designation of Holdings relating to the Series A Convertible Preferred Stock
4.1	Specimen Unit Certificate.	S-1/A	333-265914	4.1	January 31, 2023
4.2	Specimen Common Stock Certificate.	S-1/A	333-265914	4.2	January 31, 2023
4.3	Specimen Right Certificate.	S-1/A	333-265914	4.3	January 31, 2023
4.4	Rights Agreement, dated March 28, 2023, by and between Trailblazer and Continental Stock Transfer & Trust Company, LLC.	8-K	001-41668	4.1	April 3, 2023
5.1**	Opinion of Loeb & Loeb LLP as to the validity of the securities of Holdings.
8.1	Tax Opinion of Loeb & Loeb LLP
10.1	Letter Agreements, dated March 28, 2023, by and among Trailblazer and each of the Company’s officers, directors and initial stockholders.	8-K	001-41668	10.1	April 3, 2023

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
10.2	Investment Management Trust Agreement, dated March 28, 2023, by and between Trailblazer and Continental Stock Transfer & Trust Company, LLC.	8-K	001-41668	10.2	April 3, 2023
10.3	Registration Rights Agreement, dated March 28, 2023, by and among Trailblazer and certain security holders.	8-K	001-41668	10.3	April 3, 2023
10.4	Indemnity Agreements, each dated as of March 28, 2023, by and between Trailblazer and each of the officers and directors of the Registrant.	8-K	001-41668	10.4	April 3, 2023
10.5	Stock Escrow Agreement, dated March 28, 2023, by and among Trailblazer, Continental Stock Transfer & Trust Company and the initial stockholders of the Company.	8-K	001-41668	10.5	April 3, 2023
10.6	Private Placement Unit Purchase Agreement, dated March 28, 2023, by and among Trailblazer and the initial stockholders of Trailblazer party thereto.	8-K	001-41668	10.6	April 3, 2023
10.7	Promissory Note, dated May 17, 2022.	S-1/A	333-265914	10.2	January 31, 2023
10.8	Amendment to Promissory Note, dated January 20, 2023.	S-1/A	333-265914	10.3	January 31, 2023
10.9	Amendment to Promissory Note, dated March 31, 2023.	8-K	001-4166	2.1	April 28, 2023
10.10	Amendment to Promissory Note, dated March 27, 2024.	10-K	001-4166	10.14	March 29, 2024
10.11	Amendment to Promissory Note, dated September 16, 2024.	8-K	001-4166	2.1	September 20, 2024
10.12	Amendment to Promissory Note, dated September 30, 2024.	8-K	001-4166	10.1	September 30, 2024
10.13	Subscription Agreement for Sponsor Shares, dated May 17, 2022.	S-1/A	333-265914	10.6	January 31, 2023
10.14	Share Exchange Agreement dated September 23, 2022.	S-1/A	333-265914	10.10	January 31, 2023
10.15	Sponsor Share Forfeiture Agreement, dated January 20, 2023.	S-1/A	333-265914	10.11	January 31, 2023
10.16	Advisory Agreement, dated September 23, 2022, between the Trailblazer Sponsor Group, LLC and LifeSci Capital.	S-1/A	333-265914	10.12	March 13, 2023
10.17	Amendment No. 1 to the Advisory Agreement, dated March 9, 2023, between the Trailblazer Sponsor Group, LLC and LifeSci Capital.	S-1/A	333-265914	10.13	March 13, 2023
10.18	Parent Support Agreement.	8-K	001-41668	10.1	July 23, 2024
10.19	Company Support Agreement.	8-K	001-41668	10.2	July 23, 2024
10.20	Form of Lock-up Agreement.	8-K	001-41668	10.3	July 23, 2024
10.21	Form of Registration Rights Agreement.	8-K	001-41668	10.4	July 23, 2024
10.22†	Cyabra, Inc. 2025 Omnibus Equity Incentive Plan (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement).
10.23***	Form of Incentive Stock Option Grant Agreement under the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
10.24***	Form of Non-Qualified Stock Option Grant Agreement under the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan
10.25***	Form of Restricted Stock Unit Agreement under the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan
10.26***	Form of Restricted Stock Award Agreement under the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan
10.27***	Form of Section 3(i) Option Grant Agreement under the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan and 2025 Israeli Sub-Plan
10.28***	Form of Section 102 Option Grant Agreement under the Cyabra, Inc. 2025 Omnibus Equity Incentive Plan and 2025 Israeli Sub-Plan
10.29***	Cyabra Share Option Plan
10.30***	U.S. Addendum to Cyabra Share Option Plan
10.31***	Facility Agreement, dated May 30, 2022, between Cyabra and Bank Hapoalim B.M.
10.32**	First Amendment to Facility Agreement, between Cyabra and Bank Hapoalim B.M.
10.33***	Employment Agreement dated January 19, 2018 by and between Cyabra Strategy Ltd. and Dan Brahmy
10.34***	Employment Agreement dated January 19, 2018 by and between Cyabra Strategy Ltd. and Yossef Daar
10.35***	Employment Agreement dated January 19, 2018 by and between Cyabra Strategy Ltd. and Ido Shraga
10.36***	Offer of Employment, dated December 29, 2022 by and between Cyabra Strategy Inc. and Emmanuel Heymann
10.37***	Employment Agreement dated June 18, 2024 by and between Cyabra Strategy Ltd. and Yael Sandler
10.38**	Form of Indemnification Agreement
10.39	Amendment to Offer of Employment, by and between Cyabra Strategy Inc. and Emmanuel Heymann, dated August 15, 2024
10.40	Form of Indemnification Agreement
21.1***	List of Subsidiaries
23.1	Consent of Marcum, LLP, independent registered public accounting firm of Trailblazer
23.2	Consent of Marcum, LLP, independent registered public accounting firm of Holdings
23.3	Consent of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm of Cyabra Strategy, Ltd.
23.4**	Consent of Loeb & Loeb LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)
24.1***	Power of Attorney (contained on signature page to the registration statement)
99.1**	Form of Proxy Card

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
99.2***	Consent of Dan Brahmy to be named as a director
99.3***	Consent of Yossef Daar to be named as a director
99.4***	Consent of Michael Pompeo to be named as a director
99.5***	Consent of Sonny Vu to be named as a director
99.6	Consent of James Flanagan to be named as a director
99.7	Consent of Michael Madon to be named as a director
99.8	Consent of Josette Sheeran to be named as a director
107***	Filing Fee Table

____________

*        The annexes, schedules, and certain exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Trailblazer hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

**      To be filed by amendment.

***    Previously filed.

†        Indicates a management contract or compensatory plan.

Item 22. Undertakings

1.      The registrants each hereby undertake:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Filing Fee Table” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.      Each undersigned registrant hereby undertakes as follows: — That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

3.      Each registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.      Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

5.      Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

6.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each Registrant of expenses incurred or paid by a director, officer or controlling person of each Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of January 2025.

TRAILBLAZER HOLDINGS, INC.
By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Arie Rabinowitz	Chief Executive Officer and Sole Director	January 30, 2025
Arie Rabinowitz	(Principal executive officer and principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel Aviv, Israel, on January 30, 2025.

CYABRA STRATEGY LTD.
By:	/s/ Dan Brahmy
Name:	Dan Brahmy
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dan Brahmy	Chief Executive Officer and Director	January 30, 2025
Dan Brahmy	(Principal executive officer)
/s/ Yael Sandler	Chief Financial Officer	January 30, 2025
Yael Sandler	(Principal financial and accounting officer)
*	Director	January 30, 2025
Michael Pompeo
*	Director	January 30, 2025
Ido Shraga
*	Director	January 30, 2025
Yossef Daar
*	Director	January 30, 2025
Matityahu Shafranovich
*	Director	January 30, 2025
Sonny Vu
/s/ Dan Brahmy
Dan Brahmy, Attorney-In-Fact